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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on March 9, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNIVERSAL AMERICAN SPIN CORP.*
* The Registrant is currently named Universal American Spin Corp. Following the closing of the transaction, the registrant expects to change its name to
Universal American Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6324 (Primary Standard Industrial Classification Code Number)	27-4683816 (I.R.S. Employer Identification Number)

Six International Drive, Suite 190
Rye Brook, New York 10573
(914) 934-5200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

TONY L. WOLK, ESQ.
Senior Vice President, General Counsel and Secretary
Universal American Corp.
Six International Drive, Suite 190
Rye Brook, New York 10573
(914) 934-5200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

with a copy to:

ROBERT B. SCHUMER, ESQ.
ARIEL J. DECKELBAUM, ESQ.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

            Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the effective time of the merger (the "Merger") of Ulysses Merger Sub, L.L.C. ("Merger Sub") with and into Universal American Corp. ("UAM"), as described in the Agreement and Plan of Merger, dated as of December 30, 2010 (the "Merger Agreement"), by and among CVS Caremark Corporation, UAM and Merger Sub.

            If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.01 per share	81,500,704	N/A	$608,810,258.88	$70,682.88

(1)
Represents the maximum number of shares of Newco common stock estimated to be issuable in connection with the Merger in exchange for shares of UAM common stock, based on the product of (1) 81,500,704 (the maximum number of (A) outstanding shares of UAM common stock (other than Excluded Shares (as defined herein)) and shares of UAM common stock that would be issuable upon conversion of shares of UAM Series A Preferred Stock and (B) shares of UAM common stock underlying stock options, restricted shares and performance shares, in each case that are exchangeable in the Merger by UAM shareholders or award holders) and (2) the exchange ratio applicable in the Merger (one share of Newco common stock for each share of UAM common stock).

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(f)(1) and (f)(3) and Rule 457(c) of the Securities Act, based on the market value of the shares of UAM common stock to be exchanged in the Merger and the cash consideration to be paid to shareholders of UAM (other than holders of Excluded Shares), as follows: the product of (i) (x) $20.57 (the average of the high and low sales prices of UAM common stock on the New York Stock Exchange on March 1, 2011) minus (y) $13.10, the midpoint of the range of $13.00-13.20 (the currently estimated cash consideration entitled to be received for each share of UAM common stock outstanding in connection with the Merger (other than Excluded Shares)) and (ii) 81,500,704 (the maximum number of (A) outstanding shares of UAM common stock (other than Excluded Shares) and shares of UAM common stock that would be issuable upon conversion of shares of UAM Series A Preferred Stock and (B) shares of UAM common stock underlying stock options, restricted shares and performance shares, in each case that are exchangeable in the Merger by UAM shareholders or award holders).

            The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the shares of Universal American Spin Corp. common stock to be issued in the Merger has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
DATED MARCH 9, 2011, SUBJECT TO COMPLETION

Six International Drive, Suite 190
Rye Brook, New York 10573
[                        ], 2011

Dear Fellow Shareholder:

        You are cordially invited to attend a special meeting of shareholders of Universal American Corp., which will be held at the offices of Universal American Corp., Six International Drive, Suite 190, Rye Brook, New York 10573, on [                    ], at [        ] Eastern Time.

        At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (which is referred to herein as the Merger Agreement), dated as of December 30, 2010, by and among Universal American Corp. (which is referred to herein as UAM), CVS Caremark Corporation (which is referred to herein as CVS Caremark) and Ulysses Merger Sub, L.L.C. (which is referred to herein as Merger Sub). Simultaneously with the execution of the Merger Agreement, UAM entered into a Separation Agreement (which, as amended, is referred to herein as the Separation Agreement) with Universal American Spin Corp., formerly known as Ulysses Spin Corp., a newly-formed Delaware corporation and a wholly-owned subsidiary of UAM (which is referred to herein as Newco), and, solely for the limited purposes specified therein, CVS Caremark. Merger Sub, UAM, Newco and CVS Caremark are each referred to herein as a party, and collectively referred to herein as the parties.

        At the special meeting, you will also be asked (1) to approve the Newco 2011 Omnibus Equity Award Plan, (2) to adjourn the meeting, if necessary or appropriate, to solicit additional proxies and (3) to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Only UAM's shareholders of record at the close of business on [                        ], 2011 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

        Pursuant to the Merger Agreement and the Separation Agreement, (1) immediately prior to the Merger, UAM will separate (in arrangements that are referred to herein as the Separation) all of UAM's businesses other than its Medicare Part D Business (as described herein) and transfer those businesses to Newco and Newco's subsidiaries (collectively referred to herein as the Newco Group) and (2) Merger Sub will merge (which is referred to herein as the Merger) with and into UAM, with UAM continuing as the surviving corporation and a wholly-owned subsidiary of CVS Caremark.

        In the Merger, (1) each outstanding share of UAM common stock, other than shares held in the treasury of UAM, shares owned by UAM, CVS Caremark or any of their subsidiaries and restricted shares (which shares are referred to herein collectively as Excluded Shares) and each share of UAM Series A Preferred Stock (for each share of UAM common stock issuable upon conversion of such share of UAM Series A Preferred Stock) will be converted into the right to receive (a) one share of Newco common stock (which is referred to herein as the Per Share Stock Consideration) and (b) cash consideration payable by CVS Caremark as described herein (which is referred to herein as the Per Share Cash Consideration and which, together with the Per Share Stock Consideration, is referred to herein as the Per Share Closing Consideration), and (2) CVS Caremark will become the owner of all of the shares of UAM common stock. The Per Share Cash Consideration will be determined in accordance with the Merger Agreement and is currently expected to be approximately $13.00 to $13.20.

        Upon completion of the transactions contemplated by the Merger Agreement:

  •
  Newco, a new public company whose shares will be owned by UAM's shareholders immediately prior to the effective time of the Merger (other than holders of Excluded Shares), will own the businesses that are presently conducted as part of UAM's Senior Managed Care-Medicare Advantage, Traditional Insurance and Corporate & Other segments; and

  •
  UAM will become a wholly-owned subsidiary of CVS Caremark and will continue to own the Medicare Part D Business.

        The obligation of UAM and Newco to complete the Merger is subject to conditions described in this proxy statement/prospectus.

        Following the Merger, Newco expects that it will be renamed Universal American Corp. and that its stock will be listed for trading on the New York Stock Exchange under the symbol "UAM."

        After careful consideration, the UAM Board determined that the Merger and the other transactions contemplated by the Merger Agreement and the Newco 2011 Omnibus Equity Award Plan are advisable and in the best interests of UAM's shareholders and UAM. The UAM Board therefore unanimously recommends that you vote (1) FOR the approval of the proposal to adopt the Merger Agreement, (2) FOR the approval of the Newco 2011 Omnibus Equity Award Plan and (3) FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

        Your vote is very important. Regardless of the number of shares you own, please vote. You can vote your shares by the Internet, toll-free telephone call or by marking, signing, dating and returning the enclosed proxy card (if you are a registered holder), or the voting instruction card provided by your bank or broker (if you hold your shares through an account with a bank or broker). Please see page 1 of this proxy statement/prospectus for more detailed information about your voting options.

        This proxy statement/prospectus gives you detailed information about the special meeting, the Merger Agreement and the Merger, and a copy of the Merger Agreement and the Separation Agreement are included as Annex A and Annex B, respectively, to this proxy statement/prospectus. You are encouraged to carefully read this proxy statement/prospectus in its entirety, including the section entitled "Risk Factors" beginning on page 24 of this proxy statement/prospectus.

Sincerely,
Richard A. Barasch
Chairman and Chief Executive Officer

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger or the securities to be issued under this proxy statement/prospectus, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        We may amend or supplement this proxy statement/prospectus from time to time by filing amendments or supplements as required.

        This proxy statement/prospectus is dated [                    ], 2011, and is first being mailed to shareholders of Universal American Corp. on or about [                        ], 2011.

ADDITIONAL INFORMATION

        This document is the proxy statement of UAM for its special meeting of shareholders and the prospectus of Newco for the issuance of shares of Newco common stock in the Merger. This proxy statement/prospectus incorporates important business and financial information about UAM from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or verbal request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from UAM at:

Universal American Corp.
Six International Drive, Suite 190
Rye Brook, New York 10573
(914) 934-5200
Attention: General Counsel

        If you have questions, need additional copies of proxy materials or need assistance voting your shares, please call our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
(800) 901-0068 (call toll free) or
(212) 269-5550 (call collect)

        If you would like to request documents, please do so by [                  ], 2011 in order to receive them before the special meeting.

        See "Where You Can Find More Information" in this proxy statement/prospectus for further information.

NOTICE OF SPECIAL MEETING OF
SHAREHOLDERS
TO BE HELD [                    ], 2011

TO THE SHAREHOLDERS:

        You are cordially invited to attend a special meeting of shareholders of Universal American Corp. (which is referred to herein as UAM) on [            ], [            ], 2011 at [      ] a.m., local time, at the offices of Universal American Corp., Six International Drive, Suite 190, Rye Brook, New York 10573, for the following purposes:

  1.
  To consider and vote upon and adopt the Merger Agreement, as it may be amended from time to time, by and among UAM, a New York corporation, Ulysses Merger Sub, L.L.C., a New York limited liability company and wholly-owned subsidiary of CVS Caremark Corporation, and CVS Caremark Corporation, a Delaware corporation, as more fully described in the enclosed proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to the proxy statement/prospectus.

  2.
  To consider and vote upon a proposal to approve the Newco 2011 Omnibus Equity Award Plan, as more fully described in the enclosed proxy statement/prospectus. A copy of the Newco 2011 Omnibus Equity Award Plan is attached as Annex I to the proxy statement/prospectus.

  3.
  To adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

  4.
  To transact any other business that may properly come before the special meeting or any adjournments or postponements of that meeting.

        The Board of Directors of UAM unanimously recommends that you vote FOR approval of the proposal to adopt the Merger Agreement, FOR the proposal to approve the Newco 2011 Omnibus Equity Award Plan and FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

        Only UAM's shareholders of record at the close of business on [            ], 2011 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Please be advised that other business as may properly come before the meeting may be considered and acted upon at the special meeting or any adjournment or postponement thereof. A complete list of UAM's shareholders of record entitled to vote at the special meeting will be available for inspection at the special meeting.

        Your vote is very important, regardless of the number of shares you own. Please submit your proxy as soon as possible to make sure that your shares are represented at the special meeting.

        For your shares to be voted, you may complete, sign, date and return the enclosed proxy card or you may submit your proxy by telephone or over the Internet. If you are a holder of record, you may also cast your vote in person at the special meeting. If you hold your shares in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

        The accompanying proxy statement/prospectus is first being mailed to shareholders of UAM on or about [                    ], 2011.

Sincerely,
Tony L. Wolk Senior Vice President, Secretary and General Counsel

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

i

CERTAIN DEFINITIONS

        As used in this proxy statement/prospectus, and unless otherwise indicated or the context requires:

        "Authorized Control Level" means an amount of risk-based capital that is equal to the "Authorized Control Level RBC" of Penn Life, as such term is defined in Section 221.1-A of Article V-A of the Pennsylvania Insurance Department Act of 1921 as in effect on December 31, 2010.

        "Cash Consideration" means an amount that initially equals $1.25 billion and will be increased by the Excess Statutory Capital and decreased by (1) the amount of UAM's outstanding indebtedness existing as of the effective time of the Merger and (2) certain other amounts, as described herein.

        "Closing Consideration" means, collectively, the Cash Consideration and the Stock Consideration.

        "Closing Consideration Value" means the sum of (x) the Per Share Cash Consideration and (y) the Stock Consideration Value.

        "Excess Statutory Capital" means the amount by which the Statutory Capital of Penn Life relating to the Medicare Part D Business exceeds 200% of the Authorized Control Level of Penn Life relating to the Medicare Part D Business as of December 31, 2010.

        "Excluded Shares" means shares of UAM common stock held in the treasury of UAM or shares of UAM common stock owned by UAM, CVS Caremark or any of their subsidiaries (which shares will be cancelled as a result of the Merger) and shares of restricted UAM common stock (which shares will be converted into the rights described herein).

        "Former Newco Employee" means a former employee of UAM or any of its subsidiaries who is not a Former Part D Employee.

        "Former Part D Employee" means a former employee of UAM or any of its subsidiaries located in Solon, Ohio whose responsibilities primarily related to the Medicare Part D Business immediately before termination of employment with UAM and its subsidiaries.

        "Medicare Part D Business" means UAM's business of (1) establishing, underwriting, selling, administering and/or maintaining Medicare Part D prescription drug plans throughout the United States and certain United States territories and (2) operating as a pharmacy benefit manager servicing members in such prescription drug benefit plans and in UAM's Medicare Advantage plans offering a Medicare Part D benefit.

        "Newco Business" means all businesses of UAM (other than the Medicare Part D Business) existing as of the effective time of the Merger, including the businesses that are presently conducted as part of UAM's Senior Managed Care-Medicare Advantage, Traditional Insurance and Corporate & Other segments.

        "Newco Employee" means an employee of the Newco Group.

        "Newco Exchange Ratio" means the number of shares of Newco common stock into which each share of UAM common stock and each share of UAM Series A Preferred Stock (for each share of UAM common stock issuable upon conversion of such share of UAM Series A Preferred Stock) is converted in connection with the Merger. The Newco Exchange Ratio will be 1.0 unless changed by UAM.

        "Newco Group" means Newco and its consolidated subsidiaries owning the interests and assets of the Newco Business.

        "Newco Option Payment" means, with respect to any UAM stock option held by a Newco Employee or Former Newco Employee, an amount equal to the product of (1) the excess, if any, of the closing price of a share of UAM common stock on the New York Stock Exchange on the last full day of trading immediately prior to the closing date of the Merger over the per share exercise price of such UAM stock option multiplied by (2) the total number of shares of UAM common stock underlying such UAM stock option.

        "Outstanding Common Shares" means, as of the effective time of the Merger, the number of issued and outstanding shares of UAM common stock (other than Excluded Shares) and shares of UAM common stock that would be issuable upon conversion of shares of UAM Series A Preferred Stock, excluding shares of UAM common stock underlying UAM stock options.

        "Part D Employee" means an employee of the Part D Group.

        "Part D Group" means UAM and its consolidated subsidiaries owning the interest and assets of the Medicare Part D Business, which includes Penn Life, UAC Holding Inc. and MemberHealth LLC.

        "Part D Option Payment" means, with respect to any UAM stock option held by a Part D Employee or Former Part D Employee, an amount equal to the product of (1) the excess, if any, of the Closing Consideration Value over the per share exercise price of such UAM stock option multiplied by (2) the total number of shares of UAM common stock underlying such UAM stock option.

        "Penn Life" means Pennsylvania Life Insurance Company, a Pennsylvania corporation.

        "Per Share Cash Consideration" means the quotient obtained by dividing (1) the Cash Consideration by (2) the Outstanding Common Shares.

        "Per Share Closing Consideration" means, collectively, the Per Share Cash Consideration and the Per Share Stock Consideration.

        "Per Share Stock Consideration" means the product of (1) one share of Newco Common stock multiplied by (2) the Newco Exchange Ratio, including any cash in lieu of fractional shares of Newco common stock to be paid as described herein.

        "Significant Shareholders" means Capital Z Partners, Lee-Universal Holdings, LLC, Perry Corp., Welsh, Carson, Anderson & Stowe X, L.P., and Richard A. Barasch, the Chairman and Chief Executive Officer of UAM, and affiliates of the foregoing.

        "Statutory Capital" means the "Total Adjusted Capital" of Penn Life, as filed with the Insurance Department of the State of Pennsylvania in accordance with Section 221.1-A of Article V-A of the Pennsylvania Insurance Department Act of 1921 as in effect on December 31, 2010.

        "Stock Consideration" means the product of (1) the Per Share Stock Consideration multiplied by (2) the Outstanding Common Shares.

        "Stock Consideration Value" means the product of (i) the closing price of a share of Newco common stock on the New York Stock Exchange or the national securities exchange on which the shares of Newco common stock are traded on the first full trading day after the closing date of the Merger, multiplied by (ii) the Newco Exchange Ratio.

v

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, VOTING AND THE MERGER

        The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, voting and the Merger. To better understand these matters, and for a description of the legal terms governing the Merger, you should carefully read this entire proxy statement/prospectus, including the Annexes, as well as the documents that have been incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" in this proxy statement/prospectus.

        Unless otherwise indicated or as the context requires, all references in this proxy statement/prospectus to "we," "us" or "our" refer to UAM and Newco prior to the completion of the Merger and, following the completion of the Merger, solely to Newco.

Questions and Answers About the Special Meeting and Voting

Q:    When and where is the special meeting?

A:
The special meeting of UAM's shareholders will be held on [                    ], [                    ], 2011, at [                    ], Eastern Time, at the offices of Universal American Corp., Six International Drive, Suite 190, Rye Brook, New York 10573.

Q:    What is the purpose of this special meeting?

A:
The purpose of the special meeting is to obtain the votes necessary to act upon the matters in the accompanying notice of special meeting. At the special meeting, shareholders of UAM will be asked (1) to consider and vote upon a proposal to adopt the Merger Agreement among CVS Caremark, UAM and Merger Sub, under which, at the effective time of the Merger, each outstanding share of common stock, par value $0.01 per share, of UAM (which is referred to herein as the UAM common stock), other than Excluded Shares, and each share of Series A Preferred Stock, par value $1.00 per share (which is referred to herein as the UAM Series A Preferred Stock), of UAM (for each share of UAM common stock issuable upon conversion of such share of UAM Series A Preferred Stock) will be converted into the right to receive the Per Share Closing Consideration, (2) to consider and vote upon a proposal to approve the Newco 2011 Omnibus Equity Award Plan (which is sometimes also referred to herein as the 2011 Equity Plan), (3) to adjourn the meeting, if necessary or appropriate, to solicit additional proxies and (4) to transact any other business that may properly come before the special meeting or any adjournments or postponements of that meeting.

Q:    How do proxies work?

A:
The Board of Directors of UAM (which is referred to herein as the UAM Board) is asking for your proxy. This means you authorize persons selected by UAM to vote your shares at the meeting in the way you instruct and, with regard to any other business that may properly come before the meeting, as they think best.

Q:    Who may attend the special meeting?

A:
All shareholders are invited to attend the special meeting. However, only shareholders of record at the close of business on the record date, [              ], 2011, or their duly appointed proxies, may vote at the special meeting. If you hold your shares in "street name" (that is, through a brokerage firm, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. In all cases, you must bring a form of personal identification.

Q:    Who is entitled to vote?

A:
Only shareholders who were record holders of UAM common stock at the close of business on the record date, [              ], 2011, are entitled to vote at the special meeting or any postponements or adjournments thereof. Each record holder of UAM common stock on the record date of the special meeting is entitled to one vote for each share of UAM common stock owned by such person at such time.

  Although UAM encourages you to complete and return the proxy card or to vote by telephone or via the Internet to ensure that your vote is counted, you may attend the special meeting and vote your shares in person.

Q:    What constitutes a quorum?

A:
The presence at the special meeting of shares representing a majority of UAM's outstanding common stock, represented either in person or by proxy, will constitute a quorum for the transaction of business. As of the record date, there were [              ] shares of UAM common stock outstanding, each of which is entitled to one vote per share. Abstentions and broker non-votes will each be counted as present for purposes of determining whether a quorum exists at the special meeting.

Q:    What vote is required to approve each item?

A:
Proposal No. 1—Adoption of the Merger Agreement.    The affirmative vote FOR by holders of at least 66 2/3% of the outstanding shares of UAM common stock, either in person or by proxy, is required to approve this proposal.

  Proposal No. 2—Approval of the Newco 2011 Omnibus Equity Award Plan.    The affirmative vote FOR by a majority of the votes cast at the special meeting, either in person or by proxy, by the holders of UAM common stock is required to approve this proposal.

  Proposal No. 3—Adjournment of the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies.    The affirmative vote FOR by a majority of the votes cast at the special meeting, either in person or by proxy, by the holders of UAM common stock is required to approve this proposal.

  Abstentions and Broker Non-Votes.    Abstentions and broker non-votes will have no effect on the outcome of Proposals 2 and 3. Abstentions and broker non-votes are the equivalent of a vote against Proposal 1.

Q:    Am I entitled to appraisal or dissenters' rights?

A:
No.    Under the New York Business Corporation Law (which is referred to herein as the NYBCL), holders of shares of UAM common stock are not entitled to appraisal or dissenters' rights in connection with any proposal set forth in this proxy statement/prospectus.

Q:    How do I vote?

A:
You may vote in one of the following four ways:

1.
In person:    We will distribute written ballots to anyone who wants to vote in person at the special meeting. However, if you hold your shares in street name, you must request a proxy card from your broker in order to vote at the special meeting. Holding shares in "street name" means that you hold them through a brokerage firm, bank, or other nominee and, therefore, the shares are not held in your individual name in the records maintained by our transfer agent, American Stock Transfer & Trust Company (referred to herein as AST), but instead are held in the name of your brokerage firm, bank, or other nominee on AST's records.

  2.
  By mail:    Please complete and sign your proxy card and return it to us by mail in the enclosed pre-addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If an additional proposal comes up for a vote at the special meeting that is not on the proxy card, your shares will be voted in the best judgment of our authorized proxies, Richard A. Barasch and Robert A. Waegelein.

    If you do not mark your voting instructions on the proxy card, your shares will be voted as follows:

      •
      FOR the adoption of the Merger Agreement;

      •
      FOR the approval of the Newco 2011 Omnibus Equity Award Plan; and

      •
      FOR the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

  3.
  By telephone:    Call the toll-free telephone number ([(        )                ]) on your proxy card to vote by telephone. You must have a touch-tone telephone to use this option. You will need to follow the instructions on your proxy card and the voice prompts.

  4.
  Via the Internet:    Go to the website listed on your proxy card ([                        ]) to vote via the Internet. You will need to follow the instructions on your proxy card and on the website.

  Telephone and Internet voting options are available 24 hours a day, seven days a week. When prompted, you will need to enter the control number shown on your proxy card. You will then be able to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone or via the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. The telephone and Internet voting procedures, including the use of control numbers found on the proxy cards, are designed to authenticate shareholders' identities, to allow shareholders to vote their shares of UAM common stock and to confirm that their instructions have been properly recorded. If you vote by telephone or via the Internet, you do not need to return your proxy card. If you hold your shares in street name, you may vote by telephone or via the Internet if your broker or nominee makes these methods available, in which case the broker or nominee will enclose the instructions with this proxy statement/prospectus.

Q:    Can I change my vote after I return my proxy?

A:
Yes.    Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing a notice of revocation or an executed proxy card bearing a later date with UAM's Secretary at UAM's principal executive offices at Six International Drive, Suite 190, Rye Brook, New York 10573. You may also change or revoke your proxy by telephone or via the Internet at any time before the special meeting in accordance with the instructions on the enclosed proxy card. The proxy also can be revoked if you attend the special meeting in person and give notice of your intention to vote at the special meeting. Attendance at the special meeting will not by itself revoke a previously granted proxy.

Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
No.    If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares on any proposal set forth in this proxy statement/prospectus. You should therefore instruct your broker how to vote your shares. Failure to instruct your broker how to vote your shares will be the equivalent of voting against approval of the proposal to adopt the Merger Agreement.

Q:    What does it mean if I get more than one proxy card or voting instruction form?

A:
If your shares are registered differently and are in more than one account, you may receive more than one proxy card or voting instruction form. Please complete, sign, date and return all of the proxy cards and voting instruction forms you receive regarding the special meeting (or submit your proxy for all shares by telephone or the Internet) to ensure that all of your shares are voted.

Q:    What do I need to do now?

A:
After you have carefully read and considered the information presented in this proxy statement/prospectus, you may vote by mail, by telephone, through the Internet or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares are represented at the special meeting.

Q:    How will the meeting be conducted?

A:
UAM intends to conduct the meeting in an orderly and timely manner. The chair of the meeting may rely upon the rules of conduct, applicable law and his or her best judgment regarding disruptions or disorderly conduct to ensure that the meeting is conducted in an orderly manner.

Q:    Who is paying the costs of the proxy and proxy solicitation?

A:
UAM is paying the cost related to the preparation, printing and distribution of the proxy materials. Additionally, UAM will reimburse banks, brokers, fiduciaries and custodians for their costs in forwarding proxy materials and obtaining voting instructions from their customers. Some of UAM's directors, officers or employees may also solicit shareholders by mail, email, facsimile, telephone or personal contact. None of these individual solicitors will receive additional or special compensation for doing this.

Q:    Who counts the votes?

A:
UAM will retain an independent tabulator to receive and tabulate the votes and independent inspectors of election to certify the results. The independent tabulator is D.F. King & Co., Inc. and representatives of D.F. King & Co., Inc. will serve as inspectors of election.

Q:    What is householding and how does it affect me?

A:
The rules of the Securities and Exchange Commission (which is referred to herein as the SEC) permit UAM, under certain circumstances, to send a single set of the proxy materials and annual reports to any household at which two or more shareholders reside if UAM believes that they are members of the same family. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce UAM's expenses.

  In order to take advantage of this opportunity, UAM has delivered only one set of proxy materials to shareholders who share an address, unless UAM received contrary instructions from the affected shareholders prior to the mailing date. UAM will deliver a separate copy of any of the above-referenced documents, if requested, to any shareholder at a shared address to which a single copy of those documents was delivered. Requests for separate copies of any of these documents, either now or in the future, as well as requests for single copies in the future by shareholders who share an address and are currently receiving multiple copies, can be made by shareholders of record by contacting UAM's secretary at Universal American Corp., Six International Drive, Suite 190, Rye Brook, New York 10573, telephone (914) 934-5200. Such requests by street name holders should be made through their bank, broker or other holder of record.

Questions and Answers About the Merger

Q:    What will happen in the Merger?

A:
Upon completion of the Merger, CVS Caremark will own the Medicare Part D Business and Newco will own the businesses that are presently conducted as part of UAM's Senior Managed Care-Medicare Advantage, Traditional Insurance and Corporate & Other segments. To effect the Merger, the Merger Agreement provides that Merger Sub will merge with and into UAM, with UAM continuing as the surviving corporation and a wholly-owned subsidiary of CVS Caremark. The Merger Agreement and the Separation Agreement provide for the Separation of all of UAM's businesses other than its Medicare Part D Business and the transfer of those businesses to Newco and Newco's subsidiaries (collectively referred to herein as the Newco Group) immediately prior to the Merger.

Q:    What will I receive in the Merger?

A:
As a result of the Merger, each outstanding share of UAM common stock, other than any Excluded Shares, and each share of UAM Series A Preferred Stock (for each share of UAM common stock issuable upon conversion of such share of UAM Series A Preferred Stock) will be converted into the right to receive (1) the Per Share Stock Consideration and (2) the Per Share Cash Consideration (which is currently expected to be approximately $13.00 to $13.20). Upon such conversion, each such share of UAM common stock will be cancelled and each holder of shares of UAM common stock, other than any Excluded Shares, immediately prior to the effective time of the Merger will thereafter cease to have any rights with respect to such UAM common stock except the right to receive the Per Share Closing Consideration. In no case will UAM retain any shares of Newco common stock following the effective time of the Merger. For more information, see "Proposal No. 1: The Merger Agreement—Merger Consideration" in this proxy statement/prospectus.

Q:    What is Newco and what will its business be following the Merger?

A:
Newco is a newly incorporated Delaware corporation that is currently a wholly-owned subsidiary of UAM. Upon completion of the transactions contemplated by the Merger Agreement and the Separation Agreement, Newco will own the businesses that are presently conducted as part of UAM's Senior Managed Care-Medicare Advantage, Traditional Insurance and Corporate & Other segments.

Q:    Who will be the executive officers and directors of Newco following the Merger?

A:
The executive officers of Newco following the Merger are expected to be Richard A. Barasch, currently Chairman and Chief Executive Officer of UAM, Robert A. Waegelein, currently Executive Vice President and Chief Financial Officer of UAM, Theodore M. Carpenter, Jr., currently President of Medicare Advantage division of UAM, Jason J. Israel, currently President, Insurance Subsidiaries and Chief Operating Officer, Traditional Insurance business of UAM, Robert M. Hayes, currently Senior Vice President, Health Quality and Corporate Compliance Officer of UAM, Gary M. Jacobs, currently Senior Vice President, Corporate Development of UAM, and Tony L. Wolk, currently Senior Vice President, General Counsel and Secretary of UAM. In addition, the initial directors of Newco following the Merger (collectively referred to herein as the Newco Board) are expected to be selected from among the current directors of UAM.

Q:    Where will Newco stock be traded following the Merger?

A:
Newco expects to list its common stock on the New York Stock Exchange (which is referred to herein as the NYSE) under the symbol "UAM." There is currently no trading market for Newco common stock and the common stock will not be listed for trading until the closing of the Merger. See "Risk Factors—There has been no prior public trading market for shares of Newco common stock, and there can be no assurance that an active trading market will develop" in this proxy statement/prospectus.

Q:    Do any of UAM's directors or executive officers have interests in the Merger that may differ from or be in addition to my interests as a shareholder?

A:
Yes.    In considering the recommendation of the UAM Board with respect to the Merger Agreement, you should be aware that UAM's directors and executive officers, including individuals who participated in meetings of the UAM Board regarding the Merger Agreement and the Merger, have interests in the Merger that are different from, or in addition to, the interests of UAM's shareholders generally. See "Interests of Certain Persons in the Merger" in this proxy statement/prospectus.

Q:    What effects will the Merger have on UAM?

A:
Upon consummation of the Merger, UAM common stock will cease to be publicly traded, and UAM will be wholly owned by CVS Caremark. Following consummation of the Merger, you will no longer have any interest in UAM's future earnings or growth, if any. Following consummation of the Merger, the registration of UAM common stock and UAM's reporting obligations with respect to its common stock under the Securities Exchange Act of 1934, as amended (which is referred to herein as the Exchange Act), will be terminated upon application to the SEC. In addition, upon completion of the Merger, shares of UAM common stock will no longer be listed on the NYSE, or any other stock exchange or quotation system.

Q:    What happens if the Merger is not consummated?

A:
If the Merger is not consummated, UAM will continue to operate as it does now, its businesses will not be separated, UAM shareholders will not receive any consideration for their shares and Newco may be dissolved. UAM will remain a public company, and UAM common stock will continue to be listed and traded on the NYSE. If the Merger Agreement is terminated, under specified circumstances, UAM may be required to pay CVS Caremark a termination payment. See "Proposal No. 1: The Merger Agreement—Termination Payments" in this proxy statement/prospectus.

Q:    What happens if I sell my shares before the special meeting?

A:
The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of UAM common stock or UAM Series A Preferred Stock after the record date but before the special meeting, you will retain (in the case of any UAM common stock held by you as of the record date) your right to vote at the special meeting but will have transferred the right to receive any portion of the Closing Consideration, including any portion of the Cash Consideration (currently expected to be approximately $13.00 to $13.20 per share), to be received by UAM's shareholders in the Merger.

  In order to receive your portion of the Closing Consideration, you must hold your shares through completion of the Merger.

Q:    What shareholder vote is necessary to approve the Merger?

A:
Adoption of the Merger Agreement requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of UAM common stock.

Q:    Does the UAM Board recommend that shareholders approve the Merger?

A:
Yes.    The UAM Board has determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of UAM's shareholders, and the UAM Board has resolved to recommend the adoption of the Merger Agreement to UAM's shareholders.

Q:    Have any of UAM's shareholders already agreed to vote for any of the proposals?

A:
Yes.    In connection with the Merger Agreement, holders representing approximately 55% of UAM's outstanding common stock have entered into voting agreements with CVS Caremark pursuant to which they have agreed to vote in favor of the proposal to adopt the Merger Agreement.

Q:    When do you expect to complete the Merger?

A:
As of the date of this proxy statement/prospectus, the Merger is expected to be completed by the end of the second quarter of 2011. However, no assurance can be provided as to when or if the Merger will occur. The required votes of UAM's shareholders to adopt the Merger Agreement at the special meeting, as well as the necessary regulatory consents and approvals, must first be obtained and certain other conditions specified in the Merger Agreement must be satisfied or, to the extent permissible, waived.

Q:    Is completion of the Merger subject to any conditions?

A:
Yes.    The Merger is subject to conditions, including, among other things: receipt of the affirmative vote of holders of at least 66 2/3% of the outstanding shares of UAM common stock, the absence of legal prohibitions, the receipt of required regulatory approvals and there being no material adverse effect on the Medicare Part D Business. See "Proposal No. 1: The Merger Agreement—Conditions to the Completion of the Merger" in this proxy statement/prospectus.

Q:    Is the Merger expected to be taxable to me?

A:
Yes.    Each UAM shareholder who receives the Closing Consideration in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the sum of (A) the aggregate Per Share Cash Consideration received by such UAM shareholder and (B) the fair market value of the aggregate Per Share Stock Consideration received by such UAM shareholder, and (2) such UAM shareholder's adjusted tax basis in shares of UAM common stock or UAM Series A Preferred Stock immediately prior to the Merger. For a more detailed discussion of the U.S. federal income tax consequences of the Merger, see "Material United States Federal Income Tax Consequences" in this proxy statement/prospectus. You should also consult your tax advisor as to the particular tax consequences of the Merger to you, including the tax consequences under U.S. federal, state, local, foreign and other tax laws.

Q:    Who can I call with questions about the special meeting or the Merger or to obtain additional information about UAM?

A:
You may contact UAM's proxy solicitor, D.F. King & Co., at (800) 901-0068 or (212) 269-5550.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. You should read carefully the entire proxy statement/prospectus, including the annexes, and the other documents that are referred to or incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" in this proxy statement/prospectus.

Information About UAM, CVS Caremark and Newco (See Page 89).

Universal American Corp.

        UAM is a publicly-traded New York corporation and through its family of companies, UAM offers a broad array of health insurance and managed care products and services, primarily to the growing Medicare population. UAM's principal health insurance products for the senior market are Medicare Advantage, insured stand-alone prescription drug benefit plans pursuant to Medicare Part D, and Medicare supplement.

        Collectively, UAM's insurance subsidiaries are licensed or otherwise authorized to sell health insurance, life insurance and annuities in all 50 states, the District of Columbia and Puerto Rico, as well as some U.S. territories. UAM's managed care subsidiary operates Medicare Advantage coordinated care plans in Texas, Wisconsin and Oklahoma.

        UAM was incorporated in New York in 1981. UAM's principal executive offices are located at Six International Drive, Suite 190, Rye Brook, New York 10573 and its main telephone number is (914) 934-5200. The principal trading market for UAM's common stock is the NYSE (NYSE: UAM).

CVS Caremark Corporation

        CVS Caremark is the largest pharmacy health care provider in the United States. As a fully integrated pharmacy services company, CVS Caremark operates its pharmacy benefit management, mail order and specialty pharmacy division, Caremark Pharmacy Services®; approximately 7,200 CVS/pharmacy® retail stores; its retail-based health clinic subsidiary, MinuteClinic®; and its online pharmacy, CVS.com®.

        CVS Caremark was incorporated in Delaware in 1996. CVS Caremark's principal executive offices are located at One CVS Drive, Woonsocket, Rhode Island 02895 and its main telephone number is (401) 765-1500. The principal trading market for CVS Caremark's common stock is the NYSE (NYSE: CVS).

Universal American Spin Corp.

        Newco is currently a wholly-owned subsidiary of UAM and was incorporated in Delaware in 2010.

        Newco is a newly incorporated Delaware corporation that, upon completion of the transactions contemplated by the Merger Agreement and the Separation Agreement, will own the businesses that are presently conducted as part of UAM's Senior Managed Care-Medicare Advantage, Traditional Insurance and Corporate & Other segments. The portion of UAM's current operations that Newco will own following completion of the transactions contemplated by the Merger Agreement and the Separation Agreement corresponds to approximately 61% of UAM's net operating revenues for the year ended December 31, 2010 and the portion of UAM's operations that will be transferred to CVS Caremark corresponds to approximately 39% of UAM's net operating revenues for the year ended December 31, 2010.

        Newco's principal executive offices are located at Six International Drive, Suite 190, Rye Brook, New York 10573 and its main telephone number is (914) 934-5200. Following the Merger, Newco expects that it will be renamed Universal American Corp. and that its stock will be listed for trading on the NYSE under the symbol "UAM."

The Transactions

        On December 30, 2010, (1) UAM, CVS Caremark and Merger Sub entered into the Merger Agreement and (2) UAM, Newco and, for the limited purposes specified therein, CVS Caremark entered into the Separation Agreement.

        Upon completion of the transactions contemplated by the Merger Agreement and the Separation Agreement, CVS Caremark will own UAM, which will comprise the Medicare Part D Business, and Newco will own the businesses that are presently conducted as part of UAM's Senior Managed Care-Medicare Advantage, Traditional Insurance and Corporate & Other segments.

        To effect the Merger, the Merger Agreement provides that Merger Sub will merge with and into UAM, with UAM continuing as the surviving corporation and a wholly-owned subsidiary of CVS Caremark. The Merger Agreement and the Separation Agreement provide for the Separation of all of UAM's businesses other than its Medicare Part D Business and the transfer of those non-Medicare Part D businesses to the Newco Group immediately prior to the Merger.

        The Separation will be effected by UAM through a series of stock and asset transfers from UAM and its subsidiaries (collectively referred to herein as the Part D Group) to the Newco Group and from the Newco Group to the Part D Group. Each of the Part D Group and the Newco Group will retain or transfer, as appropriate, its right, title and interest in assets so that (i) the Part D Group will own all right, title and interest to the assets that are used or held for use primarily in the operation of the Medicare Part D Business and certain other specified assets and (ii) the Newco Group will own all right, title and interest to the assets that are used or held for use primarily in the operation of the Newco Business and certain other specified assets. In addition, the Part D Group and the Newco Group will jointly own certain software applications with no duty to account to each other for the exploitation thereof.

        As part of the Separation, (1) the Part D Group will unconditionally assume all liabilities of UAM and its subsidiaries primarily relating to or arising from the Medicare Part D Business, as well as certain other specified liabilities and (2) the Newco Group will unconditionally assume all liabilities of UAM and its subsidiaries other than those liabilities primarily relating to or arising from the Medicare Part D Business, as well as certain other specified liabilities.

        Pursuant to the Merger Agreement, (1) each outstanding share of UAM common stock, other than Excluded Shares, and each share of UAM Series A Preferred Stock (for each share of UAM common stock issuable upon conversion of such share of UAM Series A Preferred Stock) will be converted into the right to receive (a) from UAM the Per Share Stock Consideration and (b) from CVS Caremark the Per Share Cash Consideration (which is currently expected to be approximately $13.00 to $13.20), and (2) CVS Caremark will become the owner of all shares of UAM common stock. The issuance of Newco shares to the holders of UAM common stock and UAM Series A Preferred Stock is referred to herein as the Split-Off.

        The aggregate cash consideration payable by CVS Caremark in the Merger will initially equal $1.25 billion and will be increased by Excess Statutory Capital and decreased by (1) UAM's outstanding indebtedness existing as of the effective time of the Merger and (2) certain other amounts, as described herein. The resulting amount, which is referred to herein as the Cash Consideration, will be divided by the number of Outstanding Common Shares to arrive at the Per Share Cash Consideration. The amount of UAM's outstanding indebtedness will be determined shortly prior to the Merger and may be decreased as a result of excess cash available in the Newco Business, proceeds from any indebtedness incurred by Newco or the sale by UAM of preferred stock of Newco (which is referred to herein as the Newco Preferred Stock) as described herein.

        The Per Share Cash Consideration is currently expected to be approximately $13.00 to $13.20. THIS IS ONLY AN ESTIMATE, HOWEVER, AND THE ACTUAL PER SHARE CASH CONSIDERATION TO BE RECEIVED BY UAM'S SHAREHOLDERS MAY BE HIGHER OR LOWER AND MAY NOT BE FINALLY DETERMINED UNTIL THE COMPLETION OF THE MERGER.

        The Merger, the Separation and the Split-Off are collectively referred to herein as the Transactions.

        The Merger Agreement and the Separation Agreement are attached as Annex A and Annex B, respectively, to this proxy statement/prospectus. You should read the Merger Agreement and the Separation Agreement because they are the principal legal documents that govern the Transactions.

Summary Structure Chart

        The following diagram summarizes the corporate structure of UAM immediately prior to the consummation of the Transactions:

        The following diagram summarizes the corporate structure of Newco and UAM immediately following the consummation of the Transactions:

The UAM Board Recommends Shareholder Approval of the Merger and Adoption of the Merger Agreement (See Page 87).

        The UAM Board has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of the shareholders of UAM, and has approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. The UAM Board unanimously recommends that UAM shareholders vote FOR approval of the proposal to adopt the Merger Agreement. A description of UAM's reasons for the Merger appears beginning on page 66 of this proxy statement/prospectus.

        Adoption of the Merger Agreement requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of UAM common stock. As of the record date, there were [                    ] shares of UAM common stock outstanding and entitled to be voted at the special meeting.

The UAM Board Recommends Shareholder Approval of the Newco 2011 Omnibus Equity Award Plan (See Page 118).

        The UAM Board has determined that the adoption of the Newco 2011 Omnibus Equity Award Plan is advisable and in the best interests of the shareholders of UAM and Newco, and has approved and declared advisable the adoption of the Newco 2011 Omnibus Equity Award Plan. The UAM Board unanimously recommends that UAM shareholders vote FOR the approval of the Newco 2011 Omnibus Equity Award Plan. A description of UAM's reasons for adoption of the Newco 2011 Omnibus Equity Award Plan appears beginning on page 118 of this proxy statement/prospectus.

        Adoption of the Newco 2011 Omnibus Equity Award Plan requires the affirmative vote of a majority of the votes cast at the special meeting by the holders of UAM common stock.

The UAM Board Recommends Adjournment of the Special Meeting if There Are Insufficient Votes to Adopt the Merger Agreement (See Page 128).

        If UAM fails to receive a sufficient number of votes to adopt the Merger Agreement, UAM may propose to adjourn the special meeting for the purpose of soliciting additional proxies to adopt the Merger Agreement. UAM currently does not intend to propose adjournment of the special meeting if there are sufficient votes to adopt the Merger Agreement. Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting by the holders of UAM common stock. The UAM Board unanimously recommends that UAM shareholders vote FOR the proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Shares Held by UAM's Directors and Executive Officers

        At the close of business on the record date, UAM's directors, executive officers and their affiliates had the right to vote [            ] shares of UAM common stock, or [      ]% of the combined voting power of the outstanding UAM common stock entitled to be voted at the special meeting.

Opinion of UAM's Financial Advisor (See Page 75).

        On December 30, 2010, Goldman, Sachs & Co. (which is referred to herein as Goldman Sachs) delivered its oral opinion, subsequently confirmed by delivery of a written opinion, to the UAM Board that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Closing Consideration to be paid to the holders (other than CVS Caremark and its affiliates) of UAM common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated December 30, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the UAM Board in connection with its consideration of the transactions contemplated by the Merger Agreement and the other agreements contemplated therein. The Goldman Sachs opinion is not a recommendation as to how any holder of UAM common stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between UAM and Goldman Sachs, UAM has agreed to pay Goldman Sachs a fee of $10,000,000, of which $9,000,000 is payable upon the consummation of the Transactions.

UAM's Executive Officers and Directors Have Some Interests in the Merger That Are Different From or in Addition to Their Interests as Shareholders (See Page 133).

        In addition to their interests as shareholders, executive officers and directors of UAM have interests in the Merger that are different from or in addition to your interests. The UAM Board was aware of these interests and took them into account in its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement. These interests relate to or arise from, among other things, the fact that:

  •
  One of UAM's executive officers, John Wardle, the President of UAM's Medicare Prescription Drug business, will continue with the Medicare Part D Business upon the effective time of the Merger and will become an employee of CVS Caremark. In connection with the Transactions, UAM and CVS Caremark entered into a letter agreement with Mr. Wardle, setting forth the terms of his employment following the Merger, including minimum annual base salary, target bonus, retention award, restricted stock unit grant and severance protection under certain circumstances. In addition, Mr. Wardle's existing equity awards will be converted into a cash award of equivalent value as of the effective time of the Merger, with vesting and payment terms that are no less favorable than those established generally by UAM as of the effective time of the Merger for similar awards held by other senior executives of UAM.

  •
  It is anticipated that UAM's directors and all executive officers other than Mr. Wardle will resign their positions at UAM at the effective time of the Merger and that certain of those individuals will serve as directors and executive officers, respectively, of Newco. We expect that Messrs. Hayes and Israel will also become executive officers of Newco.

  •
  Under the terms of the Separation Agreement and Merger Agreement, the outstanding stock options held by the directors and executive officers of UAM, whether or not vested, will be cancelled (as will the outstanding stock options held by any other employee), and the holders will be entitled to receive the Newco Option Payment for all outstanding stock options, payable 50% in cash, without interest, and 50% by delivery of shares of Newco common stock (or in the case of Mr. Wardle, the Part D Option Payment, payable 100% in cash, without interest). The Separation Agreement further provides that all other equity awards held by UAM's directors and executive officers other than Mr. Wardle (including restricted shares and earned performance shares) will be cancelled and converted into the right to receive, for each share of UAM common stock subject to such awards: (i) an amount in cash equal to the Per Share Cash Consideration and (ii) a number of shares of Newco common stock equal to the Per Share Stock Consideration. The Merger Agreement provides that equity awards held by Mr. Wardle will generally be cancelled and converted into the right to receive, for each share of UAM common stock subject to such awards, the Closing Consideration Value. The directors and executive officers of UAM will become fully vested in the consideration received in respect of their restricted share awards pursuant to the terms of their individual award agreements. The executive officers' performance share awards will be treated the same as any other employee, and consideration received in respect of such awards will vest on the first anniversary of the effective time of the Merger, or if earlier, upon termination of employment under specified circumstances.

  •
  Certain executive officers are parties to employment arrangements with UAM, which provide for severance benefits in the event of termination of employment under certain circumstances, and, in some cases, enhanced severance following a change in control. The Transactions will constitute a change in control under these employment arrangements. The Compensation Committee of the UAM Board is currently considering offering new employment agreements to its executive officers who will become employees of Newco following the effective time of the Merger.

Treatment of Equity Compensation (See Page 134).

UAM Stock Options held by Newco Employees or Former Newco Employees

        At the effective time of the Merger, each outstanding option to acquire UAM common stock granted under UAM's stock incentive plans (which is referred to herein as a UAM stock option) held by a Newco Employee or a Former Newco Employee will, whether or not then vested and exercisable, be cancelled and converted into the right to receive from Newco the Newco Option Payment. The Newco Option Payment will be payable 50% in cash, and 50% by delivery of shares of Newco common stock, without interest. The number of shares of Newco common stock delivered will equal the quotient obtained by dividing (A) 50% of the Newco Option Payment by (B) the excess, if any of the closing price of a share of UAM common stock on the last full day of trading immediately prior to the closing date of the Transactions over the Per Share Cash Consideration. If the per share exercise price of any UAM stock option is equal to or greater than the closing price of a share of UAM common stock on the last full day of trading immediately prior to the closing date of the Merger, then the UAM stock option will be cancelled without any payment to the holder of the UAM stock option.

UAM Stock Options held by Part D Employees and Former Part D Employees

        At the effective time of the Merger, each UAM stock option held by a Part D Employee or Former Part D Employee will, whether or not then vested and exercisable, be cancelled and converted into the right to receive from CVS Caremark an amount in cash, without interest, equal to the Part D Option Payment. If the per share exercise price of any UAM stock option is equal to or greater than the Closing Consideration Value, then the UAM stock option will be cancelled without any payment to the holder of the UAM stock option.

UAM Restricted Shares held by Newco Employees or Former Newco Employees

        At the effective time of the Merger, each outstanding share of restricted UAM common stock (which is referred to herein as a restricted share) held by a Newco Employee or a Former Newco Employee will be cancelled and converted into the right to receive from Newco (i) an amount in cash equal to the Per Share Cash Consideration and (ii) a number of restricted shares of Newco common stock equal to the Per Share Stock Consideration, on the same dates and subject to the same conditions on vesting as applied to the original restricted share immediately prior to the effective time of the Merger, and with respect to the cash payment, without any crediting of interest for the period from the effective time of the Merger until vesting. However, if the employment of the holder of such right is terminated by Newco or its affiliates other than for "cause" or by the holder for "good reason" (as such terms are defined in the Merger Agreement) after the effective time of the Merger and before the scheduled vesting date, then such vesting will be accelerated to the date of such termination.

UAM Restricted Shares held by Part D Employees or Former Part D Employees

        At the effective time of the Merger, each outstanding restricted share held by a Part D Employee or a Former Part D Employee will be cancelled and converted into the right to receive from CVS Caremark an amount in cash equal to the Closing Consideration Value on the same dates and subject to the same conditions on vesting as applied to the original restricted share immediately prior to the effective time of the Merger, without any crediting of interest for the period from the effective time of the Merger until vesting. However, if the employment of the holder of such right is terminated other than for "cause" by CVS Caremark or its affiliates or by the holder for "good reason" after the effective time of the Merger and before the scheduled vesting date, then such vesting will be accelerated to the date of such termination.

UAM Performance Shares held by Newco Employees or Former Newco Employees

        At the effective time of the Merger, each earned performance share which constitutes the right to receive UAM common stock when certain performance conditions are met (which is referred to herein as an earned performance share) held by a Newco Employee or a Former Newco Employee will be cancelled and converted into the right to receive from Newco (i) an amount in cash equal to the Per Share Cash Consideration and (ii) a number of shares of Newco common stock equal to the Per Share Stock Consideration, on the first to occur of (1) the first anniversary of the date on which the effective time of the Merger occurs and (2) the date on which the holder's employment with Newco or its affiliates after the effective time of the Merger is terminated by Newco or its affiliates other than for "cause" or by the holder for "good reason," and, with respect to the cash payment, without any crediting of interest for the period from the effective time of the Merger until vesting. The actual number of earned performance shares will be determined by the Compensation Committee of the UAM Board prior to the effective time of the Merger.

UAM Performance Shares held by Part D Employees or Former Part D Employees

        At the effective time of the Merger, each earned performance share held by a Part D Employee or a Former Part D Employee will be cancelled and converted into the right to receive from CVS Caremark an amount in cash equal to the Closing Consideration Value, on the first to occur of (1) the first anniversary of the date on which the effective time of the Merger occurs and (2) the date on which such holder's employment with CVS Caremark or its affiliates is terminated by CVS Caremark or its affiliates other than for "cause" or by the holder for "good reason" without any crediting of interest for the period from the effective time of the Merger until vesting. The actual number of earned performance shares will be determined by the Compensation Committee of the UAM Board prior to the effective time of the Merger.

Dividends and Distributions

        In addition to the payments described above:

  •
  Newco will pay, in respect of each restricted share and earned performance share held by a Newco Employee or Former Newco Employee, the special cash dividend of $2.00 per share of UAM common stock paid on August 19, 2010 to holders of outstanding UAM common stock (other than restricted shares for which payment was deferred until vesting of such shares) and UAM Series A Preferred Stock.

  •
  CVS Caremark will pay, in respect of each restricted share and earned performance share held by a Part D Employee or a Former Part D Employee, the special cash dividend of $2.00 per share of UAM common stock paid on August 19, 2010 to holders of outstanding UAM common stock (other than restricted shares for which payment was deferred until vesting of such shares) and UAM Series A Preferred Stock.

        Such payments will be made to the holders thereof simultaneously with the payments described above on the applicable vesting date.

Tax Withholding

        All payments in respect of UAM stock options, restricted shares and performance shares, as described in this proxy statement/prospectus, will be reduced by applicable tax withholding.

Material United States Federal Income Tax Consequences (See Page 78).

        The exchange of UAM common stock or UAM Series A Preferred Stock for the Closing Consideration in the Merger will generally be taxable. Each UAM shareholder who receives the Closing Consideration in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the sum of (A) the aggregate Per Share Cash Consideration received by such UAM shareholder and (B) the fair market value of the aggregate Per Share Stock Consideration received by such UAM shareholder, and (2) such UAM shareholder's adjusted tax basis in shares of UAM common stock or UAM Series A Preferred Stock immediately prior to the Merger. For a more detailed discussion of the U.S. federal income tax consequences of the Merger, see "Material United States Federal Income Tax Consequences" in this proxy statement/prospectus.

        The United States federal income tax consequences described above may not apply to all shareholders of UAM, including certain shareholders specifically referred to on page 80. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences to you of the Merger and the receipt of the Closing Consideration in exchange for your shares of UAM common stock or UAM Series A Preferred Stock, including the tax consequences under U.S. federal, state, local, foreign and other tax laws.

Dissenters' Rights (See Page 81).

        Under the NYBCL, holders of shares of UAM common stock are not entitled to appraisal or dissenters' rights in connection with any proposal set forth in this proxy statement/prospectus.

Completion of the Merger Is Subject to Certain Conditions (See Page 104).

        The obligation of each of CVS Caremark, Merger Sub and UAM to complete the Merger is subject to the satisfaction of a number of conditions, including the following:

  •
  approval of the proposal to adopt the Merger Agreement by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of UAM common stock;

  •
  expiration or termination of the applicable waiting period relating to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which is referred to herein as the HSR Act), which early termination was granted on February 28, 2011;

  •
  receipt of required regulatory consents;

  •
  effectiveness of the registration statement for the Newco common stock being issued in the Split-Off, of which this proxy statement/prospectus forms a part, and the absence of any stop order or any proceedings seeking a stop order; and

  •
  consummation of the transactions contemplated by the Separation Agreement, the Transition Services Agreement, the Tax Matters Agreement, the Pharmacy Benefits Management Agreement, the Reinsurance Agreement and the Novation Agreement (together referred to herein as the Split-Off Agreements) (as described in more detail in "The Separation Agreement" and "Split-Off Agreements" in this proxy statement/prospectus).

        The obligation of CVS Caremark and Merger Sub to complete the Merger is also subject to the satisfaction of the following condition, among others:

  •
  since the date of the Merger Agreement, there shall not have occurred any event, circumstance, development, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as described herein).

No Solicitation by UAM (See Page 99).

        Subject to certain exceptions, UAM has agreed that neither UAM nor any of its subsidiaries shall, nor shall it permit any representative of UAM or any of its subsidiaries to, directly or indirectly, (1) solicit, initiate or knowingly facilitate or encourage any inquiries regarding, or the making of any proposal or offer with respect to, a Takeover Proposal (as described herein), (2) have any discussions or participate in any negotiations regarding a Takeover Proposal or (3) execute or enter into any contract or agreement with respect to a Takeover Proposal. Notwithstanding these restrictions, however, the Merger Agreement provides that, under specified circumstances at any time prior to obtaining UAM shareholders' approval of the proposal to adopt the Merger Agreement:

  •
  UAM may, in response to an unsolicited Takeover Proposal from a third party that the UAM Board determines, in consultation with its legal and financial advisors, constitutes or would reasonably be expected to lead to a Superior Proposal (as defined herein), furnish access and information with respect to UAM to such third party pursuant to a confidentiality agreement (provided that all such access and information is or has been provided or made available to CVS Caremark) and participate in negotiations or discussions regarding such Takeover Proposal; and

  •
  the UAM Board may, in response to a Superior Proposal received by UAM after the date of the Merger Agreement, withdraw, modify or amend in a manner adverse to CVS Caremark its recommendation that UAM shareholders vote for approval of the proposal to adopt the Merger

    Agreement, provided that (1) the UAM Board has concluded in good faith, following consultation with outside legal counsel, that, in light of such Superior Proposal, its failure to take such action would be inconsistent with its fiduciary duties under applicable law, (2) such Superior Proposal did not result from any violation by UAM of the no solicitation provisions of the Merger Agreement and (3) the UAM Board has notified CVS Caremark of its intention to change its recommendation in response to the Superior Proposal prior to taking such action and CVS Caremark does not make, within five business days of its receipt of such notice from UAM, a binding offer that causes the Takeover Proposal that constituted a Superior Proposal to no longer constitute a Superior Proposal.

        CVS Caremark has the right to terminate the Merger Agreement if, prior to the special meeting, the UAM Board withdraws, modifies or amends its recommendation to UAM shareholders to vote for approval of the proposal to adopt the Merger Agreement in a manner adverse to CVS Caremark (or takes any action or makes any statement that is inconsistent with such recommendation) or approves, endorses or recommends a Superior Proposal. UAM, however, does not have the right to terminate the Merger Agreement in connection with such a change of recommendation by the UAM Board and, unless CVS Caremark terminates the Merger Agreement, UAM would remain obligated to call a special meeting of its shareholders for the purpose of voting on a proposal to adopt the Merger Agreement.

Termination of the Merger Agreement (See Page 105).

        CVS Caremark and UAM can mutually agree to abandon the Merger and terminate the Merger Agreement at any time prior to the time the Merger is completed, even after UAM's shareholders have adopted the Merger Agreement. Also, either UAM or CVS Caremark can, without the consent of the other, abandon the Merger and terminate the Merger Agreement in a number of situations, including if:

  •
  the Merger has not been consummated on or before December 31, 2011;

  •
  the requisite UAM shareholder vote has not been obtained at a duly held UAM shareholders' meeting;

  •
  any law or order is enacted, issued or enforced that permanently enjoins or otherwise prohibits completion of the Merger, the Split-Off or the Separation and (in the case of any order) such order has become final and non-appealable; or

  •
  there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement contained in the Merger Agreement that would result in the failure of an applicable condition to the closing of the Merger and such breach has not been cured by that party within 45 business days after that party's receipt of written notice of such breach.

        In addition, CVS Caremark can terminate the Merger Agreement if:

  •
  the UAM Board withdraws, modifies or amends its recommendation to UAM shareholders to vote for approval of the proposal to adopt the Merger Agreement in a manner adverse to CVS Caremark (or takes any action or makes any statement that is inconsistent with such recommendation);

  •
  the UAM Board approves, endorses or recommends to UAM shareholders a Superior Proposal;

  •
  a tender offer or exchange offer for any outstanding shares of UAM capital stock is commenced before obtaining the requisite shareholder vote to adopt the Merger Agreement and the UAM Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten business days after commencement; or

  •
  UAM intentionally and materially breaches the no-solicitation provisions of the Merger Agreement.

        Upon termination of the Merger Agreement, under specified circumstances, UAM would be required to pay CVS Caremark a termination fee of $36 million and reimburse CVS Caremark for its out-of-pocket transaction-related expenses up to $5 million.

Regulatory Approvals Required for the Merger (See Page 77).

        The Merger is subject to the requirements of the HSR Act, which requires that acquisitions meeting certain thresholds must be notified to, and required information and materials must be furnished to, the Antitrust Division of the U.S. Department of Justice (which is referred to herein as the DOJ) and the Federal Trade Commission (which is referred to herein as the FTC). UAM and CVS Caremark filed notification and report forms under the HSR Act with the FTC and DOJ on January 28, 2010, which triggered the initial 30-day waiting period. On February 28, 2011, the FTC granted early termination of the waiting period under the HSR Act with respect to the Merger.

        Various state regulatory approvals and notices are required in connection with the Merger. In addition, in connection with the transfer of certain Medicare Part D members insured by American Progressive Life & Health Insurance Company of New York, a New York domiciled insurance company and a subsidiary of UAM (which is referred to herein as American Progressive) to an affiliate of CVS Caremark, the parties will seek the consent of the Centers for Medicare & Medicaid Services (which is referred to herein as CMS) to novate such members to the affiliate of CVS Caremark, as described under "Split-Off Agreements—Novation Agreement" in this proxy statement/prospectus.

        See "The Merger—Regulatory Approvals Required for the Merger" in this proxy statement/prospectus.

Litigation Relating to the Merger (See Page 81).

        No litigation proceedings have been brought in connection with the Merger.

Share Information

        The principal trading market for UAM common stock is the NYSE, on which UAM common stock is listed under the symbol "UAM." The closing sale price per share of UAM common stock as reported on the NYSE as of December 30, 2010, the last full trading day before the public announcement of the Merger Agreement, was $14.61 and as of March 1, 2011, the most recent practicable trading day prior to the date of this proxy statement/prospectus, was $20.62. Newco expects to list its common stock on the NYSE under the symbol "UAM."

Newco 2011 Omnibus Equity Award Plan (See Page 118).

        At the special meeting, shareholders will be asked to approve the 2011 Equity Plan. The UAM Board will adopt and approve the 2011 Equity Plan subject to shareholder approval. A copy of the 2011 Equity Plan is attached as Annex I to this proxy statement. The UAM Board recommends a vote FOR the approval of the 2011 Equity Plan.

        The UAM Board recommends a vote for the approval of the 2011 Equity Plan because it believes the plan is in the best interests of UAM, Newco and their shareholders for the following reasons:

  •
  Performance based.  UAM believes that key personnel should be rewarded for current performance and further incentivized in recognition of their contributions to long-term performance. Equity and equity-based awards granted under the 2011 Equity Plan will provide Newco's key personnel with incentives directly related to increases in the value of Newco. In addition, performance compensation awards granted under the 2011 Equity Plan can qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (which is referred to herein as the Code), which will allow Newco to take advantage of certain tax deductions available for executive compensation expenses.

  •
  Attracts and retains talent.  Talented executives and employees are essential to executing Newco's business strategies, and equity and equity-based awards are an important means for compensating Newco's key personnel for their contributions to Newco's growth and profits. The 2011 Equity Plan will help promote the success of Newco by allowing Newco to grant equity and equity-based awards to attract, retain and motivate key personnel.

  •
  Aligns director, employee and shareholder interests.  UAM believes that the financial interests of key personnel should be aligned with the interests of shareholders in order to focus Newco's key personnel on the success and long-term growth of Newco. The structure and vesting of awards granted under the 2011 Equity Plan will enable Newco to align the interests of its shareholders and key personnel.

  •
  Replaces UAM's prior equity plan for Newco's employees.  The approval of the 2011 Equity Plan by UAM's shareholders is critical because it will replace UAM's 1998 Incentive Compensation Plan for Newco's employees (which is referred to herein as the Prior Plan) with a plan that gives Newco the flexibility to grant multiple, distinct types of equity and equity-based awards to key personnel.

Summary Unaudited Condensed Pro Forma Financial Data of Newco
(Accounting Successor to UAM)

        The summary unaudited condensed pro forma financial data for Newco (accounting successor to UAM) set forth below is derived from the unaudited pro forma consolidated financial information of Newco included elsewhere in this proxy statement/prospectus.

        The following summary unaudited condensed pro forma financial data as of December 31, 2010 and for the years ended December 31, 2010, 2009 and 2008 reflects the effects of the Transactions. The pro forma data does not represent what Newco's financial position or results of operations would have been had Newco operated as a separate, independent public company, nor does the pro forma data give effect to any events other than those discussed in the pro forma adjustments described in the related notes. The pro forma data also does not project Newco's financial position or results of operations as of any future date or for any future period.

        The pro forma adjustments are based upon available information that management of Newco believes to be reasonable; however, such adjustments are subject to change. For instance, the pro forma adjustments assume that after giving effect to the Transactions Newco will not have incurred any indebtedness and UAM will not have sold any Newco Preferred Stock, however, such assumptions of Newco are subject to change. In addition, such adjustments are estimates and may not prove to be accurate.

	For the Year Ended December 31,
	2010	2009	2008
	(In thousands, except per share data)
Statement of Operations Data:
Revenues:
Net premium and policyholder fees earned	$3,445,749	$2,937,991	$2,798,328
Net investment income	39,885	46,970	80,217
Fee and other income	9,575	19,416	17,053
Net realized gains (losses) on investments	6,575	(24,988)	(59,681)

Total revenues	3,501,784	2,979,389	2,835,917
Total benefits, claims and expenses	3,386,603	2,919,440	2,785,565

Income before income taxes	115,181	59,949	50,352
Provision for income taxes	29,829	19,119	20,114

Net income	$85,352	$40,830	$30,238

Earnings Per Common Share:
Basic	$1.06	$0.49	$0.34

Diluted	$1.06	$0.49	$0.34

Balance Sheet Data:
Total cash and investments	$1,394,101
Total assets	2,610,707
Policyholder related liabilities	1,295,950
Stockholders' equity	1,044,447
Book value per share:
Basic	$12.82
Data Reported to Regulators:
Statutory capital and surplus	$618,872
Asset valuation reserve	744

Adjusted capital and surplus	$619,616

        See "Unaudited Condensed Pro Forma Financial Data of Newco (Accounting Successor to UAM)" in this proxy statement/prospectus.

 Summary Selected Financial Data of UAM
(Accounting Predecessor to Newco)

        The summary selected financial data of UAM (accounting predecessor to Newco) is derived from audited consolidated financial statements of UAM. Notwithstanding the legal form of the Transactions, because a wholly-owned subsidiary of CVS Caremark will merge with and into UAM in connection with the Transactions and because substantially all the senior management of UAM are expected to continue as the senior management of Newco following the consummation of the Transactions, Newco is considered as divesting the Medicare Part D Business and is treated as the "accounting successor" to UAM for financial reporting purposes in accordance with Accounting Standards Codification (ASC) No. 505-60, Spin-offs and Reverse Spin-offs (ASC 505-60). When the Transactions occur, Newco will report the historical results of operations (subject to certain adjustments) of the Medicare Part D Business as discontinued operations in accordance with the provisions of ASC 205-20-45, Reporting Discontinued Operations (ASC 205-20-45). Pursuant to ASC 360-10-45, Property, Plant and Equipment—Long-lived Assets to be Disposed of Other than by Sale (ASC 360-10-45), however, this presentation is not permitted until the Transactions have been consummated.

        The table below provides selected financial data and other operating information as of and for the five fiscal years ended December 31, 2010. We derived the selected financial data presented below for the five fiscal years ended December 31, 2010 from the audited consolidated financial statements of UAM incorporated by reference in this proxy statement/prospectus. We have prepared the following data, other than statutory data, in conformity with U.S. generally accepted accounting principles (which are referred to herein as GAAP).

        The summary historical consolidated financial data is not indicative of the results of operations or financial position that would have occurred if Newco had been a separate, independent company during the periods presented, nor is it indicative of Newco's future performance. This historical data should be read together with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations of UAM (Accounting Predecessor to Newco)," UAM's consolidated financial statements and related notes, and the unaudited combined condensed financial statements and related notes of the Medicare Part D Business included or incorporated by reference in this proxy statement/prospectus.

	For the Year Ended December 31,
	2010	2009	2008	2007(1)	2006
	(in thousands, except per share data)
Statement of Operations Data:
Net premium and policyholder fees earned	$5,629,700	$4,918,898	$4,600,454	$2,941,419	$1,197,142
Net investment income	42,857	49,814	81,270	106,970	75,459
Fee and other income	9,673	19,776	37,130	26,412	27,645
Net realized gain (loss) on investments	4,995	(24,988)	(59,681)	(40,178)	4,818

Total revenues	5,687,225	4,963,500	4,659,173	3,034,623	1,305,064
Total benefits, claims and expenses	5,412,912	4,749,148	4,580,682	2,958,661	1,257,495

Income from continuing operations before equity in earnings of unconsolidated subsidiary and income taxes	274,313	214,352	78,491	75,962	47,569
Equity in earnings of unconsolidated subsidiary	—	280	72,813	56,664	46,187

Income from continuing operations before income taxes	274,313	214,632	151,304	132,626	93,756
Provision for income taxes	86,634	74,328	56,212	48,554	32,610

Income from continuing operations	187,679	140,304	95,092	84,072	61,146

Discontinued Operations:
Income from discontinued operations, net of taxes	—	—	—	—	9,788
Gain on sale of discontinued operations, net of taxes	—	—	—	—	48,372
Income from discontinued operations	—	—	—	—	58,160

Net income	$187,679	$140,304	$95,092	$84,072	$119,306

Earnings Per Common Share:
Basic:
Continuing operations	$2.40	$1.73	$1.09	$1.20	$1.04
Discontinued operations	—	—	—	—	0.99

Net income	$2.40	$1.73	$1.09	$1.20	$2.03

Diluted:
Continuing operations	$2.38	$1.73	$1.08	$1.18	$1.02
Discontinued operations	—	—	—	—	0.97

Net income	$2.38	$1.73	$1.08	$1.18	$1.99

Cash dividends per common share	$2.00	$—	$—	$—	$—

(1)
Includes the results of MemberHealth after its acquisition on September 21, 2007.

	As of December 31,
	2010	2009	2008	2007(1)	2006
	(in thousands, except per share data)
Balance Sheet Data:
Total cash and investments	$1,465,351	$1,822,787	$1,567,348	$1,815,620	$1,677,973
Total assets	3,656,010	3,814,856	3,862,163	4,089,256	2,585,042
Policyholder related liabilities	1,364,099	1,388,586	1,532,422	1,585,750	1,253,113
Outstanding bank debt	232,872	313,758	320,625	349,125	90,563
Trust preferred securities	110,000	110,000	110,000	110,000	75,000
Stockholders' equity	1,502,694	1,449,464	1,316,084	1,351,066	623,909
Book value per share:
Basic	$18.81	$18.44	$15.58	$14.66	$10.54
Data Reported to Regulators:
Statutory capital and surplus	$887,740	$801,953	$611,497	$545,201	$282,453
Asset valuation reserve	744	247	590	5,220	4,445

Adjusted capital and surplus	$888,484	$802,200	$612,087	$550,421	$286,898

(1)
Reflects the inclusion of MemberHealth since its acquisition on September 21, 2007.

Market Price and Dividend Information

        The following table sets forth, for the periods indicated, high and low closing sales prices per share for UAM common stock as reported on the NYSE, which is the principal trading market for UAM common stock, and the cash dividends declared per share of UAM common stock.

	UAM Common Stock(1)
	High	Low
Year ended December 31, 2008
First Quarter	$25.59	$10.35
Second Quarter	$12.61	$9.11
Third Quarter	$13.69	$8.71
Fourth Quarter	$12.19	$6.79
December 31, 2009
First Quarter	$10.66	$5.41
Second Quarter	$10.62	$7.98
Third Quarter	$10.26	$7.83
Fourth Quarter	$12.00	$8.69
Year ended December 31, 2010
First Quarter	$15.99	$12.00
Second Quarter	$16.40	$13.52
Third Quarter	$16.76	$13.40
Fourth Quarter	$20.45	$14.61
Year ended December 31, 2011
First Quarter (to March 1, 2011)	$20.78	$19.88

(1)
Historically UAM has not declared or paid dividends. On July 28, 2010, the UAM Board approved the payment of a special cash dividend of $2.00 per share to each holder of outstanding UAM common stock and UAM Series A Preferred Stock. This special cash dividend was paid on August 19, 2010 to the shareholders of record as of the close of business on August 5, 2010.

        There is not presently a public trading market for the shares of common stock of Newco. However, Newco expects that its stock will be listed for trading on the NYSE under the symbol "UAM."

RISK FACTORS

        In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, the following factors should be considered carefully when evaluating the Merger and the proposal to adopt the Merger Agreement and the other proposals set forth in this proxy statement/prospectus at the special meeting. You should also consider the various risk factors of UAM, as discussed in its annual report on Form 10-K for the fiscal year ended December 31, 2010 under "Risk Factors," which is on file with the SEC.

        Unless otherwise indicated or as the context requires, all references in this Section to "we," "us" or "our" refer to UAM and Newco prior to the completion of the Merger, and following completion of the Merger, solely to Newco.

Risks Relating to the Transactions

Failure to complete the Merger could adversely affect the market price of UAM common stock as well as UAM's business, financial condition and results of operations.

        The Merger is subject to the satisfaction or, to the extent permissible, waiver, of certain conditions, including, but not limited to, receipt of the requisite UAM shareholder approval and receipt of the necessary regulatory consents and approvals. Although UAM expects, as of the date of this proxy statement/prospectus, to complete the Merger, it is possible that the Merger may not be completed. If the Merger is not completed for any reason, the price of UAM common stock may decline to the extent that the market price of UAM common stock reflects positive market assumptions that the Merger will be completed or based on the market's perception as to why the Merger was not completed. For example, the closing price of UAM common stock was $14.61 on December 30, 2010, the last day of trading before announcement of the Transactions, and $20.45 on December 31, 2010, the day immediately following the announcement of the Transactions. In addition, if the Transactions are not consummated, there can be no assurance that a comparable transaction will occur. Further, pursuant to the terms of the Merger Agreement, on December 30, 2010, UAM provided notice to Medco Health Solutions, Inc. of the termination of its prescription benefits management agreement with Medco effective December 31, 2011. If the Transactions are not completed, there can be no assurance that Medco will continue to provide UAM with prescription benefits management services after December 31, 2011, which could have substantial negative effects for UAM, including significant transition costs.

        UAM may also be subject to additional risks if the Merger is not completed, including:

  •
  the requirement in the Merger Agreement that, under certain circumstances, UAM pay CVS Caremark a termination fee of $36 million and reimburse CVS Caremark for its out-of-pocket transaction-related expenses up to $5 million;

  •
  substantial costs related to the Merger and the other Transactions, such as legal, accounting, filing, financial advisory and financial printing fees, many of which must be paid regardless of whether the Merger is completed; and

  •
  potential disruption to the business of UAM and distraction of its workforce and management team.

Whether or not the Merger is completed, the announcement and pendency of the Merger creates uncertainty and could impact or cause disruption in UAM's business, including the Newco Business, and could adversely affect the results of operations of both companies.

        The attention of UAM's management may be directed towards the completion of the Merger and the other Transactions and may be diverted from the day to day business operations of UAM. In addition, uncertainty about the effect of the Merger on employees and members may have an adverse effect on UAM, including Newco. Although UAM and Newco are taking steps to reduce any adverse effects, these uncertainties may impair their ability to attract, retain and motivate key personnel until the Merger is completed and for a period of time thereafter, and could cause members, suppliers, pharmaceutical manufacturers, retail pharmacies and others that do business with UAM or would do business with Newco to seek to change existing business relationships. In addition, UAM and Newco face the risk that the Merger and the other Transactions will be negatively perceived by other stakeholders.

        The Merger Agreement also restricts UAM from taking certain actions (including, among others, making certain acquisitions, amending organizational documents, making, declaring or paying certain dividends, paying certain additional cash compensation benefits, entering into certain material contracts and incurring certain indebtedness) without CVS Caremark's consent until the Merger is completed or the Merger Agreement is terminated. These restrictions may prevent UAM from pursuing otherwise attractive business opportunities and making other changes to its business in response to events or circumstances that may arise before the Merger is completed or the Merger Agreement is terminated. Newco is subject to similar risks which, if they materialize, may materially adversely affect the business or results of operations of Newco following completion of the Transactions, even if these risks do not materialize with respect to UAM.

Because the amount of the Cash Consideration is subject to adjustment and the market price of Newco common stock is not currently known, the value of the Closing Consideration cannot be determined.

        Upon completion of the Merger, each share of UAM common stock, other than Excluded Shares, and each share of UAM Series A Preferred Stock (for each share of UAM common stock issuable upon conversion of such share of UAM Series A Preferred Stock) will be converted into the right to receive the Per Share Closing Consideration. Any change in the price of UAM common stock prior to completion of the Merger could affect the value of any shares of Newco common stock received upon completion of the Merger. The value of Newco common stock will be determined by the market following the completion of the Merger and may reflect a variety of factors, including general market and economic conditions, changes in the business, operations and prospects, and regulatory considerations of Newco and other factors described above that could affect Newco's stock price. Many of these factors are beyond Newco's and UAM's control. In addition, the value of the Per Share Cash Consideration is currently an estimate and the exact amount may not be known until the completion of the Merger. As a result, the total value of the Per Share Closing Consideration will not be determinable prior to the completion of the Merger and at the time that the Merger is completed the value of the Per Share Closing Consideration could be more or less than the value at which UAM shares are then trading. For instance, the Per Share Closing Consideration may be increased by reducing the amount of UAM's outstanding indebtedness at the closing of the Merger as a result of excess cash available in the Newco Business, proceeds from any indebtedness incurred by Newco or the sale by UAM of Newco Preferred Stock as described herein. Accordingly, at the time of the special meeting, the value of the Per Share Closing Consideration cannot be determined.

The Merger is subject to the receipt of certain required clearances or approvals from governmental entities that could prevent or delay the completion of the Merger or impose conditions that could have a material adverse effect on UAM or Newco.

        Completion of the Merger is conditioned upon the receipt of certain governmental clearances or approvals. On February 28, 2011 the FTC granted early termination of the waiting period under the HSR Act with respect to the Merger. There can be no assurance that the other required clearances and approvals will be obtained, and, additionally, government authorities from which these clearances and approvals are required may impose conditions on the completion of the Merger or require changes to its terms. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals and there may be a substantial period of time between the approval by UAM's shareholders and the completion of the Merger. There is no assurance that governmental authorities will not seek to impose conditions unacceptable to one of the parties, in which case the Merger could be significantly delayed or prevented, which could have a material adverse effect on UAM. If, in order to obtain any clearances or approvals required to complete the Merger, UAM is required to divest itself of material assets, or contribute additional capital to one or more of its insurance subsidiaries, or Newco becomes subject to any material conditions after completion of the Merger, Newco's business and results of operations after completion of the Transactions may be adversely affected. While UAM and Newco expect to obtain all required regulatory approvals, it cannot be assured that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the Merger, the Separation, the Split-Off or the related transactions. Such conditions or changes could result in the conditions to the Merger, the Separation, the Split-Off or the related transactions not being satisfied.

The Merger Agreement contains provisions that may discourage other companies from trying to acquire UAM.

        The Merger Agreement contains provisions that may discourage a third party from submitting a business combination proposal to UAM prior to the closing of the Merger that might result in greater value to UAM shareholders than the Merger. In addition, subject to certain exceptions, UAM has agreed that neither UAM nor any of its subsidiaries shall, nor shall it permit any representative of UAM or any of its subsidiaries to, directly or indirectly, (1) solicit, initiate or knowingly facilitate or encourage any inquiries regarding, or the making of any proposal or offer with respect to a Takeover Proposal, (2) have any discussions or participate in any negotiations regarding a Takeover Proposal or (3) execute or enter into any contract or agreement relating to a Takeover Proposal submitted to UAM. Additionally, UAM must give CVS Caremark the opportunity to match the terms of any Takeover Proposal. CVS Caremark has the right to terminate the Merger Agreement if the UAM Board withdraws, modifies or amends its recommendation to UAM shareholders to vote for approval of the proposal to adopt the Merger Agreement in a manner adverse to CVS Caremark (or takes any action or makes any statement that is inconsistent with such recommendation) or approves, endorses or recommends a Superior Proposal. However, UAM does not have the right to terminate the Merger Agreement in connection with such a change of recommendation by the UAM Board and, unless CVS Caremark terminates the Merger Agreement, UAM would remain obligated to call a special meeting of its shareholders for the purpose of voting on a proposal to adopt the Merger Agreement. If the Merger Agreement is terminated by UAM under certain circumstances, UAM may be obligated to pay CVS Caremark a termination fee of $36 million and reimburse CVS Caremark for its out-of-pocket transaction-related expenses up to $5 million, which would represent an additional cost for a potential third party seeking a business combination with UAM. In addition, the fact that concurrently with the execution of the CVS Agreement, our Significant Shareholders entered into Voting Agreements with CVS Caremark, pursuant to which, among other things, the Significant Shareholders agreed to vote their shares of UAM common stock (which represent in the aggregate, approximately 55% of the outstanding UAM common stock) in favor of the Merger, may discourage a third party from trying to acquire UAM. See "Proposal No. 1: The Merger Agreement—No Solicitation by UAM" in this proxy statement/prospectus.

UAM's executive officers and directors have interests in the Merger that are different from the interests of UAM shareholders.

        Executive officers of UAM negotiated the terms of the Merger Agreement as directed by the UAM Board, and the UAM Board approved the Merger and is recommending that UAM's shareholders vote to adopt the Merger Agreement. In considering these facts and the other information contained in this document, you should be aware that some members of UAM's management and officers and certain members of the UAM Board have economic interests in the Merger that are different from, or in addition to, the interests of UAM's shareholders generally. These interests relate to or arise from, among other things: (1) UAM's directors and executive officers hold UAM stock options which, whether or not vested, would be converted automatically at the effective time of the Merger into the right to receive the Newco Option Payment (or, in the case of Mr. Wardle, the Part D Option Payment), (2) certain of UAM's executive officers would be eligible for change in control severance payments if their employment is terminated without "cause" or they resign for "good reason" within a specified period of time following consummation of the Merger, (3) UAM's directors and executive officers receive accelerated vesting of their restricted shares and (4) UAM's executive officers would be eligible to receive payments of the earned performance share awards on the first anniversary of the effective time of the Merger or earlier if their employment is terminated without "cause" or if they resign for "good reason." The UAM Board was aware of these interests and took them into account in its decision to approve the Merger Agreement and the transactions contemplated thereby. See "Interests of Certain Persons in the Merger" in this proxy statement/prospectus.

Risks Relating to Newco's Business

Following consummation of the Transactions, Newco will be subject to the following risks:

The historical consolidated financial information of UAM and the unaudited condensed pro forma financial information of Newco included or incorporated by reference in this proxy statement/prospectus are not necessarily representative of Newco's future financial position, future results of operations or future cash flows nor do they reflect what Newco's financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented.

        As described elsewhere in this proxy statement/prospectus, Newco will be considered the divesting entity in the Transactions and treated as the "accounting successor" to UAM for financial reporting purposes in accordance with ASC No. 505-60. Following the consummation of the Transactions, Newco will report the historical consolidated results of operations of the Medicare Part D Business in discontinued operations in accordance with the provisions of ASC No. 205-20-45. Pursuant to ASC 360-10-45, this presentation is generally not permitted until the closing date of the Transactions. Because the historical consolidated financial information of UAM incorporated by reference in this proxy statement/prospectus includes the results of the Medicare Part D Business, it is not representative of Newco's future financial position, future results of operations or future cash flows nor does it reflect what Newco's financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented.

        The unaudited condensed pro forma financial information of Newco included in this proxy statement/prospectus includes adjustments to reflect the divestiture of the Medicare Part D Business. The pro forma adjustments are based upon available information and assumptions that management of Newco believes are reasonable; however, such assumptions may not prove to be accurate. For instance, the pro forma adjustments assume that after giving effect to the Transactions Newco will not have incurred any indebtedness or issued any Newco Preferred Stock, however, such assumptions of Newco are subject to change. In addition, the unaudited condensed pro forma financial statements of Newco do not give effect to on-going costs that it may incur or may be eliminated in connection with being a stand-alone company. Accordingly, the unaudited condensed pro forma financial statements of Newco are not representative of Newco's future financial position, future results of operations or future cash flows nor do they reflect what Newco's financial position, results of operations or cash flows would have been as a stand-alone company during the periods presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of UAM (Accounting Predecessor to Newco)" and "Unaudited Condensed Pro Forma Financial Data of Newco (Accounting Successor to UAM)", UAM's historical consolidated financial statements and the related notes, and the unaudited combined condensed financial statements and related notes of the Medicare Part D Business included or incorporated by reference in this proxy statement/prospectus.

There has been no prior public trading market for shares of Newco common stock, and there can be no assurance that an active trading market will develop.

        Newco is a newly incorporated Delaware corporation and there has been no public market for Newco's shares. There can be no assurance that an active trading market for Newco shares will develop. A significant portion of Newco's shares may not trade following the consummation of the Transactions because it is expected that a small number of investors will own approximately 55% of Newco's shares after the consummation of the Transactions. If no trading market develops, securities analysts may not initiate or maintain research coverage of Newco, which could further depress the market for Newco shares. The price of Newco shares could decline if one or more equity analysts downgrade Newco's shares or if those analysts issue other unfavorable commentary or cease publishing reports about Newco or the Newco Business. Furthermore, Newco's operating results and prospects from time to time may be below the expectation of market analysts and investors. As a result, shareholders may not be able to sell their shares at or above the price at which Newco shares will be issued pursuant to the Transactions or at the time they would like to sell.

Newco's stock price may be volatile and could drop precipitously and unexpectedly.

        Newco expects its stock to be approved for listing on the NYSE. The prices of publicly traded stocks often fluctuate. The price of Newco common stock may rise or fall dramatically without any change in Newco's business performance.

        Newco-specific issues and developments generally in the health care and insurance industries, the regulatory environment, the capital markets and the general economy may cause this volatility. The principal events and factors that may cause Newco's stock price and trading volume to fluctuate are:

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  the size of the public float of Newco common stock and the volume of trading and the general liquidity in the market for Newco common stock;

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  variations in Newco's operating results;

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  changes in the market's expectations about Newco's future operating results;

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  changes in financial estimates and recommendations by securities analysts concerning Newco or the health care or insurance industries generally;

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  operating and stock price performance of other companies that investors may deem comparable;

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  news reports relating to trends in Newco's markets;

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  changes in the laws and regulations affecting the Newco Business;

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  acquisitions and financings by Newco or others in its industry; and

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  sales of substantial amounts of Newco common stock by its directors and executive officers or principal shareholders, or the perception that these sales could occur.

Future sales of UAM common stock may depress the market price of Newco's common stock.

        Upon consummation of the Transactions, it is expected that the Significant Shareholders will collectively own approximately 55% of Newco's common stock. In connection with the Merger, the Significant Shareholders will obtain freely tradable shares of Newco common stock, which shares will not be subject to any lockup agreement or other restrictions on transfer. If any of the Significant Shareholders sells or distributes substantial amounts of Newco common stock, or if it is perceived that such sales or distributions could occur, the market price of Newco common stock could decline.

Newco's reduced scale and focus on the Newco Business, which will not include the Medicare Part D Business, may limit investor interest in Newco's common stock and substantial sales of Newco common stock may occur following the consummation of the Transactions.

        The shares of Newco common stock that UAM shareholders will receive in connection with the Merger generally may be sold immediately in the public market. Some shareholders, including institutional investors or the Significant Shareholders, who receive Newco's common stock in the Merger may decide that they do not want to maintain an investment in Newco because of Newco's smaller size or because Newco will not own or operate the Medicare Part D Business. If these shareholders decide to sell all or some of their shares, or the market perceives that those sales could occur, the market price of Newco common stock may decline. Because Newco will be a smaller company that is more narrowly focused than UAM and will have a lower market capitalization than UAM, Newco's stock may not be followed as closely by market analysts or the investment community as UAM stock had been in the past. In addition, institutional investors may be less likely to invest in Newco in the future as a result of these factors. If there is only a limited following by market analysts or the investment community, or limited demand for Newco common stock by institutional investors, the amount of market activity in Newco's common stock may be reduced, making it more difficult to sell Newco common stock.

Your percentage ownership in Newco may be diluted in the future.

        As with any publicly traded company, your percentage ownership in Newco may be diluted in the future because of equity awards that Newco expects to grant to its directors, officers, employees and others. For a description of the Newco stock incentive plan arrangements for individuals that will become the directors, officers and employees of Newco, see "Proposal No. 2: Newco 2011 Omnibus Equity Award Plan," "Interests of Certain Persons in the Merger" and "Executive Compensation of Newco" in this proxy statement/prospectus. In addition, Newco may from time to time issue additional equity, including in connection with merger and acquisition transactions.

Following completion of the Merger, Newco may be subject to assumed liabilities or indemnification obligations that are greater than anticipated.

        Under the terms of the Separation Agreement, Newco has agreed to indemnify UAM and CVS Caremark for certain liabilities, including those related to the Separation. The liabilities to be assumed by Newco under the Split-Off Agreements and its indemnification obligations related thereto may be greater than anticipated and may be greater than the amount of cash available to Newco as described under "Proposal No. 1: The Merger Agreement—Indemnification" in this proxy statement/prospectus. If such liabilities or indemnification obligations are larger than anticipated, Newco's financial condition could be materially and adversely affected.

The Separation Agreement contains a covenant limiting Newco's ability to incur debt, which may limit Newco's ability to operate its business going forward.

        The Separation Agreement contains certain covenants, including a covenant restricting Newco's ability to incur debt. Under the terms of the Separation Agreement, until two years following the consummation of the Merger, Newco will not be permitted to incur debt that would cause, on a pro forma basis, the ratio of Newco's consolidated funded indebtedness to consolidated adjusted EBITDA (as defined in UAM's existing credit agreement) to be more than 3 to 1. While UAM has historically operated at leverage ratios below 3 to 1, Newco will operate as a new company and may require more capital to meet its business needs. Accordingly, this restriction could affect Newco's ability to operate its business and may limit its ability to react to market conditions or take advantage of potential business opportunities as they arise. For example, this restriction could adversely affect Newco's ability to finance its operations, make strategic acquisitions, finance investments or alliances, restructure its organization or finance its capital needs. The restriction could also limit the ability of a third party to acquire Newco.

Newco's business strategy is evolving and may involve pursuing strategic transactions in the future.

        Following the consummation of the Transactions, Newco will operate as a new company, and its business strategy will continue to evolve. Newco's business strategy may involve pursuing strategic transactions, including potential acquisitions of, or investments in, related businesses and assets or divestitures of existing businesses or assets, including potentially a business combination or sale transaction involving the whole company.

        Newco may finance future acquisitions through available cash, equity issuances or through the incurrence of additional indebtedness, subject to existing limitations set forth in the Separation Agreement. Future acquisitions or investments, and the incurrence of additional indebtedness, could subject Newco to a number of risks, including, but not limited to:

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  the assumption of contingent liabilities;

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  risks and uncertainties associated with transaction counterparties;

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  the loss of key personnel and business relationships;

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  difficulties associated with assimilating and integrating new personnel, assets, intellectual property and operations of an acquired company or business;

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  the distraction of Newco management from existing programs and initiatives in pursuing such strategic transactions; and

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  where indebtedness is incurred, general risks associated with higher leverage, including increased debt service obligations, reduced liquidity and reduced access to capital markets.

        In addition, any strategic transaction that Newco may pursue may not result in anticipated benefits to Newco and may result in unforeseen costs that, in each case, may adversely impact Newco's financial condition and results of operations.

Certain provisions in Newco's amended and restated certificate of incorporation and by-laws, the provisions of Delaware law and the terms of the Separation Agreement may make it more difficult for a third party to acquire Newco.

        Provisions contained in Newco's certificate of incorporation and by-laws could make it more difficult for a third party to acquire Newco, even if doing so might be beneficial to Newco's stockholders. These provisions include:

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  limitations on who may call special meetings of stockholders;

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  advance notice requirements for nominations for election to the Newco Board and for stockholder proposals; and

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  the inability of stockholders to act by written consent.

        Newco has also not elected to opt out of the application of the Delaware "anti-takeover" provisions of Section 203 of the DGCL. As a result, subject to certain exceptions as provided in Section 203 of the DGCL, Newco will be prohibited from engaging in any business combination, as defined in the DGCL, with an interested stockholder for a period of three years from the date on which the stockholder first becomes an interested stockholder.

        In addition, the Separation Agreement provides that Newco may not consolidate with or merge into any other entity or convey, transfer or lease all or any substantial portion of its properties and assets to any entity, unless, in each case, the other party to such transaction expressly assumes all of the liabilities of Newco, including the due and punctual performance and observance of the Split-Off Agreements (as herein described).

        The provisions could have the effect of delaying, deferring or preventing a change in control of Newco, discourage others from making offers for shares of Newco common stock, lower the market price of Newco common stock or impede the ability of Newco stockholders to change Newco management, even if such changes would be beneficial to Newco stockholders.

The CMS sanction that suspended us from marketing to and enrolling new members in our Medicare Advantage plans has had and may continue to have a material adverse effect on the Medicare Advantage business, financial condition and results of operations.

        On November 19, 2010, CMS notified us that we were suspended from marketing to and enrolling new members in our Medicare Advantage plans, effective December 5, 2010. According to CMS, the suspension relates primarily to agent oversight and market conduct issues and will remain in effect until CMS is satisfied that we have corrected the issues and they are not likely to recur. As a result of the suspension, we were unable to enroll new members in our Medicare Advantage plans during a significant portion of the annual enrollment period for the 2011 plan year and, as a result, our Medicare Advantage membership decreased significantly during that time period which will have a negative impact on our financial results for 2011 and beyond. At this time, we cannot predict the duration of the suspension and we cannot provide any assurances that we will be able to take appropriate corrective action to lift the suspension. If we are unable to take appropriate action to lift the suspension in advance of the 2012 annual enrollment period, it could have a material adverse effect on our business, financial condition and results of operations. In addition, as a government contractor, we earn substantially all of our revenue from our Medicare businesses in which CMS is not only our largest customer but also our regulator. If we are unable to maintain a constructive working relationship with CMS, our business could suffer materially. Further, there can be no assurance that despite any corrective measures taken on our part, that we will not incur additional penalties, fines or other operating restrictions, which could include termination of our right to participate in the Medicare program, which could have a further material adverse effect on our business, financial condition and results of operations.

Recently enacted health care legislation and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results.

        In March 2010, President Obama signed into law The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010 (which we collectively refer to as the Affordable Care Act) legislating broad-based changes to the U.S. health care system. Provisions of the health reform legislation become effective at various dates over the next several years. The Department of Health and Human Services, the National Association of Insurance Commissioners, the Department of Labor and the Treasury Department have yet to issue necessary enabling regulations and guidance with respect to the health reform legislation. Due to the complexity of the health reform legislation, including yet to be promulgated implementing regulations, lack of interpretive guidance, gradual implementation and the fact that the Affordable Care Act has been successfully challenged in the judicial system, the impact of the health reform legislation is difficult to predict and not yet fully known. However, we will need to dedicate significant resources and expense to complying with these new rules and there is a possibility that this new legislation could have a material adverse effect on our business, financial position and results of operations.

        The provisions of these new laws include the following key points, which are discussed further below:

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  Gradual closing of the coverage gap, or "donut hole" on Medicare Part D, through 2020;

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  Reduced Medicare Advantage reimbursement rates, beginning in 2012;

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  Implementation of a quality bonus for Star Ratings beginning in 2012;

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  Stipulated minimum medical loss ratios, beginning in 2014;

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  Shortened annual enrollment period, beginning with the 2011 selling season;

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  Non-deductible federal premium taxes assessed to health insurers, beginning in 2014;

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  Coding intensity adjustments, with mandatory minimums beginning in 2015; and

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  Limitation on the federal tax deductibility of compensation earned by individuals, beginning in 2013.

        Gradual closing of the Part D donut hole—In 2010, a rebate of $250 was provided by CMS for beneficiaries reaching the "coverage gap" (i.e., the dollar threshold at which an individual has to pay full price for his or her medications). Thereafter, on a gradual basis, the coverage gap will be closed by 2020, with beneficiaries retaining a 25% co-pay. In addition, there is a 50% discount on brand-name drugs. While this change ultimately results in increased insurance coverage, such improved benefits could result in changes in member behavior with respect to drug utilization.

        Reduced Medicare Advantage reimbursement rates—Beginning in 2012, the Medicare Advantage "benchmark" rates transition to target Medicare fee-for-service cost benchmarks of 95%, 100%, 107.5% or 115% of the calculated Medicare fee-for-service costs. The transition period will be 2, 4 or 6 years depending upon the applicable county in which services are provided. The counties are divided into quartiles based on each county's fee-for-service Medicare costs. We estimate that approximately 38% of our current membership resides in counties where the Medicare Advantage benchmark rate will equal 95% of the calculated Medicare fee-for-service costs, with approximately 89% of these members having a 6-year transition period. Under the new law, the premiums for such members will be transitioned to 95% of Medicare fee-for-service costs beginning in 2012. This follows the freezing of Medicare Advantage reimbursement rates in 2011 based on our 2010 levels. To address these rate freezes/reductions, we may have to reduce benefits, charge or increase member premiums, reduce profit margin expectations, or implement some combination of these actions. Such actions could adversely impact our membership growth, revenue expectations, and our operating margins.

        Implementation of quality bonus for Star Ratings—Beginning in 2012, Medicare Advantage plans with an overall "Star Rating" of three or more stars (out of five) will be eligible for a "quality bonus" in their basic premium rates. The Affordable Care Act limited these quality bonuses to the few plans that achieved 4 or more stars as their overall rating, but CMS is using demonstration authority to expand the quality bonus to 3 star plans for a three year period through 2014. In addition, also beginning in 2012, Medicare Advantage star ratings will affect the rebate percentage available for plans to provide additional member benefits (plans with quality ratings of 3.5 stars or above will have their rebate percentage increased from a base rate of 50% to 65% or 70%). In all cases, this rebate percentage is lower than the pre-Affordable Care Act rebate percentage of 75%. Our Medicare Advantage plans are currently rated 3 out of 5 stars, on average. Notwithstanding efforts to improve our star ratings and other quality measures prior to 2012, there can be no assurances that we will be successful in doing so. Accordingly, our plans may not be eligible for full level quality bonuses or increased rebates, which could adversely affect the benefits such plans can offer, reduce membership, and reduce profit margins.

        Stipulated Minimum MLRs—Beginning in 2014, the new healthcare reform legislation will stipulate a minimum medical loss ratio, or MLR, of 85%. Financial and other penalties may result from failing to achieve the minimum MLR ratio. For the year ended December 31, 2010, our reported Medicare Advantage MLR was 83.6%. The methodology for defining medical costs and for calculating MLRs has not yet been defined. Complying with such minimum ratio by increasing our medical expenditures or refunding any shortfalls to the federal government could have a material adverse affect on our operating margins, results of operations, and our statutory required capital.

        Shortened annual enrollment period—Medicare beneficiaries generally have a limited annual enrollment period during which they can choose to participate in a Medicare Advantage plan rather than receive benefits under the traditional fee-for-service Medicare program. After the annual enrollment period, most Medicare beneficiaries are not permitted to change their Medicare benefits.

        Beginning with the 2011 enrollment season, the new laws shorten the time in which we can sell our Medicare Advantage. Also, beginning in 2011, the new laws mandate that persons enrolled in Medicare Advantage may withdraw their enrollment at any time during the first 45 days of the year only to enroll in traditional Medicare fee-for-service, not another Medicare Advantage plan. Prior law allowed a member to withdraw enrollment during this period to enroll in another Medicare Advantage plan. There can be no assurance that these changes will not restrict our member growth, limit our ability to enter new service areas, limit the viability of our sales force, or otherwise adversely affect our ability to market to or enroll new members in our established service areas.

        Non-deductible federal premium taxes—Beginning in 2014, the new healthcare reform legislation will impose an annual aggregate non-deductible tax of $8.0 billion (increasing incrementally to $14.3 billion by 2018) on health insurance premiums, including Medicare Advantage premiums. Our share of the new tax will be based on our pro rata percentage of premiums compared to the industry as a whole, calculated annually. Although there is time to take into account this new tax in adjusting our business model and in designing future years' plan bids, there can be no assurance that such tax will not result in reduced member benefits, reduced profits, or both which could have a material adverse effect on our results of operations.

        Coding intensity adjustments—Under the new healthcare reform legislation, the coding intensity adjustment instituted in 2010 became permanent, resulting in mandated minimum reductions in risk scores of 4.71% in 2014 increasing to 5.7% for 2019 and beyond. These coding adjustments may adversely affect the level of payments from CMS to our Medicare Advantage plans.

        Limitation on the federal tax deductibility of compensation earned by individuals—Beginning in 2013, with respect to services performed during 2010 and afterward, for health insurance companies, the federal tax deductibility of compensation will be limited under Section 162(m)(6) of the Code to $500,000 per individual and will not contain an exception for "performance-based compensation." This limitation increased our effective tax rate, beginning in the second quarter of 2010.

        Most of the provisions of the Affordable Care Act are not scheduled to go into effect immediately and may be delayed for several years, including as a result of judicial action challenging the legality of the Affordable Care Act. Financing for the reforms contained in the Affordable Care Act will come, in part, from additional taxes and fees on our business as well as reductions in payments to us, which could negatively impact our business and results of operations. In addition, during this time, the new healthcare reform legislation may be subject to further adjustments. Because of the unsettled nature of these reforms and numerous steps required to implement and monitor them, we cannot predict what additional health insurance reforms will be implemented at the federal or state level, the effect that any future legislation or regulation will have on our business or how CMS will review our future bid submissions and ultimately, the overall impact of the new healthcare reform legislation on our business.

If we fail to effectively design and price our products properly and competitively, if the premiums we charge are insufficient to cover the cost of health care services delivered to our members, or if our estimates of benefit expenses are inadequate, our profitability may be materially adversely affected.

        We use a substantial portion of our revenues to pay the costs of health care services delivered to our members. These costs include claims payments, capitation payments to providers, and various other costs incurred to provide health insurance coverage to our members. These costs also include estimates of future payments to hospitals and others for medical care provided to our members. Our premiums for our Medicare business are fixed for one-year periods. Accordingly, costs we incur in excess of our benefit cost projections generally are not recovered in the contract year through higher premiums. We estimate the costs of our future benefit claims and other expenses using actuarial methods and assumptions based upon claim payment patterns, medical inflation, historical developments, including claim inventory levels and claim receipt patterns, and other relevant factors. We continually review estimates of future payments relating to benefit claims costs for services incurred in the current and prior periods and make necessary adjustments to our reserves. However, these estimates involve extensive judgment, and have considerable inherent variability that is sensitive to payment patterns and medical cost trends. The profitability of our risk-based products depends in large part on our ability to predict, price for and effectively manage medical costs. Failure to adequately price our products or estimate medical costs may result in a material adverse effect on our business, cash flows and results of operations.

Reductions in funding for Medicare programs could materially reduce our profitability.

        We generate a significant majority of our total revenue from the operation of our Medicare Advantage health maintenance organization (which is referred to herein as an HMO), private fee-for-service (which is referred to herein as PFFS), and preferred provider organization plans (which is referred to herein as a PPO or PPOs). As a result, our revenue and profitability are dependent, in part, on government funding levels for these programs. The rates paid to Medicare Advantage health plans like ours are established by contract, although the rates differ depending on a combination of factors, such as upper payment limits established by CMS, a member's health profile and status, age, gender, county or region, benefit mix, member eligibility categories and the plan's risk scores. Future Medicare rate levels may be affected by continuing government efforts to contain prescription drug costs and other medical expenses, and other federal budgetary constraints. The government is currently examining Medicare Advantage health plans like ours in comparison to Medicare fee-for-service payments, and this examination could result in a reduction in payments to Medicare Advantage health plans like ours. Changes in the Medicare program or Medicare funding may affect our ability to operate under the Medicare program or lead to reductions in the amount of reimbursement, elimination of coverage for some benefits or reductions in the number of persons enrolled in or eligible for Medicare or increases in member premium.

Failure to reduce our operating costs could have a material adverse effect on our financial position, results of operations and cash flows.

        The level of our operating costs affects our profitability. As a result of MIPPA and the CMS sanction, our Medicare Advantage membership decreased significantly as of January 1, 2011. In addition, upon consummation of the Transactions, we will be a much smaller company. If we are unable to reduce our operating expenses to better match the smaller size of the Company, it could have a material adverse effect on our financial condition, results of operations and cash flows.

Competition in the insurance and healthcare industries is intense, and if we do not design and price our products properly and competitively, our membership and profitability could decline.

        We operate in a highly competitive industry. Some of our competitors are more established in the insurance and, health care industries, with larger market share, more established reputations and brands and greater financial resources than we have in some markets. In addition, other companies may enter our markets in the future. Medicare Advantage plans are generally bid upon or renewed annually. We compete for members in our Medicare Advantage plans on the basis of the following and other factors:

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  price,

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  the size, location, quality and depth of provider networks,

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  benefits provided,

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  quality and extent of services, and

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  reputation.

        In addition to the challenge of controlling health care costs, we face intense competitive pressure to contain premium prices. Factors such as business consolidations, strategic alliances, legislative reform and marketing practices create pressure to contain premium rate increases, despite being faced with increasing medical costs. Premium increases, introduction of new product designs, our relationship with our providers in various markets, and our possible exit from or entrance into additional markets, among other issues, could also affect our membership levels.

        We compete based on innovation and service, as well as on price and benefit offering. We may not be able to develop innovative products and services which are attractive to clients. Moreover, although we need to continue to expend significant resources to develop or acquire new products and services in the future, we may not be able to do so. We cannot be sure that we will continue to remain competitive, nor can we be sure that we will be able to market our products and services to clients successfully at current levels of profitability.

        Consolidation within the industries in which we operate, as well as the acquisition of any of our competitors by larger companies, may lead to increased competition. Strategic combinations involving our competitors could have an adverse effect on our business or results of operations.

        If we do not compete effectively in our markets, if we set rates too high in highly competitive markets to maintain or increase our market share, if we set rates too low to maintain or increase our profitability, if membership does not increase as we expect, if membership declines, if we fail are unable to innovate and deliver products and services that demonstrate value to our customers or if we lose members with favorable medical cost experience while retaining or increasing members with unfavorable medical cost experience, our business and results of operations could be materially adversely affected.

Our results of operations will be adversely affected if our insurance premium rates are not adequate.

        Our results of operations depend on our ability to charge and collect premiums sufficient to cover our health care costs, expenses of distribution and operations and provide a reasonable margin. Although we attempt to base the premiums we charge on our estimate of future health care costs, we may not be able to control the premiums we charge as a result of competition, government regulations and other factors. Our results of operations could be adversely affected if we are unable to set premium rates at appropriate levels or adjust premium rates in the event our health care costs increase.

        We set the premium rates on our insurance policies based on facts and circumstances known at the time we issue the policies and on assumptions about numerous variables, such as:

  •
  the actuarial probability of a policyholder incurring a claim;

  •
  the severity and duration of the claim;

  •
  the mortality rate of our policyholder base;

  •
  the persistency or renewal rate of our policies in force;

  •
  our commission and policy administration expenses; and

  •
  the interest rate earned on our investment of premiums.

        In setting premium rates, we consider historical claims information, industry statistics and other factors. We cannot be assured that the data and assumptions used at the time of establishing premium rates will prove to be correct and that premiums will be sufficient to cover benefits and expenses plus a reasonable margin.

        For certain of our traditional products, we can periodically file for rate increases, if our actual claims experience proves to be less favorable than we assumed. If we are unable to raise our premium rates, our net income may decrease. We generally cannot raise our premiums in any state unless we first obtain the approval of the insurance regulator in that state. We review the adequacy of our accident and health premium rates regularly and file rate increases on our products when we believe permitted premium rates are too low. When determining whether to approve or disapprove our rate increase filings, the various state insurance departments take into consideration:

  •
  our actual claims experience compared to expected claims experience;

  •
  policy persistency, which means the percentage of policies that are in-force at specified intervals from the issue date compared to the total amount originally issued;

  •
  investment income; and

  •
  medical cost inflation.

        If the regulators do not believe these factors warrant a rate increase, it is possible that we will not be able to obtain approval for premium rate increases from currently pending requests or requests filed in the future. If we are unable to raise our premium rates because we fail to obtain approval for rate increases in one or more states, our net income may decrease. If we are successful in obtaining regulatory approval to raise premium rates, the increased premium rates may reduce the volume of our new sales and cause existing policyholders to let their policies lapse. This would reduce our premium income in future periods. Increased lapse rates also could require us to expense all or a portion of the deferred policy costs relating to lapsed policies in the period in which those policies lapse, reducing our net income in that period.

The competitive bidding process for our Medicare Advantage plans may adversely affect our profitability.

        Payments for the local Medicare Advantage health plans and regional Medicare Advantage PPO programs are based on a competitive bidding process that may decrease the amount of premiums paid to us or cause us to increase the benefits we offer to our members. We are required to submit Medicare Advantage bids annually, approximately six months in advance of the corresponding benefit year. We endeavor to use the best available member eligibility, claims and risk score data at the time of developing the bids. Furthermore, we make actuarial assumptions about the utilization of benefits in our plans. However, these assumptions are subject to significant judgment and we cannot be assured that the data and assumptions used at the time of bid development will prove to be correct and that premiums will be sufficient to cover member benefits plus a reasonable margin. If our bid assumptions are too low and member claims are higher than anticipated, we could be required to expend significant unanticipated amounts which could have a material adverse effect on our business, profitability and results of operations.

Because our Medicare Advantage premiums, which generate most of our Medicare Advantage revenues, are fixed by contract, we are unable to increase our Medicare Advantage premiums during the contract term if our corresponding medical benefits expense exceeds our estimates which can adversely affect our results of operations.

        Most of our Medicare Advantage revenues are generated by premiums consisting of fixed monthly payments per member. We use a significant portion of our revenues to pay the costs of health care services delivered to our members. The principal costs consist of claims payments, capitation payments and other costs incurred to provide health insurance coverage to our members. Generally, premiums in the health care business are fixed on an annual basis by contract, and we are obligated during the contract period to provide or arrange of the provision of healthcare services as established by the Federal government.

        We are unable to increase the premiums we receive under these contracts during the then-current term. If our medical expenses exceed our estimates, except in very limited circumstances or as a result of risk score adjustments for member acuity, we generally cannot recover costs we incur in excess of our medical cost projections in the contract year through higher premiums. As a result, our profitability depends, to a significant degree, on our ability to adequately predict and effectively manage our medical expenses related to the provision of healthcare services. Accordingly, the failure to adequately predict and control medical expenses and to make reasonable estimates and maintain adequate accruals for incurred but not reported claims, known as IBNR, may have a material adverse effect on our financial condition, results of operations, or cash flows. If our estimates of reserves are inaccurate, our ability to take timely corrective actions or to otherwise establish appropriate premium pricing could be adversely affected. Failure to adequately price our products or to estimate sufficient medical claim reserves may result in a material adverse effect on our financial position, results of operations and cash flows. In addition, to the extent that CMS or Congress takes action to reduce the levels of payments to Medicare Advantage providers, our revenues would be adversely affected.

        We estimate the costs of our future medical claims and other expenses using actuarial methods and assumptions based upon claim payment patterns, cost trends, product mix, seasonality, medical inflation, historical developments, such as claim inventory levels and claim receipt patterns, and other relevant factors. We continually review estimates of future payments relating to medical claims costs for services incurred in the current and prior periods and make necessary adjustments to our reserves. However, historically, our medical expenses as a percentage of premium revenue have fluctuated. The principal factors that may cause medical expenses to exceed our estimates are:

  •
  increased utilization of medical facilities and services and prescription drugs;

  •
  increased cost of services;

  •
  our membership mix;

  •
  variances in actual versus estimated levels of cost associated with new products, benefits or lines of business;

  •
  product changes or benefit level changes;

  •
  periodic renegotiation of hospital, physician and other provider contracts, or the consolidation of these entities;

  •
  membership in markets lacking adequate provider networks;

  •
  changes in the demographics of our members and medical trends affecting them;

  •
  termination of capitation arrangements resulting in the transfer of membership to fee-for-service arrangements or loss of membership;

  •
  the occurrence of acts of terrorism, public health epidemics, severe weather events or other catastrophes;

  •
  the introduction of new or costly treatments and technologies;

  •
  medical cost inflation;

  •
  government mandated benefits or other regulatory changes; and

  •
  contractual disputes with hospitals, physicians and other providers.

Because of the relatively high average age of the Medicare population, medical expenses for our Medicare Advantage plans may be particularly difficult to control. We may not be able to continue to manage these expenses effectively in the future. If our medical expenses increase, our profits could be reduced or we may not remain profitable.

We hold reserves for expected claims, which are estimated, and these estimates involve an extensive degree of judgment; if actual claims exceed reserve estimates, our results could be materially adversely affected.

        Our benefits incurred expense reflects estimates of IBNR. We, together with our internal and external consulting actuaries, estimate our claim liabilities using actuarial methods based on historical data adjusted for payment patterns, cost trends, product mix, seasonality, utilization of healthcare services and other relevant factors. Actual conditions, however, could differ from those assumed in the estimation process, and those differences could be material. Due to the uncertainties associated with the factors used in these assumptions, the actual amount of benefit expense that we incur may be materially more or less than the amount of IBNR originally estimated, and materially different amounts could be reported in our financial statements for a particular period under different conditions or using different assumptions. We make adjustments, if necessary, to benefits incurred expense when the criteria used to determine IBNR change and when we ultimately determine actual claim costs. If our estimates of IBNR are inadequate in the future, our reported results of operations will be adversely affected. Further, our inability to estimate IBNR accurately may also affect our ability to take timely corrective actions or otherwise establish appropriate premium pricing, further exacerbating the extent of any adverse effect on our results.

Our reserves for future insurance policy benefits and claims on our traditional business may prove to be inadequate, requiring us to increase liabilities and resulting in reduced net income and stockholders' equity.

        We calculate and maintain reserves for the estimated future payment of claims to our insurance policyholders using the same actuarial assumptions that we use to set our premiums. For our traditional accident and health insurance business, we establish active life reserves for expected future policy benefits, plus a liability for due and unpaid claims, claims in the course of settlement, and incurred but not reported claims. Many factors can affect these reserves and liabilities, such as economic and social conditions, inflation, hospital and medical costs, changes in doctrines of legal liability and extra-contractual damage awards. Therefore, we necessarily base our reserves and liabilities on extensive estimates, assumptions and prior years' statistics. When we acquire other insurance companies or blocks of insurance, our assessment of the adequacy of acquired policy liabilities is subject to similar estimates and assumptions. Establishing reserves involves inherent uncertainties, and it is possible that actual claims could materially exceed our reserves and have a material adverse effect on our results of operations and financial condition. Our net income depends significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in setting our reserves and pricing our policies. If our assumptions with respect to future claims are incorrect, and our reserves are insufficient to cover our actual losses and expenses, we would be required to increase our liabilities resulting in reduced net income, statutory surplus and stockholders' equity.

We may experience higher than expected loss ratios which could materially adversely affect our results of operations.

        We may experience higher than expected loss ratios if health care costs exceed our estimates. Factors that may cause health care costs to exceed our estimates include:

  •
  an increase in the cost of health care services and supplies, including pharmaceuticals;

  •
  higher than expected utilization of health care services;

  •
  periodic renegotiations of hospital, physician and other provider contracts;

  •
  the occurrence of catastrophic events, including epidemics and natural disasters;

  •
  general inflation or economic downturns;

  •
  new mandated benefits or other regulatory changes that increase our costs; and

  •
  other unforeseen occurrences.

        We seek to take appropriate actions in an effort to reverse any upward trend in our loss ratios; however, we can make no assurances that these actions will be sufficient. We also cannot give assurance that our loss ratios will not continue to increase beyond what we currently anticipate, and any increases could materially adversely affect our results of operations.

        In addition, medical liabilities in our financial statements include our estimated reserves for incurred but not reported and reported but not paid claims. The estimates for medical liabilities are made on an accrual basis. We believe that our reserves for medical liabilities are adequate, but we cannot assure you of this. Any adjustments to our medical liabilities could adversely affect our results of operations.

We are subject to extensive government regulation; compliance with laws and regulations is complex and expensive, and any violation of the laws and regulations applicable to us could reduce our revenues and profitability and otherwise adversely affect our operating results and/or impact our ability to sell Medicare products.

        There is substantial Federal and state governmental regulation of our business. Several laws and regulations adopted by the Federal government, such as the Affordable Care Act, the Sarbanes-Oxley Act of 2002, the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act of 1996, which we refer to as HIPAA, the MMA, the USA PATRIOT Act, the False Claims Act, anti-kickback laws, MIPPA and "Do Not Call" regulations, have created administrative and compliance requirements for us. The requirements of these laws and regulations are continually evolving, and the cost of compliance may have an adverse effect on our profitability. As laws and regulations evolve, the costs of compliance, which are already significant, will tend to increase. If we fail to comply with existing or future applicable laws and regulations, as was the case in 2010 in connection with our 2010 CMS audit, we could suffer civil, criminal or administrative penalties. Different interpretations and enforcement policies of these laws and regulations could subject our current practices to allegations of impropriety or illegality, or could require us to make significant changes to our operations. In addition, we cannot predict the impact of future legislation and regulatory changes on our business or assure you that we will be able to obtain or maintain the regulatory approvals required to operate our business. In addition, we are subject to potential changes in the political environment that can affect public policy and can adversely affect the markets for our products.

        Laws and regulations governing Medicare and other state and federal healthcare and insurance programs are complex and subject to significant interpretation. As part of the Affordable Care Act, CMS has been exercising increased oversight and regulatory authority over our Medicare businesses. Compliance with such laws and regulations is subject to CMS audit, other governmental review and investigation and significant interpretation. There can be no assurance that we will be found to be in compliance with all such laws and regulations in connection with these audits, reviews and investigations. On November 19, 2010, CMS notified us that we were suspended from marketing to and enrolling new members in our Medicare Advantage plans, effective December 5, 2010. Further, on February 25, 2011, we received the final performance audit and inspection report from CMS with respect to its audit of our Medicare Advantage and UAM's Medicare Part D contracts conducted during 2010. The audit report noted deficiencies with respect to our Medicare Advantage and UAM's Medicare Part D contracts, including prescription drug formulary administration, coverage determinations and appeals, grievances, enrollment and disenrollment, premium billing and compliance plan deficiencies, that were in addition to the deficiencies noted in the November 19, 2010 suspension notice. According to CMS, we have 60 days to develop and implement a corrective action plan to correct the additional deficiencies noted in the audit report. Failure to correct the deficiencies noted in the February 25, 2011 audit report or to otherwise be in compliance with applicable laws and regulations could result in CMS imposing additional sanctions on us including penalties, fines or other operating restrictions, including termination of our right to participate in the Medicare program, which could have a material adverse effect on our business, financial condition and results of operations.

        Laws in each of the states in which we operate our health plans, insurance companies and other businesses also regulate our sales practices, operations, the scope of benefits, rate formulas, delivery systems, utilization review procedures, quality assurance, complaint systems, enrollment requirements, claim payments, marketing, and advertising. These state regulations generally require, among other things, prior approval or notice of new products, premium rates, benefit changes and specified material transactions, such as dividend payments, purchases or sales of assets, inter-company agreements, and the filing of various financial and operational reports.

        We are also subject to various governmental reviews, audits and investigations to verify our compliance with our contracts and applicable laws and regulations. State departments of insurance audit our health plans and insurance companies for financial and contractual compliance. State departments of health audit our health plans for compliance with health services. State attorneys general, CMS, the Office of the Inspector General of Health and Human Services, the Office of Personnel Management, the Department of Justice, the Department of Labor, the Government Accountability Office, state departments of insurance and departments of health and Congressional committees also conduct audits and investigations of us. We have historically incurred, and expect to continue to incur, significant costs to respond to governmental reviews, audits and investigations, and we expect these costs to increase over time as regulation increases and becomes more complex and as regulatory agencies and Congressional committees become more sophisticated and thorough.

        Any adverse review, audit or investigation, or changes in regulations resulting from the conclusion of reviews, audits or investigations, could result in:

  •
  repayment of amounts we have been paid pursuant to our government contracts;

  •
  imposition of civil or criminal penalties, fines or other sanctions on us;

  •
  loss of licensure or the right to participate in Medicare and other government-sponsored programs;

  •
  suspension of marketing and enrollment privileges;

  •
  damage to our reputation in various markets;

  •
  legislative or regulatory changes that affect our business and operations;

  •
  increased difficulty in marketing our products and services; and

  •
  prohibiting the expansion to new markets or the addition of new products in existing markets.

        Any of these events could make it more difficult for us to sell our products and services, reduce our revenues and profitability and otherwise adversely affect our operating results. CMS from time to time releases proposed or amended regulations that, if adopted, would, among other things, place tighter restrictions on marketing processes relative to the Medicare Advantage program and Medicare prescription drug benefit program. Depending upon the final content of these regulations, if CMS proposes and adopts them, compliance with and enforcement of the regulations could have a material adverse effect on our results of operations.

        We are also subject to a federal law commonly referred to as the "Anti-Kickback Statute." The Anti-Kickback Statute prohibits the payment or receipt of any "Remuneration" that is intended to induce referrals or the purchasing, leasing or ordering of any item or service that may be reimbursed, in whole or in part, under a Federal Health Care Program, such as Medicare. It also prohibits the payment or receipt of any Remuneration that is intended to induce the recommendation of the purchasing, leasing or ordering of any such item or service. In July 2009 and March 2010, we received subpoenas from the Department of Health and Human Services, Office of Inspector General, known as HHS-OIG, requesting documents related to marketing, sales and enrollment practices for our Today's Health Medicare HMO Plans which are offered in the State of Wisconsin. The investigation includes matters relating to the Anti-Kickback Statute. Violations of the Anti-Kickback Statute could result in substantial monetary penalties and could also include exclusion from the Medicare program.

Changes in governmental regulation or legislative reform could increase our costs of doing business and adversely affect our profitability.

        The Federal government and the states in which we operate extensively regulate our health plans, insurance companies and other business. The laws and regulations governing our operations are generally intended to benefit and protect policyholders, health plan members and providers rather than shareholders. From time to time, Congress has considered various forms of "Patients' Bill of Rights" legislation, which, if adopted, could alter the treatment of coverage decisions under applicable federal employee benefits laws. There have also been legislative attempts at the state level to limit the preemptive effect of Federal employee benefits laws on state laws. If adopted, these types of limitations could increase our liability exposure and could permit greater state regulation of our operations. The government agencies administering these laws and regulations have broad latitude to enforce them. These laws and regulations, along with the terms of our government contracts, regulate how we do business, what services we offer, and how we interact with our policyholders, members, providers and the public. Healthcare laws and regulations are subject to frequent change and differing interpretations. Changes in the political climate or in existing laws or regulations, or their interpretations, or the enactment of new laws or the issuance of new regulations could adversely affect our business by, among other things:

  •
  imposing additional license, registration, or capital reserve requirements;

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  increasing our administrative and other costs;

  •
  forcing us to undergo a corporate restructuring;

  •
  increasing mandated benefits without corresponding premium increases;

  •
  limiting our ability to engage in inter-company transactions with our affiliates and subsidiaries;

  •
  adversely affecting our ability to operate under the Medicare program and to continue to serve our members and attract new members;

  •
  changing the manners or the basis upon which CMS reinsures us or pays premium to us, or upon which our members pay premiums;

  •
  forcing us to alter or restructure our relationships with providers and agents;

  •
  restricting our ability to market our products;

  •
  increasing governmental regulation or provision of healthcare services;

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  requiring that health plan members have greater access to non-formulary drugs;

  •
  expanding the ability of health plan members to sue their plans;

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  requiring us to implement additional or different programs and systems; and

  •
  prohibiting us from participating in existing or future programs and systems.

        While it is not possible to predict when and whether fundamental policy changes would occur, policy changes on the local, state and federal level could fundamentally change the dynamics of our industry, such as policy changes mandating a much larger role of the government in the health care arena. Changes in public policy could materially affect our profitability, our ability to retain or grow business, or our financial condition. State and federal governmental authorities are continually considering changes to laws and regulations applicable to us and are currently considering regulations relating to:

  •
  health insurance access and affordability;

  •
  disclosure of provider quality information;

  •
  electronic access to pharmacy and medical records;

  •
  formation of regional or national association health plans for small employers;

  •
  universal health coverage; and

  •
  disclosure of provider fee schedules and other data about payments to providers, sometimes called transparency.

        All of these proposals could apply to us and could result in new regulations that increase the cost of our operations. Any of the foregoing legislative or regulatory changes could adversely affect our or our service providers' ability to negotiate rebate and administrative fee arrangements with manufacturers and have a material adverse effect on our business and results of operations.

        Compliance with and enforcement of the existing and any proposed regulations could have a material adverse effect on our results of operations.

We are required to comply with laws governing the transmission, security and privacy of health information that require significant compliance costs, and any failure to comply with these laws could result in material criminal and civil penalties.

        Regulations under HIPAA require us to comply with standards regarding the exchange of health information within our company and with third parties, such as healthcare providers, business associates and our members. These regulations impose standards for common healthcare transactions, such as:

  •
  claims information, plan eligibility, and payment information;

  •
  unique identifiers for providers and employers;

  •
  security;

  •
  privacy; and

  •
  enforcement.

        HIPAA also provides that to the extent that state laws impose stricter privacy standards than HIPAA privacy regulations, HIPAA does not preempt the state standards and laws.

        Given the complexity of the HIPAA regulations, the possibility that the regulations may change, and the fact that the regulations are subject to changing and potentially conflicting interpretation, our ability to maintain compliance with the HIPAA requirements is uncertain and the costs of compliance are significant. Furthermore, a state's ability to promulgate stricter laws, and uncertainty regarding many aspects of state requirements, make compliance more difficult. To the extent that we submit electronic healthcare claims and payment transactions that do not comply with the electronic data transmission standards established under HIPAA, payments to us may be delayed or denied. Additionally, the costs of complying with any changes to the HIPAA regulations may have a negative impact on our operations. We could be subject to criminal penalties and civil sanctions for failing to comply with the HIPAA health information provisions, which could result in the incurrence of significant monetary penalties. In addition, our failure to comply with state health information laws that may be more restrictive than the regulations issued under HIPAA could result in additional penalties.

        Compliance with HIPAA regulations requires significant systems enhancements, training and administrative effort. HIPAA could also expose us to additional liability for violations by our business associates. A business associate is a person or entity, other than a member of the work force, who on behalf of an entity subject to HIPAA performs or assists in the performance of a function or activity involving the use or disclosure of individually identifiable health information, or provides legal, accounting, consulting, data aggregation, management, administrative, accreditation or financial services.

Legal and regulatory investigations and actions are increasingly common in the insurance and managed care business and may result in financial losses and harm our reputation.

        We face a significant risk of class action lawsuits and other litigation and regulatory investigations and actions in the ordinary course of operating our businesses. Due to the nature of our businesses, we are subject to a variety of legal and regulatory actions relating to our business operations, such as the design, management and offering of products and services. The following are examples of the types of potential litigation and regulatory investigations we face:

  •
  claims relating to sales or underwriting practices;

  •
  claims relating to the methodologies for calculating premiums;

  •
  claims relating to the denial or delay of health care benefit payments;

  •
  claims relating to claims payments and procedures;

  •
  additional premium charges for premiums paid on a periodic basis;

  •
  claims relating to the denial, delay or rescission of insurance coverage;

  •
  challenges to the use of software products used in administering claims;

  •
  claims relating to provider marketing;

  •
  anti-kickback claims;

  •
  claims under the False Claims Act;

  •
  claims by government agencies relating to compliance with laws and regulations;

  •
  medical malpractice or negligence actions based on our medical necessity decisions or brought against us on the theory that we are liable for our providers' alleged malpractice or negligence;

  •
  claims relating to product design;

  •
  allegations of anti-competitive and unfair business activities;

  •
  provider disputes over compensation and termination of provider contracts;

  •
  allegations of discrimination;

  •
  claims related to the failure to disclose business practices;

  •
  allegations of breaches of duties to customers;

  •
  claims relating to inadequate or incorrect disclosure or accounting in our public filings;

  •
  allegations of agent misconduct;

  •
  claims related to deceptive trade practices;

  •
  claims relating to suitability of annuity products; and

  •
  claims relating to customer audits and contract performance.

        Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, and punitive and treble damages, which may remain unknown for substantial periods of time. We are also subject to various regulatory inquiries, such as information requests, formal and informal inquiries, subpoenas and books and record examinations, from state and Federal regulators and other authorities. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our business, financial condition and results of operations.

        We cannot predict the outcome of actions we face with certainty, and we have incurred and are incurring expenses in the defense of our past and current matters. We also may be subject to additional litigation in the future. Litigation could materially adversely affect our business or results of operations because of the costs of defending these cases, the costs of settlement or judgments against us, or the changes in our operations that could result from litigation. The defense of any these actions may be time-consuming and costly, and may distract our management's attention. In addition, we could suffer significant harm to our reputation, which could have an adverse effect on our business, financial condition and results of operations. As a result, we may incur significant expenses and may be unable to effectively operate our business.

        Potential liabilities may not be covered by insurance or indemnity, insurers or indemnifying parties may dispute coverage or may be unable to meet their obligations or the amount of our insurance or indemnification coverage may be inadequate. In some cases, treble damages may be sought. In addition, some types of damages, such as punitive damages or damage for willful acts, may not be covered by insurance. The cost of business insurance coverage has increased, and may in the future increase, significantly. Insurance coverage for all or some forms of liability may become unavailable or prohibitively expensive in the future. We cannot assure you that we will be able to obtain insurance coverage in the future, or that insurance will continue to be available on a cost-effective basis, if at all.

        The health care industry continues to receive significant negative publicity regarding the public's perception of it. This publicity and public perception have been accompanied by increased litigation, in some cases resulting in:

  •
  large jury awards,

  •
  legislative activity,

  •
  regulation, and

  •
  governmental review of industry practices.

        These factors, as well as any negative publicity about us in particular, could adversely affect our ability to market our products or services and to attract and retain members, may require us to change our products or services, may increase the regulatory burdens under which we operate and may require us to pay large judgments or fines. Any combination of these factors could further increase our cost of doing business and adversely affect our financial position, results of operations and cash flows.

CMS's risk adjustment payment system and budget neutrality factors make our revenue and profitability difficult to predict and could result in material retroactive adjustments to our results of operations.

        All of the Medicare Advantage programs we offer are subject to Congressional appropriation. As a result, our profitability is dependent, in large part, on continued funding for government healthcare programs at or above current levels. The reimbursement rates paid to health plans like ours by the Federal government are established by contract, although the rates differ depending on a combination of factors such as a member's health status, age, gender, county or region, benefit mix, member eligibility categories, and the plans' risk scores.

        CMS has implemented a risk adjustment model that apportions premiums paid to Medicare health plans according to health severity. The risk adjustment model pays more for enrollees with predictably higher costs. Under this model, rates paid to Medicare Advantage plans are based on actuarially determined bids, which include a process whereby our prospective payments are based on a comparison of our beneficiaries' risk scores, derived from medical diagnoses, to those enrolled in the government's original Medicare program.

        Under the risk adjustment methodology, all Medicare health plans must capture, collect and submit the necessary diagnosis code information from inpatient and ambulatory treatment settings to CMS within prescribed deadlines. The CMS risk adjustment model uses this diagnosis data to calculate the risk adjusted premium payment to Medicare health plans. We generally rely on providers to code their claim submissions with appropriate diagnoses, which we send to CMS as the basis for our payment received from CMS under the actuarial risk-adjustment model. We also rely on providers to appropriately document all medical data, including the diagnosis data submitted with claims. As a result of this process, it is difficult to predict with certainty our future revenue or profitability. CMS may also change the manner in which it calculates risk adjusted premium payments in ways that are adverse to us. In addition, our own risk scores for any period may result in favorable or unfavorable adjustments to the payments we receive from CMS and our Medicare premium revenue. Because diagnosis coding is a manual process, there is the potential for human error in the recording of codings, and there can be no assurance that our contracting physicians and hospitals will be successful in improving the accuracy of recording diagnosis code information and therefore our risk scores.

        During 2008, CMS announced its intention to engage in a pilot program to more extensively audit a select group of Medicare Advantage health plans in the area of hierarchical condition category, or HCC, coding for the determination of risk score revenue. These audits were labeled "Risk Adjustment Data Validation" audits, or RADV. RADV audits review medical record documentation in an attempt to validate provider coding practices and the presence of risk adjustment conditions which influence the calculation of premium payments to Medicare Advantage plans. Following the completion of the RADV pilot, CMS has extended its audit program to randomly selected Plans for the stated purpose of generating statistically valid payment error estimates. While CMS has not yet fully disclosed its final intent with respect to RADV findings it should be noted that this audit, like any other audit pursued by CMS, may result in an adverse impact to revenue on a prospective or retrospective basis. We have been selected to participate in the extended audit program and have recently completed our initial data submission to CMS. These audits may result in retrospective adjustments to payments made to health plans. In December 2010, CMS published for public comment a new proposed RADV audit and payment adjustment methodology. The proposed methodology contains provisions allowing retroactive contract level payment adjustments for the year audited using an extrapolation of the "error rate" identified in audit samples. Depending on the methodology utilized, potential payment adjustments could have a material adverse effect on our results of operations, financial position and cash flows.

        Coincident with phase-in of the risk-adjustment methodology, CMS also adjusted payments to Medicare Advantage plans by a "budget neutrality" factor. CMS implemented the budget neutrality factor to prevent overall health plan payments from being reduced during the transition to the risk-adjustment payment model. CMS first developed the payment adjustments for budget neutrality in 2002 and began to use them with the 2003 payments. CMS began phasing out the budget neutrality adjustment in 2007 and will fully eliminate it by 2011. The risk adjustment methodology and phase-out of the budget neutrality factor will reduce our plans' premiums unless our risk scores increase. We do not know if our risk scores will increase in the future or, if they do, that the increases will be large enough to offset the elimination of this adjustment. As a result of the CMS payment methodology described previously, the amount and timing of our CMS monthly premium payments per member may change materially, either favorably or unfavorably. In addition, the possibility exists that CMS may reduce revenues in the future for plans whose risk scores have increased significantly greater than the general Medicare average increase in risk scores. If our risk scores increase significantly greater than the general Medicare average increase, and CMS introduces this approach, it could adversely affect our results of operations.

We rely on the accuracy of information provided by CMS regarding the eligibility of an individual to participate in our Medicare Advantage plans, and any inaccuracies in those lists could cause CMS to recoup premium payments from us with respect to members who turn out not to be ours, or could cause us to pay benefits in respect of members who turn out not to be ours, which could reduce our revenue and profitability.

        Premium payments that we receive from CMS are based upon eligibility lists produced by Federal and local governments. From time to time, CMS requires us to reimburse it for premiums that we received from CMS based on eligibility and dual-eligibility lists that CMS later discovers contained individuals who were not in fact residing in our service areas or eligible for any government-sponsored program or were eligible for a different premium category or a different program. We may have already provided services to these individuals and reimbursement of amounts paid on behalf of services provided to them may be unrecoverable. In addition to recoupment of premiums previously paid, we also face the risk that CMS could fail to pay us for members for whom we are entitled to payment. Our profitability would be reduced as a result of this failure to receive payment from CMS if we had made related payments to providers and were unable to recoup these payments from them.

If we are unable to develop and maintain satisfactory relationships with the providers of care to our members, our profitability could be adversely affected and we may be precluded from operating in some markets.

        We contract with physicians, hospitals and other providers to deliver health care to our members. Our Medicare Advantage products encourage or require our customers to use these contracted providers. In some circumstances, these providers may share medical cost risk with us or have financial incentives to deliver quality medical services in a cost-effective manner. Our operations and profitability are significantly dependent upon our ability to enter into appropriate cost-effective contracts with hospitals, physicians and other healthcare providers that have convenient locations for our members in our geographic markets.

        In the long term, our ability to contract successfully with a sufficiently large number of providers in a particular geographic market will affect the relative attractiveness of our Medicare Advantage and managed care products in that market. Any difficulty in contracting with providers in a market could preclude us from renewing or from entering our Medicare contracts in that market. We will be required to establish acceptable provider networks prior to entering new markets. We may be unable to maintain our relationships with our network providers or enter into agreements with providers in new markets on a timely basis or under favorable terms. In any particular market, providers could refuse to contract with us, demand to contract with us, demand higher payments, or take other actions that could result in higher health care costs for us, less desirable products for members, disruption of benefits to our members, or difficulty meeting regulatory or accreditation requirements. In some markets, some providers, particularly hospitals, physician specialty groups, physician/hospital organizations or multi-specialty physician groups, may have significant market positions and negotiating power. In addition, physician or practice management companies, which aggregate physician practices for administrative efficiency and marketing leverage, may compete directly with us. In our southeastern Texas HMO market, one of our significant provider groups has formed a health plan. If, at some point, this provider group refuses to contract with us, uses its market position to negotiate favorable contracts or otherwise places us at a competitive disadvantage, our ability to market products or to be profitable in that market could be adversely affected.

        In some situations, we have contracts with individual or groups of primary care physicians for a fixed, per-member-per-month fee under which physicians are paid an amount to provide all required medical services to our members. This type of contract is referred to as a "capitation" contract. The inability of providers to properly manage costs under these capitation arrangements can result in the financial instability of these providers and the termination of their relationship with us. In addition, payment or other disputes between a primary care provider and specialists with whom the primary care provider contracts can result in a disruption in the provision of services to our members or a reduction in the services available to our members. The financial instability or failure of a primary care provider to pay other providers for services rendered could lead those other providers to demand payment from us even though we have made our regular fixed payments to the primary provider. There can be no assurance that providers with whom we contract will properly manage the costs of services, maintain financial solvency or avoid disputes with other providers. Any of these events could have an adverse effect on the provision of services to our members and our operations, resulting in loss of membership or higher healthcare costs or other adverse effects.

Substantially all our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired.

        We earn substantially all of our revenue from our Medicare businesses in which CMS is not only our largest customer but also our regulator. If we are unable to maintain a constructive relationship with CMS, our business could suffer materially. As a government contractor, we provide our Medicare benefits and other services through a limited number of contracts with Federal government agencies. These contracts generally have terms of one or two years and are subject to non-renewal by the applicable agency. All of our government contracts are terminable for cause if we breach a material provision of the contract or violate relevant laws or regulations. In addition, a government agency may suspend our right to add new members if it finds deficiencies in our provider network or operations, as was the case for a significant portion of the 2011 selling season as a result of CMS sanctions. If we are unable to renew, or to successfully re-bid or compete for any of our government contracts, or if any of our contracts are terminated, our business could be substantially impaired. If any of those circumstances were to occur, we would likely pursue one or more alternatives, such as

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  seeking to enter into contracts in other geographic markets,

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  seeking to enter into contracts for other services in our existing markets, or

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  seeking to acquire other businesses with existing government contracts.

        If we were unable to do so, we could be forced to cease conducting business. In this event, our revenues and profits would decrease materially.

A reduction in the number of members in our health plans could adversely affect our results of operations.

        A reduction in the number of members in our health plans could adversely affect our results of operations. The principal factors that could contribute to the loss of membership are:

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  regulatory changes such as MIPPA which resulted in the loss of approximately 60,000 members;

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  regulatory actions, such as the CMS sanctions imposed in November 2010, which prevented us from marketing and enrolling new Medicare Advantage members for a significant portion of the 2011 selling season;

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  competition in premium or plan benefits from other health care benefit companies;

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  competition from physicians or other provider groups who may elect to form their own health plans;

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  inability to develop and maintain satisfactory relationships with the providers of care to our members;

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  our increases in premiums or benefit changes;

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  our exit from a market or the termination of a health plan;

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  negative publicity and news coverage relating to our company or the managed health care industry generally;

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  general economic conditions that induce beneficiaries to cancel their coverage; and

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  catastrophic events, such as epidemics, natural disasters, man-made catastrophes and other unforeseen occurrences.

We derive a substantial portion of our Medicare Advantage HMO revenues and profits from Medicare Advantage HMO operations in Texas, and legislative actions, economic conditions or other factors that adversely affect those operations could materially reduce our revenues and profits.

        We derive a substantial portion of our Medicare Advantage HMO revenues and profits from Medicare Advantage HMO operations in Texas. If we are unable to continue to operate in Texas, or if we must significantly curtail our current operations in any portion of Texas, our revenues will decrease materially. Our reliance on our operations in Texas could cause our revenues and profitability to change suddenly and unexpectedly, depending on legislative actions, economic conditions and similar factors.

We may experience future lapsation in our Medicare supplement business, requiring faster amortization of the deferred acquisition costs.

        We have in the past experienced higher than expected lapsation in our Medicare supplement business. We believe competitive pressure from other Medicare supplement companies and Medicare Advantage products, as well as the departure of some of our sales managers, and other factors, contributed to the level of lapsation. This excess lapsation required us to accelerate the amortization of the deferred acquisition cost and present value of future profits assets associated with the business that lapsed. We cannot give assurances that lapsation of our Medicare supplement business will not again increase, requiring faster amortization of the deferred costs.

We no longer sell long-term care insurance and the premiums that we charge for the long-term care policies that remain in force may not be adequate to cover the claims expenses that we incur.

        We stopped selling new long-term care business at the end of 2004. As of December 31, 2010, approximately $27 million of annualized premium remains in force, of which we retain approximately $19 million.

        We estimate costs associated with long-duration insurance policies, such as long-term care policies sold to individuals, for which some of the premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years. These future policy benefit reserves are recognized on a net level premium method based on interest rates, mortality, morbidity, withdrawal and maintenance expense assumptions from published actuarial tables, as modified based upon actual experience.

        The assumptions used to determine the liability for future policy benefits are established and locked in at the time each contract is acquired and would only change if our expected future experience deteriorated to the point that the level of the liability, together with the present value of future gross premiums, are not adequate to provide for future expected policy benefits. Long-term care policies provide for long-duration coverage and, therefore, our actual claims experience will emerge many years after assumptions have been established. The risk of a deviation of the actual morbidity and mortality rates from those assumed in our reserves are particularly significant to our closed block of long-term care policies. We monitor the loss experience of these long-term care policies, and, when necessary, apply for premium rate increases through a regulatory filing and approval process in the jurisdictions in which such products were sold. However, to the extent actual premium rate increases or loss experience vary from our acquisition date assumptions, adjustments to increase reserves could be required.

        Our block of long-term care business continues to generate losses; a portion of the losses we have incurred relates to a specific block of Florida home health care business that we stopped selling in 1999.

        There can be no assurance that our expected future premiums will be adequate to cover future claims expense. Additionally there can be no assurance that rate increases we may seek will be approved by the applicable state regulators or, if approved, will be adequate to fully mitigate adverse loss experience. We may be required to post additional reserves to cover premium deficiencies that may develop in the future, which could be material.

Our business and its growth are subject to risks related to difficulties in the financial markets and general economic conditions.

        Over the past several years, financial markets around the world experienced extreme disruption, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades and declining or indeterminate valuations of many investments and declines in real estate values. Governments took unprecedented actions intended to address these market conditions. While currently these conditions have not impaired our ability to access credit markets and finance our operations, largely because our financing has generally come from internal cash generation since September 2007, there can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies or that any deterioration in markets or confidence will not impair our ability to access credit markets and finance our operations.

        These economic developments affect businesses such as ours in a number of ways, many of which we cannot predict. Among the potential effects could be further writedowns in the value of investments we hold, an inability or refusal by lenders under our credit agreement to fund a draw by us, and an inability to access credit markets should we require external financing in excess of or in addition to the current revolving commitment under our credit agreement. In addition, it is possible that economic conditions, and resulting budgetary concerns, could prompt the federal government to make changes in the Medicare program, which could adversely affect our results of operations. We are unable to predict the likely duration and severity of the current disruptions in financial markets and adverse economic conditions, or the effects these disruptions and conditions could have on us.

We may suffer losses due to fraudulent activity, which could adversely affect our financial condition and results of operation.

        Traditional Medicare and the newer Medicare Advantage plans have in the past been subject to fraudulent activity perpetrated by actual and purported beneficiaries and providers, as well as others. In 2009 we incurred losses as a result of a fraudulent scheme or a group of similar fraudulent schemes. While we have undertaken efforts to prevent these schemes, there can be no assurance that we will not again become the target of fraud, or that we will detect fraud prior to incurring losses. The need to expend effort and construct infrastructure to combat fraud requires significant expenditures. These expenditures, and losses arising from any fraud that we suffer, could have a material adverse effect on our financial condition and results of operations.

The occurrence of natural or man-made disasters could adversely affect our financial condition and results of operation.

        We are exposed to various risks arising out of natural disasters, such as:

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  earthquakes;

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  hurricanes;

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  floods, tornadoes;

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  pandemic health events such as avian influenza; and

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  man-made disasters, such as acts of terrorism, political instability and military actions.

        For example, a natural or man-made disaster could lead to unexpected changes in persistency rates as policyholders and members who are affected by the disaster may be unable to meet their contractual obligations, such as payment of premiums on our insurance policies. The continued threat of terrorism and ongoing military actions may cause significant volatility in global financial markets, and a natural or man-made disaster could trigger an economic downturn in the areas directly or indirectly affected by the disaster. These consequences could, among other things, result in a decline in business and increased claims from those areas. Disasters also could disrupt communications and financial services and other aspects of public and private infrastructure, which could disrupt our normal business operations.

        A natural or man-made disaster also could disrupt the operations of our counterparties or result in increased prices for the products and services they provide to us. In addition, a disaster could adversely affect the value of the assets in our investment portfolio if it affects companies' ability to pay principal or interest on their securities.

If we are unsuccessful in our acquisitions it may have an adverse effect on our business, growth plans, financial condition and results of operations.

        The rapid growth in the size and complexity of our operations has placed, and will continue to place, significant demands on our management, operations systems, accounting systems, internal control systems and financial resources. As part of our strategy, we have experienced, and may continue to experience, growth through acquisitions, including following the consummation of the Transactions.

        Acquisitions involve numerous risks, some of which we have experienced in the past, such as:

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  difficulties in the integration of operations, technologies, products, systems and personnel of the acquired company;

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  diversion of financial and management resources from existing operations;

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  potential increases in policy lapses;

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  potential losses from unanticipated litigation, undiscovered or undisclosed liabilities or unanticipated levels of claims;

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  inability to generate sufficient revenue to offset acquisition costs;

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  loss of key customer accounts;

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  loss of key provider contracts or renegotiation of existing contracts on less favorable terms; and

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  other systems and operational integration risks.

        In addition, we generally are required to obtain regulatory approval from one or more governmental agencies when making acquisitions, which may require a public hearing, regardless of whether we already operate a plan in the state in which the business to be acquired is located. We may be unable to comply with these regulatory requirements for an acquisition in a timely manner, or at all. Moreover, some sellers may insist on selling assets that we may not want, such as commercial lines of business, or transferring their liabilities to us as part of the sale of their companies or assets. Even if we identify suitable acquisition targets, we may be unable to complete acquisitions or obtain the necessary financing for acquisitions on terms favorable to us, or at all.

        To the extent we complete an acquisition, we may be unable to realize the anticipated benefits from it because of operational factors or difficulties in integrating the following or other aspects of acquisitions with our existing businesses:

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  additional employees who are not familiar with our operations;

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  new provider networks, which may operate on terms different from our existing networks;

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  additional members, who may decide to transfer to other healthcare providers or health plans;

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  disparate information technology, claims processing and record keeping systems; and

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  accounting policies, some of which require a high degree of judgment or complex estimation processes, such as estimates of reserves, IBNR claims, valuation and accounting for goodwill and intangible assets, stock-based compensation and income tax matters.

        For all of the above reasons, we may not be able to implement our acquisition strategy successfully, which could materially adversely affect our growth plans and on our business, financial condition and results of operations.

        Furthermore, in the event of an acquisition or investment, you should be aware that we may issue stock that would dilute stock ownership, incur debt that would restrict our cash flow, assume liabilities, incur large and immediate write-offs, incur unanticipated costs, divert management's attention from our existing business, experience risks associated with entering markets in which we have no or limited prior experience, or lose key employees from the acquired entities or our historical business.

Any failure by us to manage our growing operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects.

        As part of our business strategy, we frequently engage in discussions with third parties regarding possible investments, acquisitions, dispositions, strategic alliances, joint ventures and outsourcing transactions and often enter into agreements relating to these transactions that are designed to enhance our business objectives. In order to pursue this strategy successfully, we must identify suitable candidates for, and successfully complete, transactions as well as effectively integrate any acquired companies into our operations and efficiently separate any businesses we sell, such as the Transactions. If we fail to identify and successfully complete transactions that further our strategic objectives, we may be required to expend resources to develop products and technology internally, we may be unable to sustain our historical growth rates, we may be put at a competitive disadvantage or we may be adversely affected by negative market perceptions, any of which may have a material adverse effect on our results of operations, financial position or cash flows.

Failure to manage our internal growth and expansion could have a material adverse effect on our business, financial condition and results of operations.

        Additionally, we are likely to incur additional costs if we develop new product offerings or enter new service areas or states where we do not currently operate, which may limit our ability to expand to, or further expand in, those areas. Our rate of expansion into new geographic areas may also be limited by:

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  our inability to raise sufficient capital;

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  the time and costs associated with designing and filing new product forms and recruiting related sales forces to offer products in the new area;

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  the time and costs associated with obtaining regulatory approval to operate in the new area or expanding our licensed service area, as the case may be;

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  our inability to develop a network of physicians, hospitals, and other healthcare providers that meets our requirements and those of the applicable regulators;

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  competition, which could increase the costs of recruiting members, reduce the pool of available members, or increase the cost of attracting and maintaining our providers;

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  the cost of providing healthcare services in those areas;

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  the cost of implementation and on-going administration of newly developed programs and services;

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  our inability to achieve sufficient scale of operations to cover the administration and marketing costs associated with entering new markets; and

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  demographics and population density.

        Our ability to manage our growth and compete effectively will depend, in part, on our success in addressing these demands and risks. Any failure by us to effectively manage our growth could have a material adverse effect on our business, financial condition or results of operations.

We have incurred and may in the future incur significant expenses in connection with the implementation and expansion of our new Medicare Advantage plans, which could adversely affect our operating results.

        Over the years, we have significantly expanded our Medicare Advantage operations. As a result of the passage of MIPPA, as of January 1, 2011, we will continue to offer PFFS products only in areas that have either met approved CMS network access requirements or are in certain designated rural areas. We developed network-based products in selected core markets to enable the migration of our PFFS membership to these products. We expect to continue to expand our network and product offerings.

        In connection with this expansion, we have incurred expenses to upgrade and improve our infrastructure, technology, and systems to manage these products, and will in the future incur additional expenses. In particular, we incurred the following expenses in connection with the implementation and expansion of our Medicare Advantage program:

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  hiring and training of personnel to establish and manage systems, operations, regulatory relationships, and materials;

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  systems development and upgrade costs, such as hardware, software and development resources;

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  marketing and sales;

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  enrolling new members;

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  developing and distributing member materials such as ID cards and member handbooks; and

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  handling sales inquiry and customer service calls.

        There can be no assurance that we will recoup these expenditures or that they will result in profitable operations, currently or in the future.

Our business may be materially adversely impacted by CMS's adoption of the new coding set for diagnoses.

        CMS has adopted a new coding set for diagnoses, commonly known as ICD-10, which significantly expands the number of codes utilized. The new coding set is currently required to be implemented by October 1, 2013. We may be required to incur significant expenses in implementing the new coding set. If we do not adequately implement the new coding set, our business and results of operations may be materially adversely affected.

If we fail to properly maintain the integrity of our data and information systems, our business could be materially adversely affected.

        Our business depends significantly on efficient, effective and secure information systems and the integrity and timeliness of the data we use to run our business. We have various information systems that support our operating segments. The information gathered and processed by our management information systems assists us in, among other things, marketing and sales tracking, underwriting, billing, claims processing, medical management, medical care cost and utilization trending, financial and management accounting, reporting, planning and analysis and e-commerce. These systems also support on-line customer service functions, provider and member administrative functions and support tracking and extensive analyses of medical expenses and outcome data.

        Our information systems and applications require an ongoing commitment of significant resources to maintain, protect and enhance existing systems and develop new systems to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and changing customer preferences. If the information we rely upon to run our businesses were to be found to be inaccurate or unreliable, if we fail to properly maintain our information systems and data integrity, or if we fail to successfully update or expand processing capability or develop new capabilities to meet our business needs in a timely manner, we could have operational disruptions, have problems in determining medical cost estimates and establishing appropriate pricing, have customer and physician and other health care provider disputes, lose our ability to produce timely and accurate reports, have regulatory or other legal problems, have increases in operating and administrative expenses, lose existing customers, have difficulty in attracting new customers or in implementing our growth strategies, sustain losses due to fraud or suffer other adverse consequences.

        To the extent we fail to maintain effective information systems, we may need to contract for these services with third-party management companies, which may be on less favorable terms to us and significantly disrupt our operations and information flow. In addition, we have outsourced the operation of our data centers to independent third parties and may from time to time obtain additional services or facilities from other independent third parties. Dependence on third parties for these services and facilities may make our operations vulnerable to their failure to perform as agreed.

        Furthermore, our business requires the secure transmission of confidential information over public networks. Because of the confidential health information we store and transmit, security breaches could expose us to a risk of regulatory action, litigation, possible liability and loss. Our security measures may be inadequate to prevent security breaches, and our business operations and profitability would be adversely affected by cancellation of contracts, loss of members and potential criminal and civil sanctions if they are not prevented.

        There can be no assurance that our process of improving existing systems, developing new systems to support our expanding operations, integrating new systems, protecting our proprietary information, and improving service levels will not be delayed or that additional systems issues will not arise in the future. Failure to adequately protect and maintain the integrity of our information systems and data may result in a material adverse effect on our financial positions, results of operations and cash flows.

If our reinsurers fail to meet their financial obligations, it could require us to fund significant liabilities.

        Like many insurance companies, we transfer exposure to certain risks to others through reinsurance arrangements. Under these arrangements, the reinsurers assume a portion of the premium on the reinsured business and are responsible for a portion of the losses and expenses on that business. At December 31, 2010, we had $718 million recoverable from reinsurers, including $706 million recoverable on future policy benefits and unpaid claims, $4 million in funds held and $8 million for amounts due on paid claims and commissions and expense allowances, net of premiums reinsured. When we obtain reinsurance, we are still liable for those transferred risks if the reinsurer cannot meet its obligations. Therefore, the inability of our reinsurers to meet their financial obligations may require us to increase liabilities, thereby reducing our net income and overall profitability.

Our reliance upon third party administrators and other outsourcing arrangements may disrupt or adversely affect our operations.

        We depend, and may in the future increase our dependence, on independent third parties for significant portions of our data center operations, data network, voice communication services and pharmacy data processing and payment and other systems-related support, equipment, facilities and data. This dependence makes our operations vulnerable to the third parties' failure to perform adequately under the contract, due to internal or external factors. In the future, this dependence may increase as we may outsource additional areas of our business operations to additional vendors. If our relationships with our outsourcing partners are significantly disrupted for any reason, we may not be able to find an alternative partner in a timely manner or on acceptable financial terms. As a result, we may not be able to meet the demands of our customers and, in turn, our business, cash flows, financial condition and results of operations may be harmed.

        We have outsourced portions of the operation of our data center, call centers and new business processing services to independent third parties and may from time to time obtain additional services or facilities from other independent third parties. Dependence on third parties for these services and facilities may make our operations vulnerable to their failure to perform as agreed. Incorrect information from these entities could generate inaccurate or incomplete membership and payment reports concerning our Medicare eligibility and enrollment, and claims information used by CMS to determine plan benefit subsidies and risk corridor payments. This could cause us to incur additional expense to utilize additional resources to validate, reconcile and correct the information. We have not been able to independently test and verify some of these third party systems and data. There can be no assurance that future third party data will not disrupt or adversely affect our plans' relationships with our members or our results of operations. A change in service providers or a move of services from a third party to internal operations could result in a decline in service quality and effectiveness, increased cost or less favorable contract terms which could adversely affect our operating results. Some of our outsourced services are being performed offshore. CMS requires attestations from plans that utilize the services of offshore vendors as to the vendors' ability to perform delegated functions. Prevailing economic conditions and other circumstances could prevent our offshore vendors' ability to adequately perform as agreed, which would impair our ability to provide the requisite attestations to CMS and could have a material adverse effect on our results of operations and financial condition.

Our business may suffer if we are not able to hire and retain sufficient qualified personnel or if we lose our key personnel.

        Our future success depends partly on the continued contribution of our senior management and other key employees. While we currently have employment agreements with key executives, these do not guarantee that the services of these executives will continue to be available to us. The loss of the services of any of our senior management, or other key employees, including as a result of the Transactions, could harm our business. In addition, recruiting and retaining the personnel we require to effectively compete in our markets may be difficult. If we fail to hire and retain qualified employees, we may not be able to maintain and expand our business.

The limited annual enrollment period may make it difficult to retain an adequate sales force.

        As a result of the limited annual enrollment period and the subsequent "lock-in" provisions of the MMA, our internal and external sales force may be limited in its ability to market some of our products year-round. Our agents rely substantially on sales commissions for their income. Given the limited annual sales window, it may become more difficult to find agents to market and promote our products.

We may be responsible for the actions of our independent and career agents, and restrictions on our ability to market would adversely affect our revenue.

        In regulatory proceedings and reviews and other litigation regulators and our members sometimes claim that agents failed to comply with applicable laws, regulations and rules, or acted improperly in other ways, and that we are responsible for the alleged failure. We could be liable for contractual and extra-contractual damages on these claims and other penalties, such as a suspension from marketing and enrolling new members. We cannot assure you that any future claim will not result in material liability in the future. Federal and state regulators increasingly scrutinize the marketing practices of insurers, such as Medicare Advantage and PFFS plans and MA-PDs and their marketing agents, and there is no guarantee that regulators will not continue to scrutinize the practices of our Medicare Advantage plans and our marketing agents, and that such practices will not expose us to liability.

        We rely on our marketing and sales efforts for a significant portion of our premium revenue growth. The Federal government and state governments in the states in which we currently operate permit marketing but impose strict requirements and limitations as to the types of marketing activities that we may conduct. If our marketing efforts were to be prohibited or curtailed, our ability to increase or sustain membership would be significantly harmed, which would adversely affect our revenue and results of operations.

        Similarly, Federal and state governments and regulatory agencies have recently placed an increased focus on the sales and marketing of private fee-for-service plans. Concerns over the growing number of market conduct complaints regarding improprieties in agents' sales activities of private fee-for-service plans have spawned stricter marketing standards by CMS relating to these plans and their agents. This heightened focus on market conduct and stricter standards in the marketing and sales of private fee-for-service plans has required us to modify our systems, increase our costs and change our agent training requirements, which could result in a material adverse effect on our results of operations and financial condition.

We may not be able to compete successfully if we cannot recruit and retain insurance agents, which could materially adversely affect our business and ability to compete.

        We distribute our products principally through career agents and independent agents who we recruit and train to market and sell our products. We also engage managing general agents from time to time to recruit agents and develop networks of agents in various states. Strong competition exists for sales agents. We compete with other insurance companies for productive agents, primarily on the basis of our financial position, support services, compensation and product features. It can be difficult to successfully compete for productive agents with larger insurance companies that have higher financial strength ratings than we do. In addition, our ability to attract, motivate and retain agents may be negatively impacted by the CMS sanction which prevented our agents from marketing to and enrolling new Medicare Advantage members during a significant portion of the 2011 selling season. Our business and ability to compete will suffer if we are unable to recruit and retain insurance agents or if we lose the services provided by our managing general agents.

We make cash advances to our agents to assist in the development of agency offices and recruitment of agents.

        We historically invested in our career distribution agencies to provide monetary assistance in the development of offices and recruitment of agents to build a controlled distribution force for our various products. In late 2006, we began recruiting career managers to develop offices for distribution of our products. We have opened a significant number of new "expansion" offices since then. The Company has advanced much of the cost of the development of these new offices; however, these costs are the responsibility of the manager of the individual office, to be repaid from future profits of the office. Collectability of these advances generally comes from the commissions earned from the production of these offices or personal guarantees of the office managers. We incurred charges of $13.6 million and $15.0 million with respect to these matters during 2009 and 2010, respectively and there can be no assurance that production levels or personal assets of the managers will be sufficient to repay the obligation and that we will not be required to incur additional charges.

A significant portion of our assets are invested in fixed income securities and other securities that are subject to market fluctuations, which have recently been intensified by general economic conditions.

        A significant portion of our investment portfolio consists of fixed income securities and other investment securities. Our portfolio can be viewed on our web site, www.universalamerican.com, in the "Investors" section. Our reference to the web site in this proxy statement/prospectus is not intended to, and does not, incorporate the information contained in the web site into this report.

        The fair value of these assets and the investment income from these assets generally fluctuate depending on general economic and market conditions, and these variations have been exacerbated by the ongoing adverse economic conditions. The fair value of our investments in fixed income securities generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed income securities will generally increase or decrease in a direct relationship with fluctuations in interest rates; in addition, these values and prospective income have been adversely affected by general economic conditions. Moreover, actual net investment income or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment or at various financial statement dates as a result of interest rate fluctuations, general economic conditions and other factors.

        Because our investment securities are classified as available for sale, we reflect changes in the fair value of these securities in our consolidated balance sheets. Therefore, interest rate fluctuations and changes in the values of securities we hold could adversely affect our results of operations and financial condition.

Further deterioration in the mortgage-backed securities market or significant deterioration in the mortgage-backed securities we hold could adversely affect our results of operations or financial condition.

        We have recognized other-than-temporary impairment in the value of some of our securities with exposure to subprime mortgages, securities issued by financial institutions and some of our other securities. As to the economy in general, as well as the market for mortgage-backed securities with exposure to subprime mortgages and securities issued by financial institutions have deteriorated, these securities have become increasingly illiquid. If the mortgage-backed securities with exposure to subprime mortgages in our portfolio experience significantly greater rates of collateral loan defaults than currently expected, or financial institutions again come under increasing financial stress, we might need to continue to impair the value of our securities, which could adversely affect our results of operations or financial condition.

        Additionally, mortgage-backed securities are subject to prepayment risks that vary with interest rates, among other things. During periods of declining interest rates, mortgage-backed securities generally prepay faster as the underlying mortgages are prepaid or refinanced by borrowers in order to take advantage of lower rates. Mortgage-backed securities that have an amortized cost greater than par because we purchased them at a premium may incur a reduction in yield or a loss as a result of these prepayments.

        In addition, in connection with the other-than-temporary impairments that we have recognized for financial statement purposes, we believe we have available opportunities to recover the tax assets generated by the other-than-temporary impairments. Circumstances may arise in the future that cause us to re-determine the recoverability of those tax benefits, which could result in the loss of the tax benefits we expect to take.

We may not have adequate intellectual property rights in our brand names for our health plans, and we may be unable to adequately enforce these rights.

        Our success depends, in part, upon our ability to market our health plans under the brand names that we own or license. We may not have taken enforcement action to prevent infringement of our marks and may not have secured registrations of the other brand names that we use in our business. Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Policing unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our intellectual property rights. Other businesses may have prior rights in our brand names or in similar names, which could cause market confusion or limit or prevent our ability to use these marks or prevent others from using similar marks. If we are unable to prevent others from using our brand names, or if others prohibit us from using them, our revenues could be adversely affected. Even if we are able to protect our intellectual property rights in our brands, we could incur significant costs in doing so.

Our results of operations and stockholders' equity could be materially adversely affected if we have an impairment of our intangible assets.

        Due to our past acquisitions, goodwill and other intangible assets represent a significant portion of our total assets. After giving effect to the Transactions, Newco's goodwill and other intangible assets would have been approximately $115 million as of December 31, 2010, or approximately 4% of Newco's total assets as of such date. In accordance with applicable accounting standards, we perform periodic assessments of our goodwill and other intangible assets to determine whether all or a portion of their carrying values may no longer be recoverable, in which case a charge to earnings may be necessary. This impairment testing requires us to make assumptions and judgments regarding the estimated fair value of our reporting units. Fair value is calculated using a blend of a projected income and market value approach. Estimated fair values developed based on our assumptions and judgments might be significantly different if other assumptions and estimates were to be used. Any future evaluations requiring an asset impairment of our goodwill and other intangible assets could materially affect our results of operations and stockholders' equity in the period in which the impairment occurs.

If we are required to maintain higher statutory capital levels for our existing operations or if we are subject to additional capital reserve requirements as we pursue new business opportunities, our ability to obtain funds from our subsidiaries may be restricted and our cash flows and liquidity may be adversely affected.

        Because UAM currently operates and Newco is expected to operate as a holding company, it is dependent upon dividends and administrative expense reimbursements from its subsidiaries to fund its obligations, such as payment of principal and interest on its debt obligations. These subsidiaries generally are regulated by state departments of insurance. Our health plan and insurance company subsidiaries are subject to laws and regulations that limit the amount of dividends and distributions they can pay for purposes other than to pay income taxes related to their earnings. These laws and regulations also limit the amount of management fees our subsidiaries may pay to our management subsidiaries and their other affiliates without prior notification to, or in some cases approval of, state regulators.

        We are also required by law to maintain specific prescribed minimum amounts of capital in these subsidiaries. The levels of capitalization required depend primarily upon the volume of premium generated. A significant increase in premium volume will require additional capitalization from our parent company. In most states, we are required to seek prior approval by these state regulatory authorities before we transfer money or pay dividends that exceed specified amounts from these subsidiaries, or, in some states, any amount. The pre-approval and notice requirements vary from state to state, and the discretion of the state regulators, if any, in approving or disapproving a dividend is not always clearly defined. Subsidiaries that declare non-extraordinary dividends must usually provide notice to the regulators in advance of the intended distribution date. If the regulators were to deny or significantly restrict our subsidiaries' requests to pay dividends to us or to pay management and other fees to affiliates, the funds available to us would be limited, which could impair our ability to implement our business and growth strategy and satisfy our debt obligations, or we could be required to incur additional indebtedness to fund these strategies.

        In addition, one or more of these states could increase the statutory capital level from time to time. States have also adopted risk-based capital requirements based on guidelines adopted by the National Association of Insurance Commissioners, which tend to be, although are not necessarily, higher than existing statutory capital requirements. Regardless of whether the states in which we operate maintain or adopt risk-based capital requirements, the state departments of insurance can require our subsidiaries to maintain minimum levels of statutory capital in excess of amounts required under the applicable state laws if they determine that maintaining additional statutory capital is in the best interests of our insureds. Any increases in these requirements could materially increase our reserve requirements. In addition, as we continue to expand our plan offerings in new states or pursue new business opportunities, such as our expansion of private fee-for-service products and health plans in new markets, we may be required to maintain additional statutory capital reserves. In either case, our available funds could be materially reduced, which could harm our ability to implement our business strategy.

        In the event that we are unable to provide sufficient capital to fund our debt obligations, our operations or financial position may be adversely affected.

Downgrades in our debt ratings or insurance company financial strength ratings, should they occur, may adversely affect our business, financial condition and results of operations.

        Increased public and regulatory concerns regarding the financial stability of insurance companies and health plans have resulted in consumers placing greater emphasis upon financial strength ratings. Claims paying ability, financial strength, and debt ratings by recognized rating organizations are increasingly important factors in establishing the competitive position of insurance companies and health plans. Ratings information is broadly disseminated and generally used throughout the industry. Our ability to expand and to attract new business is affected by the financial strength ratings assigned to our subsidiaries by independent industry rating agencies, such as A.M. Best Company, Inc. Some distributors such as financial institutions, unions, associations and affinity groups may not sell our products to these groups unless the rating of our subsidiary writing the business improves to at least an "A-." The lack of higher A.M. Best ratings for our subsidiaries could adversely affect sales of our products.

        Our debt ratings affect both the cost and availability of future borrowings. Each of the rating agencies reviews its ratings periodically and there can be no assurance that current ratings will be maintained in the future. Our ratings reflect each rating agency's opinion of our financial strength, operating performance, and ability to meet our debt obligations or obligations to policyholders, but are not evaluations directed toward the protection of investors in our common stock and should not be relied upon as such. There is no assurance that the rating agencies will maintain our current ratings in the future. Any future downgrade in our ratings may cause our policyholders and members to lapse, and may cause some of our agents to sell less of our products or to cease selling our products altogether. A downgrade in our ratings may also limit our access to capital markets, increase the cost of debt, impair our ability to refinance debt and limit our capacity to support growth at our insurance subsidiaries. Increased lapse rates would reduce our premium revenue and net income. Thus, downgrades in our ratings, should they occur, may adversely affect our business, financial condition and results of operations.

Some of Newco's directors and executive officers may have interests that are different from, or in addition to, the interests of our shareholders generally.

        Following the consummation of the Transactions or from time to time thereafter, some of Newco's directors and executive officers may have significant equity ownership in us, employment, indemnification and severance benefit arrangements, potential rights to other benefits on a change in control and rights to ongoing indemnification and insurance that result in their having interests that may differ from the interests of our shareholders generally. The receipt of compensation or other benefits by our directors or executive officers in connection with any acquisition or disposition may make it more difficult to retain their services after the acquisition or disposition, or require the combined company to expend additional sums to continue to retain their services.

If we are unable to maintain effective internal controls over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the price of our common stock.

        Because of our status as a public company, we are required to test our financial, internal, and management control systems to meet obligations imposed by the Sarbanes-Oxley Act of 2002 and Newco will be subject to the same requirements. These control systems relate to our corporate governance, corporate control, internal audit, disclosure controls and procedures, and financial reporting and accounting systems. Our disclosure controls and procedures and our internal control over financial reporting may not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. The design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Further, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within Newco have been detected. Among these inherent limitations are the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. The individual acts of some persons or the collusion of two or more people can circumvent controls. The design of any system of controls is based in part on assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Projections of any evaluation of controls effectiveness to future periods are subject to risks. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures.

        If we conclude that we do not have effective internal controls over financial reporting or if our independent auditors are unable to conclude that our internal controls over financial reporting are effective, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock. Our assessment of our internal controls over financial reporting may also uncover material weaknesses, significant deficiencies or other issues with these controls that could also result in adverse investor reaction. These results may also subject us to adverse regulatory consequences.

THE MERGER

General

        This proxy statement/prospectus is being provided to shareholders of UAM in connection with the solicitation of proxies by the UAM Board to be voted at the special meeting, and at any adjournments or postponements of such meeting. At the special meeting, UAM will ask its shareholders to vote upon a proposal to adopt the Merger Agreement, the other proposals set forth in the proxy statement/prospectus and any other matters that are properly brought before the meeting. This proxy statement/prospectus is also being provided to shareholders of UAM by Newco in connection with the issuance of shares of Newco common stock in the Merger as part of the Closing Consideration.

        A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger. For additional information about the Merger, see "Proposal No. 1: The Merger Agreement" in this proxy statement/prospectus.

Background of the Merger

        The UAM Board periodically reviews strategic alternatives available to UAM to enhance shareholder value. UAM and CVS Caremark have in the past worked together with respect to UAM's Medicare Part D Business. Specifically, in 2005, UAM and CVS Caremark entered into a strategic alliance pursuant to which (i) UAM offered Medicare Part D plans, (ii) CVS Caremark served as the pharmacy benefits manager for such Medicare Part D plans and (iii) CVS Caremark agreed to reinsure approximately half of the risk assumed by such Medicare Part D plans. In February 2008, under amicable circumstances, UAM and CVS Caremark entered into an agreement to terminate the strategic alliance, effective January 1, 2009.

        In late May 2010, Richard Barasch, UAM's Chairman and Chief Executive Officer, received an unsolicited inquiry from the Chief Executive Officer of a potential strategic acquirer (which is referred to herein as Company A) expressing a general interest in exploring a possible acquisition of UAM.

        Shortly thereafter, on June 1, 2010, a senior executive of CVS Caremark contacted the President of the Medicare Part D Business to request a meeting. On June 7, 2010, senior executives of CVS Caremark met with senior executives from UAM at UAM's Rye Brook, New York office. At such meeting, representatives from CVS Caremark expressed a general interest in exploring a possible business combination but did not discuss a potential purchase price or other specific terms of a transaction.

        After the June 7, 2010 meeting with CVS Caremark, Mr. Barasch informed the UAM Board of the inquiries and scheduled a UAM Board meeting on June 11, 2010. At the June 11 UAM Board meeting, the UAM Board reviewed the inquiries from Company A and CVS Caremark, discussed other potential third parties that might be interested in acquiring all or portions of UAM and discussed the merits of engaging in a strategic alternative review process. At the conclusion of that meeting, the UAM Board authorized management to work with certain members of the UAM Board to update UAM's financial projections and prepare an analysis of various strategic alternatives.

        On June 24, 2010, the UAM Board met to continue discussions regarding the inquiries and discussed engaging a financial advisor to assist in the analysis. At the conclusion of the meeting, the UAM Board directed Mr. Barasch to contact Goldman Sachs to assist UAM in analyzing its strategic options and authorized certain members of UAM's senior management to meet with representatives of CVS Caremark to further discuss their potential interest in a strategic transaction.

        On July 9, 2010, Messrs. Barasch, Waegelein and Wardle met with senior executives of CVS Caremark at its headquarters in Rhode Island. At the meeting, CVS Caremark expressed a general interest in acquiring the Medicare Part D Business and indicated in general terms that CVS Caremark might under certain circumstances be willing to pay an amount for the Medicare Part D Business equal to UAM's equity market capitalization at the time (which equated to approximately $1.1 billion).

        After the July 9 meeting, at the UAM Board's direction, UAM contacted Goldman Sachs and requested Goldman Sachs to prepare a preliminary assessment of the strategic alternatives available to UAM to be delivered to the UAM Board at the next regularly scheduled UAM Board meeting on July 22, 2010. In addition, during that time, UAM engaged the services of external legal counsel from Paul, Weiss, Rifkind, Wharton & Garrison LLP (which is referred to herein as Paul Weiss). On July 19, 2010, representatives from Goldman Sachs, Paul Weiss and UAM met in New York City to review various transaction structures for a potential sale of the Medicare Part D Business, including a taxable split-off to UAM's existing shareholders of the Newco Business and concurrent sale of the stock of UAM (which would be comprised solely of the Medicare Part D Business) to a third party.

        At a regularly scheduled UAM Board meeting on July 22, 2010, which was attended by representatives from Goldman Sachs, Tony Wolk, UAM's General Counsel, reviewed the various legal issues associated with a strategic alternative review process, including a formal sales process and the directors' fiduciary duties. In addition, representatives from Goldman Sachs reviewed the different strategic alternatives available to UAM, preliminary financial analysis of UAM, the mergers and acquisitions market and the healthcare industry. The UAM Board also discussed the universe of potential third parties that might be interested in acquiring UAM and/or portions of UAM and the likelihood of such a transaction. The UAM Board then discussed the significant amount of excess statutory capital in UAM's insurance company subsidiaries, including the amount of excess capital that was expected to be in the companies comprising the Medicare Part D Business as of December 31, 2010. The UAM Board discussed the need to structure any transaction involving the Medicare Part D Business in a manner that ensured that UAM and/or its shareholders received payment from the buyer for such excess capital amounts (which is referred to herein as the Excess Capital Payment). At the conclusion of the meeting, the UAM Board requested additional time to consider options and agreed to hold another UAM Board meeting on July 27, 2010 to further consider these matters.

        At the UAM Board meeting on July 27, 2010, which was attended by representatives from Goldman Sachs, the UAM Board continued its discussion regarding the merits of launching a formal sale process. After presentations from management and Goldman Sachs, the UAM Board unanimously approved the retention of Goldman Sachs as financial advisor to UAM and authorized Goldman Sachs to contact various third parties, including Company A and CVS Caremark, to determine their interest in acquiring UAM as a whole (which is referred to herein as the whole company transaction) and/or the Medicare Part D Business (which is referred to herein as the Part D transaction and which, together with the whole company transaction, is referred to herein as the sale process).

        Thereafter, during the week of August 2, 2010, at the direction of the UAM Board, representatives from Goldman Sachs contacted various potential buyers to determine their interest in pursuing a transaction with UAM. During mid-August 2010, UAM negotiated and executed confidentiality agreements with various third parties. During the same period, UAM, with the assistance of Goldman Sachs, prepared and distributed a Confidential Information Memorandum to parties interested in pursuing a whole company transaction (which are referred to herein as whole company bidders) and a Confidential Information Memorandum to parties interested in pursuing a Part D transaction (which are referred to herein as Part D bidders and which, together with whole company bidders, are referred to herein as bidders). The Confidential Information Memorandums contained internal financial projections prepared by UAM and other non-public information. At the direction of the UAM Board, Goldman Sachs also distributed a first round bid procedures letter to the bidders, requesting that preliminary indications of interest be returned by August 27, 2010.

        On August 27, 2010, UAM received preliminary indications of interest from two whole company bidders, with respect to a whole company transaction, including Company A and another strategic acquirer (which is referred to herein as Company B). In addition, on August 27, 2010, CVS Caremark submitted a preliminary indication of interest with respect to a Part D transaction. CVS Caremark's preliminary indication of interest in respect of a Part D transaction included a valuation of $750 million.

        A telephonic meeting of the UAM Board was held on August 30, 2010 to review the indications of interest received on August 27. Representatives from Goldman Sachs attended the meeting and presented an overview and analysis of the sale process to date and reviewed the three indications of interest received. Goldman Sachs indicated that an additional indication of interest was expected from another Part D bidder (which is referred to herein as Company C) in the next few days, and the UAM Board elected to defer any decision on the sale process until a future UAM Board meeting.

        On August 31, 2010, UAM received a preliminary indication of interest in respect of a Part D transaction from Company C.

        A meeting of the UAM Board was held in New York City on September 1, 2010 to consider further the preliminary bids received. The meeting was attended by representatives from Goldman Sachs and Paul Weiss. At the meeting, representatives from Goldman Sachs advised the UAM Board that, subsequent to their August 27, 2010 bid submission, representatives from CVS Caremark had indicated that they were prepared to increase their bid for the Medicare Part D Business from $750 million to up to approximately $1 billion. Goldman Sachs reviewed each of the four bids in detail and discussed the relative merits of continuing or ending the sale process at that time. At the conclusion of the September 1, 2010 UAM Board meeting, the UAM Board authorized management to continue with the sale process and invite each of the whole company bidders and Part D bidders to conduct detailed due diligence and attend management presentations. On September 10, 2010, UAM provided access to due diligence materials via an electronic data room, with separate materials for whole company bidders and Part D bidders.

        From September 16 to September 22, 2010, UAM met with each of the bidders in New York City and delivered management presentations. On September 24, 2010, the UAM Board held a telephonic meeting, which was attended by representatives from Goldman Sachs. At the meeting, management and Goldman Sachs updated the UAM Board on the status of the sale process, including the recent management presentations.

        Throughout September and October, each of the bidders conducted extensive due diligence through the electronic data room and management participated in numerous telephonic due diligence sessions with each of the bidders.

        On October 5, 2010, at the direction of the UAM Board, Goldman Sachs delivered final bid procedure letters to the whole company bidders and the Part D bidders, requesting final bids on October 22, 2010. Thereafter, at the direction of the UAM Board, on October 8, 2010, Goldman Sachs delivered a form of merger agreement to the whole company bidders and on October 13, 2010, Goldman Sachs delivered a term sheet to the Part D bidders which outlined the proposed transaction structure and terms for a sale of the Medicare Part D Business, requesting markups of such documents in connection with the final bid submissions.

        On October 15, 2010, Company B informed Goldman Sachs that it was no longer interested in pursuing a transaction.

        On October 18, 2010, the UAM Board held a telephonic meeting in which management updated the UAM Board on the sale process. Management informed the UAM Board that Company B had dropped out of the process. In addition, certain bidders had requested additional time to complete due diligence and submit final bids and wanted to hear UAM's third quarter financial results which were expected to be released on November 2, 2010. At the conclusion of the meeting, the UAM Board authorized management to extend the final bid deadline until November 3, 2010 and directed UAM's internal and external legal counsel to prepare and distribute a form of merger agreement to the Part D bidders, which incorporated the terms of the previously distributed term sheet.

        At a regularly scheduled UAM Board meeting on October 20, 2010, management updated the UAM Board on recent developments in the sale process.

        On October 25, 2010, Goldman Sachs distributed a form of merger agreement to the Part D bidders and on October 28, 2010, UAM distributed drafts of the disclosure schedules to the remaining whole company bidder, Company A.

        On November 1, 2010, Company A informed UAM that it was no longer interested in pursuing a transaction.

        On November 2, 2010, UAM held a telephonic meeting of the UAM Board and management updated the UAM Board on the recent developments in the sale process.

        On November 3, 2010, UAM received a non-binding proposal from CVS Caremark to acquire the Medicare Part D Business for $1.1 billion in cash together with an issues list highlighting the most significant issues raised by the draft merger agreement. Also, on November 3, 2010, UAM received a non-binding proposal from Company C to acquire the Medicare Part D Business, together with a term sheet that included the basic terms and structure acceptable to Company C. Each of the bids received on November 3, 2010 indicated that additional due diligence was needed.

        On November 5 and November 8, 2010, Mr. Wolk held telephonic meetings with representatives from CVS Caremark and its outside counsel from Davis, Polk & Wardwell LLP (which is referred to herein as Davis Polk) to clarify the terms of the CVS Caremark bid submission and related issues list.

        On November 8, 2010, UAM held a meeting of the UAM Board in New York City, which was attended by representatives from Goldman Sachs and Paul Weiss. At the meeting, representatives from Goldman Sachs indicated that they recently received an unsolicited inquiry from a potential strategic acquirer (which is referred to herein as Company D) that expressed interest in exploring a potential transaction. The UAM Board discussed the inquiry and whether a transaction with Company D was possible given the potentially significant regulatory issues and other considerations. Goldman Sachs then reviewed a presentation outlining the terms of the two Part D bid submissions. Mr. Wolk also discussed the key issues raised by the bids, including the fact that neither bid had accepted UAM's proposal to pay UAM the Excess Capital Payment. The UAM Board was in agreement that the two Part D bids were not at attractive valuations and directed Goldman Sachs to contact (i) the two Part D bidders and advise them that their bids were too low and would need to be increased and (ii) Company D to better understand its interest in a potential transaction.

        Thereafter, representatives from Goldman Sachs contacted CVS Caremark and Company C and advised them each that their bids were too low and would need to be increased and include the Excess Capital Payment. In addition, representatives from Goldman Sachs also contacted Company D to ascertain its interest in pursuing a transaction, with Company D indicating that it would get back to Goldman Sachs after it considered the matter further and determined the viability of a transaction.

        On November 16, 2010, Mr. Wolk and representatives from Paul Weiss had a telephonic meeting with representatives from Company C and its outside legal advisors to clarify certain terms of their November 3 bid submission. During the call, Company C indicated that it was not prepared to accept several of the key elements of UAM's proposed transaction structure.

        On November 22, 2010, UAM announced that CMS notified UAM of the imposition of intermediate sanctions suspending marketing to and the enrollment of new members in UAM's Medicare Advantage plans, effective December 5, 2010. The CMS action did not affect current members in Universal American's Medicare Advantage plans, nor did it affect the marketing, enrollment or membership in UAM's Part D plans.

        At a telephonic meeting of the UAM Board on November 23, 2010, management updated the UAM Board on the status of the sale process. Management informed the UAM Board that CVS Caremark remained interested in pursuing a Part D transaction and had requested a meeting with management. In addition, management informed the UAM Board that neither UAM nor Goldman Sachs had received any recent inquiries from Company C or Company D. At the conclusion of the UAM Board meeting, the UAM Board authorized management to meet with representatives from CVS Caremark to better understand its interest in pursuing a Part D transaction on terms acceptable to the UAM Board.

        On November 29, 2010, Messrs. Barasch, Waegelein, Wardle and Wolk met with representatives from CVS Caremark, including Messrs. David Denton and Per Lofberg, at CVS Caremark's headquarters in Rhode Island. At the meeting, the parties discussed a potential Part D transaction, including issues related to the transaction structure. During the meeting, CVS Caremark did not offer to increase its bid beyond its previous $1.1 billion bid but the parties agreed to continue discussions about a possible transaction.

        A meeting of the UAM Board was held in New York City on December 1, 2010. The meeting was attended by representatives from Goldman Sachs and Paul Weiss. Management updated the UAM Board on its recent meeting with representatives from CVS Caremark. At the conclusion of the meeting, the UAM Board directed Mr. Barasch to meet with Mr. Denton from CVS Caremark to determine whether CVS Caremark was willing to offer a purchase price for the Medicare Part D Business that was acceptable to the UAM Board.

        On December 3, 2010, Mr. Barasch met with Mr. Denton from CVS Caremark at UAM's headquarters in Rye Brook, NY. At the meeting, Mr. Denton indicated that, subject to board approval and negotiation of definitive agreements, CVS Caremark was prepared to pay $1.25 billion plus the Excess Capital Payment to acquire the Medicare Part D Business. Later on December 3, 2010, the UAM Board held a telephonic meeting that was attended by representatives of Goldman Sachs. At the meeting, Mr. Barasch updated the UAM Board on his meeting with Mr. Denton earlier in the day, including the increase in CVS Caremark's bid to $1.25 billion plus payment of the Excess Capital Amount, which equated to approximately $1.4 billion in total expected consideration. At the meeting, representatives from Goldman Sachs indicated that it was unlikely that Company C would ultimately submit a binding offer for the Medicare Part D Business at a valuation that would be acceptable to the UAM Board. The UAM Board discussed the complexities of the transaction structure for the sale of the Medicare Part D Business and the consideration that would be received by UAM shareholders, which included cash from CVS Caremark and shares of Newco common stock, a new public company that would consist of the Newco Business. At the conclusion of the meeting, the UAM Board authorized management to negotiate definitive agreements with CVS Caremark with respect to a sale of the Medicare Part D Business for $1.25 billion plus payment of the Excess Capital Amount.

        On December 7, 2010, Davis Polk distributed a revised draft of the Merger Agreement to Paul Weiss and on December 8, 2010, Paul Weiss distributed a draft of the Separation Agreement to Davis Polk. Drafts of the other remaining agreements, including the Tax Matters Agreement and term sheets relating to the Reinsurance Agreement, Transition Services Agreement and Pharmacy Benefits Management Agreement were circulated over the course of the next several days.

        On December 13, 2010, UAM and its legal and financial advisors met in New York City with CVS Caremark and its legal and financial advisors to negotiate and discuss the terms of the transaction documents. In particular, the group discussed issues surrounding the transaction structure, the separation of the Medicare Part D Business from the Newco Business, the Excess Capital Payment, regulatory considerations, the "no-shop" provision and the allocation of assets and liabilities. At the conclusion of the meeting, CVS Caremark requested additional financial information regarding the assets and liabilities that were being acquired as part of the Medicare Part D Business.

        At a regularly scheduled UAM Board meeting in New York City on December 15, 2010, the UAM Board, together with representatives from Goldman Sachs and Paul Weiss, reviewed the proposed transaction with CVS Caremark. At the meeting, representatives from Goldman Sachs gave an overview of the sale process, reviewed a financial analysis of the transaction, including the consideration to be received by UAM's shareholders in the transaction, which consisted of cash from CVS Caremark and shares of Newco. Representatives from Goldman Sachs also advised the UAM Board that CVS Caremark was the only party that remained interested in a transaction and that it believed UAM had approached all the third parties that were likely to be interested in a transaction. In addition, during the meeting, representatives from Paul Weiss reviewed the various legal issues associated with the CVS Caremark transaction, including the directors' fiduciary duties, and reviewed a summary of the transaction documents.

        On December 17, 2010 representatives from CVS Caremark and its financial advisors from Morgan Stanley met with representatives from UAM and Goldman Sachs at UAM's offices in Rye Brook, New York to continue negotiations and financial due diligence. Later in the day, the UAM Board held a telephonic meeting and management updated the UAM Board on the negotiations with CVS Caremark.

        On December 22, 2010, UAM and its legal advisors met in New York City with CVS Caremark and its legal and financial advisors to continue negotiating the terms of the transaction documents.

        On December 23, 2010 the UAM Board held a telephonic meeting, which was attended by representatives from Goldman Sachs and Paul Weiss. Mr. Wolk and representatives from Paul Weiss reviewed a summary of the transaction terms and the open items that remained subject to further negotiation.

        From December 23 to December 30, 2010, the parties continued to negotiate the terms of the transaction documents and UAM provided CVS Caremark with additional due diligence materials.

        On December 29, 2010, management updated the UAM Board on the status of negotiations with CVS Caremark, including the remaining open issues and scheduled a UAM Board meeting for December 30, 2010 to formally approve the transaction with CVS Caremark.

        On December 30, 2010, the UAM Board, together with representatives from Goldman Sachs and Paul Weiss, met in New York City. Goldman Sachs reviewed the financial analysis of the transaction, which was substantially similar to the analysis presented at the December 15, 2010 UAM Board meeting. At the meeting, Goldman Sachs delivered to the UAM Board its oral opinion, which was subsequently confirmed in a written opinion dated December 30, 2010, to the effect that as of such date and based upon and subject to the factors and assumptions set forth therein, the Closing Consideration to be paid to the holders (other than CVS Caremark and its affiliates) of UAM common stock was fair, from a financial point of view, to such holders. Goldman Sachs' opinion is attached to this proxy statement/prospectus as Annex C. In addition, at the meeting Mr. Wolk and representatives from Paul Weiss reviewed the legal duties of directors and reviewed a detailed summary of the transaction terms. After careful consideration, the members of the UAM Board, by unanimous vote, approved and declared advisable the execution, delivery and performance of the Merger Agreement, the Separation Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger Agreement, the Separation Agreement and the transactions contemplated thereby, including the Merger, were advisable and in the best interests of UAM's shareholders.

        Following the UAM Board meeting on December 30, 2010, UAM and CVS Caremark executed the Merger Agreement and the Separation Agreement and related documentation and issued a press release announcing the transaction prior to the opening of trading on December 31, 2010.

UAM's Reasons for, and Purpose of, the Merger; Recommendation of the UAM Board

        The UAM Board carefully evaluated the Merger Agreement, the Separation Agreement and the transactions contemplated thereby. The UAM Board determined that the Merger Agreement, the Separation Agreement and the transactions contemplated thereby, including the proposed Merger, are advisable to, and in the best interests of, UAM and its shareholders. At a meeting held on December 30, 2010, the UAM Board resolved to approve the Merger Agreement, the Separation Agreement and the transactions contemplated thereby, including the proposed Merger, and to recommend to the shareholders of UAM that they vote for the adoption of the Merger Agreement.

        In the course of reaching its recommendation, the UAM Board consulted with UAM's senior management and its financial advisor and outside legal counsel and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Merger to UAM and its shareholders. Among other things, the UAM Board believed that, taken as a whole, the following factors supported its decision to approve the proposed Merger:

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  Attractive Valuation For Medicare Part D Business.  The UAM Board believes that the value being paid by CVS Caremark for the Medicare Part D business represents an attractive valuation for such business. In particular, the earnings multiple being paid for the Medicare Part D Business is higher than the multiple at which shares of UAM common stock had traded prior to the announcement of the transaction.

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  Significant Portion of Consideration Paid in Cash; Participation in Potential Upside of the Newco Business. The fact that a large portion of the Closing Consideration payable to UAM shareholders will be paid in cash, giving UAM shareholders an opportunity to immediately realize value for a significant portion of their investment and providing certainty of value. In addition, the fact that, since a portion of the Closing Consideration payable to UAM shareholders will be paid in shares of Newco common stock, UAM shareholders would have the opportunity to participate in any future earnings or growth of Newco and future appreciation in the value of Newco common stock following the Merger.

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  Uncertainty of Future Results Of Medicare Part D Business And Common Stock Market Price. The UAM Board considered the financial condition, results of operations, regulatory environment, competitive position, execution risks and prospects of the Medicare Part D Business, as well as general industry, regulatory, economic and stock market conditions. In connection with these considerations, the UAM Board considered the attendant risk that, if UAM did not enter into the Merger Agreement with CVS Caremark, the price that might be received by UAM's shareholders selling shares of UAM common stock in the open market could be less than such shareholders' portion of the Closing Consideration.

  •
  Opportunity To Receive Value For Excess Statutory Capital; Strong Capital Position Of Newco. The UAM Board considered the fact that the consummation of the Merger would result in the UAM shareholders receiving cash from CVS Caremark for the amount of Excess Statutory Capital held by one of UAM's subsidiaries that operates the Medicare Part D Business, which was then estimated to be approximately $150 million. In addition, the UAM Board considered the fact that Newco and its subsidiaries would be well capitalized with cash and statutory capital of more than $600 million as of December 31, 2010. Further, Newco would have the potential ability to add leverage, subject to certain restrictions, and use any such proceeds for a variety of corporate purposes.

  •
  Financial Advisor's Opinion.  The fact that the UAM Board received an opinion, dated December 30, 2010, from Goldman Sachs to the effect that as of such date and based upon and subject to the factors and assumptions set forth therein, the Closing Consideration to be paid to the holders (other than CVS Caremark and its affiliates) of UAM common stock was fair, from a financial point of view, to such holders. See "—Opinion of UAM's Financial Advisor" in this proxy statement/prospectus.

  •
  Greater Business Focus.  The fact that the transaction will allow Newco to focus its attention and resources on UAM's Medicare Advantage and traditional insurance businesses and overcome its regulatory challenges and build momentum in the Medicare Advantage business to take advantage of UAM's Healthy CollaborationSM approach to healthcare.

  •
  Minimal Disruption of the Business.  The UAM Board noted that the Separation is expected to cause minimal disruption to UAM's businesses generally, as the Medicare Part D Business and the Newco Business have distinct operations and management teams.

  •
  Terms of the Merger Agreement.  The terms and conditions of the Merger Agreement, including:

  •
  the limited closing conditions to CVS Caremark's obligations under the Merger Agreement, including the fact that the Merger Agreement is not subject to approval by CVS Caremark shareholders and the absence of any financing closing condition;

  •
  the provisions of the Merger Agreement that allow UAM to engage in negotiations with, and provide information to, third parties in response to certain unsolicited proposals from such third parties regarding Takeover Proposals;

  •
  the provisions of the Merger Agreement that allow the UAM Board to effect a UAM Change in Recommendation in response to certain Takeover Proposals; and

  •
  the ability of UAM to specifically enforce the terms of the Merger Agreement.

  •
  Strategic Alternatives.  The UAM Board considered the strategic alternatives to the Transactions, including continuing to operate UAM on a stand-alone basis or the sale of the Newco Business together with the Medicare Part D Business or portions thereof, and the risks and feasibility associated with such alternatives.

  •
  Absence of Superior Offers.  The UAM Board's belief, in consultation with its financial advisor, that it was unlikely that any purchaser would propose a transaction with more attractive terms (both in terms of value and certainty of closing) than the proposed Merger, whether for UAM, the Medicare Part D Business or any portion of UAM. In consultation with its legal advisors, the UAM Board noted that, if any third party were to make such a proposal, UAM retained the ability to consider unsolicited proposals after the execution of the Merger Agreement and, in certain circumstances, to effect a UAM Change in Recommendation.

  •
  Shareholder Support for Transaction.  The UAM Board noted that holders, each of which are highly sophisticated investors, representing approximately 55% of UAM common stock agreed to enter into voting agreements with CVS Caremark pursuant to which they agreed to vote in favor adopting the Merger Agreement. The UAM Board believed that this support was likely to be shared by other UAM shareholders.

  •
  CVS Caremark's Financial Strength and Transaction History.  The fact that CVS Caremark is a large, well capitalized company with significant experience in consummating acquisitions.

        The UAM Board also considered certain potentially negative factors in its deliberations concerning the Merger, including the following:

  •
  Risk of Non-Completion.  The highly complex nature of the Transactions and the possibility that the Merger might not be completed as a result of the failure of UAM's shareholders to adopt the Merger Agreement or other reasons and the effect the resulting public announcement of termination of the Merger Agreement might have on:

  •
  the trading price of UAM common stock;

    •
    UAM's reputation, customers, strategic partners and employees; and

    •
    UAM's operating results, particularly in light of the costs incurred in connection with the Transactions.

    See "Risk Factors—Risks Relating to the Transactions" in this proxy statement/prospectus.

  •
  Possible Deterrence of Competing Offers.  The risk that various provisions of the Merger Agreement, including the no solicitation provisions and the requirement that UAM must pay to CVS Caremark a break-up fee of $36 million and reimburse CVS Caremark for its out-of-pocket transaction-related expenses up to $5 million if the Merger Agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, UAM from pursuing that opportunity. See "Proposal No. 1: The Merger Agreement—Termination of the Merger Agreement" in this proxy statement/prospectus.

  •
  Restrictions on Operation of UAM's Business.  The requirement that UAM conduct the Medicare Part D Business in the ordinary course prior to the completion of the Merger and be subject to specified restrictions on the conduct of the Medicare Part D Business without CVS Caremark's prior consent (which consent may not be unreasonably withheld or delayed), which might delay or prevent UAM from undertaking certain business opportunities that might arise pending completion of the Merger.

  •
  Regulatory and Compliance Risks.  The risk that the parties to the Merger Agreement might not receive the necessary regulatory approvals and clearances to complete the Merger or that governmental authorities could attempt to condition their approval of the Merger on our compliance with certain burdensome conditions.

  •
  Characteristics of Newco.  The relatively small size and regulatory challenges of Newco, including the small public float, potential stock price volatility and limited earnings diversification.

  •
  Other Risks.  The risks described in "Risk Factors" in this proxy statement/prospectus.

        The UAM Board concluded that the potentially negative factors associated with the proposed Merger were outweighed by the potential benefits that it expected the UAM shareholders would achieve as a result of the Merger, including the belief of the UAM Board that the proposed Merger would maximize the value for UAM's shareholders' shares and eliminate a portion of the risks and uncertainty affecting the future prospects of UAM, including the potential execution risks associated with its strategic plan. Accordingly, the UAM Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable to, and in the best interests of, UAM and its shareholders. In addition, the UAM Board was aware of and considered the interests that UAM's directors and executive officers may have with respect to the Merger that differ from, or are in addition to, their interests as shareholders of UAM generally, as described in "Interests of Certain Persons in the Merger" in this proxy statement/prospectus.

        The foregoing discussion of the information and factors considered by the UAM Board is not exhaustive, but summarizes certain material factors considered by the UAM Board.

        In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the UAM Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the UAM Board viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. After considering this information, the UAM Board approved the Merger Agreement and the Merger, and recommend that UAM shareholders adopt the Merger Agreement.

        This explanation of UAM's reasons for the Merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under "Forward-Looking Statements" in this proxy statement/prospectus.

Effects of the Transactions on UAM

        As a result of the Merger, Merger Sub will merge with and into UAM, and UAM will be the surviving corporation and a wholly-owned subsidiary of CVS Caremark. Following completion of the Merger, the certificate of incorporation and by-laws of UAM as in effect immediately prior to the effective time of the Merger will be the certificate of incorporation and by-laws of the surviving corporation, in each case until amended in accordance with applicable law. At the effective time of the Merger, the current officers of Merger Sub (all of whom are employees of CVS Caremark) will be the officers and directors of the surviving company. It is anticipated that at the effective time of the Merger, each of the directors of UAM and each of the executive officers of UAM, other than John Wardle, will resign their positions as directors and executive officers of UAM.

Newco Following the Merger and Split-Off

        Following the Merger and Split-Off, Newco expects that it will be renamed Universal American Corp. and that its stock will be listed for trading on the NYSE under the symbol "UAM." Additional information regarding Newco can be found in "Business of Newco" and "Directors and Executive Officers of Newco" in this proxy statement/prospectus.

Certain Forecasts

        UAM does not as a matter of general practice publicly disclose financial forecasts or internal projections as to future performance, earnings or other results other than normal guidance. However, we provided CVS Caremark with certain non-public, internal financial forecasts that were prepared in connection with the sales process described under "—Background of the Merger" regarding the anticipated future operations of the Medicare Part D Business for fiscal years 2010 through 2014 (which are referred to herein as the financial forecasts) for use in connection with CVS Caremark's due diligence. This information did not take into account the proposed Merger between UAM and Merger Sub as set forth in the Merger Agreement. The financial forecasts were not approved by the UAM Board.

        We have included below a subset of the financial forecasts solely to give UAM shareholders access to certain non-public information that was furnished to CVS Caremark. The subset of financial forecasts is not being included in this proxy statement/prospectus to influence your decision whether to vote for the Merger.

        The financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC regarding forward-looking statements, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. The financial forecasts do not necessarily comply with GAAP and contain certain financial measures that were not calculated in accordance with GAAP. In addition, the financial forecasts were not prepared with the assistance of, or reviewed, compiled or examined by Ernst & Young LLP, our independent accountants. Ernst & Young LLP did not express an opinion or any other form of assurance on the financial forecasts.

        The financial forecasts were based on numerous variables and assumptions that are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that are difficult to predict and beyond our control, including the factors described under "Forward-Looking Statements" in this proxy statement/prospectus. The financial forecasts also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the financial forecasts. Accordingly, there can be no assurance that the financial forecasts will be realized. In addition, the financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information.

        The inclusion of the financial forecasts in this proxy statement/prospectus should not be regarded as an indication that any of UAM, Newco or their respective affiliates, advisors or representatives considered the financial forecasts to be predictive of actual future events, and the financial forecasts should not be relied upon as such. None of UAM, Newco or their respective affiliates, advisors or representatives can give you any assurance that actual results will not differ from the financial forecasts. The financial forecasts speak only as of the time they were prepared and neither UAM nor Newco is under any obligation to update the financial forecasts, except to the extent required by applicable law. UAM and Newco have made no representation to CVS Caremark in the Merger Agreement or otherwise, concerning the financial forecasts.

        The financial forecasts for the Medicare Part D Business provided to CVS Caremark included the following:

	Year Ended December 31,
	Actual	Estimated
(in millions, except as set forth below)	2009	2010	2011	2012	2013	2014
Premium revenues	$1,980.9	$2,182.6	$2,424.0	$2,661.8	$2,906.7	$3,174.1
Net investment income	2.8	3.0	1.7	5.8	12.4	20.3
Other revenues	0.8	0.1	—	0.1	—	—

Total Revenue	$1,984.5	$2,185.7	$2,425.7	$2,667.7	$2,919.1	$3,194.4

Benefits	$1,587.1	$1,817.4	$2,033.3	$2,247.9	$2,473.5	$2,698.0
G&A(1)	219.0	209.2	201.1	210.7	220.7	262.2

Total Costs	$1,806.1	$2,026.6	$2,234.4	$2,458.6	$2,694.2	$2,960.2

Operating Income	$178.4	$159.1	$191.3	$209.1	$224.9	$234.2
MBR	80.1%	83.3%	83.9%	84.5%	85.1%	85.0%
ALR	11.1%	9.6%	8.3%	7.9%	7.6%	8.3%
Membership (in thousands)	1,697	1,891	1,990	2,069	2,152	2,238
Member Months (in thousands)	20,371	22,672	23,887	24,842	25,836	26,869
PMPMs
Premium revenues	$97.24	$96.27	$101.48	$107.15	$112.51	$118.13
Growth %		(1.0)%	5.4%	5.6%	5.0%	5.0%
Benefits	$77.91	$80.16	$85.12	$90.49	$95.74	$100.41
Growth %		2.9%	6.2%	6.3%	5.8%	4.9%
G&A	$10.75	$9.23	$8.42	$8.48	$8.54	$9.76
Growth %		(14.1)%	(8.8)%	0.8%	0.7%	14.2%

(1)
G&A excludes intangible amortization and corporate allocation.

Opinion of UAM's Financial Advisor

        On December 30, 2010, Goldman Sachs rendered its oral opinion to the UAM Board that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Closing Consideration to be paid to the holders (other than CVS Caremark and its affiliates) of UAM common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Based on the assumptions UAM directed Goldman Sachs to make for purposes of its opinion, Goldman Sachs assumed that the Per Share Cash Consideration would equal $12.80. The full text of the written opinion of Goldman Sachs, dated December 30, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement/prospectus. Goldman Sachs provided its opinion for the information and assistance of the UAM Board in connection with its consideration of the transactions contemplated by the Merger Agreement and the other agreements contemplated therein. The Goldman Sachs opinion is not a recommendation as to how any holder of UAM common stock should vote with respect to the Merger or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the Merger Agreement and the other agreements contemplated therein;

  •
  annual reports to shareholders and Annual Reports on Form 10-K of UAM for the five fiscal years ended December 31, 2009;

  •
  certain interim reports to shareholders and Quarterly Reports on Form 10-Q of UAM;

  •
  certain publicly available research analyst reports for UAM; and

  •
  certain internal financial analyses and forecasts for UAM, the Newco Business and the Medicare Part D Business, in each case, prepared by UAM's management and approved for Goldman Sachs' use by UAM.

        Goldman Sachs also held discussions with members of the senior management of UAM regarding their assessment of the past and current business operations and financial condition of UAM, the Newco Business and the Medicare Part D Business and future prospects of UAM and Newco; reviewed the reported price and trading activity for UAM common stock; compared certain financial and stock market information for UAM and certain financial information for the Newco Business with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

        For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, accounting, tax and other information provided to, discussed with or reviewed by it and it does not assume any responsibility for any such information. Goldman Sachs assumed, with the consent of UAM, that the forecasts for UAM, the Newco Business and the Medicare Part D Business were reasonably prepared on a basis that reflected the best available estimates and judgments of the management of UAM. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Medicare Part D Business, Newco, UAM or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities furnished to Goldman Sachs. For purposes of the opinion, Goldman Sachs was directed by UAM to assume that the Excess Statutory Capital was not less than $150,000,000, that there is no statutory capital deficit, that UAM's outstanding indebtedness existing as of the effective time of the Merger and the cost of certain hedging obligations relating to UAM's outstanding indebtedness was not more than $359,000,000, that certain allocation amounts pursuant to the Merger Agreement were not more than $18,500,000 and that the number of outstanding shares of UAM common stock would not be more than 79,840,000 at the effective time of the Merger. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on UAM or Newco or on the expected benefits of the Transactions in any way meaningful to its analysis. Goldman Sachs also assumed that the Transactions will be consummated on the terms set forth in the Merger Agreement and all other agreements mentioned therein without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of UAM to engage in the Transactions or the relative merits of the Transactions as compared to any strategic alternatives that may be available to UAM; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the Closing Consideration to be paid to the holders of UAM common stock (other than CVS Caremark and its affiliates) pursuant to the Merger Agreement. Goldman Sachs' opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Transactions or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of UAM; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of UAM or class of such persons in connection with the Transactions, whether relative to the Closing Consideration to be paid to the holders of UAM common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Newco's common stock will trade at any time or as to the impact of the Transactions on the solvency or viability of UAM, the Medicare Part D Business, CVS Caremark or Newco or the ability of UAM, CVS Caremark, the Medicare Part D Business or Newco to pay their respective obligations when they come due or on the fairness of any amounts received by holders of UAM common stock in respect of fractional Newco common stock. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the UAM Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 29, 2010 and is not necessarily indicative of current market conditions.

        Introduction.    As more fully described below, Goldman Sachs performed separate selected companies analyses and illustrative discounted cash flow analyses of UAM (on a standalone basis, without giving effect to the Transactions), the Medicare Part D Business and Newco. With respect to theses analyses, Goldman Sachs derived a range of implied values for one share of UAM common stock, the Medicare Part D Business and Newco and analyzed the aggregate value of the Newco common stock with the Cash Consideration to be received in the Merger. Based on the assumptions UAM directed Goldman Sachs to make for purposes of its opinion, Goldman Sachs assumed that the Per Share Cash Consideration would equal $12.80.

        Selected Companies Analysis.    Goldman Sachs reviewed and compared certain financial information for UAM, the Medicare Part D Business and Newco to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the managed care industry. Although none of the selected companies is directly comparable to UAM, the Medicare Part D Business or Newco, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of UAM, the Medicare Part D Business or Newco, respectively.

        Newco.    Goldman Sachs reviewed financial and stock information of the following selected traded companies with respect to Newco:

  •
  Humana, Inc.

  •
  HealthSpring, Inc.

        Goldman Sachs calculated and compared various financial multiples based on information provided by UAM's management, information reported by Bloomberg L.P. and IBES estimates as of December 27, 2010. Goldman Sachs reviewed, among other things, enterprise value of the selected companies as a multiple of calendar year 2011 estimated earnings before interest, taxes and depreciation and amortization, or EBITDA. Goldman Sachs then applied a range of selected enterprise values to calendar year 2011 estimated EBITDA multiples for the selected companies of 4.0x to 5.0x to corresponding data of Newco and calculated implied values for Newco common stock. Goldman Sachs then calculated a range of total value to the holders of UAM common stock by adding the implied range of per share values of the Newco common stock to the Cash Consideration to be received in the Merger. The results of these implied multiples analyses are summarized as follows:

Implied Value Per Newco Share	Implied Value of Cash Consideration plus Newco Share
$3.62 - $4.53	$16.42 - $17.33

        Goldman Sachs also reviewed the price to earnings, or P/E multiples, of the selected companies as a multiple of calendar year 2011 estimated net income. Goldman Sachs then applied a range of selected P/E multiples for the selected companies of 9.0x to 11.0x to corresponding data of Newco and calculated a range of implied values for Newco common stock. Goldman Sachs then calculated a range of total value to the holders of UAM common stock by adding the implied range of per share values of the Newco common stock to the Per Share Cash Consideration to be received in the Merger. The results of these implied multiple analyses are summarized as follows:

Implied Value Per Newco Share	Implied Value of Per Share Cash Consideration plus Newco Share
$3.71 - $4.53	$16.51 - $17.33

        Medicare Part D Business.    Goldman Sachs reviewed the financial and stock information of the following selected traded companies with respect to the Medicare Part D Business:

Managed Care	Medicare
• Aetna Inc.	• HealthSpring, Inc.
• CIGNA Corporation	• Humana, Inc.
• Coventry Health Care, Inc.
• Health Net, Inc.
• HealthSpring, Inc.
• Humana, Inc.
• UnitedHealth Group, Incorporated
• WellPoint, Inc.

        Goldman Sachs calculated and compared various financial multiples based on information provided by UAM's management, information reported by Bloomberg L.P. and IBES estimates as of December 27, 2010. With respect to the Medicare Part D Business, Goldman Sachs calculated:

  •
  The cash consideration excluding any adjustments ($1.25 billion) (which is referred to herein as the Unadjusted Cash Consideration) as a multiple of the estimated 2010 standalone revenue for the Medicare Part D Business;

  •
  The Unadjusted Cash Consideration as a multiple of the estimated 2011 standalone revenue for the Medicare Part D Business;

  •
  The Unadjusted Cash Consideration as a multiple of the estimated 2010 standalone EBITDA for the Medicare Part D Business;

  •
  The Unadjusted Cash Consideration as a multiple of the estimated 2011 standalone EBITDA for the Medicare Part D Business;

        The results of these analyses are summarized as follows:

Unadjusted Cash Consideration as a multiple of:	Medicare Part D Business
2010 Estimated Revenue	0.6x
2011 Estimated Revenue	0.5x
2010 Estimated EBITDA	6.3x
2011 Estimated EBITDA	6.0x

With respect to the selected companies, Goldman Sachs calculated:

Enterprise Value as a multiple of:	Managed Care (Median)	Medicare (Median)
2010 Estimated Revenue	0.5x	0.4x
2011 Estimated Revenue	0.4x	0.3x
2010 Estimated EBITDA	5.7x	4.9x
2011 Estimated EBITDA	6.4x	4.7x

        UAM.    Goldman Sachs reviewed the financial and stock information of the following selected traded companies with respect to UAM:

Managed Care	Medicare
• Aetna Inc.	• HealthSpring, Inc.
• CIGNA Corporation	• Humana, Inc.
• Coventry Health Care, Inc.
• Health Net, Inc.
• UnitedHealth Group, Incorporated
• WellPoint, Inc.

        Goldman Sachs calculated and compared various financial multiples and ratios based on information it obtained from the SEC or other public filings and IBES median estimates as of December 27, 2010. With respect to UAM and the selected companies, Goldman Sachs calculated:

  •
  The estimated 2010 enterprise value as a multiple of estimated 2010 EBITDA;

  •
  The estimated 2011 enterprise value as a multiple of estimated 2011 EBITDA;

        The results of these analyses are summarized as follows:

Estimated Enterprise Value as a multiple of:	Managed Care (Median)	Medicare (Median)	UAM
2010 Estimated EBITDA	5.9x	4.9x	5.0x
2011 Estimated EBITDA	6.5x	4.7x	6.0x

        Goldman Sachs also calculated the ratio of the selected companies' share price to their estimated calendar year 2011 P/E multiples to the results for UAM. The results of this analysis are summarized as follows:

Price / Earnings Ratio:	Managed Care (Median)	Medicare (Median)	UAM
2011 Estimated	9.4x	8.2x	8.4x

        Illustrative Discounted Cash Flow Analysis.    Goldman Sachs performed an illustrative discounted cash flow analysis on Newco, the Medicare Part D Business and UAM using UAM's management projections. Goldman Sachs compared the total equity value per share implied by the discounted cash flow analysis for UAM to the total equity value per share implied by the discounted cash flow analysis for Newco and the Cash Consideration to be received by holders of UAM common stock.

        Newco.    Goldman Sachs calculated indications of net present value of free cash flow for distribution for Newco for the years 2011 through 2014, assuming net debt of $103 million in 2014, using illustrative discount rates ranging from 11.5% to 13.5%, reflecting estimates of Newco's cost of equity. Goldman Sachs calculated implied equity values of Newco using illustrative terminal values in the year 2014 based on multiples ranging from 4.5x EBITDA to 5.5x EBITDA. These illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 11.5% to 13.5%. This analysis resulted in an illustrative range of total equity per share of $8.14 to $9.82 and an illustrative range of total equity value of $649 million to $784 million.

        Medicare Part D Business.    Goldman Sachs calculated indications of net present value of free cash flow for distribution for the Medicare Part D Business for the years 2011 through 2014 using illustrative discount rates ranging from 10.5% to 12.5%, reflecting estimates of the Medicare Part D Business' cost of equity. Goldman Sachs calculated implied equity values of the Medicare Part D Business using illustrative terminal values in the year 2014 based on multiples ranging from 6.0x EBITDA to 7.0x EBITDA. These illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount rates ranging from 10.5% to 12.5%. This analysis resulted in an illustrative range of total equity per share of $15.22 to $18.05 and an illustrative range of total equity value of $1,215 million to $1,441 million.

        UAM.    Goldman Sachs calculated indications of net present value of free cash flow for distribution for UAM for the years 2011 through 2014 using illustrative discount rates ranging from 10.5% to 12.5%, reflecting estimates of UAM's cost of equity. Goldman Sachs calculated implied equity values of UAM using illustrative terminal values in the year 2014 based on multiples ranging from 5.5x EBITDA to 6.5x EBITDA. These illustrative terminal values were then discounted to calculate implied indications of present values using illustrative discount ranges from 10.5% to 12.5%. This analysis resulted in an illustrative range of total equity per share of $19.17 to $23.23 and an illustrative range of total equity value of $1,567 million to $1,912 million.

        Present Value of Future Share Price Analysis.    Goldman Sachs performed an illustrative analysis of the implied present value of the hypothetical future price per share of UAM common stock using UAM's management projections of UAM's earnings per share estimates for each year between 2011 and 2014. UAM directed Goldman Sachs to exclude any impact of any potential tax refund or any projected potential dividend payable on UAM common stock. Goldman Sachs first multiplied such earnings per share estimates by P / E multiples ranging from 8.0x to 10.0x. Goldman Sachs then calculated the implied present values of the hypothetical per share future values for shares of UAM common stock for the years 2011 through 2014 by discounting the implied per share future values to December 31, 2010, using discount rates ranging from 10.5% to 12.5%, reflecting estimates of UAM's cost of equity. The following table presents the results of this analysis:

Year	Implied Present Value Per Share
2011 Estimated	$13.46 - $16.83
2012 Estimated	$14.20 - $18.08
2013 Estimated	$14.19 - $18.38
2014 Estimated	$13.99 - $18.45

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to UAM, the Medicare Part D Business or Newco or the contemplated Transactions.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the UAM Board as to the fairness from a financial point of view of the Closing Consideration to be paid pursuant to the Merger Agreement to the holders of UAM common stock. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of UAM, CVS Caremark, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The Closing Consideration was determined through arm's-length negotiations between UAM and CVS Caremark and was approved by the UAM Board. Goldman Sachs did not recommend any specific amount of consideration to UAM or the UAM Board or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

        As described above, Goldman Sachs' opinion to the UAM Board was one of many factors taken into consideration by the UAM Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

        Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of UAM or CVS Caremark and any of their respective affiliates and third parties or any currency or commodity that may be involved in the transactions contemplated by the Merger Agreement or the other agreements contemplated thereby for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to UAM in connection with, and participated in certain of the negotiations leading to, the Transactions. Goldman Sachs may in the future provide investment banking services to UAM, Newco or CVS Caremark and their respective affiliates for which the investment banking division of Goldman Sachs may receive compensation.

        The UAM Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated December 30, 2010, UAM engaged Goldman Sachs to act as its financial advisor in connection with the Transactions. Pursuant to the terms of this engagement letter, UAM has agreed to pay Goldman Sachs an aggregate fee of $10,000,000, a portion of which was payable upon Goldman Sachs' engagement and $9,000,000 of which is contingent upon the consummation of the Transactions. In addition, UAM has agreed to reimburse Goldman Sachs for its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Regulatory Approvals Required for the Merger

        The Merger is subject to the requirements of the HSR Act, which requires that acquisitions meeting certain thresholds must be notified to, and required information and materials must be furnished to, the DOJ and the FTC. In addition, certain applicable waiting periods must be terminated or expire before the Merger can be completed. UAM and CVS Caremark filed notification and report forms under the HSR Act with the FTC and DOJ on January 28, 2010, which triggered the initial 30-day waiting period. On February 28, 2011 the FTC granted early termination of the waiting period under the HSR Act with respect to the Merger.

        At any time before or after completion of the Merger, the Antitrust Division of the DOJ or the FTC may challenge the Merger on antitrust grounds. Private parties could take action under the antitrust laws, including seeking an injunction prohibiting or delaying the Merger, or seeking divestiture or damages, under certain circumstances. Additionally, at any time before or after the completion of the Merger, notwithstanding expiration or termination of the applicable HSR waiting period, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest.

        In addition, in connection with the transfer of certain Medicare Part D members insured by American Progressive to an affiliate of CVS Caremark, the parties will seek the consent of CMS to novate such members to the affiliate of CVS Caremark, as described under "Split-Off Agreements—Novation Agreement" in this proxy statement/prospectus.

        In addition, various state regulatory approvals and notices will be required, including, among others, the following:

  •
  Approval of the Pennsylvania Department of Insurance in connection with the change in control of Penn Life;

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  Form A Exemption filings in various states in connection with the change in control of UAM's insurance company subsidiaries as part of the Separation;

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  Form E Exemption notices in various states in connection with the Merger;

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  Approval of and filings in various states related to the Reinsurance Agreement and the Administrative Services Agreement; and

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  Filings and approvals with the Texas Department of Insurance relating to the change in control of various licensed Third Party Administrators, including MemberHealth, LLC.

        While UAM expects to obtain all required regulatory approvals, it cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the Merger, the Separation, the Split-Off or the related transactions under the transaction agreements. Such conditions or changes could result in the conditions to the Merger, the Separation, the Split-Off or the related transactions under the transaction agreements not being satisfied.

        There can be no assurance that an antitrust or other challenge to the Merger will not be made or that, if a challenge is made, UAM and CVS will prevail.

Material United States Federal Income Tax Consequences

        The following discussion summarizes the material U.S. federal income tax consequences to holders of UAM common stock or UAM Series A Preferred Stock of the Merger and receipt of the Closing Consideration. This discussion addresses only those shareholders who hold such UAM stock as capital assets and is addressed only to those UAM shareholders who exchange shares of UAM common stock or UAM Series A Preferred Stock for Closing Consideration in the Merger. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules under U.S. federal income tax law, including, without limitation:

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  banks and other financial institutions;

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  individual retirement accounts and other tax-deferred accounts;

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  regulated investment companies;

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  real estate investment trusts;

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  partnerships (or any other entities treated as partnerships for U.S. federal income tax purposes) and other pass-through entities;

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  investors in pass-through entities;

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  U.S. holders whose functional currency is not the U.S. dollar;

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  tax-exempt organizations;

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  insurance companies;

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  dealers or traders in securities or foreign currencies;

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  persons who hold their stock as a hedge against currency risk or as part of a constructive sale, straddle, conversion transaction or other risk-reduction strategy; or

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  holders who acquired their stock on the exercise of employee stock options or otherwise as compensation.

        The discussion is based upon the Code, Treasury regulations promulgated thereunder, published rulings of the U.S. Internal Revenue Service (which is referred to herein as the IRS), and court decisions, all as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. This discussion addresses only U.S. federal income tax consequences and does not address any other U.S. federal tax consequences or any state, local or foreign tax consequences.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of UAM stock that is (1) an individual U.S. citizen or resident (as determined for federal income tax purposes), (2) a corporation (or other entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is includible in gross income for United States income tax purposes regardless of its source, or (4) a trust, if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or (B) if the trust has validly elected to be taxed as a "United States person." The term "non-U.S. holder" means a beneficial owner of UAM stock that is an individual, corporation, trust or estate that is not a U.S. holder.

        If a partnership holds shares of UAM common stock or UAM Series A Preferred Stock, the tax treatment of a partner will generally depend on factors including the status and the activities of the partner and the partnership. A partner of a partnership holding shares of UAM stock should consult its tax advisor.

        We have not sought nor obtained an opinion of counsel or any advance tax ruling from the IRS regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a UAM shareholder would ultimately prevail in a final determination by a court.

        THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR OWN SITUATION.

  Tax Consequences of the Merger to UAM Shareholders that are U.S. Holders

        The Merger and UAM shareholders' receipt of the Closing Consideration will be treated as in part a sale, to the extent of the Cash Consideration, and in part a redemption, to the extent of the Stock Consideration received in the Merger, that together result in a complete termination of UAM shareholders' interests in UAM in a fully taxable transaction. Accordingly, a U.S. holder will generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the sum of (A) the amount of the aggregate Per Share Cash Consideration received by such UAM shareholder and (B) the fair market value, determined when the Merger occurs, of the aggregate Per Share Stock Consideration received by such UAM shareholder, and (2) such UAM shareholder's adjusted tax basis in shares of UAM common stock or UAM Series A Preferred Stock immediately prior to the Merger. Any such gain or loss will generally be long-term capital gain or loss if the UAM shareholder's holding period in the shares of UAM common stock or UAM Series A Preferred Stock immediately prior to the Merger is more than one year. The amount and character of gain or loss must be calculated separately for each identifiable block of shares of UAM common stock or UAM Series A Preferred Stock surrendered. For U.S. holders that are individuals, long-term capital gain is generally taxed at preferential Federal rates (currently 15%). The deductibility of capital losses is subject to certain limitations. Each UAM shareholder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated as a result of the Merger.

  Information Reporting and Backup Withholding for U.S. Holders

        Under U.S. federal income tax laws, the exchange agent will generally be required to report to a UAM shareholder and to the IRS any reportable payments made to such UAM shareholder in the Merger. Additionally, a UAM shareholder may be subject to a backup withholding tax (at a 28% rate), unless the UAM shareholder provides the exchange agent with its correct taxpayer identification number, which in the case of an individual is his social security number, or, in the alternative, establishes a basis for exemption from backup withholding. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a UAM shareholder will be subject to backup withholding (which will be satisfied out of any cash paid to such UAM shareholder in the Merger) on any reportable payment. To prevent backup withholding, each UAM shareholder that is a

U.S. holder must complete the IRS Form W-9 or a substitute Form W-9 which will be provided by the exchange agent with the transmittal letter or otherwise establish an exemption. Any amounts withheld under the backup withholding rules from a payment to a UAM shareholder will be allowed as a credit against U.S. federal income tax liability and may entitle such UAM shareholder to a refund, if the shareholder timely furnishes the required information to the IRS.

  Tax Consequences of the Merger to UAM Shareholders that are Non-U.S. Holders

        The rules governing U.S. federal income taxation of non-U.S. holders are complex. Each non-U.S. holder should consult with its own tax advisor to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with respect to the Merger.

        Subject to the discussion below in "Information Reporting and Backup Withholding for Non-U.S. Holders," any gain or loss realized by a non-U.S. holder in connection with the Merger will not be subject to U.S. federal income tax unless:

  •
  the gain or loss arising from the Merger, if any, is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the non-U.S. holder's permanent establishment in the United States) (in which event (1) the non-U.S. holder will generally be subject to U.S. federal income tax as described under "Tax Consequences of the Merger to UAM Shareholders that are U.S. Holders," and (2) if the non-U.S. holder is a corporation, it may also be subject to branch profits tax on such gain at a 30 percent rate (or such lower rate as may be specified under an applicable income tax treaty));

  •
  the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the non-U.S. holder will be subject to tax at a flat rate of 30 percent (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the UAM shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year;

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  the non-U.S. holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain former U.S. citizens and long-term residents of the United States; or

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  UAM is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period ending at the effective time of the Merger or the period that the non-U.S. holder held our common stock. We do not believe that UAM has been, currently is, or will become, a United States real property holding corporation.

  Information Reporting and Backup Withholding for Non-U.S. Holders

        In general, if you are a non-U.S. holder you will not be subject to backup withholding and information reporting with respect to a payment made with respect to UAM shares exchanged for Closing Consideration in the Merger if you have, prior to the Merger, provided the exchange agent with an IRS Form W-8BEN (or a Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business) or otherwise have established an exemption. If UAM shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder's United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

        The foregoing discussion is for general information only and is not intended to be legal or tax advice to any particular UAM shareholder. Tax matters regarding the Merger are very complicated, and the tax consequences of the Merger to any particular UAM shareholder will depend on that shareholder's particular situation. UAM shareholders should consult their own tax advisor to determine the specific tax consequences of Merger, including tax return reporting requirements, the applicability of U.S. federal, state, local, and foreign tax laws, and the effect of any proposed change in the tax laws to them.

No Dissenters' Rights

        Under the NYBCL, holders of shares of UAM common stock are not entitled to appraisal or dissenters' rights in connection with any proposal set forth in this proxy statement/prospectus.

Certain Litigation Matters

        No litigation proceedings have been brought in connection with the Merger.

Fees and Expenses Relating to the Merger

        Fees and expenses incurred or expected to be incurred by UAM in connection with the Merger are estimated as of the date of this proxy statement/prospectus to be as follows (in thousands):

Type of Fee	Amount
Filing fees	$71
Financial advisor's fees	10,000
Accounting fees and expenses	500
Legal, printing, and miscellaneous fees and expenses	8,000

Total	$18,571

        Subject to the reimbursement of CVS Caremark's expenses up to a certain amount in connection with the payment of the termination fee by UAM under certain circumstances, the Merger Agreement provides that each of CVS Caremark and UAM will pay its own costs and expenses in connection with the Transactions, except that CVS Caremark will pay (1) all costs and expenses in connection with the receipt of any consents, approvals or authorizations of any governmental authority obtained by CVS Caremark or any of its affiliates in connection with the transactions contemplated by the Merger Agreement and (2) all costs and expenses (including any damages, judgments or settlements) in connection with any shareholder litigation (whether or not the Merger is consummated) against (A) CVS Caremark, any of its subsidiaries or any directors or officers of CVS Caremark or its subsidiaries or (B) UAM, any of its subsidiaries or any of directors or officers of UAM or its subsidiaries, in each case, arising out of or in connection with the Merger and (except as described below) the Separation or the Split-Off.

        Pursuant to the Separation Agreement, Newco will assume and be responsible for all of UAM's expenses incurred in connection with the Transactions (other than the expenses payable by CVS Caremark as described above). In addition, the Separation Agreement provides that, if the Merger is consummated, Newco will reimburse CVS Caremark for any costs and expenses (including any damages, judgments or settlements) in connection with any shareholder litigation that arise primarily from the Split-Off or the Separation.

FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus includes or incorporates by reference forward-looking statements. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief in this proxy statement/prospectus (including information included or incorporated by reference herein). Such statements can be identified by the use of the words "believe," "expect," "predict," "project," "potential," "estimate," "anticipate," "should," "intend," "may," "will" and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in UAM and Newco's businesses and competitive strengths, all of which involve risks and uncertainties. Where, in any forward-looking statement, UAM or Newco or their management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. UAM's and Newco's actual results may differ materially from their expectations, plans or projections. UAM and Newco warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond UAM's and Newco's ability to control or predict with accuracy and some of which they might not even anticipate. You should consider the various factors in the "Risk Factors" section in this proxy statement/prospectus as well as those risks of UAM discussed in UAM's annual report on Form 10-K for the fiscal year ended December 31, 2010 under "Risk Factors," which report is on file with the SEC, for additional factors that may affect UAM or Newco.

        In addition to factors that have been previously disclosed in the reports of UAM filed with the SEC and those that are discussed elsewhere in this proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

  •
  the timing to consummate the Transactions;

  •
  the outcome of any legal proceeding that may be instituted against UAM or others relating to the Merger Agreement;

  •
  negative effects from the pendency of the Transactions, including business uncertainty and contractual restrictions;

  •
  the effect of the announcement of the Merger on customer or supplier relationships, operating results and business generally;

  •
  the risk that a condition to closing of the Transactions may not be satisfied;

  •
  the risk that a regulatory approval that may be required for the Transactions is not obtained or is obtained subject to conditions that are not anticipated;

  •
  the ability of UAM to timely receive the required approval of its shareholders;

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  the risk that the Transactions do not occur for any other reason;

  •
  the possibility that costs or difficulties related to the Transactions, including the Separation of the Medicare Part D Business, will be greater than expected;

  •
  the risks to Newco's ability to effectively operate the Newco Business independently of the Medicare Part D Business, including its ability to access sufficient sources of capital to fund its operations;

  •
  the risks to Newco's ability to retain and hire key personnel;

  •
  the diversion of management time on Transaction-related issues and other risks described in the risk factors sections included or incorporated by reference in this proxy statement/prospectus;

  •
  the risk that UAM may experience damage to its reputation;

  •
  the risk that the recent CMS action suspending marketing to and enrollment of new members in UAM's Medicare Advantage plans could have a material adverse effect on UAM and Newco's business, financial condition and results of operations;

  •
  the risk that the recently enacted healthcare legislation and subsequent rules promulgated by CMS could have a material adverse effect on UAM and Newco's opportunity for growth and future results;

  •
  the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on UAM and Newco;

  •
  the risk that UAM and Newco may be unable to execute plans to respond to the challenges resulting from the passage into law of the Medicare Improvements for Patients and Providers Act of 2008;

  •
  the effect of extensive government regulation on UAM and Newco;

  •
  the fact that compliance with laws and regulations is complex and expensive, and any violation of the laws and regulations applicable to UAM and Newco could reduce revenues and profitability and otherwise adversely affect operating results;

  •
  the risk that changes in governmental regulation or legislative reform could increase UAM and Newco's costs of doing business and adversely affect profitability;

  •
  the fact that UAM and Newco's Medicare Advantage business is subject to an annual competitive bidding process that could adversely affect profitability;

  •
  the risk that reserves at UAM and Newco may not be adequate;

  •
  the fact that CMS's risk adjustment payment system and budget neutrality factors make UAM and Newco's revenue and profitability difficult to predict and could result in material retroactive adjustments to results of operations;

  •
  the risk that UAM and Newco may be unable to develop and maintain satisfactory relationships with the providers of care to their members;

  •
  the intensity of competition in the insurance and healthcare industries and the risk that if products are not designed and priced properly and competitively, membership and profitability of UAM and Newco could decline;

  •
  the risk that reductions in funding for Medicare programs could materially reduce profitability of UAM and Newco;

  •
  the risk that UAM and Newco may fail to effectively execute their Medicare initiatives and other operational and strategic initiatives;

  •
  the fact that UAM has incurred and Newco may in the future incur significant expenses in connection with the implementation and expansion of new Medicare Advantage plans;

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  the risk that, given the current economic climate, UAM and Newco's stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility;

  •
  the risk of downgrades in debt ratings, or corporate credit ratings of UAM and Newco; and

  •
  the risk that social and political conditions such as war, political unrest and terrorism, pandemics or natural disasters or unfavorable economic conditions could have unpredictable negative effects on the businesses or results of operations of UAM and Newco.

        UAM and Newco give no assurance that they will achieve their expectations and they do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factors sections included or incorporated by reference in this proxy statement/prospectus. UAM and Newco caution readers not to place undue reliance on these forward-looking statements that speak only as of the date made. All forward-looking statements included in this proxy statement/prospectus (including information included or incorporated by reference herein) are based upon information available to UAM and Newco as of the date hereof, and UAM and Newco assume no obligation to update or revise any such forward-looking statements.

SPECIAL MEETING OF UAM SHAREHOLDERS

        UAM is providing this proxy statement/prospectus to you in connection with the solicitation of proxies by the UAM Board to be voted at the special meeting of UAM's shareholders that UAM has called to allow its shareholders to consider and vote upon the proposals set forth in this proxy statement/prospectus. This document is first being mailed to UAM's shareholders on or about [            ], 2011. Together with this document, UAM is sending a notice of the special meeting of UAM's shareholders and a form of proxy that the UAM Board is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place

        The special meeting of UAM's shareholders will be held on [            ], [            ], 2011, at [            ], Eastern Time, at the offices of Universal American Corp., Six International Drive, Suite 190, Rye Brook, New York 10573.

Purpose of the Special Meeting

        At the special meeting, UAM will ask shareholders (1) to consider and vote upon the proposal to adopt the Merger Agreement, (2) to consider and vote upon a proposal to approve the Newco 2011 Omnibus Equity Award Plan, (3) to adjourn the meeting, if necessary or appropriate, to solicit additional proxies and (4) to transact any other business that may properly come before the special meeting or any postponement or adjournment of the meeting. The UAM Board is not aware of any other matters to be presented for action at the special meeting.

Record Date; Shares Entitled to Vote; Quorum

        Only shareholders who were record holders of UAM common stock at the close of business on the record date, [            ], 2011, are entitled to vote at the special meeting or any postponements or adjournments thereof. On the record date, [            ] shares of UAM common stock were issued and outstanding and entitled to vote at the special meeting.

        Each record holder of UAM common stock on the record date of the special meeting is entitled to one vote for each share of UAM common stock owned by such person at such time. You may vote all shares owned by you as of the record date, including (1) shares held directly in your name as the shareholder of record and (2) shares held for you as the beneficial owner in street name through a broker, trustee or other nominee.

        A quorum of shareholders is necessary to hold a valid special meeting. The presence, in person or by proxy, of holders of at least a majority of the votes entitled to be cast constitutes a quorum. If a share is represented for any purpose at the special meeting, it is deemed to be present for the transaction of all business. If a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

        The adoption of the Merger Agreement requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of UAM common stock. The adoption of the 2011 Equity Plan and approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies require the affirmative vote of a majority of the votes cast at the special meeting by the holders of UAM common stock. Because the required vote of holders of UAM common stock is based upon the number of outstanding shares of UAM common stock, rather than upon the shares actually voted, failure to submit a proxy or to vote in person or a vote to abstain will have the same effect as a vote AGAINST the proposal to adopt the Merger Agreement. In addition, if your shares are held in street name by your bank, broker or nominee, generally the nominee may only vote your shares in accordance with your instructions. However, if your nominee has not timely received your instructions, such nominee may vote on matters for which it has discretionary voting authority. Under current rules of the NYSE, UAM believes that brokers do not have discretionary authority to vote on the proposals set forth in this proxy statement/prospectus. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. If a properly executed proxy is submitted by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on any matter, such shares will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of the matter.

        If a properly executed proxy is submitted and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of the matter. See "—Record Date; Shares Entitled to Vote; Quorum" above.

Shares Held by UAM's Directors and Executive Officers

        At the close of business on the record date, UAM's directors, executive officers and their affiliates had the right to vote [            ] shares of UAM common stock, or [      ]% of the combined voting power of the outstanding UAM common stock entitled to be voted at the special meeting.

        In connection with the Merger Agreement, holders representing approximately 55% of UAM's outstanding common stock have entered into voting agreements with CVS Caremark pursuant to which they have agreed to vote in favor of the proposal to adopt the Merger Agreement. See "Proposal No. 1: The Merger Agreement—Voting Agreement" in this proxy statement/prospectus.

Voting of Proxies

        After carefully reading and considering the information presented in this proxy statement/prospectus, UAM shareholders of record may vote by mail, by telephone, through the Internet or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares are represented at the special meeting.

        If you are a shareholder of record, you may call [            ] and use any touch-tone telephone to transmit your vote up until [            ] p.m., Eastern Time, on [            ], 2011. Have your proxy card in hand when you call and then follow the instructions.

        If you are a shareholder of record, you may use the Internet to transmit your vote up until 11:59 p.m., Eastern Time, on [            ], 2011. Visit [            ] and have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

        Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic access such as usage charges for Internet service providers and telephone companies. UAM will not pay for these costs; they are solely your responsibility.

        If you hold your shares of UAM common stock in street name through a broker, bank or other nominee, you must provide instructions to the broker, bank or nominee as to how your shares should be voted. Brokers do not have the discretion to vote on the proposals set forth in this proxy statement/prospectus and will only vote at the direction of the underlying beneficial owners of the shares. Accordingly, if you do not instruct your broker to vote your shares, your broker will not have the discretion to vote your shares. Your broker, bank or other nominee will usually provide you with the appropriate instruction forms at the time you receive this proxy statement/prospectus. If you own your shares in this manner, you cannot vote in person at the special meeting unless you receive a legal proxy to do so from the broker, bank or other nominee, and you bring that legal proxy to the special meeting.

        All shares represented by each properly executed and valid proxy received by the Secretary of UAM before the special meeting will be voted in accordance with the instructions given on the proxy. If a UAM shareholder executes a proxy card without giving instructions, the shares of UAM common stock represented by that proxy card will be voted FOR approval of the proposals set forth in this proxy statement/prospectus. The UAM Board is not aware of any other matters to be voted on at the special meeting. If, however, such a matter is properly presented for action at the special meeting, including a motion to adjourn or postpone the special meeting in order to solicit additional proxies in favor of the proposal to adopt the Merger Agreement (in the event that there are not sufficient votes for such adoption), the persons named in the proxy card will vote the shares represented by all properly executed proxies on those matters in their discretion.

Revocability of Proxies

        If you are a record shareholder, you may revoke your proxy or change your vote at any time before it is exercised at the special meeting by one of the following means:

  •
  sending the Secretary of UAM a written notice revoking the proxy prior to the date of the special meeting at the address provided in the section entitled "Where You Can Find More Information" in this proxy statement/prospectus;

  •
  submitting prior to the date of the special meeting a duly executed proxy with a later date; or

  •
  attending the special meeting and voting in person at the special meeting (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you have instructed a broker, bank or other nominee to vote your shares, follow the directions received from your broker, bank or other nominee.

Board of Directors Recommendation

        After careful consideration, the UAM Board has determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of UAM's shareholders and the UAM Board has resolved to recommend the adoption of the Merger Agreement to UAM's shareholders. The UAM Board unanimously recommends that shareholders vote FOR approval of the proposal to adopt the Merger Agreement, as well as FOR the approval of the Newco 2011 Omnibus Equity Award Plan and FOR the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies.

Adjournments and Postponements

        Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies by the chairman of the meeting. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting, provided that if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the by-laws of UAM will be given to each shareholder of record entitled to notice of and to vote at the meeting. Whether or not a quorum exists, the special meeting may be adjourned at any time by the affirmative vote of a majority of the votes cast at the special meeting, either in person or by proxy, by the holders of UAM common stock. Any signed proxies received by UAM in which no voting instructions are provided on the matter will be voted FOR an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow UAM shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

        Your vote is important. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to vote by telephone, through the Internet or by mail by completing, dating, signing and promptly returning the enclosed proxy card in the enclosed postage-prepaid envelope.

No Dissenters' Rights

        Under the NYBCL, holders of shares of UAM common stock are not entitled to appraisal or dissenters' rights in connection with any proposal set forth in this proxy statement/prospectus.

Solicitation of Proxies and Expenses

        This solicitation is being made on behalf of the UAM Board, but may also be made without additional compensation by UAM's officers or employees by telephone, facsimile, e-mail or personal interview. In addition, UAM has engaged D.F. King & Co., Inc. as its proxy solicitor to help UAM solicit proxies by mail, telephone and personal interview for fees estimated at approximately $7,500 plus reimbursement of certain disbursements and expenses. Newco will bear the expense of the preparation, printing and mailing of the notice of the special meeting and these proxy materials. UAM will request brokers, banks and nominees who hold shares of UAM common stock in their names to furnish proxy materials to beneficial owners of the shares. Newco will reimburse such brokers, banks and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Shareholder List

        A list of UAM shareholders entitled to vote at the special meeting will be available for examination by any UAM shareholder at the special meeting. For ten days prior to the special meeting, this shareholder list will be available for inspection during ordinary business hours at UAM's principal place of business located at Universal American Corp., Six International Drive, Suite 190, Rye Brook, New York 10573.

Other Matters

        UAM does not know of any other business that will be presented at the meeting. If any other proposal properly comes up for a vote at the meeting in which your proxy has provided discretionary authority, the proxy holders will vote your shares in accordance with their best judgment, which will include, in a case where the UAM Board has made a recommendation, voting in accordance with that recommendation.

Questions and Additional Information

        If you have more questions about the Merger or the special meeting, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact D.F. King & Co., Inc. by telephone toll-free at (800) 901-0068. You may also contact Investor Relations in writing at Universal American Corp., Six International Drive, Suite 190, Rye Brook, New York 10573, Attn: Investor Relations, or by telephone at (914) 934-5200.

THE COMPANIES

Universal American Corp.

        UAM is a publicly-traded New York corporation and through its family of companies, UAM offers a broad array of health insurance and managed care products and services, primarily to the growing Medicare population. UAM's principal health insurance products for the senior market are Medicare Advantage, insured stand-alone prescription drug benefit plans pursuant to Medicare Part D, and Medicare supplement.

        Collectively, UAM's insurance subsidiaries are licensed or otherwise authorized to sell health insurance, life insurance and annuities in all 50 states, the District of Columbia and Puerto Rico, as well as some U.S. territories. UAM's managed care subsidiary operates Medicare Advantage coordinated care plans in Texas, Wisconsin and Oklahoma.

        UAM was incorporated in New York in 1981. UAM's principal executive offices are located at Six International Drive, Suite 190, Rye Brook, New York 10573. UAM's main telephone number is (914) 934-5200 and, prior to the Merger, its website is www.universalamerican.com. Information contained on UAM's website does not constitute a part of this proxy statement/prospectus.

Universal American Spin Corp.

        Newco is a newly incorporated Delaware corporation that, upon completion of the transactions contemplated by the Merger Agreement, will own the businesses that are presently conducted as part of UAM's Senior Managed Care-Medicare Advantage, Traditional Insurance and Corporate & Other segments. The portion of UAM's current operations that Newco will own following completion of the transactions contemplated by the Merger Agreement and the Separation Agreement corresponds to approximately 61% of UAM's net operating revenues for the year ended December 31, 2010 and the portion of UAM's operations that will be transferred to CVS Caremark corresponds to approximately 39% of UAM's net operating revenues for the year ended December 31, 2010.

        Following the Merger, Newco expects that it will be renamed Universal American Corp. and that its stock will be listed for trading on the NYSE under the symbol "UAM."

        Newco was incorporated in Delaware in 2010. Newco's principal executive offices are located at Six International Drive, Suite 190, Rye Brook, New York 10573. Newco's main telephone number is (914) 934-5200 and its website is expected to be www.universalamerican.com. Information contained on Newco's website does not constitute a part of this proxy statement/prospectus. For additional description of Newco's business, see "Business of Newco" in this proxy statement/prospectus.

CVS Caremark Corporation

        CVS Caremark is the largest pharmacy health care provider in the United States. As a fully integrated pharmacy services company, CVS Caremark operates its pharmacy benefit management, mail order and specialty pharmacy division, Caremark Pharmacy Services®; approximately 7,200 CVS/pharmacy® retail stores; its retail-based health clinic subsidiary, MinuteClinic®; and its online pharmacy, CVS.com®.

        CVS Caremark was incorporated in Delaware in 1996. CVS Caremark's principal executive offices are located at One CVS Drive, Woonsocket, Rhode Island 02895. CVS Caremark's main telephone number is (401) 765-1500 and its website is www.cvscaremark.com. Information contained on CVS Caremark's website does not constitute a part of this proxy statement/prospectus.

PROPOSAL NO. 1: THE MERGER AGREEMENT

        The following is a summary of the material terms and conditions of the Merger Agreement and related agreements but does not purport to describe all of the terms of the Merger Agreement and related agreements. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement attached as Annex A to, and incorporated by reference into, this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the full text of the Merger Agreement carefully as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement/prospectus.

        The Merger Agreement and this summary of its terms have been included with this document to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about UAM or Newco contained in this proxy statement/prospectus or in UAM's public reports filed with the SEC may supplement, update or modify the provisions regarding factual disclosures about UAM or Newco contained in the Merger Agreement. In your review of the representations and warranties contained in the Merger Agreement and described in this summary it is important to bear in mind that the representations and warranties have been negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to you as a shareholder and in some cases have been qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the Merger Agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

Structure of the Merger

        The Merger Agreement and Separation Agreement provide that upon completion of the transactions contemplated thereby, CVS Caremark will own UAM's Medicare Part D Business. Newco will own the businesses that are presently conducted as part of UAM's Senior Managed Care-Medicare Advantage, Traditional Insurance and Corporate & Other segments. To effect the Merger, Merger Sub will merge with and into UAM, with UAM continuing as the surviving corporation and a wholly-owned subsidiary of CVS Caremark. Following the Merger, Newco expects that it will be renamed Universal American Corp. and that its stock will be listed for trading on the NYSE under the symbol "UAM."

        Following completion of the Merger, the certificate of incorporation and by-laws of UAM as in effect immediately prior to the effective time of the Merger will be the certificate of incorporation and by-laws of the surviving corporation, in each case until amended in accordance with applicable law. At the effective time of the Merger, the current officers of Merger Sub will be the officers and directors of the surviving company. See "Interests of Certain Persons in the Merger" in this proxy statement/prospectus.

Merger Consideration

        At the effective time of the Merger, (1) each share of UAM common stock, par value $0.01 per share, outstanding immediately prior to the effective time (other than the Excluded Shares, which shares will, other than restricted shares, be cancelled at the effective time of the Merger without any payment made with respect thereto) and (2) each share of UAM Series A Preferred Stock (for each share of UAM common stock issuable upon conversion of such share of UAM Series A Preferred Stock) will be converted into the right to receive:

  •
  the Per Share Stock Consideration from UAM; and

  •
  the Per Share Cash Consideration from CVS Caremark.

  Stock Consideration; Newco Exchange Ratio

        The Per Share Stock Consideration is equal to the product of one share of Newco common stock multiplied by the Newco Exchange Ratio. UAM may in its sole discretion unilaterally change the Newco Exchange Ratio prior to the special meeting.

        Based upon the number of issued and outstanding shares of UAM common stock as of the record date (including shares of common stock into which shares of UAM Series A Preferred Stock are convertible in the Merger but excluding any Excluded Shares), an aggregate of approximately [                    ] million shares of Newco common stock would be delivered to holders of UAM common stock and UAM Series A Preferred Stock as the Stock Consideration.

  Cash Consideration

        The aggregate cash consideration will initially equal $1.25 billion and will be increased by the Excess Statutory Capital and decreased by (1) UAM's outstanding indebtedness existing as of the effective time of the Merger and the cost of certain hedging obligations relating to UAM's outstanding indebtedness and (2) certain other amounts, as described herein. The amount of UAM's outstanding indebtedness will be determined shortly prior to the Merger and may be decreased as a result of excess cash available in the Newco Business, proceeds from any indebtedness incurred by Newco or the sale by UAM of Newco Preferred Stock.

        The resulting Cash Consideration will be divided by the number of Outstanding Common Shares to arrive at the Per Share Cash Consideration.

        The Per Share Cash Consideration is currently expected to be approximately $13.00 to $13.20. THIS IS ONLY AN ESTIMATE, HOWEVER, AND THE ACTUAL PER SHARE CASH CONSIDERATION TO BE RECEIVED BY UAM'S SHAREHOLDERS MAY BE HIGHER OR LOWER AND MAY NOT BE FINALLY DETERMINED UNTIL THE COMPLETION OF THE MERGER.

        No assurance can be given that the current market price of UAM common stock will be equivalent to the sum of the market price of Newco common stock and the Per Share Cash Consideration at the effective time of the Merger or at any other time. The market price of Newco common stock when received by a UAM shareholder, together with the Per Share Cash Consideration, may be greater or less than the current market price of UAM common stock or the market price of UAM common stock immediately prior to the effective time of the Merger.

Adjustment Certificates

        No later than March 14, 2011, UAM is required to deliver to CVS Caremark a certificate (which is referred to herein as the statutory capital adjustment certificate) executed by UAM's chief financial officer setting forth the amount of (1) the Statutory Capital of Penn Life relating to the Medicare Part D Business as of December 31, 2010, (2) the 2010 Annual Statement of Penn Life as filed with the Insurance Department of the State of Pennsylvania and (3) the Authorized Control Level of Penn Life relating to the Medicare Part D Business as of December 31, 2010. In addition, no later than three business days prior to the effective time of the Merger, UAM is required to deliver to CVS Caremark a certificate executed by UAM's chief financial officer setting forth the amount of UAM's outstanding indebtedness.

        Within 15 days after CVS Caremark's receipt of the statutory capital adjustment certificate, CVS Caremark is required to deliver to UAM a written statement either accepting the statutory capital adjustment certificate or specifying any objections thereto. If CVS Caremark delivers an objection to the statutory capital adjustment certificate, UAM and CVS Caremark will, during the 15 days following such delivery by CVS Caremark, negotiate in good faith to reach agreement on the disputed items or amounts in order to determine, as may be required, the amounts set forth in the statutory capital adjustment certificate. If the parties are unable to resolve any objections, then the parties will thereafter appoint an independent accountant of nationally-recognized standing reasonably satisfactory to UAM and CVS Caremark to resolve any disputed items or amounts prior to the effective time of the Merger. The resolution of the accounting arbitrator of all items in dispute will be final and binding on the parties to the Merger Agreement and will be used for the purpose of making any adjustment in the Per Share Cash Consideration.

Procedures for Surrendering UAM Stock Certificates or Book-Entry Shares

        The conversion of UAM common stock and UAM Series A Preferred Stock into the right to receive the Closing Consideration will occur automatically at the effective time of the Merger. At or before the effective time of the Merger, UAM will deliver a number of Newco shares and CVS Caremark will deposit an amount of cash, in each case sufficient to pay the Closing Consideration, with an exchange agent selected by CVS Caremark and reasonably acceptable to UAM. As promptly as practicable but no later than two business days following the effective time of the Merger, the exchange agent will send a letter of transmittal to each person who is a record holder of UAM common stock or UAM Series A Preferred Stock at the effective time of the Merger for use in the exchange and instructions explaining how to surrender UAM stock certificates and book-entry shares.

        UAM shareholders who surrender their stock certificates or book-entry shares, together with a properly completed letter of transmittal, will receive the portion of the Closing Consideration into which those shares of UAM common stock or UAM Series A Preferred Stock were converted in the Merger. After the effective time of the Merger, each book-entry share and each certificate that previously represented shares of UAM common stock or UAM Series A Preferred Stock will only represent the right to receive the portion of the Closing Consideration into which those shares of UAM common stock or UAM Series A Preferred Stock have been converted. If book-entry shares or certificates representing shares of UAM common stock or UAM Series A Preferred Stock are presented for transfer after the completion of the Merger, they will be cancelled and exchanged for the portion of the Closing Consideration into which those shares of UAM common stock or UAM Series A Preferred Stock represented by that certificate shall have been converted. After the effective time of the Merger, no transfers of any shares of UAM common stock or UAM Series A Preferred Stock will be effected on the stock transfer books of UAM.

        If a certificate for UAM common stock or UAM Series A Preferred Stock has been lost, stolen or destroyed, the exchange agent will issue the portion of the Closing Consideration properly payable under the Merger Agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and, if required by UAM, the posting of a bond in such reasonable amount as UAM may direct for indemnification purposes.

Treatment of Equity Held by Part D Employees or Former Part D Employees

UAM Stock Options

        At the effective time of the Merger, each UAM stock option held by a Part D Employee or Former Part D Employee will, whether or not then vested and exercisable, be cancelled and converted into the right to receive from CVS Caremark an amount in cash, without interest, equal to the Part D Option Payment. If the per share exercise price of any UAM stock option is equal to or greater than the Closing Consideration Value, then the UAM stock option will be cancelled without any payment to the holder of the UAM stock option.

UAM Restricted Shares

        At the effective time of the Merger, each outstanding restricted share held by a Part D Employee or a Former Part D Employee will be cancelled and converted into the right to receive from CVS Caremark an amount in cash equal to the Closing Consideration Value on the same dates and subject to the same conditions on vesting as applied to the original restricted share immediately prior to the effective time of the Merger, without any crediting of interest for the period from the effective time of the Merger until vesting. However, if the employment of the holder of such right is terminated other than for "cause" by CVS Caremark or its affiliates or by the holder for "good reason" after the effective time of the Merger and before the scheduled vesting date, then such vesting will be accelerated to the date of such termination.

UAM Performance Shares

        At the effective time of the Merger, each earned performance share held by a Part D Employee or a Former Part D Employee will be cancelled and converted into the right to receive from CVS Caremark an amount in cash equal to the Closing Consideration Value, on the first to occur of (1) the first anniversary of the date on which the effective time of the Merger occurs and (2) the date on which such holder's employment with CVS Caremark or its affiliates is terminated by CVS Caremark or its affiliates other than for "cause" or by the holder for "good reason" without any crediting of interest for the period from the effective time of the Merger until vesting. The actual number of earned performance shares will be determined by the Compensation Committee of the UAM Board prior to the effective time of the Merger.

Dividends and Distributions

        In addition to the payments described above, CVS Caremark will pay, in respect of each restricted share and earned performance share held by a Part D Employee or a Former Part D Employee, the special cash dividend of $2.00 per share of UAM common stock paid on August 19, 2010 to holders of outstanding UAM common stock (other than restricted shares for which payment was deferred until vesting of such shares) and UAM Series A Preferred Stock. Such payments will be made to the holders thereof simultaneously with the payments described above on the applicable vesting date.

Fractional Shares

        Newco will not issue fractional shares in the Merger. In the event that UAM amends the Newco Exchange Ratio such that fractional shares of Newco common stock would be delivered as part of the Stock Consideration, as promptly as practicable following the effective time of the Merger, Newco and CVS Caremark will cause the Exchange Agent to aggregate all fractional share interests of Newco common stock, rounded down to the nearest whole share, and deliver such fractional share interests to a designated broker for sale on the open market at the then prevailing market prices. Newco and CVS Caremark will cause the Exchange Agent to, upon receipt of the proceeds of such sale or sales from such designated broker, distribute on a pro rata basis the proceeds of such sale or sales to the holders of surrendered stock certificates or book-entry shares that would otherwise receive fractional shares of Newco common stock.

Effective Time

        The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of New York (or at such later time as specified in the certificate of merger).

        As of the date of this proxy statement/prospectus, the Merger is expected to be completed by the end of the second quarter of 2011. However, completion of the Merger is subject to the satisfaction (or waiver, to the extent permissible) of any conditions to the Merger. There can be no assurances as to whether, or when, CVS Caremark and UAM will complete the Merger. If the Merger is not completed on or before December 31, 2011, either CVS Caremark or UAM may terminate the Merger Agreement. See "—Conditions to the Completion of the Merger" and "—Termination of the Merger Agreement" in this proxy statement/prospectus.

Representations and Warranties

        The Merger Agreement contains a number of representations and warranties made by UAM as to, among other things:

  •
  corporate existence, good standing and qualification to conduct business;

  •
  delivery of certificate of incorporation and by-laws;

  •
  governmental and third-party consents necessary to complete the Transactions;

  •
  due authorization, execution, delivery and validity of the Merger Agreement and the Split-Off Agreements, including the determination of the UAM Board that the Merger is advisable and in the best interests of UAM's shareholders;

  •
  absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of execution, delivery or performance of the Merger Agreement, the Split-Off Agreements and completion of the Merger, the Split-Off and the Separation;

  •
  capital structure and subsidiaries;

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  requisite UAM shareholder vote to adopt the Merger Agreement;

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  SEC filings and the absence of material misstatements or omissions from such filings;

  •
  financial statements, internal controls and procedures;

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  absence of undisclosed liabilities;

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  absence of certain changes from September 30, 2010 through the date of the Merger Agreement;

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  litigation;

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  material contracts;

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  benefit plans and labor relations;

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  taxes;

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  environmental matters;

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  intellectual property matters;

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  title to personal and real property;

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  compliance with laws, permits; regulatory matters;

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  inapplicability of state takeover statutes;

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  transactions with affiliates;

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  insurance;

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  insurance reports and statutory accounting principles statements;

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  compliance with insurance laws; insurance contracts and reinsurance; insurance agents;

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  receipt of opinion of financial advisor;

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  fees payable to financial advisors in connection with the Merger; and

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  sufficiency of assets.

        The Merger Agreement contains a number of representations and warranties made by CVS Caremark as to, among other things:

  •
  corporate existence, good standing and qualification to conduct business;

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  governmental and third-party consents necessary to complete the Merger;

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  due authorization, execution, delivery and validity of the Merger Agreement;

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  absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of execution, delivery or performance of the Merger Agreement and completion of the Merger;

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  capitalization and interim operations of Merger Sub;

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  ownership of UAM stock;

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  sufficient funds;

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  litigation;

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  absence of arrangements with UAM management;

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  fees payable to financial advisors in connection with the Merger; and

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  CVS Caremark's independent investigation and disclaimer of representations and warranties other than those set forth in the Merger Agreement and the Split-Off Agreements.

        Certain of these representations and warranties for UAM and CVS Caremark are qualified as to "materiality," "Company Material Adverse Effect," "Parent Material Adverse Effect" or certain other scheduled exceptions. For purposes of the Merger Agreement, "Company Material Adverse Effect" means a material adverse effect (1) on the ability of UAM and its subsidiaries to consummate the transactions contemplated by the Merger Agreement or the Split-Off Agreements or (2) on the business, assets, results of operations or financial condition of the Medicare Part D Business, taken as a whole, excluding any effect resulting from:

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  conditions (economic, political, regulatory or otherwise) generally affecting the industries in which the Medicare Part D Business operates;

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  the United States or foreign economic, financial or geopolitical conditions or events in general;

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  changes or conditions in the financial, debt, credit or capital markets;

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  changes or proposed changes in law, or standards or interpretations thereof, including changes in healthcare laws or CMS written interpretation and guidance affecting the industries in which UAM and its subsidiaries operate or the introduction or enactment of legislation or the proposal or adoption of any rule or regulation affecting Medicare pricing, reimbursement, competitive bidding or other aspects of the healthcare insurance industry;

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  the American Recovery and Reinvestment Act;

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  the Patient Protection and Affordable Care Act;

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  changes or proposed changes in GAAP or other accounting principles or requirements, or standards or interpretations thereof;

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  changes in interest rates;

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  taking any actions contemplated by the Merger Agreement or failure to take any actions prohibited by the Merger Agreement, including compliance by UAM and its subsidiaries with the terms of the Merger Agreement;

  •
  any decline in the market price, or change in trading volume, of UAM common stock, any decrease of the ratings or ratings outlook for UAM by any of Standard & Poor's Ratings Service and A.M. Best Company and the consequences of any such ratings or outlook decrease, or the failure of UAM to meet any projections, forecasts, budgets, estimates or operational metrics (it being understood that the underlying causes of any such decline, change, decrease or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred);

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  escalation or outbreak of hostilities, acts of terrorism or military conflicts;

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  the entry into, or any announcement or disclosure of, the Merger Agreement or the transactions contemplated by the Merger Agreement, including any effects related to the identity of CVS Caremark and any loss of a material customer, supplier, employee or CMS contract as a result of the identity of CVS Caremark;

  •
  any actions taken by, or at the request of, CVS Caremark or its affiliates after the date of the Merger Agreement and on or before the effective time of the Merger that relate to, or affect, the Medicare Part D Business;

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  any seasonality associated with the earnings of the Medicare Part D Business generally consistent with the financial results for such business for the year ended December 31, 2010;

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  the results of the Medicare Part D bid process for the 2012 plan year (except to the extent that such results are affected by any administrative action or sanction applicable to UAM or any of its subsidiaries or any breach or violation of health care laws by UAM or any of its subsidiaries); or

  •
  changes in relationships with, and actions related to, certain third parties;

except, in the case of the first through eighth bullet points above, to the extent that the Medicare Part D Business is materially disproportionately affected thereby (relative to other similarly situated participants in the industries in which the Medicare Part D Business operates but only with respect of such participation).

Covenants and Conduct of Business Pending the Merger

        Conduct of Business of UAM.    UAM has undertaken a separate covenant that places restrictions on it and its subsidiaries' conduct until either the effective time of the Merger or the termination of the Merger Agreement. In general, UAM and its subsidiaries are required to use reasonable best efforts to (1) conduct the Medicare Part D Business in the ordinary course consistent with past practice, (2) maintain and preserve intact the Medicare Part D Business' business organization, to retain the services of its current officers and key employees and to preserve the good will of its material customers, suppliers, agents, employees and other persons with whom it has material business relationships and (3) except as would not, individually or in the aggregate, be expected to result in a Company Material Adverse Effect, maintain compliance with all health care laws.

        Without CVS Caremark's prior written consent (not to be unreasonably withheld or delayed), UAM or its subsidiaries may not take certain actions, including to:

  •
  amend its organizational documents or any of the comparable organizational documents of any of its subsidiaries;

  •
  make, declare or pay any dividend or distribution on any shares of its capital stock, other than dividends and distributions by wholly-owned UAM subsidiaries, provided that no Part D Entity (as defined in the Merger Agreement) is permitted to make any dividend or distribution to any member of the Newco Group;

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  adjust, split, combine, reclassify, redeem, purchase or acquire its capital stock or equity interests;

  •
  grant any Part D Employee any right or option to acquire any shares of its capital stock, issue, deliver or sell to any Part D Employee any additional shares of its capital stock or equity interests or issue any awards to any Part D Employee referenced to any UAM security (other than pursuant to (1) the exercise of UAM stock options, (2) the vesting of restricted shares and/or performance shares and (3) the conversion of UAM Series A Preferred Stock, in each case outstanding as of the date of the Merger Agreement) or enter into any contract or agreement with respect to the sale, voting, registration or repurchase of its capital stock, except as otherwise provided in the Merger Agreement;

  •
  increase the compensation or benefits payable to any Part D Employee or grant or modify any compensation awards to any Part D Employee, grant or increase any severance or termination pay to any Part D Employee, renew, enter into or amend any employment, service or severance agreement with any Part D Employee or establish, adopt, enter into, amend or terminate any employee benefit plan, agreement, policy or program except, in each case, (1) to the extent required by applicable law, any benefit plan or other agreement as in effect on the date of the Merger Agreement, (2) in the ordinary course of business consistent with past practice, (3) to comply with Section 409A of the Code or (4) in connection with the acceleration of certain payments;

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  hire or transfer individuals into or out of the Medicare Part D Business, except for new hires at an annualized compensation level of $100,000 or less in the ordinary course of business consistent with past practice;

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  acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, or any material assets or properties that would (1) after the effective time of the Merger, constitute a portion of the Medicare Part D Business (except for the acquisition of investment assets in the ordinary course of business consistent with past practice), (2) otherwise be material to UAM and its subsidiaries, taken as a whole, or (3) reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement and the Split-Off Agreements;

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  sell, lease, transfer, pledge or encumber any assets of the Medicare Part D Business, including the capital stock of UAM's subsidiaries, other than (1) in the ordinary course of business consistent with past practice, or (2) pursuant to certain existing agreements in effect prior to the date of the Merger Agreement;

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  (1) enter into, terminate or request any material change to any contract, agreement or understanding which if in effect as of the date of the Merger Agreement would be a material contract, other than in the ordinary course of business consistent with past practice or (2) enter into any contract, agreement or understanding that would limit or otherwise restrict the Medicare Part D Business, or that would, after the effective time of the Merger, limit or otherwise restrict CVS Caremark or any of its controlled affiliates, from engaging or competing in any line of business or in any geographic area;

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  incur, assume or guarantee any indebtedness for borrowed money in excess of $10,000,000, other than in the ordinary course of business consistent with past practice pursuant to UAM's existing credit agreement outstanding on the date of the Merger Agreement or in connection with interest rate hedges on terms in the ordinary course of business consistent with past practice;

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  make any loans, advances or capital contributions to (other than the extension of trade credit in the ordinary course of business), or investments in, any other person in respect of the Medicare Part D Business, other than (1) subject to the terms of the Separation Agreement, by UAM or its subsidiaries to UAM or any of UAM's subsidiaries or (2) to third-party agents in the ordinary course of business consistent with past practice;

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  make or change any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, materially amend any tax returns or file any claim for material tax refunds, enter into any closing agreement, enter into any material tax allocation agreement, tax sharing agreement or tax indemnity agreement (other than any customary commercial or financing agreements, entered into in the ordinary course of business consistent with past practices), settle any material tax claim, audit or assessment, or surrender any right to claim a material tax refund (including any such refund to the extent it is used to offset or otherwise reduce tax liability);

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  change its accounting policies or procedures to the extent primarily related to or affecting the Medicare Part D Business, other than as required by GAAP or applicable law;

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  waive, release, assign, settle or compromise any material legal action that is primarily related to or materially affects the Medicare Part D Business, or enter into any material settlement agreement or other understanding or agreement with any governmental authority with respect to any legal action relating to the Medicare Part D Business other than any such waiver, release, assignment, settlement or compromise that is limited only to the payment of money not in excess of $500,000, individually, or $2,000,000, in the aggregate;

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  enter into or amend any arrangement or contract with any UAM affiliate or shareholder that (1) will be binding on any Part D Entity on or after the effective time of the Merger or obligate any Part D Entity to make any payments after the date of the Merger Agreement to any such UAM affiliate or shareholder or (2) would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement;

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  take any action that would reasonably be expected to result in any of the conditions to the Split-Off or the Merger not being satisfied or satisfaction of those conditions being materially delayed; or

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  agree or commit to do any of the foregoing.

        Conduct of Business of CVS Caremark.    Without UAM's prior written consent (not to be unreasonably withheld or delayed), CVS Caremark will not, and will cause Merger Sub and its other subsidiaries and its affiliates not to:

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  enter into, or permit any subsidiary to enter into, any definitive agreement to acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any Part D lives or any person or entity engaged in the Medicare Part D prescription drug business, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger, consolidation, acquisition of equity interests or assets, or otherwise would reasonably be expected to:

    •
    impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent required to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of the waiting period under the HSR Act;

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    materially increase the risk of any governmental authority entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement or materially increase the risk of not being able to remove any such order on appeal or otherwise;

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    materially increase the likelihood that any relevant governmental authority may (1) require the divestiture of any assets of CVS Caremark, UAM or any of their respective affiliates, (2) limit CVS Caremark's freedom of action with respect to the Medicare Part D Business following the effective time of the Merger or (3) require taking any other action that would reasonably be expected to diminish the benefits reasonably expected to be derived by CVS Caremark on the date of the Merger Agreement, in each case, as a result of the consummation of the transactions contemplated by the Merger Agreement; or

    •
    materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement; or

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  take any action that would reasonable be expected to result in any of the conditions to the Split-Off or the Merger not being satisfied or the satisfaction of those condition being materially delayed.

        The UAM Board's Covenant to Recommend.    The UAM Board has agreed to recommend the adoption of the Merger Agreement by UAM shareholders and to call a special meeting of its shareholders for this purpose. The UAM Board, however, can withdraw, modify or amend in a manner adverse to CVS Caremark its recommendation (any such change in recommendation, or the taking of any action or making of any statement that is inconsistent with the UAM Board's recommendation that the UAM shareholders adopt the Merger Agreement, is referred to herein as a UAM Change in Recommendation) under certain specified circumstances as discussed under "—No Solicitation by UAM" in this proxy statement/prospectus.

No Solicitation by UAM

        Subject to certain exceptions, UAM has agreed that neither UAM nor any of its subsidiaries shall, nor shall it permit any representative of UAM or any of its subsidiaries to, directly or indirectly, (1) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer with respect to a Takeover Proposal, (2) have any discussions (other than to state that UAM is not permitted to have discussions) or participate in any negotiations regarding a Takeover Proposal or (3) execute or enter into any contract or agreement with respect to a Takeover Proposal, or approve or recommend a Takeover Proposal or any agreement, understanding or arrangement relating to a Takeover Proposal. Notwithstanding these restrictions, however, the Merger Agreement provides that, under specified circumstances at any time prior to obtaining UAM shareholders' adoption of the Merger Agreement:

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  UAM may, in response to an unsolicited Takeover Proposal from a third party that the UAM Board determines, in consultation with its legal and financial advisors, constitutes or would reasonably be expected to lead to a Superior Proposal, furnish access and information with respect to UAM to such third party pursuant to a confidentiality agreement (provided that all such access and information is or has been provided or made available to CVS Caremark) and participate in negotiations or discussions regarding such Takeover Proposal; and

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  the UAM Board may effect a UAM Change in Recommendation.

        The UAM Board may only effect a UAM Change in Recommendation if, in response to a Superior Proposal received by UAM after the date of the Merger Agreement, (1) the UAM Board has concluded in good faith, following consultation with its outside legal counsel, that in light of such Superior Proposal, its failure to take such action would be inconsistent with its fiduciary duties under applicable law, (2) such Superior Proposal did not result from a breach by UAM of the no-solicitation provisions of the Merger Agreement and (3) the UAM Board has notified CVS Caremark of its intention to effect a UAM Change in Recommendation in response to the Superior Proposal prior to taking such action (which notice will include the most recent versions of the proposed agreement under which the transaction contemplated by such Superior Proposal is proposed to be consummated and the identity of the person(s) making such Superior Proposal) and CVS Caremark does not make, within five business days of its receipt of such notice from UAM, a binding offer that the UAM board determines in good faith, after consultation with its financial advisor, causes the Takeover Proposal that constituted a Superior Proposal to no longer constitute a Superior Proposal. In addition, UAM must notify CVS Caremark orally and in writing within 24 hours after receipt of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal and specify the terms and conditions of such Takeover Proposal.

        Notwithstanding the foregoing no-solicitation provisions, following the receipt by UAM of a bona fide, unsolicited written Takeover Proposal relating solely to the non-Medicare Part D Business from any person or entity after the date of the Merger Agreement that did not result from a breach by UAM of the no-solicitation provisions of the Merger Agreement, UAM may, in response to such Takeover Proposal, (x) furnish access and information with respect to the non-Medicare Part D Business (but not furnish any non-public information with respect to the Medicare Part D Business) to the person or entity that has made such Takeover Proposal pursuant to a confidentiality agreement and (y) participate in discussions and negotiations regarding such Takeover Proposal, provided that, prior to the effective time of the Merger, UAM (1) may not enter into any agreement, understanding or arrangement with respect to any such Takeover Proposal (other than entering into a confidentiality agreement) and (2) may not participate in discussions or negotiations regarding such Takeover Proposal if such participation would reasonably be expected to (A) adversely affect the Medicare Part D Business following the effective time of the Merger or (B) materially delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

        CVS Caremark has the right to terminate the Merger Agreement if, prior to the special meeting of UAM's shareholders, UAM effects a UAM Change in Recommendation. UAM, however, does not have the right to terminate the Merger Agreement in connection with such a UAM Change of Recommendation and, unless CVS Caremark terminates the Merger Agreement, UAM would remain obligated to call a special meeting of its shareholders for the purpose of voting on a proposal to adopt the Merger Agreement.

        "Takeover Proposal" means, any proposal, offer or indication of interest relating to (1) a merger, consolidation, share exchange or business combination involving UAM or any of its subsidiaries representing 15% or more of the assets of (x) UAM and its subsidiaries, taken as a whole, (y) the Part D Entities, or (z) the non-Medicare Part D Business; (2) a direct or indirect sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 15% or more of the assets of (x) UAM and its subsidiaries, taken as a whole, (y) the Part D Entities, or (z) the non-Medicare Part D Business; (3) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 15% or more of the voting power of the capital stock of UAM, including by way of a tender offer or exchange offer, (4) a reorganization, recapitalization, liquidation or dissolution of UAM or (5) any other transaction having a similar effect to those described in clauses (1) through (4), in each case other than the transactions contemplated by the Merger Agreement.

        "Superior Proposal" means a bona fide, unsolicited written Takeover Proposal for at least a majority of the outstanding shares of UAM common stock or all or substantially all of the consolidated assets of UAM and its subsidiaries or the Medicare Part D Business on terms which the UAM Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all of the terms and conditions of such Takeover Proposal, including, if deemed relevant by the UAM Board, any break-up fees, financing arrangements, expense reimbursement provisions and conditions to consummation, are more favorable to the UAM shareholders (in their capacity as such) than those contemplated by the Merger Agreement.

Consents; Filings; Further Action

        Each of CVS Caremark and UAM must use its best efforts to promptly (1) obtain any consents, approvals or other authorizations, and make any filings and notifications required in connection with the transactions contemplated by the Merger Agreement, (2) make any other submissions either required or deemed appropriate by either CVS Caremark or UAM, in connection with the transactions contemplated by the Merger Agreement under applicable law, (3) take or cause to be taken all other actions necessary, proper or advisable to (x) cause the expiration of the applicable waiting periods, or (y) obtain receipt of required consents, approvals or authorizations, including all required consents, as applicable, under such laws as soon as practicable, and (4) defend any legal actions, whether judicial or administrative, challenging the Merger Agreement or the consummation of the actions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order or any other order entered by any court or other governmental authority vacated or reversed.

        In addition, each of CVS Caremark and UAM must promptly take all actions necessary to (1) avoid the entry of, or to effect the dissolution of or vacate or lift, any order of or sought by a governmental authority that would have the effect of preventing or delaying the closing of the Merger and (2) resolve any objections asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement under any applicable law, including (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any governmental authority, (B) selling, divesting or otherwise conveying particular assets or categories of assets or businesses of CVS Caremark and its subsidiaries and (C) agreeing to sell, divest or otherwise convey any particular assets or categories of assets or businesses of UAM and its subsidiaries contemporaneously with or subsequent to the effective time of the Merger. Notwithstanding the foregoing, neither CVS Caremark nor UAM is required to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of assets in certain circumstances, (ii) limit CVS Caremark's freedom of action with respect to, or its ability to consolidate and control, the Medicare Part D Business following the effective time of the Merger or (iii) require taking any other action that would reasonably be expected to diminish the benefits reasonably expected to be derived by CVS Caremark on date of the Merger Agreement from the acquisition in such a manner that CVS Caremark would not have entered into this Agreement in the face of such diminished benefits (unless in the case of items (ii) and (iii) above such actions would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect at or following the effective time of the Merger).

Stock Market Listing

        It is a condition to the completion of the Merger that Newco common stock be approved for listing on a national securities exchange, or approved for quotation on NASDAQ, in either case subject only to official notice of issuance. Upon completion of the Merger, UAM common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Split-Off Agreements

        Prior to the effective time of the Merger, (1) UAM and Newco will enter into the Tax Matters Agreement and the Transition Services Agreement and (2) UAM and a subsidiary of Newco will enter into the Reinsurance Agreement and the Pharmacy Benefits Management Agreement. See the section entitled "Split-Off Agreements" of this proxy statement/prospectus.

        The Merger Agreement provides that UAM will (1) cause American Progressive to enter into a novation agreement (which is referred to herein as the Novation Agreement) with CVS Caremark or a subsidiary of CVS Caremark in the form required by CMS and (2) submit the Novation Agreement to CMS for approval. If CMS does not approve the Novation Agreement, the parties expect to enter into a customary reinsurance agreement (which is referred to herein as the Part D Reinsurance Agreement) with CVS Caremark or a subsidiary of CVS Caremark.

        UAM and CVS Caremark have agreed to work together in good faith to complete the Reinsurance Agreement, Pharmacy Benefits Management Agreement, the Novation Agreement and the Transition Services Agreement upon the terms contemplated by the Merger Agreement and have agreed to use reasonable best efforts to make available and cause the necessary personnel to work together in good faith to finalize the terms of each such agreement. If UAM and CVS Caremark fail to agree upon the terms of any such agreement by such date, UAM and CVS Caremark will appoint a mutually acceptable arbitrator with experience resolving commercial disputes and commercial agreements within the healthcare insurance industry to assist in resolving any disputes between parties relating to the terms of such Split-Off Agreement. If UAM and CVS Caremark cannot agree upon a mutually acceptable arbitrator, then each of UAM and CVS Caremark will select an arbitrator possessing equivalent experience, which two arbitrators will mutually agree upon a third arbitrator possessing such experience, who will be appointed as the arbitrator. The arbitrator so selected will review the terms of the Merger Agreement and the terms of such agreement set forth in the exhibit to the Merger Agreement and determine the final form of agreement in accordance with the terms thereof. Such decision by the arbitrator will be final and binding upon UAM and CVS Caremark. The cost of such review and determination will be borne equally by UAM and CVS Caremark.

Employee Matters

        For the one-year period following the Merger, CVS Caremark will provide, or will cause to be provided, to each Part D Employee (1) salary, hourly wage rate, short-term (annual or more frequent) bonus or commission opportunity and other compensation (excluding equity and equity-based awards which will remain discretionary) that are no less favorable and (2) benefits that are no less favorable, in the aggregate, than those provided to such Part D Employee under UAM's and its subsidiaries' compensation and benefit plans, programs, policies, agreements and arrangements in effect immediately prior to the effective time of the Merger.

        The target bonus opportunity for the year ended December 31, 2011 for each Part D Employee will be not less than such Part D Employee's target bonus opportunity for the year ended December 31, 2010. Pursuant to the enhanced version of UAM's severance plan, each Part D Employee will be entitled to receive a pro-rated bonus applicable to such Part D Employee in the event the employment of such Part D Employee is terminated by CVS Caremark or its affiliates without "cause" or by such Part D Employee for "good reason" prior to the 12 month anniversary of the effective time of the Merger. The Merger Agreement also provides that CVS Caremark will honor the enhanced version of UAM's severance plan for a period of 12 months following the Merger for each Part D Employee.

        Pursuant to the Merger Agreement, CVS Caremark has approved the creation of a retention bonus pool of $4.5 million providing for the payment of retention bonuses to certain employees in connection with the Merger for the purpose of retaining the services of such employees.

2012 CMS Bid Process

        The Merger Agreement provides that UAM will, and will cause the Part D Entities to, use commercially reasonable efforts consistent with past practice to participate in the Medicare Part D bid process for the 2012 plan year. If the effective time of the Merger has not occurred on or prior to May 1, 2011, UAM and CVS Caremark will thereafter jointly appoint an actuarial firm (which is referred to herein as the Actuarial Firm) to review the bid submission(s) of UAM and/or the Part D Entities for the 2012 plan year. Such review will be solely for the purpose of determining whether such bid submission constitutes a good faith bid consistent with UAM's past practice in all material respects. The Actuarial Firm will not be permitted to disclose to CVS Caremark or any of its affiliates any information relating to the bid submission other than to state whether or not the bid submission constitutes a good faith bid consistent with UAM's past practice in all material respects.

        Within five business days from the date of appointment, UAM will deliver the bid submission to the Actuarial Firm and the Actuarial Firm will, as soon as practicable, but in any event within seven days thereafter, notify UAM of its determination as to whether the bid submission constitutes a good faith bid consistent with UAM's past practice in all material respects. To the extent that the Actuarial Firm determines that the bid submission does not constitutes a good faith bid consistent with UAM's past practice in all material respects, UAM will work together with the Actuarial Firm in good faith to resolve any material issues identified by the Actuarial Firm in respect of the bid submission.

CVS Caremark Standstill

        CVS Caremark has agreed that from the date of the Merger Agreement until the effective time of the Merger it will not, and will not permit any person acting on its behalf to, directly or indirectly, acquire (i) any UAM securities or (ii) any derivative contracts or derivative securities that give CVS or any person acting on behalf of CVS Caremark the economic or voting equivalent of ownership of UAM securities.

Expenses

        Subject to the reimbursement of CVS Caremark's expenses up to a certain amount in connection with the payment of the termination fee by UAM under certain circumstances, the Merger Agreement provides that each of CVS Caremark and UAM will pay its own costs and expenses in connection with the Transactions, except that CVS Caremark will pay (1) all costs and expenses in connection with the receipt of any consents, approvals or authorizations of any governmental authority obtained by CVS Caremark or any of its affiliates in connection with the transactions contemplated by the Merger Agreement and (2) all costs and expenses (including any damages, judgments or settlements) in connection with any shareholder litigation (whether or not the Merger is consummated) against (A) CVS Caremark, any of its subsidiaries or any directors or officers of CVS Caremark or its subsidiaries or (B) UAM, any of its subsidiaries or any of directors or officers of UAM or its subsidiaries, in each case, arising out of or in connection with the Merger and (except as described below) the Separation or the Split-Off.

        Pursuant to the Separation Agreement, Newco will assume and be responsible for all of UAM's expenses incurred in connection with the Transactions (other than expenses payable by CVS Caremark as described above). In addition, the Separation Agreement provides that, if the Merger is consummated, Newco will reimburse CVS Caremark for any costs and expenses (including any damages, judgments or settlements) in connection with any shareholder litigation that arise primarily from the Split-Off or the Separation.

Conditions to the Completion of the Merger

        Mutual Closing Conditions.    The obligation of each of CVS Caremark, UAM and Merger Sub to complete the Merger is subject to the satisfaction or waiver of a number of conditions, including the following:

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  approval of the proposal to adopt the Merger Agreement at the special meeting by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of UAM common stock, as of the record date of the special meeting;

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  expiration or termination of any applicable waiting period applicable to the Merger under the HSR Act;

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  receipt of certain required regulatory consents;

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  effectiveness of the registration statement on Form S-4 for the Newco common stock to be issued in the Merger, of which this proxy statement/prospectus forms a part, and absence of any stop order or proceedings seeking a stop order;

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  absence of any applicable law or order prohibiting completion of the Merger, the Separation or the Split-Off; and

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  consummation of the transactions contemplated by the Split-Off Agreements.

        Additional Closing Conditions for CVS Caremark and Merger Sub.    In addition, the obligation of CVS Caremark and Merger Sub to complete the Merger is subject to the satisfaction of the following conditions:

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  accuracy of the representations and warranties made in the Merger Agreement by UAM, generally subject to an aggregate Company Material Adverse Effect standard, as of the effective time of the Merger or as of another time if specifically required to be accurate as of such other time;

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  performance in all material respects by UAM of the covenants and obligations required to be performed by it at or prior to the effective time of the Merger;

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  the receipt by CVS Caremark of a certificate signed by an executive officer of UAM, certifying the performance of all obligations required to be performed and the accuracy of the representations and warranties, each as described in the previous two bullet points; and

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  the absence of any event, circumstance, development, change or effect occurring since the date of the Merger Agreement that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Additional Closing Conditions for UAM.    In addition, the obligation of UAM to complete the Merger is subject to the satisfaction of the following conditions:

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  accuracy of the representations and warranties made in the Merger Agreement by CVS Caremark, generally subject to an aggregate Parent Material Adverse Effect standard, as of the effective time of the Merger or as of another time if specifically required to be accurate as of such other time;

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  performance in all material respects by CVS Caremark of the covenants and obligations required to be performed by it at or prior to the effective time of the Merger;

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  the receipt by UAM of a certificate signed by an executive officer of CVS Caremark, certifying the performance of all obligations required to be performed and the accuracy of the representations and warranties, each as described in the previous two bullet points; and

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  approval for listing on the NYSE of the Newco common stock to be issued in the Merger, subject to official notice of issuance.

Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time before the effective time of the Merger as follows:

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  by mutual written consent of UAM and CVS Caremark;

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  by either CVS Caremark or UAM if the Merger has not been consummated on or before December 31, 2011;

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  by either CVS Caremark or UAM if any law, order, decree, ruling or other action of a court of competent jurisdiction or other governmental entity is enacted, issued, promulgated, enforced or entered that permanently enjoins or otherwise prohibits consummation of the Merger, the Separation or the Split-Off and (in the case of any order) such order has become final and nonappealable;

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  by either CVS Caremark or UAM if UAM's shareholders fail to adopt the Merger Agreement at a duly convened shareholders' meeting;

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  by either CVS Caremark or UAM at any time prior to the effective time of the Merger if there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure to satisfy an applicable condition to the closing of the Merger and such breach has not been cured by that party within 45 business days after that party's receipt of written notice of such breach;

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  by either CVS Caremark or UAM at any time prior to the effective time of the Merger if all of the conditions to the Merger have been satisfied and the other party has failed to fulfill its obligation and agreement to consummate the Merger within three business days following written notice of such satisfaction from such party; or

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  by CVS Caremark, if (1) the UAM Board effects a UAM Change in Recommendation, (2) (A) the UAM Board approves, endorses or recommends to shareholders a Superior Proposal or (B) a tender offer or exchange offer for any outstanding shares of UAM capital stock is commenced before obtaining shareholder approval of the adoption the Merger Agreement and the UAM Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten business days after commencement or (3) UAM intentionally and materially breaches its obligations under the no-solicitation provisions of the Merger Agreement, in accordance with the requirements described above under "—No Solicitation by UAM."

        Subject to the provisions described under "—Termination Payments," and "—Effect of Termination" if the Merger Agreement is validly terminated, the Merger Agreement will become void without any liability on the part of any party.

Termination Payments

        Under the terms of the Merger Agreement, UAM has agreed to pay CVS Caremark a termination fee of $36 million, plus actual and reasonable documented out-of-pocket costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement and the Split-Off Agreements in an amount not to exceed $5 million, if:

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  the Merger Agreement is terminated by CVS Caremark because (1) the UAM Board effects a UAM Change in Recommendation, (2) (A) the UAM Board approves, endorses or recommends to shareholders a Superior Proposal or (B) a tender offer or exchange offer for any outstanding shares of UAM capital stock is commenced before obtaining shareholder approval of the adoption the Merger Agreement and the UAM Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten business days after commencement or (3) UAM materially breaches its obligations under the no-solicitation provisions of the Merger Agreement; or

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  if (1) the Merger Agreement is terminated by CVS Caremark or UAM because UAM's shareholders fail to adopt the Merger Agreement at the duly convened special meeting, (2) prior to any such termination, a Takeover Proposal has been communicated to the UAM Board, publicly made or publicly proposed to UAM or otherwise publicly announced (which has not been publicly withdrawn) and (3) within 12 months following the date of such termination, UAM consummates, or enters into a contract providing for the implementation of, a Takeover Proposal (provided that for purposes of the provision described in clause (3) of this bullet point, each reference to "15%" in the definition of Takeover Proposal under "—No Solicitation by UAM" shall be deemed to be a reference to "50%").

Amendments

        The Merger Agreement may be amended by the parties to the Merger Agreement at any time before the effective time of the Merger, whether before or after obtaining approval by the UAM shareholders of the adoption of the Merger Agreement, so long as (1) no amendment that requires further shareholder approval under applicable law after shareholder approval hereof will be made without such required further approval and (2) such amendment has been duly approved by the board of directors of each such party. Notwithstanding the foregoing, at any time prior to obtaining approval by the UAM shareholders of the adoption of the Merger Agreement, UAM may, in its sole discretion, unilaterally change the Newco Exchange Ratio.

Effect of Termination

        If the Merger Agreement is terminated, it will become void and of no further force and effect, with no liability on the part of any party to the Merger Agreement, except that if such termination results from the willful (1) failure of any party to perform its covenants, obligations or agreements contained in the Merger Agreement or (2) breach by any party of its representations or warranties contained in the Merger Agreement, then such party will be fully liable for any damages incurred or suffered by the other parties as a result of such failure or breach.

        If UAM is required to pay the Termination Fee, then, except in the case of (1) willful breach of the Merger Agreement or (2) fraud, CVS Caremark's right to receive payment of the Termination Fee will be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of CVS Caremark, Merger Sub and their respective affiliates, if applicable, for any damages suffered as a result of or under the Merger Agreement and the transactions contemplated by the Merger Agreement.

Specific Performance

        Each party to the Merger Agreement is entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the United States District Court for the Southern District of New York or

any New York State Court sitting in New York City. This remedy is in addition to any other remedy to which the parties are entitled at law or in equity.

Third-Party Beneficiaries

        The Merger Agreement expressly disclaims any third-party beneficiary rights, except for (1) the right of the holders of UAM common stock and UAM Series A Preferred Stock to receive the applicable portion of the Closing Consideration from and after the effective time of the Merger, (2) the right of Newco to enforce the certain provisions of the Merger Agreement with respect to the Separation and Split-Off and (3) the rights of certain parties to enforce the relevant provisions of the Merger Agreement with respect to shareholder litigation.

Voting Agreements

        Concurrently with the execution of the Merger Agreement, CVS Caremark executed voting agreements (collectively referred to herein as the Voting Agreements) with each of the Significant Shareholders. As of the date of the Merger Agreement and as of the record date, such UAM shareholders collectively beneficially owned approximately 55% of outstanding UAM common stock.

  Voting of Shares

        Under each Voting Agreement, and as further described below, each of the Significant Shareholders has agreed, prior to termination of such Voting Agreement, at the special meeting and at any other meeting of UAM shareholders, however called, including any adjournment or postponement thereof, and in connection with any written consent of the UAM shareholders, in each case to the fullest extent that its shares of UAM common stock and UAM Series A Preferred Stock are entitled to vote thereon or consent thereto, to appear at each such meeting or otherwise cause such shares to be present thereat and to vote or consent:

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  in favor of the adoption of the Merger Agreement;

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  in favor of any related proposal in furtherance of the Merger and the transactions contemplated by the Merger Agreement and the Split-Off Agreements;

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  against any action or agreement that would result in a breach of any material covenant, representation or warranty or any other obligation or agreement of UAM contained in the Merger Agreement or the Split-Off Agreements, or of such Significant Shareholder contained in such Voting Agreement; and

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  against any Takeover Proposal.

        The obligations of the Significant Shareholders to vote as described above apply whether or not the Transactions or any action described above is recommended by the UAM Board. However, if, in response to a Superior Proposal received by the UAM Board after the date of the Voting Agreement the UAM Board effects a UAM Change of Recommendation, the obligation of the Significant Shareholders to vote in the manner described above will only apply to an aggregate number of shares held by the Significant Shareholders equal to 45% of the outstanding shares of UAM common stock.

        In addition, the obligation of the Significant Shareholders to vote in the manner described above will no longer apply in the event that the Merger Agreement or any Split-Off Agreement (1) has been amended or waived to reduce the Per Share Merger Consideration or the Closing Consideration or (2) has been amended or waived in a manner that is materially adverse, when considered in the aggregate together with other waivers or amendments, to the UAM shareholders.

  Transfer Restrictions

        Each of the Significant Shareholders has agreed that, until the termination of the Voting Agreements, it will not sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of its shares of UAM common stock or UAM Series A Preferred Stock, beneficial ownership thereof or any other interest therein (except for certain transfers to affiliates of Significant Shareholders that agree to be bound by the Voting Agreements or, in certain limited instances, to charitable organizations).

  No Solicitation

        Each of the Significant Shareholders has also agreed not to, and not to permit any of its affiliates or representatives to:

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  solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer with respect to a Takeover Proposal; or

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  have any discussions or participate in any negotiations regarding a Takeover Proposal, or execute or enter into any contract or agreement with respect to a Takeover Proposal, or approve or recommend a Takeover Proposal or any agreement, understanding or arrangement relating to a Takeover Proposal.

        Each Significant Shareholder may, however, and may authorize and permit any of its affiliates and representatives to, take any actions to the extent UAM is permitted to take such actions under the no-solicitation provisions of the Merger Agreement, including providing non-public information to, and participating in discussions or negotiations with, any person or entity if at such time such Significant Shareholder or any of its affiliates has been notified by UAM that UAM is permitted to take such actions in accordance with the terms of the Merger Agreement.

  Termination

        The Voting Agreements terminate upon the earlier of (i) the termination of the Merger Agreement and (ii) the effective time of the Merger.

THE SEPARATION AGREEMENT

        The following is a summary of the material terms and conditions of the Separation Agreement and related agreements but does not purport to describe all of the terms of the Separation Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Separation Agreement, as amended, attached as Annex B to, and incorporated by reference into, this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Separation Agreement that is important to you. You are encouraged to read the full text of the Separation Agreement carefully as the rights and obligations of the parties are governed by the express terms of the Separation Agreement and not by this summary or any other information contained in this proxy statement/prospectus.

Generally

        In connection with the Merger, UAM and Newco have entered into the Separation Agreement and other ancillary agreements to complete the Separation pursuant to which Newco and UAM will separate and transfer all of UAM's businesses other than the Medicare Part D Business to Newco (the agreements are together referred to herein as the Split-Off Agreements). These agreements will govern the relationship between Newco and UAM after the Separation and Merger and will also provide for the allocation of employee benefits, taxes and other liabilities and obligations attributable to periods prior to the separation. Along with the Separation Agreement, the Split-Off Agreements include the:

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  Transition Services Agreement;

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  Tax Matters Agreement;

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  Pharmacy Benefits Management Agreement;

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  Reinsurance Agreement; and

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  Novation Agreement.

See "Split-Off Agreements" in this proxy statement/prospectus.

        On March 8, 2011, UAM and Newco entered into an amendment to the Separation Agreement to amend the treatment of UAM stock options held by Newco Employees and Former Newco Employees at the effective time of the Merger as more fully described in "—Treatment of Equity Held by Newco Employees and Certain Former Employees—UAM Stock Options" of this proxy statement/prospectus.

Conveyance of Assets and Assumption of Liabilities

Conveyance of Assets

        Pursuant to the Separation Agreement, subject to certain limited exceptions, all assets of UAM and its subsidiaries existing immediately prior to the effective time of the Merger will be transferred or retained, as appropriate, so that after giving effect thereto, immediately after the effective time of the Merger, (1) all assets that are used or held for use primarily in connection with the operation or conduct of the Medicare Part D Business as of immediately prior to the effective time of the Merger will be owned or held by or vest in the Part D Group and (2) all assets that are used or held for use primarily in connection with the operation or conduct of the Newco Business as of immediately prior to the effective time of the Merger will be owned or held by or vest in the Newco Group. In addition, the Part D Group and the Newco Group will jointly own certain software applications with no duty to account to each other for the exploitation thereof.

Assumption of Liabilities

        The Separation Agreement provides that Newco or a member of the Newco Group will unconditionally assume and undertake to pay, satisfy and discharge when due in accordance with their terms or retain and not transfer, as applicable, all liabilities (whether arising before or after the effective time of the Merger) of UAM and its subsidiaries, other than the liabilities assumed by the Part D Group, as well as other specified liabilities. UAM or a member of the Part D Group will unconditionally assume and undertake to pay, satisfy and discharge when due in accordance with their terms or retain and not transfer, as applicable, all liabilities (whether arising before or after the effective time of the Merger) of UAM and its subsidiaries primarily relating to or arising from the Medicare Part D Business, as well as other specified liabilities.

        For a more detailed description of the conveyance of assets and assumption of liabilities, see Article II of the Separation Agreement attached as Annex B to this proxy statement/prospectus.

Newco Preferred Stock

        In addition to the restructuring steps set forth above, prior to the effective time of the Merger, UAM may elect to cause the issuance by Newco of Newco Preferred Stock to Newco Sub, the sale by Newco Sub of such Newco Preferred Stock to UAC Holding Inc., a New York corporation and a wholly-owned subsidiary of UAM, and/or UAM and the subsequent sale of such Newco Preferred Stock by UAC Holding Inc. and/or UAM to one or more third parties. At Newco's election, up to 50% of the Newco Preferred Stock may be sold to existing UAM shareholders.

Conditions Precedent to the Separation

        The obligation of each of UAM and Newco to complete the Separation is subject to the satisfaction or waiver of the following conditions:

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  all of the conditions to the closing of the Merger set forth in the Merger Agreement (other than the condition relating to the Separation) shall have been satisfied or waived;

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  UAM shall have received solvency opinions regarding the solvency of each of UAM and Newco after the Split-Off; and

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  no governmental authority having jurisdiction over the assets of UAM or Newco shall have enacted, issued, promulgated, enforced or entered any law or order that enjoins or otherwise prohibits consummation of the transactions contemplated by the Separation Agreement or any other Split-Off Agreement.

Operation as a "Closed System"

        From January 1, 2011 until the effective time of the Merger, UAM is required to operate each of the Medicare Part D Business and the Newco Business as a "closed system," meaning that during such period the businesses will be operated and the accounting will be such that all balance sheet, income statement and cash flow items attributable to a business will be solely for the account of such business.

Post-Closing UAM Indebtedness Adjustment

        UAM is required to deliver to Newco, no later than 30 days after the effective time of the Merger, UAM's calculation of the actual amount of the UAM's outstanding indebtedness as of the effective time of the Merger (which is referred to herein as the closing indebtedness statement).

        Within 15 days after Newco's receipt of the closing indebtedness statement, Newco is required to deliver to UAM a written statement either accepting the closing indebtedness statement or specifying any objections thereto. If Newco delivers an objection to the closing indebtedness statement, UAM and

Newco will, during the 15 days following such delivery, negotiate in good faith to reach agreement on the disputed items or amounts in order to determine the actual amount of UAM's outstanding indebtedness as of the effective time of the Merger. If the parties are unable to reach an agreement within the specified period, they will promptly thereafter appoint an independent accountant of nationally recognized standing reasonably satisfactory to UAM and Newco promptly to review the Separation Agreement and the Merger Agreement and the disputed items or amounts for the purpose of calculating the actual amount of UAM's outstanding indebtedness as of the effective time of the Merger. The determination of the accounting arbitrator of all items in dispute will be final and binding upon the parties.

        Following the determination of the actual amount of UAM's outstanding indebtedness as of the effective time of the Merger, Newco or UAM, as the case may be, will pay to the other party the difference between the actual amount of UAM's outstanding indebtedness over the amount of UAM's outstanding indebtedness used in the calculation of Cash Consideration at the effective time of the Merger.

Post-Closing Incurrence of Indebtedness

        Newco may not, from the effective time of the Merger until the two-year anniversary of the effective time of the Merger, incur any indebtedness for borrowed money that would, after giving effect to such incurrence, result in the ratio of Newco's consolidated funded indebtedness to consolidated adjusted EBITDA to be more than 3:1 as of the end of the fiscal quarter in which such indebtedness is incurred.

Litigation Matters

        The Separation Agreement provides that Newco will diligently conduct, at its sole cost and expense, the defense of any actions related to the Newco Business and that it will not file cross claims against UAM in relation to such actions. UAM has made corresponding agreements with respect to actions that are related to the Medicare Part D Business. Newco and UAM have agreed to diligently conduct, on a joint basis, and share the cost and expense of certain actions that the parties cannot classify as being related to the Newco Business or the Medicare Part D Business until such actions can be so classified. Furthermore, the Separation Agreement will require Newco and UAM to cooperate to, among other matters, maintain attorney-client privilege and work product immunity in connection with litigation against Newco or UAM.

Indemnification

        Subject to certain exceptions, Newco has agreed to indemnify UAM and its affiliates, and each of their directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from any liability assumed by Newco or any member of the Newco Group under the Separation Agreement or the Split-Off Agreements.

        Subject to certain exceptions, UAM agreed to indemnify Newco and its affiliates, and each of its directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from any liability assumed by UAM or any member of the Part D Group under the Separation Agreement or the Split-Off Agreements.

Employee Matters

        As of the effective time of the Merger, subject to limited exceptions, UAM and Newco have agreed that the Part D Employees will remain or become employees of the Part D Group in the same capacities as then held by such employees, and the Newco Employees will remain or become employees of the Newco Group in the same capacities as then held by such employees. Each Part D Employee who is not actively at work at the effective time of the Merger due to disability, injury that occurred prior to the effective time of the Merger or other extended leave of absence (each such employee being referred to herein as an Inactive Part D Employee) will become an employee of Newco and its subsidiaries; however, UAM has agreed to rehire such Inactive Part D Employee as of the date that he or she presents himself or herself to UAM as ready, willing and able to return to active employment, to the extent that such date is on or prior to the later of (1) the first anniversary of the effective time of the Merger and (2) the latest date on which UAM would be required to rehire such Inactive Part D Employee pursuant to applicable law.

        Newco has agreed to assume and be solely responsible for all liabilities related to the Newco Employees and Former Newco Employees. UAM has agreed to assume or retain, as applicable, and be solely responsible for all liabilities related to the Part D Employees and the Former Part D Employees. To the extent that UAM (or any other member of the Part D Group) is required to rehire an Inactive Part D Employee as described above, UAM will be responsible for liabilities (1) relating to such Inactive Part D Employees incurred after the date such employee returns to active employment with UAM following the effective time of the Merger and (2) relating to or arising out of any claim by any Inactive Part D Employee that UAM did not comply with its obligation to rehire such Inactive Part D Employee in accordance with applicable law.

        Newco will indemnify each member of the Part D Group for any liability relating to Newco Employees and Former Newco Employees, and UAM will indemnify each member of the Newco Group for any liability relating to Part D Employees, Former Part D Employees and, as described above, Inactive Part D Employees.

        Newco has agreed that it or another member of the Newco Group will assume sponsorship of each employee benefit, welfare benefit, employment, personal services, compensation, change in control, severance, time-off, perquisite and other benefit plan, policy, arrangement or agreement in which current or Former Part D Employees and Newco Employees participate as of the date of the Separation Agreement (collectively referred to herein as the Transferred Benefit Plans) and any trusts, insurance policies or third party administrator contracts related to the Transferred Benefit Plans will be assigned to or retained by Newco or another member of the Newco Group as of the effective time of the Merger. All liabilities arising out of or relating to the Transferred Benefit Plans with respect to any Part D Employee (including any Inactive Part D Employee but excluding any liabilities incurred with respect to an Inactive Part D Employee prior to the date on which he or she is required to be rehired by UAM or any other member of the Part D Group, as described above) or Former Part D Employee whether incurred prior to, on or after the effective time of the Merger will be a liability of UAM. All liabilities arising out of or relating to the Transferred Benefit Plans with respect to any Newco Employee or Former Newco Employee will be a liability of Newco. Notwithstanding the foregoing, Newco will retain all assets and liabilities under the UAM 401(k) Plan. UAM will be responsible for funding the employer matching contributions under the UAM 401(k) Plan for participants who are Part D Employees for any portion of the plan year occurring before the effective time of the Merger, and Newco will bear the costs of employer matching contributions for all other participants.

        Newco will be solely responsible for liabilities relating to the employment, consulting, deferred compensation, indemnification, termination, severance or any other agreements with a Newco Employee or Former Newco Employee. Any such agreement with a Part D Employee (including any Inactive Part D Employee) or Former Part D Employee will be assumed by UAM. Any such agreement relating to an Inactive Part D Employee will initially be assumed by Newco, but will be assumed by UAM as of the date that UAM is required to rehire such Inactive Part D Employee in accordance with the terms of the Separation Agreement or applicable law. If any Former Part D Employee or Part D Employee (including any Inactive Part D Employee) is party to any such agreement and the agreement includes restrictive covenants that protect the Newco Business, then Newco and its subsidiaries shall have the right to enforce such covenants as they relate to the Newco Business; and if any Newco

Employee or Former Newco Employee is party to any such agreement and the agreement includes restrictive covenants that protect the Medicare Part D Business, then UAM and the Part D Group will have the right to enforce such covenants as they relate to the Medicare Part D Business.

Treatment of Equity Held by Newco Employees and Former Newco Employees

UAM Stock Options

        At the effective time of the Merger, each outstanding UAM stock option held by a Newco Employee or a Former Newco Employee will, whether or not then vested and exercisable, be cancelled and converted into the right to receive from Newco the Newco Option Payment. The Newco Option Payment will be payable 50% in cash and 50% by delivery of shares of Newco common stock, without interest. The number of shares of Newco common stock delivered will equal the quotient obtained by dividing (A) 50% of the Newco Option Payment by (B) the excess, if any, of the closing price of a share of UAM common stock on the last full day of trading immediately prior to the closing date of the Merger over the Per Share Cash Consideration. If the per share exercise price of any UAM stock option is equal to or greater than the closing price of a share of UAM common stock on the last full day of trading immediately prior to the closing date of the Merger, then the UAM stock option will be cancelled without any payment to the holder of the UAM stock option.

UAM Restricted Shares

        At the effective time of the Merger, each outstanding restricted share held by a Newco Employee or a Former Newco Employee will be cancelled and converted into the right to receive from Newco (i) an amount in cash equal to the Per Share Cash Consideration and (ii) a number of restricted shares of Newco common stock equal to the Per Share Stock Consideration, on the same dates and subject to the same conditions on vesting as applied to the original restricted share immediately prior to the effective time of the Merger, and with respect to the cash payment, without any crediting of interest for the period from the effective time of the Merger until vesting. However, if the employment of the holder of such right is terminated by Newco or its affiliates other than for "cause" or by the holder for "good reason" (as such terms are defined in the Merger Agreement) after the effective time of the Merger and before the scheduled vesting date, then such vesting will be accelerated to the date of such termination.

UAM Performance Shares

        At the effective time of the Merger, each earned performance share held by a Newco Employee or a Former Newco Employee will be cancelled and converted into the right to receive from Newco (i) an amount in cash equal to the Per Share Cash Consideration and (ii) a number of shares of Newco common stock equal to the Per Share Stock Consideration, on the first to occur of (1) the first anniversary of the date on which the effective time of the Merger occurs and (2) the date on which the holder's employment with Newco or its affiliates after the effective time of the Merger is terminated by Newco or its affiliates other than for "cause" or by the holder for "good reason," and, with respect to the cash payment, without any crediting of interest for the period from the effective time of the Merger until vesting. The actual number of earned performance shares will be determined by the Compensation Committee of the UAM Board prior to the effective time of the Merger.

Dividends and Distributions

        In addition to the payments described above, Newco will pay, in respect of each restricted share and earned performance share held by a Newco Employee or Former Newco Employee, the special cash dividend of $2.00 per share of UAM common stock paid on August 19, 2010 to holders of outstanding UAM common stock (other than restricted shares for which payment was deferred until vesting of such shares) and UAM Series A Preferred Stock. Such payments will be made to the holders thereof simultaneously with the payments described above on the applicable vesting date.

Fractional Shares

        No fractional shares of Newco common stock will be delivered in respect of UAM stock options, restricted shares or earned performance shares held by a Newco Employee or a Former Newco Employee. Instead, Newco will aggregate all fractional shares of Newco common stock that otherwise would be payable to such holder and, with respect to any remaining fractional share after such aggregation, pay to such holder an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (A) the fraction represented by such remaining shares, multiplied by (B) the excess, if any, of the closing price of a share of UAM common stock on the last full day of trading immediately prior to the closing date of the Merger over the Per Share Cash Consideration.

Non-Solicitation of Employees

        Except with the written approval of the other party and subject to certain exceptions provided in the Separation Agreement, Newco and UAM have agreed not to directly or indirectly solicit or hire any persons who were employees of the other party or its subsidiaries as of the date of the Separation Agreement for a period of 12 months following the Separation.

Consolidation and Merger

        The Separation Agreement provides that neither Newco nor UAM may consolidate with or merge into any other entity or convey, transfer or lease all or any substantial portion of its properties and assets to any entity, unless, in each case, the other party to such transaction expressly assumes all of the liabilities of such transferring party, including the due and punctual performance or observance of the Split-Off Agreements.

        The Separation Agreement also provides that for a period of two years following the effective time of the Merger, CVS Caremark will not restructure, reorganize, liquidate, dissolve or enter into any transaction (including an acquisition, a merger, consolidation or financing) with respect to the Medicare Part D Business or the Part D Group, or effect any capital reorganization, reclassification or other change of outstanding securities of UAM, in such a manner that would reasonably be expected to result in the consolidated net worth of the Part D Group (after giving effect to such restructuring, reorganization, reorganization, liquidation, dissolution, transaction, capital reorganization, reclassification or other change) being less than the consolidated net worth of the Part D Group as of the effective time of the Merger.

SPLIT-OFF AGREEMENTS

        The following is a summary of the material terms and conditions of the Split-Off Agreements but does not purport to describe all of the terms of the Split-Off Agreements. The descriptions in this section and elsewhere in this proxy statement/prospectus are qualified in their entirety by reference to the Split-Off Agreements attached as Annexes to, and incorporated by reference into, this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Split-Off Agreements that is important to you. You are encouraged to read the full text of the Split-Off Agreements carefully as the rights and obligations of the parties are governed by the express terms of the Split-Off Agreements and not by this summary or any other information contained in this proxy statement/prospectus.

Transition Services Agreement

        In connection with the Separation Agreement, Newco and UAM will enter into a transition services agreement (which is referred to herein as the Transition Services Agreement), to be signed and effective as of the effective time of the Merger. Under this agreement, UAM may request Newco to provide UAM with all services that were provided by members of the Newco Group to members of the Part D Group during the one year prior to the effective time of the Merger, including certain specified services, and Newco may request UAM to provide Newco with all services that were provided by members of the Part D Group to members of the Newco Group during the one year prior to the effective time of the Merger, including certain specified services, in each case on a fee-for-services basis (based on current cost allocations) for a limited time following the completion of the Merger and Separation.

Tax Matters Agreement

        Newco and its affiliates are currently included in the U.S. federal consolidated income tax group of which UAM is the parent (referred to as the UAM consolidated group), and therefore included in the U.S. federal income tax return that UAM files. To govern the respective rights and obligations with respect to tax liabilities and refunds, the filing of tax returns, the control of audits, and other tax matters, at the effective time of the Merger, UAM, Newco and CVS Caremark will enter into a Tax Matters Agreement as described below.

        Allocation of Tax Liability.    Under the Tax Matters Agreement, UAM generally will be responsible for taxes (and entitled to tax benefits) for any pre-closing period attributable to the Medicare Part D Business (other than taxes resulting from the Merger and Separation and certain related transactions). Newco generally will be responsible for all other taxes (and entitled to any tax benefits) of the UAM consolidated group for any pre-closing period, which will generally be the taxes attributable to the Newco Business. Newco will also generally be responsible for taxes (and entitled to any tax benefits) in respect of the transactions that take place pursuant to the Separation Agreement and the Merger. The Separation and distribution of the Stock Consideration will be taxable transactions to UAM. Based on information currently available, which is subject to change, UAM expects to recognize a taxable loss on those transactions. In addition, Newco will be responsible for all transfer taxes arising in connection with the restructuring and the transactions pursuant to the Separation Agreement, other than transfer taxes arising in respect of the transfer of assets of the Medicare Part D Business pursuant to the Separation Agreement, which Newco and CVS Caremark will bear equally. Newco and CVS Caremark will generally each be responsible for 50% of any transfer taxes arising in connection with the Merger.

        Tax Indemnification and Payments in Respect of Certain Tax Benefits.    Newco will be required to indemnify UAM and its affiliates, and UAM will be required to indemnify Newco and its affiliates, (1) for taxes allocated to them under the Tax Matters Agreement, (2) for taxes imposed under certain joint and several liability provisions of applicable law, and (3) for losses resulting from any failure to make a payment under the Tax Matters Agreement when due. If certain conditions are met, Newco may require UAM to apply for certain tax refunds that may result from the consummation of the Separation transactions. If UAM receives any such refunds or CVS Caremark realizes tax savings as a result of carrying forward certain tax losses to tax years after the closing, CVS Caremark is required to make payments to Newco in the amount of such refunds and savings, if realized, although CVS Caremark will have the right to hold back some or all of the amounts required to be paid to Newco until the expiration of the applicable statute of limitations. The amount of these payments (if any) and likelihood that they will be made is subject to significant uncertainties not necessarily within the control of Newco, and may depend on numerous factors, including the fair market value of the Newco stock after the Merger, the adjusted tax basis for U.S. federal income tax purposes of the assets of certain affiliates of Newco, the date on which the Merger is completed, and any change in tax law or regulations that may be effective prior to that date. Although there can be no assurance, it is possible that any payments from CVS Caremark/UAM to Newco in respect of such tax refunds or tax benefits could be significant.

Pharmacy Benefits Management Agreement

        In connection with the Merger Agreement, affiliates of Newco and affiliates of CVS Caremark will enter into a pharmacy benefits management agreement (which is referred to herein as the Pharmacy Benefits Management Agreement), to be signed as of the effective time of the Merger. Under this agreement, affiliates of Newco and affiliates of CVS Caremark will provide a range of pharmacy benefit management services to Newco's Senior Managed Care-Medicare Advantage division for a term beginning on January 1, 2012 and ending on December 31, 2016.

Reinsurance Agreement

        In connection with the Merger Agreement, Union Bankers Insurance Company, which will become a subsidiary of Newco pursuant to the Separation, and Penn Life, a subsidiary of UAM and a Part D Entity, will enter into a reinsurance agreement (which is referred to herein as the Reinsurance Agreement), to be signed as of the effective time of the Merger and effective as of the first day of the month in which the effective time occurs. Union Bankers Insurance Company will provide reinsurance in respect of all risks, liabilities and obligations of Penn Life related to insurance policies and annuity contracts other than Medicare Part D prescription drug plans, which policies and contracts are in force as of the effective time of the Merger or are issued by Penn Life up to six months after the date of the Merger Agreement. Pursuant to the Reinsurance Agreement, Union Bankers Insurance Company and Penn Life will agree to cooperate to explore reasonably equivalent alternative arrangements to an assumption reinsurance agreement with respect to such policies, including the possible sale of Penn life to Union Bankers Insurance Company or its affiliates after the effective time of the Merger. Penn Life will transfer to Union Bankers Insurance Company all rights and obligations not primarily related to Penn Life's Medicare Part D Business. In connection with the Reinsurance Agreement, Union Bankers Insurance Company and Penn Life will enter into an administrative services agreement (which is referred to herein as the Administrative Services Agreement), pursuant to which Union Bankers Insurance Company will be responsible for the provision of certain customary services and costs in connection with the policies and contracts for which they will provide reinsurance pursuant to the reinsurance agreement.

Novation Agreement

        At or prior to the effective time of the Merger, American Progressive and CVS Caremark or a subsidiary of CVS Caremark will enter into a novation agreement (which is referred to herein as the Novation Agreement), pursuant to which American Progressive will agree to novate to CVS Caremark or a subsidiary of CVS Caremark all of its risks, liabilities and obligations related to Medicare Part D prescription drug plans. Subject to CMS approval, the Novation Agreement will be effective as of the effective time of the Merger, or in any case, with economic effect as of January 1, 2011.

Vote Required

        The affirmative vote FOR by holders of at least 66 2/3% of the outstanding shares of UAM common stock, either in person or by proxy, is required to approve this proposal.

THE UAM BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.

PROPOSAL NO. 2: NEWCO 2011 OMNIBUS EQUITY AWARD PLAN

        At the special meeting, UAM shareholders will be asked to approve the 2011 Equity Plan. The UAM Board has adopted and approved the 2011 Equity Plan subject to shareholder approval. A copy of the 2011 Equity Plan is attached as Annex I to this proxy statement/prospectus. The UAM Board recommends a vote FOR the approval of the 2011 Equity Plan.

Reasons Why You Should Vote in Favor of the Approval of the 2011 Equity Plan

        The UAM Board recommends a vote for the approval of the 2011 Equity Plan because it believes the plan is in the best interests of UAM, Newco and their shareholders for the following reasons:

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  Performance based.  UAM believes that key personnel should be rewarded for current performance and further incentivized in recognition of their contributions to long-term performance. Equity and equity-based awards granted under the 2011 Equity Plan will provide Newco's key personnel with incentives directly related to increases in the value of Newco. In addition, performance compensation awards granted under the 2011 Equity Plan can qualify as performance-based compensation within the meaning of Section 162(m) of the Code, which will allow Newco to take advantage of certain tax deductions available for executive compensation expenses.

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  Attracts and retains talent.  Talented executives and employees are essential to executing Newco's business strategies, and equity and equity-based awards are an important means for compensating Newco's key personnel for their contributions to Newco's growth and profits. The 2011 Equity Plan will help promote the success of Newco by allowing Newco to grant equity and equity-based awards to attract, retain and motivate key personnel.

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  Aligns director, employee and shareholder interests.  UAM believes that the financial interests of key personnel should be aligned with the interests of shareholders in order to focus Newco's key personnel on the success and long-term growth of Newco. The structure and vesting of awards granted under the 2011 Equity Plan will enable Newco to align the interests of its shareholders and key personnel.

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  Replaces UAM's prior equity plan for Newco's employees.  The approval of the 2011 Equity Plan by UAM's shareholders is critical because it will replace the Prior Plan with a plan that gives Newco the flexibility to grant multiple, distinct types of equity and equity-based awards to key personnel.

Summary of Sound Governance Features of the 2011 Equity Plan

        The UAM Board and the Compensation Committee of the UAM Board believe the 2011 Equity Plan contains several features that are consistent with the interests of our shareholders and the shareholders of Newco and sound corporate governance practices, including the following:

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  No "evergreen" provision.  The number of shares of Newco common stock available for issuance under the 2011 Equity Plan is fixed and will not adjust based upon the number of shares outstanding. We currently expect the number of shares authorized for issuance under the 2011 Equity Plan will be sufficient to provide for future awards for approximately [                    ], at which time we expect to ask our shareholders to approve an additional share authorization.

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  Will not be excessively dilutive to our shareholders.  Subject to adjustment, the maximum number of shares of Newco common stock authorized for issuance under the 2011 Equity Plan is [                    ] shares. If the 2011 Equity Plan is approved by UAM's shareholders, no new awards will be granted under the Prior Plan and any shares of Newco common stock available for issuance under the Prior Plan that are not subject to outstanding awards will no longer be available for issuance.

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  Stock option exercise prices and SAR grant prices will not be lower than the fair market value on the grant date.  The 2011 Equity Plan prohibits granting stock options with exercise prices and stock appreciation rights (which are referred to herein as SARs) with grant prices lower than the fair market value of a share of Newco common stock on the grant date, subject to potential adjustments in connection with the issuance or assumption of awards in connection with certain mergers, consolidations, acquisitions of property or stock or reorganizations.

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  No repricing or exchange without shareholder approval.  The 2011 Equity Plan prohibits the repricing of outstanding stock options or SARs without shareholder approval.

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  "Clawback" provisions.  The 2011 Equity Plan contains "clawback" provisions, which provide that the Compensation Committee of the Board of Directors of Newco (which is referred to herein as the Newco Compensation Committee) may include in an award, that if a participant is determined by the Newco Compensation Committee to have violated a noncompete, nonsolicit, nondisclosure or other agreement or taken action that would constitute a "detrimental activity," as that term is defined in the 2011 Equity Plan, all rights of the participant under the 2011 Equity Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited and the Newco Compensation Committee may require the participant to surrender and return to Newco any shares received, and/or to repay any profits or any other economic value made or realized by the participant. To the extent required by applicable law (including without limitation Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd Frank Wall Street Reform and Consumer Protection Act), awards shall be subject to clawback, forfeiture or similar requirement.

Summary of the 2011 Equity Plan Features

        The following is a summary of the material terms and conditions of the Newco 2011 Omnibus Equity Award Plan. This summary is qualified in its entirety by reference to the Newco 2011 Omnibus Equity Award Plan attached as Annex I to this proxy statement/prospectus. You are encouraged to read the Newco 2011 Omnibus Equity Award Plan in its entirety.

        Administration.    The Newco Compensation Committee (or subcommittee thereof, if necessary for Section 162(m) of the Code) will administer the 2011 Equity Plan. The Newco Compensation Committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the 2011 Equity Plan and to adopt, alter and repeal rules, guidelines and practices relating to the 2011 Equity Plan. The Newco Compensation Committee will have full discretion to administer and interpret the 2011 Equity Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

        Eligibility.    Any employees, directors, officers, agents, advisors or consultants of Newco or of its subsidiaries or their respective affiliates will be eligible for awards under the 2011 Equity Plan. The Newco Compensation Committee will have the sole and complete authority to determine who will be granted an award under the 2011 Equity Plan.

        Number of Shares Authorized.    The 2011 Equity Plan provides for an aggregate of [                    ] shares of Newco common stock to be available for awards under the 2011 Equity Plan. No more than [                    ] shares of Newco common stock may be issued with respect to incentive stock options under the 2011 Equity Plan. No participant may be granted awards of options and stock appreciation rights with respect to more than [                    ] shares of Newco common stock in any one year. No

more than [                    ] shares of Newco common stock may be granted under the 2011 Equity Plan to any participant during any single fiscal year with respect to performance compensation awards in any one performance period. The maximum amount payable for an individual employee or officer under the 2011 Equity Plan for any single year during a performance period is $[                    ] (with respect to each year if the performance period is more than one year). Shares of Newco common stock subject to awards are generally unavailable for future grant; provided, in no event shall shares increase the number of shares of Newco common stock that may be delivered pursuant to incentive stock options granted under the 2011 Equity Plan. If any award granted under the 2011 Equity Plan expires, terminates, is canceled or forfeited without being settled or exercised, or if a stock appreciation right is settled in cash or otherwise without the issuance of shares, shares of Newco common stock subject to such award will again be made available for future grant. In addition, if any shares are surrendered or tendered to pay the exercise price of an award or to satisfy withholding taxes owed, such shares will again be available for grant under the 2011 Equity Plan. If there is any change in our corporate capitalization, the Newco Compensation Committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under the 2011 Equity Plan, the number of shares covered by awards then outstanding under the 2011 Equity Plan, the limitations on awards under the 2011 Equity Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

        Change in Capitalization.    If there is a change in Newco's corporate capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split up, split-off, spin-off, consolidation or other relevant change in capitalization or applicable law or circumstances, such that the Newco Compensation Committee determines that an adjustment is necessary or appropriate, then the Newco Compensation Committee can make adjustments in a manner that it deems equitable.

        Awards Available for Grant.    The Newco Compensation Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, SARs, restricted stock awards, restricted stock units, other stock-based awards, performance compensation awards (including cash bonus awards), other cash-based awards or any combination of the foregoing. Awards may be granted under the 2011 Equity Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by Newco or with which Newco combines (which are referred to herein as Substitute Awards).

        Stock Options.    The Newco Compensation Committee will be authorized to grant options to purchase shares of Newco common stock that are either "qualified," meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or "non-qualified," meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the 2011 Equity Plan shall be non-qualified unless the applicable award agreement expressly states that the option is intended to be an "incentive stock option." Options granted under the 2011 Equity Plan will be subject to the terms and conditions established by the Newco Compensation Committee. Under the terms of the 2011 Equity Plan, the exercise price of the options will not be less than the fair market value of Newco common stock at the time of grant (except with respect to Substitute Awards). Options granted under the 2011 Equity Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Newco Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the 2011 Equity Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% shareholder), provided, that, if the term of a non-qualified option would expire at a time when trading in the shares of Newco common stock is prohibited by Newco's insider trading policy, the option's term shall be automatically extended until the 30th day following the expiration of such prohibition. Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent and/or shares of Newco common stock valued at the fair market value at the time the option is exercised (provided that such shares are not subject to any pledge or other security interest), or by such other method as the Newco Compensation Committee may permit in its sole discretion, including: (i) by surrendering the minimum number of shares of Newco common stock otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes, (ii) if there is a public market for the shares of Newco common stock at such time, by means of a broker-assisted cashless exercise mechanism or (iii) by means of a "net exercise" procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes. The Newco Compensation Committee may, in its sole discretion, at any time buy out for a payment in cash, or the delivery of shares of Newco common stock, or other property, an option previously granted to a Participant.

        Stock Appreciation Rights.    The Newco Compensation Committee will be authorized to award SARs under the 2011 Equity Plan. SARs will be subject to the terms and conditions established by the Newco Compensation Committee. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2011 Equity Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs, including with respect to vesting and expiration. Except as otherwise provided by the Newco Compensation Committee (in the case of Substitute Awards or SARs granted in tandem with previously granted options), the strike price per share of Newco common stock for each SAR shall not be less than 100% of the fair market value of such share, determined as of the date of grant. A SAR granted independent of an option will have a maximum term of ten years from the date of grant. The remaining terms of the SARs shall be established by the Newco Compensation Committee and reflected in the award agreement.

        Restricted Stock.    The Newco Compensation Committee will be authorized to grant restricted stock under the 2011 Equity Plan. Awards of restricted stock will be subject to the terms and conditions established by the Newco Compensation Committee. Restricted stock is common stock that generally is non-transferable and is subject to other restrictions determined by the Newco Compensation Committee for a specified period.

        Restricted Stock Unit Awards.    The Newco Compensation Committee will be authorized to award restricted stock unit awards. Restricted stock unit awards will be subject to the terms and conditions established by the Newco Compensation Committee. Unless the Newco Compensation Committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Newco Compensation Committee, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned or at a later date selected by the Newco Compensation Committee, less an amount equal to any taxes required to be withheld. To the extent provided in an award agreement, the holder of outstanding restricted stock units shall be entitled to be credited with dividend equivalent payments upon the payment by Newco of dividends on shares of Newco common stock, either in cash or (at the sole discretion of the Newco Compensation Committee) in shares of Newco common stock having a fair market value equal to the amount of such dividends, and interest may, at the sole discretion of the Newco Compensation Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Newco Compensation Committee, which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying restricted stock units are settled.

        Other Stock-Based Awards.    The Newco Compensation Committee will be authorized to grant awards of unrestricted shares of Newco common stock, rights to receive grants of awards at a future date, or other awards denominated in shares of Newco common stock under such terms and conditions as the Newco Compensation Committee may determine and as set forth in the applicable award agreement.

        Performance Compensation Awards.    The Newco Compensation Committee may grant any award under the 2011 Equity Plan in the form of a "Performance Compensation Award" by conditioning the number of shares earned or vested under the award on the satisfaction of certain "Performance Goals." The Newco Compensation Committee may establish these Performance Goals with reference to one or more of the following:

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  net earnings or net income (before or after taxes);

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  basic or diluted earnings per share (before or after taxes);

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  net revenue or net revenue growth;

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  gross revenue or gross revenue growth, gross profit or gross profit growth;

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  net operating profit (before or after taxes);

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  return measures (including, but not limited to, return on investment, assets, capital, gross revenue or gross revenue growth, invested capital, equity or sales);

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  cash flow measures (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), which may but are not required to be measured on a per-share basis;

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  earnings before or after taxes, interest, depreciation, and amortization (including EBIT and EBITDA);

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  gross or net operating margins; productivity rations; share price (including, but not limited to, growth measures and total shareholder return; expense targets or cost reduction goals, general and administrative expense savings; and operating efficiency);

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  objective measures of customer satisfaction;

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  working capital targets;

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  measures of economic value added or other "value creation" metrics;

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  inventory control;

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  enterprise value;

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  sales;

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  shareholder return;

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  client retention;

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  competitive market metrics;

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  employee retention;

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  timely completion of new product rollouts;

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  timely launch of new facilities;

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  objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional project budgets);

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  system-wide revenues;

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  royalty income;

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  cost of capital, debt leverage year-end cash position or book value;

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  strategic objectives, development of new product lines and related revenue, sales and margin targets, or international operations; or

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  any combination of the foregoing.

Any of the above Performance Goal elements can be stated as a percentage of another Performance Goal or used on an absolute, relative or adjusted basis to measure the performance of Newco and/or its affiliates or any divisions, operation, or business units, product lines, brands, business segment, administrative departments or combination thereof, as the Newco Compensation Committee deems appropriate. Performance Goals may be compared to the performance of a group of comparator companies or a published or special index that the Newco Compensation Committee deems appropriate or, stock market indices. The Newco Compensation Committee also may provide for accelerated vesting of any award based on the achievement of Performance Goals. Any award that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code will be granted, and Performance Goals for such an award will be established, by the Newco Compensation Committee in writing not later than 90 days after the commencement of the performance period to which the Performance Goals relate, or such other period required under Section 162(m) of the Code; provided that the outcome is substantially uncertain at the time the Newco Compensation Committee establishes the Performance Goal; and provided further that in no event will a Performance Goal be considered to be pre-established if it is established after 25% of the performance period (as scheduled in good faith at the time the Performance Goal is established) has elapsed. Before any payment is made in connection with any award intended to qualify as performance-based compensation under Section 162(m) of the Code, the Newco Compensation Committee must certify in writing that the Performance Goals established with respect to such award have been achieved. In determining the actual amount of an individual participant's Performance Compensation Award for a performance period, the Newco Compensation Committee may reduce or eliminate the amount of the Performance Compensation Award earned through the use of negative discretion consistent with Section 162(m) of the Code, if, in its sole judgment, such reduction or elimination is appropriate.

        The Newco Compensation Committee may also specify adjustments or modifications (to the extent it would not result in adverse results under Section 162(m) of the Code) to be made to the calculation of a Performance Goal for such performance period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items and/or in management's discussion and analysis of financial condition and results of operations appearing in Newco's annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in Newco's fiscal year.

        Unless otherwise provided in the applicable award agreement, a participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that (I) the Performance Goals for such period are achieved; and (II) all or some of the portion of such participant's Performance Compensation Award has been earned for the performance period based on the application of the "Performance Formula" (as defined in the 2011 Equity Plan) to such Performance Goals.

        Effect of a Change in Control.    In the event of a change in control of Newco, the Newco Board may take steps it considers appropriate, including accelerating vesting or permitting cash payments in exchange for the surrender of outstanding awards. Generally, unless the Newco Compensation Committee determines otherwise at the time of grant, the default treatment of outstanding awards upon a change in control is as follows:

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  in the event that a participant's employment is involuntarily terminated without cause within one year following the change in control, the participant's then-outstanding options and stock appreciation rights immediately vest and become exercisable in full;

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  in the event that a participant's employment is involuntarily terminated without cause within one year following the change in control, restrictions imposed on then-outstanding restricted stock, restricted stock units, and other stock-based awards (other than options and stock appraisal rights) will immediately lapse;

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  the applicable performance criteria for outstanding performance units, performance shares, or other awards that vest upon satisfaction of Performance Goals will be deemed attained, at the discretion of the Newco Compensation Committee, (i) at target levels, (ii) based on the Newco Compensation Committee's determination of the degree of attainment of Performance Goals or (iii) on such other basis as determined by the Newco Compensation Committee; and

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  awards previously deferred will settle in full as soon as practicable.

        Transferability.    Each award may be exercised during the participant's lifetime by the participant or, if permissible under applicable law, by the participant's guardian or legal representative. In addition, during the participant's lifetime, the award may be transferred to one or more members of the participant's family or to a trust established exclusively for one or more such family members. For purposes of the 2011 Equity Plan, a participant's family is defined as his or her spouse, domestic partner, parents, grandparents, children, grandchildren and siblings, whether by blood, marriage or adoption, including mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law, or anyone residing in such person's home (other than a tenant or employee). The terms applicable to the assigned portion shall be the same as those in effect for the award immediately prior to such assignment and will be set forth in such documents issued to the assignee as the Newco Compensation Committee may deem appropriate. Other than as described above, awards may not be transferred or encumbered by a participant other than by will or by the laws of descent and distribution.

        Amendment.    The 2011 Equity Plan will have a term of ten years. The Newco Board may amend, suspend or terminate the 2011 Equity Plan at any time; however, shareholder approval to amend the 2011 Equity Plan may be necessary if the law or NYSE rules so require. No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

        The Newco Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any option theretofore granted shall not to that extent be effective without the consent of the affected participant, holder or beneficiary; and provided further that, without shareholder approval, (i) no amendment or modification may reduce the option price of any option or the strike price of any SAR, (ii) the Newco Compensation Committee may not cancel any outstanding option and replace it with a new option (with a lower option price) or cancel any SAR and replace it with a new SAR (with a lower strike price) and (iii) no option or SAR may be exchanged for cash or another award. However, shareholder approval is not required with respect to clauses (i), (ii) and (iii) above with respect to certain adjustments on changes in capitalization. In addition, none of the requirements described in the preceding clauses (i), (ii) and (iii) can be amended without the approval of Newco's stockholders.

U.S. Federal Income Tax Consequences

        The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of awards under the 2011 Equity Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

        Stock Options.    The Code requires that, for treatment of an option as an incentive stock option, shares of Newco common stock acquired through the exercise of an incentive stock option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an "item of tax preference," which may give rise to "alternative minimum tax" liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of an option that does not qualify as an incentive stock option ("a non-qualified stock option"). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise and the participant's tax basis will equal the sum of the compensation income recognized and the exercise price. Newco will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

        SARs.    No income will be realized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. Newco will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

        Restricted Stock.    A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to Newco. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended). Newco will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

        Restricted Stock Units.    A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. Newco will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

        Section 162(m).    In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and the three other officers whose compensation is required to be disclosed in its proxy statement (excluding the chief financial officer), subject to certain exceptions. The 2011 Equity Plan is intended to satisfy an exception with respect to grants of options and SARs to covered employees. In addition, the 2011 Equity Plan is designed to permit certain awards of restricted stock, restricted stock units and other awards (including cash bonus awards) to be awarded as performance compensation awards intended to qualify under the "performance-based compensation" exception to Section 162(m) of the Code. Beginning in 2013, with respect to services performed during 2010 and afterward, for health insurance companies such as Newco, the federal tax deductibility of compensation will be limited under Section 162(m)(6) of the Code to $500,000 per individual and does not contain an exception for "performance-based compensation."

New Plan Benefits

        It is not possible to determine the benefits or amounts that will be received by or allocated to participants under the 2011 Equity Plan because awards under the 2011 Equity Plan will be made at the discretion of the Newco Compensation Committee (or subcommittee thereof, if necessary for Section 162(m) of the Code).

 Vote Required

        Under applicable NYSE rules and Treasury Regulations, the affirmative vote FOR by a majority of the votes cast at the special meeting, either in person or by proxy, by the holders of UAM common stock is required to approve this proposal.

THE UAM BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.

PROPOSAL NO. 3: ADJOURNMENT OF THE MEETING

Adjournment of the Meeting

        Although it is not currently expected, the special meeting may be adjourned to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement. In that event, UAM may ask its shareholders to consider the adjournment of the meeting to solicit additional proxies, but not the proposal to adopt the Merger Agreement.

Vote Required

        The affirmative vote FOR by a majority of the votes cast at the special meeting, either in person or by proxy, by the holders of UAM common stock is required to approve this proposal. No proxy that is specifically marked AGAINST adoption of the Merger Agreement will be voted in favor of the adjournment proposal, unless it is specifically marked FOR the proposal to adjourn the meeting.

THE UAM BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THIS PROPOSAL.

DIRECTORS AND EXECUTIVE OFFICERS OF UAM

        At the effective time of the Merger, each of the directors of UAM and each of the executive officers of UAM, other than John Wardle, will resign their positions at UAM.

        The following table sets forth information regarding membership of the UAM Board as of March 1, 2011.

DIRECTORS

Name	Age	Current Position with UAM	Director of UAM Since
Richard A. Barasch	56	Chairman of the Board, CEO and President	1988
Barry W. Averill	71	Director	2006
Sally W. Crawford	56	Director	2007
Matthew W. Etheridge	36	Director	2007
Mark K. Gormley	49	Director	2007
Mark M. Harmeling	57	Director	1990
Linda H. Lamel	66	Director	2003
Patrick J. McLaughlin	52	Director	1995
Richard C. Perry	55	Director	2009
Thomas A. Scully	52	Director	2008
Robert A. Spass	54	Director	1999
Sean M. Traynor	41	Director	2007
Christopher E. Wolfe	30	Director	2009
Robert F. Wright	84	Director	1998

        Richard A. Barasch has served as a director since July 1988, as Chairman of the Board since December 1997, as Chief Executive Officer since June 1995 and as President since April 1991. He has served as a director and the President of our American Progressive Life and Health Insurance Company of New York subsidiary since 1991, and he is Chairman of substantially all of our subsidiaries. Mr. Barasch has held positions with our subsidiaries since their acquisition or organization.

        Barry W. Averill has served as a director since March 2006. Since 2003, Mr. Averill has served as the President of Averill Management Enterprises, Inc., a consulting firm specializing in the managed healthcare industry. From 2000 to 2003, Mr. Averill served as President of Health Net of the Northeast, Inc. Prior to that, Mr. Averill worked at Humana, Inc. from 1991 to 2000, serving as its Regional Vice President beginning in 1998. Mr. Averill also was the President and CEO of Michael Reese Health Plan, Inc. from 1984 to 1991. Mr. Averill has served as the President and as a member of the boards of directors of many professional organizations within the managed care industry, including the Illinois HMO Association, Group Health Association of America, American College Health Association, and the Accreditation Association for Ambulatory Health Care.

        Sally W. Crawford has served as a director since October 2007. Ms. Crawford was Chief Operating Officer of Healthsource, Inc., a publicly held managed care organization headquartered in New Hampshire, from April 1985 until January 1997. During her tenure at Healthsource, Inc., Ms. Crawford held a variety of positions and responsibilities, including leading that company's Northern Region operations and marketing efforts. Since January 1997, Ms. Crawford has been a health care consultant in New Hampshire. She serves as a director of Hologic, Inc. (and formerly Cytyc Corporation from 1998 until its acquisition by Hologic, Inc.), Zalicus, Inc., Exact Sciences Corporation, and Insulet Corporation. Ms. Crawford previously served as a board member of Chittenden Corporation. Ms. Crawford is also a director of the American Independence Museum in Exeter, NH and New Hampshire Business for the Arts, and a trustee of New Hampshire Humanities Council.

        Matthew W. Etheridge has served as a director since September 2007. He is currently a private investor, and was formerly a Managing Partner of Perry Capital LLC, a private investment management firm, where he was co-head of the firm's healthcare group. Prior to joining Perry Capital in 2001, Mr. Etheridge was an investment analyst for Stanford Management Company, which manages Stanford University's endowment. Prior to joining Stanford Management in 1997, Mr. Etheridge was a consultant with McKinsey & Company.

        Mark K. Gormley has served as a director since September 2007. He is a partner at Lee Equity Partners, LLC, a growth buyout investment firm recently founded by Thomas H. Lee. Prior to joining Lee Equity Partners, Mr. Gormley was a founding partner of Capital Z. Prior to joining Capital Z in 1998, Mr. Gormley was a Managing Director at Donaldson, Lufkin & Jenrette, Inc., known as DLJ, and was a leader of the firm's insurance and asset management investment banking group. Prior to joining DLJ in 1989, Mr. Gormley was a Vice President at Merrill Lynch & Co., Inc. where he was a founding member of the insurance and asset management investment banking group. Mr. Gormley serves as a director of NewStar Financial Inc., a commercial finance company, and Permanent General Assurance Corp. In addition, Mr. Gormley is a trustee of the Committee for Hispanic Families and Children.

        Mark M. Harmeling has served as a director since July 1990. He also served as a director of our wholly-owned subsidiary American Progressive Life and Health Insurance Company of New York from 1992 to 1999. Mr. Harmeling is a Senior Managing Director at Colony Realty Partners, LLC. He was previously a Partner of TA Associates Realty, a pension fund advisory firm, from 2001 to 2004. Prior to joining TA Associates, Mr. Harmeling worked for several real estate companies, the longest tenure of which was as President of Bay State Realty Advisors.

        Linda H. Lamel has served as a director since June 2003. She also serves as a director and member of the Audit Committee of our American Progressive subsidiary, since 2005. Ms. Lamel is an attorney in private practice and a professor at Brooklyn Law School. She was CEO of Claims Online, a technology company specializing in insurance claims processing, from 2000 to 2002. Previous to that, Ms. Lamel was Executive Director of the Risk and Insurance Management Society, the leading association of corporate insurance buyers from 1997 to 2000, Vice-President of TIAA-CREF responsible for its group insurance operation from 1988 to 1996, President of The College of Insurance from 1983 to 1988, and Deputy Superintendent of the Insurance Department of New York from 1977 to 1983. Ms. Lamel serves on the board of directors of Hour Children and the Queens College Business Advisory Council.

        Patrick J. McLaughlin has served as a director since January 1995. Mr. McLaughlin has been a managing director of Emerald Capital Group, Ltd., an asset management and consulting firm specializing in the insurance industry, since April 1993. Prior to that, he was an Executive Vice President and Chief Investment Officer of Life Partners Group, Inc., Managing Director of Conning & Company and Senior Vice President and Chief Investment Officer of ICH Corporation. Mr. McLaughlin serves on the board of directors of American Independent Companies, Inc., Republic Companies, Inc. Paraline Group, Ltd and FUTURITY FIRST Insurance Group, Inc.

        Richard C. Perry has served as a director since 2009. Mr Perry co-founded Perry Capital in 1988. Prior to 1988, Mr. Perry was in the equity arbitrage area of Goldman, Sachs & Co. He was also an adjunct associate professor at the Stern School of Business at New York University, where he taught a course in the finance department. Mr. Perry serves on the boards of directors of Capital Business Credit LLC and Northwest Investments LLC. Mr. Perry is a member of the boards of trustees of Facing History and Ourselves, Harlem Children's Zone and the University of Pennsylvania and serves on the Advisory Council of the Hamilton Project. Mr. Perry served as a director of Sears Holdings Corporation from September 2005 to May 2009 and as a director of Endurance Specialty Holdings, Ltd. From December 2001 to January 2011. On July 21, 2009, Perry Corp. settled an administrative proceeding brought by the SEC pursuant to which, while neither admitting nor denying the charges, Perry Corp. agreed to the entry of a cease and desist order requiring future compliance with Section 13(d) under the Securities Exchange Act of 1934 and Rule 13d-1 thereunder, a censure and payment of a $150,000 penalty. The order resolves an SEC inquiry into the acquisition of shares of Mylan Corporation in 2004. Additional information regarding the terms of the settlement can be found in SEC Administrative Proceeding Release No. 34-60351, dated July 21, 2009.

        Thomas A. Scully has served as a director since 2008 and has served as senior counsel to the law firm of Alston & Bird and as a general partner of Welsh, Carson Anderson & Stowe since January 1, 2004. From May 2001 to January 2004, Mr. Scully served as Administrator of the CMS. CMS is responsible for the management of Medicare and other national healthcare programs. Before joining CMS, Mr. Scully served as President and Chief Executive Officer of the Federation of American Hospitals beginning January 1995. From 1989 until 1993, Mr. Scully served in various positions in the George H.W. Bush administration. Mr. Scully serves on the board of directors of Select Medical Corporation.

        Robert A. Spass has served as a director since July 1999 and is the Chairman of the Board, Chief Executive Officer, a Partner and co-founder of Capital Z. Prior to founding Capital Z in 1998, Mr. Spass was the Managing Partner and co-founder of Insurance Partners, L.P. from 1994 to 1998. Prior to the formation of Insurance Partners, L.P., Mr. Spass was President and CEO of International Insurance Advisors L.P. from 1990 to 1994. Prior to that, Mr. Spass was a Director of Investment Banking at Salomon Brothers from 1984 to 1990 and a Senior Manager for Peat Marwick Main & Co. from 1978 to 1984. Mr. Spass serves on the board of directors of Endurance Specialty Holdings, Ltd., and Lancashire Holdings Limited.

        Sean M. Traynor has served as a director since 2007. Mr Traynor joined Welsh, Carson, Anderson & Stowe, known as WCAS, in 1999 and focuses on investments in the healthcare industry. Prior to joining WCAS, he worked in the healthcare and insurance investment banking groups at BT Alex Brown. Previously, Mr. Traynor spent three years with Coopers & Lybrand. Mr. Traynor sits on the boards of Select Medical Corporation, Amerisafe, Inc., AGA Medical Holdings, Inc. and several privately-held companies.

        Christopher E. Wolfe has served as a director since 2009. Mr Wolfe is a principal of Capital Z, where he focuses on investments in the insurance and banking industries. Prior to joining Capital Z in 2003, Mr. Wolfe worked in the mergers and acquisitions group at Credit Suisse First Boston. Mr. Wolfe also serves on the board of directors of Permanent General, a privately-held company.

        Robert F. Wright has served as a director since June 1998. Mr. Wright has been President of Robert F. Wright Associates, Inc. since 1988. Prior to that, Mr. Wright was a senior partner of the public accounting firm of Arthur Andersen LLP. Mr. Wright is a director of Delphi Financial Group Inc. and Reliance Standard Life Insurance Company and its affiliates.

EXECUTIVE OFFICERS

        The following table sets forth information regarding the executive officers of UAM as of March 1, 2011.

Name	Age	Current Position with UAM
Richard A. Barasch	56	Chairman of the Board, CEO and President
Theodore M. Carpenter, Jr.,	63	President of our Medicare Advantage division
Gary Jacobs	60	Senior Vice President, Corporate Development
Thomas J. Kilian	60	President of Traditional division
Robert A. Waegelein	50	Executive Vice President and Chief Financial Officer
John Wardle	56	Senior Vice President, President of Medicare Part D division
Tony L. Wolk	43	Senior Vice President, General Counsel and Secretary

        Theodore M. Carpenter, Jr., has served as President of UAM's Medicare Advantage division since May 2005, and was its Executive Vice President and Chief Operating Officer from 1999 to 2005. Prior to joining Heritage, Mr. Carpenter worked for Kaiser Permanente for over 20 years; his last five years as President of Kaiser Foundation Health Plan of North Carolina.

        Gary Jacobs, has served as UAM's Senior Vice President, Corporate Development since 2002. He also has served as President of CHCS Services since 1995, Senior Vice President, Managed Care of American Pioneer and American Progressive, and President of WorldNet Services Corp. All of these companies are our subsidiaries. Prior to joining us, Mr. Jacobs served as a franchisee and executive director of Staff Builders Home Health Care of Broward County and as President of HMI, a Public HMO Management and Consulting Company.

        Thomas J. Kilian, has served as President of our Traditional division since January 2008. From July 2002 to May 2006 he was a member of the board of directors and served as President and Chief Executive Officer of Ceres Group, an insurance holding company in Cleveland, Ohio. Prior to that, from May 1989 to January 2002 he held various positions at Conseco, Inc. in Carmel, Indiana including Chief Information Officer, Chief Administrative Officer and President and COO.

        Robert A. Waegelein, C.P.A., has served as UAM's Executive Vice President and Chief Financial Officer since October 1990 and has been Chief Financial Officer and a Director of each of our subsidiaries since they were acquired or organized. Prior to that, Mr. Waegelein, a certified public accountant, was employed by KPMG Peat Marwick LLP, our then independent public accountants, in positions of increasing responsibility, finally serving as Senior Manager.

        John Wardle, has served as UAM's Senior Vice President, and as President of our Medicare Part D division, since March 2008. From March 2007 until March 2008 he was Senior Vice President, Medicare for CVS/Caremark, a pharmacy and pharmacy benefits management business, and for over three years prior to that he held Senior Vice President positions at PharmaCare Management Services, which merged into CVS/Caremark. Mr. Wardle has also been an independent consultant, and spent 10 years with UnitedHealth Group, Inc.

        Tony L. Wolk, has served as UAM's Senior Vice President, General Counsel and Secretary since July 2010. Prior to joining Universal American, Mr. Wolk served as Senior Vice President, General Counsel & Secretary of Centennial Communications Corp., a publicly-traded telecommunications company that was sold to AT&T, from 1999 to 2010. Prior to joining Centennial, Mr. Wolk was an attorney in private practice with the law firms of Gibson, Dunn & Crutcher LLP and Weil, Gotshal & Manges LLP.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        In addition to their interests as shareholders, UAM's directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of UAM's shareholders generally. The UAM Board was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and in recommending to the shareholders that the Merger Agreement be adopted.

Employment and Board Service Following Merger

        The current executive officers of UAM are Messrs. Barasch, Waegelein, Carpenter, Wardle, Kilian, Jacobs and Wolk. The executive officers of Newco following the Merger are expected to be Messrs. Barasch, Waegelein, Carpenter, Israel, Hayes, Jacobs and Wolk. Mr. Wardle will become an employee of CVS Caremark following the Merger.

        The initial directors of Newco following the Merger and the Transactions are expected to be selected from among the current directors of UAM.

John Wardle Letter Agreement

        In connection with entering into the Merger Agreement, UAM and CVS Caremark entered into a letter agreement with John Wardle, UAM's Senior Vice President and President of UAM's Medicare Part D division, setting forth the terms of his continued employment with UAM or its successor following the Merger. At the effective time of the Merger, this new employment arrangement will supersede and replace Mr. Wardle's existing employment agreement with UAM and any and all equity award agreements pertaining to any equity awards of UAM he holds as of the effective time of the Merger. The agreements set forth in the letter agreement will cease to apply if the effective time of the Merger does not occur prior to December 31, 2011.

        The letter agreement provides that:

  •
  Mr. Wardle will continue employment as UAM's Executive Vice President Medicare responsible for the operations of the Medicare Part D Business conducted at UAM's Solon, Ohio location and will report to the President of CVS Caremark. The term of the letter agreement will begin at the effective time of the Merger and will end on December 31, 2012.

  •
  Mr. Wardle will receive an annual base salary equal to $475,000 during the term of the letter agreement, which may be increased (but not decreased) from time to time. He will also be eligible for an annual performance-based bonus with a target at least equal to 100% of his annual base salary for 2011 and 2012.

  •
  The existing equity awards Mr. Wardle holds immediately prior to the effective time of the Merger will be converted into a cash award of equivalent value (referred to herein as the converted cash award), with vesting and payment terms that are no less favorable than those established generally by UAM as of the effective time of the Merger for similar awards held by other senior executives of UAM (described below). In addition, Mr. Wardle will be awarded a restricted stock unit grant on or about the effective time of the Merger in respect of the number of shares of CVS Caremark common stock with a value (based on the closing price of a share of CVS Caremark common stock as of the effective time of the Merger) equal to $550,000. The restricted stock unit award will become 100% vested on December 31, 2012 and will settle on January 31, 2013, subject to the termination provisions described below. Beginning in 2013, subject to continued employment, Mr. Wardle will become eligible to receive equity awards consistent with similar executives of CVS Caremark.

  •
  If Mr. Wardle remains employed by UAM or its successor until December 31, 2012, he will be entitled to a retention award equal to the sum of his base salary and target bonus, to be paid by March 15, 2013.

  •
  Mr. Wardle is entitled to severance protection in the event his employment is terminated pursuant to certain circumstances. If Mr. Wardle's employment is terminated (1) on or before December 31, 2012 by UAM or its successor without "cause" or by Mr. Wardle for "good reason" (as defined in the letter agreement) or (2) after December 31, 2012 (other than a termination by UAM or its successor for "cause"), Mr. Wardle will be entitled to the following, subject to his execution of a release of claims and his compliance with certain restrictive covenants:

  •
  The sum of his base salary and target bonus, paid in a lump sum 60 days following termination (which is referred to herein as the Severance Payment);

  •
  A pro rata portion of his target bonus for the year of termination, paid in a lump sum at the time the annual bonus would otherwise have been paid had his employment continued;

  •
  The converted cash award to the extent unpaid on the termination date, paid on the regularly scheduled payment dates;

  •
  Full vesting and settlement of his CVS Caremark restricted stock unit award, as of the scheduled settlement date;

  •
  The retention award to the extent unpaid on the termination date, paid on the regularly scheduled payment date; and

  •
  Any earned but unpaid base salary and annual bonus as of the termination date, paid on regularly scheduled payment dates.

  •
  In the event of Mr. Wardle's death or disability during the term of the letter agreement, he or his estate will be entitled, upon execution of a release of claims, to the amounts above except for the Severance Payment, and vesting and settlement of his CVS Caremark restricted stock unit award will be in accordance with the same terms and conditions that apply to other grants made to senior vice presidents of CVS Caremark.

  •
  In the event of Mr. Wardle's termination of employment by UAM or its successor due to "cause", or by Mr. Wardle without "good reason", other than payment of earned but unpaid base salary, Mr. Wardle will forfeit his entitlement to any compensation provided for in his letter agreement, including any portion of his restricted stock unit award, his converted cash award, and any annual or target bonus amounts not yet paid as of the date of termination.

  •
  Mr. Wardle will be subject to certain restrictive covenants for the duration of his employment and for 12 months thereafter, including non-competition, non-solicitation, non-interference and confidentiality provisions.

Equity Compensation

UAM Stock Options

        As described above, at the effective time of the Merger, each outstanding UAM stock option held by UAM's current directors and executive officers (other than Mr. Wardle), whether or not then vested and exercisable, will be cancelled and converted into the right to receive from Newco the Newco Option Payment, paid 50% in cash, without interest, and 50% in shares of Newco common stock. Each of Mr. Wardle's stock options, whether or not then vested and exercisable, will be cancelled and converted into the right to receive from CVS Caremark the Part D Option Payment in cash. The value of the executive officers' and directors' options as of March 1, 2011 is as follows:(1)

Name	Number of Shares Underlying Vested Options(2)	Cash Received in respect of 50% of Value of Vested Options	Number of Newco Shares Received in respect of 50% of Value of Vested Options	Total Value Received in respect of Vested Options	Number of Shares Underlying Unvested Options(2)	Cash Received in respect of 50% of Value of Unvested Options	Number of Newco Shares Received in respect of 50% of Value of Unvested Options	Total Value Received in respect of Unvested Options	Total Amount of Cash Received	Total Number of Newco Shares Received
Named Executive Officers
Richard A. Barasch	672,792	$2,293,353	304,981	$4,586,810	200,625	$756,325	100,581	$1,512,694	$3,049,677	405,562
Robert A. Waegelein	392,187	1,511,403	200,998	3,022,908	100,313	352,758	46,912	705,536	1,864,161	247,910
Theodore M. Carpenter, Jr.	266,625	979,273	130,237	1,958,655	65,625	235,941	31,380	471,919	1,215,214	161,617
John Wardle	75,000	819,675	—	819,675	45,000	455,175	—	455,175	1,274,850	—
Thomas J. Kilian	56,250	259,470	34,507	518,963	28,750	131,029	17,428	262,088	390,499	51,935
All Other UAM Executive Officers as a Group(3)	180,375	481,654	64,063	963,408	71,876	255,181	33,941	510,418	736,835	98,004
All Directors as a Group(4)	394,767	1,738,009	231,167	3,476,385	319,333	1,644,575	218,737	3,289,478	3,382,585	449,904

(1)
The actual Per Share Closing Consideration (or, in the case of Mr. Wardle, Closing Consideration Value) payable at the effective time of the Merger may vary. The values in this table are based on an assumed Per Share Closing Consideration value (or, in the case of Mr. Wardle, Closing Consideration Value), and an assumed closing price of UAM Common Stock on the last full day of trading immediately prior to the closing date of the Merger, of $20.62, which represents the closing price of UAM Common Stock on March 1, 2011. Solely for purposes of this table, UAM has assumed that the Per Share Cash Consideration will equal $13.10 and the value of the Per Share Stock Consideration will equal $7.52.

(2)
Number of shares reported includes out-of-the-money options.

(3)
Includes Messrs. Jacobs and Wolk.

(4)
Excluding Richard A. Barasch.

UAM Restricted Shares

        As described above, at the effective time of the Merger, each outstanding restricted share held by a current UAM director or executive officer (other than Mr. Wardle) will be cancelled and converted into the right to receive from Newco (i) an amount in cash equal to the Per Share Cash Consideration and (ii) an amount of restricted shares of Newco common stock equal to the Per Share Stock Consideration. Each outstanding restricted share held by Mr. Wardle will be cancelled and converted into the right to receive from CVS Caremark the Closing Consideration Value. Newco or CVS Caremark, as applicable, will also pay to holders of restricted stock the special cash dividend of $2.00 per share of UAM common stock paid by UAM on August 19, 2010 to holders of outstanding UAM common stock (other than restricted shares for which payment was deferred until vesting of such shares) and UAM Series A Preferred Stock. Each director and executive officer of UAM will become fully vested in the consideration received in respect of his or her restricted share awards pursuant to the terms of his or her individual award agreements. The value of the executive officers' and directors' restricted shares as of March 1, 2011 is as follows:(1)

Name	Number of Shares Underlying Restricted Stock Awards	Unvested Dividend	Value of Cash Received(2)	Number of Newco Shares Received	Value of Newco Shares Received	Total Value of Restricted Stock Awards
Named Executive Officers
Richard A. Barasch	81,052	$162,104	$1,061,781	81,052	$609,511	$1,833,369
Robert A. Waegelein	39,941	79,882	523,227	39,941	300,356	903,465
Theodore M. Carpenter, Jr.	29,135	58,270	381,669	29,135	219,095	659,034
John Wardle	23,166	46,332	477,683	—	—	524,015
Thomas J. Kilian	11,495	22,990	150,585	11,495	86,442	260,017
All Other UAM Executive Officers as a Group(3)	35,176	70,352	460,806	35,176	264,524	795,681
All Directors as a Group(4)	63,700	127,400	834,470	63,700	479,024	1,440,894

(1)
The actual Per Share Closing Consideration (or, in the case of Mr. Wardle, Closing Consideration Value) payable at the effective time of the Merger may vary. The values in this table are based on an assumed Per Share Closing Consideration value (or, in the case of Mr. Wardle, Closing Consideration Value) of $20.62, which represents the closing price of UAM Common Stock on March 1, 2011. Solely for purposes of this table, UAM has assumed that the Per Share Cash Consideration will equal $13.10 and the value of the Per Share Stock Consideration will equal $7.52.

(2)
Excludes unvested dividends.

(3)
Includes Messrs. Jacobs and Wolk.

(4)
Excluding Richard A. Barasch.

UAM Performance Shares

        As described above, at the effective time of the Merger, each earned performance share held by a current executive officer (other than Mr. Wardle) will be cancelled and converted into the right to receive from Newco (i) an amount in cash equal to the Per Share Cash Consideration and (ii) a number of shares of Newco common stock equal to the Per Share Stock Consideration. Each earned performance share held by Mr. Wardle will be cancelled and converted into the right to receive from CVS Caremark the Closing Consideration Value. Newco or CVS Caremark, as applicable, will also pay to holders of earned performance shares the special cash dividend of $2.00 per share of UAM common stock paid on August 19, 2010 to holders of outstanding UAM common stock (other than restricted shares for which payment was deferred until vesting of such shares) and UAM Series A Preferred Stock. Each executive officer will become fully vested in the consideration to be received pursuant to his earned performance share award on the first anniversary of the effective time of the Merger, provided that vesting will accelerate upon a termination of his employment by Newco or by CVS Caremark, as applicable, other than for "cause" or upon resignation by such executive officer for "good reason." The value of the executive officers' unvested performance share awards as of March 1, 2011 is as follows:(1)

Name	Number of Shares Underlying Unvested Performance Share Awards	Unvested Dividend	Value of Cash Received(2)	Number of Newco Shares Received	Value of Newco Shares Received	Total Value of Unvested Performance Share Awards
Named Executive Officers
Richard A. Barasch	180,000	$360,000	$2,358,000	180,000	$1,353,600	$4,071,600
Robert A. Waegelein	90,000	180,000	1,179,000	90,000	676,800	2,035,800
Theodore M. Carpenter, Jr.	70,000	140,000	917,000	70,000	526,400	1.583,400
John Wardle	70,000	140,000	1,443,400	—	—	1.583,400
Thomas J. Kilian	35,000	70,000	458,500	35,000	263,200	791,700
All Other UAM Executive Officers as a Group(3)	42,500	85,000	556,750	42,500	319,600	961,350

(1)
The actual Per Share Closing Consideration (or, in the case of Mr. Wardle, Closing Consideration Value) payable at the effective time of the Merger may vary. The values in this table are based on an assumed Per Share Closing Consideration value (or, in the case of Mr. Wardle, Closing Consideration Value) of $20.62, which represents the closing price of UAM Common Stock on March 1, 2011. Solely for purposes of this table, UAM has assumed that (i) the Per Share Cash Consideration will equal $13.10, (ii) the value of the Per Share Stock Consideration will equal $7.52 and (iii) UAM's compensation committee determines that 100% of an individuals' performance shares are earned.

(2)
Excludes unvested dividends.

(3)
Includes Messrs. Jacobs and Wolk.

Employment Arrangements

Current Employment Arrangements with Executive Officers

        Messrs. Barasch, Waegelein, Carpenter, Jacobs and Wolk are parties to employment arrangements with UAM. Mr. Wardle is also party to an employment arrangement with UAM, which will be replaced on the closing date of the Merger with the letter agreement described above. Mr. Kilian is not party to any employment agreement with UAM. The Compensation Committee of the UAM Board is currently considering offering new employment agreements to its executive officers who will become employees of Newco following the effective time of the Merger.

        In the event of termination of employment without cause or for good reason, the existing employment arrangements provide for:

  •
  A cash lump sum severance payment equal to:

  •
  For Mr. Barasch: (1) two times his base salary plus the lesser of (A) his bonus for the fiscal year prior to termination or (B) his base salary; and (2) a prorated portion of his bonus that he would have been entitled to receive in the year of termination;

  •
  For Messrs. Waegelein and Jacobs, one times base salary;

  •
  For Mr. Carpenter, two times base salary; and

  •
  For Mr. Wolk, one times base salary plus a pro rata portion of any unpaid bonus for the fiscal year that includes the date of termination.

  •
  Continued welfare benefit plan coverage for two years, in the case of Mr. Barasch; 18 months for Mr. Waegelein; 12 months for Mr. Wolk; and six months for Mr. Jacobs. Mr. Carpenter receives one year of continued medical benefit plan coverage and Company-paid COBRA coverage for one year following termination, less his share of the premium in effect prior to termination.

  •
  Mr. Barasch is also entitled to accelerated vesting of all equity awards and the opportunity to exercise such awards for one year following such termination.

        Messrs. Barasch, Waegelein and Wolk receive an enhanced severance following a change in control. For these executives, if a termination of employment without cause or for good reason occurs within 12 months following a change in control (as defined in the executive's respective agreement), his severance would be enhanced to include:

  •
  An additional lump sum payment equal to (i) for Mr. Barasch, two times his base salary and (ii) for Messrs. Waegelein and Wolk, one-half his base salary.

  •
  Continuation of welfare benefits plan coverage as follows: (i) for Mr. Barasch, an additional one-year period; and (ii) for Messrs. Waegelein and Wolk, an additional six-month period.

  •
  Full vesting of his 401(k) account balance.

  •
  Mr. Wolk's agreement also provides that any of his equity awards carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the change in control.

        Regardless of the manner in which an executive officer's employment terminates, he is entitled to receive amounts earned, but not yet then paid, during his term of employment, principally base salary and amounts accrued and vested through the UAM 401(k) Plan. Each executive officer (other than Mr. Kilian) is subject to non-competition and non-solicitation covenants under his employment agreement; however, for Messrs. Barasch, Waegelein and Wolk, such covenants do not apply for any termination of employment within 12 months following a change in control.

        The following table provides information on potential benefits that each executive officer could receive under the employment arrangements if a termination without cause or for good reason occurs within one year following the effective time of the Merger (other than the value of the executive officer's equity-based compensation, which is provided above), calculated as if any termination occurred on December 31, 2010. We would only be able to determine the actual amounts paid to any executive officer at the time of the executive's actual separation from Newco.

Name	Cash Severance (1)	Continued Welfare/Health Coverage	Total ($)(2)
Richard A. Barasch	6,385,541	36,639	6,422,180
Robert A. Waegelein	1,251,004	25,737	1,276,741
Theodore M. Carpenter, Jr.	1,114,515	22,635	1,137,150
Gary M. Jacobs	589,639	6,434	596,073
Tony L. Wolk	611,442	19,764	631,206

(1)
Cash severance amounts for each executive officer include the full amount of the executive officer's bonus payment earned for the fiscal year ended December 31, 2010, paid in March 2011.

(2)
Excludes acceleration of vesting of 401(k) balance. Also excludes any limited tax gross-up payment in the event that Mr. Barasch is subject to an excise tax imposed by Section 4999 of the Code (which relates to payments that are contingent on a change in control), which would be equal to the amount of the excise tax plus a gross-up payment relating solely to the acceleration of his stock options. In addition, if Messrs. Waegelein and Carpenter are subject to an excise tax imposed by Section 4999 of the Code, then their employment agreements provide for their benefits and payments to be reduced if and to the extent such reduction would result in a larger amount on an after-tax basis.

Future Employment Arrangements with Newco Executive Officers

        The Compensation Committee of the UAM Board is currently considering offering new employment agreements to its executive officers who will become employees of Newco following the effective time of the Merger.

Indemnification of Officers and Executives

        Newco will obtain and fully pay premiums for the extension of the directors and officers liability coverage for the existing directors and officers insurance policies of UAM and will maintain a "tail" insurance policy for a period of six years following the effective time of the Merger.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF NEWCO

Relationships and Transactions with UAM

        For a description of Newco's relationships with UAM, see "The Separation Agreement" and "The Split-Off Agreements" in this proxy statement/prospectus.

Relationships and Transactions with Current and Former Executive Officers and Directors of UAM

        Newco is a newly incorporated Delaware corporation and its current directors are Richard A. Barasch, currently a director and Chairman and Chief Executive Officer of UAM, and Robert A. Waegelein, currently Executive Vice President and Chief Financial Officer of UAM, and its current executive officers are Messrs. Barasch and Waegelein and Tony L. Wolk, currently Senior Vice President, General Counsel and Secretary of UAM.

        The executive officers of Newco following the Transactions are expected to be Richard A. Barasch, currently Chairman and Chief Executive Officer of UAM, Robert A. Waegelein, currently Executive Vice President and Chief Financial Officer of UAM, Theodore M. Carpenter, Jr., currently President of Medicare Advantage division of UAM, Jason J. Israel, currently President, Insurance Subsidiaries and Chief Operating Officer, Traditional Insurance business of UAM, Robert M. Hayes, currently Senior Vice President, Health Quality and Corporate Compliance Officer of UAM, Gary M. Jacobs, currently Senior Vice President, Corporate Development of UAM, and Tony L. Wolk, currently Senior Vice President, General Counsel and Secretary of UAM.

        The initial directors of Newco following the consummation of the Transactions are expected to be selected from among the current directors of UAM.

        For a description of Newco's relationships and transactions with the executive officers and directors of UAM, see "Interest of Certain Persons in the Merger", "Directors and Officers of Newco", "Executive Compensation of Newco" and "The Separation Agreement" in this proxy statement/prospectus.

Relationships and Transactions with Equity Investors

        As of March 1, 2011, the Significant Shareholders owned approximately 55% of UAM's voting stock. These percentages do not reflect the ownership of shares of UAM Series A Preferred Stock, which is not voting stock. See "Security Ownership of Certain Beneficial Owners, Directors or Executive Officers of UAM" in this proxy statement/prospectus. The holders have the contractual right to exchange shares of UAM Series A Preferred Stock for shares of UAM Series B Preferred Stock, par value $1.00 per share (which is referred to herein as the UAM Series B Preferred Stock), subject to specified conditions. UAM Series B Preferred Stock is convertible at any time into shares of UAM common stock.

        Concurrently with the execution of the Merger Agreement, CVS Caremark executed voting agreements with each of the Significant Shareholders. As of the date of the Merger Agreement and as of the record date, the Significant Shareholders collectively beneficially owned approximately 55% of outstanding UAM common stock. For further information, see "The Merger Agreement—Voting Agreements" in this proxy statement/prospectus.

        The Significant Shareholders are entitled to receive applicable portions of the Closing Consideration in connection with the consummation of the Transactions. Immediately following the consummation of the Transactions, the Significant Shareholders will together own approximately 55% of Newco's outstanding common stock.

        UAM is party to a stockholders agreement among the Significant Shareholders. In connection with the consummation of the Transactions, the stockholders agreement will be terminated.

Review and Approval of Related Party Transactions

        Following the consummation of the Transactions, it is expected that Newco's Audit Committee will be responsible for the review and approval of any transaction, relationship or arrangement in which Newco is a participant and that involves board members, executive officers, or beneficial owners of more than 5% of Newco's common stock, or any of their immediate family members, domestic partners or companies in which they have a material interest. These transactions are referred to herein as related party transactions and the persons or entities involved as related persons. It is expected that Newco's Audit Committee will evaluate related party transactions for purposes of recommending to the disinterested members of the Newco Board that the transactions are fair, reasonable and within our policies and practices and should be approved or ratified.

        Under a Code of Business Conduct and Ethics that Newco expects to adopt following the consummation of the Transactions, directors and employees of Newco must report any circumstances that may create or appear to create a conflict between Newco and the interests of the related person, regardless of the amount involved. Newco's directors and executive officers will also be required periodically to confirm information about related party transactions.

        Except as set forth below, it is not expected that Newco will have any written standards for approving related party transactions. However, the Audit Committee will only approve a related party transaction if it believes the transaction is in Newco's and Newco's shareholders' best interest. The Audit Committee will consider the appropriateness of any related party transaction in light of all relevant factors including:

  •
  the benefits of the transaction to Newco;

  •
  the terms of the transactions and whether they are arm's-length and in the ordinary course of business for both parties;

  •
  the direct and indirect nature of the related party's interest in the transaction;

  •
  the size and expected duration of the transaction; and

  •
  other factors and circumstances that bear on the materiality of the related party transaction under applicable law and NYSE listing standards.

BUSINESS OF NEWCO

BUSINESS

        Newco and its subsidiaries will offer a broad array of health insurance and managed care products and services, primarily to the growing Medicare population. Our principal health insurance products for the senior market are Medicare Advantage and Medicare supplement. Unless otherwise indicated or as the context requires, all references in this Section "Business of Newco" to "we," "us" or "our" refer to the Newco Business that forms part of UAM prior to the completion of the Merger and, following the completion of the Merger, solely to Newco and its subsidiaries.

        Collectively, our insurance subsidiaries are licensed or otherwise authorized to sell health insurance, life insurance and annuities in all 50 states and the District of Columbia. Our managed care subsidiaries operate Medicare Advantage coordinated care plans in Texas, Wisconsin and Oklahoma.

        We were incorporated under the laws of the State of Delaware on December 22, 2011. We expect that our common shares will be listed on the NYSE under the ticker symbol UAM at the closing of the Merger. Our corporate headquarters are located at Six International Drive, Rye Brook, New York 10573 and our telephone number is (914) 934-5200.

Significant Matters During 2010

  HealthCare Reform

        In March 2010, President Obama signed into law the Affordable Care Act which enacts significant changes to various aspects of the U.S. health insurance industry. There are many important provisions of the legislation that will require additional guidance and clarification in form of regulations and interpretations in order to fully understand the impact of the legislation on our overall business, which we expect to occur over the next several years. Certain aspects of the Affordable Care Act are currently being challenged in the judicial system. In addition, Congress may withhold the funding necessary to implement the new reforms or attempt to replace the legislation with amended provisions or repeal it altogether.

        Certain significant provisions of the Affordable Care Act that will impact our business include, among others, reduced Medicare Advantage reimbursement rates, gradual closing of the coverage gap, or "donut hole" on Medicare Part D, implementation of quality bonus for Star Ratings, stipulated minimum medical loss ratios, shortened annual enrollment period, non-deductible federal premium taxes assessed to health insurers, coding intensity adjustments with mandatory minimums and a limitation on the federal tax deductibility of compensation earned by individuals. The health care reform legislation is discussed more fully under "Risk Factors—Risks Relating to Newco's Business—Recently enacted health care legislation and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results" in this proxy statement/prospectus.

  CMS Sanction

        On November 19, 2010, CMS notified us that we were suspended from marketing to and enrolling new members in our Medicare Advantage plans, effective December 5, 2010. According to CMS, the suspension relates primarily to agent oversight and market conduct issues and will remain in effect until CMS is satisfied that we have corrected the issues and they are not likely to recur. The suspension does not affect current members in our Medicare Advantage plans. We are working diligently to resolve these issues with CMS as quickly as possible.

  Special Dividend

        On August 19, 2010, we paid a special cash dividend of $2.00 per share to each holder of our outstanding common stock and Series A Preferred Stock. In connection with the special dividend, we made an additional principal payment of $78.0 million on our term loan, as required by our credit facility amendment.

  Sale of CHCS Services, Inc.

        In the second quarter of 2010, we sold CHCS, our administrative services company, to Patni Americas, Inc (which we refer to as Patni), a wholly-owned subsidiary of Patni Computer Systems Limited (NYSE: PTI). In connection with the sale, we entered into a five year multi-services contract with Patni to provide administrative services for our Traditional Insurance business.

Senior Market Opportunity

        We believe that attractive growth opportunities exist in providing products, particularly health insurance, to the growing senior market. At present, approximately 45 million Americans are eligible for Medicare, the Federal program that offers basic hospital and medical insurance to people over 65 years old and some disabled people under the age of 65. According to the U.S. Census Bureau, more than 2 million Americans turn 65 in the United States each year, and this number is expected to grow as the so-called baby boomers continue to turn 65. In addition, many large employers that traditionally provided medical and prescription drug coverage to their retirees have begun to curtail these benefits. Finally, the passage of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, known as the MMA, increased the healthcare options available to Medicare beneficiaries through the expansion of Medicare managed care plans through the Medicare Advantage program, and the authorization of a subsidized prescription drug insurance benefit pursuant to Part D. Even after the passage of the Affordable Care Act and the sale of UAM's Medicare Part D Business, we believe that there are significant business opportunities in the provision of health insurance and other services to the senior population.

Our Strategy

        The principal components of our business strategy are to:

  •
  Build our senior health insurance and managed care business by offering the following products:

  •
  Medicare Advantage plans, including:

  •
  Coordinated care plans, HMOs or HMO

  •
  Preferred provider organization plans

  •
  Network and rural PFFS

  •
  Medicare supplement;

  •
  Build distribution with an emphasis on expanding our Healthy Collaboration® brand and our career distribution;

  •
  Sell complementary senior market and specialty health products through our distribution networks; and

  •
  Continue to complement our internal growth through opportunistic acquisitions and appropriate divestitures.

Healthy Collaboration® Strategy

        Our Healthy Collaboration® strategy sets out a model of improving the quality of care to our members on a cost-efficient basis through an active partnership with our providers. We believe we can improve medical outcomes through a series of collaborative initiatives with our physician groups including clinically sound benefit design, medical management, and integrated care management systems. Our goal is to create mutually beneficial and interdependent collaborative arrangements with our providers. We believe provider compensation arrangements should not only help providers to be paid for complex care coordination, but also help align their interests with our objective of improving clinical outcomes and controlling unnecessary cost.

        Our health plans provide medical management services, information and analysis, and other support services to enable the network and individual physicians to serve their enrolled members. We rely heavily on the strong physician leadership of each network to help us achieve the clinical goals that support the mission of the organization.

Our Operating Segments

        We manage and report our business as follows:

  •
  Senior Managed Care—Medicare Advantage segment reflects our Medicare Advantage HMO, PFFS and PPO businesses.

  •
  Traditional Insurance segment reflects our insurance products not offered through government programs, which includes Medicare supplement, other senior health insurance, specialty health insurance and life insurance.

  •
  Corporate & Other segment reflects the activities of our holding company.

  Senior Managed Care—Medicare Advantage

        During 2010, we operated Medicare coordinated care Plans including PPOs and HMOs as well as our PFFS business, which provides coverage to Medicare beneficiaries in 45 states. Our HMOs offer coverage to Medicare beneficiaries primarily in Southeastern Texas and the area surrounding Dallas/Ft. Worth, 15 counties in Oklahoma and 4 counties in Wisconsin. In January 2010, we expanded our PPO products to 114 counties in 17 states. As a result of the passage of the Medicare Improvements for Patients and Providers Act of 2008, known as MIPPA, the PFFS product is no longer available as of January 1, 2011, except in areas that meet approved CMS network access requirements or in certain designated rural areas. We have developed products meeting CMS network access requirements in selected core markets to enable the retention of our PFFS membership in these areas. These businesses provide managed care for persons with Medicare under contracts with CMS.

        On November 19, 2010, CMS notified us that we were suspended from marketing to and enrolling new members in our Medicare Advantage plans, effective December 5, 2010. The suspension does not affect current members in our Medicare Advantage plans.

        As a result of the network requirements of MIPPA, we were required to terminate approximately 60,000 members as of January 1, 2011. Further, due to lapsation and the limited ability to add new members during the 2011 Annual Election Period as a result of the CMS sanctions, membership declined by an additional 48,000, resulting in membership of approximately 178,000 as of January 1, 2011.

        Membership and Annualized Premium in Force.    The following table shows the total membership and annualized premium in force for our Medicare Advantage products:

	Membership			Annualized Premiums
	December 31,			December 31,
Senior Managed Care	2010	2009	2008	2010	2009	2008
				(in thousands)
PFFS plans	193.1	176.2	186.2	$1,903,400	$1,680,200	$1,698,800
HMO plans	66.6	61.5	54.3	871,000	700,200	652,200
PPO plans	26.1	2.8	—	264,900	33,000	—

Total	285.8	240.5	240.5	$3,039,300	$2,413,400	$2,351,000

        Medicare Advantage—HMO plans:    Our HMO plans are offered under contracts with CMS and provide all basic Medicare covered benefits with reduced member cost-sharing as well as additional supplemental benefits, including a defined prescription drug benefit. We built this coordinated care product around contracted networks of providers who, in cooperation with the health plan, coordinate an active medical management program. In addition to a monthly payment per member from CMS, the plan may collect a monthly premium from its members for specified products.

        We operate plans offering the product TexanPlus® in 12 counties in Houston and southeastern Texas through SelectCare of Texas, which had approximately 48,900 members enrolled at December 31, 2010, representing approximately $601 million of annualized premium in force. We also have Medicare Advantage HMO operations in locations outside of Southeastern Texas including five counties in North Texas offering TexasFirst Health Plans® through SelectCare Health Plans; nine counties in Oklahoma City and six counties in Tulsa offering Generations Healthcare through GlobalHealth; and, four counties in the Milwaukee, Wisconsin area offering Today's Health®.

        Medicare Advantage—PPO plans:    Our PPO plans are provided under the name "Today's Options®PPO." They are offered under contracts with CMS and provide all basic Medicare covered benefits with reduced member cost-sharing as well as additional supplemental benefits, including a defined prescription drug benefit. This coordinated care product is built around contracted networks of providers who, in cooperation with the health plan, coordinate an active medical management program. In addition to a monthly payment per member from CMS, the plan may collect a monthly premium from its members for specified products. In 2009, we began offering PPO plans in 15 markets in 9 states. In January 2010, we expanded our PPO products to 114 counties in 17 states.

        Medicare Advantage—PFFS Plans:    Our PFFS plans are provided under the name "Today's Options®." They are offered under contracts with CMS and provide enhanced health care benefits compared to traditional Medicare, subject to cost sharing and other limitations. These plans have limited provider network restrictions, which allow the members to have more flexibility in the delivery of their health care services than other Medicare Advantage plans with limited provider network restrictions. Some of these products include a defined prescription drug benefit. In addition to a fixed monthly payment per member from CMS, individuals in these plans may be required to pay a monthly premium in selected counties or for selected enhanced products. As of December 31, 2010, we provided PFFS plans in a total of 45 states. As a result of the passage of MIPPA, as of January 1, 2011, we will continue to offer PFFS products only in areas that have either met approved CMS network access requirements or are in certain designated rural areas. This resulted in the loss of approximately 60,000 members as of January 1, 2011. We have developed network-based products in selected core markets to enable the migration of our remaining PFFS membership to these products.

  Traditional Insurance

        Our Traditional Insurance segment reflects the results of our Medicare supplement, other senior health insurance, specialty health insurance, and life insurance. We designed the products in this segment primarily for the senior market and market them through our career agency force and our network of independent general agencies.

        Medicare supplement has historically been our primary Traditional Insurance segment product. Other fixed benefit health insurance products and fixed benefit accident and sickness disability insurance sold to the self-employed market, primarily by our career agents, are also part of this segment. We designed the life insurance products that we currently sell primarily for the senior market including "final expense" life insurance. This segment also includes some products that we no longer sell, such as long-term care and major medical insurance as well as previously produced or acquired term, universal life, and whole life insurance products and single and flexible premium fixed annuities.

        We reinsured substantially all of the net in force life and annuity business as of April 1, 2009 with Commonwealth Annuity and Life Insurance Company, known as Commonwealth, a subsidiary of Goldman Sachs. This transaction closed on April 24, 2009. In 2010, the annuity portion of this reinsurance transaction was commuted with Commonwealth and reinsured with Athene Life Re LTD (Athene), a Bermuda reinsurer.

        Annualized Premium In Force.    Total traditional health insurance product annualized premium in force on a gross basis before reinsurance and the net amount we retained after reinsurance, is as follows:

	Gross			Net
	December 31,			December 31,
	2010	2009	2008	2010	2009	2008
	(in thousands)
Medicare supplement and Other Senior Health	$281,600	$322,500	$368,000	$213,100	$242,800	$271,000
Accident & Sickness and Other Health	38,600	41,700	45,300	37,500	40,500	44,000
Long-Term Care	27,300	29,600	32,600	18,600	19,700	21,800

Total	$347,500	$393,800	$445,900	$269,200	$303,000	$336,800

Percentage retained				77%	77%	76%

        Medicare Supplement.    Medicare supplement insurance reimburses the policyholder for specified expenses, such as deductibles and co-pays, which are not covered by standard Medicare coverage. This coverage is designed for people who want the freedom to choose providers who participate in the standard Medicare program, as opposed to the more restrictive networks that exist in many Medicare Advantage products. During 2010, our Medicare Supplement products were refiled to conform with the provisions of MIPPA that went into effect June 1, 2010. As part of these filings new rates were filed and approved in 40 states. We believe that the market for Medicare supplement products will continue to be attractive, especially because many seniors may lose similar coverage that had previously been offered to them as a retiree benefit by their former employers and as a result of reforms to the Medicare Advantage program.

        These products are guaranteed renewable for the lifetime of the policyholder, which means that we cannot cancel the policy but we can seek to increase premium rates on existing and future policies issued based upon our actual claims experience. We monitor the claims experience and, when necessary, apply for rate increases in the states in which we sell the products. These rate increases are subject to state regulatory approval and loss-ratio requirements.

        Fixed Benefit.    Fixed benefit products provide the following types of benefits:

  •
  Disability—fixed periodic payments to an insured who becomes disabled and unable to work due to an accident or sickness,

  •
  Specified Disease—fixed periodic payments to an insured who is diagnosed with a covered condition,

  •
  Hospital—fixed periodic payments to an insured who becomes hospitalized,

  •
  Surgical—fixed single payments that vary in amount for specified surgical or diagnostic procedures, and

  •
  Dental/Other—fixed single payments that vary in amount for specified procedures.

Because the benefits we provide are fixed in amount at the time of policy issuance and are not intended to provide full reimbursement for medical and hospital expenses, payment amounts are not generally affected by inflation or the rising cost of health care services.

        Long-Term Care.    As of the end of 2004, we ceased selling new long-term care products. Previously, we had offered several long-term care plans consisting of fully integrated plans and nursing home and home health care plans, which remain in force. These products typically are guaranteed renewable for the lifetime of the policyholder, which means that we cannot cancel the policy but can seek to increase premium rates on existing policies based upon our actual claims experience, subject to state regulatory approval and loss-ratio requirements. There are circumstances when regulatory authorities do not grant approval for adequate rate relief.

        Life Insurance.    We offer a line of low-face amount, simplified issue whole life products that we sell through our senior market independent agency and our career agency systems. These products also offer acceleration of death benefit features that cover specified long-term care expenses. As discussed above, substantially all of our net in force life and annuity business is reinsured, however we continue to sell some senior life products which are retained by us.

        New Business Production.    The following table shows the total new sales, consisting of issued annualized premiums of our Traditional Insurance products produced by our independent and career agency systems on a gross basis before reinsurance:

	Year ended December 31,
	2010	2009	2008
	(in thousands)
Medicare Supplement and Other Senior Health	$15,127	$17,692	$13,619
Accident & Sickness and Other Health	3,855	4,564	3,773
Life Insurance	10,088	10,691	10,911

Total	$29,070	$32,947	$28,303

  Corporate & Other

        Our corporate & other segment reflects debt service, a portion of senior executive compensation and compliance with regulatory requirements resulting from our status as a public company, along with the operations formerly reported in our Senior Administrative Services segment, which included the provision of third party administration services for our affiliated companies and certain unaffiliated companies.

Competition

        The health insurance industry is highly competitive. We compete with numerous other health insurance companies on a national, regional and local market basis. We consider our main competitors to include United Healthcare, Humana, and Healthspring, as well as other health maintenance organizations, preferred provider organizations, and other health care-related companies. Many of our competitors have larger memberships and/or greater financial resources than we do.

        In addition, we compete with other managed care organizations for government healthcare program contracts, renewals of those government contracts, members and providers. In the Medicare managed care market, our primary competitors for contracts, members and providers are either national and regional managed care organizations that serve Medicare recipients or provider-sponsored organizations.

        Our ability to sell our products and to retain customers may be influenced by such factors as those described in the section entitled "Risk Factors" in this proxy statement/prospectus.

Marketing and Distribution

        We distribute our Medicare Advantage products through our career agency systems, independent agents, direct sales and telemarketing. Our Traditional Insurance products are distributed through our career agency systems and independent agents.

  Career Agency Systems

        Our career agency system currently consists of 3,000 agents in 188 offices. Our career agents are required to sell only the products that we offer or contract for them.

        In addition to selling our Medicare Advantage products, our career agency sales force distributes traditional insurance products offered by our companies such as Medicare supplement, life insurance, disability, dental, cancer, and hospital indemnity. They also sell life insurance, annuities, Medicare supplement, Medicare Advantage and long-term care insurance offered by unaffiliated carriers with whom we have contracted on their behalf.

  Senior Market Independent Agents

        These marketing organizations and general agencies typically recruit and train their own agents, bearing all of the costs incurred in connection with developing their organizations. We now sell our products through approximately 33,000 independent licensed agents in 47 states.

  Telemarketing

        Working with our telemarketing partners, this channel has grown from 13% of our MA enrollments in the 2008 selling season to more than 20% of our enrollments for the 2009 plan year and 19% in the 2010 plan year.

Geographical Distribution of Premium

        Through our insurance subsidiaries, we are licensed to market our products in all 50 states and the District of Columbia. Our managed care subsidiaries operated Medicare Advantage HMO plans in Texas, Oklahoma and Wisconsin and PFFS plans in 45 states and PPO plans in 17 states during 2010. As a result of MIPPA, the number of states in which we offer PFFS plans fell to 37 states in 2011. The following table shows the geographical distribution of the direct cash premium collected in thousands, as reported on a statutory basis to the regulatory authorities for the year ended December 31, 2010:

State/Region	2010	% of Premium
Texas	$909,360	25.5%
New York	414,340	11.6%
Indiana	237,883	6.7%
North Carolina	212,670	6.0%
Oklahoma	206,112	5.7%

Subtotal	1,980,365	55.5%
All other	1,589,058	44.5%

Total	$3,569,423	100.0%

Total Business in Force

        The following table sets forth our direct, acquired and assumed annualized premium in force, including only the portion of premiums on interest-sensitive products that is applied to the cost of insurance and related membership counts:

	Gross Annualized Premium In Force
	December 31, 2010			December 31, 2009
	$	%	Members	$	%	Members
	(Dollars in millions, Members in thousands)
Senior Managed Care—Medicare Advantage
Private Fee-for-Service(1)	$1,903.4	55.1%	193.1	$1,680.2	58.4%	176.2
HMO Plans(1)	871.0	25.2%	66.6	700.2	24.3%	61.5
PPO Plans(1)	264.9	7.7%	26.1	33.0	1.1%	2.8

Sub total	3,039.3	88.0%	285.8	2,413.4	83.8%	240.5

Traditional Insurance
Medicare Supplement and Other Senior Health	281.6	8.1%	110.9	322.5	11.2%	130.7
Accident & Sickness and Other	38.6	1.1%	119.8	41.7	1.5%	128.2
Long-Term Care	27.3	0.8%	15.7	29.6	1.0%	16.9

Sub total	347.5	10.0%	246.4	393.8	13.7%	275.8

Life Insurance and Annuity	67.7	2.0%	150.2	72.5	2.5%	160.2

Total	$3,454.5	100.0%	682.4	$2,879.7	100.0%	676.5

(1)
These plans are pursuant to contracts with CMS.

Provider Arrangements

        Our network providers deliver health care services to members enrolled in our Medicare Advantage coordinated care plans through a network of contracted providers, including physicians, and other clinical providers, hospitals, a variety of outpatient facilities and the full range of ancillary provider services. The major ancillary services and facilities include:

  •
  ambulance services,

  •
  medical equipment services,

  •
  home health agencies,

  •
  home infusion providers,

  •
  mental health and substance abuse providers,

  •
  rehabilitation facilities,

  •
  skilled nursing facilities,

  •
  optical services, and

  •
  pharmacies.

        We use a wide range of systems and processes to organize and deliver needed health care services to our members. The key steps in this process are:

  •
  the careful selection of primary care physicians to provide overall care management and care coordination of members,

  •
  development of a comprehensive panel of specialists usually selected by the primary care physicians,

  •
  contracting for the balance of needed services based on the preference and experience of the local physicians, and

  •
  arranging for the full range of medical management systems required to support the primary care and specialist physicians.

        We employ health evaluation and assessment tools, quality improvement, care management and credentialing programs to ensure that we meet target goals relating to the provision of quality patient care. The major medical management systems are:

  •
  an inpatient hospitalist program at contracted hospitals, as described below,

  •
  selected authorization of target services,

  •
  referral management,

  •
  case management,

  •
  transition of care management,

  •
  in-home interventions,

  •
  focused chronic illness management,

  •
  transplant coordinator services, and

  •
  outpatient prescription drug management.

        Our hospitalist programs use either the patient's primary care physician or a specially-trained physician to manage or arrange the member's medical care during hospital admissions and to coordinate the member's discharge and post-discharge care. In addition, we utilize on-site case managers at high-volume hospitals. Upon initial enrollment, a majority of our members complete a health risk assessment, which along with other available clinical and risk information permits the stratification of membership into categories of health risk. Members in higher risk categories receive enhanced clinical attention. We have integrated these various medical management systems through a care coordination information system to provide clinical and administrative information to support the medical management process. Our chronic illness management programs target specific high risk medical conditions such as congestive heart failure, chronic obstructive pulmonary disorder, coronary artery disease, diabetes, and other conditions and focus on addressing major gaps in care. Our special needs plans for institutionalized beneficiaries focus on the unique needs of this population. In our southeast Texas market, we have implemented a quality compensation program that measures quality process indicators of care related to prevention and disease specific metrics. We plan to implement this program in new markets in the future.

        Our health plans usually contract with hospitals based on Medicare's Severity Diagnosis-Related Group or MS-DRG methodology, which is an all-inclusive rate per admission. We generally contract with outpatient facilities on Medicare's Ambulatory Payment Classification (APC) or Ambulatory Surgery Center (ASC) methodology as appropriate, or a percentage of billed charges which approximates APC or ASC reimbursement. We generally contract with physicians, and contract with some other providers, on a capitation or fee-for-service basis, utilizing Medicare's Resource Based Relative Value Scale or RBRVS methodology. Under a capitation arrangement, a physician receives a monthly fixed fee for each member, regardless of the medical services the physician provides to the member. Our provider contracts with network primary care physicians, specialists and ancillaries generally have terms of one year, with automatic renewal for successive one-year terms. We may terminate these contracts for cause, based on provider conduct or other appropriate reasons, subject to laws giving providers due process rights. Either party generally may cancel the contracts without cause upon 60 or 90 days prior written notice. Our contracts with hospitals generally have terms of one to two years, with automatic renewal for successive one-year terms. We may terminate these contracts for cause, based on provider misconduct or other appropriate reasons. Either party generally may cancel our hospital contracts without cause upon 90 days prior written notice.

Investments

        Our investment policy is to attempt to balance our portfolio duration to achieve investment returns consistent with the preservation of capital and maintenance of liquidity adequate to meet payment obligations of policy benefits and claims. We invest in assets permitted under the insurance laws of the various states in which we operate. These laws generally prescribe the nature, quality of and limitations on various types of investments that we may make. In addition, we establish our own internal policies, guidelines and constraints to provide additional granularity and conservatism to our investment process. Such guidelines are reviewed at least annually by our Chief Investment Officer and approved by the Investment Committee of the Board of Directors. We do not currently have investments in partnerships, non-securitized real estate, commodity contracts or other derivative securities.

        During 2009, we reevaluated our investment philosophy in light of the April 2009 life and annuity reinsurance transaction and our continued shift to the health and managed care sector. As a result, we elected to reduce the risk and exposure of our investment portfolio to be more conservative in nature and more appropriately aligned with our health insurance focused businesses.

Reinsurance

        In the normal course of business, we reinsure portions of policies that we underwrite. We enter into reinsurance arrangements with unaffiliated reinsurance companies to limit our exposure on individual claims and to limit or eliminate risk on our non-core or underperforming blocks of business. Accordingly, we are party to various reinsurance agreements on our life and accident and health insurance risks. Our traditional accident and health insurance products are generally reinsured under quota share coinsurance treaties with unaffiliated reinsurers, while our life insurance risks are generally reinsured under either quota share coinsurance or yearly-renewable term treaties with unaffiliated reinsurers. Under quota share coinsurance treaties, we pay the reinsurer an agreed-upon percentage of all premiums and the reinsurer reimburses us that same percentage of any losses. In addition, the reinsurer pays us allowances to cover commissions, cost of administering the policies and premium taxes. Under yearly-renewable term treaties, the reinsurer receives premiums at an agreed upon rate for its share of the risk on a yearly-renewable term basis. We also use excess of loss reinsurance agreements for some policies to limit our loss in excess of specified thresholds. Our quota share coinsurance agreements are generally subject to cancellation on 90 days notice as to future business, but policies reinsured prior to any cancellation remain reinsured as long as they remain in force. There is no assurance that if any of our reinsurance agreements were canceled we would be able to obtain other reinsurance arrangements on satisfactory terms.

        We evaluate the financial condition of our reinsurers and monitor concentrations of credit risk to minimize our exposure to significant losses from reinsurer insolvencies. We must pay claims in the event that a reinsurer to which we have ceded an insured claim fails to meet its obligations under the reinsurance agreement. As of December 31, 2010, all of our primary reinsurers were rated "A-"(Excellent) or better by A.M. Best with the exception of one reinsurer. For that reinsurer, which is not rated, a trust containing assets at 106% of policy reserve levels is maintained for our benefit. We are not aware of any instances where any of our reinsurers have been unable to pay any policy claims on any reinsured business.

        The table below details our gross annualized premium in force, the portion that we ceded to reinsurers and the net amount that we retained:

	December 31, 2010				December 31, 2009
	Gross	Ceded	Net	Retained	Gross	Ceded	Net	Retained
	(in millions)
Senior Managed Care—Medicare Advantage
Private Fee-for-Service	$1,903.4	$2.4	$1,901.0	99%	$1,680.2	$2.4	$1,677.8	99%
HMO Plans	871.0	33.4	837.6	96%	700.2	31.5	668.7	95%
PPO Plans	264.9	1.9	263.0	99%	33.0	—	33.0	100%

Sub total	3,039.3	37.7	3,001.6	99%	2,413.4	33.9	2,379.5	99%

Traditional Insurance
Medicare Supplement and Other Senior Health	281.6	68.5	213.1	76%	322.5	79.7	242.8	75%
Accident & Sickness and Other	38.6	1.1	37.5	97%	41.7	1.2	40.5	97%
Long-Term Care	27.3	8.7	18.6	68%	29.6	9.9	19.7	66%

Sub total	347.5	78.3	269.2	77%	393.8	90.8	303.0	77%

Life Insurance and Annuity	67.7	52.4	15.3	23%	72.5	67.0	5.5	8%

Total	$3,454.5	$168.4	$3,286.1	95%	$2,879.7	$191.7	$2,688.0	93%

  Administration of Reinsured Blocks of Business

        We are generally responsible for the administration of reinsured blocks of business including underwriting, issue, policy maintenance, rate management and claims adjudication and payment. In addition to reimbursement for commissions and premium taxes on the reinsured business, we also receive allowances from the reinsurers as compensation for our expense for such administration. With the sale of CHCS to Patni, we have subcontracted the administration of our accident and health blocks of business to CHCS.

        Commonwealth performs the administration for the policies included in that reinsurance transaction, as well as the annuity block reinsured with Athene. We perform the administration for all other reinsured life insurance policies. The administration consists principally of policy maintenance and claims adjudication and payment. We receive reimbursement for commissions and premium taxes on the reinsured business.

  Reinsurance of Senior Managed Care—Medicare Advantage

        We reinsure our Medicare Advantage HMO, PPO and PFFS products on an excess of loss basis, which limits our per member risk. Our retention in 2010 is $250,000 of benefits and 10% in excess of the $250,000.

  Reinsurance of Traditional Insurance

        We have retained all new Medicare supplement business written after January 1, 2004. Under the existing coinsurance agreements for business written prior to 2004, which remain in effect for the life of each policy reinsured, we reinsure a portion of the premiums, claims and commissions on a pro rata basis and receive additional expense allowances for policy issue and administration and premium taxes. The amounts reinsured under these agreements range from 25% to 100%. As older, reinsured business lapses and we write new business that we do not reinsure, the overall percentage of business we retain will increase. As of December 31, 2010, the percentage of Medicare supplement business in force retained by us was 76% as compared to 75% at the end of 2009.

        We retain 100% of the fixed benefit accident & sickness disability and hospital business issued in our insurance specialty health segment. We reinsure our long-term care business on a 50% quota share basis, except for the acquired long-term care business written in Pennsylvania Life Insurance Company, and Union Bankers Insurance Company which is 100% retained. We have excess of loss reinsurance agreements to reduce our liability on individual risks for home health care policies to $125,000. For other long-term care policies issued in the U.S. we have reinsurance agreements which cover 90% of the benefits on claims after two years and 100% of the benefits on claims after the third or fourth years depending upon the plan. We also have excess of loss reinsurance agreements with unaffiliated reinsurance companies on most of our major medical insurance policies to reduce the liability on individual risks to $325,000 per year.

        Effective April 1, 2009, we reinsured substantially all of the net in force life and annuity business with Commonwealth under a 100% coinsurance treaty. In 2010 the annuity portion of this reinsurance transaction was commuted with Commonwealth and reinsured with Athene. There were certain blocks of life business in force at April 1, 2009 that are subject to separate coinsurance arrangements with other companies ranging from 75% to 90% that were not included in the transaction with Commonwealth. We retain 100% of senior life insurance products issued after March 31, 2009.

Underwriting Procedures

        For our Medicare advantage plans (HMO, PFFS and PPO) plans, pursuant to applicable regulations, we are not permitted to underwrite new enrollees. However, premiums received for these members are risk adjusted based on CMS adjustment policies reflecting the health status for each member.

        For our Traditional Insurance business, we base the premium we charge, in part, on assumptions about expected mortality and morbidity experience. We have adopted and follow detailed uniform underwriting procedures designed to assess and quantify various insurance risks before issuing individual life insurance policies and health insurance policies to individuals. We generally base these procedures on industry practices, reinsurer underwriting manuals and our prior underwriting experience. To implement these procedures, our insurance company subsidiaries employ an experienced professional underwriting staff.

        We review applications for insurance on the basis of the answers that the customer provides to the application questions. Where appropriate to the type and amount of insurance applied for and the applicant's age and medical history, we require additional information such as medical examinations, statements from doctors who have treated the applicant in the past and, where indicated, special medical tests. If necessary, we use investigative services to supplement and substantiate information. For some coverages, we may verify information with the applicant by telephone. After reviewing the information collected, we either issue the policy as applied for on a standard basis, issue the policy with an extra premium charge due to unfavorable factors, issue the policy excluding benefits for specified conditions, either permanently or for a period of time, or reject the application. For some of our coverages, we have adopted simplified policy issue procedures in which the applicant submits an application for coverage typically containing only a few health-related questions instead of a complete medical history. Under regulations promulgated by the NAIC and adopted as a result of the Omnibus Budget Reconciliation Act of 1990, we are prohibited from using medical underwriting criteria for our Medicare supplement policies for specified first-time purchasers and for specified disenrollees from Medicare Advantage plans. If a person applies for insurance within six months after becoming eligible by reason of age, or disability in some circumstances, we may not reject the application due to medical conditions. For other prospective Medicare supplement policyholders, such as senior citizens who are purchasing our products, the underwriting procedures are limited based upon standard industry practices and state insurance regulations.

        In New York and some other states, some of our products, such as Medicare supplement, are subject to guaranteed issue "community rating" laws that severely limit or prevent underwriting of individual applications. See "—Regulation" in this proxy statement/prospectus.

Reserves

        In accordance with applicable insurance regulations, we establish, and carry as liabilities in our GAAP and statutory financial statements, actuarially determined reserves. We calculate reserves together with premiums to be received on outstanding policies and contracts and interest at assumed rates on these amounts, which we believe to be sufficient to satisfy policy and contract obligations. Reserves for life insurance policies are determined using actuarial factors based on mortality tables and interest rates prescribed by statute. Reserves for accident and health insurance policies (excluding Medicare Advantage) use prescribed morbidity tables based on our historical experience. For Medicare Advantage policies, claims reserves are estimated using standard actuarial development methodologies. Under such methods, we take into consideration the historical lag between incurred date of claim and payment date of claim, membership changes, expected medical cost trend, changes in pending claims, amount of claims receipts, claims seasonality, changes in average risk profile and benefit plan changes. We also maintain reserves for unearned premiums, for premium deposits, for claims that have been reported and are in the process of being paid or contested and for our estimate of claims that have been incurred but have not yet been reported.

        We calculate the reserves reflected in our consolidated financial statements in accordance with GAAP. We determine these reserves based on our best estimates of mortality and morbidity, persistency, expenses and investment income. We use the net level premium method for all non-interest-sensitive products and the retrospective deposit method for interest-sensitive products. GAAP reserves differ from statutory reserves due to the use of different assumptions regarding mortality and morbidity, interest rates and the introduction of lapse assumptions into the GAAP reserve calculation.

        When we acquire blocks of insurance policies or insurers owning blocks of policies, our assessment of the adequacy of the transferred policy liabilities is subject to risks and uncertainties. With acquired and existing businesses, we may from time to time need to increase our claims reserves significantly in excess of those previously estimated. An inadequate estimate of reserves could have a material adverse impact on our results of operations or financial condition.

Regulation

  General

        Our insurance company subsidiaries and health plan affiliates are subject to the state and local laws, regulations and supervision of the jurisdictions in which they are domiciled and licensed, as well as to Federal laws and supervision. Those laws and regulations provide safeguards for policyholders and members, and do not exist to protect the interest of shareholders. Government agencies that oversee insurance and health care products and services generally have broad authority to issue regulations to interpret and enforce laws and rules. Changes in applicable laws and regulations are continually being considered, and the interpretation of existing laws and rules also change periodically, which could make it increasingly difficult to control medical costs, among other things. Therefore, future regulatory revisions could affect our operations and financial results.

        We are subject to various governmental reviews, audits and investigations to verify our compliance with our contracts and applicable laws and regulations. State departments of insurance audit our health plans and insurance companies for financial and contractual compliance. State departments of health audit our health plans for compliance with health services. State attorneys general, CMS, the Office of the Inspector General of Health and Human Services, the Office of Personnel Management, the Department of Justice, the Department of Labor, the Government Accountability Office, state departments of insurance and departments of health and Congressional committees also conduct audits and investigations of us.

  Medicare

        Medicare is a Federal program that provides eligible persons age 65 and over and certain eligible persons with disabilities a variety of hospital and medical insurance benefits. Medicare beneficiaries have the option to enroll in a Medicare Advantage health plan in counties where these plans are offered. Under Medicare Advantage, insurance companies and managed care organizations contract with CMS to provide benefits at least equivalent to the traditional fee-for-service Medicare program in exchange for a fixed monthly payment per member that varies based on the county in which a member resides as well as a member's demographics and health status.

        Medicare supplemental insurance, sometimes called Medigap is jointly regulated by the Federal government and by State Departments of Insurance. In all but a few States, there are standard Medicare supplement plans. Two new plans, M and N, that include member cost sharing for many services, were available in 2010. This changes the "first dollar" character of traditional Medigap benefits in these two plans. In addition, minor benefit changes will be made to the remaining plans to reflect Medicare benefit changes enacted by the Affordable Care Act of 2010.

        The Medicare Part D drug benefit offers Medicare beneficiaries the option to obtain covered outpatient prescription drug benefits offered through a private drug plan. Certain of our Medicare Advantage plans offer a prescription drug benefit. The Part D drug benefit is generally subject to cost sharing. Under the standard drug coverage, the cost sharing includes an annual deductible, 25% coinsurance for annual drug costs reimbursed by Medicare up to a maximum until the member's cost fall into the "coverage gap". After that, a small number of beneficiaries with especially high drug costs reach catastrophic stop loss coverage, but even this level of coverage is subject to further cost-sharing. Part D plans are not required to mirror these limits; instead, Part D drug plans are required to provide coverage that is at least actuarially equivalent to the standard drug coverage delineated in the MMA. As a result of the Affordable Care Act, starting in 2011, the Part D coverage gap is gradually closed by 2020, although beneficiaries retain a 25% co-pay. In addition, there is a 50% discount on brand-name drugs in the coverage gap. The Part D benefit also provides subsidies and the reduction or elimination of cost sharing for specified low-income beneficiaries, including "dual-eligible" individuals who receive benefits under both Medicare and Medicaid. Under the Affordable Care Act, high income beneficiaries begin paying higher premiums for their Part D coverage in 2011. In general, these changes increase the attractiveness of the Part D drug benefit, but also have the potential to alter member behavior and utilization, and Part D plans may need to alter business assumptions in the coming years as a result.

        The Affordable Care Act made several changes to Medicare Advantage. Beginning in 2012, Medicare Advantage "benchmark" rates transition to target Medicare fee-for-service cost benchmarks of 95%, 100%, 107.5% or 115% of the calculated Medicare fee-for-service costs. The transition period will be 2, 4 or 6 years depending upon the applicable county. The counties are divided into quartiles based on each county's fee-for-service Medicare costs. We estimate that approximately 38% of our current membership resides in counties where the Medicare Advantage benchmark rate will equal 95% of the calculated Medicare fee-for-service costs, with approximately 89% of these members having a 6 year transition period. Under the new law, the premiums for such members will be transitioned beginning in 2012. To address these rate reductions, we may have to reduce benefits, charge or increase member premiums, reduce profit margin expectations, or implement some combination of these actions. Such actions could adversely impact our membership growth, revenue expectations and our operating margins.

        Under the Affordable Care Act, the coding intensity adjustment on Medicare Advantage payment as instituted in 2010 became permanent, resulting in mandated minimum reductions in risk scores of 4.71% in 2014 increasing to 5.7% for 2019 and beyond. Further, the lack of a long term Medicare Physician Sustainable Growth Rate (SGR) adversely impacts the Medicare Advantage payment because Medicare Advantage is based on projected costs in original Medicare. Without a long term SGR "fix", Congress has passed a series of short term extensions of the SGR to prevent the payment cut to physicians from going into effect, and CMS does not assume even the short term "fix" in calculating Medicare Advantage payment rates. These payment adjustments may adversely affect the level of payments from CMS to our Medicare Advantage plans.

        Beginning in 2012, Medicare Advantage plans with an overall "Star Rating" of three or more stars (out of five) will be eligible for a "quality bonus" in their basic premium rates. The Affordable Care Act limited these quality bonuses to the few plans that achieved 4 or more stars as their overall rating, but CMS is using demonstration authority to expand the quality bonus to 3 star plans for a three year period through 2014. In addition, also beginning in 2012, Medicare Advantage star ratings will affect the rebate percentage available for plans to provide additional member benefits (plans with quality ratings of 3.5 stars or above will have their rebate percentage increased from a base rate of 50% to 65% or 70%). In all cases, this rebate percentage is lower than the pre-Affordable Care Act rebate percentage of 75%. Our Medicare Advantage plans are currently rated 3 out of 5 stars, on average. Notwithstanding efforts to improve our star ratings and other quality measures prior to 2012, there can be no assurances that we will be successful in doing so. Accordingly, our plans may not be eligible for full level quality bonuses or increased rebates, which could adversely affect the benefits such plans can offer, reduce membership and reduce profit margins.

        MIPPA revised requirements for Medicare Advantage PFFS plans, ending these plans as non-network products in 2011 in all but a small number of rural counties. We established provider networks to build Network-PFFS plans and preferred provider organization, or PPO, in strategic locations. This permitted us to passively enroll ("crosswalk") PFFS membership into network products on January 1, 2011, in service areas where CMS approved Universal American's proposed provider networks. Nonetheless, we were not able to develop provider networks in all areas with PFFS membership, and were required to non-renew approximately 60,000 of our PFFS members.

        Most Medicare beneficiaries have a limited annual enrollment period during which they can choose to participate in a Medicare Advantage plan rather than receive benefits under the traditional fee-for-service Medicare program. After the annual enrollment period, most Medicare beneficiaries are not permitted to change their Medicare benefits. The Affordable Care Act shortens the time in which we can sell our Medicare Advantage products. Also, beginning in 2011, the Affordable Care Act mandates that persons enrolled in Medicare Advantage may withdraw their enrollment during the first 45 days of the year to return to original Medicare only. Prior law allowed a member to withdraw enrollment during this period to enroll in another Medicare Advantage plan. These changes have the potential to constrain our member growth, limit the viability of our sales force, or otherwise adversely affect our ability to market to or enroll new members in our established service areas.

        Beginning in 2014, the Affordable Care Act stipulates a minimum medical loss ratio, or MLR, of 85% for Medicare Advantage plans. Financial penalties in the form of remitting funds to CMS will result from failing to achieve the minimum MLR ratio (with additional penalties for repeated inability to reach 85%). In general, our Medicare Advantage plans are at or near this important threshold but we have considerable work to do to reach these targets. The methodology for defining medical costs and aggregating geographic units and plans for calculating MLRs has not yet been defined for Medicare Advantage plans, so there remains some uncertainty in regarding our readiness for the MLR threshold. Complying with such minimum ratio by increasing our medical expenditures or refunding any shortfalls to the federal government could have a material adverse affect on our operating margins, results of operations, and our statutory required capital.

  Fraud and abuse laws

        Enforcement of health care fraud and abuse laws has become a top priority for the nation's law enforcement entities. The funding of these law enforcement efforts has increased dramatically in the past few years and is expected to continue. The focus of these efforts has been directed at participants in Federal government health care programs such as Medicare. We participate in these programs and have continued our stringent regulatory compliance efforts.

  Privacy regulations

        The use of individually identifiable data by our business is regulated at Federal and state levels. These laws and rules are subject to administrative interpretation. Various state laws address the use and maintenance of individually identifiable health data. Many are derived from the privacy provisions in the Federal Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act of 1996, known as HIPAA.

        Among other things, HIPAA mandates the following:

  •
  guaranteed availability and renewability of health insurance for specified employees and individuals;

  •
  limits on termination options and on the use of preexisting condition exclusions;

  •
  prohibitions against discriminating on the basis of health status; and

  •
  requirements which make it easier to continue coverage in cases where an employee is terminated or changes employers.

        HIPAA also calls for the adoption of standards for the exchange of electronic health information and privacy requirements that govern the handling, use and disclosure of protected customer health information. We believe that we met the HIPAA Security Rule changes that became effective on April 21, 2005; however, HIPAA is far-reaching and complex and proper interpretation and practice under the law continue to evolve. Consequently, our efforts to measure, monitor and adjust our business practices to comply with HIPAA are ongoing.

        Insurance companies also are required to comply with Federal "Do Not Call" regulations. Insurance companies are required to develop their own "Do Not Call" lists and reference state and Federal Do Not Call Registries, before making calls to market insurance products. Estimates suggest that approximately two thirds of the country's residential telephone numbers are on the Federal registry, which could limit the marketing calls made and potentially could negatively impact sales.

  USA PATRIOT Act

        A portion of the USA PATRIOT Act applying to insurance companies became effective in mid 2004. Insurance companies have to impose processes and procedures to thoroughly verify their agents, applicants, insureds, claimants and premium payers in an effort to prevent money laundering. Our insurance companies have implemented measures to comply with the Office of Federal Asset Control requirements, whereby the names of customers and potential customers must be reviewed against a listing of known terrorists and money launderers. The identification verification requirement of the USA PATRIOT Act became final in late 2005. In May 2006, insurance companies were required to verify the identity of their applicants, insureds, and beneficiaries. We continually upgrade our internal procedures, securing software and training of home office staff and producers to maintain compliance.

  State and local regulation

        Each of our insurance company subsidiaries and our HMO subsidiaries is also subject to the regulations of and supervision by the insurance department of each of the jurisdictions in which they are admitted and authorized to transact business. These regulations cover, among other things:

  •
  the declaration and payment of dividends by our insurance company and HMO subsidiaries,

  •
  the setting of rates to be charged for some types of insurance,

  •
  the granting and revocation of licenses to transact business,

  •
  the licensing of agents,

  •
  the regulation and monitoring of market conduct and claims practices,

  •
  the approval of forms,

  •
  the establishment of reserve requirements,

  •
  investment restrictions,

  •
  the regulation of maximum allowable commission rates,

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  the mandating of some insurance benefits,

  •
  minimum capital and surplus levels, and

  •
  the form and accounting practices used to prepare statutory financial statements.

        A failure to comply with legal or regulatory restrictions may subject the insurance company subsidiary or HMO subsidiary to a loss of a right to engage in some or all business in a state or states or an obligation to pay fines, penalties, or make restitution, which may affect our profitability.

        American Pioneer is a Florida domiciled insurance company. American Progressive is a New York domiciled insurance company. Pyramid Life is a Kansas domiciled insurance company. Constitution, Marquette and Union Bankers are Texas domiciled insurance companies. SelectCare of Texas, LLC is licensed as an HMO in Texas and SelectCare Health Plans, Inc. is licensed as an HMO in Texas and Indiana. SelectCare of Oklahoma, Inc. and GlobalHealth, Inc. are licensed HMO's in Oklahoma. SelectCare of Maine, Inc. is a licensed HMO in Maine. Collectively, our insurance subsidiaries and HMOs are licensed to sell health insurance, life insurance and annuities in all 50 states and the District of Columbia. In addition, some of these subsidiaries have CMS-approved plans to enroll members in our Medicare Advantage PFFS, PPO and HMO plans in 45 states for 2010.

        Most jurisdictions mandate minimum benefit standards and loss ratios for accident and health insurance policies. We are generally required to maintain, with respect to our individual long-term care policies, minimum anticipated loss ratios over the entire period of coverage. With respect to our Medicare supplement policies, we are generally required to attain and maintain an actual loss ratio, after three years, of not less than 65 percent of earned premium. We provide to the insurance departments of all states in which we conduct business annual calculations that demonstrate compliance with required loss ratio standards for Medicare supplement insurance. We prepare these calculations utilizing appropriate statutory assumptions. In the event we fail to maintain minimum mandated loss ratios, our insurance company subsidiaries could be required to provide retrospective premium refunds or prospective premium rate reductions. We believe that our insurance company subsidiaries currently comply with all applicable mandated minimum loss ratios. In addition, we actively review the loss ratio experience of our products and request approval for rate increases from the respective insurance departments when we determine they are needed. We cannot guarantee that we will receive the rate increases we request.

        Every insurance company and HMO that is a member of an "insurance holding company system" generally is required to register with the insurance regulatory authority in its domicile state and file periodic reports concerning its relationships with its insurance holding company and with its affiliates. Material transactions between registered insurance companies or HMO's and members of the holding company system are required to be "fair and reasonable" and in some cases are subject to administrative approval. The books, accounts and records of each party are required to be maintained so as to clearly and accurately disclose the precise nature and details of any intercompany transactions.

        Each of our insurance company and HMO subsidiaries is required to file detailed reports with the insurance department of each jurisdiction in which it is licensed to conduct business and its books and records are subject to examination by each licensing insurance department. In accordance with the insurance codes of their domiciliary states and the rules and practices of the NAIC, our insurance company and HMO subsidiaries are examined periodically by examiners of each company's domiciliary state with elective participation by representatives of the other states in which they are licensed to do business.

        Many states require deposits of assets by insurance companies and HMOs for the protection either of policyholders in those states or for all policyholders. These deposited assets remain part of the total assets of the company. As of December 31, 2010 and 2009, the Newco Businesses had securities with market value totaling $34.9 million and $36.5 million, respectively, on deposit with various state treasurers or custodians. These deposits must consist of securities that comply with the standards established by the particular state.

  Dividend Restrictions

        Many of our subsidiaries operate in states that regulate the payment of dividends, loans, or other cash transfers to our parent company, Universal American Corp., and require minimum levels of equity as well as limit investments to approved securities. The amount of dividends that may be paid to us by these subsidiaries, without prior approval by state regulatory authorities, is limited based on the entity's level of statutory income and statutory capital and surplus.

        Although minimum required levels of equity are largely based on premium volume, product mix, and the quality of assets held, minimum requirements vary significantly from state to state. As of December 31, 2010, state regulated subsidiaries of the Newco Businesses had aggregate statutory capital and surplus of approximately $619 million, which compares to $541 million at December 31, 2009. Based on current estimates, we expect the aggregate amount of dividends that may be paid to our parent company in 2011 without prior approval by state regulatory authorities is approximately $47 million.

  Risk-Based Capital and Minimum Capital Requirements

        Risk-based capital requirements promulgated in each state take into account asset risks, interest rate risks, mortality and morbidity risks and other relevant risks with respect to the insurer's business and specify varying degrees of regulatory action to occur to the extent that an insurer does not meet the specified risk-based capital thresholds, with increasing degrees of regulatory scrutiny or intervention provided for companies in categories of lesser risk-based capital compliance. As of December 31, 2010, all of our U.S. insurance company subsidiaries and managed care affiliates maintained ratios of total adjusted capital to risk-based capital in excess of the authorized control level. However, should our insurance company subsidiaries' and managed care affiliates' risk-based capital positions decline in the future, their ability to pay dividends, the need for capital contributions or the degree of regulatory supervision or control to which they are subjected might be affected.

        Effective December 31, 2009, the National Association of Insurance Commissioners, known as NAIC, had adopted SSAP 10R Income Taxes. SSAP 10R is a temporary replacement of SSAP 10 that effectively expands the amount of Deferred Tax Assets, or DTA's, that qualify as admitted assets, with a sunset provision after December 31, 2010. During 2010 the NAIC extended the sunset provision deadline to December 31, 2011. The adoption of SSAP 10R effective December 31, 2009 allowed us to admit additional DTA's (and increase Capital & Surplus) of $8.6 million and $12.1 million, respectively, for 2010 and 2009.

  Guaranty Association Assessments

        Solvency or guaranty laws of most jurisdictions in which our insurance company subsidiaries do business may require them to pay assessments to fund policyholder losses or liabilities of unaffiliated insurance companies that become insolvent. These assessments may be deferred or forgiven under most solvency or guaranty laws if they would threaten an insurer's financial strength and, in most instances, may be offset against future premium taxes. Our insurance company subsidiaries provide for known and expected insolvency assessments based on information provided by the National Organization of Life & Health Guaranty Associations. Our insurance company subsidiaries have not incurred any significant costs of this nature. The likelihood and amount of any future assessments is unknown and is beyond our control.

  Producer Compensation Disclosure

        State regulators and attorneys general have initiated investigations into producer compensation and product pricing. While the initial investigations have focused on commercial lines insurers and brokers, it remains to be seen whether the investigations will broaden and potentially change how we sell our products. We have responded to inquiries regarding our sales practices, and we do not anticipate that our responses will require any change in our compensation practices or any other adverse result. Under the NAIC's Producer Licensing Model Act, known as the PLMA, when a producer receives compensation from both a customer and an insurance company, the producer must receive the customer's documented acknowledgement that it will receive compensation from the insurance company and must disclose the amount of this compensation to the customer. These disclosures, however, will not be necessary if the producer does not receive a fee from the customer for the placement of insurance and discloses to the customer that it is acting on behalf of the insurance company and may provide services to the customer on behalf of the insurance company.

        Several states have enacted producer compensation disclosure legislation or regulations and it is possible that some states will adopt laws that are broader than the NAIC model acts.

Outsourcing Arrangements

        We outsource certain processing and administration functions to third parties, subject to outsourcing agreements. The outsourced functions include membership administration, call center operations, business process outsourcing, revenue management, marketing and pharmacy benefit management. In the future, it is possible that we may outsource additional functions. A summary of our more significant arrangements is presented below.

        Business Process Outsourcing.    On April 26, 2010, we entered into an agreement to sell the outstanding common stock of CHCS, our administrative services company, to Patni. The transaction closed on June 9, 2010, with an effective date of April 1, 2010. Subsequent to this transaction, Patni is providing the same administrative services previously provided by our former CHCS affiliate, as well as certain information technology services, to our insurance subsidiaries. These services include, policy administration, underwriting, claims processing and other related processes primarily related to our Traditional lines of business.

        In addition, we continue to use Patni as a business outsource vendor to provide data entry, member application intake and processing, data validation, mailroom imaging and scanning, paper-based and electronic claims adjudication and processing, and overflow labor support services for our operations. Patni also provides some information technology support and programming. Patni bills us monthly on an as-used basis. We signed an amended master services agreement with Patni in connection with the CHCS sale, for a five-year term. We have executed additional statements of work to cover specific limited assignments. The master services agreement renews automatically for annual periods unless written notice of nonrenewal has been provided in advance. The contract provides for guarantee payments if total fees are below $25 million per year or $142.5 million for services over the five year initial term of the master service agreement, which ends May 2015. Through December 31, 2010, we have utilized services in excess of the contractual minimums.

        Risk Score Review.    We have contracted with Outcomes Health Information Solutions, L.L.C. to review claims and other data to use its clinical algorithms to identify Medicare Advantage HMO, PPO and PFFS members who may have CMS assigned risk scores that are not indicative of the members' actual clinical acuity. Outcomes organizes the review of medical charts for these members and collects data to be submitted to CMS, after review and validation by the Company, which will result in a more accurate risk score assignment by CMS. We have executed additional statements of work to cover specific limited assignments. There are no explicit minimum payments required under this arrangement.

        Pharmacy Benefit Management.    We currently contract with MemberHealth LLC, an affiliate of Universal American Corp., to provide customary pharmacy benefits management services to our Medicare Advantage—Prescription Drug plans. At the closing of the Transactions, we expect to enter into a five-year pharmacy benefits management agreement, pursuant to which CVS Caremark will provide customary PBM services to our Medicare Advantage plans.

Employees

        As of February 24, 2011, the Newco Business employed approximately 1,400 employees, none of whom is represented by a labor union in such employment. We consider our relations with our employees to be good.

UNAUDITED CONDENSED PRO FORMA FINANCIAL DATA OF NEWCO
(ACCOUNTING SUCCESSOR TO UAM)

        As part of the Transactions, Newco is considered as divesting the Medicare Part D Business and is treated as the "accounting successor" to UAM for financial reporting purposes in accordance with ASC 505-60. For financial reporting purposes, Newco expects to report the Medicare Part D Business as discontinued operations following the consummation of the Transactions.

        The following unaudited condensed pro forma statements of operations of Newco for the years ended December 31, 2010, 2009 and 2008 have been prepared as though the Transactions occurred as of the beginning of each fiscal year being presented. The following unaudited condensed pro forma balance sheet of Newco as of December 31, 2010 has been prepared as though the Transactions occurred on December 31, 2010. The unaudited condensed pro forma financial statements of Newco are derived from the historical consolidated financial statements of UAM and adjusted to give effect to the Transactions.

        The pro forma adjustments are based upon available information and assumptions that management believes are reasonable; however, such adjustments are subject to change. For instance, the pro forma adjustments assume that after giving effect to the Transactions Newco will not have incurred any indebtedness or issued any Newco Preferred Stock, however, such assumptions of Newco are subject to change. In addition, such adjustments are estimates and may not prove to be accurate.

        Non-recurring charges related to the transactions have been excluded from the unaudited condensed pro forma statements of operations in accordance with Regulation S-X. In addition, the unaudited condensed pro forma statements of operations do not give effect to changes in certain costs Newco may incur associated with operating as a stand-alone company as these costs are not known at this time. The pro forma data does not represent what Newco's financial position or results of operations would have been had Newco operated as a separate, independent public company, nor does the pro forma data give effect to any events other than those discussed in the related notes. The pro forma data also does not project Newco's financial position or results of operations as of any future date or for any future period.

 NEWCO

PRO FORMA STATEMENTS OF OPERATIONS
(UNAUDITED)
For the Year Ended December 31, 2010

	Historical UAM	Historical Part D	Pro forma Adjustments		Pro forma Newco(1)
	(in thousands, except per share data)
Revenues:
Net premium and policyholder fees earned	$5,629,700	$(2,183,951)	$—		$3,445,749
Net investment income	42,857	(2,972)	—		39,885
Fee and other income	9,673	(98)	—		9,575
Net realized gains on investments	4,995	1,580	—		6,575

Total revenues	5,687,225	(2,185,441)	—		3,501,784

Benefits, claims and expenses:
Claims and other benefits	4,658,857	(1,798,216)	—		2,860,641
Commissions	126,461	(5,107)	—		121,354
Interest expense	19,893	(19,868)	—		25
Amortization of present value of future profits	23,304	(16,046)	—		7,258
Other operating costs and expenses	584,397	(187,072)	—		397,325

Total benefits, claims and expenses	5,412,912	(2,026,309)	—		3,386,603

Income before equity in earnings of unconsolidated subsidiary and income taxes	274,313	(159,132)	—		115,180
Equity in earnings of unconsolidated subsidiary	—	—	—		—

Income before income taxes	274,313	(159,132)	—		115,180
Provision for income taxes	86,634	(56,805)	—		29,829

Net income	$187,679	$(102,327)	$—		$85,351

Earnings Per Common Share:
Basic	$2.40				$1.06

Diluted	$2.38				$1.06

Weighted average shares outstanding:
Weighted average common shares outstanding	78,748		1,411	(2)(3)(4)	80,159
Less weighted average treasury shares	(4,871)		4,871	(2)	—

Basic weighted shares outstanding	73,877		6,282		80,159
Weighted average common equivalent of preferred shares outstanding	4,211		(4,211	)(3)	—
Effect of dilutive securities	612		(469	)(5)	143

Diluted weighted shares outstanding	78,700		1,602		80,302

Effective tax rate	31.6%				25.9%

(1)
Management expects UAM to recognize Transactions-related cash payouts of approximately $3.9 million for the accelerated vesting of certain restricted stock, approximately $25.3 million for the cash settlement of outstanding UAM stock options (based on the stock options outstanding at December 31, 2010, reduced by options held by Part D Employees, and the assumed stock price of UAM common stock of $20.62, the closing price of UAM common stock on March 1, 2011). These payouts are anticipated to be recorded as adjustments to equity. Management anticipates that unrecognized historical pre-tax stock compensation expense of $2.4 million for the vesting of certain restricted stock and $7.4 million for the cash settlement of outstanding stock options will be recognized at the closing of the Transactions in 2011. Additionally, management expects that one-time pre-tax expenses of $18.5 million for Transactions-related expenses, primarily related to investment banking, legal and accounting fees, will be required to complete the Transactions. Approximately $4.0 million of these Transactions-related expenses were incurred during 2010 ($0.2 million of which were also paid in 2010) and included in the historical UAM amounts. Except for the $4.0 million incurred during 2010, these nonrecurring items have not been reflected in the pro forma statements of operations.

(2)
All treasury shares will be cancelled in connection with the Transactions, reducing the common shares outstanding.

(3)
The existing UAM Series A Preferred Stock will be converted into the right to receive the Per Share Closing Consideration and cancelled upon closing of the Merger.

(4)
Management anticipates that approximately 2.1 million shares of Newco common stock will be issued in connection with the accelerated vesting of certain restricted stock and the settlement of UAM stock options (based on the assumed stock price of $20.62, the closing price on March 1, 2011, and an assumed Per Share Cash Consideration of $13.10).

(5)
The accelerated vesting of certain restricted stock and the settlement of outstanding stock options will eliminate all of the common stock equivalents, except for the remaining unvested restricted stock and performance shares. The effect of dilutive securities on a pro forma basis relates solely to the remaining unvested restricted stock and performance shares as determined by the treasury stock method.

 NEWCO

PRO FORMA STATEMENTS OF OPERATIONS
(UNAUDITED)
For the Year Ended December 31, 2009

	Historical UAM	Historical Part D	Pro forma Adjustments		Pro forma Newco(1)
	(in thousands, except per share data)
Revenues:
Net premium and policyholder fees earned	$4,918,898	$(1,980,907)	$—		$2,937,991
Net investment income	49,814	(2,844)	—		46,970
Fee and other income	19,776	(360)	—		19,416
Net realized losses on investments	(24,988)	—	—		(24,988)

Total revenues	4,963,500	(1,984,111)	—		2,979,389

Benefits, claims and expenses:
Claims and other benefits	3,998,634	(1,587,076)	—		2,411,558
Commissions	118,278	(7,067)	—		111,211
Interest expense	19,937	(19,937)	—		—
Amortization of present value of future profits	23,560	(16,046)	—		7,514
Other operating costs and expenses	588,739	(199,582)	—		389,157

Total benefits, claims and expenses	4,749,148	(1,829,708)	—		2,919,440

Income before equity in earnings of unconsolidated subsidiary and income taxes	214,352	(154,403)	—		59,948
Equity in earnings of unconsolidated subsidiary	280	(280)	—		—

Income before income taxes	214,632	(154,683)	—		59,948
Provision for income taxes	74,328	(55,209)	—		19,119

Net income	$140,304	$(99,474)	$—		$40,829

Earnings Per Common Share:
Basic	$1.73				$0.49

Diluted	$1.73				$0.49

Weighted average shares outstanding:
Weighted average common shares outstanding	87,227		(4,023	)(2)(3)(4)	83,204
Less weighted average treasury shares	(10,305)		10,305	(2)	—

Basic weighted shares outstanding	76,922		6,282		83,204
Weighted average common equivalent of preferred shares outstanding	4,211		(4,211	)(3)	—
Effect of dilutive securities	71		(71	)(5)	—

Diluted weighted shares outstanding	81,204		2,000		83,204

Effective tax rate	34.6%				31.9%

(1)
Management expects UAM to recognize Transaction-related cash payouts of approximately $3.9 million for the accelerated vesting of certain restricted stock, approximately $25.3 million for the cash settlement of outstanding UAM stock options (based on the stock options outstanding at December 31, 2010, reduced by options held by Part D Employees, and the assumed stock price of UAM common stock of $20.62, the closing price of UAM common stock on March 1, 2011). These payouts are anticipated to be recorded as adjustments to equity. Management anticipates that unrecognized historical pre-tax stock compensation expense of $2.4 million for the vesting of certain restricted stock and $7.4 million for the cash settlement of outstanding stock options will be recognized at the closing of the Transactions in 2011. Additionally, management expects that one-time pre-tax expenses of $18.5 million for Transactions-related expenses, primarily related to investment banking, legal and accounting fees, will be required to complete the Transactions. Approximately $4.0 million of these Transactions-related expenses were incurred during 2010 ($0.2 million of which were also paid in 2010) and included in the historical UAM amounts. Except for the $4.0 million incurred during 2010, these nonrecurring items have not been reflected in the pro forma statements of operations.

(2)
All treasury shares will be cancelled in connection with the Transactions, reducing the common shares outstanding.

(3)
The existing UAM Series A Preferred Stock will be converted into the right to receive the Per Share Closing Consideration and cancelled upon closing of the Merger.

(4)
Management anticipates that approximately 2.1 million shares of Newco common stock will be issued in connection with the accelerated vesting of certain restricted stock and the settlement of UAM stock options (based on the assumed stock price of $20.62, the closing price on March 1, 2011, and an assumed Per Share Cash Consideration of $13.10).

(5)
The accelerated vesting of certain restricted stock and the settlement of outstanding stock options will eliminate all of the common stock equivalents, except for the remaining unvested restricted stock and performance shares. The effect of dilutive securities on a pro forma basis relates solely to the remaining unvested restricted stock and performance shares as determined by the treasury stock method.

NEWCO

PRO FORMA STATEMENTS OF OPERATIONS
(UNAUDITED)
For the Year Ended December 31, 2008

	Historical UAM	Historical Part D	Pro forma Adjustments		Pro forma Newco(1)
	(in thousands, except per share data)
Revenues:
Net premium and policyholder fees earned	$4,600,454	$(1,802,126)	$—		$2,798,328
Net investment income	81,270	(1,053)	—		80,217
Fee and other income	37,130	(20,077)	—		17,053
Net realized losses on investments	(59,681)	—	—		(59,681)

Total revenues	4,659,173	(1,823,256)	—		2,835,917

Benefits, claims and expenses:
Claims and other benefits	3,851,582	(1,533,089)	—		2,318,493
Commissions	147,125	(11,590)	—		135,535
Interest expense	23,694	(23,694)	—		—
Amortization of present value of future profits	23,763	(16,022)	—		7,741
Other operating costs and expenses	534,518	(210,722)	—		323,796

Total benefits, claims and expenses	4,580,682	(1,795,117)	—		2,785,565

Income before equity in earnings of unconsolidated subsidiary and income taxes	78,491	(28,139)	—		50,351
Equity in earnings of unconsolidated subsidiary	72,813	(72,813)	—		—

Income before income taxes	151,304	(100,952)	—		50,351
Provision for income taxes	56,212	(36,098)	—		20,114

Net income	$95,092	$(64,854)	$—		$30,237

Earnings Per Common Share:
Basic	$1.09				$0.34

Diluted	$1.08				$0.34

Weighted average shares outstanding:
Weighted average common shares outstanding	74,997		14,592	(2)(3)(4)	89,589
Less weighted average treasury shares	(3,635)		3,635	(2)	—

Basic weighted shares outstanding	71,362		18,227		89,589
Weighted average common equivalent of preferred shares outstanding	16,157		(16,157	)(3)	—
Effect of dilutive securities	342		(342	)(5)	—

Diluted weighted shares outstanding	87,861		1,728		89,589

Effective tax rate	37.2%				39.9%

(1)
Management expects UAM to recognize Transactions-related cash payouts of approximately $3.9 million for the accelerated vesting of certain restricted stock, approximately $25.3 million for the cash settlement of outstanding UAM stock options (based on the stock options outstanding at December 31, 2010, reduced by options held by Part D Employees, and the assumed stock price of UAM common stock of $20.62, the closing price of UAM common stock on March 1, 2011). These payouts are anticipated to be recorded as adjustments to equity. Management anticipates that unrecognized historical pre-tax stock compensation expense of $2.4 million for the vesting of certain restricted stock and $7.4 million for the cash settlement of outstanding stock options will be recognized at the closing of the Transactions in 2011. Additionally, management expects that one-time pre-tax expenses of $18.5 million for Transactions-related expenses, primarily related to investment banking, legal and accounting fees ,will be required to complete the Transactions. Approximately $4.0 million of these Transactions-related expenses were incurred during 2010 ($0.2 million of which were also paid in 2010) and included in the historical UAM amounts. Except for the $4.0 million incurred during 2010, these nonrecurring items have not been reflected in the pro forma statements of operations.

(2)
All treasury shares will be cancelled in connection with the Transactions, reducing the common shares outstanding.

(3)
The existing UAM Series A Preferred Stock will be converted into the right to receive the Per Share Closing Consideration and cancelled upon closing of the Merger.

(4)
Management anticipates that approximately 2.1 million shares of Newco common stock will be issued in connection with the accelerated vesting of certain restricted stock and the settlement of UAM stock options (based on the assumed stock price of $20.62, the closing price on March 1, 2011, and an assumed Per Share Cash Consideration of $13.10).

(5)
The accelerated vesting of certain restricted stock and the settlement of outstanding stock options will eliminate all of the common stock equivalents, except for the remaining unvested restricted stock and performance shares. The effect of dilutive securities on a pro forma basis relates solely to the remaining unvested restricted stock and performance shares as determined by the treasury stock method.

 NEWCO

PRO FORMA BALANCE SHEETS
(UNAUDITED)
December 31, 2010

	Historical Universal American Corp.	Historical Part D(1)	Pro forma Adjustments		Pro forma Newco
	(in thousands, per share amounts in dollars)
ASSETS
Total investments	$1,399,906	$—	$—		$1,399,906
Cash and cash equivalents	65,444	(42,220)	(29,029	)(2)	(5,805)
Deferred policy acquisition costs	144,750	—	—		144,750
Reinsurance recoverables	718,185	(317)	—		717,868
Amortizing intangible assets	144,241	(106,807)	—		37,434
Goodwill and other indefinite lived intangible assets	525,673	(448,215)	—		77,458
CMS contract deposit receivables	196,584	(196,584)	—		—
Other Part D receivables	214,183	(214,183)	—		—
Other assets	247,044	(3,516)	(4,432	)(3)	239,096

Total assets	$3,656,010	$(1,011,842)	$(33,561)		$2,610,707

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Reserves and other policy liabilities—life	$582,248	$—	$—		$582,248
Reserves for future policy benefits—health	407,312	—	—		407,312
Policy and contract claims—health	374,539	(68,149)	—		306,390
Loan payable	232,872	(232,872)	—	(7)	—
Other long-term debt	110,000	(110,000)	—		—
Other Part D liabilities	107,031	(107,031)	—		—
Other liabilities	339,314	(61,002)	(8,002	)(4)	270,310

Total liabilities	2,153,316	(579,054)	(8,002)		1,566,260

STOCKHOLDERS' EQUITY
Preferred Stock:				(7)
Series A Preferred Stock	42	—	(42	)(5)	—
Series B Preferred Stock	—	—	—		—
Common stock—voting	786	—	28	(8)	814
Common stock—non-voting	—	—	—		—
Additional paid-in capital	801,155	—	(7,389	)(10)	793,766
Accumulated other comprehensive income (loss)	(2,469)	8,902	—		6,433
Retained earnings	734,598	(441,690)	(49,474	)(9)	243,434
Less: Treasury stock	(31,418)	—	31,418	(6)	—

Total stockholders' equity	1,502,694	(432,788)	(25,459)		1,044,447

Total liabilities and stockholders' equity	$3,656,010	$(1,011,842)	$(33,461)		$2,610,707

(1)
Historical Part D represents a "carve-out" of the historical results of operations, assets, and liabilities attributable to UAM's Medicare Part D Business and outstanding indebtedness and trust preferred securities (collectively referred to as "Part D"). Part D is comprised of the legal entities Universal American Corp., MemberHealth LLC, UAC Holding, Inc. and Pennsylvania Life Insurance Company after giving effect to the Separation. As a result of financial statement classification differences between the consolidated balance sheets reported in UAM's Annual Report on Form 10-K for the year ended December 31, 2010 and the unaudited combined condensed balance sheets for Part D included elsewhere in this proxy statement/prospectus, the total assets and total liability lines on this schedule will not equal the total assets and liabilities reported in such unaudited combined condensed balance sheets.

(2)
Represents the following pro forma adjustments to cash and cash equivalents (in thousands):

Payment of Transactions-related costs	$(18,310)
Settlement of UAM stock options and accelerated vesting of certain restricted stock (based on the assumed stock price of $20.62, the closing price on March 1, 2011, and an assumed Per Share Cash Consideration of $13.10)	(29,219)
Non-Penn Life novation payment	18,500

$(29,029)

(3)
Represents the release of unamortized deferred stock compensation costs for the cancellation of the unvested restricted stock and performance shares awarded to Part D Employees and the accelerated vesting of certain restricted stock as a result of the Transactions.

(4)
Represents the following pro forma adjustments to other liabilities (in thousands):

Release of payable for Transaction-related costs accrued at December 31, 2010	$(3,800)
Release of dividend payable amounts related to the cancellation of the unvested restricted stock and performance shares awarded to Part D Employees and the accelerated vesting of certain restricted stock as a result of the Transactions	(984)
Tax assets arising from the payment of Transaction-related costs	(4,614)
Net tax assets related to the settlement of options and the accelerated vesting of certain restricted stock	(5,079)
Tax liabilities related to the non-Pennsylvania Life Insurance Company novation payment	6,475

$(8,002)

(5)
The existing UAM Series A Preferred Stock will be converted into the right to receive the Per Share Closing Consideration (for each share of UAM common stock issuable upon conversion of the UAM Series A Preferred Stock) and cancelled upon closing of the Merger.

(6)
All treasury stock will be cancelled upon closing of the Transactions.

(7)
Assumes that Newco has not incurred any indebtedness to third parties or issued any Newco Preferred Stock.

(8)
Represents the following pro forma adjustments to common stock (in thousands):

Conversion of the existing UAM Series A Preferred Stock into the right to receive the Per Share Closing Consideration (for each share of UAM common stock issuable upon conversion of the UAM Series A Preferred Stock) and cancellation upon closing of the Merger	$42
Newco shares issued in connection with the settlement of UAM stock options, (based on the assumed stock price of $20.62, the closing price on March 1, 2011, and an assumed Per Share Cash Consideration of $13.10).	16
Cancellation of treasury shares	(30)

$28

(9)
Represents the following pro forma adjustments to retained earnings (in thousands):

After-tax income related to the non-Penn Life novation payment	$12,025
After-tax loss from the Transaction-related costs anticipated to be recognized in 2011	(9,432)
After-tax loss related to the anticipated recognition in 2011 of the unrecognized stock compensation costs for the accelerated vesting of certain restricted stock and the settlement of UAM stock options, (based on the assumed stock price of $20.62, the closing price on March 1, 2011 and an assumed Per Share Cash Consideration of $13.10).	(6,391)
Release of dividend payable amounts related to the cancellation of the unvested restricted stock and performance shares awarded to Part D Employees	463
Cancellation of treasury shares	(46,139)

$(49,474)

(10)
Represents the following pro forma adjustments to additional paid in capital (in thousands):

Newco shares issued in connection with the settlement of UAM stock options, (based on the assumed stock price of $20.62, the closing price on March 1, 2011 and an assumed Per Share Cash Consideration of $13.10).	$13,597
Net tax benefit recognized through additional paid in capital related to equity conversions	8,562
Cancellation of treasury shares	(29,548)

$(7,389)

SELECTED CONSOLIDATED FINANCIAL DATA OF UAM
(ACCOUNTING PREDECESSOR TO NEWCO)

        The following selected financial data of UAM (accounting predecessor to Newco) is derived from audited consolidated financial statements of UAM. Notwithstanding the legal form of the Transactions, because a wholly-owned subsidiary of CVS Caremark will merge with and into UAM in connection with the Transactions and because substantially all the senior management of UAM are expected to continue as the senior management of Newco following the consummation of the Transactions, Newco is considered as divesting the Medicare Part D Business and is treated as the "accounting successor" to UAM for financial reporting purposes in accordance with ASC 505-60, Spin-offs and Reverse Spin-offs (ASC 505-60). When the Transactions occur, Newco will report the historical results of operations (subject to certain adjustments) of the Medicare Part D Business as discontinued operations in accordance with the provisions of ASC 205-20-45, Reporting Discontinued Operations (ASC 205-20-45). Pursuant to ASC 360-10-45, Property, Plant and Equipment—Long-lived Assets to be Disposed of Other than by Sale (ASC 360-10-45), however, this presentation is not permitted until the Transactions have been consummated.

        The table below provides selected financial data and other operating information as of and for the five fiscal years ended December 31, 2010. We derived the selected financial data presented below for the five fiscal years ended December 31, 2010 from the audited consolidated financial statements of UAM incorporated by reference in this proxy statement/prospectus. We have prepared the following data, other than statutory data, in conformity with GAAP.

        The historical consolidated financial data is not indicative of the results of operations or financial position that would have occurred if Newco had been a separate, independent company during the periods presented, nor is it indicative of Newco's future performance. This historical data should be read together with the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations of UAM (Accounting Predecessor to Newco)," UAM's consolidated financial statements and related notes and the unaudited combined condensed financial statements and related notes of the Medicare Part D Business included or incorporated by reference in this proxy statement/prospectus.

	For the Year Ended December 31,
	2010	2009	2008	2007(1)	2006
	(in thousands, except per share data)
Statement of Operations Data:
Net premium and policyholder fees earned	$5,629,700	$4,918,898	$4,600,454	$2,941,419	$1,197,142
Net investment income	42,857	49,814	81,270	106,970	75,459
Fee and other income	9,673	19,776	37,130	26,412	27,645
Net realized gain (loss) on investments	4,995	(24,988)	(59,681)	(40,178)	4,818

Total revenues	5,687,225	4,963,500	4,659,173	3,034,623	1,305,064
Total benefits, claims and expenses	5,412,912	4,749,148	4,580,682	2,958,661	1,257,495

Income from continuing operations before equity in earnings of unconsolidated subsidiary and income taxes	274,313	214,352	78,491	75,962	47,569
Equity in earnings of unconsolidated subsidiary	—	280	72,813	56,664	46,187

Income from continuing operations before income taxes	274,313	214,632	151,304	132,626	93,756
Provision for income taxes	86,634	74,328	56,212	48,554	32,610

	For the Year Ended December 31,
	2010	2009	2008	2007(1)	2006
	(in thousands, except per share data)

Income from continuing operations	187,679	140,304	95,092	84,072	61,146

Discontinued Operations:
Income from discontinued operations, net of taxes	—	—	—	—	9,788
Gain on sale of discontinued operations, net of taxes	—	—	—	—	48,372
Income from discontinued operations	—	—	—	—	58,160

Net income	$187,679	$140,304	$95,092	$84,072	$119,306

Earnings Per Common Share:
Basic:
Continuing operations	$2.40	$1.73	$1.09	$1.20	$1.04
Discontinued operations	—	—	—	—	0.99

Net income	$2.40	$1.73	$1.09	$1.20	$2.03

Diluted:
Continuing operations	$2.38	$1.73	$1.08	$1.18	$1.02
Discontinued operations	—	—	—	—	0.97

Net income	$2.38	$1.73	$1.08	$1.18	$1.99

Cash dividends per common share	$2.00	$—	$—	$—	$—

(1)
Includes the results of MemberHealth after its acquisition on September 21, 2007.

	As of December 31,
	2010	2009	2008	2007(1)	2006
	(in thousands, except per share data)
Balance Sheet Data:
Total cash and investments	$1,465,351	$1,822,787	$1,567,348	$1,815,620	$1,677,973
Total assets	3,656,010	3,814,856	3,862,163	4,089,256	2,585,042
Policyholder related liabilities	1,364,099	1,388,586	1,532,422	1,585,750	1,253,113
Outstanding bank debt	232,872	313,758	320,625	349,125	90,563
Trust preferred securities	110,000	110,000	110,000	110,000	75,000
Stockholders' equity	1,502,694	1,449,464	1,316,084	1,351,066	623,909
Book value per share:
Basic	$18.81	$18.44	$15.58	$14.66	$10.54
Data Reported to Regulators:
Statutory capital and surplus	$887,740	$801,953	$611,497	$545,201	$282,453
Asset valuation reserve	744	247	590	5,220	4,445

Adjusted capital and surplus	$888,484	$802,200	$612,087	$550,421	$286,898

(1)
Reflects the inclusion of MemberHealth since its acquisition on September 21, 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF UAM
(ACCOUNTING PREDECESSOR TO NEWCO)

        This Management's Discussion and Analysis of Financial Condition and Results of Operations of UAM (Accounting Predecessor to Newco) is incorporated by reference from the Management's Discussion and Analysis of Financial Conditions and Results of Operations of UAM included in UAM's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is on file with the SEC. See "Where You Can Find More Information" in this proxy statement/prospectus.

        Newco expects to report as discontinued operations for financial reporting purposes the Medicare Part D Business following the consummation of the Transactions. The Management's Discussion and Analysis of Financial Condition and Results of Operations from UAM's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference to this proxy statement/prospectus, discusses UAM's historical financial condition and results of operations without giving effect to the Transactions. Notwithstanding the legal form of the Transactions, because a wholly-owned subsidiary of CVS Caremark will merge with and into UAM immediately following the distribution and because substantially all the senior management of UAM are expected to continue as the senior management of Newco following the distribution, we expect that Newco will be the divesting entity and will be treated as the "accounting successor" to UAM for financial reporting purposes in accordance with ASC 505-60. Effective with the Transactions, Newco expects to report the historical consolidated results of operations (subject to certain adjustments) of the Medicare Part D Business in discontinued operations in accordance with the provisions of ASC 205-20-45. Pursuant to ASC 360-10-45, this presentation is not permitted until the Transactions have been consummated.

        You should read the Management's Discussion and Analysis of Financial Conditions and Results of Operations of UAM incorporated by reference in this proxy statement/prospectus with the audited consolidated financial statements of UAM and related notes incorporated by reference in this proxy statement/prospectus and the unaudited combined condensed financial statements and related notes of the Medicare Part D Business included in this proxy statement/prospectus. The Management's Discussion and Analysis of Financial Conditions and Results of Operations of UAM incorporated by reference contains certain forward-looking statements which are subject to risks, uncertainties and contingencies, including those set forth under the heading "Risk Factors" in this proxy statement/prospectus, which could cause Newco's actual business, results of operations or financial condition to differ materially from those expressed in, or implied by, those statements.

DIRECTORS AND EXECUTIVE OFFICERS OF NEWCO

Board of Directors

        Newco is a newly incorporated Delaware corporation that up until the consummation of the Transactions will be a wholly-owned subsidiary of UAM. The Newco Board is currently comprised of Richard A. Barasch, currently a director and Chairman and Chief Executive Officer of UAM, and Robert A. Waegelein, currently Executive Vice President and Chief Financial Officer of UAM.

        The Newco Board following the consummation of the Transactions is expected to be selected from among the current directors of UAM. The biographical information for the current directors of UAM is available in this proxy statement/prospectus. See "Directors and Executive Officers of UAM" in this proxy statement/prospectus.

Newco Board Oversight of Risk

        Following the consummation of the Transactions, the Newco Board will be actively involved in the oversight of risks that could materially affect Newco and its operations. This oversight will be conducted primarily through the committees of the Newco Board, but the full board will retain the responsibility for general oversight of risks. Pursuant to a charter to be adopted, and in compliance with applicable NYSE listed company rules, the Audit Committee will be responsible for discussing Newco's policies with respect to overall risk assessment and risk management. To accomplish this, the Audit Committee will review the financial risks and adequacy of internal controls to mitigate risks that may be material to Newco. The Compliance and Quality Committee will review with management the major legislative and regulatory developments which could materially impact Newco's risks. In addition, the Newco Board will delegate to the Newco Compensation Committee the responsibility of assessing the risks associated with Newco's compensation practices and policies for employees. Finally, the Newco Board will review risks that may be material to Newco, including those that will be detailed in the various committees' reports and as disclosed in the quarterly and annual reports to be filed by Newco with the SEC. The goal of these processes will be to achieve serious and thoughtful board-level attention to Newco's risk management process and system, the nature of the material risks faced by Newco, and the adequacy of Newco's risk management process and system designed to respond to and mitigate these risks.

Committees of the Newco Board

        Following the consummation of the Transactions, it is expected that the Newco Board will have six standing committees: the Audit Committee, the Nominating & Governance Committee, the Compensation Committee, the Compliance & Quality Committee, the Investment Committee and the Government Bid Oversight Committee. Each committee is expected to have a charter that is substantially similar to the relevant charters of the UAM Board committees, certain of which are posted on the UAM website, www.universalamerican.com, under "Investors."

        The directors that will serve on each committee will be elected by the Newco Board. These committee positions will expire at the first meeting of the board of directors after the annual meeting of shareholders and thereafter until their successors are elected and qualified or until the members' earlier resignation or removal.

        The functions of each committee and any special qualifications for membership will be similar to those for the corresponding committee at UAM.

        The Audit Committee.    Following the consummation of the Transactions, it is expected that Newco's Audit Committee will consist of [                        ], all of whom meet the requirements for

independence under the rules and regulations of the NYSE and applicable securities laws. The Audit Committee's primary responsibilities will be to oversee:

  •
  the quality and integrity of Newco's financial statements;

  •
  the independence and qualifications of Newco's independent registered public accounting firm, including the retention, evaluation and termination of Newco's independent registered public accounting firm;

  •
  the performance of Newco's internal audit function and Newco's independent registered public accounting firm;

  •
  the effectiveness of Newco's disclosure controls and procedures and internal controls; and

  •
  Newco's compliance with legal and regulatory requirements.

        All members of the Audit Committee will be financially literate and a member of the Audit Committee will qualify as an "audit committee financial expert" as defined by Item 407(d) of Regulation S-K of the Exchange Act.

        The Compensation Committee.    Following the consummation of the Transactions, it is expected that Newco's Compensation Committee will consist of [            ], all of whom meet the requirements for independence under the rules and regulations of the NYSE and applicable securities laws. The Compensation Committee's primary responsibility will be to:

  •
  oversee Newco's policies relating to compensation of its executives and make recommendations to the Newco Board regarding the compensation of its executive officers;

  •
  oversee the 2011 Equity Plan and other compensation programs; and

  •
  produce a compensation discussion and analysis for inclusion in Newco's proxy statements.

        The Compensation Committee will also oversee the design and administration of Newco's compensation programs and evaluate these compensation programs against competitive practices, legal and regulatory developments and corporate governance trends. The committee will exercise significant discretion in setting compensation, and make recommendations for ratification by the Newco Board regarding total compensation for each executive officer, which the Newco Board will then review and modify or approve, as applicable. In particular, consistent with the compensation philosophy of the UAM Board and Compensation Committee, in determining executive compensation levels for Newco's executive officers and other employees, the Newco Board and Compensation Committee will place significant emphasis on compliance and quality issues, including compliance with applicable regulatory requirements and Medicare regulations. As part of its processes and procedures for determining executive compensation, the Compensation Committee will:

  •
  review and establish the peer group companies used as a reference to benchmark Newco's performance and executive officer compensation;

  •
  annually review executive officer compensation;

  •
  annually approve specific performance targets, which are linked to Newco's performance, and the officer's position and scope of responsibility with Newco;

  •
  consult with the committee's independent outside advisor to ensure that total compensation paid to each executive officer is appropriate; and

  •
  annually approve base salary adjustments and annual and long-term incentive award payouts for each year based on performance achieved in the prior year relative to the pre-established performance targets.

        The Compensation Committee will solicit significant input from Newco's chairman and chief executive officer in determining compensation for other executive officers in order to gain perspective on individual performance and contributions. The Newco Board will make the final determination of director compensation upon recommendation of the Compensation Committee.

        The Compliance and Quality Committee.    Following the consummation of the Transactions, it is expected that Newco's Compliance and Quality Committee will consist of [            ]. The Compliance and Quality Committee will assist the Newco Board in assessing and overseeing:

  •
  compliance with federal and state laws, rules, guidance and regulations applicable to Newco's business activities;

  •
  compliance with Newco's corporate compliance program; and

  •
  health care quality and access for Newco's policyholders and members.

        The Investment Committee.    Following the consummation of the Transactions, it is expected that Newco's Investment Committee will consist of [            ]. The Investment Committee will review Newco's investment policy and guidelines and portfolio performance.

        The Government Bid Oversight Committee.    Following the consummation of the Transactions, it is expected that Newco's Government Bid Oversight Committee will consist of [            ]. The Government Bid Oversight Committee will review the assumptions used in preparing the various bids submitted annually to CMS.

        The Nominating and Governance Committee.    Following the consummation of the Transactions, it is expected that Newco's Nominating and Governance Committee will consist of [        ], all of whom meet the requirements for independence under the rules and regulations of the NYSE and applicable securities laws. The Nominating and Governance Committee will, among other things:

  •
  identify and recommend to the Newco Board for election or appointment qualified candidates for membership on the Newco Board and its committees;

  •
  develop and recommend to the Newco Board corporate governance principles applicable to Newco and monitor compliance with these principles and policies;

  •
  make recommendations to the Newco Board concerning the composition, size, structure and activities of the Newco Board and its committees; and

  •
  lead the board in its annual review of the performance and effectiveness of Newco's chief executive officer and the Newco Board and its committees, and assesses and reports to the Newco Board on these matters.

        In performing its responsibilities, the Nominating and Governance Committee will endeavor to maintain free and open communications between the members of the committee, other members of the Newco Board and Newco management.

  Director Nomination Process

        Following the consummation of the Transactions, Newco's Nominating and Governance Committee will seek to create a Newco Board that is strong in its collective judgment, skill, diversity, experience and business judgment. When the Nominating and Governance Committee reviews a potential new candidate, it will look specifically at individuals who have displayed high ethical standards, integrity and sound business judgment, taking into account the candidate's qualifications in light of our needs and the needs of the Newco Board at that time given the then current mix of director attributes, and the extent to which the candidate otherwise would be a desirable addition to the Newco Board and any of its. The committee will seek to balance the following goals:

  •
  the size of the Newco Board should facilitate substantive discussions of the whole board in which each director can participate meaningfully;

  •
  the composition of the Newco Board should encompass a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Newco Business; and

  •
  a majority of the Newco Board must consist of directors who are neither Newco officers nor employees, nor those of its subsidiaries, nor have a relationship which, in the opinion of the Newco Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise independent under NYSE requirements and applicable securities laws.

        In evaluating current directors for re-nomination to the Newco Board, the Nominating and Governance Committee will assess the performance of each director, as well as Newco's challenges and needs.

        The Nominating and Governance Committee will review a summary of the nominee's qualifications, including materials provided by outside search firms or other parties. The committee evaluates prospective nominees against the standards and qualifications set out in the Nominating and Governance Committee Charter, such as:

  •
  experience in corporate governance, such as an officer or former officer of a publicly held company;

  •
  experience in Newco's industry;

  •
  experience as a board member of another publicly held company; and

  •
  academic expertise in an area of Newco's operations.

        The Nominating and Governance Committee will consider other relevant factors as it deems appropriate, such as:

  •
  the current composition of the Newco Board;

  •
  the balance of management and independent directors;

  •
  senior leadership experience and the need for financial and accounting expertise;

  •
  the ability and willingness to commit adequate time to board and committee matters;

  •
  the fit of the individual's skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to Newco's needs; and

  •
  a diversity of viewpoints, background, experience and other factors.

        The Nominating and Governance Committee will make a recommendation to the full Newco Board as to the persons who should be nominated by the Newco Board, and the Newco Board will determine the nominees after considering the recommendation and report of the Nominating and Governance Committee.

        The Nominating and Governance Committee will ensure that a majority of the directors on the Newco Board will be independent in accordance with the rules and regulations of the NYSE and applicable securities laws. It will also ensure that the members of the Newco Board maintain the requisite qualifications under NYSE rules and regulations and applicable securities laws for membership on the Audit, Compensation and Nominating and Governance Committees.

        The Nominating and Governance Committee will consider potential nominations for membership on the Newco Board suggested by its members and other directors, as well as by members of management and Newco's shareholders.

Director Compensation

        Following the consummation of the Transactions, it is expected that Newco will have compensation arrangements for its directors that are substantially similar to those in place for directors of UAM for 2010. UAM's director compensation arrangements for 2010 and the amounts paid under its prior arrangements for 2009 are described in UAM's annual meeting proxy statement for its 2010 annual meeting, which is incorporated by reference herein.

Compensation Committee Interlocks and Insider Participation

        Following the consummation of the Transactions, it is expected that the Newco Board will have a Compensation Committee as described above. None of Newco's executive officers will serve as a member of the Compensation Committee, and none of them has served, or will be permitted to serve, on the compensation committee (or any other committee serving a similar function) of any entity of which an executive officer is expected to serve as a member of the compensation committee.

Code of Business Conduct and Ethics

        Following the consummation of the Transactions, it is expected that Newco will adopt a Code of Business Conduct and Ethics that will apply to all of its directors, officers and employees, and its subsidiaries' directors, officers and employees, and all directors, officers and employees of any other entities controlled by Newco. It is also expected that Newco will adopt a Code of Ethics for Principal Executive and Senior Financial Officers that will apply to its chief executive officer, chief financial officer and other principal officers designated by Newco, and will be approved by the Newco Board.

Corporate Governance Guidelines

        Following the consummation of the Transactions, it is expected that Newco will adopt Corporate Governance Guidelines that will apply to the Newco Board and to its board committees.

Executive Officers

        Newco's executive officers are currently Richard A. Barasch, currently a director and Chairman and Chief Executive Officer of UAM, Robert A. Waegelein, currently Executive Vice President and Chief Financial Officer of UAM, and Tony L. Wolk, currently Senior Vice President, General Counsel and Secretary of UAM.

        The executive officers of Newco following consummation of the Transactions are expected to be Richard A. Barasch, currently Chairman and Chief Executive Officer of UAM, Robert A. Waegelein, currently Executive Vice President and Chief Financial Officer of UAM, Theodore M. Carpenter, Jr., currently President of Medicare Advantage division of UAM, Jason J. Israel, currently President, Insurance Subsidiaries and Chief Operating Officer, Traditional Insurance business of UAM, Robert M. Hayes, currently Senior Vice President, Health Quality and Corporate Compliance Officer of UAM, Gary M. Jacobs, currently Senior Vice President, Corporate Development of UAM, and Tony L. Wolk, currently Senior Vice President, General Counsel and Secretary of UAM. The biographical information for the current executive officers of UAM is available in this proxy statement/prospectus. See "Directors and Executive Officers of UAM" in this proxy statement/prospectus.

EXECUTIVE COMPENSATION OF NEWCO

        The compensation discussion and analysis relating to Newco's executive officers is available in UAM's annual meeting proxy statement for the 2010 annual meeting filed April 30, 2010 and incorporated by reference herein. See "Where You Can Find More Information" in this proxy statement/prospectus.

DIVIDEND POLICY OF NEWCO

        All decisions regarding the declaration and payment of dividends will be evaluated from time to time in light of Newco's financial condition, earnings, growth prospects, other uses of cash, funding requirements, applicable law and other factors the Newco Board deems relevant.

CAPITALIZATION OF UAM
(ACCOUNTING PREDECESSOR TO NEWCO)

        The following table set forth the unaudited historical cash and equivalents and capitalization of UAM (accounting predecessor to Newco) as of December 31, 2010, and unaudited pro forma capitalization of Newco (accounting successor to UAM) as of December 31, 2010 to give effect to the Transactions. For further explanation of the effects of the Transactions, see "Unaudited Pro Forma Consolidated Financial Data of Newco (Accounting Successor to UAM)" elsewhere in this proxy statement/prospectus.

        This table should be read in conjunction with UAM's consolidated financial statements and related notes, the unaudited combined condensed financial statements and related notes of the Medicare Part D Business, the "Unaudited Pro Forma Consolidated Financial Data of Newco (Accounting Successor to UAM)" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of UAM (Accounting Predecessor to Newco)" included or incorporated by reference in this proxy statement/prospectus.

	As of December 31, 2010
	Historical UAM	Pro Forma Newco
	(in thousands)
Cash and cash equivalents (1)	$65,444	$(5,805)

Loan payable	$232,872	$—
Other long-term debt	110,000	—

	342,872	—
Stockholders' Equity:
Preferred stock	42	—
Common stock	786	814
Additional paid-in-capital	801,155	793,766
Retained earnings	734,598	243,434
Accumulated other comprehensive (loss) income	(2,469)	6,433
Treasury stock	(31,418)	—

Total stockholders' equity	1,502,694	1,044,447

Total capitalization	$1,845,566	$1,044,447

DESCRIPTION OF NEWCO CAPITAL STOCK

        The following description of the terms of Newco's capital stock is a summary only and is qualified by reference to the relevant provisions of Delaware law and the Newco amended and restated articles of incorporation and by-laws to be adopted prior to the Merger. Copies of the Newco amended and restated articles of incorporation and by-laws will be filed with the SEC and incorporated by reference and will be sent to holders of shares of Newco common stock upon request. See "Where You Can Find More Information" in this proxy statement/prospectus.

Authorized and Issued Newco Stock

        Under the Newco amended and restated articles of incorporation, it is expected that Newco's authorized share capital will consist of 200,000,000 authorized shares of common stock, par value $0.01 per share, 30,000,000 authorized non-voting shares of common stock, par value $0.01 per share, and 3,000,000 authorized shares of preferred stock, par value $1.00 per share. As of March 1, 2011, there was 100 shares of Newco common stock issued and outstanding and held by UAM.

Newco Common Stock

        Newco Common Stock Outstanding.    The outstanding shares of Newco common stock are, and the shares of Newco common stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and non-assessable. The rights of Newco common stock are more fully described in "Comparative Rights of Shareholders" in the proxy statement/prospectus.

        Voting Rights.    Each holder of a share of Newco common stock is entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of shareholders.

        Dividend Rights.    Holders of Newco common stock are entitled to receive dividends as may be declared from time to time by the Newco Board out of funds legally available therefor.

        Rights upon Liquidation.    Holders of Newco common stock are entitled to share pro rata, upon any liquidation, dissolution or winding up of Newco in all remaining assets available for distribution to holders of Newco common stock after providing for Newco's liabilities.

        Preemptive Rights.    Holders of Newco common stock do not have the right to subscribe for, purchase or receive new or additional capital stock or other securities.

Transfer Agent and Registrar

        American Stock Transfer & Trust Company will serve as the transfer agent and registrar for Newco common stock and, if any, Newco Preferred Stock.

Stock Exchange Listing

        It is a condition to the Merger that the shares of Newco common stock issuable in the Merger be approved for listing on a national securities exchange, or approved for quotation on NASDAQ, in either case subject only to official notice of issuance. If the Merger is completed, UAM common stock will be delisted from the NYSE and will cease to be listed on any stock exchange and will be deregistered under the Exchange Act. Upon completion of the Merger it is expected that Newco stock will trade on the NYSE under the symbol "UAM."

 COMPARATIVE RIGHTS OF SHAREHOLDERS

        The rights of UAM shareholders are currently governed by New York law and UAM's amended and restated certificate of incorporation and its by-laws. The rights of Newco shareholders will be governed by Delaware law and Newco's amended and restated articles of incorporation and its amended and restated by-laws. Following completion of the Merger, the rights of UAM shareholders (other than holders of Excluded Shares) when they become shareholders of Newco in the Merger will be governed by Delaware law and the Newco amended and restated articles of incorporation and amended and restated by-laws.

        The following discussion summarizes the material differences between the current rights of UAM shareholders and the rights they will have as Newco stockholders when they receive Newco common stock in the Merger but does not purport to be a complete statement of all such differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. The following comparison of shareholders' rights is necessarily a summary and is not intended to be complete or to identify all differences that may, under given situations, be material to Newco shareholders. This summary is qualified in its entirety by reference to Delaware law, UAM's amended and restated certificate of incorporation and by-laws and Newco's amended and restated articles of incorporation and by-laws.

Share Capital

        The authorized share capital of UAM consists of 200,000,000 authorized shares of common stock, par value $0.01 per share, 30,000,000 authorized non-voting shares of common stock, par value $0.01 per share, and 3,000,000 authorized shares of preferred stock, par value $1.00 per share. As of the record date, [            ] shares of UAM common stock, [            ] voting shares of UAM common stock and [            ] shares of UAM Series A Preferred Stock and [            ] shares of UAM Series B Preferred Stock were issued and outstanding. UAM common stock trades on the NYSE.

        It is expected that the authorized share capital of Newco will consist of 200,000,000 authorized shares of common stock and 3,000,000 authorized shares of preferred stock, each having par value of $0.01 per share. Following the closing of the Transactions, Newco expects that it will be renamed Universal American Corp. and that its stock will be listed for trading on the NYSE under the symbol "UAM."

Board of Directors

        Newco.    The Delaware General Corporation Law (which is referred to herein as the DGCL) provides that the board of directors of a Delaware corporation must consist of one or more directors. The certificate of incorporation or by-laws of a corporation may fix the number of directors. Newco's certificate of incorporation provides that the number of directors shall be determined only by resolution of the board of directors, but shall not be less than one nor more than 15. Following the consummation of the Transactions, it is expected that Newco will have between seven and 13 directors. Newco has a single class of directors.

        UAM.    The NYBCL states that the board of directors must consist of one or more directors. The number of directors constituting the UAM Board may be fixed by the by-laws, or by action of the shareholders or of the UAM Board under the specific provisions of a by-law adopted by the shareholders. UAM's by-laws provide that the number of directors all be determined by resolutions of UAM Board or by the shareholders at the annual meeting, but shall not be less than one or more than 14. Under the terms of the stockholders' agreement UAM entered into in September 2007, the UAM Board increased in size from 9 to 13 directors, and subsequently increased in size to 14. The UAM Board currently has 14 directors. UAM has a single class of directors.

 Removal of Directors

        Newco.    As described above under "—Board of Directors," Newco has a single class of directors. Under the DGCL, unless the certificate of incorporation provides otherwise, the entire board of directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. Newco's certificate of incorporation provides that a director may be removed prior to the expiration of his or her term only for cause and upon the affirmative vote of at least two-thirds of the outstanding shares of voting stock. No director can be removed without cause.

        UAM.    As described above under "—Board of Directors," UAM has a single class of directors. New York law states that, subject to certain conditions, any or all of the directors may be removed for cause by vote of the shareholders, and, if the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders so provides, directors may be removed by action of the board of directors. The certificate of incorporation of UAM provides that any director or the entire board of directors of UAM may be removed at any time by a majority vote of the other members of the board of directors then in office or by an affirmative majority vote of the shares of stock issued and outstanding entitled to vote, given at a meeting of the shareholders called for that purpose, but only for cause.

Filling Vacancies on the Board of Directors

        Newco.    The DGCL and Newco's certificate of incorporation provide that all vacancies, including vacancies resulting from newly created directorships due to an increase in the number of directors, may be filled only by a vote of a majority of directors then holding office, whether or not a quorum. Any director so elected shall serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor is elected and qualified.

        UAM.    Under New York law, vacancies occurring on the board of directors by reason of the removal of directors without cause may be filled only by a vote of the shareholders unless the certificate of incorporation or by-laws provide otherwise. Pursuant to the by-laws of UAM, vacancies on the board of directors, whether caused by resignation, death, removal or otherwise, shall be filled by majority vote of the remaining directors. Pursuant to New York law, a director elected to fill a vacancy, unless elected by the shareholders, shall hold office until the next meeting of shareholders at which the election of directors is in the regular order of business, and until such director's successor has been elected and qualified.

Amendment of Certificate of Incorporation

        Newco.    Newco's certificate of incorporation provides that any alteration, amendment, repeal or rescission of any provision of the certificate of incorporation must be approved by the board of directors and by the affirmative vote of a majority (or such greater proportion as is otherwise required by any specific provision of the certificate of incorporation) of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon.

        UAM.    Under New York law, subject to limited exceptions, amendments to the certificate of incorporation must be approved by the vote of a majority of all outstanding shares entitled to vote on the proposed amendment, except that provisions of the certificate of incorporation requiring a greater or class vote may only be amended by such greater or class vote. In addition, an amendment that negatively affects in certain ways holders of shares of a class or series requires authorization by a majority of the votes of all outstanding shares of the affected class or series. UAM's certificate of incorporation provides that an amendment to the certificate of incorporation must be specifically approved or ratified at a meeting of the board of directors by the affirmative vote of not less than two-thirds of the total number directors. The certificate of incorporation expressly requires the affirmative vote of two-thirds of the issued and outstanding shares of stock to amend the provisions governing restrictions on certain business combinations involving a person that is the beneficial owner of five percent or more of the outstanding shares of stock of UAM or such person's affiliates.

Amendment of By-laws

        Newco.    Newco's certificate of incorporation provides that the board of directors is authorized to make, alter, amend, rescind or repeal any of the by-laws in accordance with the terms of the certificate of incorporation and by-laws. In addition, Newco's certificate of incorporation provides that any by-law may be adopted, amended or repealed amended by the affirmative vote of a majority (or such greater proportion as is otherwise required by any specific provision of the certificate of incorporation or by-laws) of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote thereon.

        UAM.    Under New York law, the by-laws of a business corporation may be amended or repealed by a majority of the votes cast by the shares at the time entitled to vote in the election of any directors. However, if so provided in the certificate of incorporation or a by-law adopted by the shareholders, by-laws may also be adopted, amended or repealed by the board of directors by such vote as may be therein specified, but any by-law adopted by the board of directors may be amended or repealed by the shareholders entitled to vote thereon, as described in the preceding sentence. UAM's certificate of incorporation provides that amendment to the by-laws must be specifically approved or ratified at a meeting of the board of directors by the affirmative vote of not less than 66 2/3% of the total number of directors. In addition, UAM's by-laws provide that the by-laws may be amended, added to or repealed by the affirmative vote of two-thirds of the entire board of directors at any meeting of the board of directors. The by-laws may also be amended, added to or repealed by the affirmative vote of the holders of a majority of the issued and outstanding stock of UAM, at any meeting of the shareholders, provided notice of the proposed change is given in the notice of meeting or notice thereof is waived in writing.

Notice of Shareholder Meetings

        Newco.    In accordance with the DGCL, Newco's by-laws provide that written notice of any stockholders' meeting must be given to each stockholder not less than 10 nor more than 60 days before the meeting date.

        UAM.    In accordance with New York law, UAM's by-laws provide that written notice of any shareholders' meeting must be given to each shareholder entitled to vote not less than 10 nor more than 60 days before the meeting date.

Right to Call Special Meeting of Shareholders

        Newco.    Under the DGCL, a special meeting of stockholders may be called by (1) the board of directors or (2) any other person authorized to do so in the certificate of incorporation or the by-laws. Newco's by-laws authorize the calling of a special meeting of stockholders only by the chief executive officer or the president or by resolution of at least a majority of the directors then in office. Newco's stockholders do not have the ability to call a special meeting.

        UAM.    Under the NYBCL, a special meeting of shareholders may be called by (1) the person or persons authorized to do so by the certificate of incorporation or by-laws or (2) the board of directors. UAM's by-laws authorize the calling of a special meeting of shareholders by the chairman of the UAM Board, the president, a majority of the board of directors, or by one or more shareholders who are entitled to vote and who hold at least 50% of the issued and outstanding capital stock of UAM who make written application to the chairman of the board of directors, the president or the secretary, stating the purpose of the meeting to be called.

Shareholder Nominations and Proposals

        Newco.    Newco's by-laws require a stockholder who intends to nominate a candidate for election to the board of directors at an annual stockholders' meeting to give not less than 120 days' notice in advance of the annual stockholders' meeting to the secretary. This advance notice provision requires a stockholder who wishes to nominate any person for election as a director to provide certain information to Newco concerning the nominee and the proposing stockholder. Similarly, Newco's by-laws generally require a stockholder who intends to raise new business at an annual meeting to give not less than 90 days' notice in advance of the anniversary of the prior year's annual meeting to the corporate secretary. This advance notice provision requires a stockholder who desires to raise new business to provide certain information to Newco concerning the nature of the new business, the stockholder and the stockholder's interest in the matter.

        UAM.    Neither UAM's certificate of incorporation nor its by-laws set forth provisions regarding the procedure for the submission of shareholder proposals in advance of shareholder meetings. Under the rules promulgated by the SEC, a shareholder who intends to submit a proposal to a vote of the shareholders at the annual shareholders' meeting must ensure the proposal is received at UAM's principal executive offices not less than 120 calendar days before the date of UAM's proxy statement was released to its shareholders in connection with the previous year's annual meeting, unless the date of this year's annual meeting has been changed by more than 30 days from the date of the previous year's meeting, in which case the shareholder must submit the proposal a reasonable time before UAM begins to print and send its proxy materials.

Indemnification of Officers, Directors and Employees

        Newco.    Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. The indemnification provisions of the DGCL require indemnification of a director or officer who has been successful on the merits in defense of any action, suit or proceeding that he was a party to by virtue of the fact that he is or was a director or officer of the corporation.

        The certificate of incorporation of Newco provides that Newco shall indemnify, to the fullest extent permitted by Delaware law, any person who is or was or has agreed to become a director or officer of Newco against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person. The certificate of incorporation also provides that Newco shall indemnify any present or former director or officer of Newco to the extent such person has been successful, on the merits or otherwise (including, without limitation, the dismissal of an action without prejudice), in defense of any action, suit or proceeding against all costs, charges and expenses actually and reasonably incurred by such person.

        UAM.    Under Section 722 of the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding related to service as a director or officer, except for shareholder derivative suits, if the director or officer acted in good faith and for a purpose that he or she reasonably believed to be in, or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in addition in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in, or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (1) a threatened action, or a pending action that is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for the portion of the settlement amount and expenses as the court deems proper.

        Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to Section 724 of the NYBCL, any indemnification under the NYBCL as described in the immediately preceding paragraph may be made only if, pursuant to Section 723 of the NYBCL, indemnification is authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if the quorum so directs or is unavailable, by (1) the board of directors upon the written opinion of independent legal counsel or (2) the shareholders. Further, New York law permits a corporation to purchase directors and officers insurance.

        UAM's by-laws provide that any person made or threatened to be made a party to any action or proceeding (formal or informal), whether civil or criminal, by reason of the fact that he is or was a director, officer or employee of UAM, or of any subsidiary or affiliate of UAM or served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of UAM, shall be indemnified by UAM against all losses and expenses including judgments, fines, amounts paid in settlement and attorneys' fees and disbursements actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, and all legal fees and expenses incurred in successfully asserting a claim for indemnification pursuant to such provision in the by-laws, to the fullest extent permitted by New York law. Further, the UAM Board may also, in its discretion, cause UAM to maintain insurance for the indemnification of directors and officers as permitted under New York law.

Anti-Takeover Provisions

        Newco.    Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination (as defined therein) with an interested stockholder for a period of three years from the date on which the stockholder first becomes an interested stockholder. There is an exception to the three-year waiting period requirement if:

  •
  prior to the stockholder becoming an interested stockholder, the board of directors approves the business combination or the transaction in which the stockholder became an interested stockholder;

  •
  upon the completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation other than shares held by directors who are also officers and certain employee stock plans; or

  •
  the business combination is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock not owned by the interested stockholder at a meeting.

        The DGCL defines the term "interested stockholder" generally as any person who (together with affiliates and associates) owns (or in certain cases, within the past three years did own) 15% or more of the outstanding voting stock of the corporation. A corporation can expressly elect not to be governed by the DGCL's business combination provisions in its certificate of incorporation or by-laws, but Newco has not opted out of Section 203 of the DGCL.

        UAM.    Section 912 of the NYBCL generally provides that a New York corporation may not engage in a business combination with an interested shareholder for a period of five years following the interested shareholder's becoming such. Such a business combination would be permitted where it is approved by the board of directors before the interested shareholder's becoming such. Covered business combinations include certain mergers and consolidations, dispositions of assets or stock, plans for liquidation or dissolution, reclassifications of securities, recapitalizations and similar transactions. An interested shareholder is generally a shareholder owning at least 20% of a corporation's outstanding voting stock. In addition, New York corporations may not engage at any time with any interested shareholder in a business combination other than: (1) a business combination approved by the board of directors before the stock acquisition, or where the acquisition of the stock had been approved by the board of directors before the stock acquisition; (2) a business combination approved by the affirmative vote of the holders of a majority of the outstanding voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose no earlier than five years after the stock acquisition; or (3) a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share that is paid by the interested shareholder and that meets certain other requirements. A corporation may opt out of the interested shareholder provisions described in the preceding paragraph by expressly electing not to be governed by such provisions in its by-laws, which must be approved by the affirmative vote of a majority of votes of the outstanding voting stock of such corporation and is subject to further conditions. However, UAM's by-laws do not contain any provisions electing not to be governed by Section 912 of the NYBCL.

        Under UAM's certificate of incorporation, any merger or consolidation of UAM or any sale of all or substantially all of its assets to or with any other corporation, person or other entity, requires the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding shares of stock of UAM if, as of the record date for the determination of the shareholders entitled to notice thereof and to vote thereon, such other corporation, person, entity or its affiliates singly or in the aggregate is the beneficial owner of five percent or more of the issued and outstanding shares of stock of UAM. However, the preceding sentence does not apply if (1) the transaction is between UAM and another corporation 50% or more of the total voting power of which is owned by UAM or (2) the transaction has been approved by a resolution unanimously adopted by the entire board of directors of UAM at any time prior to the acquisition of the ownership or control of five percent of the outstanding shares of UAM by such corporation or its affiliates.

Shareholder Approval of a Merger

        Newco.    Under the DGCL, a merger must be approved by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding stock of the corporation entitled to vote. However, no vote of stockholders of a constituent corporation surviving a merger is required (unless the corporation provides otherwise in its certificate of incorporation) if (1) the merger agreement does not amend such constituent corporation's certificate of incorporation, (2) each share of stock of such constituent corporation outstanding immediately before the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger and (3) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares of such constituent corporation outstanding immediately before the merger. Newco's certificate of incorporation does not provide for a greater vote except as otherwise required by the DGCL.

        UAM.    Under Section 903 of the NYBCL, the consummation by a corporation of a merger or consolidation requires the approval of the UAM Board and (1) a majority of the votes of all outstanding shares entitled to vote thereon for corporations in existence on February 22, 1998 where the certificate of incorporation expressly provides therefor, or corporations incorporated after February 22, 1998 and (2) two-thirds of the votes of all outstanding shares entitled to vote thereon, for all other corporations.

        Because UAM was incorporated prior to February 22, 1998 and its certificate of incorporation does not provide for a majority of the votes to be sufficient for the approval of a merger, the vote of two-thirds of all outstanding shares of UAM are required for the approval of a merger.

Shareholder Action Without a Meeting

        Newco.    Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. However, the certificate of incorporation of Newco prohibits stockholder action by written consent.

        UAM.    Under the NYBCL, whenever shareholders are required or permitted to take any action by vote, such action may, in lieu of a meeting, be taken by unanimous written consent of holders of all outstanding shares entitled to vote on such action. If the certificate of incorporation so permits, any such action may be taken by written consent of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. UAM's certificate of incorporation provides that action required to be taken at any annual or special meeting of shareholders may be taken by written consent of the shareholders in lieu of a meeting, setting forth the action so taken, signed by the shareholders holding a sufficient amount of outstanding shares to approve such action at any annual or special meeting; therefore any action may be taken by written consent of shareholders having the minimum number of votes that would be necessary to authorize such action.

Appraisal or Dissenters' Rights

        Newco.    Under the DGCL, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Unless a corporation's certificate of incorporation provides otherwise, these appraisal rights are not available:

  •
  with respect to the sale, lease or exchange of all or substantially all of the assets of the corporation;

  •
  with respect to a merger or consolidation by a corporation the shares of which either are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the Financial Industry Regulatory Authority, Inc. (which is referred to herein as FINRA) or are held of record by more than 2,000 holders, if the terms of the merger or consolidation allow the stockholders to receive only shares of the surviving corporation or shares of any other corporation that either are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by FINRA or are held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or

  •
  to stockholders of the corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger and if some other conditions are met.

        UAM.    Under the NYBCL, shareholders may, under certain circumstances, exercise a right of dissent from certain limited corporate actions and obtain payment for the fair value of their shares. For example, subject to certain exceptions, dissenters' rights are available under New York law to any shareholder of a constituent corporation in the event of a merger if such shareholder is entitled to vote upon the merger or if the corporation is a subsidiary that is merged with its parent. One of the exceptions under New York law to the general rule described in the preceding sentence, that shareholders have dissenters' rights with respect to a merger if such shareholder is entitled to vote upon the merger, is that, under New York law, shareholders do not have dissenters' rights with respect to a merger if, on the record date, the stock held by such shareholders is listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by FINRA. Neither UAM's certificate of incorporation nor its by-laws grant any dissenters' rights in addition to the statutorily prescribed rights.

        Shareholders who desire to exercise their dissenters' rights must satisfy all of the conditions and requirements set forth in the NYBCL in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.

Dividends

        Newco.    Newco can pay dividends out of statutory surplus, or in case there is no such surplus, from net profits if, as and when declared by the board of directors. The holders of Newco common stock will be entitled to receive and share equally in such dividends as may be declared by the board of directors out of funds legally available. If Newco issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

        UAM.    Under the NYBCL, a corporation may declare and pay dividends or make other distributions, except when the corporation is currently insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the certificate of incorporation. UAM's certificate of incorporation does not address dividends. UAM's by-laws provide that the UAM Board has the power to declare and pay dividends upon shares of UAM's stock as provided by the NYBCL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
EXECUTIVE OFFICERS OF UAM

Security Ownership of Certain Beneficial Owners

        The following table indicates the shareholders who have reported beneficial ownership of more than 5% of UAM's outstanding shares of common stock as of March 1, 2011. The information below is based upon the most recent Schedules 13D and 13G filed with the SEC, except as otherwise known by UAM.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Capital Z Partners, Ltd.(3)	20,353,608	26.8%
142 West 57th Street, 3rd Floor New York, NY 10019
Perry Corp.(4)	6,837,700	9.0%
767 Fifth Avenue, 19th Floor New York, NY 10153
Lee-Universal Holdings, LLC(5)	5,270,867	7.0%
650 Madison Avenue, 21st Floor New York, NY 10022
Welsh, Carson, Anderson & Stowe X, L.P.(6)	7,032,333	9.3%
c/o 767 Fifth Avenue, 19th Floor New York, NY 10153
Dimensional Fund Advisors LP(7)	4,407,741	5.8%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

(1)
Beneficial ownership assumes the exercise of options held by the beneficial owner that are vested, or will be vested within 60 days after March 1, 2011.

(2)
The percentage of ownership is based on 78,849,492 shares of UAM common stock outstanding, minus 3,138,044 shares held in treasury, as of March 1, 2011. The percentage of class owned by each shareholder is calculated by dividing:

  •
  the number of shares deemed to be beneficially held by the shareholder as of March 1, 2011, as determined in accordance with Rule 13d-3 of the Exchange Act; by

  •
  the sum of

  •
  78,849,492, which is the number of shares of common stock outstanding, minus 3,138,044 shares held in treasury as of March 1, 2011; plus

  •
  the number of shares of common stock issuable upon exercise of currently exercisable options and other derivative securities held by the shareholder.

(3)
Includes 109,206 shares of UAM common stock which may be acquired through the exercise of stock options which are exercisable currently or within 60 days. Based upon information contained in the Voting Agreements. By virtue of certain provisions of the Voting Agreement, dated December 30, 2010, by and among Capital Z Financial Services

  Fund II, L.P., Capital Z Financial Services Private Fund II, L.P., Capital Z Partners III, L.P (which is referred to herein as Capital Z Partners III) and CVS Caremark, CVS Caremark may be deemed to share the power to vote (i) all 14,054,902 shares of UAM common stock beneficially owned by Capital Z Partners, Ltd. (which is referred to herein as Capital Z Partners) which constitute 13,981,083 shares directly held by Capital Z Financial Services Fund II, L.P. and 73,819 shares directly held by its affiliate Capital Z Financial Services Private Fund II, L.P. Capital Z Partners, in its capacity as the general partner of Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P. and (ii) all 6,189,500 shares beneficially owned by Capital Z Partners III. Capital Z Partners III also owns 605 shares of UAM Series A Preferred Stock, which have no voting rights and are not convertible into UAM common stock by Capital Z Partners III, but are exchangeable for a like number of Series B Preferred Stock, and which are in turn convertible at any time into 60,500 shares of UAM common stock, subject to obtaining the requisite clearance, approval or waiver regarding the exchange of Series A Preferred stock for Series B Preferred stock.

(4)
Includes 20,867 shares of UAM common stock which may be acquired through the exercise of stock options which are exercisable currently or within 60 days. Based upon information contained in the Voting Agreements. By virtue of certain provisions of the Voting Agreement, dated December 30, 2010, by and between Perry Corp. and CVS Caremark, CVS Caremark may be deemed to share the power to vote all 6,837,700 shares of UAM common stock beneficially owned by Perry Corp. Also Perry Corp. is the owner of 41,500 shares of UAM Series A Preferred Stock, which holds no voting rights and will be converted into the right to receive an amount equal to the Per Share Closing Consideration for each share of UAM common stock issuable upon conversion of such share of UAM Series A Preferred Stock immediately before the effective time of the Merger.

(5)
Includes 20,867 shares of UAM common stock which may be acquired through the exercise of stock options which are exercisable currently or within 60 days. Based upon information contained in the Voting Agreements. By virtue of certain provisions of the Voting Agreement, dated December 30, 2010, by and between Lee-Universal Holdings, LLC and CVS Caremark, CVS Caremark may be deemed to share the power to vote all 5,250,000 shares beneficially owned by Lee-Universal Holdings, LLC. In addition, Thomas H. Lee, as the managing member of Lee Equity Partners, LLC, which is the non-member manager of Lee-Universal Holdings, LLC, has shared voting power and shared dispositive power over all 5,250,000 shares.

(6)
Includes 31,733 shares of UAM common stock which may be acquired through the exercise of stock options which are exercisable currently or within 60 days. Based upon information contained in the Voting Agreements. By virtue of certain provisions of the Voting Agreement, dated December 30, 2010, by and between Welsh, Carson, Anderson & Stowe X, L.P. (which is referred to herein as WCAS) and CVS Caremark, CVS Caremark may be deemed to share the power to vote all 6,999,200 shares of UAM common stock beneficially owned by WCAS. In addition, WCAS X Associates LLC, in its capacity as the general partner of WCAS, has shared voting power and shared dispositive power over all 6,999,200 shares.

(7)
Based upon information contained in a Schedule 13G filed with the SEC on February 11, 2011.

Ownership of UAM Common Stock by Directors and Executive Officers

        The following table shows information regarding the amount of UAM common stock beneficially owned as of March 1, 2011 by (a) the members of the UAM Board; (b) UAM's chief executive officer and the four other named executive officers other than the chief executive officer (collectively referred to herein as the named executive officers); and (c) UAM's directors and executive officers as a group.

Name, Address and Position(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class(3)
Richard A. Barasch	3,124,153	(4)	4.1%
Chief Executive Officer and Chairman of the Board
Barry W. Averill	33,250	(5)	*
Director
Sally W. Crawford	26,467	(6)	*
Director
Matthew W. Etheridge	16,467	(7)	*
Director
Mark K. Gormley	56,259		*
Director (designated by Lee—Universal)(8)(9)
Mark M. Harmeling	101,275	(10)	*
Director
Linda H. Lamel	48,067	(11)	*
Director
Patrick J. McLaughlin	110,967	(12)	*
Director
Richard C. Perry	—		*
Director (designated by Perry)(8)(13)
Thomas A. Scully	138,680		*
Director(14)
Robert A. Spass	162,047		*
Director (designated by Capital Z)(8)(15)
Sean M. Traynor	12,981		*
Director (designated by WCAS)(8)(16)
Christopher E. Wolfe	—		*
Director (designated by Capital Z)(8)(17)
Robert F. Wright	216,242	(18)	*
Director
Robert A. Waegelein	943,049	(19)	1.2%
Executive Vice President and Chief Financial Officer
Ted Carpenter	453,314	(20)	*
President, Medicare Advantage Division
John Wardle	183,260	(21)	*
President, Medicare Part D Division
Thomas Kilian	112,354	(22)	*
President, Traditional insurance
All Directors and Executive Officers as a Group(23)	6,188,929		8.0%

*
Less than 1%

(1)
Unless otherwise noted, each person's address is in care of Universal American Corp., Six International Drive, Suite 190, Rye Brook, New York 10573.

(2)
For purposes of this security ownership table, beneficial ownership includes currently exercisable options and options exercisable within 60 days after March 1, 2011. Except as otherwise noted below, all shares of UAM common stock, vested options and all restricted stock are owned beneficially by the individual listed with sole voting and investment power.

(3)
We have calculated the percentage of the class for each shareholder by dividing:

  •
  the number of shares deemed to be beneficially held by the shareholder as of March 1, 2011, as determined in accordance with Rule 13d-3 of the Exchange Act, by

  •
  the sum of

  •
  78,849,492, which is the number of shares of UAM common stock outstanding, minus 3,138,044 shares held in treasury, as of March 1, 2011, plus

  •
  the number of shares of UAM common stock issuable upon exercise of currently exercisable options and other derivative securities held by the shareholder.

(4)
Includes 710,917 shares of UAM common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after March 1, 2011. Also includes 735,430 shares of UAM common stock which are held directly by, or in trust for, members of Mr. Barasch's immediate family as to which Mr. Barasch disclaims beneficial ownership.

(5)
Includes 25,867 shares of UAM common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after March 1, 2011.

(6)
Includes 20,867 shares of UAM common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after March 1, 2011.

(7)
Includes 10,867 shares of UAM common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after March 1, 2011.

(8)
The beneficial ownership reported for the non-employee director designees of UAM's equity investors reflects their personal holdings and does not reflect any shares or other beneficial ownership arising from their service on the UAM Board or their association with such equity investor. Compensation for the service of the non-employee director designees of UAM's respective equity investors in the form of cash or equity awards is paid to the respective equity investors or their affiliates, not the individual non-employee designee.

(9)
Address is c/o Lee Equity, 767 Fifth Avenue, New York, NY 10153. Mr. Gormley is a Partner of Lee Equity. Mr. Gormley disclaims beneficial ownership of all shares of UAM common stock that are beneficially owned by Lee Equity.

(10)
Includes 48,367 shares of UAM common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after March 1, 2011.

(11)
Includes 34,867 shares of UAM common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after March 1, 2011.

(12)
Includes 48,367 shares of UAM common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after March 1, 2011.

(13)
Mr. Perry is the president, sole director and sole stockholder of Perry Corp. Perry Corp. may be deemed to be the indirect beneficial owner of 6,816,833 shares of UAM common stock and options to purchase 20,867 shares of UAM common stock. Each of Mr. Perry and Perry Corp. disclaims beneficial ownership of all shares of UAM common stock and options to purchase shares of UAM common stock, except to the extent of any pecuniary interest therein.

(14)
Mr. Scully is a general partner of WCAS. Mr. Scully disclaims beneficial ownership of all shares of UAM common stock that are beneficially owned by WCAS.

(15)
Address is c/o Capital Z Management, LLC, 142 West 57th Street, New York, NY 10019. Mr. Spass is a shareholder of Capital Z Partners, Ltd. and a member of Capital Z Partners III. Mr. Spass disclaims beneficial ownership of all shares of UAM common stock that are beneficially owned by Capital Z and Capital Z Partners III.

(16)
Address is c/o Welsh, Carson, Anderson & Stowe, 320 Park Avenue, Suite 2500, New York, NY 10022. Mr. Traynor is a general partner of WCAS. Mr. Traynor disclaims beneficial ownership of all shares of UAM common stock that are beneficially owned by WCAS.

(17)
Address is c/o Capital Z Management, LLC, 142 West 57th Street, New York, NY 10019. Mr. Wolfe is a principal of Capital Z Partners, Ltd. Mr. Wolfe disclaims beneficial ownership of all shares of UAM common stock that are beneficially owned by Capital Z.

(18)
Includes 30,367 shares of UAM common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after March 1, 2011.

(19)
Includes 411,250 shares of UAM common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after March 1, 2011.

(20)
Includes 279,125 shares of UAM common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after March 1, 2011.

(21)
Includes 78,750 shares of UAM common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after March 1, 2011.

(22)
Includes 56,250 shares of UAM common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after March 1, 2011.

(23)
Includes 1,947,484 shares of UAM common stock which may be acquired through the exercise of stock options, which are exercisable currently or within 60 days after March 1, 2011.

LEGAL MATTERS

        Certain legal matters relating to the validity of the Newco common stock to be issued in connection with the Merger will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

EXPERTS

        The consolidated financial statements of Universal American Corp. and subsidiaries appearing in Universal American Corp. and subsidiaries Annual Report (Form 10-K) for the year ended December 31, 2010 (including schedules appearing therein) and the effectiveness of Universal American Corp. and subsidiaries' internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and Universal American Corp. and subsidiaries management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

        UAM held its 2010 annual meeting of shareholders on June 2, 2010. In light of the expected timing of the Merger, UAM does not currently expect to hold an annual meeting of its shareholders in 2011.

        However, if UAM holds an annual meeting of shareholders in 2011, any shareholder who wishes to propose a matter for consideration at such annual meeting must submit the proposal in writing to the corporate secretary at Universal American Corp., Six International Drive, Suite 190, Rye Brook, New York 10573. To be eligible under Rule 14a-8 of the Exchange Act for inclusion in the annual meeting proxy statement, a proposal must be received no later than a reasonable time before UAM begins to print and mail its proxy statement.

        With respect to any shareholder proposal not submitted pursuant to SEC Rule 14a-8, if UAM holds an annual meeting of shareholders in 2011, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) UAM is notified of such proposal a reasonable time before it sends its proxy materials and (ii) the proponent complies with the other requirements set forth in SEC Rule 14a-4.

 WHERE YOU CAN FIND MORE INFORMATION

        UAM files annual, quarterly and special reports, proxy statements and other information with the SEC. Prior to completion of the Transactions, Newco's business was primarily conducted as UAM's Senior Managed Care-Medicare Advantage, Traditional Insurance and Corporate & Other segments. You may read and copy the reports, proxy statements and other information filed by UAM with the SEC at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that has reports, proxy statements and other information about UAM. The address of that site is http://www.sec.gov. The reports and other information filed by UAM are also available at its Internet site, which is http://www.universalamerican.com. Internet site materials are not part of this proxy statement/prospectus.

        Upon the effectiveness of the registration statement, Newco will be subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, will file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. Newco intends to make this information available on its website, which is expected to be www.universalamerican.com.

        UAM and Newco filed a registration statement on Form S-4 to register with the SEC the shares of Newco common stock to be issued to certain UAM shareholders in the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Newco in addition to being a proxy statement of UAM for the special meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that registration statement.

        The SEC allows UAM to "incorporate by reference" information into this proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that UAM has previously filed with the SEC and any additional documents that UAM may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting (other than, in each case, those documents, or the portions of those documents, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about UAM and Newco (as a segment of UAM) and their financial performance.

UAM's SEC Filings (File No. 0-11321)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2010.
Proxy Statement on Schedule 14A	Filed on April 30, 2010.
Current Reports on Form 8-K	Filed on March 1, 2011.

        UAM has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to UAM or Newco, as well as all pro forma financial information.

        You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from UAM or from the SEC. Documents incorporated by reference are available from UAM, without charge, excluding all exhibits, unless an exhibit has specifically been incorporated by reference in this proxy statement/prospectus. Shareholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following address:

Universal American Corp.
Six International Drive, Suite 190
Rye Brook, New York 10573
(914) 934-5200
Attention: Secretary

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the Merger Agreement and the other proposals contained in this proxy statement/prospectus. UAM and Newco have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [            ], 2011. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to UAM shareholders nor the issuance of Newco common stock in the Merger shall create any implication to the contrary.

INDEX TO FINANCIAL STATEMENTS

Unaudited Financial Information of the Universal American Corp.'s Medicare Part D Business

Unaudited Combined Condensed Balance Sheets as of December 31, 2010 and 2009	F-2
Unaudited Combined Condensed Statements of Operations for the Three Years Ended December 31, 2010	F-3
Unaudited Combined Condensed Statements of Equity and Comprehensive Income for the Three Years Ended December 31, 2010	F-4
Unaudited Combined Condensed Statements of Cash Flows for the Three Years Ended December 31, 2010	F-5
Notes to Unaudited Combined Condensed Financial Statements	F-6

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

UNAUDITED COMBINED CONDENSED BALANCE SHEETS

December 31, 2010 and 2009

(in thousands)

	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$42,220	$534,464
CMS contract deposit receivables	196,584	—
Other Part D receivables	214,183	168,159
Goodwill	448,215	448,215
Amortizing intangible assets	106,807	122,853
Other assets	24,174	36,623

Total assets	$1,032,183	$1,310,314

LIABILITIES AND EQUITY
LIABILITIES
Pharmacy benefits payable	$68,149	$91,028
CMS contract deposit liabilities	—	169,169
Other Part D liabilities	107,030	163,332
CMS risk corridor payable	9,483	20,918
Loan payable	232,872	313,758
Other long-term debt	110,000	110,000
Deferred income tax liabilities	37,398	42,009
Accrued operating expenses and other liabilities	34,463	37,617

Total liabilities	599,395	947,831

Commitments and contingencies (Note 19)
EQUITY
Business equity	441,690	372,536
Accumulated other comprehensive loss	(8,902)	(10,053)

Total equity	432,788	362,483

Total liabilities and equity	$1,032,183	$1,310,314

See notes to unaudited combined condensed financial statements.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

UNAUDITED COMBINED CONDENSED STATEMENTS OF OPERATIONS

For the Three Years Ended December 31, 2010

(in thousands)

	2010	2009	2008
Revenues:
Net premiums	$2,183,951	$1,980,907	$1,802,126
Net investment and other income	3,070	3,204	21,130
Realized loss on interest rate swap	(1,580)	—	—

Total revenues	2,185,441	1,984,111	1,823,256
Benefits, claims and expenses:
Pharmacy benefits	1,798,216	1,587,076	1,533,089
Amortization of intangible assets	16,046	16,046	16,022
Other operating costs and expenses	192,179	206,649	222,312
Interest expense	19,868	19,937	23,694

Total benefits, claims and expenses	2,026,309	1,829,708	1,795,117

Income before equity in earnings of unconsolidated subsidiary and income taxes	159,132	154,403	28,139
Equity in earnings of unconsolidated subsidiary	—	280	72,813

Income before income taxes	159,132	154,683	100,952
Provision for income taxes	56,805	55,209	36,098

Net income	$102,327	$99,474	$64,854

See notes to unaudited combined condensed financial statements.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

UNAUDITED COMBINED CONDENSED STATEMENTS OF EQUITY AND COMPREHENSIVE INCOME

For the Three Years Ended December 31, 2010

(in thousands)

	Business Equity	Accumulated Other Comprehensive (Loss) Income	Total
Balance at January 1, 2008	$407,214	$(181)	$407,033
Net income	64,854	—	64,854
Change in unrealized gain (loss), net	—	(13,013)	(13,013)

Comprehensive income			51,841

Other changes in business equity, net	(95,811)	—	(95,811)

Balance at December 31, 2008	376,257	(13,194)	363,063
Net income	99,474	—	99,474
Change in unrealized gain (loss), net	—	3,141	3,141

Comprehensive income			102,615

Other changes in business equity, net	(103,195)	—	(103,195)

Balance at December 31, 2009	372,536	(10,053)	362,483
Net income	102,327	—	102,327
Change in unrealized gain (loss), net	—	1,151	1,151

Comprehensive income			103,478

Other changes in business equity, net	(33,173)	—	(33,173)

Balance at December 31, 2010	$441,690	$(8,902)	$432,788

See notes to unaudited combined condensed financial statements.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

UNAUDITED COMBINED CONDENSED STATEMENTS OF CASH FLOWS

For the Three Years Ended December 31, 2010

(in thousands)

	2010	2009	2008
Cash flows from operating activities:
Net income	$102,327	$99,474	$64,854
Adjustments to reconcile net income to net cash provided by (used in) operating actvities:
Equity in earnings of unconsolidated subsidiary	—	(280)	(72,813)
Distribution from unconsolidated subsidary	—	5,593	67,500
Deferred income taxes	(5,230)	(4,190)	(6,576)
Amortization of intangible assets	16,046	16,046	16,022
Amortization of below market contract liability established in 2007 related to the acquisition of Member Health	—	—	(39,222)
Changes in operating assets and liabilities:
Pharmacy benefits payable	(22,879)	(89,282)	40,757
CMS risk corridor payable	(11,435)	51,662	40,539
Other Part D (liabilities) receivables, net	(102,326)	(228,794)	35,480
Other	9,763	4,327	(52,084)

Cash (used in) provided by operating activities	(13,734)	(145,444)	94,457

Cash flows from investing activities:
Return of capital from unconsolidated subsidiary	—	1,621	—

Cash provided by investing activities	—	1,621	—

Cash flows from financing activities:
Receipts from CMS contract deposits	3,810,919	4,161,518	3,498,773
Withdrawals from CMS contract deposits	(4,176,672)	(3,383,056)	(3,713,841)
Principal payments on loan payable	(80,886)	(6,867)	(28,500)
Other changes in business equity, net	(31,871)	(103,038)	(20,700)

Cash (used in) provided by financing activities	(478,510)	668,557	(264,268)

Net (decrease) increase in cash and cash equivalents	(492,244)	524,734	(169,811)
Cash and cash equivalents at beginning of year	534,464	9,730	179,541

Cash and cash equivalents at end of year	$42,220	$534,464	$9,730

See notes to unaudited combined condensed financial statements.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS

1. ORGANIZATION AND COMPANY BACKGROUND

        Universal American Corp., which we refer to as "UAM," is a publicly held specialty health and life insurance holding company with an emphasis on providing a broad array of health insurance and managed care products and services to the growing senior population. UAM conducts its business through three operating segments: (1) Medicare Prescription Drug Plans (the "Medicare Part D Business"), (2) Medicare Advantage Plans and (3) Traditional Insurance (the Medicare Advantage Plans and Traditional Insurance businesses are collectively referred to as the "Newco Businesses"). The activities of UAM, such as debt service, senior executive compensation and other holding company activities are reported through a Corporate segment.

        On December 30, 2010, UAM entered into (i) an Agreement and Plan of Merger (the "CVS Agreement") with CVS Caremark Corporation ("CVS Caremark") and Ulysses Merger Sub, L.L.C., an indirect wholly-owned subsidiary of CVS Caremark, to provide for the purchase of UAM's Medicare Part D Business by CVS Caremark and (ii) a Separation Agreement with Universal American Spin Corp., a newly- formed wholly-owned subsidiary of UAM ("Newco"), to provide for the separation of UAM's Medicare Part D Business from UAM's remaining Newco Businesses (the "Separation"). We refer to the sale of UAM's Medicare Part D Business to CVS Caremark and related transactions as the "Part D Sale Transaction" or the "Transactions."

        Pursuant to the CVS Agreement, CVS Caremark will pay UAM's shareholders $1.25 billion plus the excess capital in the entities that operate UAM's Medicare Part D Business as of December 31, 2010, less the amount of UAM's outstanding debt and trust preferred securities and certain other amounts. At the effective time of the merger, we currently expect that each share of common stock and preferred stock of UAM will be cancelled and converted into the right to receive one share of common stock of Newco which will own the Newco Businesses and, based on current estimates, approximately $13.00 to $13.20 per share in cash. The transaction is expected to close by the end of the second quarter of 2011 and is subject to customary closing conditions, including approval of our shareholders and necessary regulatory approvals. On February 28, 2011 the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the Part D Sale Transaction.

2. BASIS OF PRESENTATION

        The accompanying unaudited combined condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles and represent a "carve-out" of the historical results of operations, assets, and liabilities attributable to UAM's Medicare Part D Business and outstanding indebtedness and trust preferred securities (collectively referred to as "UAM/Part D" or the "Company"). UAM/Part D is comprised of the legal entities Universal American Corp., MemberHealth, LLC, UAC Holding, Inc. and Pennsylvania Life Insurance Company after giving effect to the Separation. UAM/Part D operates under a single segment, consisting of:

  •
  Medicare Part D Prescription Drug benefit Plans, known as PDPs including the Community CCRxSM PDP, since the acquisition of MemberHealth on September 21, 2007 and the Prescriba RxSM PDP, the successor to the Prescription PathwaySM PDP after the termination of the strategic alliance with CVS Caremark.

  •
  A pharmacy benefits manager, or PBM, servicing the PDPs as well as the members in UAM's Medicare Advantage plans offering a Part D benefit.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

2. BASIS OF PRESENTATION (Continued)

  •
  The Prescription PathwaySM PDP business, until its termination in December, 2008. In March 2005, UAM entered into a strategic alliance with PharmaCare Re, a subsidiary of CVS Caremark, to offer the Prescription PathwaySM prescription drug benefit plan. PharmaCare Re reinsured half of the risk assumed by our PDPs and the parties created Part D Management Services, L.L.C., known as PDMS, to perform marketing risk management services on behalf of the Prescription PathwaySM PDPs. PDMS was owned 50% by us and 50% by PharmaCare Re. We did not control PDMS and therefore did not consolidate PDMS in our financial statements. We accounted for our investment in PDMS on the equity basis and included it in other assets. PDMS was dissolved in December 2009. The strategic alliance with CVS Caremark was mutually terminated effective December 31, 2008, and PDMS was dissolved in December 2009. Upon termination of the strategic alliance, CVS Caremark and UAM each assumed responsibility for the drug benefit of specified Prescription PathwaySM plan members to achieve an approximately equal distribution of the value of business that has been generated by the strategic alliance. In 2009, we created Prescriba RxSM plans as our successor to the Prescription PathwaySM plans for the members distributed to us upon termination of the strategic alliance with CVS Caremark, as well as new members.

        In addition to the operating segment, certain activities of UAM, such as debt service and stock-based compensation are reported in a Corporate segment as a public company.

        All significant intercompany accounts and transactions between the components of the business that comprise UAM/Part D have been eliminated.

        The unaudited combined condensed financial statements include an allocation of certain corporate expenses related to services provided to the Company by UAM. These expenses include the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, regulatory oversight, internal audit, and certain other items. The cost of these services has been allocated to the Company based on specific identification when possible or based on the percentage of the Company's relative sales volume to total UAM sales volume for the periods presented. Management believes these allocations are a reasonable representation of the cost incurred for the services provided; however, these allocations may not be indicative of the actual expenses that would have been incurred by the Company had it been operating as an independent company for the periods presented (see related party transactions in Note 18).

        Business Equity of the Company includes the following:

  •
  Authorized Control Level Capital—an amount equal to 200% of the authorized control level statutory capital related to the Medicare Part D Business as of December 31, 2010, estimated to be $84 million; plus,

  •
  Excess Capital—the statutory capital in excess of the Authorized Control Level Capital as of December 31, 2010, estimated to be $185 million; plus,

  •
  Intangible Equity—the historical goodwill and amortizing intangible assets related to the Medicare Part D Business, net of deferred income taxes; less,

  •
  UAM's Outstanding Indebtedness—the outstanding indebtedness, including trust preferred securities, net of the unamortized deferred financing costs related to UAM's outstanding indebtedness.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

2. BASIS OF PRESENTATION (Continued)

        The Authorized Control Level Capital and Excess Capital amounts are the same for all years presented. Other changes in Business Equity, net, reflect the changes in Intangible Equity relating to net amortization or other adjustments to goodwill or amortizing intangibles and the distribution of net income, net of the contributions to fund repayments of principal on the UAM's Outstanding Indebtedness.

        Accumulated other comprehensive loss includes:

  •
  The fair value of certain hedging obligations related to UAM's Outstanding Indebtedness net of deferred taxes.

        Use of Estimates: The preparation of our combined condensed financial statements in conformity with U.S. generally accepted accounting principles, or U.S. GAAP, requires us to make estimates and assumptions that affect the amounts reported by us in our unaudited combined condensed financial statements and the accompanying notes. Critical accounting policies require significant subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. These estimates are based on information available at the time the estimates are made, as well as anticipated future events. Actual results could differ materially from these estimates. We periodically evaluate our estimates, and as additional information becomes available or actual amounts become determinable, we may revise the recorded estimates and reflect the revisions in operating results. In our judgment, the accounts involving estimates and assumptions that are most critical to the preparation of our financial statements are policy-related liabilities and expense recognition, goodwill and other intangible assets, and income taxes. Our critical accounting policies are the same for all years presented.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Cash Equivalents:    We consider all highly liquid investments that have maturities of three months or less at the date of purchase to be cash equivalents. Cash equivalents include such items as certificates of deposit, commercial paper, and money market funds. The Medicare Part D Business participates in UAM's investment pool, which is comprised of cash equivalents. All of the Medicare Part D Business cash is held by UAM, however the Medicare Part D Business can access this cash as needed to fund current cash needs, such as claim payments and operating expenses. In the event of a cash deficit, the Medicare Part D Business can borrow money through this facility.

  Goodwill and other intangible assets:

        Valuation of acquired intangible assets:    Business combinations accounted for as a purchase result in the allocation of the purchase consideration to the fair values of the assets and liabilities acquired, including the present value of future profits, establishing these fair values as the new accounting basis. We base the present value of future profits on an estimate of the cash flows of the in-force business acquired, discounted to reflect the present value of those cash flows. The discount rate we select depends upon the general market conditions at the time of the acquisition and the inherent risk in the transaction. We allocate purchase consideration in excess of the fair value of net assets acquired, including the present value of future profits and other identified intangibles, for a specific acquisition, to goodwill. We perform the allocation of purchase price in the period in which we consummate the purchase. Adjustments made within the 12 month period of the business combination generally relate

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

to resolution of pre-acquisition contingencies, tax matters and refinements made to estimates of fair value in connection with the preliminary allocation.

        Amortizing intangible assets:    We must estimate and make assumptions regarding the useful life we assign to our amortizing intangible assets. These assets are amortized on a straight line basis over their estimated weighted average lives as set forth below:

Description	Weighted Average Life At Acquisition
Membership base acquired	7 - 10
Trademarks/tradenames	9
Licenses	15

        In accordance with ASC 350, Intangibles—Goodwill and Other, we periodically review amortizing intangible assets whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. In assessing recoverability, we must make assumptions regarding estimated future cash flows and other factors to determine if an impairment loss may exist, and, if so, estimate fair value. If these estimates or their related assumptions change in the future, we may be required to record impairment losses for these assets. Based on our review of recoverability, we determined there was no impairment of our amortizing intangible assets during 2010, 2009 or 2008.

        Goodwill:    ASC 350 requires that goodwill balances be reviewed for impairment at the reporting unit level at least annually, or more frequently if events occur or circumstances change that would indicate that a triggering event, as defined in ASC 350, has occurred. A reporting unit is defined as an operating segment or one level below an operating segment. The Medicare Part D Business is our only reporting unit.

        Our annual goodwill impairment test follows a two step process as defined in ASC 350. In the first step, the fair value of a reporting unit is compared to its carrying value. If the carrying value of a reporting unit exceeds its fair value, the second step of the impairment test is performed for purposes of measuring the impairment. In the second step, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit to determine an implied goodwill value. This allocation is similar to a purchase price allocation performed in purchase accounting. If the carrying amount of the reporting unit goodwill exceeds the implied goodwill value, an impairment loss shall be recognized in an amount equal to that excess.

        Our strategy, long-range business plan, and annual planning process are used to support our valuation of our reporting unit. Our valuations are based primarily on an analysis of discounted cash flows for the reporting unit. Outcomes from the discounted cash flow analysis are compared to other market approach valuation methodologies for reasonableness. Key assumptions, including changes in membership, premium yields, medical cost trends and selected government contract extensions, are consistent with those utilized in our long-range business plan and annual planning process. Other assumptions include levels of economic capital, future business growth, earnings projections and the weighted average cost of capital used for purposes of discounting. We use a range of discount rates that correspond to a market-based, weighted-average cost of capital. Decreases in business growth, decreases in earnings projections, increases in the weighted average cost of capital and increases in the amount of required capital for a reporting unit will all cause the reporting unit's fair value to decrease.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

If these assumptions differ from actual, the estimates underlying our goodwill impairment tests could be adversely affected. These assumptions can be impacted by general factors, including: the U.S healthcare economy, health care reform and federal monetary policy.

        We perform our annual goodwill assessment as of October 1. Based on this assessment for 2010 and 2009, we determined that the fair value of our Part D reporting unit was in excess of its carrying value (the first step of the goodwill impairment test). During each quarter, we perform a review of certain key components of our valuation of our reporting unit, including its operating performance compared to plan (which was the primary basis for the prospective financial information included in our last goodwill impairment test as of October 1, 2010) and the weighted average cost of capital. Based on our review of these items through the December 31, 2010, we believe that our estimate of fair value for our reporting unit remains reasonable.

        Medicare Plans—General Recognition of Premium Revenues and Policy Benefits:    Medicare is a federal health insurance program that provides Americans age 65 and over, and some disabled persons under the age of 65, certain hospital, medical and prescription drug benefits. The Medicare program consists of four parts, labeled Parts A-D.

        Part A—Hospitalization benefits are provided under Part A. These benefits are financed largely through Social Security taxes. Beneficiaries are not required to pay any premium for Part A benefits. However, they are still required to pay out-of-pocket deductibles and coinsurance.

        Part B—Benefits for medically necessary services and supplies including outpatient care, doctor's services, physical or occupational therapists and additional home health care are provided under Part B. These benefits are financed through premiums paid to the federal government by those eligible beneficiaries who choose to enroll in the program. The beneficiaries are also required to pay out-of- pocket deductibles and coinsurance.

        Part C—Under the Medicare Advantage program, private plans provide Medicare-covered health care benefits to enrollees and can include prescription drug coverage. Part C benefits are provided through private HMO, PPO and PFFS plans. An individual must have Medicare Part A and Part B in order to join a Medicare Advantage Plan.

        Part D—Under Part D, prescription drug benefits may be provided by private Plans to individuals eligible for benefits under Part A and/or enrolled in Part B. These benefits are provided on both a stand-alone basis and also in connection with certain of our HMO, PPO and PFFS plans.

        These programs are administered by the Centers for Medicare and Medicaid Services, known as CMS, an agency of the United States Department of Health and Human Services. Our Part D Business contracts with CMS under the Medicare program to provide prescription drug benefits to Medicare eligible persons. These benefits are provided in exchange for contractual risk-adjusted payments received from CMS.

  Medicare Part D Plans

  Membership

        We analyze the membership for our stand-alone Medicare Part D Plans in our administrative system and reconcile to the enrollment provided by CMS. There are timing differences between the

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

addition of a member to our administrative system and the approval, or accretion, of the member by CMS. Additionally, the monthly payments from CMS include adjustments to reflect changes in the status of membership as a result of retroactive terminations, additions or other changes. Current period membership, net premium, CMS subsidies and claims expense are adjusted to reflect retroactive changes in membership.

  Premiums

        Premiums received pursuant to Medicare contracts with CMS are recorded as revenue in the month in which members are entitled to receive benefits. Premiums collected in advance are deferred. Receivables from CMS and Plan members are recorded net of estimated uncollectible amounts and are reported as other assets in the unaudited combined condensed balance sheets. We routinely monitor the collectability of specific accounts, the aging of member premium receivables, historical retroactivity trends and prevailing and anticipated economic conditions. Certain commissions are deferred and amortized in relation to the corresponding revenues which is no longer than a one-year period.

        We receive monthly payments from CMS related to members in our stand-alone Part D Plans. The recognition of the premium and subsidy components under Part D is described below:

        CMS Direct Subsidy Premium—We receive a monthly premium from CMS based on the Plan year bid we submitted to CMS. The monthly payment is a risk-adjusted amount per member and is based upon the member's risk score status, as determined by CMS. The CMS premium is recognized over the contract period and reported as net premium.

        Revenue Adjustments—The monthly CMS Direct Premium Subsidy is based upon the members' health status, which is determined by CMS. CMS uses risk-adjusted rates per member to determine the monthly payments to Medicare Plans. CMS has implemented a risk adjustment model which apportions premiums paid to all health Plans according to health diagnoses. The risk adjustment model uses health status indicators, or risk scores, to improve the accuracy of payment. The CMS risk adjustment model pays more for members with increasing health severity. Under this risk adjustment methodology, diagnosis data from inpatient and ambulatory treatment settings are used by CMS to calculate the risk adjusted premium payment to Medicare Plans. The monthly risk-adjusted premium per member is determined by CMS based on normalized risk scores of each member from the prior year. Annually, CMS provides the updated risk scores to the Plans and revises premium rates prospectively, beginning with the July remittance for current Plan year members. CMS will also calculate the retroactive adjustments to premium related to the revised risk scores for the current year for current Plan year members and for the prior year for prior Plan year members. We do not have access to diagnosis data with respect to our stand-alone PDP members and therefore, we cannot anticipate changes in our members' risk scores. Changes in CMS premiums related to risk-score adjustments for our stand alone PDP membership are recognized when the amounts become determinable and collectability is reasonably assured, which occurs when we are notified by CMS of such adjustments. Although such adjustments have not been considered to be material in the past, future adjustments could be material.

        Member Premium—We receive a monthly premium from members based on the Plan year bid we submitted to CMS. The member premium, which is fixed for the entire Plan year, is recognized over the contract period and reported as net premium.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Low-Income Premium Subsidy—For qualifying low-income status, or LIS, members, CMS pays us for some or all of the LIS member's monthly premium. The CMS payment is dependent upon a member's income level which is determined by the Social Security Administration. Low-income premium is recognized over the contract period and reported as net premium.

        Low-Income Cost Sharing Subsidy—For qualifying LIS members, CMS will reimburse Plans for all or a portion of the LIS member's deductible, coinsurance and co-payment amounts above the out of pocket threshold for low income beneficiaries. Low-income cost sharing subsidies are paid by CMS prospectively as a fixed amount per member per month, and are determined based upon the Plan year bid we submitted to CMS. After the close of the annual Plan year, CMS reconciles actual experience to low-income cost sharing subsidies paid to the Plan and any differences are settled between CMS and the Plan. See "Deposit Accounting" below for a description of the accounting for low-income cost sharing subsidies.

        Catastrophic Reinsurance Subsidy—CMS reimburses Plans for 80% of the drug costs after a member reaches his or her out of pocket catastrophic threshold through a catastrophic reinsurance subsidy. Catastrophic reinsurance subsidies are paid by CMS prospectively as a fixed amount per member per month, and are determined based upon the Plan year bid we submitted to CMS. After the close of the annual Plan year, CMS reconciles actual experience compared to catastrophic reinsurance subsidies paid to the Plan and any differences are settled between CMS and the Plan. See "Deposit Accounting" below for a description of the accounting for catastrophic reinsurance subsidies.

        CMS Risk Corridor—Premiums from CMS are subject to risk sharing through the Medicare Part D risk corridor provisions. The CMS risk corridor calculation compares the target amount of prescription drug costs (limited to costs under the standard coverage as defined by CMS) less rebates in our annual Plan bid to actual experience. Variances of more than 5% above the target amount will result in CMS making additional payments to us, and variances of more than 5% below the target amount will require us to refund to CMS a portion of the premiums we received. Risk corridor payments due to or from CMS are estimated throughout the year and are recognized as adjustments to net premium and CMS risk corridor payable. This estimate requires us to consider factors that may not be certain, including: membership, risk scores, prescription drug events, or PDEs, and rebates. After the close of the annual Plan year, CMS reconciles actual experience to the target amount and any differences are settled between CMS and the Plan.

        Deposit Accounting—Low-income cost sharing and catastrophic reinsurance subsidies represent funding from CMS for which we assume no risk and are reported as increases to CMS contract deposits in the combined condensed balance sheets. Payments of the actual prescription drug costs related to the low-income cost sharing and catastrophic reinsurance are reported as decreases to CMS contract deposits in the combined condensed balance sheets. We do not recognize net premium or pharmacy benefits expense for this activity. These receipts and payments are reported as financing activities in our combined condensed statements of cash flows.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Pharmacy Benefits Payable

        Pharmacy benefits payable include actual claims reported but not paid and estimates of prescription drug claims incurred but not reported. The estimated claims incurred but not reported are based upon current enrollment, historical claim receipt and payment patterns, historical medical cost trends and health service utilization statistics. These estimates and assumptions are derived from and are continually evaluated using per member per month trend analysis, claims trends developed from our historical experience in the preceding month (adjusted for known changes in estimates of recent drug utilization data), changes in benefit levels, product mix and seasonality. These estimates are based on information available at the time the estimates are made, as well as anticipated future events. Actual results could differ materially from these estimates. We periodically evaluate our estimates, and as additional information becomes available or actual amounts become determinable, we may revise the recorded estimates and reflect them in operating results.

        Income Taxes:    We use the liability method of accounting for income taxes. Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities using enacted tax rates that we expect to apply to taxable income in the years in which we expect those temporary differences to be recovered or settled. We recognize the effect on deferred tax assets and liabilities of a change in tax rates in income in the period that includes the enactment date of a change in tax rates.

        We establish valuation allowances on our deferred tax assets for amounts that we determine will not be recoverable based upon our analysis of projected taxable income and our ability to implement prudent and feasible tax planning strategies. We recognize increases in these valuation allowances as deferred tax expense. We record the portions of the valuation allowances subsequently determined to be no longer necessary as deferred tax benefits.

        We record tax benefits when it is more likely than not that the tax return position taken with respect to a particular transaction will be sustained. A liability, if recorded, is not considered resolved until the statute of limitations for the relevant taxing authority to examine and challenge the tax position has expired, or the tax position is ultimately settled through examination, negotiation, or litigation. We classify interest and penalties associated with uncertain tax positions in our provision for income taxes.

        Income taxes are determined for the UAM/Part D Business as if it filed a separate return. Accordingly, UAM/Part D pays, to UAM, the amount due on a separate return basis. Losses and credits, if any, are reimbursed when UAM/Part D is able to use the loss or credit on its return calculated on a separate return basis.

        Derivative Instruments—Interest Rate Swaps:    We use interest rate swap agreements to manage risk arising from interest rate volatility. Interest rate swap agreements, which are cash flow hedges, are contracts to exchange interest payments on a specified principal or notional amount for a specified period. By using interest rate swaps to manage risk, we expose ourselves to credit risk and additional market risk. Credit risk is the exposure to loss if a counterparty fails to perform under the terms of the interest rate swap contract. We minimize credit risk by entering into transactions with counterparties that maintain high credit ratings. Market risk is the exposure to changes in the market price of the underlying instrument and the related interest rate swap. These price changes result from movements

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

in interest rates, and as a result, assets and liabilities will appreciate or depreciate in market value. We recognize these interest rate swaps on the unaudited combined condensed balance sheets at their fair value, based on external quotes provided by banks, in other liabilities.

        On the date we enter into the interest rate swap contract, we may designate it as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability, or a cash flow hedge, if specified criteria are met. At the inception of the contract, we formally document all relationships between the hedging instrument and the hedged item, as well as its risk-management objective and strategy for undertaking each hedge transaction. We also formerly assess, both at the hedge's inception and on an ongoing basis, whether the derivative used in hedging transactions are highly effective in offsetting changes in the cash flows of the hedged items.

        For an interest rate swap designated as a cash flow hedge, we record the effective portion of changes in the fair value of the interest rate swap in accumulated other comprehensive income (loss) and recognize it in the unaudited combined condensed statement of operations when the hedged item affects results of operations. We will discontinue hedge accounting prospectively if we determine that:

  •
  an interest rate swap is not highly effective in offsetting changes in the cash flows of a hedged item,

  •
  the derivative expires or is sold, terminated or exercised, or

  •
  the derivative is undesignated as a hedge instrument because it unlikely that a forecasted transaction will occur.

        If we discontinue hedge accounting, we will continue to carry the interest rate swap at fair value, with any change in the fair value of the interest rate swap recognized in the current period results of operations as a realized gain or loss. When we discontinue hedge accounting because it is probable that a forecasted transaction will not occur, we recognize the accumulated gains and losses included in other accumulated other comprehensive income (loss) immediately in results of operations as a realized gain or loss.

        Stock-Based Compensation:    UAM has various stock-based incentive plans for its employees, non-employee directors and agents, including the employees of its Part D Business. Detailed information for UAM's stock-based compensation plans can be found in Note 21 to UAM's Financial Statements in its Annual Report on Form 10-K for the year ended December 31, 2010. In accordance with ASC 718, Compensation—Stock Compensation, UAM recognizes compensation costs for share-based payments to employees and non-employee directors based on the grant date fair value of the award and amortizes this fair value over the grantees' service period. The provisions of ASC 718 require the fair value to be calculated using a valuation model such as the Black-Scholes or binomial-lattice models. UAM has elected to use the Black-Scholes valuation model to value employee stock options. A portion of UAM's total stock-based compensation cost is allocated to UAM/Part D based on the same methodology used to allocate management salaries.

        Other Part D Assets:    Other Part D Assets primarily consist of pharmaceutical rebates receivable. The Company bills and collects rebates from pharmaceutical manufacturers and reports these rebates as a reduction of pharmacy benefits in our unaudited combined condensed statements of operations. Amounts owed to the Company from pharmaceutical manufacturers are reported as rebates receivable when earned and are reported at estimated net collectible amounts.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Other Part D Liabilities:    Other Part D Liabilities primarily consist of the liability for prescription costs payable related to low-income cost subsidies and catastrophic reinsurance subsidies. UAM/Part D receives subsidies from CMS for the payment of these costs and does not bear risk for those amounts. Accordingly, the liability for prescription costs payable is not included in Pharmacy benefits payable on the unaudited combined condensed balance sheets and the prescription costs paid for low-income cost subsidies and catastrophic reinsurance subsidies are not included in pharmacy benefits reported in our unaudited combined condensed statement of operations.

4. FAIR VALUE MEASUREMENTS

        We carry interest rate swaps at fair value in our combined condensed financial statements. These fair value disclosures consist of information regarding the valuation of our financial instruments, and the fair value measurement disclosure requirements of Fair Value Measurements and Disclosures Topic, ASC 820-10. Effective April 1, 2009, we applied the provisions of ASC 820 prospectively to financial instruments that we record at fair value. Our adoption of ASC 820 did not have an impact on our unaudited combined condensed financial statements.

  Fair Value Disclosures

        The following section applies the ASC 820-10 fair value hierarchy and disclosure requirements to our financial instruments that we carry at fair value. ASC 820-10 establishes a fair value hierarchy that prioritizes the inputs in the valuation techniques used to measure fair value into three broad Levels, numbered 1, 2, and 3.

        Level 1 observable inputs reflect quoted prices for identical assets or liabilities in active markets that we have the ability to access at the measurement date. We have no Level 1 financial instruments.

        Level 2 observable inputs, other than quoted prices included in Level 1, reflect the asset or liability or prices for similar assets and liabilities. Interest rate swaps that are priced using models with observable market inputs are reported as Level 2. The fair value of our interest rate swap liability was $14.0 million at December 31, 2010 and $15.5 million at December 31, 2009.

        Level 3 valuations are derived from techniques in which one or more of the significant inputs, such as assumptions about risk, are unobservable. Generally, Level 3 securities are less liquid securities such as highly structured or lower quality asset-backed securities, known as ABS, and private placement equity securities. Because Level 3 fair values, by their nature, contain unobservable market inputs, as there is no observable market for these assets and liabilities, considerable judgment must be used to determine the Level 3 fair values. We have no Level 3 financial instruments.

        In many situations, inputs used to measure the fair value of an asset or liability position may fall into different levels of the fair value hierarchy. In these situations, we will determine the level in which the fair value falls based upon the lowest level input that is significant to the determination of the fair value.

  Determination of fair values

        The valuation methodologies used to determine the fair values of assets and liabilities under the "exit price" notion of ASC 820 reflect market participant objectives and are based on the application of the fair value hierarchy that prioritizes observable market inputs over unobservable inputs. We

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

4. FAIR VALUE MEASUREMENTS (Continued)

determine the fair value of our financial assets and liabilities based upon quoted market prices where available. Fair values of our interest rate swap liabilities reflect adjustments for counterparty credit quality, our credit standing, liquidity and, where appropriate, risk margins on unobservable parameters.

  Interest rate swaps

        We report interest rate swaps as accrued operating expenses and other liabilities in our unaudited combined condensed balance sheets at fair value. Their fair value is based on the present value of cash flows as determined by the LIBOR forward rate curve and credit spreads, including our own credit. We have classified interest rate swaps as Level 2. We have determined their valuations using pricing models with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

5. INTANGIBLE ASSETS

        The following table shows the Company's acquired intangible assets that continue to be subject to amortization:

		December 31, 2010		December 31, 2009
	Weighted Average Life (Years)
		Value Assigned	Accumulated Amortization	Value Assigned	Accumulated Amortization
		(in thousands)
Medicare Part D:
Membership base	10	$135,425	$44,352	$135,425	$30,809
Trademarks/tradenames	9	20,433	7,435	20,433	5,165
Licenses	15	3,500	764	3,500	531

Total		$159,358	$52,551	$159,358	$36,505

        The following table shows the changes in the amortizing intangible assets:

	2010	2009
	(in thousands)
Balance, beginning of year	$122,853	$138,899
Additions and adjustments	—	—
Amortization, net of interest	(16,046)	(16,046)

Balance, end of year	$106,807	$122,853

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

5. INTANGIBLE ASSETS (Continued)

        Estimated future net amortization expense is as follows (in thousands):

2011	$16,046
2012	16,046
2013	16,046
2014	16,046
2015	16,046
Thereafter	26,577

$106,807

        The carrying value of goodwill and intangible assets with indefinite lives (primarily trademarks and licenses) was $448.2 million at December 31, 2010, 2009 and 2008.

6. MEDICARE PART D

        The following table provides balances due from (to) CMS by Plan year:

	December 31, 2010			December 31, 2009
Plan Year	Reinsurance/ Low-income Cost Subsidy(1)	Risk Corridor(2)	Total Due from (to) CMS	Reinsurance/ Low-income Cost Subsidy(1)	Risk Corridor(2)	Total Due from (to) CMS
	(in thousands)
2010	$164,583	$(24,479)	$140,104	$—	$—	$—
2009(3)	329	(317)	12	(194,062)	(35,958)	(230,020)
2008	3,283	(99)	3,184	—	—	—
2007(4)	21,627	12,138	33,765	21,433	12,809	34,242
2006(4)	6,762	3,274	10,036	3,460	2,231	5,691

Total due from (to) CMS	$196,584	$(9,483)	$187,101	$(169,169)	$(20,918)	$(190,087)

(1)
Amounts reported in CMS contract deposit receivables (liabilities) in the unaudited combined condensed balance sheets.

(2)
Amounts reported in CMS risk corridor payable in the unaudited combined condensed balance sheets.

(3)
We paid the amount due to CMS for the 2009 Plan year during the fourth quarter of 2010.

(4)
In December 2010, CMS announced that the 2006 and 2007 plan years will be re-opened and settled based upon PDEs submitted to CMS through January 30, 2011.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

6. MEDICARE PART D (Continued)

        Prior Plan Year Settlements and Adjustments Under Stand-alone Medicare Part D Plans:    The amount due from or to CMS consists of low-income cost subsidy, catastrophic reinsurance and the risk corridor adjustment. These amounts are affected by: membership; risk scores; prescription drug events ("PDEs") and rebates. Approximately nine months after the close of the annual Plan year (December 31st) CMS completes its reconciliation of membership and PDEs and provides the information needed to finalize the accounting for these items to each Plan.

        For our stand-alone Part D Plans, retroactive revenue adjustments and Plan year settlements for the 2009 Plan year were received in the third quarter of 2010. Net premiums for the year ended December 31, 2010 included retroactive adjustments related to prior Plan years, which increased total revenue by approximately $9.9 million (net of the impact of government risk corridor). These adjustments were comprised of $9.4 million in risk adjustment revenue related to our 2009 membership and $0.5 million related to the final CMS PDE reconciliations for prior Plan years. For the 2008 Plan year, we received retroactive revenue adjustments and Plan year settlements in the third quarter of 2009. Net premiums for the year ended December 31, 2009 included retroactive adjustments related to prior Plan years, which increased total revenue by approximately $14.7 million (net of the impact of government risk corridor). These adjustments were comprised of $9.2 million in risk adjustment revenue related to our 2008 membership and $5.5 million related to the final CMS PDE reconciliations for prior Plan years.

7. REINSURANCE

        Our Prescription PathwaySM PDP business was reinsured on a 50% coinsurance funds withheld basis with PharmaCare Re, a subsidiary of CVS Caremark until the termination of our strategic alliance with CVS Caremark on December 31, 2008. Under quota share coinsurance treaties, we pay the reinsurer an agreed upon percentage of all premiums and the reinsurer reimburses us that same percentage of any losses. In addition, the reinsurer pays us certain allowances to cover commissions, cost of administering the policies and premium taxes. As result of the termination, ceded premiums decreased by approximately $276.2 million and ceded claims decreased by approximately $290.1 million in 2009 compared to 2008.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

8. PHARMACY BENEFITS PAYABLE

        Activity in pharmacy benefits payable is as follows:

	December 31,
	2010	2009
	(in thousands)
Balance at beginning of year	$91,028	$168,763
Less reinsurance recoverable	(4,942)	(14,868)

Net balance at beginning of year	86,086	153,895

Incurred related to:
Current year	1,794,012	1,574,532
Prior year development	4,204	12,544

Total incurred	1,798,216	1,587,076

Paid related to:
Current year	1,747,143	1,506,889
Prior year	69,670	147,996

Total paid	1,816,813	1,654,885

Net balance at end of year	67,489	86,086
Plus reinsurance recoverable	660	4,942

Balance at end of year	$68,149	$91,028

        Pharmacy benefits payable decreased by $22.9 million from December 31, 2009 to December 31, 2010. This decrease is primarily attributable to decreases in the number of days of claims outstanding.

        The medical cost amount, noted as "prior year development" in the table above, represents unfavorable adjustments as a result of prior year claim estimates being settled for amounts that are different than originally anticipated. This prior year development occurs due to differences between the actual medical utilization and other components of medical cost trends, and actual claim processing and payment patterns compared to the assumptions for claims trend and completion factors used to estimate our claim liabilities.

        The pharmacy benefits payable balance at December 31, 2009 settled for $4.2 million more than originally estimated. This prior year development represents less than 0.3% of the incurred claims recorded in 2009. The pharmacy benefits payable balance at December 31, 2008 settled for $12.5 million more than originally estimated, which represents less than 0.9% of the incurred claims recorded in 2008.

9. INCOME TAXES

        UAM/Part D is included in a consolidated return for federal income tax purposes that includes all of the insurance and non-insurance company subsidiaries of UAM.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

9. INCOME TAXES (Continued)

        UAM/Part D's federal and state income tax expense (benefit) is as follows:

	2010	2009	2008
	(in thousands)
Current	$62,035	$59,399	$42,674
Deferred	(5,230)	(4,190)	(6,576)

Total tax expense	$56,805	$55,209	$36,098

        A reconciliation of the "expected" tax expense at 35% with UAM/Part D's actual tax expense applicable to income before income taxes reported in the unaudited combined condensed statements of operations is as follows:

	2010	2009	2008
	(in thousands)
Expected tax expense	$55,696	$54,139	$35,333
Other, primarily state income taxes	1,109	1,070	765

Actual tax expense	$56,805	$55,209	$36,098

        Our effective tax rate was 35.7% for the year ended December 31, 2010, 35.7% for 2009 and 35.8% for 2008.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	2010	2009
	(in thousands)
Deferred tax assets:
Unrealized loss on interest rate swap	$4,794	$5,413
State net operating loss carryforwards	7,605	5,565
Pharmacy benefits payable	477	637
Other	1,402	1,628

Total gross deferred tax assets	14,278	13,243
Less valuation allowance	(7,605)	(5,565)

Net deferred tax assets	6,673	7,678

Deferred tax liabilities:
Intangible assets	(44,071)	(49,687)

Total gross deferred tax liabilities	(44,071)	(49,687)

Net deferred tax liability	$(37,398)	$(42,009)

        UAM/Part D had no federal net operating loss carryforwards or material uncertain tax positions at December 31, 2010.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

9. INCOME TAXES (Continued)

        We establish valuation allowances based upon an analysis of projected taxable income and our ability to implement prudent and feasible tax planning strategies. We carried valuation allowances on our deferred tax assets of $7.6 million at December 31, 2010 and $5.6 million at December 31, 2009, related to state net operating loss carry forwards. During 2010, we established a deferred tax asset of $2.0 million for state net operating loss carry forwards; concurrently, a valuation allowance of $2.0 million also was established. These state net operating loss carry forwards expire starting in 2021 through 2030. At December 31, 2010, we assessed the amount of the deferred tax asset that was more likely than not to be realized under ASC 740, Income Taxes, and concluded that we can record tax benefits for financial statement purposes. We believe it is more likely than not that we will realize the recorded value of our net deferred tax assets.

        A federal tax return, generally, is open for examination for three years from the date on which it is filed, or, if applicable, from the extended due date unless the statute is extended by mutual consent. We have not entered into any agreement to extend the statute of limitations of any state tax return for any jurisdiction. In connection with the examination of UAM's 2006 federal tax return, the statute of limitations was extended to December 31, 2010. Consequently, federal tax returns for the years ending December 31, 2006 through 2010 are open. During 2010, the Internal Revenue Service began to examine the separate 2007 federal life consolidated return of American Exchange Life Insurance Company (a wholly-owned subsidiary of UAM) and its subsidiaries, including Pennsylvania Life Insurance Company. The statue of limitations has been extended to June 30, 2012. Certain earlier returns remain open to the extent that net operating loss carry forwards were used or generated in those years. Also, various state tax returns remain open for examination under specific state statutes of limitation for an additional period of time. In the fourth quarter of 2009, the Internal Revenue Service closed the examination of the pre-acquisition MemberHealth 2006 and 2007 federal tax returns.

10. LOAN PAYABLE

  2007 Credit Facility

        In connection with the acquisition of MemberHealth in September 2007, UAM refinanced its Amended Credit Facility and Revolving Credit Facility with a new credit facility (the "2007 Credit Facility") consisting of a $350 million term loan and a $150 million revolver. A portion of the proceeds from the refinancing was used to repay in full the amounts outstanding on our previous credit facility and revolving credit facility. The 2007 Credit Facility contains certain covenants and requirements including a leverage ratio test, minimum risk based capital requirements for our insurance companies and, under certain conditions, the ability to pose limitations on certain investments, dispositions and our ability to make restricted payments. As of December 31, 2010, we were in compliance with all financial covenants.

        In November 2009, the 2007 Credit Facility was amended (the "November 2009 Amendment") which provided us with the ability to make an additional $75 million of restricted payments, up to a total of $200 million, in exchange for prepayments of Term Loan principal and increases in borrowing spreads and fees.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

10. LOAN PAYABLE (Continued)

        On July 27, 2010, we further amended our 2007 Credit Facility (the "July 2010 Amendment") to provide us with the ability to make an additional $100 million of restricted payments (which includes purchases of company stock and payment of dividends) up to a total of $300 million. As part of the July 2010 Amendment, we agreed to prepay term loan debt principal at a rate of 50% of all restricted payments above the $125 million restricted payment limit in the original credit agreement. In August 2010, we announced and paid dividends totaling $156 million and, per the terms of the amendment, made prepayments of Term Loan principal of $78 million. Additionally, we agreed to an increase in the LIBOR based spread by up to 25 basis points depending on our consolidated leverage ratio, and based on our current consolidated leverage ratio, by 12.5 basis points from LIBOR plus 100 basis points to LIBOR plus 112.5 basis points.

        In accordance with the credit agreement for the 2007 Credit Facility, the spread and fee are determined based on our consolidated leverage ratio. Effective December 31, 2010, the weighted average interest rate on the term loan portion of the 2007 Credit Facility was 1.41%. We had not drawn on the revolving loan facility as of the date of this report.

        Our obligations under the 2007 Credit Facility are guaranteed by UAM's subsidiaries, Heritage Health Systems, Inc., MemberHealth LLC and our insurance holding company, UAC Holding, Inc., if, and only if, a rating condition exists whereby we are either no longer rated by S&P or such rating falls below BBB-, this facility would be secured by substantially all of the assets of each of the Guarantors. In March 2008, S&P placed a rating of BB+ on us that triggered this added security requirement.

        In connection with the 2007 Credit Facility, we had incurred additional loan origination fees of approximately $4.7 million, which were capitalized and are being amortized on a straight-line basis, which does not differ significantly from the effective yield basis, over the life of the 2007 Credit Facility. In connection with the November 2009 Amendment, we incurred amendment fees of approximately $1.2 million, which were capitalized and are also being amortized on a straight-line basis. In connection with the 2010 Amendment, we incurred amendment fees of approximately $0.8 million, which will be amortized over the remaining term of the Credit Facility on a straight-line basis. The unamortized loan origination fees included in other assets were $5.0 million at December 31, 2010 and $6.0 million at December 31, 2009.

        On December 4, 2007, we entered into two separate interest rate swap agreements, one with Citibank, N.A. and one with Calyon Corporate and Investment Bank to hedge the variability of cash flows for interest payments on a total notional amount of $250 million of our 2007 Credit Facility. In entering the swap with Citibank, N.A., we agreed to swap our floating rate interest payment based on the floating LIBOR base rate on a notional amount of $125 million in exchange for a fixed interest rate payment based on a fixed 4.14% locked in base rate. In entering the swap with Calyon Corporate and Investment Bank, we agreed to swap our floating rate interest payment based on the floating LIBOR base rate on a notional amount of $125 million in exchange for a fixed interest rate payment based on a fixed 4.13% locked in based rate. Due primarily to the $78.1 million debt prepayment made in the third quarter of 2010, the outstanding principal balance on the hedged Credit Facility was reduced to $232.9 million at December 31, 2010, $17.1 million lower than the original $250 million notional amounts on the swaps. As a result, this portion of the swaps was deemed ineffective and the notional amount on the Citibank swaps was decreased by $17.1 million to $107.9 million, which resulted in a realized loss of $1.3 million (See Note 12—Derivative Instruments—Interest Rate Swaps).

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

10. LOAN PAYABLE (Continued)

        Under the original terms of the 2007 Credit Facility, we were required to make principal repayments quarterly at the rate of $3.5 million per year over a five-year period with a final payment of $308.4 million due upon maturity in September, 2012. As a result of the prepayments, we are required to ratably apply those prepayments through the remaining scheduled repayments. As a result of the $25 million prepayment in April 2008 and prepayments pursuant to the November 2009 Amendment and July 2010 Amendment, the following table reflects the schedule of principal payments remaining on the credit facility as of December 31, 2010:

2007 Credit Facility (in thousands)
2011	$2,737
2012	230,135

$232,872

        We anticipate that the 2007 Credit Facility will be paid off and terminated concurrently with the closing of the Transactions.

  Principal and Interest Payments

        We made regularly scheduled principal payments of $2.8 million and prepayments of $78.1 million, primarily as a result of the July 2010 Amendment, during the year ended December 31, 2010, $3.1 million and prepayments of $3.8 million, as a result of the November 2009 Amendment, during the year ended December 31, 2009, $3.5 million plus the $25.0 million prepayment discussed above during 2008 in connection with our credit facilities. We paid interest of $4.0 million during 2010, $7.2 million during 2009 and $13.0 million during 2008 in connection with our credit facilities.

        The following table sets forth certain summary information with respect to borrowings under the 2007 Credit Facility (excluding the effect of the interest rate swap agreements):

			Year Ended December 31,
	As of December 31,
				Weighted Average Amount Outstanding(1)	Weighted Average Interest Rate(2)
	Amount Outstanding	Interest Rate	Maximum Amount Outstanding
	(in thousands, except interest rates)
2010	$232,872	1.41%	$313,758	$283,941	1.38%

2009	$313,758	1.28%	$320,625	$319,120	1.56%

(1)
The average amounts of borrowings outstanding were computed by determining the arithmetic average of the months' average outstanding borrowings.

(2)
The weighted-average interest rates were determined by dividing interest expense related to total borrowings by the average amounts outstanding of such borrowings.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

11. OTHER LONG-TERM DEBT

        UAM formed separate statutory business trusts (the "Trusts"), which exist for the exclusive purpose of issuing trust preferred securities representing undivided beneficial interests in the assets of the trust, investing the gross proceeds of the trust preferred securities in junior subordinated deferrable interest debentures of the Company (the "Junior Subordinated Debt") and engaging in only those activities necessary or incidental thereto. In accordance with the adoption of ASC 810-10-05, Consolidation—Variable Interest Entities, UAM does not consolidate the trusts.

        As of December 31, 2010, the Trusts have an outstanding balance of a combined $110.0 million in thirty year trust preferred securities (the "Capital Securities") as follows:

Maturity Date	Amount Issued	Term	Spread Over LIBOR		Rate as of December 31, 2010
	(in thousands)		(Basis points)
April 2033	$10,000	Floating	400		4.3%
May 2033	15,000	Floating	420		4.5%
May 2033	15,000	Fixed/Floating	410	(1)	4.4%
October 2033	20,000	Fixed/Floating	395	(2)	4.2%
March 2037	50,000	Fixed/Floating	275	(3)	7.7%

	$110,000

(1)
The rate on this issue was fixed at 7.4% for the first five years. On May 15, 2008, it converted to a floating rate equal to LIBOR plus 410 basis points.

(2)
Effective April 29, 2004, UAM entered into a swap agreement whereby UAM will pay a fixed rate of 6.98% in exchange for a floating rate of LIBOR plus 395 basis points. The swap contract expired in October 2008 and it reverted to a floating rate equal to LIBOR plus 395 basis points.

(3)
The rate on this issue is fixed at 7.7% for the first five years. On March 15, 2012, the rate will convert to a floating rate equal to LIBOR plus 275 basis points.

        The Trusts have the right to call the Capital Securities at par after five years from the date of issuance (which ranged from December 2002 to March 2007). The proceeds from the sale of the Capital Securities, together with proceeds from the sale by the Trusts of their common securities to UAM, were invested in thirty-year floating rate Junior Subordinated Debt of UAM. The proceeds have been used by UAM, to fund acquisitions, to provide capital to UAM's insurance subsidiaries to support growth and to be held for general corporate purposes.

        The Capital Securities represent an undivided beneficial interest in the Trusts' assets, which consist solely of the Junior Subordinated Debt. Holders of the Capital Securities have no voting rights. UAM owns all of the common securities of the Trusts. Holders of both the Capital Securities and the Junior Subordinated Debt are entitled to receive cumulative cash distributions accruing from the date of issuance, and payable quarterly in arrears at a floating rate equal to the three month LIBOR plus a spread. The floating rate resets quarterly and is limited to a maximum of 12.5% during the first sixty months. Due to the variable interest rate for these securities, the Company would be subject to higher interest costs if short-term interest rates rise. The Capital Securities are subject to mandatory redemption upon repayment of the Junior Subordinated Debt at maturity or upon earlier redemption.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

11. OTHER LONG-TERM DEBT (Continued)

The Junior Subordinated Debt is unsecured and ranks junior and subordinate in right of payment to all present and future senior debt of UAM and is effectively subordinated to all existing and future obligations of UAM's subsidiaries. UAM has the right to redeem the Junior Subordinated Debt after five years from the date of issuance.

        UAM has the right at any time, and from time to time, to defer payments of interest on the Junior Subordinated Debt for a period not exceeding 20 consecutive quarters up to each debenture's maturity date. During any such period, interest will continue to accrue and UAM may not declare or pay any cash dividends or distributions on, or purchase, UAM's common stock nor make any principal, interest or premium payments on or repurchase any debt securities that rank equally with or junior to the Junior Subordinated Debt. UAM has the right at any time to dissolve the Trusts and cause the Junior Subordinated Debt to be distributed to the holders of the Capital Securities. UAM has guaranteed, on a subordinated basis, all of the Trusts' obligations under the Capital Securities including payment of the redemption price and any accumulated and unpaid distributions to the extent of available funds and upon dissolution, winding up or liquidation but only to the extent the Trusts have funds available to make such payments.

        We paid $6.5 million in interest in connection with the Junior Subordinated Debt during the year ended December 31, 2010, $7.2 million during 2009 and $8.3 million during 2008.

        We anticipate that all of the outstanding balances due on the Trusts will be paid off and/or assumed by CVS Caremark concurrently with the closing of the Transactions.

12. DERIVATIVE INSTRUMENTS—INTEREST RATE SWAPS

        On December 4, 2007, UAM entered into two separate interest rate swap agreements, one with Citibank, N.A. and one with Calyon Corporate and Investment Bank, on a total notional amount of $250 million, where we pay an average locked-in fixed rate of 4.14% and receive a floating rate based on LIBOR to hedge the variability of cash flows to be paid under our credit facility. At inception, we determined that the critical terms of the hedging instrument and the hedged forecasted transaction were the same and we designated these swaps as cash flow hedges, with changes in the fair value recorded in other comprehensive income and the unrealized loss on these hedges in accumulated other comprehensive income. We perform periodic assessments of hedge effectiveness by verifying and documenting whether the critical terms of the hedging instrument and the forecasted transaction have changed during the period, rather than by quantifying the relevant changes in cash flows.

        Due primarily to the $78 million debt prepayment made in the third quarter of 2010 (see Note 10—Loan Payable in the notes to unaudited combined condensed financial statements), the outstanding principal balance on the hedged Credit Facility was reduced to $232.9 million at December 31, 2010, $17.1 million lower than the $250 million notional amounts on the swaps. As a result, this portion of the swaps was deemed ineffective and the notional amount on one of the swaps was decreased by $17.1 million to $107.9 million, which resulted in a realized loss of $1.3 million. In addition, we evaluated the likelihood of additional debt paydowns prior to the scheduled maturity of the Credit Facility and the related interest rate swaps in September 2012, and identified an additional $4.5 million of the swaps that would be considered ineffective as hedges. As a result, we realized an additional loss of $0.3 million on this ineffective portion of the swap, resulting in total realized losses on the interest rate swap of $1.6 million in 2010.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

12. DERIVATIVE INSTRUMENTS—INTEREST RATE SWAPS (Continued)

        The combined fair value of the interest rate swaps was a $14.0 million liability at December 31, 2010 and a $15.5 million liability at December 31, 2009 and is reported in other liabilities. The unrealized loss on the effective portion of the interest rate swaps totaling $13.7 million is reflected in accumulated other comprehensive loss.

        We paid $9.6 million in payments for the interest rate swaps for the excess of the fixed rate amounts over the floating rate amounts during the year ended December 31, 2010, $6.3 million during 2009 and $1.4 million during 2008.

        In connection with the interest rate swap transaction executed with Citibank, N.A., we are required to post collateral when we are in a net liability position. The collateral amount required is based on the fair value of the swap including net accrued interest less a $1 million threshold amount as determined by our credit rating of BB+. Should we be downgraded or cease to be rated by S&P or Moody's, the threshold amount would be reduced to zero and we would need to post $1 million in additional collateral. This collateral is recorded in cash and cash equivalents at UAM and was $6.1 million as of December 31, 2010 and $8.1 million as of December 31, 2009.

        It is anticipated that the interest rate swaps will be settled in connection with the Transactions and the repayment and termination of the 2007 Credit Facility.

13. DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

        We used the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        Cash and cash equivalents:    For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.

        Loan payable and trust preferred securities:    For the loan payable and trust preferred securities fair value represents the present value of contractual cash flows discounted at current spreads for equivalent credit quality.

        Interest rate swaps:    The interest rate swaps are carried at fair value, obtained from external quotes provided by banks.

        The estimated fair values of our financial instruments are as follows:

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Financial assets:
Cash and cash equivalents	$42,220	$42,220	$534,464	$534,464
Financial liabilities:
Loan payable	$232,872	$230,544	$313,758	$288,657
Trust preferred securities	110,000	99,000	110,000	84,300
Interest rate swaps	13,968	13,968	15,466	15,466

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

14. ACCUMULATED OTHER COMPREHENSIVE LOSS

        The components of accumulated other comprehensive loss are as follows:

	As of December 31,
	2010	2009
	(in thousands)
Fair value of effective portion of interest rate swaps	$(13,696)	$(15,466)
Deferred income tax benefit	4,794	5,413

Total accumulated other comprehensive loss	$(8,902)	$(10,053)

        Other comprehensive income (loss), and the related tax effects for the effective portion of the interest rate swaps are as follows:

For the year ended December 31,	Before Tax Amount	Tax Expense (Benefit)	Net of Tax Amount
	(in thousands)
2010	$1,770	$619	$1,151
2009	$4,833	$1,692	$3,141
2008	$(20,020)	$(7,007)	$(13,013)

15. STOCK-BASED COMPENSATION

        Executive officers, directors, and other officers and employees of UAM or any subsidiary, as well as other persons who provide services to us, are eligible to receive awards under the 1998 Incentive Compensation Plan, known as the 1998 ICP, which is administered by the UAM Board of Directors or a committee established pursuant to the plan.

        UAM/Part D has been allocated a portion of UAM's total pre-tax stock-based compensation cost for options, restricted stock and performance shares awarded under the 1998 ICP of $2.4 million in 2010, $2.4 million in 2009 and $1.8 million in 2008.

16. UNCONSOLIDATED SUBSIDIARY

        During 2005, UAM entered into a strategic alliance with CVS Caremark and created Part D Management Services, L.L.C., known as PDMS. PDMS was 50% owned by UAM and 50% owned by CVS Caremark. We did not control PDMS and therefore PDMS is not consolidated in our financial statements. We accounted for our investment in PDMS on the equity basis and included it in other assets. PDMS was dissolved in December 2009.

        UAM's investment in the equity in PDMS was zero, as of December 31, 2009, pursuant to the dissolution and final distribution. At December 31, 2008, our share in the equity of PDMS was $6.9 million. Our share in the income of PDMS is included in "equity in earnings of unconsolidated subsidiary." For the years ended December 31, 2009 and 2008, our share in the net income was $0.3 million and $72.8 million, respectively. During the years ended December 31, 2009 and 2008, PDMS made distributions to its owners, including the 2009 final distribution, aggregating $11.2 million and $135.0 million, respectively. Our share of these distributions was $5.6 million and $67.5 million, respectively.

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

16. UNCONSOLIDATED SUBSIDIARY (Continued)

        The condensed financial information for 100% of PDMS is as follows:

	Years ended December 31,
	2009	2008
	(in thousands)
Total revenue	$525	$149,348
Total expenses	(35)	3,722

Net income	$560	$145,626

17. SUPPLEMENTAL CASH FLOW INFORMATION

        Cash and cash equivalents include cash on deposit, money market funds, and short-term investments that had an original maturity of three months or less from the time of purchase. Supplemental cash flow information for interest and income taxes paid is as follows:

	2010	2009	2008
	(in thousands)
Cash paid for interest	$20,067	$20,632	$22,721

Cash paid for income taxes	$62,035	$59,399	$42,674

18. RELATED-PARTY INFORMATION AND TRANSACTIONS

  Allocation of Expenses

        UAM/Part D is party to an intercompany agreement with respect to the reimbursement of direct and joint costs for services or materials paid on behalf of UAM/Part D by Universal American Financial Services, Inc. (UAFS), an affiliate of UAM. UAFS pays for expenses shared by the subsidiaries of UAM and allocates the expenses, such that no party realizes a profit nor incurs a loss as a result of the cost sharing. Also pursuant to this agreement, UAM/Part D leases fixed assets from UAFS.

        UAM/Part D is also allocated certain corporate expenses. These expenses include the cost of executive oversight, information technology, legal, treasury, risk management, human resources, accounting and reporting, investor relations, public relations, regulatory oversight and internal audit. The cost of these services has been allocated based on specific identification when possible, or based on relative sales volume for the period of the allocation. Management believes these allocations are a reasonable representation of the cost of the services provided, however, these allocations may not be indicative of the actual expenses that would have been incurred by UAM/Part D had it been operating as an independent company for the periods presented. UAM/Part D was allocated corporate expenses of $34.2 million for the year ended December 31, 2010, $35.4 million for 2009 and $21.4 million for 2008.

  PBM Services

        UAM/Part D provides prescription benefit management ("PBM") services to the Newco Businesses relating to their Medicare Advantage plans that offer a Part D benefit. These PBM services include

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

18. RELATED-PARTY INFORMATION AND TRANSACTIONS (Continued)

prescription drug claim adjudication and payment, pharmaceutical rebate contracting, billing and collections, pharmacy network contracting, formulary and utilization management, and various administrative functions. These services are provided at "pass-through pricing" and include a per member per month fee which represents the actual administrative costs incurred by UAM/Part D to perform such services. PBM fees charged by UAM/Part D to Newco affiliates totaled $7.3 million, $6.2 million and $6.0 million for the years ended December 31, 2010, 2009 and 2008, respectively.

  Settlement of Amounts Due to and from Affiliates

        UAM/Part D Business participates in UAM's Investment Pool. All intercompany activity, including allocated expenses, PBM billing and income tax, dividends and capital contributions, is settled through this Investment Pool at the time of the charge or billing. Accordingly, there are no balances due to or from affiliates in the unaudited combined condensed financial statements.

19. COMMITMENTS AND CONTINGENCIES

  Legal Proceedings

        We are subject to legal proceedings, claims, and litigation arising in the ordinary course of business. In some cases, plaintiffs seek punitive damages. While the outcome of these matters is currently not determinable, we do not expect that the ultimate costs to resolve these matters will have a material adverse effect on our financial position, results of operations, or cash flows.

  Government Regulations

        Laws and regulations governing Medicare and other state and federal healthcare and insurance programs are complex and subject to significant interpretation. As part of the recent healthcare reform legislation, CMS has been exercising increased oversight and regulatory authority over our Medicare businesses. Compliance with such laws and regulations is subject to CMS audit, other governmental review and investigation and significant interpretation. There can be no assurance that we will be found to be in compliance with all such laws and regulations in connection with these audits, reviews and investigations. Failure to be in compliance can subject us to significant regulatory action including significant fines, penalties or operating restrictions on our business, including, without limitation, suspension of our ability to market to and enroll new members in our Medicare plans and exclusion from Medicare and other state and federal healthcare programs. In September 2010, CMS informed us that our Medicare Part D plans would not receive the one-time auto-assignment of new dual-eligible members on January 1, 2011.

  Lease Obligations

        The Company leases its office facilities in Solon, Ohio under various operating lease agreements, which expire at various times through 2013. Rent expense under these agreements for the years ended

UNIVERSAL AMERICAN CORP. MEDICARE PART D BUSINESS

NOTES TO UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS (Continued)

19. COMMITMENTS AND CONTINGENCIES (Continued)

December 31, 2010, 2009 and 2008, was $0.7 million, $0.7 million and $0.6 million, respectively. Future minimum rental commitments under non-cancelable operating leases are as follows (in thousands):

2011	$611
2012	776
2013	781

Total	$2,168

20. BUSINESS SEGMENT INFORMATION

        Financial data by segment, with a reconciliation of segment revenues and segment income (loss) before income taxes to total revenue and net income in accordance with U.S. GAAP is as follows:

	2010		2009		2008
	Revenues	Income (Loss) Before Income Taxes	Revenues	Income (Loss) Before Income Taxes	Revenues	Income (Loss) Before Income Taxes
Medicare Part D	$2,187,021	$184,776	$1,984,391	$178,344	$1,896,069	$127,444
Corporate & Other	—	(24,064)	—	(23,661)	—	(26,492)
Adjustments to segment amounts:
Net realized losses(1)	(1,580)	(1,580)	—	—	—	—
Equity in earnings of unconsolidated subsidiary(2)	—	—	(280)	—	(72,813)	—

Total	$2,185,441	$159,132	$1,984,111	$154,683	$1,823,256	$100,952

(1)
We evaluate the results of operations of our segments based on income before realized gains and losses and income taxes. Management believes that realized gains and losses are not indicative of overall operating trends.

(2)
We report the equity in the earnings of unconsolidated subsidiary as revenue for our Medicare Part D segment for purposes of analyzing the ratio of net pharmacy benefits incurred because the amount is incorporated in the calculation of the risk corridor adjustment. For consolidated reporting, this amount is included as a separate line following income before equity in earnings of unconsolidated subsidiary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

CVS CAREMARK CORPORATION,

ULYSSES MERGER SUB, L.L.C.

and

UNIVERSAL AMERICAN CORP.

Dated as of December 30, 2010

A-ii

Disclosure Letters
Company Disclosure Letter
Parent Disclosure Letter

Exhibits
Exhibit A	Reinsurance Agreement Term Sheet
Exhibit B	PBM Agreement Term Sheet
Exhibit C	Transition Services Agreement Term Sheet

A-iii

INDEX OF DEFINED TERMS

Term	Section
Acceptable Confidentiality Agreements	5.4(b)
Actuarial Firm	5.22(a)
Agent	3.30
Agreement	Preamble
American Progressive	5.18(c)
AmPro Part D Business	5.18(c)
Authorized Control Level Amount	5.20(a)
Balance Sheet Date	3.11(a)
Bid Submission	5.22(a)
Book-Entry Shares	2.1(d)(ii)
Certificate of Merger	1.3
Certificates	2.1(d)(ii)
Closing	1.2
Closing Consideration	2.1(c)(i)
Closing Date	1.2
Closing Date Indebtedness Amount	5.20(a)
Closing Date Indebtedness Certificate	5.20(a)
CMS	3.3(g)
CMS Notice Requirements	3.3(g)
Code	2.2(f)
Common Stock	Recitals
Company	Preamble
Company Adverse Recommendation Change	5.4(c)
Company Benefit Plans	3.15(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	III
Company Financial Advisor	3.31
Company Intellectual Property	3.19(a)
Company Option	3.6(a)
Company Organizational Documents	3.2
Company Permits	3.21(a)
Company Proxy Statement	3.3(b)
Company SEC Reports	3.9
Company Severance Plan	5.7(d)
Company Shareholders Meeting	3.3(b)
Company Termination Fee	7.6(c)
Computer Software	3.19(e)
Confidentiality Agreement	5.3(b)
Continuation Period	5.7(a)
Converted Performance Share Award	2.3(c)
Converted Restricted Share Award	2.3(b)
Covered Persons	5.24(a)
Designated Bond Exchange	5.25(b)
Designated Part D Bonds	5.25(b)
Designation Date	5.25(b)
Effective Time	1.3
ERISA	3.15(a)

A-iv

Term	Section
Exchange Act	3.3(c)
Exchange Agent	2.2(a)
Exchange Fund	2.2(b)
Excluded Shares	2.1(b)
Exercise Price	2.3(a)
FIN 48	8.18(b)
Fractional Shares Fund	2.2(j)(ii)
GAAP	3.10(a)(ii)
GAAP Statements	3.26
Good Faith Bid	5.22(a)
Governmental Authorizations	3.3
Healthcare Information Laws	3.22(d)
HSR Act	3.3(f)
Insurance Contracts	3.28
Insurance Laws	3.26
Insurance Policies	3.25
Interim Part D Financial Statements	3.10(b)
IRS	8.18(a)
Legal Actions	3.13
Liabilities	3.11
Material Contract	3.14(a)
Maximum Divestiture Amount	5.9(e)
Merger	Recitals
Merger Sub	Preamble
NASDAQ	3.3(e)
New Plans	5.7(g)
Newco	Recitals
Newco Common Stock	Recitals
Newco Exchange Ratio	2.1(c)(i)
Newco Form S-4	3.3(b)
Non-Voting Common Stock	3.6(a)
Novation Agreement	5.18(c)
Novation Effective Date	5.18(c)
NYBCL	1.1
NYLLCA	1.1
Old Plans	5.7(g)
Parent	Preamble
Parent Assets	4.4(b)
Parent Contracts	4.4(c)
Parent Disclosure Letter	IV
Part D Employee	3.15(i)
Part D Employee Performance Share	2.3(c)
Part D Employee Restricted Share	2.3(b)
Part D Entities	III
Part D Insurance Entities	3.26
Part D Option	2.3(a)
Part D Reinsurance Agreement	5.18(c)
Part D Reinsurer	5.18(c)
PBM Agreement	5.18(b)
Performance Share	3.6(a)

A-v

Term	Section
Permits	3.21(a)
Post-Signing Returns	8.18(b)
Preferred Stock	3.6(a)
Pre-Split-Off Common Stock Value	2.3(a)
Real Property Leases	3.20(b)
Regulatory Material Adverse Effect	5.9(e)
Reinsurance Agreement	5.18(b)
Required Consents	3.3(h)
Requisite Experience	5.18(e)
Restricted Share	3.6(a)
Retention Pool	5.7(f)
SAP	3.26
SAP Statements	3.26
SEC	3.3(b)
Section 5.23 Matters	5.23(a)
Section 5.23 Persons	5.23(a)
Securities	3.6(b)
Securities Act	3.9
Separation Agreement	Recitals
Series A Preferred Stock	2.1(d)(i)
Series B Preferred Stock	3.6(a)
Shareholder Litigation	5.24(a)
Split-Off	Recitals
Split-Off Agreement Arbitrator	5.18(e)
Split-Off Agreement Date	5.18(e)
Split-Off Consideration	2.1(c)(i)
Split-Off Consideration Value	2.3(a)
Statutory Capital 12/31 Amount	5.20(a)
Statutory Capital Accounting Firm	5.20(d)
Statutory Capital Adjustment Certificate	5.20(a)
Statutory Capital Objections Statement	5.20(c)
Surviving Bylaws	1.6
Surviving Charter	1.5
Surviving Corporation	1.1
Tax Matters Agreement	5.18(a)
Termination Date	7.2(a)
Transition Services Agreement	5.18(d)
WARN Act	3.16(b)

A-vi

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of December 30, 2010 (this "Agreement"), by and among CVS Caremark Corporation, a Delaware corporation ("Parent"), Ulysses Merger Sub, L.L.C., a New York limited liability company and a direct or indirect wholly owned subsidiary of Parent ("Merger Sub"), and Universal American Corp., a New York corporation (the "Company").

RECITALS

        WHEREAS, in addition to its other businesses, the Company, directly and through certain of its Subsidiaries (as defined below) owns and operates the Medicare Part D Business (as defined below);

        WHEREAS, the Company and Parent desire to effect Parent's acquisition of the Company's Medicare Part D Business through a merger of Merger Sub with and into the Company on the terms and subject to the conditions of this Agreement (the "Merger");

        WHEREAS, concurrently with the execution of this Agreement, the Company and Ulysses Spin Corp., a newly-formed Subsidiary of the Company ("Newco"), are entering into a Separation Agreement (the "Separation Agreement") pursuant to which, upon the terms and subject to the conditions set forth therein, prior to the Effective Time, (i) all of the assets of the Company and its Subsidiaries, other than the assets of the Company and its Subsidiaries primarily related to the Medicare Part D Business, will be transferred to or retained by Newco or one or more Subsidiaries of Newco and (ii) Newco or one or more of Newco's Subsidiaries will assume the Newco Liabilities (as defined in the Separation Agreement);

        WHEREAS, after the Split-Off (as defined below), it is intended that, subject to the terms and conditions set forth in the Separation Agreement, the Company and its Subsidiaries will own only the Medicare Part D Business;

        WHEREAS, in order to effect the foregoing, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the holders of shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), will, pursuant to the Merger, be entitled to receive, in the aggregate, all of the shares of common stock, par value $0.01 per share, of Newco ("Newco Common Stock") (the "Split-Off");

        WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and each issued and outstanding share of Common Stock, other than Excluded Shares (as defined below), will be converted into the right to receive (i) shares of Newco Common Stock and (ii) the Per Share Merger Consideration, without interest, as more fully set forth herein;

        WHEREAS, the board of directors of the Company (the "Company Board") at a meeting thereof duly called and held (a) approved and declared advisable this Agreement, the Merger, the Split-Off and the transactions contemplated by this Agreement and the Split-Off Agreements (as defined below), (b) declared that it is in the best interests of the shareholders of the Company that the Company enter into this Agreement and consummate the Merger and the Split-Off on the terms and subject to the conditions set forth in this Agreement and the Split-Off Agreements, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the shareholders of the Company and (d) recommended to the shareholders of the Company that they adopt this Agreement (the "Company Board Recommendation");

        WHEREAS, as a condition to Parent's and Merger Sub's willingness to enter into this Agreement, concurrently with the execution of this Agreement certain stockholders of the Company are entering into Voting Agreements (the "Voting Agreements") with Parent; and

        WHEREAS, the board of directors of Merger Sub has unanimously approved and declared advisable, and the board of directors of Parent has approved, this Agreement, the Merger and the transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New York Business Corporation Law (the "NYBCL") and the New York Limited Liability Company Act (the "NYLLCA"), at the Effective Time, (a) Merger Sub shall be merged with and into the Company and (b) the separate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the NYBCL as the surviving corporation in the Merger (the "Surviving Corporation").

        Section 1.2    Closing.     Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Merger (the "Closing") shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. (local time) on the second Business Day after the day on which the conditions set forth in Article VI (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with this Agreement or (b) at such other place and time as Parent and the Company may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date."

        Section 1.3    Effective Time.     At the Closing, Parent and the Company shall cause a certificate of merger (the "Certificate of Merger") to be executed, signed, acknowledged and filed with the Department of State of the State of New York in such form as is required by the relevant provisions of the NYBCL and the NYLLCA. The Merger shall become effective when the Certificate of Merger has been duly filed with the Department of State of the State of New York or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the NYBCL and the NYLLCA (the "Effective Time").

        Section 1.4    Effects of the Merger.     The Merger shall have the effects set forth in the NYBCL, the NYLLCA, this Agreement and the Certificate of Merger.

        Section 1.5    Certificate of Incorporation.     The certificate of incorporation of the Company, as in effect immediately before the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law (the "Surviving Charter").

        Section 1.6    Bylaws.     The bylaws of the Company in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the bylaws of the Surviving Corporation (the "Surviving Bylaws") until amended in accordance with applicable Law.

        Section 1.7    Directors.     The officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with applicable Law.

        Section 1.8    Officers.     The officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law.

 ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

        Section 2.1    Conversion of Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of the Company or of any membership interests of Merger Sub:

          (a)    Conversion of Merger Sub Membership Interests.    Each membership interest of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    Each share of Common Stock held in the treasury of the Company, owned by the Company or any of its wholly owned Subsidiaries or by Parent or any of its Subsidiaries (including Merger Sub) immediately before the Effective Time (collectively, the "Excluded Shares") shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares.

          (c)    Conversion of Common Stock.

              (i)  Each share of Common Stock issued and outstanding immediately before the Effective Time (other than Excluded Shares) shall be converted into the right to receive (A) from the Company, subject to the last sentence of Section 8.8, one (1) (the "Newco Exchange Ratio") validly issued, fully paid and nonassessable share of Newco Common Stock (the "Split-Off Consideration") and (B) from Parent, the Per Share Merger Consideration in cash, without interest (clauses (A) and (B), and any cash in lieu of fractional shares of Newco Common Stock to be issued or paid in accordance with Section 2.2(j), collectively, the "Closing Consideration").

             (ii)  All shares of Common Stock that have been converted pursuant to Section 2.1(c)(i) shall be canceled automatically and shall cease to exist, and the holders of (i) certificates which immediately before the Effective Time represented such shares or (ii) shares represented by book-entry shall cease to have any rights with respect to those shares, other than the right to receive the Closing Consideration in accordance with Section 2.2, without interest.

          (d)    Conversion of Preferred Stock.

              (i)  Each share of Series A Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), issued and outstanding immediately before the Effective Time shall be converted into the right to receive an amount equal to the Closing Consideration for each share of Common Stock issuable upon conversion of such share of Series A Preferred Stock immediately before the Effective Time.

             (ii)  All shares of Series A Preferred Stock that have been converted pursuant to Section 2.1(d)(i) shall be canceled automatically and shall cease to exist, and the holders of certificates which immediately before the Effective Time represented such shares (together with the certificates which represented shares of Common Stock, the "Certificates") or shares represented by book-entry (together with the shares of Common Stock represented by book-entry, "Book-Entry Shares") shall cease to have any rights with respect to those shares, other than the right to receive the Closing Consideration in accordance with Section 2.2, without interest.

          (e)    Equitable Adjustment.    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the

  Company shall occur as a result of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution is declared with a record date during such period, the Closing Consideration shall be equitably adjusted to reflect such change.

        Section 2.2    Surrender of Certificates and Book-Entry Shares.

          (a)    Exchange Agent.    Not less than ten Business Days before the Effective Time, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the exchange agent in the Merger (the "Exchange Agent") and (ii) enter into an exchange agent agreement with the Exchange Agent in form and substance reasonably satisfactory to the Company. Parent and Newco shall be responsible for all fees and expenses of the Exchange Agent as set forth in the Separation Agreement.

          (b)    Exchange Fund.    At or before the Effective Time, for the benefit of the holders of Common Stock and Series A Preferred Stock (i) the Company shall provide to the Exchange Agent certificates representing the shares of Newco Common Stock issuable pursuant to Section 2.1(c) and Section 2.1(d) and (ii) Parent shall provide to the Exchange Agent cash in an amount sufficient for the payment of the aggregate Per Share Merger Consideration payable under Section 2.1(c) and Section 2.1(d). Such shares of Newco Common Stock and funds provided to the Exchange Agent are collectively referred to as the "Exchange Fund."

          (c)    Exchange Procedures.

            (i)    Letter of Transmittal.    As promptly as practicable but in no event later than two Business Days following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a share of Common Stock or Series A Preferred Stock converted pursuant to Section 2.1(c)(i) or Section 2.1(d)(i), (A) a letter of transmittal in customary form, specifying that delivery shall be effected, and risk of loss and title to such holder's shares shall pass, only upon proper delivery of Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal and (B) instructions for surrendering such Certificates or Book-Entry Shares.

            (ii)    Surrender of Shares.    Upon surrender of a Certificate or of a Book-Entry Share for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Exchange Agent, the holder of that Certificate or Book-Entry Share shall be entitled to receive, and the Exchange Agent shall deliver in exchange therefor, the Closing Consideration deliverable in respect of the number of shares formerly evidenced by that Certificate or Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on the Closing Consideration deliverable upon surrender of Certificates or Book-Entry Shares.

            (iii)    Unregistered Transferees.    If any Closing Consideration is to be delivered to a Person other than the Person in whose name the surrendered Certificate is registered, then the Closing Consideration may be delivered to such a transferee so long as (A) the surrendered Certificate is accompanied by all documents required by Parent to evidence and effect that transfer and (B) the Person requesting such delivery (1) pays any applicable transfer Taxes or (2) establishes to the reasonable satisfaction of Parent and the Exchange Agent that any such transfer Taxes have already been paid or are not applicable.

            (iv)    No Other Rights.    Until surrendered in accordance with this Section 2.2(c), each Certificate and each Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Closing Consideration. Any Closing Consideration delivered upon the surrender of any Certificate or Book-Entry Share shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Certificate or Book-Entry Share and the shares of Common Stock or Series A Preferred Stock, as applicable, formerly represented by it.

          (d)    Lost, Stolen or Destroyed Certificates.    If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Closing Consideration to such Person in respect of the shares of Common Stock or Series A Preferred Stock, as applicable, represented by such Certificate.

          (e)    No Further Transfers.    At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Common Stock and Series A Preferred Stock that were outstanding immediately before the Effective Time.

          (f)    Required Withholding.    Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise deliverable under this Agreement such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986 (the "Code"), or any applicable state, local or foreign Tax Law. To the extent that any amounts are so deducted and withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been delivered to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

          (g)    No Liability.    None of Parent, the Surviving Corporation, Newco or the Exchange Agent shall be liable to any holder of Certificates or Book-Entry Shares for any amount properly paid to a public official under any applicable abandoned property, escheat or similar Law.

          (h)    Investment of Exchange Fund.    The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets. Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent; provided, that no such investment or losses thereon shall affect the Per Share Merger Consideration deliverable to former shareholders of the Company, and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Exchange Agent for the benefit of the former shareholders of the Company in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under this Article II.

          (i)    Termination of Exchange Fund.

              (i)  Any portion of the Exchange Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered by the Exchange Agent (A) in the case of the Fractional Shares Fund and shares of Newco Common Stock deposited in the Exchange Fund by the Company, to Newco and (B) in the case of the cash portion of the Exchange Fund (other than the Fractional Shares Fund), to Parent, in each case upon demand.

             (ii)  Thereafter, any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall look only to (A) Newco for, and Newco shall remain liable for, delivery of the Split-Off Consideration and (B) Parent for, and Parent shall remain liable for, delivery of the Per Share Merger Consideration, in each case pursuant to the terms of this Article II.

          (j)    No Fractional Shares.

              (i)  No fractional shares of Newco Common Stock shall be delivered upon the surrender for exchange of Certificates or Book-Entry Shares.

             (ii)  In the event that the Company amends the Newco Exchange Ratio in accordance with Section 8.8 such that fractional shares of Newco Common Stock would be delivered to holders of Common Stock, as promptly as practicable following the Effective Time, Newco and Parent shall cause the Exchange Agent to aggregate all fractional share interests of Newco Common Stock, rounded down to the nearest whole share, and deliver such fractional share interests to its designated broker for sale on the open market at the then prevailing market prices, which sale or sales shall be completed as promptly as practicable following the Effective Time. Newco and Parent shall cause the Exchange Agent to, upon receipt of the proceeds of such sale or sales from such designated broker, distribute the proceeds of such sale or sales to the holders of surrendered Certificates or Book-Entry Shares in lieu of fractional shares of Newco Common Stock. Until the proceeds of such sale or sales have been distributed to the former holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in an account for the benefit of such former holders (the "Fractional Shares Fund"). The portion of the Fractional Shares Fund (net of any brokerage commissions retained by the Exchange Agent's designated broker) to which each former holder of Certificates or Book-Entry Shares shall be entitled, if any, shall be determined by multiplying the amount of the aggregate proceeds comprising the Fractional Shares Fund (net of any brokerage commissions retained by the Exchange Agent's designated broker) by a fraction, the numerator of which is the amount of the fractional share interests in Newco Common Stock to which such holder is entitled (after taking into account all shares of Common Stock held at the Effective Time by such holder (including shares of Common Stock issuable upon conversion of the Series A Preferred Stock)) and the denominator of which is the aggregate amount of fractional share interest in Newco Common Stock (after taking into account all shares of Common Stock held at the Effective Time by all holders (including shares of Common Stock issuable upon conversion of the Series A Preferred Stock)) to which all former holders of shares of Common Stock and Series A Preferred Stock are entitled. Cash payments are being made to holders of Common Stock and Series A Preferred Stock in lieu of fractional shares of Newco Common Stock for the purpose of saving Newco the expense and inconvenience of issuing and transferring fractional shares. Such cash payments do not represent separately bargained-for consideration.

        Section 2.3    Part D Options; Part D Employee Restricted Shares; and Part D Employee Performance Shares.

          (a)   The Company shall use reasonable best efforts so that, at the Effective Time, each Company Option that is outstanding immediately before the Effective Time and held by a Part D Employee or Former Part D Employee (as such term is defined in the Separation Agreement) (each, a "Part D Option"), whether or not vested and exercisable, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Part D Option, shall be cancelled and converted at the Effective Time into the right to receive an amount from Parent in cash, without interest, that is equal to the excess, if any, of (i) the sum of (x) the Per Share Merger Consideration and (y) the value of the Split-Off Consideration (which shall be deemed for such purpose to be equal to the product of (A) the closing price of one share of Newco Common Stock on NASDAQ or the national securities exchange on which the shares of Newco Common Stock are traded on the first full day of trading after the Closing Date and (B) the Newco Exchange Ratio (the product of (A) and (B), the "Split-Off Consideration Value" and the sum of (x) and (y), the "Pre-Split-Off Common Stock Value") over (ii) the per share exercise or purchase price of the applicable Part D Option (the "Exercise Price"), multiplied by the aggregate number of shares of Common Stock in respect of such Part D Option immediately before the Effective Time. For the avoidance of doubt, if the Exercise Price of a Part D Option is equal to or exceeds the Pre-Split-Off Common Stock Value, such Part D Option shall be cancelled and terminated at the Effective Time without payment or consideration therefor and the holder of such Part D Option shall have no rights whatsoever with respect thereto.

          (b)   Each Restricted Share that is outstanding immediately prior to the Effective Time and held by a Part D Employee or Former Part D Employee (each, a "Part D Employee Restricted Share") shall, at the Effective Time, be cancelled and converted into the right to receive an amount in cash equal to (i) the Per Share Merger Consideration plus (ii) the Split-Off Consideration Value, on the same dates and subject to the same conditions on vesting as applied to the Part D Employee Restricted Share immediately prior the Effective Time, without any crediting of interest for the period from the Effective Time until vesting; provided, that if the Part D Employee's employment with Parent and its Affiliates is terminated other than for "Cause" or by the Part D Employee for "Good Reason," as such terms are defined on Section 5.7(d) of the Company Disclosure Letter, then such vesting shall be accelerated to the date of such termination (the "Converted Restricted Share Award").

          (c)   Each Earned Performance Share that is outstanding immediately prior to the Effective Time and held by a Part D Employee or Former Part D Employee (each, a "Part D Employee Performance Share") shall, at the Effective Time, be cancelled and converted into the right to receive an amount in cash equal to (i) the Per Share Merger Consideration plus (ii) the Split-Off Consideration Value, in each case of clauses (i) and (ii) on the first to occur of (x) the first anniversary of the date on which the Effective Time occurs and (y) the date the Part D Employee's employment with Parent and its Affiliates is terminated other than for "Cause" or by the Part D Employee for "Good Reason," as such terms are defined on Section 5.7(d) of the Company Disclosure Letter, without any crediting of interest for the period from the Effective Time until vesting (the "Converted Performance Share Award"). The Company shall use reasonable best efforts so that, at the Effective Time, each Performance Share held by a Part D Employee or a Former Part D Employee that is not an Earned Performance Share is cancelled without consideration being due therefor.

          (d)   As of and following the Effective Time, the Company shall retain all Liabilities in respect of the Part D Employee Restricted Shares, the Part D Employee Performance Shares and the Part D Options.

          (e)   Parent and the Company shall, or shall cause their respective Affiliates to, take such action (including adopting, if appropriate, equity award plans) as is necessary or appropriate to effect the foregoing.

          (f)    Except as described in clauses (a) through (e) above, all terms of the Part D Employee Performance Shares and the Part D Employee Restricted Shares as in existence on the Effective Time, including, in the case of the Part D Employee Restricted Shares, the vesting schedule and restrictions on transfer, shall continue to apply to the Converted Performance Share Awards and the Converted Restricted Share Awards, as applicable.

          (g)   In addition to the payments made pursuant to this Section 2.3, Parent shall pay all accrued dividends and other distributions (including dividend equivalents) in respect of each Part D Employee Restricted Share and Part D Employee Performance Share with a record date prior to the Effective Time which have been authorized by the Company and which remain unpaid at the Effective Time as set forth on Section 2.3(g) of the Company Disclosure Letter. Such payments shall be made to the holders thereof simultaneously with the payments made in respect of the Converted Restricted Share Awards and Converted Performance Share Awards pursuant to Section 2.3(b) and Section 2.3(c), respectively.

          (h)   Any payments made to Part D Employees pursuant to this Section 2.3 shall be reduced by any income or employment tax withholding required under (A) the Code, (B) any applicable state, local or foreign tax Law, and (C) any other applicable Laws. To the extent that any amounts are so withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the holder of the applicable award, as applicable, for all purposes under this Agreement.

          (i)    For the avoidance of doubt, the treatment of each Company Option, Restricted Share and Performance Share not held by a Part D Employee or a Former Part D Employee is set forth in Article VII of the Separation Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As used in this Agreement, the term "Part D Entities" means the Company, Penn Life, UAC Holding Inc., MemberHealth LLC, Universal American Statutory Trust II, Universal American Financial Corp. Statutory Trust III, Universal American Statutory Trust IV, Universal American Financial Corp. Statutory Trust V and Universal American Statutory Trust VI, taken as a whole, assuming for the representations and warranties set forth in this Article III, other than Section 3.22, 3.26 and 3.29 that the Part D Entities had operated the Medicare Part D Business separately from the other businesses of the Company and its Subsidiaries since formation of the Company. Except (i) as set forth in the corresponding sections of the disclosure letter delivered by the Company to Parent before the execution of this Agreement (the "Company Disclosure Letter"), it being agreed that disclosure of any item in any section of the Company Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent or (ii) as disclosed in the Company SEC Reports filed after December 31, 2008 and before the date of this Agreement (excluding all disclosures in any "Risk Factors" sections and any other prospective or forward-looking information), the Company represents and warrants to Parent and Merger Sub that:

        Section 3.1    Organization and Power.     Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. The Company has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each of the Company's Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where failures to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.2    Organizational Documents.     The Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (collectively, the "Company Organizational Documents").

        Section 3.3    Governmental Authorizations.     The execution, delivery and performance of this Agreement and the Split-Off Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not require any consent, approval or other authorization of, or filing with or notification to (collectively, "Governmental Authorizations"), any Governmental Authority, other than:

          (a)   the filing of the Certificate of Merger with the Department of State of the State of New York;

          (b)   the filing with the Securities and Exchange Commission (the "SEC") of (i) a proxy statement (the "Company Proxy Statement") relating to the special meeting of the shareholders of the Company to be held to consider the adoption of this Agreement (the "Company Shareholders Meeting") and (ii) a registration statement on Form S-4 to be filed by Newco in connection with the distribution of Newco Common Stock in the Split-Off (the "Newco Form S-4");

          (c)   any other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Securities Exchange Act of 1934 (the "Exchange Act") or state securities Laws or "blue sky" Laws;

          (d)   compliance with the Applicable Exchange rules and regulations;

          (e)   any filings with and approvals of a national securities exchange or The Nasdaq Stock Market LLC ("NASDAQ") to permit the shares of Newco Common Stock that are to be distributed in the Split-Off to be approved for listing on such national securities exchange, or approved for quotation on NASDAQ, as the case may be, in either case subject to official notice of issuance;

          (f)    the pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act");

          (g)   compliance with the notice requirements of the Centers for Medicare and Medicaid Services ("CMS") applicable to the transactions contemplated by this Agreement (the "CMS Notice Requirements");

          (h)   approvals, consents, exemptions, filings and/or notices required by federal and state insurance departments, departments of health and/or other Governmental Authorities having jurisdiction over the Governmental Authorizations or the Part D Entities as set forth on Section 3.3 of the Company Disclosure Letter (exclusively as indicated thereon, the "Required Consents"); and

          (i)    where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.4    Corporate Authorization.     Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct, the Company has all necessary corporate power and authority to enter into this Agreement and the Split-Off Agreements and, subject (in the case of this Agreement) to the receipt of the Requisite Company Vote, to consummate the transactions contemplated hereby and thereby. The Company Board at a meeting duly called and held has unanimously (a) approved and declared advisable this Agreement, the Merger, the Split-Off and the transactions contemplated by this Agreement and the Split-Off Agreements, (b) declared that it is in the best interests of the shareholders of the Company that the Company enter into this Agreement and the Split-Off Agreements and consummate the Merger and the Split-Off on the terms and subject to the conditions set forth in this Agreement and the Split-Off Agreements, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the shareholders of the Company and (d) recommended to the shareholders of the Company that they adopt this Agreement. Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct and the Requisite Company Vote is received, the execution, delivery and performance of this Agreement and the Split-Off Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and to general equitable principles).

        Section 3.5    Non-Contravention.     The execution, delivery and performance of this Agreement and the Split-Off Agreements by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of the organizational or governing documents of (i) any of the Company or (ii) any of its Subsidiaries, (b) assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct, contravene or conflict with, or result in any material violation or breach of, any Law applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries are bound, assuming that all Governmental Authorizations described in Section 3.3 have been obtained or made, (c) result in any violation, termination, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which the Company or any of its Subsidiaries is a party or by which any assets of the Company or any of its Subsidiaries are bound or (d) result in the creation of any Liens upon any of the assets of the Company or any of its Subsidiaries, except, in the case of clauses (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.6    Capitalization.

          (a)   The Company's authorized capital stock consists solely of (i) 200,000,000 shares of Common Stock, (ii) 30,000,000 shares of non-voting Common Stock par value $0.01 per share (the "Non-Voting Common Stock") and (iii) 3,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), consisting of 300,000 shares of Series A Preferred Stock and 300,000 shares of Series B Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"). As of December 30, 2010, (A) 74,019,140 shares of Common Stock were issued and outstanding, (B) no shares of Non-Voting Common Stock were issued and outstanding, (C) 897,203 shares of restricted Common Stock (each, a "Restricted Share") were reserved for issuance and (D) 42,105 shares of Preferred Stock were issued and outstanding, consisting of 42,105 shares of Series A Preferred Stock and no shares of Series B Preferred Stock. As of December 30, 2010, (1) options to purchase 5,594,943 shares of Common Stock (each, a "Company Option") at a weighted average per share exercise price of $13.00 were outstanding and (2) performance shares that convey the right to acquire 761,000 shares of Common Stock (each, a "Performance Share") were awarded but not issued, as may be increased or decreased pursuant to the authorization of the Compensation Committee of the Company Board.

          (b)   Except as set forth in this Section 3.6, as of the date of this Agreement (x) there are no outstanding shares of capital stock of the Company and (y) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of capital stock to which the Company or any of its Subsidiaries is a party (collectively, "Securities") obligating the Company or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or (ii) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries.

          (c)   All outstanding shares of Common Stock and Series A Preferred Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

          (d)   Each outstanding share of capital stock of each Subsidiary of the Company that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

          (e)   There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or Series A Preferred Stock or capital stock of any Subsidiary of the Company.

          (f)    There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, other than the Stockholders Agreement and the Voting Agreements. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that entitle the holder of such instruments of indebtedness to vote together with shareholders of the Company on any matters with respect to the Company or any Subsidiary.

          (g)   Section 3.6(g) of the Company Disclosure Letter sets forth a true, complete and correct list of all persons who, as of December 30, 2010, held Part D Options, Part D Employee Restricted Shares and Part D Employee Performance Shares, indicating, with respect to each such holder, the type of award granted, the number of shares of Common Stock subject to such award, the exercise price of each Part D Option, and date of grant.

        Section 3.7    Subsidiaries.     Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens. The Company does not own, directly or indirectly, any capital stock of, or any other securities convertible or exchangeable into or exercisable for capital stock of, any Person other than the Subsidiaries of the Company. No Subsidiary of the Company owns any shares of capital stock or Securities of the Company.

        Section 3.8    Voting.     Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct, the Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve and adopt (x) this Agreement, the Merger and the transactions contemplated by this Agreement and (y) the Split-Off Agreements and the transactions contemplated by the Split-Off Agreements.

        Section 3.9    SEC Reports.     The Company has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC since December 31, 2008 (collectively, the "Company SEC Reports"). The Company SEC Reports (a) were prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933 (the "Securities Act"), the Exchange Act and other applicable Law and (b) did not, at the time they were filed, or if amended or restated, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading in any material respect. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

        Section 3.10    Financial Statements; Internal Controls.

          (a)   The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Reports:

              (i)  complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

             (ii)  were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

            (iii)  fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of notes).

          (b)   The unaudited financial statements for the Medicare Part D Business set forth in Section 3.10(b) of the Company Disclosure Letter (the "Interim Part D Financial Statements") fairly present in all material respects the financial position of the Medicare Part D Business as of September 30, 2010 and the results of operations of the Medicare Part D Business for the period then ended (subject to normal year-end adjustments and the absence of notes). Parent acknowledges that the Interim Part D Financial Statements (i) have been prepared by the Company at the request of Parent as a basis for presenting the financial condition of the Medicare Part D Business as of September 30, 2010 and (ii) have not been reviewed by the Company's auditors.

          (c)   The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably effective to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed in the Company's periodic reports under the Exchange Act is made known to the Company's principal executive officer and its principal financial officer by others within the Company or any of its Subsidiaries, and such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and its principal financial officer to such information required to be included in the Company's periodic reports required under the Exchange Act. The Company has disclosed, based on the most recent evaluation of its principal executive officer and its principal financial officer prior to the date of this Agreement, to the Company's auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company's or any of its Subsidiaries' ability to record, process, summarize and report financial information in any material respect and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company internal controls.

        Section 3.11    Undisclosed Liabilities.     There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, "Liabilities") of the Company or any of its Subsidiaries, other than:

          (a)   Liabilities reflected or reserved against in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2010 (the "Balance Sheet Date") or the footnotes thereto set forth in the Company SEC Reports;

          (b)   Liabilities incurred since the Balance Sheet Date in the ordinary course of business; or

          (c)   Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.12    Absence of Certain Changes.     Except as otherwise expressly contemplated or required by this Agreement or the Split-Off Agreements, since the Balance Sheet Date to the date of this Agreement, (a) the Medicare Part D Business has been conducted, in all material respects, in the ordinary course, (b) there has not been any event, circumstance, development, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and (c) there has not been any action taken by the Company or any of its Subsidiaries that, if such action had been taken during the period from the date of this Agreement through the Effective Time without Parent's consent, would constitute a breach of Section 5.1(a) through (d), (f) or (k).

        Section 3.13    Litigation.     As of the date of this Agreement, (a) there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, sanctions, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings (collectively, "Legal Actions") pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (b) there are no Orders outstanding against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.14    Material Contracts.

          (a)   Section 3.14 of the Company Disclosure Letter sets forth a list of each Contract to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party and which is primarily related to the Medicare Part D Business, organized under captions representing each subsection set forth below (each, a "Material Contract"):

              (i)  each Contract to which the Medicare Part D Business is (or, after the Effective Time, any Part D Entity will be) a party and filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2009 pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K since the Balance Sheet Date and before the date of this Agreement (in each case, other than any Company Benefit Plan);

             (ii)  each Contract containing covenants of the Medicare Part D Business (A) not to (or otherwise restricting or limiting the ability of the Medicare Part D Business, the Part D Entities or any of their respective Affiliates, to) compete in any line of business or geographic area or (B) to restrict the ability of the Medicare Part D Business, the Part D Entities or any of their respective Affiliates, to conduct business in any geographic area;

            (iii)  each Contract providing for or resulting in payments by or to the Medicare Part D Business in excess of $1,000,000 annually or $3,000,000 over the remaining term of the contract;

            (iv)  all material agreements with CMS or any other federal or state healthcare program;

             (v)  all material agreements with any State insurance department;

            (vi)  all contracts and agreements granting to any Person an option or a first refusal, first offer or similar preferential right to purchase or acquire any of the assets of a Part D Entity;

           (vii)  material contracts and agreements for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

          (viii)  all material reinsurance agreements for ceded reinsurance or material marketing agreements;

            (ix)  all partnership, joint venture or other similar agreements or arrangements;

             (x)  all material settlement agreements;

            (xi)  any agreement with any director, officer or shareholder of the Company or any Subsidiary that is required to be described under Item 404 of the Regulation S-K of the SEC in the Company SEC Reports;

           (xii)  any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $500,000 and which may be prepaid on not more than 30 days' notice without the payment of any penalty; and

          (xiii)  to the extent not set forth in Section 3.14(a) of the Company Disclosure Letter pursuant to another subsection of this Section 3.14(a), all material agreements with any Governmental Authority.

          (b)   A true and complete copy of each Material Contract entered into prior to the date of this Agreement has been made available to Parent prior to the date of this Agreement. Each Material Contract is a valid and binding agreement of the Medicare Part D Business, except where failures to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Medicare Part D Business nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under any such Material Contract, and (ii) as of the date of this Agreement, no party under any Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Material Contract.

        Section 3.15    Benefit Plans.

          (a)   Section 3.15(a) of the Company Disclosure Letter lists all material Company Benefit Plans. For purposes of this Agreement a "Company Benefit Plan" is, whether or not written, (i) any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any compensation, stock purchase, stock option, equity or equity-based compensation, severance, employment, consulting, change-of-control, bonus, incentive, deferred compensation and other employee benefit plan, agreement, program or policy, whether or not subject to ERISA, (iii) any plan, agreement, program or policy providing vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers' compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits) or (iv) any material loan to or for the benefit of an officer of any Part D Entity, in each case (A) under which any current or former director, officer, employee or independent contractor of any of the Part D Entities has any right to benefits, (B) which are maintained, sponsored or contributed to by any of the Part D Entities or to which any of the Part D Entities makes or is required to make contributions with respect to such directors, officers, employees or independent contractors and (C) under which any of the Part D Entities has any liability. All such plans, agreements, programs and policies are collectively referred to as the "Company Benefit Plans."

          (b)   With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent true and complete copies of (i) the plan document and any amendments thereto, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 (including all schedules) and tax return on Form 990, (iv) the most recent annual audited financial statements and opinion, (v) if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the "IRS") and (vi) any related trust or funding agreements or insurance policies.

          (c)   Neither the Company nor any of its ERISA Affiliates maintains, sponsors, administers or contributes to (or is required to sponsor, maintain administer or contribute to), and has not within the preceding six years maintained, sponsored or contributed to, any employee benefit plan subject to Section 412 of the Code or Title IV of ERISA.

          (d)   Each Company Benefit Plan has been maintained in compliance with ERISA, the Code and other applicable Law in all material respects. With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination or opinion letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) except as would not, individually or in the aggregate, reasonably be material, no event has occurred since the date of such qualification or exemption that would adversely affect such qualification or exemption.

          (e)   Neither the Company nor any of its Subsidiaries has any current or projected liability with respect to, and no Company Benefit Plan provides, health, medical, life insurance or death benefits with respect to current or former employees of the Medicare Part D Business beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents.

          (f)    The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any payment from any of the Part D Entities becoming due, or increase the amount of any compensation due, to any current or former employee, director or independent contractor of any of the Part D Entities, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits from any of the Part D Entities to any current or former employee, director or independent contractor of the Part D Entities, or (iv) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee, director or independent contractor of any of the Part D Entities under any Company Benefit Plan.

          (g)   No Company Benefit Plan could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

          (h)   There are no pending, or, to the Knowledge of the Company, threatened, material claims, investigations, audits or litigation against or involving any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries.

          (i)    Section 3.15(i) of the Company Disclosure Letter lists each individual who, as of the date hereof, is an employee of the Medicare Part D Business (each, a "Part D Employee") and each individual's title, annual salary and most recent target annual bonus, date of hire, work location, vacation and paid time off accrual, active status, severance entitlement and outstanding equity.

          (j)    Section 3.15(j) of the Company Disclosure Letter lists all new hires into the Medicare Part D Business and any employee transfers into or out of the Medicare Part D Business within the six months prior to the date of this Agreement.

        Section 3.16    Labor Relations.

          (a)   As of the date of this Agreement, (i) no employee of the Medicare Part D Business is represented by a union and, to the Knowledge of the Company, no union organizing efforts are currently being conducted, (ii) the Medicare Part D Business is not a party to, and is not currently negotiating in connection with entering into, any material collective bargaining agreement or other labor contract, and (iii) except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Medicare Part D Business does not currently have, and, to the Knowledge of the Company, has not been threatened with, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Medicare Part D Business, (i) each of the Part D Entities is in compliance with all applicable Laws relating to the employment of labor, including all applicable Law relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers' compensation, pay equity, continuation coverage with respect to group health plans, immigration control and the collection and payment of withholding or social security taxes, and (ii) none of the Part D Entities have incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local Law within the last six months that remains unsatisfied.

          (c)   Except as would not, individually or in the aggregate, reasonably be expected to be material to the Medicare Part D Business, since the Balance Sheet Date, the Medicare Part D Business has not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a "mass layoff" (as defined in the WARN Act) or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

        Section 3.17    Taxes.

          (a)   All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects.

          (b)   The Company and its Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and owing (whether or not shown on any of the Tax Returns referred to in Section 3.17(a)).

          (c)   There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

          (d)   No audit or other proceeding or investigation by any Governmental Authority is pending or, to the Knowledge of the Company, threatened with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries.

          (e)   All deficiencies for material Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company SEC Reports.

          (f)    There are no material Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens.

          (g)   During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a "distributing corporation" or a "controlled corporation" in a transaction intended to be governed by Section 355 of the Code.

          (h)   Since December 31, 2008, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has participated in any "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4.

          (i)    (i) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company is or was the common parent), and (ii) neither the Company nor any of its Subsidiaries has any liability for any material Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          (j)    There are no material Tax sharing agreements or similar arrangements (including Tax indemnity arrangements other than customary commercial or financial arrangements entered into in the ordinary course of business consistent with past practice) with respect to or involving the Company or any of its Subsidiaries.

        Section 3.18    Environmental Matters.     Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries comply with all applicable Environmental Laws, (b) the Company and each of its Subsidiaries possess all Permits required under Environmental Law necessary for their respective operations, and are in compliance with such Permits and all such Permits are in full force and effect, (c) no Legal Action, arising under, relating to, or pursuant to Environmental Law is pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries (d) no condition, fact or set of circumstances relating to the Company or any of its Subsidiaries or any property currently or formerly owned, or, to the Knowledge of the Company, leased or operated by the Company or any of its Subsidiaries exists or has existed which has given rise to, or would reasonably be expected to give rise to, any Liability under any Contract relating to environmental or Hazardous Substances matters or Environmental Law, and (e) the execution, delivery, and performance of this Agreement and the Split-Off Agreements and the consummation of the transactions contemplated hereby and thereby, by the Company, does not and will not require any Governmental Authorizations under any Environmental Law.

        Section 3.19    Intellectual Property.

          (a)   As of the Effective Time and after giving effect to the transactions contemplated by the Split-Off Agreements (excluding the Transition Services Agreement and assuming the receipt of the consents listed on Section 3.3 and Section 3.5 of the Company Disclosure Letter) the Part D Entities will own or will be licensed to use pursuant to valid, enforceable and binding Contracts, all Intellectual Property used, held for use or necessary for the operation of the Medicare Part D Business (collectively, the "Company Intellectual Property"), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list of all Intellectual Property owned by the Part D Entities that is registered, issued or the subject of a pending application for registration. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not encumber, impair or extinguish any of the Company Intellectual Property.

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) none of the Intellectual Property owned by the Part D Entities (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its validity and enforceability, and (ii) to the Knowledge of the Company, all Intellectual Property owned by the Part D Entities is valid and enforceable. There exist no material restrictions on the disclosure, use, license or transfer of any Intellectual Property owned by the Part D Entities.

          (c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the Medicare Part D Business does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party and (ii) no claim is pending, asserted in writing, or to the Knowledge of the Company, threatened against any of the Part D Entities that the conduct of the Medicare Part D Business infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party. To the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by the Part D Entities in any respect.

          (d)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Part D Entities have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Company Intellectual Property that is material to the Medicare Part D Business and the value of which is contingent upon maintaining the confidentiality thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company Intellectual Property that is material to the Medicare Part D Business and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to third parties that are bound by customary written confidentiality agreements entered into in the ordinary course of business consistent with past practice

          (e)   As of the Effective Time and after giving effect to the transactions contemplated by this Agreement and the Split-Off Agreements (excluding the Transition Services Agreement and assuming the receipt of the consents listed on Section 3.3 and Section 3.5 of the Company Disclosure Letter), the Part D Entities will own or possess, adequate licenses or other rights from third parties pursuant to valid, binding and enforceable Contracts (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and to general equitable principles), to use all material computer software used or held for use in connection with the operation of the Medicare Part D Business (collectively, the "Computer Software"), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Without limiting the foregoing, to the extent that any Computer Software has been developed or created by a third party (including any current or former employee of any of the Part D Entities) for any of the Part D Entities, the Part D Entities have a written agreement with such third party with respect thereto, and the Part D Entities thereby either (i) have obtained ownership or and are the exclusive owner of, or (ii) have obtained a valid and unrestricted right to exploit, sufficient for the conduct of the Medicare Part D Business, such Computer Software, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (f)    The IT Assets operate and perform in a manner that permits the Part D Entities to conduct the Medicare Part D Business as currently conducted and in compliance with applicable Medicare Part D requirements, in each case, in all material respects, and, to the Knowledge of the Company, (i) no Person has gained unauthorized access to any of the IT Assets and (ii) there has been no failure of the IT Assets within the past two (2) years, except in the case of clauses (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Part D Entities have implemented reasonable backup and disaster recovery technology consistent with normal industry practice, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (g)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Part D Entities have at all times complied with all applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of conduct of the

  Medicare Part D Business. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no claims have been asserted or, to the Knowledge of the Company, threatened against the Part D Entities by any Person alleging a violation of such Person's privacy, personal or confidentiality rights under any such applicable Laws.

        Section 3.20    Real Property; Personal Property.

          (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Part D Entities have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the Medicare Part D Business and (ii) the ownership of or leasehold interest in any such property of the Medicare Part D Business is not subject to any Lien (except in all cases for Permitted Liens).

          (b)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the material leases, subleases and other agreements under which any of the Medicare Part D Business uses or occupies or has the right to use or occupy, now or in the future, any material real property (the "Real Property Leases") is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and to general equitable principles), and no termination event or condition or uncured default on the part of the Medicare Part D Business exists under any Real Property Lease.

          (c)   Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Part D Entities have good and marketable title to, or a valid and enforceable leasehold interest in, all personal assets of the Medicare Part D Business and (ii) the ownership of or leasehold interest by the Part D Entities in any such personal assets of the Medicare Part D Business is not subject to any Liens (except in all cases for Permitted Liens).

        Section 3.21    Permits; Compliance with Law.

          (a)   The Part D Entities are in possession of all material franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Authority ("Permits") necessary for the Part D Entities to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (all Permits held by the Part D Entities shall be hereinafter referred to as the "Company Permits"). All such Company Permits are in full force and effect, no suspension or cancellation by a Governmental Authority of any of the Company Permits is pending or, to the Knowledge of the Company, has been threatened by a Governmental Authority against a Part D Entity. Since December 31, 2008, no Part D Entity has received written notice of any action pending or recommended by any Governmental Authority to revoke, withdraw or suspend any Company Permit.

          (b)   Each Part D Entity is, and since December 31, 2008 has been, in compliance in all material respects with (i) all Laws applicable to the Medicare Part D Business or by which any of its assets is bound and (ii) all Laws applicable to, and the terms and conditions of, any Company Permits.

          (c)   No representation is made under this Section 3.21 with respect to the matters specifically addressed in Section 3.18.

        Section 3.22    Regulatory Matters.

          (a)   Each of the Part D Entities is, and since December 31, 2008 has been, in compliance in all material respects with all applicable Health Care Laws and any Orders to which it is a party or is subject. Except for matters arising in the ordinary course of business consistent with past practice, at all times since December 31, 2008, no Part D Entity has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that any of the Part D Entities have violated any applicable Health Care Laws in any material respect or which requires or seeks to adjust, modify or alter in any material respect the Medicare Part D Business' operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority's satisfaction without further liability to any of the Part D Entities. There are no restrictions imposed by any Governmental Authority upon any of the Medicare Part D Business', activities or services which would restrict or prevent the Medicare Part D Business from operating as it currently operates, in all material respects.

          (b)   As of the date of this Agreement, none of the Part D Entities is currently the subject of any material Legal Actions, or to the Knowledge of the Company, material investigations or focused reviews by a Governmental Authority regarding its compliance with applicable Health Care Laws.

          (c)   Each Part D entity is in compliance in all material respects with the (i) Benefits and Benefit Protection Requirements set forth at 42 C.F.R. Part 423, Subpart C, (ii) Cost Control and Quality Improvement Requirements set forth at 42 C.F.R. Part 423, Subpart D, (iii) Grievance, Coverage Determinations and Appeals Requirements set forth at 42 C.F.R. Part 423, Subpart M, (iv) rules regarding beneficiary premiums set forth at 42 C.F.R. §423.286 and §423.293, (v) coordination of benefit requirements set forth at 42 C.F.R. §423.464, (vi) Part D Marketing Requirements set forth at 42 C.F.R. Part 423, Subpart V, (vii) Requirements for Submission of Bids, 42 C.F.R. Part 423, Subpart F, (viii) Premium and Cost Sharing Requirements, 42 C.F.R. Part 423, Subpart P, and (ix) the terms, conditions and requirements of Chapter 9 of the Centers for Medicare & Medicaid Services Prescription Drug Benefit Manual (Part D. Program to Control Fraud, Waste and Abuse). With respect to the Medicare Part D Business, there is not currently in effect, and for the past twelve months prior to the date of this Agreement there has not been imposed, any sanction or civil monetary penalty in accordance with 42 C.F.R. §423.752.

          (d)   Each Part D Entity has established and implemented programs, policies, procedures, contracts and systems reasonably designed to cause its and its employees and agents to comply in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended, and the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), and any state privacy or medical information Laws applicable to the Medicare Part D Business (collectively, the "Healthcare Information Laws"). Each Part D Entity is in compliance in all material respects with the applicable Healthcare Information Laws.

          (e)   The Part D Entities have developed and implemented a compliance program including policies and procedures reasonably designed to cause the Part D Entities and its agents and employees to be in compliance with all applicable Health Care Laws in all material respects. The compliance program meets the requirements of Chapter 9 of the Centers for Medicare & Medicaid Services' Prescription Drug Benefit Manual in all material respects.

          (f)    None of the Part D Entities or, to the Knowledge of the Company, any of their directors, officers, agents, or employees, in their individual capacities, has directly or indirectly made or offered to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback to any Person, regardless of form: (i) in violation of the federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b, or (ii) to obtain or maintain favorable treatment in securing business in material violation of any applicable Health Care Law.

        Section 3.23    Takeover Statutes.     Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.5(c) are true and correct, the Company Board has taken all necessary action to ensure that the restrictions on business combinations contained in Section 912 of the NYBCL will not apply to this Agreement, the Merger or the other transactions contemplated by this Agreement, including by approving this Agreement, the Merger and the other transactions contemplated by this Agreement. There is no shareholder rights plan, "poison pill" anti-takeover plan or other similar plan, device or arrangement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

        Section 3.24    Transactions with Affiliates.     Except for any agreements entered into after the date of this Agreement as permitted by Section 5.1(m), other than the rights to receive the Closing Consideration, there are no transactions, arrangements or contracts, between the Company or any Subsidiary of the Company, on the one hand, and any Affiliate of the Company (other than the Company's wholly owned Subsidiaries), on the other hand, that are required to be described under Item 404 of the Regulation S-K of the SEC in the Company SEC Reports, which are not described therein.

        Section 3.25    Insurance.     The Part D Entities are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date. None of the Part D Entities have received any written notice of cancellation of any such policy. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by or on behalf of the Part D Entities ("Insurance Policies") provide adequate coverage for all normal risks incident to the business of the Part D Entities and their properties and assets, except for any such failures to maintain Insurance Policies that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

        Section 3.26    Insurance Reports.     Each of the Part D Entities through which the Company conducts insurance operations is listed in Section 3.26 of the Company Disclosure Letter (the "Part D Insurance Entities"). Since December 31, 2008, each of the Part D Insurance Entities has filed all annual and quarterly statements, together with all material exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, in each case required to be filed by such Part D Entity with or submitted by such Part D Entity to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the "SAP Statements"). The Company has delivered or made available to the Parent, to the extent permitted by applicable Laws, copies of all such annual SAP Statements for the periods beginning January 1, 2008 and through the date hereof and all such quarterly SAP Statements for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010, each in the form (including exhibits, annexes and any amendments thereto) filed with state insurance regulatory authorities and true and complete copies of all examination reports of insurance departments and any insurance regulatory authorities received by the Company on or after January 1, 2008 and through the date hereof relating to the Part D Insurance Entities. The financial statements included in SAP Statements and prepared on a statutory accounting basis, including the notes thereto, were prepared in all material respects in conformity with statutory accounting practices ("SAP") prescribed or permitted by the applicable state insurance regulatory authority, in each case, consistently applied for the periods covered thereby and fairly present in all material respects the statutory financial position of the relevant Part D Insurance Entity as at the respective dates thereof and the results of operations of such Part D Insurance Entity for the respective periods then ended. SAP Statements complied in all material respects with all applicable Law when filed. Any financial statements of any Part D Insurance Entity that were prepared in accordance with GAAP and filed with any insurance regulatory authority were prepared in conformity with GAAP consistently applied for the periods covered thereby and present fairly in all material respects in accordance with GAAP the financial position of the relevant Part D Insurance Entity as at the respective dates thereof and the results of operations of such Part D Insurance Entity for the respective periods then ended (collectively, the "GAAP Statements"). No material deficiency has been asserted to the Part D Insurance Entities by any Governmental Authority with respect to any SAP Statements or GAAP Statements. Except as indicated therein, all assets that are reflected as admitted assets on SAP Statements or GAAP Statements comply in all material respects with all applicable Law (including the filing of any required reports) regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (collectively, the "Insurance Laws") with respect to admitted assets, as applicable. The statutory balance sheets and income statements included in SAP Statements and or GAAP Statements have been audited by the Company's independent auditors, and the Company has delivered or made available to Parent true and complete copies of all audit opinions related thereto for periods beginning January 1, 2009. The Part D Insurance Entities comply in all material respects with all applicable solvency requirements, including risk-based capital requirements under applicable Insurance Laws.

        Section 3.27    Insurance Laws.     Since December 31, 2008, the business and operations of the Part D Insurance Entities (including business, marketing, operations, sales and issuances of Insurance Contracts conducted by or through Agents) have been conducted in compliance with Insurance Laws in all material respects. In addition, (i) there is no pending or, to the Knowledge of the Company, threatened, charge by any state insurance regulatory authority that any of the Part D Insurance Entities has materially violated, nor is there any pending or, to the Knowledge of the Company, threatened investigation by any state insurance regulatory authority with respect to possible material violations by the Part D Insurance Entities of, any applicable Insurance Laws; (ii) each Part D Insurance Entity has been duly authorized by the relevant state insurance regulatory authorities to issue the policies and/or contracts of insurance related to the Medicare Part Business that it is currently writing and in the states in which it conducts its business; and (iii) since December 31, 2008, the Part D Insurance Entities have filed all material reports required to be filed by the Part D Insurance Entities with any state insurance regulatory authority. None of the Part D Insurance Entities is subject to any order or decree of any insurance regulatory authority relating to such Part D Insurance Entity which (A) would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, or (B) except as would not, individually or in the aggregate, reasonably be expected to be material to the Medicare Part D Business, (1) relates to material marketing, sales, trade or underwriting practices (other than routine correspondence) from and after January 1, 2008 or (2) seeks the revocation or suspension of any license or other permit issued pursuant to applicable Insurance Laws. No action or proceeding is pending or, to the Knowledge of the Company, threatened which would reasonably be expected to result in the revocation or suspension of any such material license or permit.

        Section 3.28    Insurance Business.     All policies, binders, slips, certificates, guaranteed insurance contracts, annuity contracts and other agreements of insurance, whether individual or group, in effect as of the date of this Agreement (including all applications, supplements, endorsements, riders and ancillary documents forming a part of the contract in connection therewith) that have been issued by a Part D Insurance Entity (collectively, the "Insurance Contracts"), and any and all marketing materials which were used for the sale of the Insurance Contracts, to the extent required under applicable Insurance Laws, were on forms and at rates approved or deemed to have been approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable laws, have been filed with and not objected to by such authority within the period provided for objection, in each case, in all material respects. The Company has delivered or made available to Parent the most recent reports reflecting the results of the most recent triennial, market conduct and financial examinations of the Part D Insurance Entities by state insurance regulatory authority and all material deficiencies or violations Known to the Company in such reports for any prior year have been resolved to the satisfaction of such state insurance regulatory authority.

        Section 3.29    Reinsurance.     Each Part D Insurance Entity is entitled to take full credit in its SAP Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded by such Part D Insurance Entity pursuant to any reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar arrangements to which it is a party.

        Section 3.30    Agents.     Except as would not, individually or in the aggregate, reasonably be expected to be material to the Medicare Part D Business (a) to the Knowledge of the Company, each insurance agent or broker (each, an "Agent"), at the time such Agent wrote, sold, or produced Insurance Contracts related to the Medicare Part D Business on behalf of the Part D Insurance Entities was duly licensed for such business and duly appointed by the applicable Part D Insurance Entity in accordance with applicable Insurance Laws and (b) to the Knowledge of the Company, no such Agent violated any term or provision of any law applicable to the writing, sale, production or management of business for any Part D Insurance Entity.

        Section 3.31    Opinion of Financial Advisor.     Goldman Sachs & Co. (the "Company Financial Advisor") has delivered to the Company Board its opinion to the effect that, as of the date of this Agreement, and subject to the various limitations, assumptions, factors and matters set forth therein, the Closing Consideration is fair to the shareholders of the Company from a financial point of view.

        Section 3.32    Brokers.     No broker, finder, adviser, or investment banker other than the Company Financial Advisor is entitled to any brokerage, success, finder's or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

        Section 3.33    Sufficiency of Assets.     As of the Effective Time and after giving effect to the transactions contemplated by this Agreement and the Split-Off Agreements (excluding the Transition Services Agreement and assuming the receipt of the consents listed on Section 3.3 and Section 3.5 of the Company Disclosure Letter), the assets of the Part D Entities shall constitute all of the assets, tangible and intangible, necessary for the operation of the Medicare Part D Business as currently conducted as of the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the corresponding sections of the disclosure letter delivered by Parent to the Company before the execution of this Agreement (the "Parent Disclosure Letter"), it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent, Parent and Merger Sub represent and warrant to the Company that:

        Section 4.1    Organization and Power.     Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

        Section 4.2    Governmental Authorizations.     The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any Governmental Authorization, other than:

          (a)   the filing of the Certificate of Merger with the Department of State of the State of New York;

          (b)   the filing with the SEC of any filings or reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the Exchange Act or state securities Laws or "blue sky" Laws;

          (c)   compliance with the Applicable Exchange rules and regulations;

          (d)   the pre-merger notification required under the HSR Act;

          (e)   compliance with the CMS Notice Requirements;

          (f)    the Required Consents; and

          (g)   where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.3    Authorization.     Each of Parent and Merger Sub has all necessary power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. A duly authorized committee of the board of directors of Parent has unanimously adopted resolutions approving this Agreement and the transactions contemplated by this Agreement. The sole member of Merger Sub has approved and adopted this Agreement, the Merger and the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub. This Agreement constitutes a legal, valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and to general equitable principles). No vote or consent of the shareholders of Parent is required by any applicable Law, or the certificate of incorporation or bylaws or other equivalent organizational documents of Parent in connection with the Merger or the other transactions contemplated by this Agreement.

        Section 4.4    Non-Contravention.     The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not:

          (a)   contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or Merger Sub;

          (b)   contravene or conflict with, or result in any violation or breach of, any Law applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries ("Parent Assets") are bound, assuming that all Governmental Authorizations described in Section 3.3 and Section 4.2 have been obtained or made;

          (c)   result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or any of its Subsidiaries is a party or by which any Parent Assets are bound (collectively, "Parent Contracts"), other than as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or

          (d)   require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, other than as, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.5    Capitalization; Interim Operations of Merger Sub; Ownership of Common Stock; Section 912 of the NYBCL.

          (a)   All of the issued and outstanding membership interests of Merger Sub are, and at the Effective Time will be, owned by Parent or one of Parent's wholly owned Subsidiaries. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

          (b)   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. No shares of Common Stock or securities that are convertible, exchangeable or exercisable into Common Stock are beneficially owned (as defined by Rule 13d-3 under the Exchange Act) by Parent or Merger Sub, or any direct or indirect wholly owned Subsidiary of Parent or Merger Sub. Merger Sub has no Subsidiaries.

          (c)   None of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of Common Stock, and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Common Stock except pursuant to this Agreement. Before the action of the Company Board taken on December 30, 2010, neither Parent nor Merger Sub, alone or together with any other Person, was at any time, or became, an "interested shareholder" of the Company as defined in Section 912 of the NYBCL, or has taken any action that would cause the restrictions on business combinations with interested shareholders set forth in Section 912 of the NYBCL to be applicable to this Agreement, the Merger or any transactions contemplated by this Agreement.

          (d)   None of Parent, Merger Sub and their respective Affiliates has any agreement, arrangement or understanding concerning the transactions contemplated by this Agreement with any director of the Company, other than the Voting Agreements.

        Section 4.6    Sufficient Funds.     Parent's and Merger Sub's obligations hereunder are not subject to any conditions regarding Parent's, Merger Sub's or any other Person's ability to obtain financing for the consummation of the Merger and the other transactions contemplated by this Agreement. Parent and Merger Sub will have as of the Effective Time and the Closing sufficient cash available to pay all amounts to be paid by Parent and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, including Parent's and Merger Sub's costs and expenses, the aggregate Per Share Merger Consideration, and the payments contemplated by Section 2.3 on the terms and conditions contained in this Agreement, and as of the Effective Time and the Closing there will not be any restriction on the use of such cash or cash equivalents for such purpose.

        Section 4.7    Litigation.     As of the date of this Agreement, (a) there is no Legal Action pending or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries before any Governmental Authority that would or seeks to materially delay or prevent the consummation of the Merger or the transactions contemplated by this Agreement and (b) neither Parent nor any of its Subsidiaries is subject to any Order of, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority, in each case that would or seeks to materially delay or prevent the consummation of any of the transactions contemplated by this Agreement.

        Section 4.8    Absence of Arrangements with Management.     Other than this Agreement and the Voting Agreements and the Split-Off Agreements, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their respective Affiliates, on the one hand, and any member of the Company's management or the Company Board, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

        Section 4.9    Brokers.     The Company, Newco and the Part D Entities will not be responsible for any brokerage, finder's, success or other fee or commission to any broker, finder, adviser or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent or Merger Sub.

        Section 4.10    Independent Investigation.     Parent and Merger Sub acknowledge and agree (a) that, except for the specific representations and warranties of the Company contained in Article III (which, to the extent provided for in this Agreement, include and are subject to the Company Disclosure Letter and the Company SEC Reports) and the representations and warranties of the Company and its Subsidiaries in the Split-Off Agreements, none of the Company, the Part D Entities, their respective Subsidiaries or Affiliates and their respective shareholders, controlling persons and Representatives makes or has made any representation or warranty, either express or implied, with respect to the Company, the Part D Entities or their respective Subsidiaries or Affiliates and their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain "data rooms" maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Parent and Merger Sub or any of their respective Affiliates, shareholders or Representatives and (b) that, to the fullest extent permitted by applicable Law, none of the Company, the Part D Entities, their respective Affiliates or Subsidiaries, shareholders or Representatives shall have any liability or responsibility whatsoever to Parent or Merger Sub, their Affiliates or their Subsidiaries, stockholders or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any such information provided or made available, or statements made (or any omissions therefrom), to Parent, Merger Sub, their respective Affiliates or any of their respective Subsidiaries, stockholders or Representatives, except (x) as and only to the extent expressly set forth in this Agreement, the Voting Agreements and the Split-Off Agreements or (y) in the case of fraud.

ARTICLE V

COVENANTS

        Section 5.1    Conduct of Business of the Company.     From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except as expressly contemplated by this Agreement or any of the Split-Off Agreements, as set forth in Section 5.1 of the Company Disclosure Letter or as required by Law, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (x) conduct the operations of the Medicare Part D Business only in the ordinary course of business consistent with past practice, (y) maintain and preserve intact the Medicare Part D Business' business organization, to retain the services of its current officers and key employees (it being understood that no increases in any compensation, including any incentive, retention or similar compensation shall be required in respect thereof except to the extent such increase is required in the ordinary course of business and is permitted by this Section 5.1) and to preserve the good will of its material customers, suppliers, agents, employees and other Persons with whom it has material business relationships and (z) except as would not, individually or in the aggregate, be expected to result in a Company Material Adverse Effect, maintain compliance with all Health Care Laws. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or any of the Split-Off Agreements, as set forth in Section 5.1 of the Company Disclosure Letter or as required by Law, from and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, the Company shall not, and shall not permit any of its

Subsidiaries to, take any of the following actions, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed:

          (a)    Organizational Documents.    Amend any of the Company Organizational Documents or any of the comparable organizational documents of any of the Company's Subsidiaries;

          (b)    Dividends.    Make, declare or pay any dividend or distribution on any shares of its capital stock, other than dividends and distributions by wholly owned Subsidiaries of the Company; provided that no Part D Entity shall make any dividend or distribution to any member of the Newco Group (as defined in the Separation Agreement);

          (c)    Capital Stock.    (i) Adjust, split, combine or reclassify its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock, (iii) grant any Part D Employee any right or option to acquire any shares of its capital stock, (iv) issue, deliver or sell to any Part D Employee any additional shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or issue any awards to any Part D Employee referenced to any security of the Company (other than pursuant to (A) the exercise of Company Options, (B) the vesting of Restricted Shares and/or Performance Shares and (C) the conversion of Preferred Stock, in each case outstanding as of the date of this Agreement) or (v) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock, except, in the case of each of clauses (i) through (v), as permitted under Section 5.1(d);

          (d)    Compensation and Benefits.    (i)(A) Increase the compensation or benefits payable or to become payable to any Part D Employee or grant or modify any compensation awards to any Part D Employee, (B) grant or increase any severance or termination pay to any Part D Employee, (C) renew, enter into or amend any employment, service or severance agreement with any Part D Employee or (D) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be a Company Benefit Plan, except, in the case of each of clauses (A) through (D), (w) to the extent required by applicable Law, any Company Benefit Plan or other agreement as in effect on the date of this Agreement; (x) in the ordinary course of business consistent with past practice; (y) to comply with Section 409A of the Code and guidance applicable thereunder; or (z) in connection with the acceleration of certain payments as set forth in Section 5.1(d) of the Company Disclosure Letter or (ii) hire or transfer individuals into or out of the Medicare Part D Business, except for new hires at an annualized compensation level of $100,000 or less in the ordinary course of business consistent with past practice;

          (e)    Acquisitions.    Acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof that would (i) after the Effective Time, constitute a portion of the Medicare Part D Business, (ii) otherwise be material to the Company and its Subsidiaries, taken as a whole, or (iii) reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement and the Split-Off Agreements, except, in the case of clause (i), the acquisition of Investment Assets in the ordinary course of business consistent with past practice;

          (f)    Dispositions.    Sell, lease, license, transfer, pledge, encumber, grant or dispose of any assets of the Medicare Part D Business, including the capital stock of Subsidiaries of the Company, other than (i) in the ordinary course of business consistent with past practice, or (ii) pursuant to existing agreements in effect prior to the date of this Agreement as set forth on Section 5.1(f) of the Company Disclosure Letter;

          (g)    Contracts.    (i) Enter into any Contract which if in effect as of the date of this Agreement would be a Material Contract, other than in the ordinary course of business consistent with past practice or as permitted under another subsection of this Section 5.1, (ii) enter into any Contract that would limit or otherwise restrict the Medicare Part D Business or any of its successors, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its controlled Affiliates or any of their successors, in each case from engaging or competing in any line of business or in any geographic area or (iii) terminate, cancel or request any material change in any Material Contract other than the expiration of any Material Contracts in accordance with its terms or in the ordinary course of business consistent with past practice;

          (h)    Indebtedness; Guarantees.    Incur, assume or guarantee any indebtedness for borrowed money in excess of $10,000,000, other than in the ordinary course of business consistent with past practice pursuant to the Credit Agreement outstanding on the date of this Agreement (and referred to in the definition of Company Indebtedness), or in connection with interest rate hedges on terms in the ordinary course of business consistent with past practice;

          (i)    Loans.    Make any loans, advances or capital contributions to (other than the extension of trade credit in the ordinary course of business), or investments in, any other Person in respect of the Medicare Part D Business, other than (i) subject to the terms of the Separation Agreement, by the Company or a Subsidiary of the Company to the Company or any of its Subsidiaries or (ii) to third-party agents in the ordinary course of business consistent with past practice;

          (j)    Tax.    Make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, materially amend any Tax Returns or file any claim for material Tax refunds, enter into any closing agreement, enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any customary commercial or financing agreements, entered into in the ordinary course of business consistent with past practices), settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund (including any such refund to the extent it is used to offset or otherwise reduce Tax liability);

          (k)    Accounting.    Change its accounting policies or procedures to the extent primarily related to or affecting the Medicare Part D Business, other than as required by GAAP or applicable Law;

          (l)    Legal Actions.    Waive, release, assign, settle or compromise any material Legal Action that is primarily related to or materially affects the Medicare Part D Business, or enter into any material settlement agreement or other understanding or agreement with any Governmental Authority with respect to any Legal Action relating to the Medicare Part D Business other than any such waiver, release, assignment, settlement or compromise that is limited only to the payment of money not in excess of $500,000, individually, or $2,000,000, in the aggregate;

          (m)    Affiliate Transactions.    Enter into or amend any arrangement or Contract with any Affiliate or shareholder of the Company that (i) will be binding on any Part D Entity on or after the Effective Time or obligate any Part D Entity to make any payments after the date hereof to any such Affiliate or shareholder of the Company or (ii) would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement;

          (n)    Other Actions.    Take any action that would reasonably be expected to result in any of the conditions to the Split-Off or the Merger set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed, except in connection with a Takeover Proposal or a Company Adverse Recommendation Change, in each case in accordance with the terms of this Agreement; or

          (o)    Related Actions.    Agree or commit to do any of the foregoing.

        Section 5.2    Conduct of Business of Parent.     Until (x) the expiration or termination of the waiting period under the HSR Act (in the case of Section 5.2(a)) or (y) the Effective Time (in the case of Section 5.2(b)), Parent shall not, and shall not permit Merger Sub or any of its other Subsidiaries or Affiliates to, take any of the following actions, without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed:

          (a)   Enter into, or permit any Subsidiary to enter into, any definitive agreement to acquire, by merger, consolidation, acquisition or equity interests or assets, or otherwise, any Part D lives or any Person engaged in the Medicare Part D prescription drug business, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger, consolidation, acquisition of equity interests or assets, or otherwise would reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Required Consent or the expiration or termination of the waiting period under the HSR Act, (B) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, (C) materially increase the risk of not being able to remove any such Order on appeal or otherwise, (D) materially increase the likelihood that any relevant Governmental Authority may (i) require the divestiture of any assets of Parent, the Company or any of their respective Affiliates, (ii) limit in any respect Parent's freedom of action with respect to, or its ability to consolidate and control, the Medicare Part D Business following the Effective Time or (iii) require taking any other action that would reasonably be expected to diminish the benefits reasonably expected to be derived by Parent on the date of this Agreement, in each case, as a result of the consummation of the transactions contemplated by this Agreement or (E) materially delay or prevent the consummation of the transactions contemplated by this Agreement; or

          (b)   Take any action that would reasonably be expected to result in any of the conditions to the Split-Off or the Merger set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed; provided that in no event shall Parent be deemed to have breached this Section 5.2(b) by reason of any action permitted to be taken by Parent under Section 5.9 or Section 5.23 of this Agreement.

        Section 5.3    Access to Information; Confidentiality.

          (a)   The Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and its Representatives access at reasonable times upon prior notice to the officers, employees, properties, books and records of (A) the Medicare Part D Business and the Part D Entities and (B) as reasonably necessary, the Non-Medicare Part D Business and Newco and the other Subsidiaries of the Company, and (ii) furnish promptly such information concerning (A) the Medicare Part D Business and the Part D Entities and (B) as reasonably necessary, Newco and the other Subsidiaries of the Company, as Parent or its Representatives may reasonably request. Notwithstanding the foregoing, the Company shall not be required to provide such access if it determines that it would (i) cause a violation of any Material Contract, (ii) constitute a violation of any applicable Law or (iii) cause a material risk of disclosure of any information that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties. Nothing herein shall require the Company or any of its Subsidiaries to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such party existing as of the date of this Agreement or entered into in the ordinary course of business consistent with past practice after the date of this Agreement (provided that such party shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable).

          (b)   Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated August 9, 2010 (the "Confidentiality Agreement"), between Parent and the Company with respect to the information disclosed under this Section 5.3(b).

          (c)   Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to conduct or cause to be conducted any intrusive environmental investigation of the current or former operations or facilities of the Company or any of its Subsidiaries without the written consent of the Company in its reasonable discretion.

          (d)   Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries (including the Medicare Part D Business) before the Effective Time. Before the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries (including the Medicare Part D Business).

        Section 5.4    Solicitation.

          (a)   From the date of this Agreement until the date on which the Requisite Company Vote has been obtained, except as expressly permitted by Section 5.4(b), the Company shall not, nor shall the Company permit any of its Subsidiaries or any of its or their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer with respect to a Takeover Proposal, or (ii) have any discussions (other than to state that the Company is not permitted to have discussions) or participate in any negotiations regarding a Takeover Proposal, or execute or enter into any Contract with respect to a Takeover Proposal, or approve or recommend a Takeover Proposal or any agreement, understanding or arrangement relating to a Takeover Proposal. Immediately following the execution of this Agreement, the Company shall cease and cause to be terminated all discussions or negotiations conducted heretofore with any Person other than Parent with respect to any Takeover Proposal.

          (b)   Notwithstanding Section 5.4(a), if, before obtaining the Requisite Company Vote and following the receipt by the Company of a Takeover Proposal from any Person, which Takeover Proposal was made after the date of this Agreement and did not result from a breach of this Section 5.4, the Company Board determines, in consultation with its legal and financial advisors, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, the Company may, in response to such Takeover Proposal, subject to compliance with this Section 5.4, (x) furnish access and information with respect to the Company and any of its Subsidiaries to the Person who has made such Takeover Proposal pursuant to one or more confidentiality agreements on terms no less favorable to the Company than those contained in the Confidentiality Agreement ("Acceptable Confidentiality Agreements") (provided that all such access and information has previously been provided to Parent or is provided to Parent substantially concurrently with the time it is provided to such Person except to the extent the provision of such information would constitute a violation of applicable Law) and (y) participate in discussions and negotiations regarding such Takeover Proposal. The Company shall advise Parent orally and in writing of the receipt of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal (in each case within 24 hours of receipt thereof) and specify the terms and conditions thereof and the identity of the Person(s) making such Takeover Proposal. The Company shall notify Parent (within 24 hours) orally and in writing of any material modifications to the financial or other material terms of such Takeover Proposal or inquiry.

          (c)   Except as set forth in Sections 5.4(d) or (e), the Company Board shall not, directly or indirectly, (i) withdraw, modify or amend the Company Board Recommendation in any manner adverse to Parent (or take any action or make any statement that is inconsistent with the Company Board Recommendation) (a "Company Adverse Recommendation Change"), (ii) approve, endorse or recommend a Takeover Proposal or (iii) approve, recommend or allow the Company to enter into a Contract relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement to the extent permitted by Section 5.4(b)).

          (d)   Notwithstanding Section 5.4(c), the Company Board may, before obtaining the Requisite Company Vote, in response to a Superior Proposal received by the Company Board after the date of this Agreement, make a Company Adverse Recommendation Change, but only if:

              (i)  the Company Board has concluded in good faith, following consultation with its outside legal counsel, that, in light of such Superior Proposal, its failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law;

             (ii)  such Superior Proposal did not result, directly or indirectly, from a breach by the Company of this Section 5.4;

            (iii)  the Company shall have first provided prior written notice to Parent of its intention to make a Company Adverse Recommendation Change, which notice shall include the most recent version of the proposed agreement under which the transaction contemplated by such Superior Proposal is proposed to be consummated and the identity of the Person(s) making such Superior Proposal; and

            (iv)  Parent does not make, within five Business Days after the receipt of such notice, a binding, written and complete (including any schedules or exhibits) proposal that the Company Board determines in good faith, after consultation with its financial advisor, causes the Takeover Proposal that constituted a Superior Proposal to no longer constitute a Superior Proposal (it being understood that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification pursuant to the foregoing clause (iii) and a new five-Business Day period under this clause (iv)).

          (e)   Nothing contained in this Section 5.4 shall prohibit the Company from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder, or making any required disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable Law or such disclosure is otherwise required under applicable Law; provided, in each case, that (x) any such action taken or disclosure made is consistent with this Section 5.4 and (y) unless the Company Board reaffirms the Company Board Recommendation in connection therewith within ten Business Days of the event that gave rise to such "stop, look and listen" statement, any such action or disclosure shall be deemed to constitute a breach of this Section 5.4(e); provided, further, that the foregoing proviso shall not apply following a Company Adverse Recommendation Change.

          (f)    Notwithstanding Section 5.4(a), following the receipt by the Company of a bona fide, unsolicited written Takeover Proposal relating solely to the Non-Medicare Part D Business from any Person, which Takeover Proposal was made after the date of this Agreement and did not result from a breach of Section 5.4(a) or this Section 5.4(f), the Company may, in response to such Takeover Proposal, (x) furnish access and information with respect to the Non-Medicare Part D Business (but not any non-public information with respect to the Medicare Part D Business) to the Person who has made such Takeover Proposal pursuant to an Acceptable Confidentiality

  Agreement and (y) participate in discussions and negotiations regarding such Takeover Proposal; provided, that, prior to the Effective Time, the Company (i) shall not enter into any agreement, understanding or arrangement with respect to any such Takeover Proposal (other than an Acceptable Confidentiality Agreement) and (ii) shall not participate in discussions or negotiations regarding such Takeover Proposal if such participation would reasonably be expected to (A) adversely affect the Medicare Part D Business following the Effective Time or (B) materially delay or prevent the consummation of the transactions contemplated by this Agreement. For purposes of this Section 5.4(f) only, the definition of the term "Takeover Proposal" shall be interpreted solely by reference to the Non-Medicare Part D Business.

        Section 5.5    Preparation of the Newco Form S-4 and Company Proxy Statement.

          (a)   As promptly as practicable following the date of this Agreement, the Company and Newco shall prepare a draft of the Newco Form S-4 (of which the Company Proxy Statement shall be a part). Parent shall provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Newco Form S-4 and the Company Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Newco Form S-4 and the Company Proxy Statement and resolution of any comments referred to below.

          (b)   The Company agrees that none of the information to be included or incorporated by reference in (i) the Newco Form S-4 will, at the time it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Company Proxy Statement will, at the date it is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Newco Form S-4 or the Company Proxy Statement to the extent based on information supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub in connection with the preparation of the Newco Form S-4 or the Company Proxy Statement for inclusion or incorporation by reference therein. Parent and Merger Sub hereby covenant and agree that none of the information to be supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub for inclusion or incorporation by reference in (i) the Newco Form S-4 will, at the time it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Company Proxy Statement shall, at the date it is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by either Parent or Merger Sub with respect to statements made or incorporated by reference in either the Newco Form S-4 or the Company Proxy Statement to the extent based on information supplied by the Company or any Affiliate of the Company in connection with the preparation of the Newco Form S-4 or the Company Proxy Statement for inclusion or incorporation by reference therein.

          (c)   The Company shall use reasonable best efforts to (i) respond to any comments on the Newco Form S-4 and the Company Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the

  Company Proxy Statement to be mailed to the shareholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence relating to the Newco Form S-4 and the Company Proxy Statement between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand.

          (d)   Before the filing or mailing of the Newco Form S-4 and the Company Proxy Statement or responding to any such comments or requests, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Newco Form S-4 and the Company Proxy Statement and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent.

          (e)   The Company Proxy Statement shall include the Company Board Recommendation unless the Company Board has made a Company Adverse Recommendation Change in accordance with this Agreement.

        Section 5.6    Company Shareholders Meeting.     Subject to Section 5.4, following the clearance of the Company Proxy Statement by the SEC and following such time as the Newco Form S-4 is declared effective under the Securities Act, the Company shall call and hold the Company Shareholders Meeting as promptly as practicable following the mailing of the definitive Company Proxy Statement for the purpose of voting on adoption of this Agreement; provided, however, for the avoidance of doubt, the Company may (at the reasonable request of Parent, will) postpone or adjourn the Company Shareholders Meeting: (i) with the consent of Parent; (ii) for the absence of a quorum; or (iii) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure with respect to the transactions contemplated by this Agreement or the Split-Off Agreements which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company's shareholders prior to the Company Shareholders Meeting. Except following a Company Adverse Recommendation Change, the Company shall (a) use reasonable best efforts to solicit or cause to be solicited from its shareholders proxies in favor of adoption of this Agreement and (b) take all other action reasonably necessary or advisable to secure the Requisite Company Vote. Notwithstanding anything to the contrary contained herein, the adoption of this Agreement shall be submitted to a vote of the Company's shareholders at the Company Shareholders Meeting whether or not the Company Board has made a Company Adverse Recommendation Change.

        Section 5.7    Employees; Benefit Plans.

          (a)   For a period of one year following the Closing Date (the "Continuation Period"), Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, provide to each Part D Employee (i) salary, hourly wage rate, short-term (annual or more frequent) bonus or commission opportunity and other compensation (excluding equity and equity-based awards which will remain discretionary) that are no less favorable and (ii) benefits that are no less favorable, in the aggregate, than those provided to such Part D Employee under the Company's and its Subsidiaries' compensation and benefit plans, programs, policies, agreements and arrangements in effect immediately prior to the Effective Time. For the sake of clarity, and without limiting the generality of the foregoing, Parent shall provide each Part D Employee with the opportunity to enroll in the compensation and benefit plans of Parent, the Surviving Corporation or any of their respective Affiliates as of the Effective Time; provided that Parent shall have received all information necessary to effectuate such enrollment.

          (b)    2010 Bonus Plan.    The Company may pay bonuses to Part D Employees and other Company employees in respect of calendar year 2010 in the ordinary course of business consistent with past practice.

          (c)    2011 Bonus Plan.    The target bonus opportunity for the year ended December 31, 2011 for each Part D Employee shall be not less than such Part D Employee's target bonus opportunity for the year ended December 31, 2010. Pursuant to the Company Severance Plan, each Part D Employee will be entitled to receive a pro-rated bonus applicable to such Part D Employee in the event such Part D Employee is terminated without Cause (as defined in Section 5.7(d) of the Company Disclosure Letter) or resigns for Good Reason (as defined in Section 5.7(d) of the Company Disclosure Letter) prior to the twelve (12) month anniversary of the Closing Date (provided that (x) the provisions of this sentence shall not result in the duplication of bonus payments to such Part D Employee and (y) for the avoidance of doubt, the pro-rated portion of any bonus payment for an Part D Employee shall assume a target bonus payout for such pro-rated period).

          (d)   As to each Part D Employee, Parent shall honor the Company severance program set forth on Section 5.7(d) of the Company Disclosure Letter (the "Company Severance Plan").

          (e)   [Reserved].

          (f)    The Company may establish a retention pool (the "Retention Pool") prior to the Effective Time providing for the payment of retention bonuses to certain Part D Employees in connection with the Merger for the purpose of retaining the services of such Part D Employees, on the terms set forth on Section 5.7(f) of the Company Disclosure Letter. Following the Effective Time, the Surviving Corporation and/or Parent shall pay or cause to be paid the retention bonuses pursuant to the terms set forth on Section 5.7(f) of the Company Disclosure Letter.

          (g)   For all purposes under all employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries and Affiliates providing benefits to any Part D Employee after the Effective Time (the "New Plans"), each Part D Employee shall receive full credit for such Part D Employee's years of service with the Company and its Subsidiaries before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Subsidiaries have given credit for prior service), to the same extent as such Part D Employee was entitled, prior to the Effective Time, to credit for such service under any similar or comparable Company Benefit Plan (except to the extent such credit would result in a duplication of accrual of benefits). In addition, where applicable, and without limiting the generality of the foregoing, subject only to (i) Parent receiving all information necessary with respect to Part D Employees and (ii) any required approval of the applicable insurer, which Parent agrees to use or cause the Surviving Corporation or any Subsidiaries and Affiliates to use, commercially reasonable efforts to obtain, if any: (1) at the Effective Time, each Part D Employee immediately shall be eligible to participate, without any waiting time, in each New Plan to the extent such waiting time was satisfied under a similar or comparable Company Benefit Plan in which such Part D Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"); (2) Parent shall cause all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan to be waived or satisfied for such Part D Employee and his or her covered dependents to the extent waived or satisfied under the analogous Old Plan as of the Effective Time; and (3) Parent shall cause all eligible expenses incurred by each Part D Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Part D Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Part D Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          (h)   With respect to any accrued but unused paid time off to which any Part D Employee is entitled pursuant to the paid time off policy applicable to such Part D Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries or Affiliates to, (i) allow such Part D Employee to use such accrued paid time off and, (ii) if any Part D Employee's employment terminates during the Continuation Period under circumstances entitling the Part D Employee to severance pay under the Company Severance Plan, pay the Part D Employee, in cash, an amount for a number of days of paid time off calculated as follows: (A) the number of accrued days of paid time off to which the Part D Employee is entitled as of the date of such termination, and (B) reducing this number by the number of days of paid time off actually used by the Part D Employee prior to the date of termination.

          (i)    The Company shall, and shall cause its Subsidiaries to, provide to Parent and its Representatives access at all reasonable times to the Part D Employees and the employment and personnel records and data relating to the Part D Employees to the maximum extent permitted under applicable Law.

          (j)    Nothing in this Section 5.7, whether express or implied, shall confer upon any current or former employee of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Section 5.7.

        Section 5.8    Reasonable Best Efforts.     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law (but subject, for the avoidance of doubt, to the limitations set forth in Section 5.9) each of the parties to this Agreement shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable. The terms of this Section 5.8 shall not limit the rights of the Company set forth in Section 5.4 or impose any obligations on Parent or Merger Sub that are not specifically provided for in this Agreement.

        Section 5.9    Consents; Filings; Further Action.

          (a)   Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of Parent and the Company shall use its best efforts to promptly (i) obtain any consents, approvals or other authorizations, and make any filings and notifications required in connection with the transactions contemplated by this Agreement, (ii) make any other submissions either required or deemed appropriate by either Parent or the Company, in connection with the transactions contemplated by this Agreement under the Securities Act, the Exchange Act, the HSR Act, the NYBCL, the rules and regulations of the Applicable Exchange, any other national securities exchange or NASDAQ, CMS, state insurance Laws and any other applicable Law, (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.9 to (x) cause the expiration of the applicable waiting periods, or (y) obtain receipt of required consents, approvals or authorizations, including the Required Consents, as applicable, under such Laws, rules and regulations as soon as practicable, and (iv) defend any Legal Actions, including with respect to matters involving any Section 5.23 Person, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining Order or any other Order entered by any court or other Governmental Authority vacated or reversed. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party's outside antitrust or applicable regulatory counsel (and to the non-filing party upon consent of the filing party, such consent not to be unreasonably withheld or delayed) before filing. Neither Parent nor the Company shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

          (b)   As promptly as practicable after the date of this Agreement and in any event no later than ten Business Days after the date of this Agreement, unless the parties agree to file at a later date, each of Parent and the Company shall file and not withdraw any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the United States Department of Justice under the HSR Act, as applicable, to request early termination of the applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.

          (c)   Each of Parent and the Company shall promptly inform the other party upon receipt of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any Governmental Authority that is related to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other party, an appropriate response to such request. Prior to delivery of such response, to the extent practicable, such party shall provide the other party with a reasonable opportunity to review and comment on such response. No party shall participate in any meeting, or engage in any material substantive conversation, with any Governmental Authority without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated by this Agreement.

          (d)   Without limiting the foregoing, but subject to Section 5.9(e), each of Parent and the Company shall promptly take, in order to consummate the transactions contemplated hereby, all actions necessary to (i) avoid the entry of, or to effect the dissolution of or vacate or lift, any Order of or sought by a Governmental Authority that would have the effect of preventing or delaying the Closing and (ii) resolve any objections asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any applicable Law, including (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority, (B) selling, divesting or otherwise conveying particular assets or categories of assets or businesses of Parent and its Subsidiaries and (C) agreeing to sell, divest or otherwise convey any particular assets or categories of assets or businesses of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time.

          (e)   Notwithstanding anything herein to the contrary, Parent shall not be required and the Company shall not be permitted by this Section 5.9 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets (of Parent, the Company or any of their respective Affiliates) collectively representing in excess of the amount of premium revenues set forth on Section 5.9(e) of the Company Disclosure Letter (measured on the basis of premium revenues attributable to such assets for the 2010 fiscal year) (the "Maximum Divestiture Amount"), (ii) limit in any respect Parent's freedom of action with respect to, or its ability to consolidate and control, the Medicare Part D Business following the Effective Time or (iii) require taking any other action that would reasonably be expected to diminish the benefits reasonably expected to be derived by Parent on the date of this Agreement from the acquisition (whether by reason of impact on Parent's existing businesses or assets or on the Medicare Part D Business), in such a manner that

  Parent would not have entered into this Agreement in the face of such diminished benefits unless in the case of clauses (ii) and (iii) such actions would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect at or following the Effective Time (a "Regulatory Material Adverse Effect").

        Section 5.10    Public Announcements.     Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about (i) this Agreement or any of the transactions contemplated by this Agreement or (ii) the Split-Off Agreements or any of the transactions contemplated by the Split-Off Agreements. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the Applicable Exchange requirements, in which case that party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement; provided, however, that Parent's consent shall not be required, and the Company shall not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal or with respect to any actions contemplated by Section 5.4(d) and Section 5.4(e). Notwithstanding the foregoing, without the prior consent of the other parties, the Company may (a) communicate with customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law to the extent such communications consist of information included in a press release or other document previously approved for external distribution by Parent and (b) issue public statements or disseminate information to the extent solely related to the Newco Group or the operation of the Non-Medicare Part D Business; provided, however, that Parent's consent shall not be required, and the Company shall not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal or with respect to any actions contemplated by Section 5.4(d) and Section 5.4(e). Each of Parent and the Company will issue a separate (but mutually agreed upon) press release announcing the execution of this Agreement.

        Section 5.11    Applicable Exchange De-listing.     Parent shall cause the Common Stock to be de-listed from the Applicable Exchange and de-registered under the Exchange Act at or as soon as practicable following the Effective Time.

        Section 5.12    Newco Common Stock Listing.     The Company shall use reasonable best efforts to cause the shares of Newco Common Stock to be distributed in the Split-Off to be approved for listing on a national securities exchange, or approved for quotation on NASDAQ, in each case subject to official notice of issuance, prior to the Effective Time.

        Section 5.13    Fees and Expenses.

          (a)   Except as explicitly provided otherwise in this Agreement, all Transaction Expenses incurred by any party to this Agreement or on its behalf shall be paid by the party incurring such Transaction Expenses.

          (b)   [Reserved.]

          (c)   Regardless of whether the Merger is consummated, Parent shall pay (i) all Consent Expenses and (ii) all Transaction Litigation Expenses.

        Section 5.14    Takeover Statutes.     Unless the Company Board has made a Company Adverse Recommendation Change in accordance with this Agreement, if any takeover statute is or becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of Parent, the Company and their respective boards of directors shall use reasonable best efforts (a) to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) to otherwise act to eliminate or minimize the effects of such takeover statute.

        Section 5.15    Obligations of Merger Sub.     Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

        Section 5.16    Rule 16b-3.     Prior to the Effective Time, the Company may take such further actions, if any, as may be necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.17    Resignation of Directors.     The Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of any of the Part D Entities in writing reasonably in advance of the Closing (such resignations to be effective at the Effective Time).

        Section 5.18    Split-Off and Related Matters.

          (a)   Prior to the Effective Time and pursuant to the terms of the Separation Agreement, (i) the Company shall, and shall cause Newco to, enter into a Tax Matters Agreement (the "Tax Matters Agreement") in the form attached to the Separation Agreement as Exhibit A thereto, and (ii) the Company and its Subsidiaries shall consummate the Separation (as defined in the Separation Agreement) upon the terms and subject to the conditions set forth in the Split-Off Agreements.

          (b)   Prior to the Effective Time and pursuant to the terms of the Separation Agreement, the Company and a Subsidiary of Newco shall enter into a Reinsurance Agreement (the "Reinsurance Agreement") and a Pharmacy Benefits Management Agreement (the "PBM Agreement"), in each case in accordance with the terms set forth in the Exhibits A and B, respectively, and in a form that is otherwise mutually satisfactory to the Company and Parent.

          (c)   Within thirty (30) days of the date of this Agreement, the Company shall cause American Progressive Life & Health Insurance Company of New York, a New York domiciled insurance company and Subsidiary of the Company ("American Progressive"), to (i) enter into a Novation Agreement with Parent or a Subsidiary of Parent in the form required by CMS (the "Novation Agreement") and (ii) submit the Novation Agreement to CMS for approval, in each case in accordance with the CMS novation regulations. In addition, within forty-five (45) days of the date of this Agreement, the Company shall cause American Progressive to (i) enter into a customary reinsurance agreement (the "Part D Reinsurance Agreement") with Parent or a Subsidiary of Parent (the "Part D Reinsurer") pursuant to which the Part D Reinsurer will reinsure on a 100% co-insurance basis all of the Liabilities and receive the benefit of all of the rights of the Medicare Part D Business held by American Progressive (the "AmPro Part D Business"), including the right to control the operation of that business; and (ii) seek any required approval from the New York Department of Insurance. Subject to CMS approval, the Novation Agreement shall be effective as of January 1, 2012 or such earlier date as directed by the Part D Reinsurer (the "Novation Effective Date"), in either case, with economic effect as of January 1, 2011. The Novation Agreement, or such other agreement as may be determined by the parties to this Agreement, shall provide that, on the Novation Effective Date, the Part D Reinsurer shall pay to American Progressive the Novation Allocation Amount plus the amount of any loss by American Progressive in respect AmPro Part D Business since January 1, 2011 to such effective date minus any gains by American Progressive in respect of the AmPro Part D Business since January 1, 2011 to such effective date, but only to the extent that such gains and losses have not been determined to be gains and losses pursuant to the Part D Reinsurance Agreement. Subject to any required New York Department of Insurance approval, the Part D Reinsurance Agreement shall take effect as of the Effective Time and terminate as of the Novation Effective Date.

          (d)   Immediately prior to the Effective Time, the Company and Newco shall enter into a transition services agreement upon the terms set forth on Exhibit C (the "Transition Services Agreement"), which shall set forth the provision of transition support and other transition services after the Effective Time between the Newco Group and the Part D Group (as such terms are defined in the Separation Agreement).

          (e)   As soon as practicable following the date of this Agreement, the Company and Parent shall work together in good faith to complete the Reinsurance Agreement, the PBM Agreement, the Novation Agreement and the Transition Services Agreement upon the terms contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of the Company and Parent shall use reasonable best efforts to make available and cause the necessary personnel to work together in good faith to finalize the terms of each such Split-Off Agreement no later than March 15, 2011 (the "Split-Off Agreement Date"). In the event that the Company and Parent fail to agree upon the terms of any such Split-Off Agreement by the Split-Off Agreement Date, the Company and Parent shall appoint a mutually acceptable arbitrator with experience resolving commercial disputes and commercial agreements within the healthcare insurance industry (the "Requisite Experience") to assist in resolving any disputes between parties relating to the terms of such Split-Off Agreement (the "Split-Off Agreement Arbitrator"). If the Company and Parent cannot agree upon a mutually acceptable arbitrator to be the Split-Off Agreement Arbitrator, then each of the Company and Parent shall select an arbitrator possessing the Requisite Experience, which two arbitrators shall mutually agree upon a third arbitrator possessing the Requisite Experience, who shall be appointed the Split-Off Agreement Arbitrator. Within fifteen (15) days of such appointment, each of the Company and Parent shall submit to the Split-Off Arbitrator such Person's proposed terms of such Split-Off Agreement, including such Person's proposed final form of Split-Off Agreement. The Split-Off Agreement Arbitrator shall as promptly as practicable, and in no event more than forty-five (45) days follow its receipt of such submissions, review the terms of this Agreement and the terms of such Split-Off Agreement set forth in the applicable Exhibit and determine the final form of Split-Off Agreement in accordance with the terms thereof. Such decision by the Split-Off Agreement Arbitrator shall be final and binding upon the Company and Parent. The cost of such review and determination shall be borne equally by the Company and Parent.

          (f)    From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, without the prior written consent of Parent, such consent shall not be unreasonably withheld or delayed, the Company shall not (i) enter into any Contract (other than a Contract that is expressly contemplated by the Separation Agreement) between any of the Part D Entities, on the one hand, and Newco or any other Subsidiary of the Company (other than the Part D Entities), on the other hand, or (ii) amend, waive any rights under, or otherwise modify, or terminate, any Split-Off Agreement.

        Section 5.19    Notification of Certain Matters.

          (a)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence of any event known to it which would reasonably be expected to, individually or in the aggregate, (i) in the case of the Company, have a Company Material Adverse Effect, or, in the case of Parent, have a Parent Material Adverse Effect, (ii) cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the Effective Time or (iii) cause any authorization, consent, Order, declaration or approval of any Governmental Authority or third party necessary for the consummation of the transactions contemplated by this Agreement to not be obtained by the Termination Date or (b) any action, suit, proceeding, inquiry or investigation pending or, to the Knowledge of the Company or Parent, threatened which questions or challenges the validity of this Agreement or any Split-Off

  Agreement or the ability of any party to consummate the transactions contemplated hereby or thereby; provided, however, that the delivery of any notice pursuant to this Section 5.19 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

          (b)   Subject to applicable Law, the Company shall provide to Parent copies of (x) all material written notices received from any Governmental Authority by the Company or any of its Subsidiaries to the extent such notice is primarily related to the Medicare Part D Business and (y) all material written notices received from CMS by the Company or any of its Subsidiaries, in each case from and after the date of this Agreement until the Effective Time, provided that the foregoing shall not apply to the Company's communications with CMS concerning the resolution of matters set forth in the November 2010 CMS Letter (as defined in Section 3.12 of the Company Disclosure Letter), except to the extent related, directly or indirectly, to the Medicare Part D Business.

        Section 5.20    Adjustment Certificates.

          (a)   No later than March 14, 2011, the Company shall deliver to Parent a certificate executed by the Chief Financial Officer of the Company (the "Statutory Capital Adjustment Certificate") setting forth the amount of each of (i) the Statutory Capital of Penn Life relating to the Medicare Part D Business as of December 31, 2010 (as adjusted, if at all, pursuant to Section 5.20(e), the "Statutory Capital 12/31 Amount"), (ii) the 2010 Annual Statement of Penn Life as filed with the Insurance Department of the State of Pennsylvania and (iii) the Authorized Control Level of Penn Life relating to the Medicare Part D Business as of December 31, 2010 (as adjusted, if at all, pursuant to Section 5.20(e), the "Authorized Control Level Amount"), in each case as calculated in accordance with the methodologies set forth in Section 5.20 of the Company Disclosure Letter. No later than three Business Days prior to the Effective Time, the Company shall deliver to Parent a certificate executed by the Chief Financial Officer of the Company (the "Closing Date Indebtedness Certificate") setting forth the amount of the Company Indebtedness (the "Closing Date Indebtedness Amount").

          (b)   From and after the date of the delivery of the Closing Date Indebtedness Certificate to the Effective Time, the Company shall not incur, assume or guarantee any indebtedness for borrowed money in excess of the amount of Company Indebtedness set forth in the Closing Date Indebtedness Certificate.

          (c)   Within fifteen (15) days after Parent's receipt of the Statutory Capital Adjustment Certificate, Parent shall deliver to the Company a written statement either accepting the Statutory Capital Adjustment Certificate or specifying any objections thereto (including therein Parent's calculations of such amounts and Parent's grounds for such disagreement in reasonable detail) (a "Statutory Capital Objections Statement"). The Statutory Capital Objections Statement shall specify those items or amounts as to which Parent disagrees, and Parent shall be deemed to have agreed with all other items and amounts contained in the calculations delivered by the Company pursuant to Section 5.20(a).

          (d)   If Parent shall have delivered a Statutory Capital Objections Statement, the Company and Parent shall, during the fifteen (15) days following such delivery, negotiate in good faith to reach agreement on the disputed items or amounts in order to determine, as may be required, the amounts set forth in the Statutory Capital Adjustment Certificate. If the Company and Parent are unable to reach such agreement during such period, they shall promptly thereafter appoint an independent accountant of nationally recognized standing reasonably satisfactory to the Company and Parent (the "Statutory Capital Accounting Firm") to promptly review this Agreement and the disputed items or amounts for the purpose of calculating the amounts set forth in the Statutory

  Capital Adjustment Certificate. In making such calculations, the Statutory Capital Accounting Firm shall consider only those items or amounts in the Statutory Capital Objections Statement. The Statutory Capital Accounting Firm, acting as experts and not as arbitrators, shall determine in accordance with the methodologies set forth in Section 5.20 of the Company Disclosure Letter, the actual Statutory Capital 12/31 Amount and the Authorized Control Level Amount and shall deliver to the Company and Newco a written report setting forth such calculations. Such report shall be final and binding upon the Company and Parent. The cost of such review and report shall be borne equally by the Company and Parent.

          (e)   The parties agree that they will, and agree to cause their respective independent accountants and Subsidiaries to, cooperate and assist in the preparation of the calculations of the amounts set forth in the Statutory Capital Adjustment Certificate and in the conduct of the reviews referred to in this Section 5.20, including by making available to the extent necessary their respective books, records, work papers and personnel.

          (f)    The Statutory Capital 12/31 Amount and the Authorized Control Level Amount as of the Effective Time shall equal the amount determined under this Section 5.20 by agreement of the parties pursuant to Section 5.20(d) or by the Statutory Capital Accounting Firm pursuant to Section 5.20(e).

        Section 5.21    Termination of Medco Agreement.     On the date of this Agreement, the Company shall deliver to Medco Health Solutions, Inc. a notice of termination of that certain Subcontract for Medicare Part D Prescription Benefits Management Services, dated January 1, 2009, between Medco Health Solutions, Inc. and MemberHealth, LLC, pursuant to Section 8.2.6 thereof and otherwise in accordance with the terms thereof.

        Section 5.22    2012 CMS Bid Process.

          (a)   The Company shall, and shall cause the Part D Entities to, use commercially reasonable efforts consistent with past practice to participate in the Medicare Part D bid process for the 2012 plan year. If the Closing has not occurred on or prior to May 1, 2011, the Company and Parent shall immediately thereafter jointly appoint an actuarial firm from among those firms set forth on Section 5.22 of the Company Disclosure Letter, which firm shall be reasonably acceptable to the Company and Parent (the "Actuarial Firm"), to review the bid submission(s) of the Company and/or the Part D Entities for the 2012 plan year (the "Bid Submission") solely for the purpose of determining whether the Bid Submission constitutes a good faith bid consistent with the Company's past practice in all material respects (a "Good Faith Bid"). The Actuarial Firm shall not be permitted to disclose to Parent or any of its Affiliates any information relating to the Bid Submission other than to state whether or not the Bid Submission constitutes a Good Faith Bid.

          (b)   Within five Business Days from the date of appointment, the Company shall deliver the Bid Submission to the Actuarial Firm and the Actuarial Firm shall as soon as practicable, but in any event within seven days after receipt thereof, notify the Company of its determination as to whether the Bid Submission constitutes a Good Faith Bid. To the extent that the Actuarial Firm determines that the Bid Submission is not a Good Faith Bid, the Company shall work together with the Actuarial Firm in good faith to resolve any material issues identified by the Actuarial Firm in respect of the Bid Submission.

          (c)   Nothing in this Section 5.22 shall be deemed to give Parent or any of its Affiliates any direct or indirect control of any bid submission of the Company or the Part D Entities prior to the Effective Time.

        Section 5.23    Relationships with Certain Parties.     From the date hereof until the Effective Time, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, consult and cooperate with each other concerning the communications of the Company and Parent with the Persons set forth on Section 5.23 of the Company Disclosure Letter (the "Section 5.23 Persons") relating (a) to the Contracts between the Company and its Affiliates, on the one hand, and the Section 5.23 Persons, on the other hand, and (b) in any material respect to this Agreement, the Split-Off Agreements or the transactions contemplated hereby or thereby ((a) and (b) collectively, the "Section 5.23 Matters"). In furtherance of the foregoing, neither the Company nor Parent shall participate in any meeting, or engage in any material substantive conversation, in each case relating to the Section 5.23 Matters, with any Section 5.23 Person without giving the other party prior notice of the meeting or conversation and the opportunity to attend or participate. Each of Parent and the Company shall promptly inform the other party upon receipt of any communication from any Section 5.23 Person relating to the Section 5.23 Matters, and neither party shall enter into any understandings, undertakings or agreements (oral or written) with any Section 5.23 Person without the prior consent of the other party, in each case relating to the Section 5.23 Matters. Prior to any written communication with a Section 5.23 Person relating to the Section 5.23 Matters, the Company or Parent, as the case may be, shall provide the other party with a reasonable opportunity to review and comment on such communication and shall include in such communication all comments reasonably proposed by such other party. Neither the Company nor Parent shall take any actions with respect to the Section 5.23 Matters that, to the Knowledge of the Company or Parent, as applicable, would reasonably be expected to prevent or to materially impede, delay or interfere with the Merger, the Split-Off or the other transactions contemplated by this Agreement or the Split-Off Agreements. Promptly following the date of this Agreement, Parent and the Company shall meet jointly with the Section 5.23 Persons and Parent shall communicate the matters set forth on Section 5.23 of the Company Disclosure Letter to the Section 5.23 Persons. For the avoidance of doubt, each of the Company and Parent acknowledges that the other party maintains an ongoing business relationship with Section 5.23 Persons, and this Section 5.23 shall not prohibit the Company or Parent from engaging in communications or meetings with Section 5.23 Persons in the ordinary course of business consistent with past practice that are unrelated to the Section 5.23 Matters. Neither Parent nor the Company shall be entitled to participate in, or receive notice of, any such excluded communications.

        Section 5.24    Certain Litigation.

          (a)   Parent shall assume the control and defense at its own expense of all shareholder litigation against (i) the Parent, any of their respective Subsidiaries or any directors or officers of Parent or its Subsidiaries or (ii) the Company, any of its Subsidiaries or any of directors or officers of the Company or its Subsidiaries (such Persons set forth in this clause (ii), the "Covered Persons"), in each case, arising out of or in connection with the Separation, the Split-Off or the Merger (collectively, the "Shareholder Litigation"); provided that the Covered Persons shall have the right to participate in (but not control) such proceedings and to be represented by one counsel for all Covered Persons of their choosing. The reasonable fees and expenses of such separate counsel shall constitute Transaction Litigation Expenses. Whether or not the Merger is consummated, Parent shall reimburse, indemnify and hold harmless each Covered Person for all costs and expenses incurred by the Company, its Subsidiaries and the Covered Persons in connection with the Shareholder Litigation (including, for the avoidance of doubt, all Transaction Litigation Expenses, which may include only the reasonable fees and expenses of one counsel for all Covered Persons). Each Covered Person shall be a third-party beneficiary of this Section 5.24.

          (b)   Parent shall obtain the prior written consent of the Company and the Covered Persons (which shall not be unreasonably withheld or delayed) before entering into any settlement, understanding or other agreement relating to such Shareholder Litigation.

          (c)   Each party shall cooperate, and cause its Affiliates to cooperate, in the defense of any Shareholder Litigation and shall furnish or cause to be furnished such records, information and testimony, and attend, at Parent's expense, such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

        Section 5.25    Designated Bonds.

          (a)   From time to time following the date of this Agreement (but no more than two (2) times prior to the Designation Date (as defined below)), the Company shall deliver to Parent at Parent's request a schedule setting forth all bonds held by the Company and its Subsidiaries. Such schedule shall set forth the material terms of each bond held by the Company and its Subsidiaries as of such date, including such bond's outstanding principal amount, maturity date, original purchase price, investment credit rating and whether such bonds relate to the Medicare Part D Business or the Non-Medicare Part D Business.

          (b)   Subject to the terms and conditions in this Section 5.25, Parent shall be entitled to designate one or more bonds held by the Company and its Subsidiaries (other than the Newco Bonds (as defined in the Separation Agreement)) with an investment credit rating of A2/A or lower to be sold by the Company prior to the Effective Time (such bond(s), the "Designated Part D Bonds"). No less than 30 Business Days and no more than 60 Business Days prior to the Effective Time (the "Designation Date"), Parent shall identify by irrevocable written notice to the Company all Part D Designated Bonds. Following receipt of such notice, the Company shall, prior the Effective Time, (i) sell (at the Company's option) such Part D Designated Bonds to (A) a third party or (B) a member of the Newco Group (in the case of this clause (B) for a price equal to the fair market value of such Part D Designated Bond (valued as if such Part D Designated Bond were sold in an arm's length transaction) and (ii) thereafter acquire, with the proceeds of such sale, bonds with an individual investment credit rating of A1/A+ or above (the "Designated Bond Exchange"). Any gain or loss arising out of the Designated Bond Exchange (calculated by applying the value of the Part D Designated Bonds on a basis consistent with the Company's historical valuation methods) shall be taken into account for purposes of determining Newco Cash in accordance with the terms of the Separation Agreement.

        Section 5.26    Parent Standstill.     From the date of this Agreement until the Closing, Parent shall not, and shall not permit any person acting on behalf of Parent to, directly or indirectly, acquire (i) any Securities of the Company or (ii) any derivative contracts or derivative securities that give Parent or any Person acting on behalf of Parent the economic or voting equivalent of ownership of Securities of the Company.

ARTICLE VI

CONDITIONS

        Section 6.1    Conditions to Each Party's Obligation to Effect the Split-Off and the Merger.     The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or before the Closing Date of each of the following conditions:

          (a)    Company Shareholder Approval.    This Agreement shall have been duly adopted by the Requisite Company Vote.

          (b)    Antitrust.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c)    Required Regulatory Approvals.    All Required Consents shall have been obtained or, in the case of notices, made.

          (d)    Newco Form S-4.    The Newco Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (e)    No Orders.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order that enjoins or otherwise prohibits consummation of the Merger, the Separation or the Split-Off.

          (f)    Split-Off Transactions.    Except as set forth in Section 2.01(b) of the Separation Agreement, the transactions contemplated by Section 5.18, including the Separation, shall have been consummated in accordance with the terms of this Agreement and the Split-Off Agreements (including the satisfaction of all conditions to the Separation set forth in the Separation Agreement).

        Section 6.2    Conditions to Obligations of Parent and Merger Sub.     The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or before the Closing Date of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company set forth in Section 3.1 (Organization and Power), Section 3.4 (Corporate Authorizations), Section 3.23 (Takeover Statutes), Section 3.31 (Opinion of Financial Advisor) and Section 3.32 (Brokers) shall be true and correct in all material respects, (ii) the representation and warranty set forth in Section 3.12(b) (Absence of Certain Changes) shall be true and correct in all respects, and (iii) the remaining representations and warranties of the Company contained in Article III (Representations and Warranties of the Company) shall be true and correct, in each case as of the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, in the case of clause (iii) only, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality or Company Material Adverse Effect qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)    Performance of Obligations.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement, and the Company and its Subsidiaries shall have performed in all material respects all obligations required to be performed by them under the Split-Off Agreements, in each case at or before the Closing Date.

          (c)    Absence of Company Material Adverse Effect.    No event, circumstance, development, change or effect shall have occurred since the date of this Agreement that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (d)    Officer's Certificate.    Parent shall have received a certificate, signed by an executive officer of the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

        Section 6.3    Conditions to Obligation of the Company.     The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or before the Closing Date of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of each of Parent and Merger Sub set forth in Section 4.3(a) (Corporate Authorization) and Section 4.5(c) (Ownership of Common Stock) shall be true and correct in all material respects, and (ii) the remaining representations and warranties of each of Parent and Merger Sub contained in Article IV (Representations and Warranties of Parent and Merger Sub) shall be true and correct, in each case as of the Closing (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except, in the case of clause (ii) only, where the failure of any such representations and warranties to be so true and correct (without regard to any materiality or Parent Material Adverse Effect qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (b)    Performance of Obligations.    Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Closing Date.

          (c)    Officer's Certificate.    The Company shall have received a certificate, signed by an executive officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

          (d)    Newco Common Stock Listing.    The shares of Newco Common Stock issuable to the Company's shareholders pursuant to Article II shall have been approved for listing on a national securities exchange, or approved for quotation on NASDAQ, in either case subject only to official notice of issuance.

        Section 6.4    Frustration of Closing Conditions.     Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was principally caused by such party's breach of any provision of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        Section 7.1    Termination by Mutual Consent.     This Agreement may be terminated at any time before the Effective Time, whether before or after obtaining the Requisite Company Vote, by mutual written consent of Parent and the Company.

        Section 7.2    Termination by Either Parent or the Company.     This Agreement may be terminated by either Parent or the Company at any time before the Effective Time:

          (a)   whether before or after obtaining the Requisite Company Vote, if the Merger has not been consummated by December 31, 2011 (the "Termination Date"), except that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement whose breach of this Agreement has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;

          (b)   if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholders Meeting (or adjournment or postponement thereof) and the Requisite Company Vote is not obtained upon a vote taken thereon; or

          (c)   whether before or after obtaining the Requisite Company Vote, if any Law or Order is enacted, issued, promulgated, enforced or entered that permanently enjoins or otherwise prohibits consummation of the Merger, the Separation or the Split-Off, and (in the case of any Order) such Order has become final and nonappealable.

        Section 7.3    Termination by Parent.     This Agreement may be terminated by Parent at any time before the Effective Time:

          (a)   if the Company Board effects a Company Adverse Recommendation Change;

          (b)   if (i) the Company Board approves, endorses or recommends to shareholders a Superior Proposal or (ii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced before obtaining the Requisite Company Vote and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders within ten Business Days after commencement;

          (c)   if there shall have been an intentional and material breach of Section 5.4;

          (d)   if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and has not been cured by the Company within 45 Business

  Days after the Company's receipt of written notice of such breach from Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.3(d) if Parent or Merger Sub is then in breach of any of their representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.1 or Section 6.3 not being satisfied; or

          (e)   if all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by the Company or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and the Company has failed to fulfill its obligation and agreement herein to consummate the Closing within three Business Days following written notice of such satisfaction from Parent.

        Section 7.4    Termination by the Company.     This Agreement may be terminated by the Company at any time before the Effective Time:

          (a)   if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) has not been cured by Parent within 45 Business Days after Parent's receipt of written notice of such breach from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.4(a) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.1 or Section 6.2 not being satisfied; or

          (b)   if all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by Parent or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and Parent and Merger Sub have failed to fulfill their obligation and agreement herein to consummate the Closing within three Business Days following written notice of such satisfaction from the Company.

        Section 7.5    Effect of Termination.     If this Agreement is terminated pursuant to this Article VII, except as set forth in this Section 7.5, it shall become void and of no further force and effect, with no liability (except as provided in Section 7.6) on the part of any party to this Agreement (or any shareholder or Representative of such party), except that, subject to Section 7.6, if such termination results from the willful (a) failure of any party to perform its covenants, obligations or agreements contained in this Agreement or (b) breach by any party of its representations or warranties contained in this Agreement, then such party shall be fully liable for any Damages incurred or suffered by the other parties as a result of such failure or breach. The parties acknowledge that Damages sought by the Company in connection with any such willful failure or breach by Parent or Merger Sub can be based on, or otherwise take into account, the consideration that would have otherwise been payable to the shareholders of the Company pursuant to this Agreement. The provisions of Section 5.3(b) (Confidentiality), Section 5.13 (Fees and Expenses), this Section 7.5 (Effect of Termination), Section 7.6 (Fees and Expenses Following Termination) and Article VIII (Miscellaneous) shall survive any termination of this Agreement.

        Section 7.6    Fees and Expenses Following Termination.

          (a)   Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid in accordance with the provisions of Section 5.13.

          (b)   The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Company Termination Fee:

              (i)  if this Agreement is terminated by Parent pursuant to Section 7.3(a), Section 7.3(b) or Section 7.3(c), in which case payment shall be made within two Business Days following such termination; or

             (ii)  if (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(b), (B) after the date of this Agreement and prior to the date of such termination, a Takeover Proposal shall have been communicated to the Company Board, publicly made or publicly proposed to the Company or otherwise publicly announced (which has not been publicly withdrawn), in each case prior to the Company Shareholders Meeting, and (C) within twelve months following the date of such termination, the Company consummates, or enters into a Contract providing for the implementation of, a Takeover Proposal, in which case payment shall be made concurrently with such consummation or the entry into such Contract, as applicable. For purposes of the foregoing clause (C) only, references in the definition of the term "Takeover Proposal" to the figure "15%" shall be deemed to be replaced by the figure "more than 50%".

          (c)   For purposes of this Agreement, the "Company Termination Fee" means an amount in cash equal to $36,000,000, plus actual and reasonable documented out-of-pocket costs and expenses incurred prior to the date of termination in connection with the transactions contemplated by this Agreement and the Split-Off Agreements in an amount not to exceed $5,000,000.

          (d)   If the Company fails to pay the Company Termination Fee as required pursuant to this Section 7.6, when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank's Prime Lending Rate. In addition, if the Company fails to pay such fee when due, the Company shall also pay to Parent all of Parent's costs and expenses (including attorneys' fees) in connection with efforts to collect such fee. Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee is required to be paid as a result of a termination of this Agreement, then, except in the case of (x) willful breach of this Agreement or (y) fraud, Parent's right to receive payment of the Company Termination Fee pursuant to this Section 7.6 shall be the sole and exclusive remedy (whether at law, in equity, in contract, tort or otherwise) of Parent, Merger Sub and their respective Affiliates, if applicable, for (A) the Damages suffered as a result of the failure of the Merger to be consummated and (B) any other Damages suffered as a result of or under this Agreement and the transactions contemplated by this Agreement, and upon payment of the Company Termination Fee in accordance with this Section 7.6, none of the Company or any of its Affiliates, respective current or former shareholders, directors, officers, employees, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Parent and the Company acknowledge that the fees and the other provisions of this Section 7.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement.

 ARTICLE VIII

MISCELLANEOUS

        Section 8.1    Certain Definitions.     For purposes of this Agreement:

          (a)   "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          (b)   "Applicable Exchange" means the New York Stock Exchange.

          (c)   "Authorized Control Level" means, with respect to any Person, an amount of risk-based capital that is equal to the "Authorized Control Level RBC" of such Person, as such term is defined in Section 221.1-A of Article V-A of the Insurance Department Act.

          (d)   "Business Day" means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York time.

          (e)   "Company Indebtedness" means, with respect to the Company and its Subsidiaries as of the close of business on the day immediately prior to the Effective Time, the outstanding principal amount of, accrued and unpaid interest thereon and any other amounts due and payable (including, in the case of clauses (iii) and (iv) below, any termination payments or breakage costs to be incurred in connection with the repayment of such indebtedness at the Closing) pursuant to each of (i) the Credit Agreement, dated as of September 18, 2007, among the Company and the lender parties thereto, as amended by the First Amendment to Credit Agreement, dated as of November 9, 2009, by and among the Company, the Lenders party thereto and Bank of America, N.A. as administrative agent for the Lenders and as further amended by the Second Amendment to Credit Agreement, dated as of July 27, 2010, by and among the Company, certain lenders party thereto and Bank of America, N.A., as administrative agent, (ii) the Indentures (A) dated as of May 15, 2003, among the Company, as Issuer, and US. Bank National Association, as Trustee, for Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2033, (B) dated as of May 22, 2003, among the Company, as Issuer, and Wilmington Trust Company, as Trustee, for Floating Rate Junior Subordinated Debt Securities Due 2033, (C) dated as of October 29, 2003, among the Company, as Issuer, and U.S. Bank National Association, as Trustee, for Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2033, (D) dated as of March 27, 2003, among the Company, as Issuer, and Wells Fargo Bank National Association, as Trustee, for Junior Subordinated Debt Securities Due 2033 and (E) dated as of March 22, 2007, among the Company, as Issuer, and Wilmington Trust Company, as Trustee, for Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures Due 2037, (iii) the Interest Rate Swap Agreement (2002 ISDA Master Agreement), dated November 30, 2007, between the Company and Citibank, N.A., (iv) the Interest Rate Swap Agreement (ISDA Master Agreement), dated September 18, 2007, between the Company and Calyon and (v) any indebtedness incurred pursuant to Section 5.1(h) (which, for the avoidance of doubt, shall not include any incurrence of indebtedness by Newco or any of its Subsidiaries prior to the Effective Time in accordance with the Separation Agreement).

          (f)    "Company Material Adverse Effect" means a material adverse effect (i) on the ability of the Company to consummate the transactions contemplated by this Agreement or the ability of the Company and its Subsidiaries to consummate the transactions contemplated by the Split-Off Agreements or (ii) on the business, assets, results of operations or financial condition of the Medicare Part D Business, taken as a whole; provided that the term "Company Material Adverse

  Effect" shall not include any such effect relating to or arising from (A) conditions (economic, political, regulatory or otherwise) generally affecting the industries in which the Medicare Part D Business operates, (B) the United States or foreign economic, financial or geopolitical conditions or events in general, (C) changes or conditions in the financial, debt, credit or capital markets, (D) changes or proposed changes in Law, or standards or interpretations thereof, including changes in Healthcare Laws or CMS written interpretation and guidance affecting the industries in which the Company and its Subsidiaries operate or the introduction or enactment of legislation or the proposal or adoption of any rule or regulation affecting Medicare pricing, reimbursement, competitive bidding or other aspects of the healthcare insurance industry, (E) the American Recovery and Reinvestment Act, (F) the Patient Protection and Affordable Care Act, (G) changes or proposed changes in GAAP or other accounting principles or requirements, or standards or interpretations thereof, (H) changes in interest rates, (I) taking any actions contemplated by this Agreement or failure to take any actions prohibited by this Agreement, including compliance by the Company and its Subsidiaries with the terms of this Agreement, (J) any decline in the market price, or change in trading volume, of the Common Stock, any decrease of the ratings or ratings outlook for the Company by any of the Rating Agencies and the consequences of any such ratings or outlook decrease, or the failure of the Company to meet any projections, forecasts, budgets, estimates or operational metrics (it being understood that the underlying causes of any such decline, change, decrease or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be taken into account in determining whether a Company Material Adverse Effect has occurred), (K) escalation or outbreak of hostilities, acts of terrorism or military conflicts, (L) the entry into, or any announcement or disclosure of, this Agreement or the transactions contemplated by this Agreement, including any effects related to the identity of Parent and any loss of a material customer, supplier, employee or CMS contract as a result of the identity of Parent (provided that the exception in this clause (L) shall not be deemed to apply to references to "Company Material Adverse Effect" in the representations and warranties set forth in Section 3.3 and Section 3.5), (M) any actions taken by, or at the request of, Parent or its Affiliates after the date of this Agreement and on or before the Closing Date that relate to, or affect, the Medicare Part D Business, (N) any seasonality associated with the earnings of the Medicare Part D Business generally consistent with the financial results for such business for the year ended December 31, 2010, (O) the results of the Medicare Part D bid process for the 2012 plan year (except to the extent that such results are affected by any administrative action or sanction applicable to the Company or any of its Subsidiaries or any breach or violation of Health Care Laws by the Company or any of its Subsidiaries) or (P) the matters set forth in Section 8.1(d) of the Company Disclosure Letter, except, in the case of clauses (A) through (H), to the extent (and only to the extent) that the Medicare Part D Business is materially disproportionately affected thereby (relative to other similarly situated participants in the industries in which the Medicare Part D Business operates but only with respect of such participation (i.e., disregarding any other operations of such participants)).

          (g)   "Consent Expenses" means any fees, costs and expenses or payments payable in connection with the receipt of any consents, approvals or authorizations of any Governmental Authority obtained by Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement (including pursuant to Section 5.9).

          (h)   "Contract" means any contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, obligation or other binding arrangement.

          (i)    "Damages" means any costs or expenses (including legal fees and disbursements), judgments, fines, losses, claims, damages or Liabilities.

          (j)    "Earned Performance Shares" means (i) in the case of each Performance Share granted in 2010, all such Performance Shares and (ii) in the case of each Performance Share granted in 2009,

  the number of Performance Shares earned, as determined by the Compensation Committee of the Company Board (as in effect immediately prior to the Effective Time), but in any event no more than 150% of such Performance Shares granted in 2009.

          (k)   "Environmental Laws" means all Laws relating to (i) pollution, contamination, protection of the (indoor or outdoor) environment or health and safety, (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances.

          (l)    "Governmental Authority" means: (i) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (ii) any self-regulatory organization; (iii) any political subdivision of any of the foregoing and (iv) any Medicare or Medicaid contractor or intermediary.

          (m)  "Hazardous Substances" means all toxic substances, radioactive substances, hazardous substances, dangerous materials, pollutants, contaminants, chemicals or wastes, including petroleum, petroleum derivatives and by products, hydrocarbons, mold, polychlorinated biphenyls, asbestos-containing materials, and mold.

          (n)   "Health Care Laws" means all Laws relating to: (i) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, including Laws that regulate managed care, third-party payors and persons bearing the financial risk for the provision or arrangement of health care services and, without limiting the generality of the foregoing, the Medicare Program Laws and Laws relating to Medicaid programs; (ii) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including Laws prohibiting or regulating fraud and abuse, patient referrals or Provider incentives generally or under the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and any similar state laws; (iii) the administration of health care claims or benefits or processing or payment for health care services, treatment or supplies furnished by Providers, including third-party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; (iv) billings to insurance companies, health maintenance organizations and other managed care plans or otherwise related to insurance fraud; (v) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (vi) the Health Insurance Portability and Accountability Act of 1996, as amended; (vii) any Laws governing the privacy, security, integrity, accuracy, transmission, storage or other protection of information about or belonging to actual or prospective Members including the Health Information Technology for Economic and Clinical Health Act; (viii) any state insurance, health maintenance organization or managed care Laws (including Laws relating to Medicaid programs); (ix) the Medicare Program Laws; and (x) the Patient Protection and Affordable Care Act (Pub. L. 1110-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations adopted thereunder.

          (o)   "Insurance Department Act" means the Pennsylvania Insurance Department Act of 1921 as in effect on December 31, 2010 (40 P.S. §et. seq.)

          (p)   "Intellectual Property" means any and all (i) inventions, patents and patent applications; (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers (including all registrations and applications for registration), and all goodwill associated with any of the foregoing; (iii) copyrights (including all registrations and applications for registration), original works of authorship; (iv) trade secrets, including confidential and proprietary information and know-how; (v) other intellectual property rights in any and all jurisdictions throughout the world; and (vi) rights to sue and recover and retain damages, costs and attorneys' fees for the past, present and future infringement, misappropriation or other violation of any of the foregoing.

          (q)   "IT Assets" means the computers, computer software firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, in each case used or held for use by the Part D Entities in connection with the Medicare Part D Business.

          (r)   "Investment Assets" means certificates of deposit, banker's acceptances, bonds, notes, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, reorganization certificates or subscriptions or investment contracts.

          (s)   "Knowledge" means, when used with respect to Parent or the Company, the actual knowledge, after reasonable inquiry, of the Persons set forth in Section 8.1(s) of the Parent Disclosure Letter or Company Disclosure Letter, respectively.

          (t)    "Law" means any law, statute, ordinance, code, regulation, rule, the common law or other requirement of any Governmental Authority, and any Orders, including Health Care Laws.

          (u)   "Liens" means any mortgages, liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances in respect of any property or asset.

          (v)   "Medicare Part D Business" means the Company's and its Subsidiaries' business of (i) establishing, underwriting, selling, administering and/or maintaining Medicare Part D prescription drug plans throughout the United States and certain United States territories and (ii) operating as a pharmacy benefit manager servicing Members in such prescription drug benefit plans and in the Company's and its Subsidiaries' Medicare Advantage plans offering a Medicare Part D benefit.

          (w)  "Medicare Program Laws" means Title XVIII of the Social Security Act, as amended, as well as any final rules and final regulations adopted pursuant to such Acts and any written directives, instructions, guidelines, bulletins, manuals, requirements, policies and standards issued by a Governmental Authority.

          (x)   "Member(s)" means any individual who is properly enrolled in a MA Plan offered by the Company or any of its Subsidiaries.

          (y)   "Non-Medicare Part D Business" means the business of the Company and its Subsidiaries now or formerly conducted by the Company or its Subsidiaries, other than the Medicare Part D Business.

          (z)   "Novation Allocation Amount" means the amount listed on Section 8.1(z) of the Company Disclosure Letter.

          (aa) "Orders" means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determinations of any Governmental Authority.

          (bb) "Outstanding Common Shares" means the sum of (i) the number of shares of Common Stock outstanding (other than any Excluded Shares), plus (ii) the number of shares of Common

  Stock into which shares of Series A Preferred Stock are convertible in the Split-Off and the Merger, determined in each case as of immediately prior to the Effective Time.

          (cc)  "Parent Material Adverse Effect" means a material adverse effect (i) on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or the ability of the Parent and its Subsidiaries to consummate the transactions contemplated by the Split-Off Agreements or (ii) solely for the purposes of Section 5.9(e), on the business, assets, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided that the term "Parent Material Adverse Effect" shall not include any such effect relating to or arising from (A) conditions (economic, political, regulatory or otherwise) generally affecting the industries in which Parent and its Subsidiaries operate, (B) the United States or foreign economic, financial or geopolitical conditions or events in general, (C) changes or conditions in the financial, debt, credit or capital markets, (D) changes or proposed changes in Law, or standards or interpretations thereof, including changes in Healthcare Laws or CMS written interpretation and guidance affecting the industries in which Parent and its Subsidiaries operate or the introduction or enactment of legislation or the proposal or adoption of any rule or regulation affecting Medicare pricing, reimbursement, competitive bidding or other aspects of the healthcare insurance industry, (E) the American Recovery and Reinvestment Act, (F) the Patient Protection and Affordable Care Act, (G) changes or proposed changes in GAAP or other accounting principles or requirements, or standards or interpretations thereof, (H) changes in interest rates, (I) any decline in the market price, or change in trading volume, of the capital stock of Parent, any decrease of the ratings or ratings outlook for Parent by any applicable rating agencies and the consequences of any such ratings or outlook decrease, or the failure of Parent to meet any projections, forecasts, budgets, estimates or operational metrics (it being understood that the underlying causes of any such decline, change, decrease or failure may, if they are not otherwise excluded from the definition of Parent Material Adverse Effect, be taken into account in determining whether a Parent Material Adverse Effect has occurred) or (J) any seasonality associated with the earnings of Parent's existing Medicare Part D prescription drug business generally consistent with the financial results for such business for the year ended December 31, 2010, except, in the case of clauses (A) through (H), to the extent (but only to the extent) that Parent and its Subsidiaries are materially disproportionately affected thereby (relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate but only with respect of such participation (i.e., disregarding any other operations of such participants)).

          (dd) "Penn Life" means Pennsylvania Life Insurance Company, a Pennsylvania corporation.

          (ee) "Per Share Merger Consideration" means an amount equal to the quotient (rounded to the nearest cent) of (A)(i) the Purchase Price Amount plus (ii) the Statutory Capital Excess Amount, if any, minus (iii) the Closing Date Indebtedness Amount, minus (iv) the Novation Allocation Amount, minus (v) the Statutory Capital Deficit Amount, if any, divided by (B) the number of Outstanding Common Shares.

          (ff)  "Permitted Liens" shall mean (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, (ii) mechanics', materialmen's, carriers', workmen's, warehouseman's, repairmen's, landlords' and similar Liens granted or which arise in the ordinary course of business that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, (iii) zoning, entitlement, building and other land use Liens applicable to real property which are not violated by the current use, occupancy or operation of such real property, (iv) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any real property which would do not materially impair the value, current use, occupancy or operation of such real property, (v) Liens arising under worker's compensation, unemployment insurance, social security, retirement and similar Laws, (vi) Liens on goods in transit incurred pursuant to documentary letters of credit and (vii) such other Liens that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

          (gg) "Person" means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

          (hh) "Providers" means any all physicians, physician or medical groups, Independent Practice Associations, Preferred Provider Organizations, exclusive provider organizations, specialist physicians, dentists, optometrists, audiologists, pharmacies and pharmacists, radiologists or radiology centers, laboratories, mental health professionals, chiropractors, physical therapists, any hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, opticians, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied medical, health or wellness professional or facility.

          (ii)   "Purchase Price Amount" means One Billion and Two Hundred and Fifty Million Dollars ($1,250,000,000.00).

          (jj)   "Rating Agencies" means Standard & Poor's Ratings Service and A.M. Best Company.

          (kk) "Representatives" means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person.

          (ll)   "Requisite Company Vote" means the adoption of this Agreement by the affirmative vote of holders of two-thirds of the outstanding shares of Common Stock as of the record date for the Company Shareholders Meeting.

          (mm)  "Separation" has the meaning given to such term in the Separation Agreement.

          (nn) "Split-Off Agreements" mean the Separation Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Reinsurance Agreement, the Novation Agreement and the PBM Agreement.

          (oo) "Statutory Capital" means with respect to any Person, an amount equal to the "Total Adjusted Capital" of such Person, as filed with the Insurance Department of the State of Pennsylvania in accordance with Section 221.1-A of Article V-A of the Insurance Department Act.

          (pp) "Statutory Capital Deficit Amount" means the amount, if any, by which 200% of the Authorized Control Level Amount exceeds the Statutory Capital 12/31 Amount.

          (qq) "Statutory Capital Excess Amount" means the amount, if any, by which the Statutory Capital 12/31 Amount exceeds 200% of the Authorized Control Level Amount.

          (rr)  "Stockholders Agreement" means the Stockholders' Agreement, dated of as September 21, 2007, among the Company and the stockholders listed on the signature pages thereto.

          (ss)  "Subsidiary" means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person.

          (tt)  "Superior Proposal" means a bona fide, unsolicited written Takeover Proposal for at least a majority of the outstanding shares of Common Stock or all or substantially all of the consolidated assets of the Company and its subsidiaries or the Medicare Part D Business on terms which the

  Company Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all of the terms and conditions of such Takeover Proposal, including, if deemed relevant by the Company Board, any break-up fees, financing arrangements, expense reimbursement provisions and conditions to consummation, are more favorable to the shareholders of the Company (in their capacity as such) than those contemplated by this Agreement.

          (uu) "Takeover Proposal" means, any proposal, offer or indication of interest relating to (i) a merger, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries representing 15% or more of the assets of (x) the Company and its Subsidiaries, taken as a whole, (y) the Part D Entities, or (z) the Non-Medicare Part D Business; (ii) a direct or indirect sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 15% or more of the assets of (x) the Company and its Subsidiaries, taken as a whole, (y) the Part D Entities, or (z) the Non-Medicare Part D Business; (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 15% or more of the voting power of the capital stock of Company, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company or (v) any other transaction having a similar effect to those described in clauses (i) through (iv), in each case other than the transactions contemplated by this Agreement.

          (vv) "Tax Returns" means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

          (ww)  "Taxes" means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, withholdings, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

          (xx) "Transaction Expenses" means, as to any Person, any fees, costs and expenses incurred by such Person, in each case in connection with the Separation, the Split-Off, the Merger and the transactions contemplated by this Agreement or the Split-Off Agreements (whether incurred prior to or after the date of this Agreement and whether paid or not paid prior to the Effective Time), including: (a) any brokerage fees, costs and expenses, commissions, finders' fees, costs and expenses or financial advisory fees, costs and expenses; and (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers; provided that Transaction Expenses shall not include (i) any Consent Expenses, (ii) any Transaction Litigation Expenses or (iii) any Taxes, including Transfer Taxes, arising or in connection with the Separation.

          (yy) "Transaction Litigation Expenses" means any fees, costs and expenses and all other Liabilities and Damages relating to any Shareholder Litigation, including any judgments, settlements or other Liabilities arising out of such Shareholder Litigation.

          (zz)  "Transfer Taxes" shall have the meaning given to such term in the Tax Matters Agreement.

        Section 8.2    Interpretation.     Unless the express context otherwise requires:

          (a)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

          (c)   the terms "Dollars" and "$" mean U.S. dollars;

          (d)   references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

          (e)   wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

          (f)    references herein to any gender shall include each other gender;

          (g)   references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 8.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

          (h)   references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

          (i)    with respect to the determination of any period of time, (i) the word "from" means "from and including" and the words "to" and "until" each means "to but excluding" and (ii) time is of the essence;

          (j)    the word "or" shall be disjunctive but not exclusive;

          (k)   references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

          (l)    references herein to any Contract mean such Contract as amended, supplemented or modified (including by any waiver) in accordance with the terms thereof;

          (m)  the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

          (n)   if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

        Section 8.3    No Survival.     None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 8.3 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

        Section 8.4    Governing Law.     This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York, without regard to conflict of law principles thereof.

        Section 8.5    Submission to Jurisdiction; Service.     Each party to this Agreement (a)  irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States District Court for the Southern District of New York or any New York State Court sitting in New York City,

(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.7 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

        Section 8.6    WAIVER OF JURY TRIAL.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

        Section 8.7    Notices.     All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

  If to Parent or Merger Sub, to:

  CVS Caremark Corporation
  1 CVS Drive
  Woonsocket, Rhode Island 02895
  Attention: Douglas Sgarro
  Facsimile: (401) 770-5415
  E-Mail Address: dasgarro@cvs.com

  with a copy (which shall not constitute notice) to:

  Davis Polk & Wardwell LLP
  450 Lexington Avenue
  New York, New York 10017
  Attention: Louis Goldberg
  Facsimile: 212-701-5539
  E-Mail Address: louis.goldberg@davispolk.com

  If to the Company, to:

  Universal American Corp.
  6 International Drive
  Rye Brook, New York 10573-1068
  Attention: Tony Wolk
  Facsimile: (914) 934-2949
  E-Mail Address: twolk@universalamerican.com

  with a copy (which shall not constitute notice) to:

  Paul, Weiss, Rifkind, Wharton & Garrison LLP
  1285 Avenue of the Americas
  New York, NY 10019-6064
  Attention: Robert B. Schumer
                    Ariel J. Deckelbaum
  Facsimile: (212) 757-3990
  E-Mail Address: rschumer@paulweiss.com
                                                          ajdeckelbaum@paulweiss.com

        All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh (7th) Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second (2nd) Business Day after the sending thereof.

        Section 8.8    Amendment.     This Agreement may be amended by the parties to this Agreement at any time before the Effective Time, whether before or after obtaining the Requisite Company Vote, so long as (a) no amendment that requires further shareholder approval under applicable Law after shareholder approval hereof shall be made without such required further approval and (b) such amendment has been duly approved by the board of directors of each of Merger Sub, Parent and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement. Notwithstanding the foregoing, at any time prior to the Requisite Company Vote, the Company may, in its sole discretion, unilaterally change the Newco Exchange Ratio with, if necessary, approval of the Company Board.

        Section 8.9    Extension; Waiver.     At any time before the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or, (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 8.10    Entire Agreement.     This Agreement (and the exhibits hereto), the Split-Off Agreements, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and the Split-Off Agreements and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. Without limiting the generality of Section 4.12, no representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

        Section 8.11    No Third-Party Beneficiaries.     Except for (a) the right to receive the Per Share Merger Consideration (which, from and after the Effective Time, shall be for the benefit of holders of Common Stock and Preferred Stock as of the Effective Time), (b) for the provisions of Section 5.18 (which, from and after the Effective Time, shall be for the benefit of Newco) and (c) the rights of Covered Persons under Section 5.24, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

        Section 8.12    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

        Section 8.13    Rules of Construction.     The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Subject to and without limiting the introductory language to Articles III and IV, each party to this Agreement has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such party that such item is material, that such item has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

        Section 8.14    Assignment.     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part to one or more Subsidiaries of Parent and, after the Effective Time, to any Person; provided that no such transfer or assignment shall relieve Parent or Merger Sub of its obligations hereunder. Any purported assignment in violation of the foregoing shall be void.

        Section 8.15    Remedies.     Any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

        Section 8.16    Specific Performance.     The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York or any New York State Court sitting in New York City, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.

The parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at Law.

        Section 8.17    Counterparts; Effectiveness.     This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

        Section 8.18    Merger Sub.

          (a)   At the Company's request no later than five (5) Business Days before the Closing Date, Parent shall file (or cause Merger Sub to file) an election with the U.S. Internal Revenue Services ("IRS") on Form 8832 (or successor form) electing to treat Merger Sub as a corporation for U.S. federal income tax purposes, which election shall be effective at least one Business Day before the Closing Date.

          (b)   During the period from the date of this Agreement to the Closing Date, Company and its Subsidiaries shall (x) prepare, in the ordinary course of business and consistent with Current Practices (as defined in the Tax Matters Agreement), and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date ("Post-Signing Returns") and (y) consult with Parent with respect to all material Post-Signing Returns and deliver drafts of such Post-Signing Returns to Parent no later than ten (10) Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed; provided that the financial information used by Newco in the preparation of each such Post-Signing Return shall be based on information prepared in accordance with either (A) GAAP applied on a consistent basis or (B) statutory principles, as applicable; provided, further, that the filing of such Post-Signing Return shall not result in the Company being required to establish or increase a FASB Interpretation No. 48 ("FIN 48") reserve that would, taken together with all other FIN 48 reserves established or increased pursuant to this section and Sections 2.1(a)(i), 2.3(e) and 2.4(a) of the Tax Matters Agreement, be in excess of seven million five hundred thousand dollars ($7,500,000).

          (c)   If, at any time prior to the Effective Time, the Company shall determine that Merger Sub being a limited liability company instead of a corporation adversely affects in any material respect or materially delays the parties' ability to effect the Merger then, at the Company's request, upon no fewer than five (5) Business Days notice (which notice shall be given no later than five (5) Business Days before the Closing Date), Parent shall cause Merger Sub to convert to a corporation as promptly as practicable and the parties shall amend this Agreement to reflect such conversion.

[Signature page follows]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

CVS CAREMARK CORPORATION
By:	/s/ DAVID M. DENTON
	Name:	David M. Denton
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

ULYSSES MERGER SUB, L.L.C.
By:	/s/ THOMAS S. MOFFATT
	Name:	Thomas S. Moffatt
	Title:	President

[Signature Page to Agreement and Plan of Merger]

UNIVERSAL AMERICAN CORP.
By:	/s/ RICHARD A. BARASCH
	Name:	Richard A. Barasch
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

EXECUTION VERSION

SEPARATION AGREEMENT

by and among

UNIVERSAL AMERICAN CORP.,

ULYSSES SPIN CORP.

and

solely for the limited purposes specified herein,

CVS CAREMARK CORPORATION

Dated as of December 30, 2010

B-ii

Exhibits:
Exhibit A	Tax Matters Agreement

Schedules:
Schedule 2.02(a)(iii)	Newco Assets: Trademarks
Schedule 2.02(a)(v)	Newco Assets: Insurance
Schedule 2.02(a)(vii)	Newco Assets: Shared Assets
Schedule 2.02(a)(viii)	Newco Assets: Certain Other Assets
Schedule 2.02(b)(i)	Part D Assets: Part D Subsidiaries
Schedule 2.02(b)(ii)	Part D Assets: Part D Cash
Schedule 2.02(b)(iii)	Part D Assets: Real Property
Schedule 2.02(b)(iv)	Part D Assets: Personal Property
Schedule 2.02(b)(v)	Part D Assets: Trademarks
Schedule 2.02(b)(vi)	Part D Assets: Contracts
Schedule 2.02(b)(vii)	Part D Assets: Licenses and Approvals
Schedule 2.02(b)(x)	Part D Assets: Certain Other Assets
Schedule 2.02(c)	Jointly Owned Software Applications
Schedule 2.03(a)(iii)	Certain Newco Liabilities
Schedule 2.05(a)	Allocation Methodology
Schedule 2.05(c)	Allocated Expenses
Schedule 4.01(a)(i)	Newco Bank Accounts
Schedule 4.01(a)(ii)	Part D Accounts
Schedule 5.01(a)	Newco Legal Actions
Schedule 5.01(b)	Part D Legal Actions

B-iii

 INDEX OF DEFINED TERMS

Term	Section
9/30 Financial Statements	2.05(c)
Accounting Firm	2.08(c)
Agreement	Preamble
American Pioneer Life	1.01
American Progressive	1.01
Assets	1.01
Audited Party	4.04(a)(ii)
Benefit Plans	7.03(a)
Business	1.01
Capital Stock	1.01
Closing Indebtedness Statement	2.08(a)
Commission	1.01
Company	Preamble
Company Board	Recitals
Company Spending Plans	7.03(b)
Company Variance	2.08(c)
Consolidated Adjusted EBIDTA	1.01
Consolidated Funded Indebtedness	1.01
Consolidated Leverage Ratio	1.01
Constitution Life	1.01
Consulting Firm	2.07(b)
Converted Newco Restricted Share Award	7.07(b)
Converted Newco Share Award	7.07(c)
Damages	6.01
Dispute Resolution Date	2.07(b)
Excess Amount	4.02(a)
Exchange Act	1.01
Existing Credit Agreement	1.01
Final Indebtedness Amount	2.08(e)
First Party	4.02(a)
Former Part D Employees	7.02
Group	1.01
HHSI	1.01
Inactive Part D Employee	7.01
Indebtedness	1.01
Indemnified Party	6.04
Indemnifying Party	6.04
Indemnity Payment	6.03(a)
Initiating Party	2.07(a)
Insurance Policies	1.01
Insurance Proceeds	1.01
Intercompany Accounts	1.01
Internal Control Audit and Management Assessments	4.04(a)(i)
Joint Legal Action	1.01
Jointly Owned Software Applications	2.02(c)
Liabilities	1.01
linked	4.01(a)
Marquette Life	1.01

B-iv

Term	Section
MemberHealth	1.01
Merger Agreement	Recitals
Merger Sub	Recitals
Misallocated Asset/Liability	2.07(a)
Newco	Preamble
Newco Accounts	4.01(a)
Newco Assets	1.01
Newco Board	Recitals
Newco Bonds	2.02(a)(vi)
Newco Business	1.01
Newco Cash	1.01
Newco Common Stock	1.01
Newco Counsel	9.06
Newco Delayed Asset	2.06(a)
Newco Employees	1.01
Newco Group	1.01
Newco Indebtedness	4.05
Newco Indemnitees	6.02
Newco Legal Action	1.01
Newco Liabilities	2.03(a)
Newco Option	7.07(a)
Newco Option Exercise Price	7.07(a)
Newco Preferred Stock	2.01(b)
Newco Preferred Stock Structure	2.01(b)
Newco Sub	2.01(a)(i)
Newco Trademarks	4.03(a)(i)
Newco Transferred Entities	2.01(a)(v)
Newco Variance	2.08(c)
Objections Statement	2.08(b)
Original Newco Performance Share	7.07(c)
Original Newco Restricted Share	7.07(b)
Other Party	2.07(a)
Other Party's Auditors	4.04(a)(ii)
Parent	Preamble
Part D Accounts	4.01(a)
Part D Assets	1.01
Part D Cash	1.01
Part D Delayed Asset	2.06(b)
Part D Group	1.01
Part D Indemnitees	6.01
Part D Legal Action	1.01
Part D Liabilities	2.03(b)
Part D Trademarks	4.03(a)(ii)
Parties	Preamble
Party	Preamble
Pre-Closing Allocated Expenses	2.05(c)
Pre-Effective Time Services	9.04(a)
Preferred Stock Purchase Agreement	2.01(b)
Pre-Separation Occurrence Based Insurance Claims	4.02(a)
Pyramid Life	1.01

B-v

Term	Section
Quincy	1.01
Securities Act	1.01
Separation	2.01(a)(viii)
Shared Assets	1.01
Shortfall Amount	4.02(a)
Tax	1.01
Tax Matters Agreement	1.01
Third Party Claim	6.05
Third Party Proceeds	6.03(a)
Trademarks	1.01
Transferred Benefit Plans	7.03(a)
Transferring Party	11.05(a)
UAC Holding	1.01
UAFS	1.01
Union Bankers	1.01
WorldNet	1.01

B-vi

SEPARATION AGREEMENT

        SEPARATION AGREEMENT (this "Agreement"), dated as of December 30, 2010, by and among Universal American Corp., a New York corporation (the "Company"), and Ulysses Spin Corp., a Delaware corporation ("Newco" and together with the Company, the "Parties", and each individually, a "Party"), and, solely for the limited purposes specified herein, CVS Caremark Corporation, a Delaware corporation ("Parent").

RECITALS

        WHEREAS, simultaneously herewith, the Company, Parent and Ulysses Merger Sub, L.L.C., a New York limited liability company and a direct or indirect wholly owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), providing for the Split-Off and the Merger (each as defined in the Merger Agreement);

        WHEREAS, Newco is a wholly owned subsidiary of the Company;

        WHEREAS, the boards of directors of the Company (the "Company Board") and Newco (the "Newco Board") at meetings thereof duly called and held approved and declared advisable this Agreement pursuant to which the assets and liabilities of the Newco Business (as defined below), including the capital stock of the Company Subsidiaries that currently operate the Newco Business, will be transferred and assigned to one or more subsidiaries of Newco by the Company and certain of its subsidiaries, and the Company will receive, in exchange therefor, shares of Newco Common Stock (as defined herein) and, if applicable, shares of Newco Preferred Stock (as defined herein);

        WHEREAS, the purpose of the Separation (as defined below) is to make possible the Split-Off and the Merger by separating the assets and liabilities of the Company and its Subsidiaries primarily related to the Medicare Part D Business (as defined in the Merger Agreement) from the other assets and liabilities of the Company and its Subsidiaries (including the Newco Business); and

        WHEREAS, the Parties have determined that it is necessary and desirable to set forth the transactions required to effect the Separation and the Split-Off and to set forth other agreements that will govern certain other matters following the Split-Off.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.01.    Definitions.     Terms used but not defined in this Agreement shall have the meanings set forth in the Merger Agreement. In addition, the following terms shall have the following meanings:

        "American Pioneer Life" means American Pioneer Life Insurance Company, a Florida corporation.

        "American Progressive" means American Progressive Life and Health Insurance Company of New York, a New York domiciled insurance company.

        "Assets" means any and all assets, properties and rights, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, wherever located, and whether owned as of the date of this Agreement or hereafter acquired including the following (but excluding for purposes of Section 2.01 and Section 2.02 any asset to the extent that such asset (x) is subject to the agreements contemplated by Section 2.01(a)(ii) or (y) is Capital Stock of the Persons to be contributed or sold in accordance with Section 2.01(a)(v)):

          (i)    Real Property.    Real property interests (including interests in leases and subleases), land, plants, buildings, improvements and fixtures;

          (ii)    Personal Property.    Personal property and interests therein, including equipment, furniture, fixtures, furnishings, office equipment, information technology and communications equipment, vehicles, and other tangible personal property (including, rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person);

          (iii)    Inventory.    Inventories, work-in-process, finished goods, parts, accessories and supplies (including items in transit, on consignment or in the possession of any third party);

          (iv)    Bonds and Guarantees.    Interests as beneficiary under letters of credit, advances and performance and surety bonds, guarantees;

          (v)    Securities and Investments.    Certificates of deposit, banker's acceptances, shares of stock, equity interests in any Person, bonds, bank accounts, notes, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, reorganization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, puts, calls, straddles, options, swaps, collars, caps and other securities or hedging arrangements of any kind, in each case to the extent constituting an asset (and not a liability);

          (vi)    Books and Records.    Financial, accounting and operating data and records, including books, records, notes, emails and other electronic records, sales and sales promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records, minute books, stock ledgers, stock transfer records and other similar property, rights and information;

          (vii)    Intellectual Property.    Patents, patent applications, Trademarks, copyrights and copyright applications and registrations, commercial and technical information, including engineering, production and other designs, drawings, notebooks and other recording methods, specifications, formulae, technology, computer and electronic data processing programs and software, inventions, processes, trade secrets, know-how, confidential information and other proprietary property, rights and interests, in each case, throughout the world, together with the right to sue for past, present and future infringement, misappropriation and other violations of any and all of the foregoing and the right to collect and retain damages therefor;

          (viii)    Contracts.    Contracts, sale orders, purchase orders, open bids and other commitments and all rights therein;

          (ix)    Prepaid Expenses; Accounts Receivable.    Prepaid expenses (including lease and rental payments), deposits and receipts held by third parties and any accounts, notes and other receivables;

          (x)    Claims.    Claims (including counterclaims), condemnation proceedings, credit, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any third party;

          (xi)    Insurance Policies.    Insurance Policies and rights under or in connection therewith.

          (xii)    Licenses and Approvals.    Licenses, filings, notices, permits, consents, franchises, permits, authorizations and approvals; and

          (xiii)    Goodwill.    Goodwill and going concern value.

        "Business" means the Medicare Part D Business or the Newco Business, as the context requires.

        "Capital Stock" means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

        "Commission" means the Securities and Exchange Commission.

        "Consolidated Adjusted EBIDTA" shall have the meaning set forth in the Existing Credit Agreement existing as of the date of this Agreement, substituting Newco and its Subsidiaries for the "Borrower" and its "Restricted Subsidiaries" in the definition thereof.

        "Consolidated Funded Indebtedness" shall have the meaning set forth in the Existing Credit Agreement existing as of the date of this Agreement, substituting Newco and its Subsidiaries for the "Borrower" and its "Restricted Subsidiaries" in the definition thereof.

        "Consolidated Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated Adjusted EBIDTA for the period of four fiscal quarters most recently ended as of such date.

        "Constitution Life" means Constitution Life Insurance Company, a Texas corporation.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934.

        "Existing Credit Agreement" means the Credit Agreement, dated as of September 18, 2007, by and among the Company, each lender from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, as amended by the First Amendment to Credit Agreement, dated as of November 9, 2009, and as further amended by the Second Amendment to Credit Agreement, dated as of July 27, 2010.

        "Group" means the Part D Group or the Newco Group, as the context requires.

        "HHSI" means Heritage Health Systems, Inc., a Delaware corporation.

        "Indebtedness" shall have the meaning set forth in the Existing Credit Agreement existing as of the date of this Agreement, substituting Newco and its Subsidiaries for the "Borrower" and its "Restricted Subsidiaries" in the definition thereof.

        "Insurance Policies" means insurance policies and insurance agreements or arrangements of any kind (other than life and benefits policies, agreements or arrangements), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers' compensation and employee dishonesty insurance policies, bonds and self-insurance company arrangements, together with the rights, benefits and privileges thereunder.

        "Insurance Proceeds" means those monies (i) received by an insured from an unaffiliated third-party insurer, or (ii) paid by such third-party insurer on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, self-insured retentions, costs of collection or cost of reserve paid or held by or for the benefit of such insured.

        "Intercompany Accounts" means any receivable, payable or loan between any member of the Part D Group, on the one hand, and any member of the Newco Group, on the other hand, that exists prior to the Effective Time and is reflected in the records, books, Contracts, instruments, computer data and other data and information in the possession of the relevant members of the Part D Group and/or the Newco Group, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Split-Off Agreement.

        "Joint Legal Action" means any current or future Legal Action with respect to which it is unclear whether Liabilities will arise primarily in connection with the Newco Business or the Medicare Part D Business.

        "Liabilities" means any liabilities or obligations of any kind, whether accrued, contingent, known or unknown, absolute, inchoate or otherwise, and including those liabilities and obligations arising under any Law, including any Environmental Law, Legal Action or Order of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract.

        "Marquette Life" means Marquette National Life Insurance Company, a Texas corporation.

        "MemberHealth" means MemberHealth, LLC, a Delaware limited liability company.

        "Newco Assets" means all Assets of the Newco Group as determined pursuant to Article II.

        "Newco Business" means the business conducted by the Company and its present and former Subsidiaries, other than the Medicare Part D Business.

        "Newco Cash" means all cash and cash equivalents held by the Company and its Subsidiaries as of immediately prior to the Effective Time other than the Part D Cash.

        "Newco Common Stock" means the issued and outstanding shares of common stock, par value $0.01 per share, of Newco.

        "Newco Employees" means all employees of the Company and its Subsidiaries at the Effective Time, other than the Part D Employees.

        "Newco Group" means Newco and its Subsidiaries, including each of the Newco Transferred Subsidiaries.

        "Newco Legal Action" means any current or future Legal Action that does not relate primarily to the Medicare Part D Business and in which any Person (which may include one or more members of the Part D Group) is a defendant or the party against whom a claim or investigation is directed, including any of the Legal Actions listed on Schedule 5.01(a), but excluding any Joint Legal Action.

        "Part D Assets" means all Assets of the Part D Group as determined pursuant to Article II.

        "Part D Cash" means, an amount, which may be positive or negative, equal to all cash and cash equivalents set forth on Schedule 2.02(b)(ii).

        "Part D Group" means the Company, Penn Life, UAC Holding and MemberHealth, LLC.

        "Part D Legal Action" means any current or future Legal Action relating primarily to the Medicare Part D Business and in which any Person (which may include one or more members of the Newco Group) is a defendant or the party against whom any claim or investigation is directed, including any of the Legal Actions listed on Schedule 5.01(b), but excluding any Joint Action.

        "Pyramid Life" means The Pyramid Life Insurance Company, a Kansas corporation.

        "Quincy" means Quincy Coverage Corp., a New York corporation.

        "Securities Act" means the U.S. Securities Act of 1933.

        "Shared Assets" means all Assets other than the Part D Assets that inure to the material benefit of both the Newco Business and the Medicare Part D Business.

        "Tax Matters Agreement" means the Tax Matters Agreement, in the form of Exhibit A hereto, to be entered into at or before the Effective Time between the Company and Newco.

        "Tax" shall have the meaning given to such term in the Tax Matters Agreement.

        "Trademarks" means all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar identifiers of source or origin, whether registered or unregistered, including all registrations and applications for registration related thereto, together with the goodwill connected with the use of and symbolized by any of the foregoing.

        "UAC Holding" means UAC Holding Inc., a New York corporation.

        "UAFS" means Universal American Financial Services, Inc., a Delaware corporation.

        "Union Bankers" means Union Bankers Insurance Company, a Texas corporation.

        "WorldNet" means WorldNet Services Corp., a Florida corporation.

ARTICLE II
SEPARATION

        Section 2.01.    Separation.

          (a)    Separation.    On the terms and subject to the conditions set forth in this Agreement, the Parties shall take the following restructuring steps in the following order immediately prior to the Effective Time (except for the formation or acquisition of Newco Sub, pursuant to Section 2.01(a)(i), which may occur any time before the Effective Time):

              (i)  Newco shall form or acquire one or more wholly-owned Subsidiaries (collectively, "Newco Sub") and issue to Newco Sub (x) a number of shares of Newco Common Stock that, together with the shares of Newco Common Stock owned by the Company, will constitute all of the shares of Newco Common Stock to be included in the Split-Off and (y) all issued and outstanding shares of Newco Preferred Stock, if issued as described in Section 2.01(b).

             (ii)  The Company shall effect or cause to be effected the transactions contemplated by Sections 5.18(b) and 5.18(c) of the Merger Agreement.

            (iii)  Subject to Section 2.05(d), the Parties shall settle all Intercompany Accounts and, at Newco's option, repay Company Indebtedness with Newco Cash, in each case in accordance with Section 2.05.

            (iv)  The Parties shall consummate the conveyance of Assets and assumption of Liabilities as contemplated by Section 2.02 and 2.03.

             (v)  The Company shall sell to Newco Sub all of the Capital Stock of the following Subsidiaries of the Company: (A) WorldNet, (B) Quincy, (C) UAFS, (D) HHSI, and shall cause UAC Holding to sell to Newco Sub all of the Capital Stock of the following Subsidiaries of UAC Holding: (E) Pyramid Life, (F) Constitution Life, (G) Marquette Life, (H) American Pioneer Life, (I) American Progressive and (J) Union Bankers (the entities set forth in clauses (A) - (J) collectively, the "Newco Transferred Entities"), in each case, in consideration for (x) a pro rata share of all of the shares of Newco Common Stock held by Newco Sub and/or (y) a pro rata share of the shares of Newco Preferred Stock held by Newco Sub and/or (z) at the option of Newco, a pro rata share of cash proceeds from any incurrence of indebtedness by Newco Sub as described in Section 4.05.

            (vi)  The Company shall cause UAC Holding to distribute all of the shares of Newco Common Stock received by UAC Holding pursuant to Section 2.01(a)(v) to the Company.

           (vii)  Except (i) as otherwise provided in Section 2.01(b) or (ii) for the incurrence of indebtedness by Newco Sub, the proceeds of which may, at the option of Newco, be used to repay Company Indebtedness, at or prior to the Effective Time, the Parties may not change, amend or modify the foregoing restructuring steps without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed).

          (viii)  The restructuring steps set forth in this Section 2.01(a), including, if Newco elects to implement the Newco Preferred Stock Structure in accordance with Section 2.01(b), the Newco Preferred Stock Structure, shall be collectively referred to herein as the "Separation".

          (b)    Newco Preferred Stock Structure.    In addition to the restructuring steps set forth in Section 2.01(a), prior to the Effective Time, the Company may, in its sole and absolute discretion, elect to cause the issuance by Newco of preferred stock (the "Newco Preferred Stock") to Newco Sub, the sale by Newco Sub of such Newco Preferred Stock to UAC Holding and/or the Company pursuant to Section 2.01(a)(v) and the subsequent sale of such Newco Preferred Stock by UAC Holding and/or the Company to one or more third parties pursuant to a binding agreement entered into before the transfers described in Section 2.01(a)(v) (such steps and the transfers of Newco Preferred Stock described in Section 2.01(a)(v), if applicable, the "Newco Preferred Stock Structure"). In Newco's discretion, an amount not in excess of fifty percent (50%) of the Newco Preferred Stock may be sold to existing shareholders of the Company. The Parties intend that the Newco Preferred Stock be treated as equity for U.S. federal income tax purposes. Consistent with the preceding sentence, Newco shall have the right to determine and modify the terms of the Newco Preferred Stock and the terms of the agreement pursuant to which Company sells the Newco Preferred Stock to one or more purchasers in its reasonable discretion; provided, that Newco (x) shall provide Parent with a reasonable opportunity to review and comment on (I) the terms of the Newco Preferred Stock and (II) the form and substance of the agreement pursuant to which Company sells the Newco Preferred Stock to one or more purchasers (the "Preferred Stock Purchase Agreement") and (y) shall in good faith take into consideration any comments reasonably proposed by Parent relating thereto. Notwithstanding the foregoing provisions of this Section 2.01(b), the Parties agree that (i) Preferred Stock Purchase Agreement shall not, without Parent's consent, impose any indemnification obligations or other obligations on the Part D Group or any of its Affiliates from and after the Effective Time, (ii) completion of the Newco Preferred Stock Structure shall not be a condition to the consummation of, and shall in no event be permitted to delay, the Separation, the Split-Off, the Merger or the other transactions contemplated by this Agreement, (iv) if the Newco Preferred Stock Structure is not completed prior to or concurrently with the satisfaction of the conditions to the Separation set forth in Section 3.02, then the Separation shall be consummated without giving effect to the Newco Preferred Stock Structure and any reference herein to the Newco Preferred Stock or the Newco Preferred Stock Structure (other than the reference in Section 2.03(a)(iv)) shall be disregarded, and (v) the Newco Preferred Stock shall be preferred stock described in Section 1504(a)(4) of the Code; provided that Newco may cause the Newco Preferred Stock to be other than Section 1504(a)(4) preferred stock at its sole discretion. If Newco causes the Newco Preferred Stock to be other than Section 1504(a)(4) preferred stock and, as a result, Newco and the other members of the Newco Group cease to be members of the Company Consolidated Group (as defined in the Tax Matters Agreement) before the Effective Time, the Parties shall amend Exhibit A hereof (the Tax Matters Agreement) to the reasonable satisfaction of Parent to preserve the economic terms that would result if Newco and the other members of the Newco Group did not cease to be members of the Company Consolidated Group as a result of Newco Preferred Stock being other than Section 1504(a)(4) preferred stock. If Newco and the other members of the Newo Group do not cease to be members of the Company Consolidated Group before the Effective Time as a result of Newco Preferred Stock being other than Section 1504(a)(4) preferred stock, the Parties shall not be required to amend Exhibit A hereof (the Tax Matters Agreement) in accordance with the preceding sentence.

        Section 2.02.    Transferred Assets.     On the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, and in accordance with the procedures and methodologies set forth in Section 2.05, all Assets of the Company and its Subsidiaries existing immediately prior to the Effective Time shall be transferred or retained, as appropriate, so that after giving effect thereto, immediately after the Effective Time, (x) all Assets that are used or held for use primarily in connection with the operation or conduct of the Medicare Part D Business as of immediately prior to the Effective Time shall be owned or held by or vest in the Part D Group and (y) all Assets that are used or held for use primarily in connection with the operation or conduct of the Newco Business as of immediately prior to the Effective Time shall be owned or held by or vest in the Newco Group. In furtherance of the foregoing, immediately prior to the Effective Time and in accordance with the steps set forth in Section 2.01(a):

          (a)    Newco Assets.    The Company shall cause each member of the Part D Group to transfer or cause to be transferred to one or more members of the Newco Group, and cause each member of the Newco Group to retain or cause to be retained, as applicable, all Assets that are used or held for use primarily in connection with the operation or conduct of the Newco Business, including all of the Company's or any of its Subsidiaries' right, title and interest in and to the Assets set forth in clauses (i) to (viii) of this Section 2.02(a):

              (i)  the Capital Stock of the Company's Subsidiaries contributed or sold in accordance with Section 2.01(a)(v);

             (ii)  except to the extent used to repay Company Indebtedness at or prior to the Effective Time, all Newco Cash;

            (iii)  the Trademarks listed on Schedule 2.02(a)(iii);

            (iv)  all Assets allocated to the Newco Group pursuant to Article VII, together with the original employment and personnel records relating to the Newco Employees;

             (v)  all Insurance Policies held by the Company and its Subsidiaries immediately prior to the Effective Time, including those Insurance Policies listed on Schedule 2.02(a)(v);

            (vi)  (A) all bonds held by the Company and its Subsidiaries immediately prior to the Effective Time that are allocated to the Non-Medicare Part D Business in accordance with Section 2.05(a), and (B) all bonds that have been purchased by the Newco Group from the Company or any of its Subsidiaries prior to the Effective Time in accordance with Section 5.25 of the Merger Agreement (collectively, the "Newco Bonds");

           (vii)  all Shared Assets listed on Schedule 2.02(a)(vii); and

          (viii)  all Assets that are set forth on Schedule 2.02(a)(viii).

          (b)    Part D Assets.    The Company shall cause each member of the Newco Group to transfer or cause to be transferred to one or more members of the Part D Group, and cause each member of the Part D Group to retain or cause to be retained, as applicable, all Assets that are used or held for use primarily in connection with the operation or conduct of the Medicare Part D Business, including all of the Company's or any of its Subsidiaries' right, title and interest in and to the Assets set forth in clauses (i) to (x) of this Section 2.02(b):

              (i)  the Capital Stock of the Company's Subsidiaries that currently operate the Medicare Part D Business as listed on Schedule 2.02(b)(i);

             (ii)  all Part D Cash;

            (iii)  the real property leasehold interests listed on Schedule 2.02(b)(iii);

            (iv)  the personal property and interests therein, including equipment, furniture, fixtures, furnishings, office equipment, information technology and communications equipment, vehicles, and other tangible personal property (including, rights, if any, in any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person) listed on Schedule 2.02(b)(iv);

             (v)  the Trademarks listed on Schedule 2.02(b)(v);

            (vi)  the Contracts listed on Schedule 2.02(b)(vi);

           (vii)  the licenses and approvals listed on Schedule 2.02(b)(vii);

          (viii)  all Assets allocated to the Part D Group pursuant to Article VII, together with the original employment and personnel records relating to the Part D Employees;

            (ix)  all bonds held by the Company and its Subsidiaries immediately prior to the Effective Time other than the Newco Bonds; and

             (x)  all Assets that are set forth on Schedule 2.02(b)(x).

          (c)    Jointly Owned Software Applications.    The Parties acknowledge and agree that members of the Newco Group and members of the Part D Group may each possess certain ownership rights in and to the software applications set forth on Schedule 2.02(c) (the "Jointly Owned Software Applications"). Notwithstanding anything herein to the contrary, immediately prior to the Effective Time, the Company shall cause (i) each member of the Part D Group to transfer or cause to be transferred to a member of the Newco Group and (ii) each member of the Newco Group to transfer or cause to be transferred to a member of the Part D Group, in each case, an equal and undivided joint ownership interest, without any duty to account to each other for the exploitation thereof, in and to all Jointly Owned Software Applications. Immediately prior to the Effective Time, the Company shall cause one working copy of the then-current version of each Jointly Owned Software Application to be delivered to such member of the Part D Group and to such member of the Newco Group (including all source code and associated documentation related thereto). Each member of the Part D Group and each member of the Newco Group shall be free to use, distribute, reproduce, modify, create derivative works of and otherwise exploit the Jointly Owned Software Applications for any purposes, without restriction of any kind, and without any duty to account to the other (it being understood that each Party shall use commercially reasonable efforts to maintain the confidentiality of the source code to such Jointly Owned Software Applications and only disclose such source codes to third parties on a need to know basis in the ordinary course of business). From and following the Effective Time, such member of the Part D Group and such member of the Newco Group shall retain ownership of all modifications or derivative works made by such Party, or on such Party's behalf, with no obligation to disclose or license such modifications or derivative works to the other Party, and such member of the Part D Group and such member of the Newco Group shall be free to transfer, assign, license or otherwise divest their respective interest in and to the Jointly Owned Software Applications without the prior consent of the other Party.

        Section 2.03.    Assumed Liabilities.

          (a)    Newco Liabilities.    On the terms and subject to the conditions set forth in this Agreement and except as otherwise specifically set forth in any other Split-Off Agreement, immediately prior to the Effective Time, and in accordance with the procedures and methodologies set forth in Section 2.05, Newco shall, or shall cause a member of the Newco Group to, unconditionally assume and undertake to pay, satisfy and discharge when due in accordance with their terms or retain and not transfer, as applicable, the following Liabilities (collectively, the "Newco Liabilities"):

              (i)  all Liabilities (whether arising before or after the Effective Time) of the Company and its Subsidiaries, except the Part D Liabilities;

             (ii)  all Liabilities described in Article VII as Newco Liabilities;

            (iii)  all Liabilities listed on Schedule 2.03(a)(iii);

            (iv)  all Liabilities arising from or relating to (A) any actions taken by the Newco Group in connection with the formation of Newco or Newco Sub or, other than as set forth in Section 2.03(b), the separation of the Newco Group from the Part D Group, (B) the sale of the Newco Preferred Stock and the Newco Preferred Stock Structure or (C) the Newco Indebtedness;

             (v)  all Liabilities relating to the Shared Assets;

            (vi)  all corporate overhead expenses incurred by the Company and its Subsidiaries other than the Pre-Closing Allocated Expenses; and

           (vii)  all Liabilities in respect of the fees, costs and expenses incurred (A) prior to the Effective Time by the Company or any of its Subsidiaries or (B) at any time, by any member of the Newco Group, in each case, in connection with the Separation, the Split-Off, the Merger and the transactions contemplated by the Merger Agreement, this Agreement or the other Split-Off Agreements other than Transaction Litigation Expenses.

          (b)    Part D Liabilities.    On the terms and subject to the conditions set forth in this Agreement and except as otherwise specifically set forth in any other Split-Off Agreement, immediately prior to the Effective Time, and in accordance with the procedures and methodologies set forth in Section 2.05, the Company shall, or shall cause a member of the Part D Group to, unconditionally assume and undertake to pay, satisfy and discharge when due in accordance with their terms or retain and not transfer, as applicable, the following Liabilities (collectively, the "Part D Liabilities"):

              (i)  all Liabilities (whether arising before or after the Effective Time) of the Company and its Subsidiaries primarily relating to or arising from the Medicare Part D Business;

             (ii)  all Liabilities described in Article VII as Part D Liabilities;

            (iii)  [Reserved];

            (iv)  [Reserved]; and

             (v)  to the extent not paid by Parent pursuant to Section 5.13(b)(i) of the Merger Agreement, all Transaction Litigation Expenses.

        Section 2.04.    Conveyance of Assets and Assumption of Liabilities.     Except as otherwise expressly provided herein or in any of the other Split-Off Agreements:

          (a)   Immediately prior to the Effective Time and in accordance with Section 2.01(a), the Company shall transfer or cause to be transferred to one or more members of the Newco Group as Newco may designate all right, title and interest of the Part D Group in and to all of the Newco Assets, and the Newco Group shall assume all of the Newco Liabilities, pursuant to customary instruments of transfer, including all deeds, bills of sale, endorsements, consents, assignments, assumptions and other good and sufficient documents or instruments as are necessary to properly effect the transfer of the Newco Assets to the Newco Group.

          (b)   Immediately prior to the Effective Time and in accordance with Section 2.01(a), the Company shall cause each member of the Newco Group to transfer or cause to be transferred to one or more members of the Part D Group as Parent may designate all right, title and interest in and to all Assets that are Part D Assets, and the Part D Group shall assume all of the Part D Liabilities, pursuant to customary instruments of transfer that are reasonably satisfactory to Parent, including all deeds, bills of sale, endorsements, consents, assignments, assumptions and other good and sufficient documents or instruments as are necessary to properly effect the transfer of the Part D Assets to the Part D Group.

        Section 2.05.    Allocation of Assets and Liabilities.     To facilitate the allocation pursuant to Section 2.02 and 2.03 of the Assets and Liabilities of the Company and its Subsidiaries as they shall exist immediately prior to giving effect to the transactions contemplated by this Agreement and the other Split-Off Agreements to the Medicare Part D Business and the Newco Business, respectively, the Parties hereby agree to the following procedures and methodologies:

          (a)   The Assets and Liabilities of the Company and its Subsidiaries as of immediately prior to the Effective Time shall be allocated to the Newco Business or the Medicare Part D Business in a manner consistent with the procedures and methodologies for the allocation of Assets and Liabilities set forth in Schedule 2.05(a), which illustrates the procedures and methodologies for the allocation of Assets and Liabilities of the Company and its Subsidiaries to the Newco Business and the Medicare Part D Business as if the Separation were consummated as of September 30, 2010.

          (b)   From January 1, 2011 until the Effective Time or the earlier termination of this Agreement, each of the Medicare Part D Business and the Newco Business shall be operated as a "closed system", meaning that during such period the Businesses shall be operated and the accounting shall be such that all balance sheet, income statement and cash flow items attributable to a Business shall be solely for the account of such Business.

          (c)   Schedule 2.05(c) sets forth (i) a description of all corporate overhead items and other shared expenses based on the financial statements of the Medicare Part D Business set forth in Section 3.10(b) of the Company Disclosure Letter (the "9/30 Financial Statements"), illustrating the allocation of the corporate overhead and other expenses on a pro forma basis to be borne by the Medicare Part D Business under the "closed system" during the period from January 1, 2011 until the Effective Time (the "Pre-Closing Allocated Expenses"), and (ii) the methodology for allocating such expenses between the Newco Business and the Medicare Part D Business.

          (d)   Schedule 2.05(a) sets forth a description of the Intercompany Accounts based on the 9/30 Financial Statements. All Intercompany Accounts as of the Effective Time shall be settled immediately prior to the Effective Time (irrespective of the terms of payment of such Intercompany Accounts) based on the procedures and methodologies set forth in Schedule 2.05(a).

          (e)   The Newco Cash and Part D Cash as of immediately prior to the Effective Time shall be allocated to the Newco Business or the Medicare Part D Business in a manner consistent with the procedures and methodologies for the allocation of cash as set forth in Schedule 2.05(a), which illustrates the procedures and methodologies for determining the allocation of cash between Newco Cash and Part D Cash as if the Separation were consummated as of September 30, 2010.

          (f)    Prior to the Effective Time, Newco or a member of the Newco Group may, at Newco's option, use (i) the Newco Cash received pursuant to Section 2.02(a)(ii) or (ii) any proceeds from any incurrence of indebtedness by Newco Sub pursuant to Section 4.05 to repay all or any portion of the Company Indebtedness.

          (g)   The Parties will cooperate in the implementation of the foregoing and will have reasonable access to the books, records, personnel and work papers relating to the implementation of this Article II.

          (h)   Within thirty (30) days after the Effective Time, Newco shall deliver to the Company a balance sheet for each of the Part D Group and the Newco Group as of immediately after the Effective Time.

        Section 2.06.    Delayed Assets and Liabilities.

          (a)   Notwithstanding any other provision of this Agreement, any Newco Asset (other than any Newco Asset held by any member of the Newco Group), the assignment, transfer, conveyance or delivery of which to Newco or any other member of the Newco Group without the consent, authorization, approval or waiver of a third party would constitute a breach or other contravention of Law or the terms of such Newco Asset (a "Newco Delayed Asset"), shall not be assigned, transferred, conveyed or delivered to Newco or any other member of the Newco Group until such time as such consent, authorization, approval or waiver is obtained, at which time such Newco Delayed Asset shall be automatically assigned, transferred, conveyed or delivered without further action on the part of the Company or any other member of the Part D Group. Until such time as such consent, authorization, approval or waiver is obtained, (A) each Party (and its applicable Subsidiaries) shall use reasonable best efforts to obtain the relevant consent, authorization, approval or waiver, (B) the Company and the other members of the Part D Group shall endeavor to provide Newco or the applicable members of the Newco Group with the benefits under each Newco Delayed Asset as if such Newco Delayed Asset had been assigned to Newco or such member of the Newco Group, at Newco's expense, and (C) Newco shall be responsible for the Liabilities of the Company or its applicable Subsidiaries with respect to such Newco Delayed Asset; provided, however, that no Party shall be obligated to pay any additional consideration or undertake any additional obligations to any third party from whom any such consent, authorization, approval or waiver is requested or to surrender, release or modify any rights or remedies in order to obtain any such consent, authorization, approval or waiver (unless such Party is fully reimbursed and indemnified by the requesting Party). Notwithstanding any other provision in this Agreement to the contrary, any Newco Delayed Asset shall be deemed a Newco Asset for purposes of determining whether any related Liability is a Newco Liability. Following the assignment, transfer, conveyance and delivery of any Newco Delayed Asset, the applicable Newco Delayed Asset shall be treated for all purposes of this Agreement as a Newco Asset.

          (b)   Notwithstanding any other provision of this Agreement, any Part D Asset (other than any Part D Asset held by any member of the Part D Group) the assignment, transfer, conveyance or delivery of which to the Company or any other member of the Part D Group without the consent, authorization, approval or waiver of a third party would constitute a breach or other contravention of Law or the terms of such Part D Asset (a "Part D Delayed Asset"), shall not be assigned, transferred, conveyed or delivered to the Company or any member of the Part D Group until such time as such consent, authorization, approval or waiver is obtained, at which time such Part D Delayed Asset shall be automatically assigned, transferred, conveyed or delivered without further action on the part of Newco or any of its Subsidiaries. Until such time as such consent, authorization, approval or waiver is obtained, (A) each Party (and its applicable Subsidiaries) shall use reasonable best efforts to obtain the relevant consent, authorization, approval or waiver, (B) Newco (and its applicable Subsidiaries) shall endeavor to provide the Company or the applicable members of the Part D Group with the benefits under each Part D Delayed Asset as if such Part D Delayed Asset had been assigned to the Company or such member of the Part D Group, and (C) the Company shall be responsible for the Liabilities of Newco or its applicable Subsidiaries with respect to such Part D Delayed Asset; provided, however, that no Party shall be obligated to pay any additional consideration or undertake any additional obligations to any third party from whom any such consent, authorization, approval or waiver is requested or to surrender, release or modify any rights or remedies in order to obtain any such consent, authorization, approval or waiver (unless such Party is fully reimbursed and indemnified by the requesting Party). Notwithstanding any other provision in this Agreement to the contrary, any Part D Delayed Asset shall be deemed a Part D Asset for purposes of determining whether any related Liability is a Part D Liability. Following the assignment, transfer, conveyance and delivery of any Part D Delayed Asset, the applicable Part D Delayed Asset shall be treated for all purposes of this Agreement as a Part D Asset.

          (c)   The Parties shall use their reasonable best efforts to obtain, or to cause to be obtained, any release, consent, substitution, approval or amendment required to novate and assign all Liabilities under agreements, leases, licenses and other Liabilities of any nature whatsoever that constitute Newco Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than Newco (or the applicable member of the Newco Group), so that, in any such case, Newco (or the applicable member of the Newco Group) will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any additional consideration or undertake any additional obligations to any third party from whom any such release, consent, approval, substitution or amendment is requested or to surrender, release or modify any rights or remedies in order to obtain any such release, consent, approval, substitution or amendment (unless such Party is fully reimbursed and indemnified by the requesting Party).

          (d)   The Parties shall use their reasonable best efforts to obtain, or to cause to be obtained, any release, consent, substitution, approval or amendment required to novate and assign all Liabilities under agreements, leases, licenses and other Liabilities of any nature whatsoever that constitute Part D Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than the Company (or the applicable member of the Part D Group), so that, in any such case, the Company (or the applicable member of the Part D Group) will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any additional consideration or undertake any additional obligations to any third party from whom any such release, consent, approval, substitution or amendment is requested or to surrender, release or modify any rights or remedies in order to obtain any such release, consent, approval, substitution or amendment (unless such Party is fully reimbursed and indemnified by the requesting Party).

        Section 2.07.    Misallocated Assets or Liabilities.

          (a)   If at any time or from time to time, any Party or any member of such Party's Group (the "Initiating Party") reasonably determines in good faith that (x) the other Party or any member of such Party's Group (the "Other Party") is in possession of any Asset that should have been transferred to or retained by the Initiating Party or (y) the Initiating Party is subject to any Liability that should have been transferred to or retained by the Other Party, in each case pursuant to the terms of this Article II (any such Asset or Liability, a "Misallocated Asset/Liability"), the Initiating Party may provide written notice, in reasonable detail, to the Other Party informing the Other Party of such Misallocated Asset/Liability. Upon receipt of such notice, the Parties shall negotiate in good faith to reach agreement on the allocation of the Misallocated Asset/Liability so as to give effect to the provisions of this Article II.

          (b)   If the Parties are unable to reach such agreement on the allocation of the Misallocated Asset/Liability, the Parties shall within five (5) Business Days following (as applicable) any of (i) the 120th day following the Closing Date, (ii) the 240th day following the Closing Date or (iii) the one-year anniversary of the Closing Date (each such date, a "Dispute Resolution Date") appoint Deloitte Consulting LLP (the "Consulting Firm") to determine the allocation of all Misallocated Assets/Liabilities existing on such Dispute Resolution Date. The Consulting Firm, acting as experts and not as arbitrators, shall determine, in accordance with the provisions of this Article II, in a manner consistent with the allocations of similar Assets or Liabilities hereunder and based on the historical usage of such Asset or Liability as evidenced by the properties, books, records and working papers, and personnel of the Company and its Subsidiaries, the allocation of each such Misallocated Asset/Liability. Each Party shall provide the Consulting Firm with reasonable access to such Party's properties, books, records and working papers and personnel (including current and, if reasonably practicable, former Representatives) for interviews, depositions, testimonies and other relevant procedures in order to determine the historic usage of such Asset or Liability. Such decision shall be set forth in writing and shall be final and binding upon Newco and the Company. The cost of such review and determination by the Consulting Firm shall be borne equally by the Company and Newco.

          (c)   The Parties shall, and shall cause their respective Subsidiaries to, cooperate and assist in transferring, and take all actions necessary to transfer, or cause to be transferred, any Misallocated Asset/Liability to the appropriate Party or the applicable member of such Party's Group, including by making available to the extent necessary their respective books, records, work papers and personnel. In case of any transfer of an Asset that is a Misallocated Asset/Liability, the Other Party shall be deemed to have held such Asset in trust for the Initiating Party or the applicable member of the Initiating Party's Group during the period from the Effective Time to the date of such transfer.

        Section 2.08.    Post-Closing Adjustments.

          (a)   As promptly as practicable, but no later than 30 days, after the Effective Time, the Company will cause to be prepared and delivered to Newco the Company's calculation of the actual amount of the Closing Date Indebtedness Amount as of the Effective Time (the "Closing Indebtedness Statement").

          (b)   Within fifteen (15) days after Newco's receipt of the Closing Indebtedness Statement, Newco shall deliver to the Company a written statement either accepting the Closing Indebtedness Statement or specifying any objections thereto (including therein Newco's calculations of such amounts and Newco's grounds for such disagreement in reasonable detail) (an "Objections Statement"). The Objections Statement shall specify those items or amounts as to which Newco disagrees, and Newco shall be deemed to have agreed with all other items and amounts contained in the calculations delivered pursuant to Section 2.08(a).

          (c)   If Newco shall have delivered an Objections Statement, the Company and Newco shall, during the fifteen (15) days following such delivery, negotiate in good faith to reach agreement on the disputed items or amounts in order to determine, as may be required, the Closing Date Indebtedness Amount. If the Company and Newco are unable to reach such agreement during such period, they shall promptly thereafter appoint an independent accountant of nationally recognized standing reasonably satisfactory to the Company and Newco (the "Accounting Firm") to promptly to review this Agreement and the Merger Agreement and the disputed items or amounts for the purpose of calculating the Closing Date Indebtedness Amount. In making such calculations, the Accounting Firm shall consider only those items or amounts in the Objections Statement. The Accounting Firm, acting as experts and not as arbitrators, shall determine in accordance with the applicable agreements set forth in the definition of "Company Indebtedness" in the Merger Agreement, the actual amount of the Closing Date Indebtedness Amount as of the Effective Time and shall deliver to the Company and Newco a written report setting forth such calculations. Such report shall be final and binding upon the Company and Newco. The cost of such review and report shall be borne (i) by the Company if the aggregate amount of the difference between the Closing Date Indebtedness Amount included in the Closing Indebtedness Statement and the final amounts thereof as determined by the Accounting Firm pursuant to this Section 2.08(c) (the "Company Variance") is less than the aggregate amount of the difference between the Closing Date Indebtedness Amount included in the Objections Statement and the final amounts thereof as determined by the Accounting Firm pursuant to this Section 2.08(c) (the "Newco Variance"), (ii) by Newco if the Company Variance is less than the Newco Variance and (iii) otherwise equally by the Company and Newco.

          (d)   The Parties shall, and shall cause their respective independent accountants and Subsidiaries to, cooperate and assist in the preparation of the calculations of the Closing Date Indebtedness Amount and in the conduct of the audits and reviews referred to in this Section 2.08, including by making available to the extent necessary their respective books, records, work papers and personnel.

          (e)   Following the determination of the Closing Date Indebtedness Amount by agreement of the Parties or by the Accounting Firm (such amount, the "Final Indebtedness Amount"), (i) if the aggregate Per Share Merger Consideration paid by Parent pursuant to the Merger Agreement at the Effective Time was less than the aggregate amount thereof calculated by using the Final Indebtedness Amount, then Newco shall pay to the Company an amount equal to the excess of the Final Indebtedness Amount over the Closing Date Indebtedness Amount and (ii) if the aggregate Per Share Merger Consideration paid by Parent pursuant to the Merger Agreement at the Effective Time exceeds the aggregate amount thereof calculated by using the Final Indebtedness Amount, then the Company shall pay to Newco the amount equal to the excess of the Closing Date Indebtedness Amount over the Final Indebtedness Amount.

ARTICLE III
OTHER MATTERS

        Section 3.01.    Cooperation Prior to the Split-Off.

          (a)   The Company and Newco shall prepare, and Newco shall file with the Commission, the Form S-4. The Company and Newco shall use reasonable best efforts to cause the Form S-4 to become effective under the Securities Act as soon as practicable after the date of this Agreement.

          (b)   The Company shall, as the sole shareholder of Newco, approve and adopt the Transferred Benefit Plans contemplated by Article VII, and the Company and Newco shall cooperate in preparing, filing with the Commission under the Securities Act and causing to become effective not later than the Effective Time any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any Transferred Benefit Plan contemplated by Article VII, including a Form S-8 with respect thereto.

          (c)   The Company and Newco shall cooperate in preparing, filing with the Commission under the Exchange Act and causing to become effective not later than the Effective Time any registration statements or amendments thereto that are necessary to effect the registration of Newco Common Stock under the Exchange Act, including a Form 8-A with respect thereto.

          (d)   The Company and Newco shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement or any other Split-Off Agreement.

          (e)   Newco shall prepare, file, and use all reasonable efforts to cause to be approved as soon as practicable after the date of this Agreement and prior to the Effective Time, the application to permit listing of the Newco Common Stock on NASDAQ or another national securities exchange.

        Section 3.02.    Conditions Precedent to the Separation.     In no event shall the Separation occur unless the following conditions shall have been satisfied or waived by the Company and Newco:

          (a)   all of the conditions to the closing of the Merger set forth in Article VI of the Merger Agreement, other than the condition to each party's obligation set forth in Section 6.1(g) thereof as to the consummation of the transactions contemplated by this Agreement, shall have been satisfied or waived;

          (b)   the Company shall have received solvency opinions from a nationally recognized firm, in form and substance satisfactory to Parent, regarding the solvency of each of the Company and Newco after the Split-Off (including after giving effect to any incurrence of indebtedness by Newco in connection with the Merger or the Split-Off); and

          (c)   no Governmental Authority having jurisdiction over the Assets of the Company or Newco or any of their respective Subsidiaries shall have enacted, issued, promulgated, enforced or entered any Law or Order that enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement or any other Split-Off Agreement.

        Section 3.03.    Resignations.

          (a)   On or before the Effective Time, Newco shall deliver or cause to be delivered to the Company resignations of each individual who will be a Newco Employee from and after the Effective Time and who is an officer or director of any member of the Part D Group as of immediately prior to the Effective Time.

          (b)   On or before the Effective Time, the Company shall deliver or cause to be delivered to Newco resignations of each individual who will be a Part D Employee from and after the Effective Time and who is an officer or director of any member of the Newco Group as of immediately prior to the Effective Time.

ARTICLE IV
COVENANTS

        Section 4.01.    Bank Accounts.

          (a)   The Parties shall take, or cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all agreements or arrangements governing each bank and brokerage account owned by Newco or any other member of the Newco Group (the "Newco Accounts"), including all bank accounts owned by the Newco Group listed or described on Schedule 4.01(a)(i) so that such Newco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter "linked") to any bank or brokerage account owned by the Company or any other member of the Part D Group, as listed or described on Schedule 4.01(a)(ii) (the "Part D Accounts"), are de-linked from the Part D Accounts, and Part D Employee or Former Part D Employee shall have any authority to access or control any such Newco Accounts other than those who will be Newco Employees.

          (b)   The Parties shall take, or shall cause the respective members of their respective Groups to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all agreements or arrangements governing the Part D Accounts so that such Part D Accounts, if currently linked to a Newco Account, are de-linked from the Newco Accounts, and no current or former Newco Employee shall have any authority to access or control any such Part D Accounts.

          (c)   As between the Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Time by any Party (or member of its Group) that relate to a business, Asset or Liability of another Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement.

        Section 4.02.    Insurance.

          (a)   Except for any Insurance Policies acquired by Newco or the Newco Group after the Effective Time or as otherwise agreed to by the Parties, with respect to any Insurance Policy included in the Newco Assets that, from and after the Effective Time, will by its terms cover Newco or any member of the Newco Group, on the one hand, and the Company or any member of the Part D Group, on the other hand, with respect to acts, omissions and events occurring prior to the Effective Time, Newco shall use reasonable best efforts to provide the Company and an applicable member of the Part D Group access to coverage under such Insurance Policies from and after the Effective Time with respect to acts, omissions, and events occurring prior to the Effective Time (such claims, "Pre-Separation Occurrence Based Insurance Claims"). Newco and the Company agree that any Pre-Separation Occurrence Based Insurance Claims by the Company or any member of the Part D Group under any such Insurance Policy shall receive the same priority and be subject to any deductibles and retentions with all claims by Newco or any member of the Newco Group under such Insurance Policies (whether or not such Pre-Separation Occurrence Based Insurance Claims are made before or after any claims by Newco). Pre-Separation Occurrence Based Insurance Claims made by the Company and Newco shall be treated on a pari passu basis, and each of Newco and the Company shall be entitled to its pro rata share of the aggregate proceeds payable under each Insurance Policy in respect of such claims, which share shall be determined, at any time, by calculating the percentage of insurance proceeds which have been paid, are due and payable or, but for the exhaustion of the policy, would have been due and payable pursuant to such Insurance Policy in respect of a Pre-Separation Occurrence Based Insurance Claim made by such Party as of such time, divided by the insurance proceeds which have been paid, are due and payable or, but for the exhaustion of the policy, would have been due and payable pursuant to such Insurance Policy in connection with all Pre-Separation Occurrence Based Insurance Claims made by both Parties as of such time (in each case, after taking into account any adjustments for previously paid deductible, retention or similar amounts in respect of such Insurance Policy); provided, that, if it is determined, based on such calculations, that a Party (the "First Party") has been paid insurance proceeds pursuant to such Insurance Policy in excess (the "Excess Amount") of the amount of proceeds to which such Party is entitled in accordance with the terms hereof and as a result of such excess, the other Party shall not be paid all or any portion of the amount (the "Shortfall Amount") that would otherwise be due and payable to such Party pursuant to such Insurance Policy in connection with any Pre-Separation Occurrence Based Insurance Claims, the First Party shall reimburse the other Party for the Shortfall Amount to the extent of the Excess Amount received by such First Party.

          (b)   With respect to Pre-Separation Occurrence Based Insurance Claims, whether or not known or reported prior to the Effective Time, each Party shall report such claims directly to the applicable insurer (with a copy to the other Party) and the reporting Party shall individually, and not jointly, assume and be responsible for the reimbursement Liability (i.e., deductible or retention) and/or any retrospective premium charges associated with the claim so submitted by it, unless otherwise agreed in writing by the other Party. Newco shall, and shall cause each member of the Newco Group to, cooperate and assist the Company with respect to such claims (at the expense of the Company) and Newco and the Company shall take all actions reasonably necessary to cause the insurers to agree that such Liability shall be the individual Liability of the Company, which shall include, arranging for the Company to post any such collateral in respect of the reimbursement obligations as may reasonably be requested by the insurers. If any insurer does not agree that such Liabilities are the individual Liability of the Company, the Company shall continue to reimburse Newco for all such Liability costs in the same manner as prior to the Effective Time.

          (c)   Without limiting the provisions in this Section 4.02, neither Party shall be liable to the other Party for claims, or portions of claims, not reimbursed by insurers under any Insurance Policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim by any member of the Newco Group or any member of the Part D Group, or any defect in such claim or its processing.

        Section 4.03.    Trademarks.

          (a)   Except as otherwise specifically provided in any Split-Off Agreement, as soon as reasonably practicable after the Effective Time, but in any event within twelve (12) months thereafter:

              (i)  The Company shall (and cause all of the other members of the Part D Group to) use commercially reasonable efforts (A) to cease all use of the Trademarks that are Newco Assets (the "Newco Trademarks") and (B) to cease to hold themselves out as having any affiliation, either expressly or by implication, with the Newco Group; and

             (ii)  Newco shall (and cause all of the other members of the Newco Group to) use commercially reasonable efforts (A) to cease all use of the Trademarks that are Part D Assets (the "Part D Trademarks") and (B) to cease to hold themselves out as having any affiliation, either expressly or by implication, with the Part D Group.

          (b)   In furtherance of the foregoing, as soon as reasonably practicable, but in no event later than twelve (12) months following the Effective Time, each Party shall (and shall cause all of the other members of its Group to) use commercially reasonable efforts to remove, strike over or otherwise obliterate and cease use of all Newco Trademarks (in the case of the Part D Group) or the Part D Trademarks (in the case of the Newco Group) from all of such Party's and its Subsidiaries' assets and other materials, including as part of its legal name and on any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems (it being understood that it may be commercially impracticable to remove all uses of such Trademarks on computer software and systems existing as of the Effective Time).

          (c)   Any use by the Newco Group of the Part D Trademarks and any use by the Part D Group of the Newco Trademarks during the phase-out periods provided in this Section 4.03 shall be subject to all quality control and related requirements and guidelines in effect for such Trademarks as of the Effective Time (it being understood that in no event shall the Part D Group be subject to more stringent requirements and guidelines than those to which the Newco Group are subject).

          (d)   The Parties acknowledge that the provisions of this Section 4.03 shall not prohibit any Party or any member of a Party's Group from (i) for a period of no more than eighteen (18) months after the Effective Time, stating in any advertising or any other communication that it is a former Affiliate of the Company or (ii) making use of any Trademark that would constitute "fair use" under applicable Law if such use were made by a third party.

          (e)   Any failure by a Party or any member of such Party's Group to effect a legal name change as required by this Section 4.03 that is caused by regulatory or other circumstances beyond such Party's reasonable control shall not be deemed a breach of this Agreement provided that such Party or its relevant Group member continues to exercise commercially reasonable efforts to effectuate such name change as promptly as practicable. During any such period that a Party or a member of its Group is unable to effect a legal name change for such reason, then it may continue to use its legal name, but only to the extent necessary to identify such Party or Group member and only until such Party's or Group member's legal name can be changed in accordance with this Section 4.03.

          (f)    Except as otherwise specifically provided in any Split-Off Agreement, including the limited transition period expressly afforded to each Party in this Section 4.03: (i) the right of the Part D Group to use the Newco Trademarks and the right of the Newco Group to use the Part D Trademarks pursuant to any Contract between any Part D Group member, on the one hand, and any Newco Group member, on the other hand, shall terminate automatically as of the Effective

  Time; (ii) no member of the Newco Group shall have any ownership or license rights in any of the Part D Trademarks after the Effective Time; and (iii) no member of the Part D Group shall have any ownership or license rights in any of the Newco Trademarks after the Effective Time. No member of the Newco Group shall contest the validity or ownership of any of the Part D Trademarks and no member of the Part D Group shall contest the validity or ownership of any of the Newco Trademarks.

        Section 4.04.    Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

          (a)   Each Party agrees to the following:

            (i)    Annual Financial Statements.    Until the expiration of ninety (90) days following the end of the first full fiscal year occurring after the Effective Time and in any event solely with respect to the preparation and audit of each Party's (or, in the case of the Company, Parent's) financial statements (including insurance or other regulatory financial statements) for any of the years ended December 31, 2010, 2009 and 2008 and any interim quarterly periods from the date of this Agreement to the Effective Time, each Party shall provide to the other Party (or, as applicable, Parent) on a timely basis all information reasonably required to meet its schedule for (A) the preparation, printing, filing, and public dissemination of such Person's financial statements (including insurance or other regulatory financial statements) and (B) the preparation, printing, filing and dissemination of such Person's financial statements (including insurance or other regulatory financial statements) for use in any prospectus, registration statement, offering memorandum or other document relating to any private or public offering of securities or financing, and, to the extent applicable to such Person, for management's assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with all applicable provisions of Regulation S-K, including Items 307 and 308 of Regulation S-K and, to the extent applicable to such Person, its auditor's audit of its internal control over financial reporting and management's assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act and the Commission's and Public Company Accounting Oversight Board's rules and auditing standards thereunder (such assessments and audit being referred to as the "Internal Control Audit and Management Assessments"). Without limiting the generality of the foregoing, each Party will provide all required financial and other information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party's (or Parent's) auditors and advisors with respect to information to be included or contained in the other Party's (or Parent's) financial statements (including insurance or other regulatory financial statements) and to permit the other Party's (or Parent's) auditors and management to complete the Internal Control Audit and Management Assessments.

            (ii)    Access to Personnel and Records.    With respect to the 2011 fiscal year of each of the Company and Newco, if the Company and Newco use a different independent auditor then each audited Party shall authorize, and use reasonable best efforts to cause, its respective auditors to make available to the other Party's auditors (the other Party's auditors, collectively, the "Other Party's Auditors") both the personnel who performed or are performing the annual audits and interim quarterly reviews of such audited party (each such Party with respect to its own audit or review, the "Audited Party") and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party's auditors' opinion or review date, so that the Other Party's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Audited Party's auditors as it relates to their auditors' report on or review of such other Party's financial statements, all within sufficient time to enable such other Party to meet its (or, as applicable, Parent's) timetable for (A) the printing, filing and public dissemination of such Person's annual and interim quarterly financial statements (including insurance or other regulatory financial statements) and (B) the preparation, printing, filing and dissemination of such Person's annual and interim quarterly financial statements (including insurance or other regulatory financial statements) for use in any prospectus, registration statement, offering memorandum or other document relating to any private or public offering of securities or financing. In such an event, each Party shall make available to (I) the Other Party's Auditors and management, and (II) any state or other regulatory examiner of the other Party, its personnel and records, agreements, documents, files, books, Contracts, instruments, computer data and other data and information in its possession in a reasonable time prior to the Other Party's Auditors' opinion date and the other party's management's or examiner's assessment date so that the Other Party's Auditors and the other Party's management and examiners are able to perform the procedures they consider necessary to conduct their assessments including the Internal Control Audit and Management Assessments.

          (b)   If any Party or member of its respective Group (or, as applicable, Parent) is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party's Group, the other Party shall use reasonable best efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in such Person's Securities Act and Exchange Act filings.

          (c)   Nothing in this Section 4.04 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party would, in the absence of this clause (c), be required under this Section 4.04 to disclose any such information, such Party shall use reasonable best efforts to seek to obtain such third party's consent to the disclosure of such information.

        Section 4.05.    Certain Covenants.

          (a)   Subject to Section 4.05(b), Newco and its Subsidiaries may incur Indebtedness prior to the Effective Time ("Newco Indebtedness") so long as such Indebtedness does not impose any obligations on the Company or any other member of the Part D Group.

          (b)   From the date of this Agreement until the expiration of two years from the Effective Time, Newco shall not, and shall cause its Subsidiaries not to, incur any Indebtedness that would after giving effect to such incurrence result in the Consolidated Leverage Ratio to be more than 3:00:1.00 as of the end of the fiscal quarter in which such Indebtedness is incurred.

ARTICLE V
LITIGATION MATTERS

        Section 5.01.    Case Allocation.

          (a)   As of the Effective Time, Newco shall, and, as applicable, shall cause the other members of the Newco Group to, (i) diligently conduct, at its sole cost and expense, the defense of the Newco Legal Actions, including the Newco Legal Actions listed on Schedule 5.01(a) and any applicable future Newco Legal Actions; and (ii) agree not to file any cross claim or institute separate legal proceedings against the Company in relation to the Newco Legal Actions. For the avoidance of doubt, nothing in this Section 5.01(a) shall limit the rights of any member of the Part D Group under this Agreement or any other Split-Off Agreement.

          (b)   As of the Effective Time, the Company shall, and, as applicable, shall cause the other members of the Part D Group to, (i) diligently conduct, at its sole cost and expense, the defense of the Part D Legal Actions, including the Part D Legal Actions listed on Schedule 5.01(b) and any applicable future Part D Legal Actions; and (ii) agree not to file any cross claim or institute separate legal proceedings against Newco in relation to the Part D Legal Actions. For the avoidance of doubt, nothing in this Section 5.01(b) shall limit the rights of any member of the Newco Group under this Agreement or any other Split-Off Agreement.

          (c)   As of the Effective Time, each Party shall, and, as applicable, shall cause the other members of its Group to, (i) diligently conduct, on a joint basis, the defense of the Joint Legal Actions; and (ii) notify the other Party of material litigation developments related to the Joint Legal Actions; provided, however, that if it becomes clear that a Joint Legal Action does not relate primarily to the Medicare Part D Business then from and after such time such Joint Legal Action shall instead be deemed to be a Newco Legal Action subject to clause (a) above; provided, further, that if it becomes clear that a Joint Legal Action relates primarily to the Medicare Part D Business then from and after such time such Joint Legal Action shall instead be deemed to be a Part D Legal Action subject to clause (b) above. The Company and Newco shall regularly meet to review and discuss the progress of the Joint Legal Actions and the classification thereof.

          (d)   Until such time as the respective Liabilities of the members of the Part D Group and Newco Group are determined in connection with any Joint Legal Action, the Company and Newco shall each pay 50% of the cost and expenses associated with the defense of such Joint Legal Action. Each Party shall have the right to employ separate counsel to represent it and members of its Group if the such shall have reasonably concluded that there is a legal defense available to members of its Group that is different from or in addition to those available to the other Group or that representation of both such Party (or any member of such Party's Group) and the other Party (or any member of the other Party's Group) by the same counsel would be inappropriate due to an actual conflict of interest between them, in which case fees and expenses of such counsel shall be included in the amounts allocated by the next sentence of this Section 5.01(d). Upon the determination of Liability of the members of the Part D Group and Newco Group in connection with any Joint Legal Action, Newco shall indemnify and hold harmless the Part D Indemnitees against the portion of such Liabilities relating primarily to the Newco Business, and the Company shall indemnify and hold harmless the Newco Indemnitees against the portion of such Liabilities relating primarily to the Medicare Part D Business, including, in each case, the costs and expenses associated with the defense of such Joint Legal Action since the beginning of such Joint Legal Action, which shall be allocated between the Company and Newco in proportion to the Liability with respect to such Joint Legal Action of members of the Part D Group, on the one hand, and members of the Newco Group, on the other hand. Indemnification pursuant to this Section 5.01(d) shall be in accordance with the indemnification provisions of Article VI.

        Section 5.02.    Litigation Cooperation.

          (a)   Each of the Company and Newco agrees that at all times from and after the Effective Time, if a Legal Action currently exists or is commenced by a third party (including a Governmental Authority) with respect to which a Party (or any member of such Party's respective Group) is a named defendant but such Legal Action is not a Liability allocated to such named Party under this Agreement or any Split-Off Agreement and is a Liability allocated to the other Party under this Agreement or any Split-Off Agreement, then the other Party shall use reasonable best efforts to cause the named but not liable defendant to be removed from such Legal Action and such defendant shall not be required to make any payments or contribution in connection therewith.

          (b)   If, in the case of any Newco Legal Action or Part D Legal Action there is a conflict of interest between the Parties, or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the non-controlling Party or such Party's business or operations, such Party shall be entitled to retain, at the expense of the Party that is controlling such Legal Action in accordance with the terms of Section 5.01, separate counsel as required by the applicable rules of professional conduct (which counsel shall be reasonably acceptable to such controlling Party) and to participate in (but not control) the defense, compromise, or settlement of that portion of the Third Party Claim that seeks equitable relief with respect to the named Party. In no event shall a Party settle or compromise any such Legal Action without the prior written consent of the other Party.

          (c)   The Company and Newco shall, and shall cause the members of their respective Group to, in good faith, do all things necessary or appropriate to prosecute, defend and enforce any Legal Action, but solely at the discretion and in accordance with the direction of the controlling Party, including (i) to deliver to the controlling Party all appropriate documents, notices received in connection with such Legal Action, books and records, agreements, instruments or any information requested by the controlling Party, (ii) to execute any appropriate notifications, acknowledgments, corporate resolutions and consents and (iii) to provide the controlling Party reasonable access to their respective properties and personnel (including current and, if reasonably practicable, former agents such as consultants, accountants, auditors and their current and former employees) for interviews, depositions, testimonies and other relevant procedures. The controlling Party shall bear all out-of-pocket costs and expenses in connection therewith. From and after the Effective Time, in connection with any matter contemplated by this Section 5.02(c), the Parties shall maintain any attorney-client privilege or work product immunity of any member of any Group.

ARTICLE VI
INDEMNIFICATION

        Section 6.01.    Newco Indemnification of the Part D Group.     From and after the Effective Time, Newco shall indemnify, defend and hold harmless each member of the Part D Group and each of their respective Affiliates, directors, officers, employees and agents (the "Part D Indemnitees") from and against any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable out of pocket attorneys' fees and expenses in connection with any Legal Action involving a Third Party Claim) ("Damages") incurred or suffered by a Part D Indemnitee arising out of or in connection with the Newco Liabilities. In addition, notwithstanding the next to last sentence of Section 5.24(a) of the Merger Agreement, if the Merger is consummated, Newco shall reimburse, indemnify and hold harmless Parent for any Transaction Litigation Expenses that arise primarily from the Split-Off or the Separation.

        Section 6.02.    Company Indemnification of Newco Group.     From and after the Effective Time, the Company shall indemnify, defend and hold harmless each member of the Newco Group and each of their respective Affiliates, directors, officers, employees and agents (the "Newco Indemnitees") from and against any and all Damages incurred or suffered by any Newco Indemnitee arising out of or in connection with the Part D Liabilities.

        Section 6.03.    Indemnification Obligations Net of Insurance Proceeds and Other Amounts on a Net-Tax Basis.

          (a)   Any Liability subject to indemnification pursuant to this Article VI, shall (i) be net of Insurance Proceeds actually recovered, (ii) be net of any proceeds actually recovered by an Indemnified Party from any third party for indemnification for such Liability ("Third Party Proceeds"), (iii) be reduced by any Tax benefit actually realized by the Indemnified Party (calculated on a with and without basis) arising from the incurrence or payment of any such Liability, and (iv) be increased by any Tax detriment actually incurred by the Indemnified Party (calculated on a with and without basis) as a result of the receipt or accrual of the Indemnity Payment in respect of such Liability. The amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnified Party will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Damages (an "Indemnity Payment") and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made. Each of the Parties shall use its reasonable best efforts to mitigate any Damages that are indemnifiable hereunder upon and after becoming aware of any event or condition that would reasonably be expected to give rise to such Damages.

          (b)   If a Tax benefit described in Section 6.03(a)(iii) or Tax detriment described in Section 6.03(a)(iv) is actually realized or incurred after the payment of any Indemnity Payment hereunder, as applicable, (i) the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax benefit when actually realized and (ii) the Indemnifying Party shall pay to the Indemnified Party the amount of such Tax detriment when actually incurred. Adjustments will be made if any such Tax benefits are disallowed or such Tax detriments are not ultimately incurred.

          (c)   The Indemnified Party shall use reasonable best efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article VI; provided that the Indemnified Party's inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party's obligations hereunder.

          (d)   To the extent applicable, Section 4.3(a) of the Tax Matters Agreement shall apply to payments made pursuant to this Article VI and Section 2.08.

        Section 6.04.    Notice and Payment of Claims.     If any Part D Indemnitee or Newco Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by a Party (the "Indemnifying Party") under this Article VI (other than in connection with any Legal Action or claim subject to Section 6.05), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification in reasonable detail and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. After the Indemnifying Party is notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 30 days after receipt of such notice, pay the Indemnified Party such amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such claim and setting forth the grounds therefor within the same 30 day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable Law to collect such amount.

        Section 6.05.    Notice and Defense of Third Party Claims.     Promptly following the earlier of (a) receipt of notice of the commencement by a third party of any Legal Action against or otherwise involving any Indemnified Party or (b) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third Party Claim"), the Indemnified Party shall give the Indemnifying Party written notice thereof. Any such notice shall describe the Third Party Claim in reasonable detail. The failure of the Indemnified Party to give notice as provided in this Section 6.05 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within 30 days after receipt of such notice, the Indemnifying Party may elect at its option to assume the defense of such Third Party Claim at its sole cost and expense; provided that prior to assuming such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article VI. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates. Any contest of a Third Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party; provided that the Indemnified Party shall have the right to participate in (but not control) such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that the Indemnifying Party may not agree, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), to any such settlement (x) pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party or (y) that does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim. If the Indemnifying Party does not assume the defense of a Third Party Claim, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable and documented attorney's fees and out-of-pocket expenses incurred in defending against such Third Party Claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party. In no event shall an Indemnified Party settle or compromise any Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

ARTICLE VII
EMPLOYEE MATTERS

        Section 7.01.    Employment of Newco Employees and Part D Employees.     Effective as of the Effective Time, (a) Part D Employees shall remain or become employees of the Part D Group in the same capacities as then held by such employees (or in such other capacities and upon such terms and conditions as the Company shall determine in its sole discretion), (b) Newco Employees shall remain or become employees of the Newco Group in the same capacities as then held by such employees (or in such other capacities and upon such terms and conditions as Newco shall determine in its sole discretion) and (c) Inactive Part D Employees shall become employees of the Newco Group; provided, however, that with respect to each Part D Employee who is not actively at work at the Effective Time due to disability, injury that occurred prior to the Effective Time or other extended leave of absence (an "Inactive Part D Employee"), the Company shall rehire such Inactive Part D Employee as of the date that he or she presents himself or herself to the Company as ready, willing and able to return to active employment, to the extent that such date is on or prior to the later of (i) the first anniversary of the Closing Date and (ii) the latest date on which the Company would be required to rehire such Inactive Part D Employee pursuant to applicable Law. Nothing contained in this Section 7.01 or elsewhere in this Agreement shall confer on any Part D Employee or any Newco Employee any right to continued employment after the Effective Time.

        Section 7.02.    Liabilities and Obligations Generally.     Without limiting the generality of Section 2.03, effective as of the Effective Time, Newco shall assume and be solely responsible for all Liabilities related to (a) the Newco Employees and (b) the former employees of the Company and its Subsidiaries except for the Former Part D Employees. Without limiting the generality of Section 2.03, effective as of the Effective Time, the Company shall assume or retain, as applicable, and be solely responsible for all Liabilities related to (i) the Part D Employees (except for the Inactive Part D Employees to the extent described below) and (ii) the former employees of the Company and its Subsidiaries located in Solon, Ohio whose responsibilities primarily related to the Medicare Part D Business immediately before termination of employment with the Company and its Subsidiaries (the "Former Part D Employees"). Newco shall indemnify each member of the Part D Group for any Liability relating to Newco Employees and former employees of the Company and its Subsidiaries except Former Part D Employees, and the Company shall indemnify each member of the Newco Group for any Liability relating to Part D Employees and Former Part D Employees. For the avoidance of doubt, to the extent that the Company (or any other member of the Part D Group) is required to rehire an Inactive Part D Employee pursuant to Section 7.01, the Company will be responsible for Liabilities (x) relating to such Inactive Part D Employees incurred after the date such employee returns to active employment with the Company following the Effective Time and (y) relating to or arising out of any claim by any Inactive Part D Employee that the Company did not comply with its obligation to rehire such Inactive Part D Employee in accordance with applicable Law. To the extent permitted by applicable Law, the Company and Newco agree (A) that the transactions contemplated by this Agreement shall not constitute a termination of employment of any Part D Employee or any Newco Employee that would entitle such employee to receive severance or similar compensation and benefits and (B) to use their reasonable best efforts to amend, if necessary, any applicable Benefit Plans to so provide.

        Section 7.03.    Employee Benefits.     Without limiting the generality of Section 7.02 above or Section 2.02 and 2.03 of this Agreement:

          (a)   Effective as of the Effective Time, Newco or another member of the Newco Group shall assume sponsorship of each employee benefit, welfare benefit, employment, personal services, compensation, change in control, severance, time-off, perquisite and other benefit plan, policy, arrangement or agreement ("Benefit Plans") in which current or former Part D Employees and Newco Employees participate as of the date of this Agreement (the "Transferred Benefit Plans") other than as may be expressly set forth in this Article VII, and any trusts, insurance policies or third party administrator contracts related to the Transferred Benefit Plans shall be assigned to or retained by Newco or another member of the Newco Group effective as of the Effective Time. For the avoidance of doubt, notwithstanding any transfer of sponsorship provided for in this Section 7.03(a), (i) all Liabilities arising out of or relating to the Transferred Benefit Plans with respect to any Part D Employee (including any Inactive Part D Employee but excluding any Liabilities incurred with respect to an Inactive Part D Employee prior to the date on which he or she is required to be rehired by the Company or any other member of the Part D Group pursuant to Section 7.01) or Former Part D Employee, whether incurred prior to, on or following the Effective Time, shall be a Liability of the Company or the applicable member of the Part D Group and (ii) all Liabilities arising out of or relating to the Transferred Benefit Plans with respect to any Newco Employee or former employee of the Company and its Subsidiaries who is not a Former Part D Employee shall be a Liability of Newco.

          (b)   Before and after the Effective Time, the Company and Newco shall cooperate to ensure that amounts contributed by the Part D Employees to the Company's health reimbursement account plan and the Company's dependent care spending account plan (the "Company Spending Plans") will be funded into the Company and remain available to the fullest extent possible for the reimbursement of covered claims incurred by the Part D Employees while allowing the most flexibility to the Part D Employees to make or cease contributions to the Company Spending Plans without losing their respective account balances accrued under such plans.

          (c)   Notwithstanding any provision of the foregoing to the contrary, Newco will retain all Assets and Liabilities under the Company's 401(k) savings plan, which will be treated for all purposes hereunder as a Transferred Benefit Plan. The Company will be responsible for funding the employer matching contributions thereunder for participants who are Part D Employees for any portion of a plan year occurring prior to the Effective Time and Newco will bear the costs of the employer matching contributions for participants who are not Part D Employees for the plan year in which the Effective Time occurs.

        Section 7.04.    Preservation of Rights to Amend or Terminate Benefit Plans.     Except as otherwise provided in the Merger Agreement or this Agreement, no provision of this Agreement shall be construed as a limitation on the right of the Company or Newco to amend or terminate any Benefit Plan which right the Company or Newco would otherwise have under the terms of such Benefit Plan or otherwise, and no provision of this Agreement shall be construed to create a right in any employee or beneficiary of such Benefit Plan that such employee or beneficiary would not otherwise have under the terms of the Benefit Plan itself.

        Section 7.05.    Reimbursement; Indemnification.     Newco and the Company acknowledge that the Part D Group, on the one hand, and the Newco Group, on the other hand, may incur costs and expenses (including contributions to plans and the payment of insurance, or other similar premiums, or benefits) pursuant to any of the Benefit Plans which are, as set forth in this Agreement, the responsibility of the other Party. Accordingly, the Company and Newco agree to reimburse each other, as soon as practicable but in any event within 30 days of receipt from the other Party of reasonable verification, for all such costs and expenses reasonably incurred. All Liabilities retained, assumed or indemnified by Newco pursuant to this Article VII shall in each case be deemed to be Newco Liabilities, and all Liabilities retained, assumed or indemnified by the Company pursuant to this Article VII shall in each case be deemed to be Part D Liabilities, and, in each case, shall be subject to the indemnification provisions set forth in Article VI.

        Section 7.06.    Employment, Consulting and Severance Agreements.     Except as otherwise provided in this Agreement, effective as of the Effective Time, Newco and the Company shall take all actions necessary (including assignments, if applicable) to ensure that with respect to any employment, consulting, deferred compensation, indemnification, termination, severance or any other agreements with a Newco Employee, a Part D Employee (including an Inactive Part D Employee), a Former Part D Employee or any other former employee of the Company or any of its Subsidiaries to which any member or former member of the Part D Group or Newco Group is a party, as the same are in effect immediately prior to such time: (i) any such agreement with a Newco Employee or former employee of the Company or any of its Subsidiaries other than a Former Part D Employee shall be assumed by Newco; (ii) any such agreement with a Part D Employee or Former Part D Employee shall be assumed by the Company, and in the case of (i) and (ii) Newco or the Company, as the case may be, will become solely responsible for the Liabilities (and solely entitled to the rights) under such agreements. Any such agreement relating to an Inactive Part D Employee shall initially be assumed by Newco, but shall be assumed by the Company as of the date that the Company is required to rehire such Inactive Part D Employee in accordance with the terms of this Agreement or applicable Law. Notwithstanding the foregoing, if any Former Part D Employee or Part D Employee (including any Inactive Part D Employee) is party to an agreement of the type described in this Section 7.06, which agreement includes restrictive covenants that protect the Newco Business, then Newco and the Newco Group shall have the right to enforce such covenants as they relate to the Newco Business and if any Newco Employee or former employee of the Company or any of its Subsidiaries (other than a Former Part D Employee) is party to an agreement of the type described in this Section 7.06, which agreement includes restrictive covenants that protect the Medicare Part D Business, then the Company and the Part D Group shall have the right to enforce such covenants as they relate to the Medicare Part D Business.

        Section 7.07.    Newco Equity Awards.

          (a)    Options.    The Company shall use reasonable best efforts so that, at the Effective Time, each Company Option that is outstanding immediately before the Effective Time and held by a Newco Employee or a former employee of the Company or any of its Subsidiaries that is not a Former Part D Employee (each, a "Newco Option"), whether or not vested and exercisable, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Newco Option, shall be cancelled and converted at the Effective Time into the right to receive from Newco an amount in cash, without interest, that is equal to the excess, if any, of (i) the Pre-Split-Off Common Stock Value, over (ii) the per share exercise or purchase price of the applicable Newco Option (the "Newco Option Exercise Price"), multiplied by the aggregate number of shares of Common Stock in respect of such Newco Option immediately before the Effective Time. For the avoidance of doubt, if the Newco Option Exercise Price of a Newco Option is equal to or exceeds the Pre-Split-Off Common Stock Value, such Newco Option shall be cancelled and terminated at the Effective Time without payment or consideration therefor and the holder of such Newco Option shall have no rights whatsoever with respect thereto.

          (b)    Restricted Stock.    Each Restricted Share that is outstanding immediately prior to the Effective Time and held by a Newco Employee or a former employee of the Company or any of its Subsidiaries that is not a Former Part D Employee ("Original Newco Restricted Share") shall, at the Effective Time, be cancelled and converted into the right to receive (i) an amount in cash equal to the Per Share Merger Consideration and (ii) one share of restricted Newco Common Stock, in each case, on the same dates and subject to the same conditions on vesting that applied to the Original Newco Restricted Share immediately prior to the Effective Time, and, with respect to the cash payment, without any crediting of interest for the period from the Effective Time until vesting; provided, that if the Newco Employee's employment with the Newco Group is terminated other than for "Cause" or by the Newco Employee for "Good Reason," as such terms are defined on Section 5.7(d) of the Company Disclosure Letter to the Merger Agreement, then such vesting shall be accelerated to the date of such termination (the "Converted Newco Restricted Share Award"). Each of the Company Board and the Newco Board (or, if appropriate, any committee of such Board of Directors administering the applicable stock plans) shall take such action, if any, as is necessary to effect the matters set forth in this Section 7.07(b). Newco will be responsible for the delivery of cash in an amount equal to the Per Share Merger Consideration and the shares of restricted Newco Common Stock as described in this Section 7.07(b). Newco shall take such action (including adopting, if appropriate, equity award plans) as is necessary or appropriate to effect the foregoing.

          (c)    Performance Shares.    Each Earned Performance Share that is outstanding immediately prior to the Effective Time and held by a Newco Employee or a former employee of the Company or any of its Subsidiaries that is not a Former Part D Employee ("Original Newco Performance Share") shall, at the Effective Time, be cancelled and converted into the right to receive (i) an amount in cash equal to the Per Share Merger Consideration and (ii) one share of Newco Common Stock, in each case of clauses (i) and (ii) on the first to occur of (x) the first anniversary of the date on which the Effective Time occurs and (y) the date the Newco Employee's employment with the Newco Group is terminated other than for "Cause" or by the Newco Employee for "Good Reason," as such terms are defined on Section 5.7(d) of the Company Disclosure Letter, and, with respect to the cash payment, without any crediting of interest for the period from the Effective Time until date of payment (the "Converted Newco Share Award"). All other terms of the Original Newco Performance Shares will continue to apply to the Converted Newco Share Awards. The Company shall use reasonable best efforts so that, at the Effective Time, each Performance Share held by a Newco Employee or a former employee of the Company or any of its Subsidiaries that is not a Former Part D Employee, that is not an Earned

  Performance Share, is cancelled without consideration being due therefor. Each of the Company Board and the Newco Board (or, if appropriate, any committee of such Board of Directors administering the applicable stock plans) shall take such action, if any, as is necessary to effect the matters set forth in this Section 7.07(c). Newco will be responsible for the delivery of cash in an amount equal to the Per Share Merger Consideration and the shares of Newco Common Stock as described in this Section 7.07(c). Newco shall take such action (including adopting, if appropriate, equity award plans) as is necessary or appropriate to effect the foregoing.

          (d)   In addition to the payments made pursuant to this Section 7.07, Newco shall pay all accrued dividends and other distributions (including dividend equivalents) in respect of each Original Newco Restricted Share and Original Newco Performance Share with a record date prior to the Effective Time which have been authorized by the Company and which remain unpaid at the Effective Time as set forth on Section 2.3(g) of the Company Disclosure Letter. Such payments shall be made to the holders thereof simultaneously with the payments made in respect of the Converted Newco Restricted Share Awards and Converted Newco Performance Share Awards pursuant to Section 7.07(b) and Section 7.07(c), respectively. Any payments made pursuant to this Section 7.07 shall be reduced by any income or employment tax withholding required under (A) the Code, (B) any applicable state, local or foreign tax Law, and (C) any other applicable Laws. To the extent that any amounts are so withheld and paid to the appropriate Governmental Authorities, those amounts shall be treated as having been paid to the holder of the applicable award, as applicable, for all purposes under this Agreement.

        Section 7.08.    Actions By Newco.     Any action required to be taken by Newco under this Article VII may be taken by one or more members of the Newco Group, and all actions required to be taken by the Company under this Article VII may be taken by one or more members of the Part D Group.

        Section 7.09.    No Termination.     The Company and Newco shall take such actions as are required to provide that, for purposes of the Part D Options, the Newco Options, the Part D Employee Restricted Shares, the Original Newco Restricted Shares, the Converted Restricted Share Awards, the Converted Newco Restricted Share Awards, the Part D Employee Performance Shares, the Original Newco Performance Shares, the Converted Performance Share Awards, the Converted Newco Performance Share Awards, and for severance benefits, each Newco Employee and Part D Employee shall be deemed not to have incurred a termination of employment as a result of the transactions contemplated by this Agreement, the Split-Off Agreements and the Merger Agreement.

        Section 7.10.    Non Solicitation.     The Parties shall not, and the Parties shall cause each member of their respective Groups to not, for a period of 12 months following the Effective Time, without the prior written consent of the other Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, (i) solicit, aid, induce or encourage any individual who is an employee of a member of the other Party's Group as of the date of this Agreement to leave his or her employment or (ii) hire any individual who is an employee of a member of the other Party's Group as of the date of this Agreement; provided, however, that nothing in this Section 7.10 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of the other Group; provided further, that the applicable Party has not encouraged or advised such firm to approach any such employee.

ARTICLE VIII
TAX MATTERS

        Section 8.01.    Tax Matters Agreement.     All matters relating to Taxes shall be governed exclusively by the Tax Matters Agreement, except as expressly stated herein. In the event of any inconsistency with respect to such matters between the Tax Matters Agreement and this Agreement or any other Split-Off Agreement, the Tax Matters Agreement shall govern to the extent of such inconsistency.

        Section 8.02.    Tax Filings.     No later than March 15, 2011, Newco shall provide to Parent a schedule that identifies all of the "Company Filed Tax Returns", "Jointly Filed Tax Returns", and "Newco Filed Tax Returns" (in each case as defined in the Tax Matters Agreement), that, to the Knowledge of the Company, are required to be filed.

ARTICLE IX
INFORMATION

        Section 9.01.    Provision of Corporate Records.     As soon as practicable following the Effective Time, each Party shall each arrange for the provision to the other of existing corporate documents (e.g., minute books, stock registers, stock certificates, documents of title, Contracts, etc.) in its possession relating to the other or its business and affairs or to any other entity that is part of such other's respective Group or to the business and affairs of such other entity; provided that to the extent such corporate documents relate to the business of both Groups, only copies of such corporate documents need be delivered to the other Party.

        Section 9.02.    Access to Information.     From and after the Effective Time, the Company and Newco shall each afford the other and its accountants, counsel and other designated representatives reasonable access (including using reasonable best efforts to give access to Persons possessing information) and duplicating rights during normal business hours to all records, agreements, documents, files, books, Contracts, instruments, computer data and other data and information in its possession relating to the business and affairs of the other or a member of its Group (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other Party, including for audit, accounting and litigation purposes.

        Section 9.03.    Retention of Records.     Except as otherwise required by Law or agreed to in writing, each Party shall, and shall cause the members of its Group to, retain all information relating to the other's business in accordance with the past practice of such Party. Notwithstanding the foregoing, either Party may destroy or otherwise dispose of any information at any time; provided that until the sixth anniversary of the Closing Date no Party shall destroy or permit any member of its Group to destroy any information without first notifying the other party of the proposed destruction (specifying the information that is proposed to be destroyed) and giving the other Party a reasonable opportunity to take possession of such information prior to such destruction, at the expense of the Party taking possession.

        Section 9.04.    Privileged Matters.

          (a)   The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time (the "Pre-Effective Time Services") have been and will be rendered for the collective benefit of each of the members of the Part D Group and the Newco Group, and that each of the members of the Part D Group and the Newco Group should be deemed to be the client with respect to such Pre-Effective Time Services for the purposes of asserting all privileges which may be asserted under applicable Law, except that:

              (i)  The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Medicare Part D Business, whether or not the privileged information is in the possession of or under the control of the Company or Newco. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting the Part D Liabilities, now pending or which may be asserted in the future, in any Legal Actions initiated against or by the Company or any other member of the Part D Group, whether or not the privileged information is in the possession of or under the control of the Company or Newco; and

             (ii)  Newco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Newco Business, whether or not the privileged information is in the possession of or under the control of the Company or Newco. Newco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Newco Liabilities, now pending or which may be asserted in the future, in any Legal Actions initiated against or by Newco or any other member of the Newco Group, whether or not the privileged information is in the possession of or under the control of the Company or Newco.

          (b)   The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 9.04, with respect to all privileges pertaining to Pre-Effective Time Services not allocated pursuant to the terms of Section 9.04(a)(i) or (ii). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both the Company and Newco in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

          (c)   No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed or as provided in subsections (d) or (e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent. Each Party shall use its reasonable best efforts to preserve any privilege held by the other Party if that privilege is a shared privilege or has been allocated to the other party pursuant to Section 9.04(a)(i) or (ii).

          (d)   In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

          (e)   Upon receipt by either Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which the other Party has the sole right hereunder to assert a privilege, or if either Party obtains knowledge that any of its or any of its Subsidiaries' current or former directors, officers, agents or employees have received any subpoena, discovery or other request which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 9.04 or otherwise to prevent the production or disclosure of such privileged information.

          (f)    The transfer of all information pursuant to this Agreement is made in reliance on the agreement of the Company and Newco as set forth in Section 9.04, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. Nothing provided for herein or in any other Split-Off Agreement shall be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

        Section 9.05.    Ownership of Information; Confidentiality.     (a) Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to Article IV, Article V, Article VI, or this Article IX shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

          (b)   From and after the Effective Time, except as otherwise permitted by this Agreement or any other Split-Off Agreement or with the prior written consent of the other Party, each Party and its Affiliates shall hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law or the rules of any stock exchange on which such Person's securities are listed or sought to be listed, all confidential documents and information concerning the other Party and its Affiliates, except (i) to the extent that such information can be shown to have been in the public domain through no fault of such Party or its Affiliates, (ii) to the extent that such information can be shown to have been later lawfully acquired by such Party (in the case of Newco and its Affiliates, from sources other than those related to its prior affiliation with the Company and the other members of the Part D Group), and in the case of the Company and its Affiliates, from sources other than those related to the transactions contemplated by this Agreement and the Merger Agreement and the due diligence investigation undertaken in connection therewith, (iii) that a Party may disclose, or may permit disclosure of, such information to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, and (iv) that a Party may disclose, or may permit disclosure of, such information as required in connection with any legal or other proceeding by one Party against any other Party. The obligation of each Party and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

        Section 9.06.    Attorney-Client Privilege and Conflict Waiver.     Paul, Weiss, Rifkind, Wharton & Garrison LLP, Dechert LLP, Hogan Lovells US LLP and Locke Lord Bissell & Liddell LLP (collectively, "Newco Counsel") has represented the Company and Newco in connection with the transactions contemplated by this Agreement, the Split-Off Agreements and the Merger Agreement. The Parties recognize the community of interest that exists and will continue to exist until the Effective Time, and the Parties agree and acknowledge that such community of interest should continue to be recognized after the Effective Time. Specifically, the Parties agree that (a) the Company shall not seek to have any Newco Counsel disqualified from representing Newco in any dispute (whether in contract or tort) that may arise between Newco, on the one hand, and the Company, on the other hand, based upon, arising out of or related to this Agreement or any of the transactions contemplated by this Agreement in whole or in part and (b) in connection with any dispute that may arise between Newco, on the one hand, and the Company, on the other hand, Newco shall have the right to decide whether or not to waive any attorney-client privilege that may apply to any communications between Newco or the Company, on the one hand, and any Newco Counsel, on the other hand, that occurred on or prior to the Effective Time.

 ARTICLE X
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND NEWCO

        Section 10.01.    Company Representations and Warranties.     The Company represents and warrants to Newco, as of the date of this Agreement and as of the Effective Time, that:

          (a)   The Company is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. The Company has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

          (b)   The Company has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and to general equitable principles).

        Section 10.02.    Newco Representations and Warranties.     Newco represents and warrants to the Company, as of the date of this Agreement and as of the Effective Time, that:

          (a)   Newco is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Newco has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

          (b)   Newco has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by Newco of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Newco. This Agreement constitutes a legal, valid and binding agreement of Newco enforceable against Newco in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor's rights, and to general equitable principles).

ARTICLE XI
MISCELLANEOUS

        Section 11.01.    No Survival.     None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time. This Section 11.01 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. Without limiting Article II, the Company and the other members of the Part D Group shall have no liability to Newco or any other member of the Newco Group in respect of any act or omission occurring at or prior to the Effective Time (including any breach of this Agreement or any other Split-Off Agreement) in connection with this Agreement or any other Split-Off Agreement or the transactions contemplated hereby or thereby.

        Section 11.02.    Notices.     All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

    If to the Company prior to the Effective Time, to:

      Universal American Corp.
      6 International Drive
      Rye Brook, New York 10573-1068
      Attention: Tony Wolk
      Facsimile: (914) 934-2949
      E-Mail Address: twolk@universalamerican.com

    with copies (which shall not constitute notice) to:

      Paul, Weiss, Rifkind, Wharton & Garrison LLP
      1285 Avenue of the Americas
      New York, NY 10019-6064
      Attention: Robert B. Schumer
                        Ariel J. Deckelbaum
      Facsimile: (212) 757-3990
      E-Mail Address: rschumer@paulweiss.com
                                  ajdeckelbaum@paulweiss.com

      CVS Caremark Corporation
      1 CVS Drive
      Woonsocket, Rhode Island 02895
      Attention: Douglas Sgarro
      Facsimile: (401) 770-5415
      E-Mail Address: dasgarro@cvs.com

      Davis Polk & Wardwell LLP
      450 Lexington Avenue
      New York, New York 10017
      Attention: Louis Goldberg
      Facsimile: 212-701-5539
      E-Mail Address: louis.goldberg@davispolk.com

    If to Parent or to the Company from and after the Effective Time, to:

      CVS Caremark Corporation
      1 CVS Drive
      Woonsocket, Rhode Island 02895
      Attention: Douglas Sgarro
      Facsimile: (401) 770-5415
      E-Mail Address: dasgarro@cvs.com

    with a copy (which shall not constitute notice) to:

      Davis Polk & Wardwell LLP
      450 Lexington Avenue
      New York, New York 10017
      Attention: Louis Goldberg
      Facsimile: 212-701-5539
      E-Mail Address: louis.goldberg@davispolk.com

    If to Newco, to:

      Ulysses Spin Corp.
      c/o Universal American Corp.
      6 International Drive
      Rye Brook, New York 10573-1068
      Attention: Tony Wolk
      Facsimile: (914) 934-2949
      E-Mail Address: twolk@universalamerican.com

    with a copy (which shall not constitute notice) to:

      Paul, Weiss, Rifkind, Wharton & Garrison LLP
      1285 Avenue of the Americas
      New York, NY 10019-6064
      Attention: Robert B. Schumer
                        Ariel J. Deckelbaum
      Facsimile: (212) 757-3990
      E-Mail Address: rschumer@paulweiss.com
                                  ajdeckelbaum@paulweiss.com

        All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh (7th) Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second (2nd) Business Day after the sending thereof.

        Section 11.03.    Amendment; Waiver.     This Agreement shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns. No party may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties, which such parties may withhold in their absolute discretion. Any purported assignment without such prior written consents shall be void. Any agreement on the part of a party to waive compliance with any of the covenants or conditions contained in this Agreement shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 11.04.    Entire Agreement.     This Agreement (and the exhibits hereto), the Merger Agreement and the Split-Off Agreements contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.

        Section 11.05.    Consolidation, Merger, Etc.; Termination.

          (a)   Other than in connection with the Merger Agreement, neither Party (referred to in this Section 11.05(a) as a "Transferring Party") shall consolidate with or merge into any other entity or convey, transfer or lease all or any substantial portion of its properties and assets to any entity, unless, in each case, the other party to such transaction expressly assumes, by a written agreement, executed and delivered to the other Party, in form reasonably satisfactory to such other Party, all of the Liabilities of the Transferring Party under this Agreement and the other Split-Off Agreements and the due and punctual performance or observance of every agreement and covenant of this Agreement and the other Split-Off Agreements on the part of the Transferring Party to be performed or observed.

          (b)   For a period of two (2) years following the Effective Time, Parent shall not restructure, reorganize, liquidate, dissolve or enter into any transaction (including an acquisition, a merger, consolidation or financing) with respect to Medicare Part D Business or the Part D Group, or effect any capital reorganization, reclassification or other change of outstanding securities of the Surviving Corporation, in such a manner that would reasonably be expected to result in the consolidated net worth of the Part D Group (after giving effect to such restructuring, reorganization, reorganization, liquidation, dissolution, transaction, capital reorganization, reclassification or other change) being less than the consolidated net worth of the Part D Group as of the Effective Time.

          (c)   In the event the Merger Agreement is terminated pursuant to its terms prior to the Effective Time, this Agreement shall automatically and simultaneously terminate and the Separation and Split-Off shall automatically and simultaneously be abandoned. In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement. It is understood that the consummation of the Merger shall not constitute a termination of this Agreement. Except as provided in the first sentence of this Section 11.05(c), this Agreement may not be terminated except by an agreement in writing signed by the parties.

        Section 11.06.    Further Assurances and Consents.     In addition to the actions specifically provided for elsewhere in this Agreement, but subject to the Merger Agreement, including Section 5.9 thereof, each of the Parties will use reasonable best efforts to (a) execute and deliver such further instruments and documents and take such other actions as the other Party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement.

        Section 11.07.    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

        Section 11.08.    Governing Law.     This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York, without regard to conflict of law principles thereof.

        Section 11.09.    Submission to Jurisdiction; Service.     Each party (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States District Court for the Southern District of New York or any New York State Court sitting in New York City, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.02 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

        Section 11.10.    WAIVER OF JURY TRIAL.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.10.

        Section 11.11.    Counterparts; Effectiveness.     This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party shall have received a counterpart signed by all of the other parties.

        Section 11.12.    Third Party Beneficiaries.     Except as provided in Article VI, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right; provided that Parent shall have the right to exercise or enforce the rights of the Company hereunder, except for the rights of the Company under Section 2.01(a)(vii) and Section 2.01(b).

        Section 11.13.    Remedies.     Any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

        Section 11.14.    Specific Performance.     The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern

District of New York or any New York State Court sitting in New York City, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at Law.

        Section 11.15.    Limitations of Liability.     Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall be liable to an Indemnified Party for any special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar Damages (other than any such Damages awarded to a third party in connection with a Third Party Claim that is indemnifiable pursuant to this Agreement) in excess of compensatory Damages arising in connection with the transactions contemplated by this Agreement or the other Split-Off Agreements.

        Section 11.16.    Interpretation.     Unless the express context otherwise requires:

          (a)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

          (c)   the terms "Dollars" and "$" mean U.S. dollars;

          (d)   references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

          (e)   wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

          (f)    references herein to any gender shall include each other gender;

          (g)   references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 11.16 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

          (h)   references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

          (i)    with respect to the determination of any period of time, (i) the word "from" means "from and including" and the words "to" and "until" each means "to but excluding" and (ii) time is of the essence;

          (j)    the word "or" shall be disjunctive but not exclusive;

          (k)   references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

          (l)    references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

          (m)  the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

          (n)   if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

        Section 11.17.    Rules of Construction.     The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signatures appear on following page.]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

UNIVERSAL AMERICAN CORP.
By:	/s/ RICHARD A. BARASCH
	Name:	Richard A. Barasch
	Title:	Chief Executive Officer

[Signature Page to Separation Agreement]

ULYSSES SPIN CORP.
By:	/s/ RICHARD A. BARASCH
	Name:	Richard A. Barasch
	Title:	Chief Executive Officer and President

[Signature Page to Separation Agreement]

Solely for purposes of Sections 2.01(a)(vii), 2.01(b), 2.04(b), 3.02(b), 4.04, and 6.01 and Article XI:
CVS CAREMARK CORPORATION
By:	/s/ DAVID M. DENTON
	Name:	David M. Denton
	Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Separation Agreement]

AMENDMENT NO. 1 TO SEPARATION AGREEMENT

        This AMENDMENT NO. 1 TO SEPARATION AGREEMENT, dated as of March 8, 2011 (this "Amendment"), by and among Universal American Corp., a New York corporation (the "Company"), Universal American Spin Corp. (f/k/a Ulysses Spin Corp.), a Delaware corporation ("Newco"), and, solely for the limited purposes specified in the Separation Agreement (as defined below), CVS Caremark Corporation, a Delaware corporation ("Parent").

RECITALS

        WHEREAS, the Company, Newco and Parent are parties to that certain Separation Agreement, dated as of December 30, 2010 (as amended from time to time, the "Separation Agreement"); and

        WHEREAS, the Company, Newco and Parent now wish to amend the Separation Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Defined Terms.     Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to such terms in the Separation Agreement.

ARTICLE II

AMENDMENTS TO SEPARATION AGREEMENT

        Section 2.1    Amendment to Section 7.07(a).     Section 7.07(a) of the Separation Agreement is hereby amended by deleting the text of such Section in its entirety and replacing it with the following:

        "(a)    Options.     The Company shall use reasonable best efforts so that, at the Effective Time, each Company Option that is outstanding immediately before the Effective Time and held by a Newco Employee or a former employee of the Company or any of its Subsidiaries that is not a Former Part D Employee (each, a "Newco Option"), whether or not vested and exercisable, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Newco Option, shall be cancelled and converted at the Effective Time into the right to receive from Newco an amount (such amount, the "Newco Option Payment Amount") that is equal to the product of (x) the excess, if any, of (i) the closing price of a share of Common Stock on the Applicable Exchange on the last full day of trading immediately prior to the Closing Date (such amount, the "UAM Last Day Closing Price") over (ii) the per share exercise or purchase price of the applicable Newco Option (the "Newco Option Exercise Price"), multiplied by (y) the aggregate number of shares of Common Stock in respect of such Newco Option immediately before the Effective Time. The Newco Option Payment Amount with respect to each holder of a Newco Option shall be payable 50% in cash and 50% by delivery of a number of shares of Newco Common Stock equal to the quotient obtained by dividing (A) 50% of the Newco Option Payment Amount by (B) the Implied Newco Common Stock Value as determined pursuant to the next sentence. The "Implied Newco Common Stock Value" shall mean the excess, if any, of (x) the UAM Last Day Closing Price over (y) the Per Share Merger Consideration. For the avoidance of doubt, if the Newco Option Exercise Price of a Newco Option is equal to or exceeds the UAM Last Day Closing Price, such Newco Option shall be cancelled and terminated at the Effective Time without payment or consideration therefor and the holder of such Newco Option shall have no rights whatsoever with respect thereto. No interest shall be payable in respect of any of the foregoing amounts."

        Section 2.2    Amendment to Section 7.07(b).     The first sentence of Section 7.07(b) of the Separation Agreement is hereby amended by deleting the text of such sentence in its entirety and replacing it with the following:

        "Each Restricted Share that is outstanding immediately prior to the Effective Time and held by a Newco Employee or a former employee of the Company or any of its Subsidiaries that is not a Former Part D Employee ("Original Newco Restricted Share") shall, at the Effective Time, be cancelled and converted into the right to receive (i) an amount in cash equal to the Per Share Merger Consideration and (ii) an amount of shares of Newco Common Stock equal to the product of (A) one share of restricted Newco Common Stock and (B) the Newco Exchange Ratio, in each case, on the same dates and subject to the same conditions on vesting that applied to the Original Newco Restricted Share immediately prior to the Effective Time, and, with respect to the cash payment, without any crediting of interest for the period from the Effective Time until vesting; provided, that if the Newco Employee's employment with the Newco Group is terminated (x) other than for "Cause" or (y) by the Newco Employee for "Good Reason," as such terms are defined on Section 5.7(d) of the Company Disclosure Letter to the Merger Agreement, then such vesting shall be accelerated to the date of such termination (the "Converted Newco Restricted Share Award")."

        Section 2.3    Amendment to Section 7.07(c).     The first sentence of Section 7.07(c) of the Separation Agreement is hereby amended by deleting the text of such sentence in its entirety and replacing it with the following:

        "Each Earned Performance Share that is outstanding immediately prior to the Effective Time and held by a Newco Employee or a former employee of the Company or any of its Subsidiaries that is not a Former Part D Employee ("Original Newco Performance Share") shall, at the Effective Time, be cancelled and converted into the right to receive (i) an amount in cash equal to the Per Share Merger Consideration and (ii) an amount of shares of Newco Common Stock equal to the product of (A) one share of Newco Common Stock and (B) the Newco Exchange Ratio, in each case of clauses (i) and (ii) on the first to occur of (x) the first anniversary of the date on which the Effective Time occurs and (y) the date the Newco Employee's employment with the Newco Group is terminated (I) other than for "Cause" or (II) by the Newco Employee for "Good Reason," as such terms are defined on Section 5.7(d) of the Company Disclosure Letter, and, with respect to the cash payment, without any crediting of interest for the period from the Effective Time until date of payment (the "Converted Newco Share Award")."

        Section 2.4    Amendment to Section 7.07.     A new clause (e) as follows shall be added to Section 7.07 of the Separation Agreement:

        "No fractional shares of Newco Common Stock shall be delivered under this Section 7.07, but in lieu thereof Newco shall pay to each holder of a Newco Option, an Original Newco Restricted Share or an Original Newco Performance Share, as the case may be, that would otherwise be entitled to a fraction of a share of Newco Common Stock (after aggregating all fractional shares of Newco Common Stock that otherwise would be received by such holder) an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (I) such fraction, multiplied by (II) the Implied Newco Common Stock Value. Such payment shall be made as promptly as practicable following the time when such fractional shares of Newco Common Stock would have been otherwise deliverable under this Section 7.07. Cash payments are being made to such holders in lieu of fractional shares of Newco Common Stock for the purpose of saving Newco the expense and inconvenience of issuing and transferring fractional shares. Such cash payments do not represent separately bargained-for consideration."

ARTICLE III

MISCELLANEOUS

        Section 3.1    Effect on the Agreement.     This Amendment shall be deemed incorporated into the Separation Agreement and shall be construed and interpreted as though fully set forth therein. Except as amended and modified herein, the Separation Agreement remains in full force and effect.

        Section 3.2    Governing Law.     This Amendment shall be governed by, and construed in accordance with, the terms of Article XI of the Separation Agreement.

        Section 3.3    Counterparts.     This Amendment may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Amendment. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Amendment. This Amendment shall become effective when, and only when, each party shall have received a counterpart signed by all of the other parties.

[Remainder of this page is intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

UNIVERSAL AMERICAN CORP.
By:	/s/ TONY WOLK
	Name:	Tony Wolk
	Title:	Senior Vice President, General Counsel and Secretary
UNIVERSAL AMERICAN SPIN CORP.
By:	/s/ TONY WOLK
	Name:	Tony Wolk
	Title:	Vice President and Secretary
Solely for purposes of Sections 2.01(a)(vii), 2.01(b), 2.04(b), 3.02(b), 4.04 and 6.01 and Article XI:
CVS CAREMARK CORPORATION
By:	/s/ JONATHAN C. ROBERTS
	Name:	Jonathan C. Roberts
	Title:	Executive VP and COO, Caremark Pharmacy Services

[Signature Page to Amendment No. 1 to Separation Agreement]

Annex C

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

December 30, 2010

The Board of Directors
Universal American Corp.
Six International Drive, Suite 190
Rye Brook, New York, 10573

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than CVS Caremark Corporation ("Parent") and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Universal American Corp. (the "Company") of the Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 30, 2010 (the "Merger Agreement"), among Parent, Ulysses Merger Sub, L.L.C., a direct or indirect wholly owned subsidiary of Parent ("Acquisition Sub"), and the Company. We understand that, in connection with the Merger (as defined below), the business of the Company other than the Medicare Part D Business (as defined in the Merger Agreement) (the "MA Business"), including all related assets and liabilities of the MA Business and the traditional insurance business, will be separated from the Company and transferred to Ulysses Spin Corp., a wholly owned subsidiary of the Company ("Newco") prior to the consummation of the Merger. Pursuant to the Merger Agreement, Acquisition Sub will be merged with and into the Company (the "Merger") and each Share (other than Shares held by or in treasury of the Company or any of its wholly owned subsidiaries or by Parent or any of its subsidiaries, including Acquisition Sub) outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one share of common stock, par value $0.01 per share, of Newco (the "Stock Consideration") and an amount equal to the quotient of (a)(i) $1,250,000,000.00 plus (ii) the Statutory Capital Excess Amount, minus (iii) the Closing Date Indebtedness Amount, minus (iv) the Novation Allocation Amount, minus (v) the Statutory Capital Deficit Amount (as each such term is defined in the Merger Agreement), divided by (b) the number of Shares outstanding immediately prior to the effective time of the Merger (the "Cash Consideration" and, together with the "Stock Consideration", the "Consideration"). Based on the assumptions you have directed us to make for purposes of our opinion, the Cash Consideration amounts to approximately $12.80 per Share.

        Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Parent, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction (the "Transactions") contemplated by the Merger Agreement and the other agreements contemplated thereby (in the aggregate, the "Agreements") for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transactions. We expect to receive fees for our services in connection with the Transactions, the principal portion of which is contingent upon consummation of the Transactions, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may in the future provide investment banking services to the Company, Newco, Parent and their respective affiliates for which our investment banking division may receive compensation.

        In connection with this opinion, we have reviewed the Agreements; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company, the MA Business and the Medicare Part D Business prepared by the management of the Company, as approved for our use by the Company (the "Forecasts"). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations and financial condition of the Company, the MA Business and the Medicare Part D Business and the future prospects of the Company and Newco; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company and certain financial information for the MA Business with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us; and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Medicare Part D Business, Newco, the Company or any of its subsidiaries and, we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the Company or Newco or on the expected benefits of the Transactions in any way meaningful to our analysis. We also have assumed that the Transactions will be consummated on the terms set forth in the Agreements, without the waiver or modification of any term or condition, the effect of which would be in any way meaningful to our analysis. For purposes of our opinion set forth herein, you have directed us to assume that the Statutory Capital Excess Amount is not less than $150,000,000.00, the Closing Date Indebtedness Amount is not more than $359,000,000.00, the Novation Allocation Amount is not more than $18,500,000.00 and the Statutory Capital Deficit Amount equals $0.00 and the number of Shares outstanding immediately prior to the effective time of the Merger will be not more than 79,840,000.00.

        Our opinion does not address the underlying business decision of the Company to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, to the holders (other than Parent and its affiliates) of Shares of the Consideration to be paid to such holders pursuant to the Merger Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreements or the Transactions or any term or aspect of any other agreement or instrument contemplated by the Agreements or entered into or amended in connection with the Transactions, including, without limitation, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transactions, whether relative to the Consideration to be paid to the holders of Shares pursuant to the Merger Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of common stock, par value $0.01 per share, of Newco (the "Newco Common Stock") will trade at any time or as to the impact of the Transactions on the solvency or viability of the Company, the Medicare Part D Business, Parent or Newco or the ability of the Company, Parent the Medicare Part D Business or Newco to pay their respective obligations when they come due or on the fairness of any amounts received by the holders of Shares in respect of fractional Newco Common Stock. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transactions and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transactions or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,
/s/ GOLDMAN, SACHS & CO. GOLDMAN, SACHS & CO.

Annex D
Transition Services Agreement

D-1

Annex E

FORM OF TAX MATTERS AGREEMENT

        This Tax Matters Agreement (this "Agreement") is entered into as of [Closing Date] between CVS Caremark Corporation, a Delaware corporation ("Parent"), Universal American Corp., a New York corporation ("Company") and Ulysses Spin Corp., a newly-formed Subsidiary of the Company, a Delaware corporation ("Newco", and together with Parent and Company, the "Parties"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation Agreement, dated as of December 30, 2010, by and between Company and Newco (the "Separation Agreement").

RECITALS

        WHEREAS, Company is the common parent corporation of an affiliated group of corporations (the "Company Consolidated Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that has filed consolidated federal income tax returns;

        WHEREAS, Newco is a Subsidiary of Company;

        WHEREAS, pursuant to the Separation Agreement, among other things, Company, or one of its subsidiaries, will transfer to one or more subsidiaries of Newco (such subsidiaries, "Newco Sub") all of the Newco Assets and stock of each of the Newco Transferred Entities and, in exchange, Newco Sub will transfer to Company and/or one or more of its Subsidiaries, shares of Newco Common Stock, and Newco Preferred Stock and cash, if applicable;

        WHEREAS, on the Closing Date and pursuant to the terms of the Separation Agreement and the Agreement and Plan of Merger, dated as of December 30, 2010, by and between Parent, Merger Sub, and Company (the "Merger Agreement") and subject to conditions set forth therein, Merger Sub will merge with and into Company, with Company surviving (the "Merger") and shareholders of Company will receive, in exchange for their Company shares, cash and Newco Common Stock;

        WHEREAS, the tax year of the Company Consolidated Group will end on the Closing Date and Company will become a member of the affiliated group (within the meaning of Section 1504(a) of the Code) that files consolidated tax returns of which Parent is the common parent (the "Parent Group"); and

        WHEREAS, in contemplation of the Merger, the parties desire to enter into this Agreement (a) to provide for the allocation between them of the liabilities for Taxes arising prior to, as a result of, and subsequent to the Closing Date and (b) to provide for and agree upon other matters relating to Taxes.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    As used in this Agreement, the following terms shall have the following meanings:

"2010 Consolidated Tax Return" means the U.S. federal income Tax Return for the Company Consolidated Group for the taxable year ending on December 31, 2010.

"Aberration" shall have the meaning set forth in Section 2.1(a)(iii)(2).

"Actually Received" has the following meaning: a Tax Benefit shall be treated as Actually Received by any Person from a Tax Item in a Taxable Period only if and to the extent that (i) a cash payment is received from the appropriate Governmental Authority in respect of such Tax Item or (ii) the Tax liability of the Group or Group Member, as the case may be, for such Taxable Period, after taking into account the effect of the Tax Item on the Tax liability of such Group or Group Member in the current Taxable Period is less than it would have been if such Tax liability were determined without regard to such Tax Item (but taking into account all other Tax Items of such Group or Group Member other than Tax Items relating to carrybacks from later Taxable Periods), but, in each of clause (i) and (ii) of this definition, taking account the computational principles set forth in Section 2.3(d)(iii)(Closing Period Carryback Refund and Closing Period Carryforward Payment Computational Principles).

"Affiliate" shall have the meaning set forth in the Merger Agreement.

"Agreement" shall have the meaning set forth in the preamble to this Agreement.

"Applicable Rate" means the Prime Rate plus 2% per annum.

"Average Trading Value" shall have the meaning set forth in Section 2.1(a)(iii)(2).

"Business Day" shall have the meaning set forth in the Merger Agreement.

"Closing Date" shall have the meaning set forth in the Merger Agreement.

"Closing Date Consolidated Tax Return" means the U.S. federal consolidated income Tax Return for the Company Consolidated Group for the taxable year ending on the Closing Date.

"Closing Date Value of Newco" shall have the meaning set forth in Section 2.1(a)(iii).

"Closing of the Books Method" means the apportionment of items between portions of a Taxable Period based on a closing of the books and records (or hypothetical closing of the books and records) on the Closing Date as if the Closing Date were the end of the Taxable Period; provided, that any Tax Items not susceptible to such apportionment (such as real property or personal property Taxes imposed on a period basis) shall be apportioned on the basis of elapsed days during the relevant portion of the Taxable Period.

"Closing Period Carryback Refund" means any Refund attributable to Merger and Restructuring Tax Benefits determined in accordance with Section 2.3(d)(iii) (Closing Period Carryback Refund and Closing Period Carryforward Payment Computational Principles) hereof.

"Closing Period Carryback Refund Payment" means a payment required to be made to Newco with respect to a Closing Period Carryback Refund pursuant to Section 2.3(d)(ii) hereof.

"Closing Period Carryforward Payment" has the meaning set forth in Section 2.3(d)(ii) hereof.

"Closing Period Indemnity Amount" shall have the meaning set forth in Section 2.3(d)(ii) hereof.

"Code" shall have the meaning set forth in the recitals.

"Company" shall have the meaning set forth in the preamble to this Agreement.

"Company Consolidated Group" shall have the meaning set forth in the Recitals.

"Company Consolidated Group Tax Return" means the U.S. federal consolidated income Tax Return for the Company Consolidated Group for any Taxable Period ending on or before the Closing Date, and shall include, for the avoidance of doubt, the 2010 Consolidated Tax Return and the Closing Date Consolidated Tax Return.

"Company Filed Tax Return" shall have the meaning set forth in Section 2.1(b).

"Company Indebtedness" shall have the meaning set forth in the Merger Agreement.

"Company Options" shall have the meaning set forth in the Merger Agreement.

"Company Tax Packages" means, collectively, all Tax Packages for a particular taxable period (or portion thereof) with respect to the Medicare Part D Business. A "Company Tax Package" means a Tax Package with respect to a part of the Medicare Part D Business.

"Current Practices" means the current practices, tax accounting methods, and positions used by the members of the Company Consolidated Group in connection with any and all Tax matters, including the preparation of Tax Packages and the preparation of and filing of Tax Returns, revised as appropriate to take into account (i) changes in the applicable Tax law after the Closing Date, (ii) good faith resolutions of Tax Contests after the Closing Date, and (iii) methods or positions adopted in the preparation of Tax Returns previously filed (after the Closing Date) in accordance with this Agreement.

"Deloitte" means "Deloitte LLP" or a nationally-recognized accounting firm of similar standing mutually acceptable to the Parties.

"Deviation" shall have the meaning set forth in 2.1(a)(i).

"Disagreement" shall have the meaning set forth in Section 8.1.

"Dispute" shall have the meaning set forth in Section 2.1(a)(i).

"Final Determination" means any final determination of liability in respect of Taxes that, under applicable Tax law, is no longer subject to further appeal, review or modification through proceedings or otherwise (including the expiration of the statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations). For example, a Final Determination shall include a settlement, compromise, or other agreement with the relevant Governmental Authority, whether contained in an IRS Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Governmental Authority, an agreement contained in IRS Form 870-AD or other comparable form, and an agreement that constitutes a "determination" under Section 1313(a)(4) of the Code.

"First Trading Date" shall have the meaning set forth in Section 2.1(a)(iii)(1).

"First Trading Date Value" shall have the meaning set forth in Section 2.1(a)(iii)(1).

"First Party" shall have the meaning set forth in Section 2.3(d).

"Governmental Authority" shall have the meaning set forth in the Merger Agreement.

"Group" shall have the meaning set forth in the Separation Agreement.

"Group Member" shall mean any Person that is a member of a Group.

"Holdback Account" shall have the meaning set forth in Section 3.2. The amounts in the Holdback Account shall be invested as directed by Newco in only: (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof with a maturity of one (1) year or less; (ii) commercial paper at the time of investment and any renewal rated A-1 or higher by Standard & Poor's Corporation or Prime-1 or higher by Moody's Investor's Service, Inc.; (iii) certificates of deposit (with a maturity of one (1) year or less) of or accounts with national banks, holding companies of national banks or corporations endowed with trust powers having, in any case, capital and surplus in excess of Five Hundred Million United States Dollars ($500,000,000) at the time of investment; (iv) money market funds all of whose funds are invested in any of the foregoing; or (v) any other investments mutually agreed by the Parties.

"Holdback Amount" means, as of any date on which a Closing Period Carryback Refund Payment or a Closing Period Carryforward Payment is payable pursuant to Section 3.2(b)(i) the excess, if any, of (x) the Holdback Target at such point over (y) the sum of (A) the cumulative amount of cash previously added to the Holdback Account and (B) the Anticipated Remaining Closing Period Carryforward Payments at such time. For purposes of this definition and the definition of Holdback

Target, "Anticipated Remaining Closing Period Carryforward Payments" as of any date means the payments that remain to be made with respect to any Remaining Merger and Restructuring Tax Losses (without taking into account any reduction for any Holdback Amount for any period) that have not previously been taken into account pursuant to Section 2.3(d)(iii) assuming full utilization of such Tax Items at the maximum applicable rate of Tax pursuant to Section 11 of the Code.

"Holdback Target" means as of any date on which a Closing Period Carryback Refund Payment or a Closing Period Carryforward Payment would otherwise be payable pursuant to Section 3.2(b)(i) (without taking into account any reduction for any Holdback Amount for any period), an amount equal to (x) twenty percent (20%) multiplied by (y) the sum of (I) all Closing Period Carryback Refunds and Closing Period Carryforward Payments paid to Newco on or prior to such date or added to the Holdback Amount plus (II) all Anticipated Closing Period Carryforward Payments as of such date (without taking into account any reduction for any Holdback Amount for any period). If Newco exercises its option pursuant to section 2.3(a)(iii)(3), the Holdback Target shall equal the sum of the amount that Holdback Target would have been had Newco not exercised such option and one hundred percent (100%) of the amount, if any, by which the amount described in clause (y) of this definition is increased by reason of such election.

"Holdco Items" means all Tax Items of or arising at the level of Company and UAC Holdings, other than the Part D Holdco Items.

"Interest Netting Rules" means Section 6621(d) of the Code and any similar provision of state, local or foreign Law.

"IRS" means the U.S. Internal Revenue Service.

"Jointly Filed Tax Return" shall have the meaning set forth in Section 2.1(c).

"Liabilities" shall have the meaning set forth in the Separation Agreement.

"Medicare Part D Business" shall have the meaning set forth in the Merger Agreement.

"Member Health" means Member Health, LLC, a wholly-owned LLC disregarded as an entity separate from Company for U.S. federal income tax purposes.

"Merger and Restructuring Tax Benefits" means the Tax Benefits generated with respect to the Merger and Restructuring Tax Items.

"Merger and Restructuring Losses" shall have the meaning set forth in Section 2.3(d)(iii)(1).

"Merger and Restructuring Taxes" means Taxes imposed in connection with the Merger and Restructuring Tax Items.

"Merger and Restructuring Tax Items" means any Tax Items realized by any member of the Company Consolidated Group, Part D Group or Newco Group resulting from, or arising in connection with (i) the Restructuring (including any Tax Items arising from a Section 338(h)(10) Election with respect to any Transferred Subsidiary), (ii) the distribution of the Newco Common Stock in the Merger, (iii) any payment or similar amount (including any payment of employment Taxes) in respect of the cancellation, vesting or other similar event of the Company Options, Performance Shares or Restricted Shares on the Closing Date that reduces the Per Share Merger Consideration pursuant to the Merger Agreement, (iv) any fees, expenses, and interest (including amounts treated as interest for income Tax purposes and any breakage fees and accelerated deferred financing fees or debt prepayment fees or capitalized debt costs) incurred by Company or any of its Subsidiaries with respect to the payment of any Company Indebtedness on the Closing Date, to extent such amounts reduce the Per Share Merger Consideration pursuant to the Merger Agreement, (v) any sale bonuses, stay bonuses, change of control payments, severance payments, retention payments, or other similar payments (and related employment Taxes) made by Company or any of its Subsidiaries on or prior to the Closing Date (or otherwise incurred in connection with the transactions contemplated in the Separation Agreement, Merger Agreement or any Split-Off Agreement) that reduces the Per Share Merger Consideration pursuant to the Merger Agreement, (vi) without duplication, Transaction Expenses borne by Company and Newco (and not Parent pursuant to Section 5.13(b)) of the Merger Agreement and Section 2.03(a)(vi) and Section 2.03(a)(vii) of the Separation Agreement, and (vii) Transfer Taxes payable by Newco in accordance with the provisions of this Agreement to the extent such Transfer Taxes are deductible for U.S. federal income tax purposes.

"Merger" shall have the meaning set forth in the Recitals.

"Merger Sub" shall have the meaning set forth in the Merger Agreement.

"MLTN Opinion" means a legal opinion of Paul, Weiss in form and substance reasonably satisfactory to Parent that, for U.S. federal income tax purposes, as a result of the Restructuring and the Section 338(h)(10) election with respect to the Transferred Subsidiaries, it is "more likely than not" that the Company Consolidated Group (A) will be entitled to deduct in the taxable year of the Company Consolidated Group ending on the Closing Date losses recognized with respect to the assets of the Transferred Subsidiaries with respect to which the Section 338(h)(10) elections are made for U.S. federal income tax purposes and (B) will be entitled to carry back a portion of such losses to the Company Consolidated Group's U.S. federal income tax returns for the years ended December 31, 2010, December 31, 2009 and, to the extent applicable, December 31, 2008. For the avoidance of doubt, the MLTN Opinion shall not be required to explicitly address any legal conclusions other than the issues expressly set forth in clauses (A) and (B) hereof, however the MLTN Opinion will not expressly assume, or expressly exclude from the scope of the opinion, any legal conclusion necessary to reach the conclusions set forth in clauses (A) and (B). The Parties acknowledge and agree that, the MLTN Opinion will not be a "covered opinion" as that term is defined in IRS Circular 230 (and will bear an appropriate legend to that effect); however, the MLTN Opinion shall otherwise comply with requirements set forth in the first sentence of this definition.

"Newco" shall have the meaning set forth in the preamble to this Agreement.

"Newco Assets" shall have the meaning set forth in the Separation Agreement.

"Newco Business" shall have the meaning set forth in the Separation Agreement.

"Newco Common Stock" shall have the meaning set forth in the Separation Agreement.

"Newco Filed Tax Return" shall have the meaning set forth in Section 2.1(d).

"Newco Group" shall have the meaning set forth in the Separation Agreement.

"Newco Indemnitees" shall have the meaning set forth in Section 4.1(a).

"Newco Preferred Stock" means any preferred stock of Newco issued as set forth in the Separation Agreement.

"Newco Sub" shall have the meaning set forth in the Recitals.

"Newco Tax Packages" means, collectively, all Tax Packages for a particular taxable period (or portion thereof) with respect to the Newco Business. A "Newco Tax Package" means a Tax Package with respect to a part of the Newco Business.

"Newco Taxes" shall have the meaning set forth in Section 2.3(b).

"Newco Transferred Entities" shall have the meaning set forth in the Separation Agreement.

"Novation Agreement" shall have the meaning set forth in the Merger Agreement.

"Parent" shall have the meaning set forth in the preamble.

"Parent Group" shall have the meaning set forth in the Recitals.

"Part D Group" shall have the meaning set forth in the Separation Agreement.

"Part D Group Indemnitees" shall have the meaning set forth in Section 4.1(b).

"Part D Group Taxes" shall have the meaning set forth in Section 2.3(a).

"Part D Holdco Items" shall mean, without duplication, (I) Tax Items of Member Health attributable to the Part D Business, (II) Tax Items attributable to expenses that Penn Life and Member Health actually paid or funded, directly or indirectly, for such Taxable Period in a manner consistent with the "closed system" approach required pursuant to Section 2.05(b) of the Separation Agreement, (III) Tax Items attributable to Pre-Closing Allocated Expenses for which Company is responsible pursuant to Section 2.05(c) of the Separation Agreement, and (IV) any Tax Items realized by any member of the Company Consolidated Group, Part D Group or Newco Group resulting from, or arising in connection with (A) any fees, expenses, and interest (including amounts treated as interest for income Tax purposes and any breakage fees and accelerated deferred financing fees or debt prepayment fees or capitalized debt costs) incurred by Company or any of its Subsidiaries with respect to the payment of any Company Indebtedness on the Closing Date, to extent such amounts do not reduce the Per Share Merger Consideration pursuant to the Merger Agreement and are actually borne economically by Parent, (B) any sale bonuses, stay bonuses, change of control payments, severance payments, retention payments, or other similar payments (and related employment Taxes) made by Company or any of its Subsidiaries on or prior to the Closing Date (or otherwise incurred in connection with the transactions contemplated in the Separation Agreement, Merger Agreement or any Split-Off Agreement) that does not reduce the Per Share Merger Consideration pursuant to the Merger Agreement and are actually borne economically by Parent, (C) without duplication, Transaction Expenses borne by Parent (and not Company or Newco) pursuant to the Merger Agreement and Section 2.03(b)(iv) and Section 2.03(b)(v) of the Separation Agreement, and (D) Transfer Taxes payable by Parent in accordance with the provisions of this Agreement to the extent such Transfer Taxes are deductible for U.S. federal income tax purposes.

"Part D Operating Losses" shall have the meaning set fort in Section 2.3(d)(iii)(1).

"Parties" shall have the meaning set forth in the preamble to this Agreement.

"Paul, Weiss" means "Paul, Weiss, Rifkind, Wharton & Garrison LLP" or a nationally-recognized law firm of similar standing.

"Payment Period" shall have the meaning set forth in Section 4.3(b).

"Per Share Merger Consideration" shall have the meaning set forth in the Merger Agreement.

"Performance Share" shall have the meaning set forth in the Merger Agreement.

"Person" shall have the meaning set forth in the Merger Agreement.

"Pre-Closing Allocated Expenses" shall have the meaning set forth in the Separation Agreement.

"Pre-Closing Period" means any taxable year or other Taxable Period that ends on or before the Closing Date and, in the case of any taxable year or other Taxable Period that begins before and ends after the Closing Date, that portion of the taxable year or other Taxable Period through the close of the Closing Date.

"Prime Rate" means the rate of interest announced by The Wall Street Journal from time to time as the "prime rate," "prime lending rate," "base rate" or similar reference rate. In the event the Prime Rate is discontinued as a standard, Parties shall designate a comparable reference rate as a substitute therefor.

"Private Letter Ruling" means a private letter ruling issued by the IRS, in form and substance reasonably satisfactory to Parent (including with respect to the representations and assumptions contained therein), that explicitly rules on each of the following legal issues: (w) the transfers of the stock of the Newco Transferred Entities in the Restructuring qualify as "qualified stock purchases" within the meaning of Section 338(d)(3) of the Code; (x) Company and Newco Sub will be eligible to make the election under Section 338(h)(10) of the Code in respect of the stock of the Transferred Subsidiaries; (y) the Company Consolidated Group will be entitled to deduct in the taxable year of the Company Consolidated Group ending on the Closing Date losses recognized with respect to the assets of the Transferred Subsidiaries under Treasury Regulation Section 1.1502-13(c) and 1.1502-13(d) (as applicable), Section 267(f)(2)(B) of the Code, and Treasury Regulation 1.267(f)-1(c); and (z) the Company Consolidated Group will be entitled to carry back a portion of such losses to the Company consolidated group's U.S. federal income tax returns for the years ended December 31, 2010, December 31, 2009 and, to the extent applicable, December 31, 2008.

"Refund" means, with respect to any Person, any refund of Taxes including any reduction of Tax liabilities by means of a credit, offset or otherwise (and including, for purposes of Section 2.3(d)(ii), any reduction in Taxes Actually Received by Parent and its Affiliates), but excluding any interest payable by the appropriate taxing authority.

"Remaining Merger and Restructuring Losses" shall have the meaning set forth in Section 2.3(d)(iii)(2).

"Resolution" shall have the meaning set forth in Section 5.6.

"Restricted Share" has the meaning set forth in the Merger Agreement.

"Restructuring" means the transactions set forth in Section 2.01(a)(i) through 2.01(a)(viii), and Section 2.01(b) of the Separation Agreement.

"Ruling Request" shall have the meaning set forth in Section 3.3.

"Second Party" shall have the meaning set forth in Section 2.3(d).

"Section 338(h)(10) Elections" shall have the meaning set forth in Section 3.2.

"Separation Agreement" shall have the meaning set forth in the preamble to this Agreement.

"Should Opinion" means a legal opinion from Paul, Weiss, in form and substance reasonably satisfactory to Parent, that concludes, for U.S. federal income tax purposes, that each relevant legal issue with respect to the conclusions described in clauses (w), (x) and (y) of the definition of "Private Letter Ruling" on which the IRS has not explicitly ruled in the Private Letter Ruling, including any legal conclusions that are expressly assumed but not explicitly ruled on (in representations or otherwise) in the Private Letter Ruling but excluding (x) the application of Section 7701(o) (and the common law economic substance doctrine) and (y) the application of Section 269 of the Code, however the Should Opinion will not expressly assume, or expressly exclude from the scope of the opinion, any legal conclusion necessary to reach the conclusions set forth in clauses (w), (x), and (y). The Parties acknowledge and agree that the Should Opinion will not be a "covered opinion" as that term is defined in IRS Circular 230 (and will bear an appropriate legend to that effect); however, the Should Opinion shall otherwise comply with requirements set forth in the first sentence of this definition.

"Split-Off Agreement" shall have the meaning set forth in the Separation Agreement.

"Subsidiary" shall have the meaning set forth in the Merger Agreement.

"Taxes" means all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Governmental Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto.

"Tax Advisor" shall have the meaning set forth in Section 2.1(a)(i).

"Tax Asset" means any Tax Item that has accrued for Tax purposes, but has not been used during a Taxable Period, and that could reduce a Tax in another Taxable Period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, research and experimentation credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit, but does not include the tax basis of an asset.

"Tax Basis Study" means a report of gross asset basis and gross liabilities of the Transferred Subsidiaries delivered by Deloitte, that is reasonably satisfactory to Parent. Newco and Company shall (and shall cause their Affiliates to) cause representatives of Parent to have reasonable access to discuss the Tax Basis Study with the appropriate representatives from Deloitte, as well as reasonable access to the work papers and other information used to prepare the Tax Basis Study.

"Tax Benefit" means a decrease in the Tax liability of any Group Member for any Taxable Period, including any Refund.

"Tax Contest" shall have the meaning set forth in Section 5.1.

"Tax Detriment" means an increase in the Tax liability of any Group Member for any Taxable Period or a decrease in a Tax Asset of any Group Member.

"Tax Item" means, with respect to any Tax, any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

"Tax Notice" has the meaning set forth in Section 2.2.

"Tax Package" means all of the information necessary to prepare a Tax Return for a particular Taxable Period (or portion thereof) with respect to an activity or operation conducted by Company or any direct or indirect Subsidiary of Company, including statutory or other financial statements, underlying Tax workpapers, and the information set forth on Schedule I hereof.

"Taxable Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax law; provided that any Tax period used solely for purposes of estimated Tax payments shall not be considered a "Taxable Period" for purposes of this agreement.

"Tax Sharing Agreement" has the meaning set forth in Section 2.3(g).

"Tax Records" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests and any other books of account or records (including any such books and records in electronic format), including any such items required to be maintained under the Code or other applicable Tax laws or under any record retention agreement with any Governmental Authority.

"Tax Return" means any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Governmental Authority or any bill for or notice related to ad valorem or other similar Taxes received from a Governmental Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

"Tax Treatment" shall have the meaning set forth in Section 3.1.

"Transfer Taxes" means all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes.

"Transferred Subsidiaries" means the Newco Transferred Entities and each Subsidiary of a Newco Transferred Entity that is treated as a corporation for U.S. federal income tax purposes and is included in the Company Consolidated Group.

"Treasury Regulations" means the regulations promulgated under the Code, including temporary regulations.

ARTICLE II

TAX RETURNS AND TAX PAYMENTS

        Section 2.1    OBLIGATIONS TO FILE TAX RETURNS.

        (a)   Preparation and Filing of the 2010 Consolidated Tax Return and Closing Date Consolidated Tax Return.

          (i)    Subject to Section 2.1(e), Newco shall have the primary responsibility for preparing the 2010 Consolidated Tax Return and the Closing Date Consolidated Tax Return (including requests for extensions thereof). Newco shall prepare such Tax Returns in a manner consistent with Current Practices and this Agreement, and shall report on such Tax Returns the information and positions contained in the Tax Packages except to the extent Newco determines that a deviation is appropriate as a result of (i) consolidating the various Tax Packages or (ii) information or a position contained in a Company Tax Package being inconsistent with information or a position contained in a Newco Tax Package or this Agreement (a "Deviation"); provided that, (x) subject to the next succeeding proviso, the financial information used by Newco in the preparation of each such Tax Return shall be based on information prepared in accordance with either (A) United States generally accepted accounting principles applied on a consistent basis or (B) statutory principles, as applicable and (y) neither Newco nor the Company shall take any position or include any information with respect to any Tax Item on any 2010 Consolidated Tax Return if taking such position or including such information would result in Company being required to establish or increase a FIN 48 reserve that would, taken together with all other FIN 48 reserves established or increased pursuant to this Section 2.1(a)(i), Section 2.3(e), Section 2.4(a), and Section 8.18 of the Merger Agreement, be in excess of seven million five hundred thousand dollars ($7,500,000); provided, further, that Newco and the Company shall file Tax Returns in a manner consistent with the Tax Basis Study and either (I) the MLTN Opinion or (II) the Private Letter Ruling and the Should Opinion, as applicable, and, if the Tax Returns are filed in a manner consistent with the MLTN Opinion pursuant to clause (I), the Tax Returns shall, at the Company's request, contain adequate factual disclosure of the Restructuring, Separation and Section 338(h)(10) elections for purposes of Section 6662(d)(2)(B)(ii)(I) of the Code. Newco shall deliver to Company for its review a final draft of the 2010 Consolidated Tax Return (but only to the extent that such Tax Return is not filed before the Closing Date) and a final draft of the Closing Date Consolidated Tax Return, at least thirty (30) days, in the case of the 2010 Consolidated Tax Return, and forty-five (45) days, in the case of the Closing Date Consolidated Tax Return, as applicable, prior to the date (with extensions) such Tax Return is required to be filed. If Company believes that either the 2010 Consolidated Tax Return or Closing Tax Consolidated Tax Return, as applicable, is inconsistent with the second sentence of this Section 2.1(a)(i) or contains a Deviation with which it disagrees, Company may provide Newco comments to that effect no later than fifteen (15) days, in the case of the 2010 Consolidated Tax Return, or twenty (20) days, in the case of the Closing Date Consolidated Tax Return, after receipt of the draft Tax Return and such comments shall specify which positions in such draft, if any, Company believes are inconsistent with the principles contained in the second sentence of this Section 2.1(a)(i) and with which Deviations it disagrees

  ("Disputes"). Disputes that are not promptly resolved shall be resolved by a nationally recognized law or accounting firm, reasonably acceptable to the Parties (the "Tax Advisor") as promptly as practicable so that Company may timely file (or cause to be filed) the Tax Return subject to the Dispute. The Parties shall not be required to retain the same Tax Advisor with respect to each Dispute or Disagreement. Company shall timely file (or cause to be timely filed) such Tax Return, as modified to reflect the resolution of any Dispute. If any Dispute remains unresolved seven (7) days before the due date (with extensions) for filing such Tax Return (regardless of whether the Dispute has been submitted to a Tax Advisor), Newco shall decide how, for purposes of filing such Tax Return, the Tax Items that are the subject of the Dispute will be reported on such Tax Return if the Parties do not agree and no decision has been made by the Tax Advisor prior to the due date of such Tax Return (with extensions), provided that Newco delivers to Company a written opinion of a Tax Advisor, in form and substance reasonably satisfactory to Company, that such Tax Items are more likely than not to be sustained. Company shall timely file (or cause to be timely filed) such Tax Return, properly reflecting thereon the agreement of the Parties, the position of Newco (pursuant to the preceding sentence, if Newco is able to satisfy the proviso thereof), the position of Company (pursuant to the preceding sentence, if Newco is not able to satisfy the proviso thereof) or the decision of the Tax Advisor, as applicable, on the date such Tax Return is required to be filed (with extensions). If the Dispute is subsequently resolved by the Parties or by the Tax Advisor in accordance with Section 8.1 in a manner contrary to the 2010 Consolidated Tax Return or the Closing Date Consolidated Tax Return, as applicable, as filed, then, in accordance with the procedures contained in this Section 2.1(a)(i), Newco shall prepare an amended 2010 Consolidated Tax Return or Closing Date Consolidated Tax Return, as applicable, in a manner necessary to effectuate such resolution and Company shall timely file (or cause to be timely filed) such amended Tax Return. If either Party desires the filing of a request for an extension of time within which to file the Closing Date Consolidated Tax Return, then Newco shall prepare any Tax Return necessary to obtain such extension and Company shall timely file (or cause to be timely filed) such Tax Return. Newco shall bear 100% of any and all third-party costs and expenses incurred in connection with the preparation of the 2010 Consolidated Tax Return. Company and Newco shall each bear 50% of any and all third-party costs and expenses incurred in connection with the preparation of the Closing Date Consolidated Tax Return (except for any such costs and expenses in connection with the Merger and Restructuring Tax Items, which shall be borne solely by Newco).

          (ii)   Subject to the terms and conditions of the Transition Services Agreement, Newco shall have the primary responsibility for preparing the Company Tax Packages with respect to the 2010 Consolidated Tax Return and Closing Date Consolidated Tax Return. Company shall pay Newco all reasonable and documented internal and external costs that Newco incurs in connection with preparing the Company Tax Packages pursuant to the preceding sentence, consistent with the terms of the Transition Services Agreement. Company shall use reasonable best efforts to cooperate with Newco in the preparation of such Company Tax Packages and provide Newco personnel with access to Tax Records and Company personnel necessary to prepare the Company Tax Packages (to the extent such information is not already in Newco's possession). Company shall also provide Newco, in the case of the Closing Date Consolidated Tax Return, no later than the earlier of (x) ninety (90) says following the Closing Date and (y) sixty (60) days before the due date of the Closing Date Consolidated Tax Return (with extensions) with statutory or other financial statements that Company actually prepares for all or an part of calendar year 2011 and that are necessary to prepare the Company Tax Packages. Newco shall prepare the Newco Tax Packages with respect to the same taxable year, as applicable, and shall prepare a pro forma calculation of the Merger and Restructuring Tax Items with respect to the Closing Date Consolidated Tax Return. The Tax Packages for the 2010 Consolidated Tax Return and the Closing Date

  Consolidated Return shall be prepared on a basis consistent with Current Practices and Section 2.1(a) hereof.

          (iii)  Closing Date Value of Newco. For purposes of filing the Closing Date Consolidated Tax Return and any other applicable Tax Returns, the value of Newco on the Closing Date (the "Closing Date Value of Newco") shall be determined in accordance with the following principles:

            (1)   Unless an Aberration occurs and Newco exercises it option pursuant to Section 2.1(a)(iii)(3) , the value of Newco on the Closing Date shall be the sum of (A) (i) the aggregate number of outstanding shares (excluding treasury shares) of Newco Common Stock on the Closing Date, multiplied by (ii) the mean between the highest and lowest quoted selling prices of Newco Common Stock on (I) NASDAQ or (II) the principal market for such stock within the meaning of Treasury Regulation Section 20.2031-2, on the earlier of Closing Date or the first full Business Day on which such stock is traded after the Closing Date (such earlier date, the "First Trading Date", and such mean trading price described in this clause (ii) on the First Trading Date, the "First Trading Date Value"); plus (B) the aggregate price at which Newco Preferred Stock (if any) outstanding on the Closing Date was sold as permitted by the Separation Agreement.

            (2)   An "Aberration" means that the value of Newco determined in accordance with Section 2.1(a)(iii)(1) above is ten percent (10%) higher or lower than the value of Newco would be by using the average trading price of the Newco Common Stock for the twenty (20) trading days after the First Trading Date (the "Average Trading Value") in the formula described in Section 2.1(a)(iii)(1) above instead of using the First Trading Date Value in clause (A)(ii) in such formula.

            (3)   If an Aberration occurs, the Closing Date Value of Newco may, at Newco's option, be determined by using the formula in Section 2.1(a)(iii)(1) and using the Average Trading Value instead of the First Trading Date Value in clause (A)(ii) in such formula; provided that a nationally-recognized investment bank or valuation firm provides an opinion that the value determined in accordance with this Section 2.1(a)(iii)(3) more accurately reflects the Closing Date Value of Newco than the Closing Date Value of Newco determined in accordance with Section 2.1(a)(iii)(1) using the First Day Trading Value.

          (b)   Other Company Filed Tax Returns. Subject to Section 2.1(e) and Section 3.2, Company shall have the sole and exclusive responsibility for the preparation and filing of each Tax Return that is required to be filed after the Closing Date that includes any member of the Part D Group (and no Member of the Newco Group) or relates only to the Medicare Part D Business and that is not a Jointly Filed Tax Return (each, a "Company Filed Tax Return"). Company Filed Tax Returns shall exclude all Company Consolidated Group Tax Returns, which shall be prepared and filed in accordance with Section 2.1(a).

          (c)   Jointly Filed Tax Returns. Subject to Section 2.1(e) and Section 3.2, Newco shall have the primary responsibility for the preparation and filing of each Tax Return that is required to be filed after the Closing Date that (x) includes any member of the Part D Group and a member of the Newco Group or (y) relates to the Medicare Part D Business and the Newco Business (each, a "Jointly Filed Tax Return"). Jointly Filed Tax Returns shall exclude all Company Consolidated Group Tax Returns, which shall be prepared and filed in accordance with Section 2.1(a). For these purposes, Jointly Filed Tax Returns shall include Tax Returns with respect to American Progressive and Penn Life (other than Company Consolidated Group Tax Returns described in the preceding sentence). All Jointly Filed Tax Returns that include any Taxes for which Company could be liable hereunder shall be prepared on a basis that is consistent with the 2010 Consolidated Tax Return or the Closing Date Consolidated Tax Return (to the extent applicable). Newco shall provide to Company sufficiently in advance of the due date for the filing thereof (but in no event later than thirty (30) days before the due date of such Tax Return (with extensions)), and Company shall have a reasonable opportunity to review and comment on, any such Jointly Filed Tax Return (or the relevant portion thereof) to the extent that Company is responsible for any portion of the Taxes reported on such Jointly Filed Tax Return pursuant to this Agreement. If Company disagrees with any position or information included on any such Jointly Filed Tax Return, the procedures set forth in Section 2.1(a) shall apply mutatis mutandis. Company shall timely file (or cause to be timely filed) any such Jointly Filed Tax Return that Company (or any of its Affiliates) is required by Tax law to file, and Newco shall timely file (or cause to be timely filed) any such Jointly Filed Tax Return that Newco (or any of its Affiliates) is required by Tax law to file. In the case of any Jointly Filed Tax Return that includes any member of the Newco Group or the Newco Business only for the portion of the relevant Taxable Period that ends on the Closing Date, Taxes shall be allocated to Newco based on the Closing of the Books Method. In the case of any Jointly Filed Tax Return that includes any member of the Part D Group or the Medicare Part D Business only for the portion of the relevant Taxable Period that ends on the Closing Date, Taxes shall be allocated to Company based on the Closing of the Books Method.

          (d)   Newco Filed Returns. Newco shall have the sole and exclusive responsibility for the preparation and filing of each Tax Return that is required to be filed after the Closing Date that includes any member of the Newco Group (and no member of the Part D Group) or otherwise relates to the Newco Business that is not a Company Filed Tax Return or Jointly Filed Tax Return (each, a "Newco Filed Tax Return"). Newco Filed Tax Returns shall exclude all Consolidated Group Tax Returns, which shall be prepared and filed in accordance with Section 2.1(a).

          (e)   Merger and Restructuring Tax Items. Notwithstanding any other provision of this Agreement to the contrary (but subject to the second proviso to the second sentence of Section 2.1(a)(i)), Newco shall determine, in a manner consistent with the Tax Treatment, if applicable, the amount of the Merger and Restructuring Tax Items resulting from, or arising in connection with, any Section 338(h)(10) Election and the method for reporting any such Merger and Restructuring Tax Items on any Tax Return. Such amounts, treatment and reporting method shall be used in preparing and filing any Newco Filed Tax Return, any Company Filed Tax Return, the Closing Date Consolidated Tax Return, the 2010 Consolidated Tax Return, any Jointly Filed Tax Return, and any amended Tax Returns with respect to the foregoing.

        Section 2.2    OBLIGATION TO REMIT TAXES.

        (a)   In General. Subject to Section 2.1 and Section 2.2(b), and subject always to the ultimate division of responsibility for Taxes set out in Section 2.3, Company and Newco shall each remit or cause to be remitted (by their respective Affiliates or otherwise) to the applicable Governmental Authority in a timely manner any Taxes due in respect of any Tax Return that such Party is required to file (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such Party or a member of such Party's Group to any Governmental Authority). In the case of any Jointly Filed Tax Return, the 2010 Consolidated Tax Return and the Closing Date Consolidated Tax Return, the Party that is primarily responsible for preparing and filing such Tax Return pursuant to Section 2.1 shall prepare and deliver to the other Party at least five (5) Business Days before payment of the relevant amount is due to a Governmental Authority a written notice (a "Tax Notice") containing the following information: (i) a copy of such Tax Return and (ii) a good faith estimate of the allocation of the Taxes reflected on such Tax Return to each of the Parties in accordance with the principles set forth in Section 2.3. Subject to Section 2.2(b), the Party not required to file such Tax Return shall remit (or cause to be remitted) to the other Party in immediately available funds the amount of any Taxes reflected on such Tax Return for which the former Party is responsible hereunder at least two (2) Business Days before payment of the relevant amount is due to a Governmental Authority and the Party required to file such Tax Return shall timely remit (or cause to be remitted) the entire amount of the payment obligation to the applicable Governmental Authority and shall thereafter promptly provide the Party not required to file the Tax Return with documentation evidencing its payment to the applicable Governmental Authority.

        (b)   Direct Payments to the IRS. Notwithstanding anything in this Section 2.2 to the contrary, Newco may, at is sole election, remit payment in respect of its portion of any Newco Taxes directly to the IRS, unless such direct payment is not permitted under applicable federal income Tax law. Company shall cooperate with Newco in making any such direct payment.

        Section 2.3    TAX SHARING OBLIGATIONS.

        (a)   Part D Group Taxes. Company and the members of the Part D Group shall be responsible for the payment of (and shall be entitled to any Refund for or with respect to) all Taxes and Liabilities described in Section 2.3(a)(i) and 2.3(a)(ii) (collectively, "Part D Group Taxes"):

          (i)    With respect to any Pre-Closing Period (or portion thereof), the Taxes and Liabilities that the Company Consolidated Group would have if during the entirety of the particular Taxable Period (or portion thereof), it owned only the Part D Assets, was liable for only the Part D Liabilities and conducted only the Medicare Part D Business, and assuming that each member of the Company Consolidated Group had the same status (e.g., as a life insurance company, or a non-life insurance company that was includible in the Company Consolidated Group) that it actually had during the relevant Taxable Period. The determination of any such Taxes for which Company is responsible pursuant to the preceding sentence for any Pre-Closing Period shall be made (v) treating the Medicare Part D Business as owned by a stand-alone affiliated group (within the meaning of Section 1504(a) of the Code) that files a consolidated federal Tax Return with Company as the common parent, (w) using methods and conventions consistent with Current Practices, (x) taking into account any and all carrybacks of Tax attributes of any member of the Part D Group arising after the Closing Date actually available in such Taxable Period (or portion thereof) in a manner consistent with Section 2.3(d)(iii)(Closing Period Carryback Refund and Closing Period Carryforward Payment Computational Principles), (y) assuming that all Holdco Items are Tax Items of the Newco Group and all Part D Holdco Items are Tax Items of the Part D Group, and (z) assuming that all intercompany transactions between members of the Part D Group, on the one hand, and members of the Newco Group, on the other hand, are taken into account as necessary within the Part D Group (and generate Tax Items within the Part D Group) pursuant to Treasury Regulation Section 1.1502-13 immediately before the Effective Time and in accordance with the Restructuring and other transactions necessary to separate the Part D Business from the Newco Business pursuant to the Separation Agreement. If the utilization of any of the Tax Items taken into account in the foregoing are limited pursuant to the use of the foregoing principles to a greater extent than limited in the actual Tax Returns of the Company Consolidated Group, then the actual limitation shall apply rather than the hypothetical limitation; and

          (ii)   Taxes and Liabilities resulting from any breach after the Closing Date of any covenant or obligation of any member of the Part D Group under this Agreement.

        (b)   Newco Taxes. Newco and the members of the Newco Group shall be responsible for the payment of (and shall be entitled to any Refund for or with respect to) all Taxes and Liabilities described in Sections 2.3(b)(i), 2.3(b)(ii), and Section 2.3(b)(iii) (collectively, "Newco Taxes"):

          (i)    With respect to any Pre-Closing Period (or portion thereof), all Taxes and Liabilities that the Company Consolidated Group or any of its members or their Business actually has other than the Taxes and Liabilities apportioned to the Part D Group in accordance with Section 2.3(a)(i) hereof. The determination of any such Taxes for which Newco is responsible pursuant to the preceding sentence for any Pre-Closing Period shall be made by (x) using methods and conventions consistent with Current Practices, (y) taking into account any and all carrybacks of Tax attributes of any member of the Newco Group arising after the Closing Date actually available in such Taxable Period (or portion thereof), and (z) assuming that all Holdco Items are Tax Items of the Newco Group.

          (ii)   Taxes and Liabilities resulting from any breach after the Closing Date of any covenant or obligation of any member of the Newco Group under this Agreement; and

          (iii)  Taxes and Liabilities resulting from all Merger and Restructuring Tax Items.

With respect to all Tax Returns for Pre-Closing Periods that end on or before December 31, 2010, for which Tax Returns have been filed prior to the date hereof, Company and Newco acknowledge and agree that Newco and each member of the Newco Group, on the one hand, and Company and each member of the Part D Group, on the other hand, shall be treated for purposes of this Agreement as having paid all Newco Taxes and Part D Group Taxes, as applicable, in respect of all Taxes shown as due on such Tax Returns.

        (c)   Estimated Tax Deposits. With respect to any deposit (including a payment of estimated Taxes) made in respect of any Pre-Closing Period (or portion thereof) that ends on the Closing Date, (i) if a deposit was made with a Governmental Authority (including a payment of estimated Taxes) by any member of the Newco Group (or a payment under a Tax Sharing Agreement was made by any member of the Newco Group), such deposit (or payment under a Tax Sharing Agreement in respect of such deposit) shall be credited to Newco and treated as paid by Newco for purposes of this Agreement (but in the case of a payment under a Tax Sharing Agreement only to the extent of deposits actually made by any member of the Part D Group to a Governmental Authority) and Newco shall be liable under this Agreement only for the amount of such Tax ultimately due in excess of the applicable deposit (or payment under a Tax Sharing Agreement in respect of such deposit), and (ii) the Company shall be credited with all deposits in excess of amounts credited to Newco pursuant to clause (i) of this Section 2.3(c) and treated as paid by Company for purposes of this Agreement and Company shall be liable under this Agreement only for the amount of such Tax ultimately due in excess of the amounts described in this clause (ii). If any estimated or actual Tax payments are due after the Closing Date, but before the filing of an applicable Tax Return (e.g., estimated payments or payments with the filing of any Tax Return requesting an extension), the amount for which Company, on the one hand, and Newco, on the other hand, shall be liable and required to pay shall be determined in accordance with the principles of this Agreement and each Party shall pay its required amount due in accordance with Section 2.2. Two (2) days before the filing of the applicable Closing Date Consolidated Tax Return, Company Filed Tax Return, or Jointly Filed Return, to the extent the amount of a deposit payment (or payment under a Tax Sharing Agreement to fund such deposit) described above exceeds the amount of Tax attributable to such deposit payment (or payment under a Tax Sharing Agreement to fund such deposit) that is ultimately due and such Party's responsibility for Taxes hereunder (x) Company shall pay (or cause to be paid) such excess to Newco or (y) Newco shall pay (or cause to be paid) such excess to Company, as applicable. This Section 2.3(c) is intended to further the provisions of Section 2.05(b) of the Separation Agreement related to the operation of a "closed system" and shall be applied and interpreted consistently therewith.

        (d)   Refunds and Tax Benefits

            (i)  Except as provided in Section 2.3(e), and except with respect to any Closing Period Carryback Refund payable to Newco in accordance with Section 2.3(d)(ii) below, any Refunds for any Pre-Closing Period shall be allocated between Newco and Company, respectively, based on the principles set forth in Section 2.3(a), Section 2.3(b), and Section 2.3(c). Any interest paid or payable by a Governmental Authority with respect to a Refund described in this Section 2.3(d) shall be allocated between Newco and Company by determining the amount of interest that accrued on a year-by-year basis and, then, allocating each year's accrued interest between Newco and Company in the same proportion as the Refund to which such interest relates is allocated. Refunds to which one Party (the "First Party") is entitled pursuant to this Agreement that are paid to the other Party (the "Second Party") or the members of the Second Party's Group pursuant to applicable Tax law and interest related thereto (if applicable), shall be remitted by the Second

  Party to the First Party within ten (10) Business Days after the Second Party Actually Receives such Refund (and related interest). If any such Refund is subsequently reduced as a result of any Final Determination, the First Party shall pay the amount of such reduction (and related interest) to the Second Party within five (5) days of receiving notice of such reduction from the Second Party.

           (ii)

            (1)   If the Company Consolidated Group or the Part D Group (or any Affiliate of the members of the Part D Group, including Parent) has Actually Received any Closing Period Carryback Refund, Parent shall pay to Newco the amount of any such Closing Period Carryback Refund in accordance with Section 3.2 (including the time periods for payment set forth therein). Parent shall file any applicable Tax Returns that Newco requests to be filed (including on Forms 1120X and 1139) pursuant to instructions from Newco in order to carry back the applicable Tax Asset arising in the Company Consolidated Group Pre-Closing Period that ends on the Closing Date to prior Taxable Periods of the applicable Group and to obtain Refunds, including by filing amended Tax Returns, as necessary. All such Tax Returns shall be prepared in a manner consistent with the second sentence in Section 2.1(a)(i) and shall be subject to the procedures specified in Section 2.1(a)(i). To the extent that the Tax Assets attributable to the Merger and Restructuring Tax Items (and not to any other Tax Items) are not exhausted after carrying them back to the earliest Taxable Periods available, Parent shall (or shall cause its Affiliates to) file future Tax Returns of the Parent Group using such Tax Items and Parent shall pay (or cause to be paid) to Newco the amount of any Tax Benefit Actually Received by Parent (or any of its Affiliates) by reason of such Tax Assets (such amounts, the "Closing Period Carryforward Payments") in accordance with Section 3.2 (including the time periods for payment set forth therein). The Parties shall cooperate with each other to effectuate any claim for such Closing Period Carryback Refund or Tax Benefit that would generate a Closing Period Carryforward Payment.

            (2)   If all or any part of a (x) Closing Period Carryback Refund attributable to Tax Assets attributable to the Merger and Restructuring Tax Items or (y) Tax Benefit that generated a Closing Period Carryforward Payment is reduced or disallowed after a Final Determination, within five (5) Business Days after receiving notice from Parent that such Refund or Tax Benefit was reduced or disallowed, which notice shall contain copies of any documents received from a Governmental Authority regarding such reduction or disallowance and supporting documents in sufficient detail for Newco to verify its obligations hereunder, Newco shall pay to Parent an amount equal to the amount of such Closing Period Carryback Refund or Closing Period Carryforward Payment attributable to such disallowed or reduced Refund or Tax Benefit, that Parent paid to Newco in accordance with Section 2.3(d)(ii)(1) and Section 3.2, and any interest, penalties or additions to tax imposed as a result of such reduction or disallowance, (the "Closing Period Indemnity Amount"); provided that at Newco's option such payments may first be made from funds held in the Holdback Account. If Newco and Parent dispute the amount of the Closing Period Indemnity Amount, Newco shall pay to Parent the undisputed portion of the Closing Period Indemnity Amount within such time period described in the preceding sentence and the Parties shall negotiate in good faith to determine the Closing Period Indemnity Amount. If the Parties cannot reach agreement within sixty (60) days of the reduction or disallowance of the Closing Period Carryback Refund or Tax Benefit that generates a Closing Period Carryfoward Payment pursuant to a Final Determination or the filing of the applicable Tax Return, the Closing Period Indemnity Amount shall be determined by a Tax Advisor in accordance with Section 8.1 hereof. If the Closing Period Indemnity Amount, as finally determined by the Parties or the Tax Advisor pursuant to the preceding sentence, is greater than the undisputed amount that Newco paid to

    Parent, Newco shall pay such additional amount to Parent, no later than five (5) days after such final determination of the Closing Period Indemnity Amount.

          (iii)  Closing Period Carryback Refund and Closing Period Carryforward Payment Computational Principles. As a computational matter, for purposes of determining the Closing Period Carryback Refund and the Closing Period Carryforward Payments pursuant to this Agreement:

            (1)   The Parties shall treat all losses included in Merger and Restructuring Tax Items ("Merger and Restructuring Losses") as used before operating losses of Part D Business for the Taxable Period beginning January 1, 2011 and ending on the Closing Date ("Part D Operating Losses"), and shall treat such Merger and Restructuring Losses as carried back to taxable years of the Company Consolidated Group to generate a Refund to which only Newco will be entitled to the extent of cash taxes paid by the Company Consolidated Group in calendar years 2010, 2009, and 2008, as applicable.

            (2)   The Parties shall treat Part D Operating Losses as carried forward and used first before any Merger and Restructuring Losses that remain after being carried back pursuant to Section 2.3(d)(iii)(1) (such remaining losses, the "Remaining Merger and Restructuring Losses"), subject to applicable limitations under Section 382 of the Code, and Parent (and its Affiliates) shall be entitled to all Tax Benefits attributable to such Part D Operating Losses.

            (3)   After all Part D Operating Losses have been reduced to zero, the Parties shall treat the Remaining Merger and Restructuring Losses as carried forward, subject to applicable limitations under Section 382 of the Code. The Parties shall treat the carry forward period with respect to Remaining Merger and Restructuring Loss as terminating December 31, 2016, and Parent shall not be obligated to pay Newco any Closing Period Carryforward Payments with respect to the Remaining Merger and Restructuring Loss after that date.

        (e)   Carrybacks. Except with respect to any Closing Period Carryback Refund payable to Newco in accordance with Section 2.3(d)(ii) above, if Newco and/or Company incurs a Tax Item on or after the Closing Date which may be carried back (a "Carryback") to generate a Refund for the Company Consolidated Group for any Pre-Closing Period, then such Refund shall be allocated between Newco and Company in accordance with the procedure set forth in Section 2.3(d)(i). For purposes of this Section 2.3(e), Carrybacks of Tax Items arising in earlier taxable periods shall be considered before Carrybacks of Tax Items arising in subsequent taxable periods. At the good faith request of the Party desiring to carry back its Tax Item, Company shall prepare and file the appropriate Tax Return to claim the Refund arising from the carryback; provided that the filing of such Tax Return would not result in Parent or Company being required to establish or increase a FIN 48 reserve that would, taken together with all other FIN 48 reserves established or increased pursuant to this Section 2.3(e), Section 2.1(a)(i), Section 2.4(a), and Section 8.18 of the Merger Agreement, be in excess of seven million five hundred thousand dollars ($7,500,000). All such Tax Returns shall be prepared in a manner consistent with the second sentence in Section 2.1(a)(i) and shall be subject to the procedures specified in Section 2.1(a)(i) (including, for the avoidance of doubt, the Dispute resolution procedures set forth therein). The Parties shall cooperate with each other (and cause their respective Affiliates to cooperate) to effectuate any claim for such Refund. Parent shall (i) pay to Newco the amount of such Refund and interest related thereto (determined in a manner consistent with Section 2.3(d)(i)), net of any net Taxes imposed on the Refund and interest related thereto and of any third-party costs and expenses related thereto, to which Newco is entitled in accordance with this Section 2.3(e) within five (5) Business Days after the date such Refund is Actually Received, and (ii) be entitled to retain the amount of such Refund (and any interest determined in a manner consistent with Section 2.3(d)(i)) to which it is entitled in accordance with this Section 2.3(e); provided that any such Refund, together with any Refund previously paid pursuant to this Section 2.3(e) and Section 2.4(a), would be in excess of five million dollars ($5,000,000) shall be subject to a one hundred percent (100%) holdback, similar to the Holdback Amount, that will be held in a separate Holdback Account and released to Newco on the earlier of (x) the expiration of the applicable statute of limitations under Section 6501(h) (subject to applicable extensions consented to by Newco, which shall not be unreasonably withheld, conditioned, or delayed), and (y) the completion of the applicable audit of transactions generating the such Refund or if, in Newco's sole discretion, an appeal is taken, when there is a Final Determination with respect to any such audit. Any reasonable and documented third party costs of Parent (or its Affiliates) related to preparing or reviewing any such amended Tax Returns pursuant to this Section 2.3(e) shall be borne by Newco.

        (f)    Except as otherwise provided in Section 2.3(d) or Section 2.3(e) at the request and expense of Newco or Company, as the case may be, and subject to the consent of Company or Newco, respectively, not to be unreasonably withheld or delayed, each of Company and Newco (and their respective Affiliates) respectively, shall take any action necessary to obtain any Refund of a Tax or item included in any Tax Return filed by the Part D Group or the Newco Group, respectively, (including through filing appropriate amended Tax Returns with the applicable Governmental Authority) to which any member of the Newco Group or the Part D Group is entitled pursuant to this Agreement.

        (g)   Termination of Tax Sharing Agreements. Any and all prior Tax sharing or allocation agreements or practices ("Tax Sharing Agreements") between any member of the Part D Group and any member of the Newco Group shall be terminated with respect to the Newco Group as of the Closing Date, and no member of the Newco Group shall have any continuing rights or obligations thereunder.

        Section 2.4    AMENDED RETURNS.

        (a)   Until December 31, 2012 (and thereafter in respect of amended Tax Returns relating to the good faith resolution of a Tax Contest or a Final Determination), to the extent permitted by applicable Tax law, Newco shall have the right to require Company to file, and Company shall have the right to file, an amended Company Consolidated Group Tax Return for any Taxable Period ending on or before the Closing Date, if and only if (x) the new positions desired to be reflected on such amended Tax Return could have been reported on the original Tax Return had they been included in the original Tax Package and prepared in a manner consistent with Current Practices, (y) Newco provides Company with a legal opinion from Paul, Weiss that the new position is more likely than not to be sustained, and (z) the filing of such Tax Return would not result in Parent or Company being required to establish or increase a FIN 48 reserve that would, taken together with all other FIN 48 reserves established or increased pursuant to this Section 2.4(a), Section 2.3(e), Section 2.1(a)(i), and Section 8.18 of the Merger Agreement, be in excess of seven million five hundred thousand dollars ($7,500,000). Company, at Newco's request, shall promptly file amended Tax Returns that satisfy the requirements of the previous sentence. Either Party, acting in good faith, shall be entitled to extend, or cause to be extended, the applicable statute of limitations for any Taxable Period that includes or ends prior to the Closing Date if such extension is reasonably necessary in connection with filing an amended Company Consolidated Group Tax Return in accordance with this Section 2.4(a). Notwithstanding anything to the contrary contained herein, any Refund resulting from an amendment of a Tax Return pursuant to this Section 2.4(a), together with any Refund previously paid pursuant to this Section 2.4(a) and Section 2.3(e), that is in excess of million dollars ($5,000,000) shall be subject to the (100%) holdback described in Section 2.3(e). Any reasonable and documented third party costs of Parent (or its Affiliates) related to preparing or reviewing any such amended Tax Returns shall be borne by Newco.

        (b)   Newco shall have primary responsibility for preparing any amended Tax Return permitted to be amended and filed in accordance with Section 2.4(a)(i). The Party requesting the filing of an amended Tax Return shall prepare and deliver a new Tax Package to Company, which shall be prepared in a manner consistent with Current Practices. All amended Tax Returns shall be prepared in a manner consistent with the second sentence in Section 2.1(a)(i) and shall be subject to the procedures specified in Section 2.1(a)(i).

        (c)   Unless (i) otherwise provided by this Agreement, (ii) required by applicable law, or (iii) the other party provides its consent (which shall not be unreasonably withheld, delayed on or conditioned), neither Newco nor Company shall, and Newco and Company shall not permit any member of their respective Groups, file any amended Tax Return that includes any member of the other Group.

ARTICLE III

COVENANTS

        Section 3.1    TAX TREATMENT.    In General. The Parties (i) shall, if Newco Preferred Stock has been sold in accordance with Section 2.01(b) of the Separation Agreement, and the conditions of Section 3.2(a)(i), (ii) and (iii) herein are satisfied, treat the transfer of the stock of the Newco Transferred Entities as "qualified stock purchases" within the meaning of Section 338(d)(3) of the Code, (ii) shall treat the transactions in connection with the Merger in a manner consistent with Revenue Ruling 79-273, 1979-2 CB 125, and (iii) shall not take any position inconsistent with the treatment described in clauses (i) and (ii) (such treatment, the "Tax Treatment") above on any Tax Return, in any Tax Contest, or otherwise unless required by a Final Determination.

        Section 3.2    SECTION 338(h)(10) ELECTION PROCEDURES.TIMING OF CLOSING PERIOD CARRYBACK REFUND AND CLOSING PERIOD CARRYFORWARD REFUND PAYMENTS.

        (a)   Section 338(h)(10) Election. Parent shall, or shall cause one or more of its Affiliates to, join with Newco (or its Affiliates) in making an election under Section 338(h)(10) of the Code and any corresponding or similar elections under state, local or foreign Tax law (collectively the "Section 338(h)(10) Elections"), with respect to the purchase and sale of the stock of each of the Transferred Subsidiaries in connection with the Restructuring if the following conditions are satisfied:

            (i)  MLTN Opinion. Paul, Weiss delivers the MLTN Opinion to Parent in accordance with Section 3.2(a)(iii).

           (ii)  Tax Basis Study. Deloitte delivers a Tax Basis Study to Parent in accordance with Section 3.2(a)(iii).

          (iii)  Newco delivers (or causes its Affiliates to deliver) the MLTN Opinion and the Tax Basis Study to Parent at least thirty (30) calendar days before the earlier of (x) due date for filing the Closing Date Consolidated Tax Return, including applicable extensions and (y) the filing deadline for the U.S. Federal Section 338(h)(10) Elections with respect to the Transferred Subsidiaries.

          (iv)  If the foregoing conditions in Section 3.2(a)(i) and (ii) are not satisfied within the time period set forth in Section 3.2(a)(iii), the Parties (x) shall not be required to make the Section 338(h)(10) Election with respect to the Transferred Subsidiaries and the remainder of the provisions of this Section 3.2 shall not apply, and (y) and agree that no Tax Benefits shall arise in respect of the transfer of the Transferred Subsidiaries or the sale of the Newco Preferred Stock with respect to which Parent is obligated to make payments pursuant to this Agreement.

        (b)   Payments if Specified Conditions Are Satisfied.

            (i)  If Parent or any of its Affiliates receives the Closing Period Carryback Refund or Tax Benefits that would generate a Closing Period Carryforward Payment and (x) the IRS has issued the Private Letter Ruling, (y) Paul, Weiss has delivered the Should Opinion, and (z) Deloitte has delivered the Tax Basis Study, then Parent shall (or shall cause its Affiliates to) pay to Newco the excess if any of any Closing Period Carryback Refunds received over the applicable Holdback

  Amount within five (5) days after Actually Received and Parent shall (or shall cause its Affiliates to) pay to Newco one hundred percent (100%) of the Closing Period Carryforward Payments less the applicable Holdback Amount with respect to any Closing Period Carryforward Payment within five (5) days after Parent Actually Receives the Tax Benefits generating such Closing Period Carryforward Payments, and in each case shall deposit all Holdback Amounts in the Holdback Account. If Parent or any of its Affiliates receives Closing Period Carryforward Refunds or Tax Benefits that generate a Closing Period Carryforward Payment before the conditions set forth in clauses (x), (y), and (z) are satisfied and such all conditions are thereafter satisfied, Parent shall pay (or cause its Affiliates to pay) to Newco the amounts that would otherwise have been payable under this Section 3.2(b)(i) had such conditions been satisfied at the time Parent Actually Received such Closing Period Carryback Refund or Tax Benefits that generated a Closing Period Carryforward Payment, and shall pay such amounts hereunder to Newco within five (5) days such conditions are satisfied, together with the amount of interest actually earned on the amounts held back pursuant to Section 3.2(c), net of Taxes actually paid with respect to such interest.

           (ii)  Parent shall retain the Holdback Amount until the earlier of (x) the expiration of the applicable statute of limitations under Section 6501(h) (subject to applicable extensions consented to by Newco, which shall not be unreasonably withheld, conditioned, or delayed), and (y) the completion of the applicable audit of transactions generating the Merger and Restructuring Tax Items, or if, in Newco's sole discretion, an appeal is taken, when there is a Final Determination with respect to any such audit. Parent shall hold the Holdback Amount of such Closing Period Carryforward Payments and Closing Period Tax Refunds that Parent receives hereunder in a separate account (the "Holdback Account") for the benefit of Newco and shall pay such amounts hereunder to Newco five (5) days after the earlier of the events described in the preceding sentence occurs, together with the amount of interest actually earned on the amounts in the account, net of Taxes actually paid with respect to such interest.

        (c)   Payments if Specified Conditions are Not Satisfied. Subject to the second sentence of Section 3.2(b)(i), if Parent or any of its Affiliates receives the Closing Period Carryback Refund or Tax Benefits that would generate a Closing Period Carryforward Payment and (x) the IRS has not issued the Private Letter Ruling, (y) Paul, Weiss has not delivered the Should Opinion, or (z) Deloitte has not delivered the Tax Basis Study, then Parent shall retain such Closing Period Carryforward Payments and Closing Period Tax Refunds until the earlier of (x) the expiration of the applicable statute of limitations under Section 6501(h) (subject to applicable extensions consented to by Newco, which shall not be unreasonably withheld, conditioned, or delayed), and (y) the completion of the applicable audit of transactions generating the Merger and Restructuring Tax Items, or if, in Newco's sole discretion, an appeal is taken, when there is a Final Determination with respect to any such audit. Parent shall hold the such Closing Period Carryforward Payments and Closing Period Tax Refunds that Parent receives hereunder in a separate account for the benefit of Newco and shall pay such amounts hereunder to Newco five (5) days after the earlier of the events described in the preceding sentence occurs, together with the amount of interest actually earned on the amounts in the account, net of Taxes actually paid with respect to such interest.

        (d)   Other Procedural Matters Regarding the Section 338(h)(10) Elections. Newco shall prepare, and Newco and Parent, as applicable, shall timely file (or cause to be filed) all forms (including IRS Form 8883) and documents required in connection with the Section 338(h)(10) Election and, to the extent applicable, include such forms in the Newco Tax Package. With respect to any such forms not included in the Newco Tax Package, Newco shall deliver to Company for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of any such forms at least ten (10) Business Days prior to the due date (giving effect to any validly obtained extension thereof). For the purpose of making the Section 338(h)(10) Election, on or prior to the Closing Date, Newco and Company each shall, or shall cause their respective Affiliates to, execute two

(2) copies of IRS Form 8023 (or successor form) with respect to each Transferred Subsidiary with respect to which a Section 338(h)(10) Election may be made. Company shall execute (or cause to be executed) and deliver to Newco such additional or substitute documents or forms as are reasonably requested to complete the Section 338(h)(10) Election at least ten (10) days prior to the date such documents or forms are required to be filed, and shall take (or cause to be taken) all actions necessary and appropriate to effect and preserve the Section 338(h)(10) Elections. Neither Newco nor Company shall (nor shall they permit any of their respective Affiliates to) take any action that would reasonably be expected to cause the Section 338(h)(10) Elections, if made, to be invalid and each of the foregoing shall not, and shall cause their respective Affiliates not to, take any position contrary thereto unless required pursuant to Final Determination.

        Section 3.3    PRIVATE LETTER RULING AND SHOULD OPINION COOPERATION. Newco shall have the primary responsibility for preparing the request for a Private Letter Ruling and any related submissions (collectively, the "Ruling Request"). In addition to the provisions of Section 6.1, which shall, for the avoidance of doubt, apply to the Ruling Request and the Should Opinion, Company shall (and shall cause it Affiliates to) use reasonable best efforts to cooperate with Newco with respect to the preparation of the Ruling Request and the Should Opinion, including by causing representatives of Company and its Affiliates to make factual representations to the IRS and Paul, Weiss that such representatives in good faith believe to be true, executing powers of attorney so that representatives of Newco can represent the members of the Part D Group and Parent, as applicable, in connection with the Ruling Request, if the Ruling Request as not been submitted before the Closing Date, providing Newco with IRS Forms 2848 (and similar forms necessary so that Newco and its representatives can represent the Company before the IRS), and signing the Ruling Request if necessary. Newco shall deliver to Parent for its review any proposed submission to the IRS with respect to the Private Letter Ruling prior to delivering such submission to the IRS, and Newco shall, in good faith, take into consideration Parent's reasonable comments. In furtherance of the foregoing, Newco shall deliver to Parent (i) the initial proposed submission at least ten (10) Business Days prior to filing and (ii) any subsequent proposed submission at least five (5) Business Days prior to filing. Representatives of Parent shall be entitled to participate in all meetings and any other discussions between representatives of Newco and the IRS regarding the Private Letter Ruling.

        Section 3.4    SECTION 336(E) ELECTION.    To the extent that the provisions of Section 3.2 do not apply pursuant to Section 3.2(a)(iv), upon Newco's request, Company and Parent shall cooperate with Newco and take all reasonable steps to make an election under Section 336(e) of the Code with respect to any member of the Newco Group if permitted by applicable Treasury Regulations, and shall not make any such election under Section 336(e) with respect to any member of the Newco Group absent a request to do so from Newco.

        Section 3.5    ADDITIONAL ELECTION.    To the extent that the provisions of Section 3.2 do not apply pursuant to Section 3.2(a)(iv), at Newco's option and upon Newco's request, Company shall make, and shall cause UAC Holdings or any other affiliate of Company to make, as applicable, by filing the applicable Tax Return, the election described in Treasury Regulation Section 1.1502-36(d)(6)(i)(A) to reduce the basis of stock of Newco and, if requested by Newco of any other member of the Newco Group in an amount to be determined in Newco's sole discretion, so that no attribute reduction under Treasury Regulation Section 1.1502-36(d) applies with respect to any member of the Newco Group unless Newco agrees to such attribute reduction.

        Section 3.6    MITIGATION/COOPERATION.    Except as otherwise provided in this Agreement, each Party (for itself and its Affiliates) (i) shall not take any action reasonably expected to result in an increased Tax liability to another Party or Group, a reduction in a Tax Asset of another Party or Group, or an increased liability to another Party or Group under this Agreement and (ii) shall take any action reasonably requested by another Party that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to such requesting Party of Group; provided, that such action does not result in any additional direct or indirect cost not fully compensated for by the requesting Party.

        Section 3.7    PARENT CONSOLIDATED GROUP.    Company (and the other members of the Part D Group to the extent permitted under Section 1504(c) of the Code and the Treasury Regulations promulgated thereunder) shall become members of the Parent Group on the day after the Closing Date.

ARTICLE IV

INDEMNITY OBLIGATIONS AND PAYMENTS

        Section 4.1    INDEMNITY OBLIGATIONS.

        (a)   Company shall indemnify and hold harmless Newco, each member of the Newco Group and their respective directors, officers and employees (collectively, the "Newco Indemnitees") from and against, and will reimburse the Newco Indemnitees for, without duplication:

            (i)  all Part D Group Taxes;

           (ii)  any failure by Company to make a payment required to be made by Company pursuant to this Agreement to Newco or a Governmental Authority when due;

      and

          (iii)  except for any Taxes described in Sections 4.1(b)(i), (ii), (iii) and (iii), any Taxes of Company or any member of the Part D Group imposed on any member of the Newco Group by reason of being severally liable for such Taxes pursuant to Treasury Regulations Section 1.1502-6, Section 1.1502-78, or any analogous provision of Tax law.

        (b)   Newco shall indemnify and hold harmless Company, each member of the Part D Group and their respective directors, officers and employees (collectively, the "Part D Group Indemnitees") from and against, and will reimburse the Part D Group Indemnitees for, without duplication:

            (i)  all Newco Taxes;

           (ii)  any failure by Newco to make a payment required to be made by Newco pursuant to this Agreement to Company or a Governmental Authority when due;

          (iii)  except for any Taxes described in Sections 4.1(a)(i), (ii) and (iii), any Taxes of Newco or any member of the Newco Group imposed on any member of the Part D Group by reason of being severally liable for such Taxes pursuant to Treasury Regulations Section 1.1502-6, Section 1.1502-78, or any analogous provision of Tax law.

        (c)   Transfer Taxes. Newco shall bear all Transfer Taxes arising or in connection with the Restructuring and transactions pursuant to the Separation Agreement, other than any Transfer Taxes arising in respect of the transfer of Part D Assets pursuant to the Separation Agreement, which Newco and Parent shall bear equally. Parent and Newco shall each bear 50% of all Transfer Taxes arising or in connection with the Merger.

        Section 4.2    NOTICE.    The Parties shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.

        Section 4.3    TREATMENT OF PAYMENTS.

        (a)   Any payment (other than interest described in Section 4.3(b) or interest received on any Refund) made between the Parties pursuant to this Agreement shall be treated for all Tax purposes as a nontaxable payment (i.e., a distribution from Newco to Company or a capital contribution from Company to Newco, as the case may be) made immediately prior to the Merger and, accordingly, not includible in the income of the recipient or deductible by the payor. No Party shall take any position inconsistent with this treatment on any Tax Return or in any Tax Contest, and the Parties shall challenge in good faith any other characterization of such payments by a Governmental Authority.

        (b)   Any payment that is not made within the period prescribed in this Agreement (the "Payment Period") shall bear interest at the Applicable Rate for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment. Notwithstanding Section 4.3(a), the interest payment shall be treated as interest expense to the payor (deductible to the extent provided by applicable Tax law) and as interest income by the recipient (includible in income to the extent provided by applicable Tax law).

ARTICLE V

TAX CONTESTS

        Section 5.1    NOTICE.    Company shall promptly notify Newco in writing upon receipt by Company or any member of the Part D Group of a written communication from any Governmental Authority with respect to any pending or threatened deficiency, inquiry, notice, audit, dispute, suit, action, examination, proposed assessment or other administrative or judicial proceeding (a "Tax Contest") concerning any Taxes for which Newco may be liable under this Agreement. Newco shall promptly notify Company in writing upon receipt by Newco or any member of the Newco Group of a written communication from any Governmental Authority with respect to any Tax Contest concerning any Taxes for which Company may be liable under this Agreement. The failure of one Party to promptly notify the other Party in accordance with the two preceding sentences shall not relieve the other Party of any obligation under this Agreement, except to the extent that the failure promptly to notify such other Party actually prejudices the ability of the other Party to contest such Tax Contest.

        Section 5.2    CONTROL OF TAX CONTESTS.    Subject to Section 5.5, Newco and Company shall jointly control the conduct, settlement, compromise or other resolution of any Tax Contest for any Taxable Period (or portion thereof) (x) ending on or before the Closing Date or (y) beginning before and ending after the Closing Date; provided, however, that if the potential adverse effect (including collateral effects) on one Party with respect to a particular issue raised in a Tax Contest is de minimis (after taking into account any payment obligations under this Agreement), then such Party shall only have the right to participate in, and shall not share in the control of, such issue. Newco and Company shall equally bear the cost of counsel and other advisors jointly selected to assist with matters related to issues that are jointly controlled, but shall otherwise bear their own out-of-pocket expenses incurred in connection with a Tax Contest. Where Newco and Company jointly control an issue in a Tax Contest, neither party may settle that issue without the other party's consent, which consent shall not be unreasonably withheld, conditioned or delayed. Where a Tax Contest is part of a larger dispute or action with the taxing authorities, the rights and obligations of the parties as set forth in this Section 5.2, shall, to the extent practicable, only apply with respect to the specific issues raised in the Tax Contest.

        Section 5.3    CONTROL OF CONTESTS BY NEWCO.    Newco shall have the primary responsibility over the conduct, settlement, compromise or other resolution of any Tax Contest involving any Newco Filed Tax Return. Upon request by Company, Company shall, at Company's expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of Company or any member of the Part D Group under this Agreement, and Newco shall not settle any such Tax Contest (or portion thereof, as applicable) without the consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed.

        Section 5.4    CONTROL OF CONTESTS BY COMPANY.    Subject to Section 5.5, Company shall have the primary responsibility over the conduct, settlement, compromise or other resolution of any Tax Contest involving any Company Filed Tax Return. Upon request by Newco, Newco shall, at Newco's expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of Newco or any member of the Newco Group under this Agreement, and Company shall not settle any such Tax Contest (or portion thereof, as applicable) without the consent of Newco, which consent shall not be unreasonably withheld, conditioned or delayed.

        Section 5.5    TAX CONTEST RELATED TO MERGER AND RESTRUCTURING TAX ITEMS.    Notwithstanding any other provision of this Article V to the contrary, Newco shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of each Group (and any member thereof) in any Tax Contest or portion thereof relating, in whole or in part, to Merger and Restructuring Tax Items and, subject to the last sentence of this section 5.5, to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest or portion thereof, as applicable. Newco's rights pursuant to this Section 5.5 shall extend to any matter pertaining to the management and control of the Tax Contest or portion thereof related to Merger and Restructuring Tax Items, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item; provided, that Company may participate in Tax Contests or portion thereof relating to Merger and Restructuring Tax Items described in this Section 5.5 at its own expense, and Newco shall not settle such Tax Contest without the consent of the Company (which consent shall not to be unreasonably withheld, delayed or conditioned) if settlement imposes any obligation on a member of the Part D Group (other than (x) the obligation to make payments to Newco in respect of any Refund pursuant to the terms of this Agreement, (y) any other obligation expressly contemplated by this Agreement other than an increase in Part D Taxes, and (z) any other obligation for which the Part D Group is fully indemnified hereunder and which indemnity is fully cash collateralized or fully supported by an unconditional letter of credit).

        SECTION 5.6    RECALCULATION OF THE SHARE OF LIABILITY TO REFLECT ADJUSTMENTS.    Newco and Company shall bear any Taxes owed by reason of a resolution of an issue or issues in a Tax Contest (the "Resolution") in accordance with this Section 5.6. Liability for Newco Taxes and Liability for Part D Group Taxes shall each, for the Taxable Period to which the Resolution relates, be recomputed, as applicable, to take into account the adjustments required by the Resolution in accordance with the principles of Section 2.3(a), 2.3(b), and 2.3(c); provided, however, that any interest or penalties owed as part of the Resolution shall be excluded from such recomputation and shall be allocated in accordance with the last three sentences of this Section 5.6(a). Subject to the following sentence, (i) Newco's share of any additional Taxes shall be equal to the excess, if any, of the amount of Newco Taxes, as recomputed in accordance with this Section 5.6(a), over the amount of Newco Taxes, as originally computed (or previously recomputed in accordance with this Agreement, as the case may be) and (ii) Company's share of any additional Taxes shall be equal to the excess, if any, of the amount of Part D Group Taxes, as recomputed in accordance with this Section 5.6(a), over the amount of Part D Group Taxes, as originally computed (or previously recomputed in accordance with this Agreement, as the case may be). The amounts described in the previous sentence shall be subject to equitable adjustment to the extent that either Party receives or incurs a correlative adjustment (whether as a benefit or burden) that is disproportionate to the manner in which the liability due from the Resolution was borne. For purposes of making an equitable adjustment pursuant to the preceding sentence, the correlative adjustment (whether as a benefit or burden) at issue shall be determined in accordance with Section 5.6(d). Subject to Section 5.6(c), any interest owed as part of a Resolution (except interest on Tax penalties) shall be allocated between Newco and Company by determining the amount of interest that accrued on a year-by-year basis and, then, allocating each year's accrued interest between Newco and Company in the same proportion as the Tax Liability to which such interest relates is allocated. Subject to Section 5.6(c), any Tax penalties (other than interest on such penalties, which interest shall be allocated in accordance with the following sentence) owed as part of a Resolution shall be allocated between Newco and Company in the same proportion as the Tax Liability to which such penalty relates is allocated. Any interest owed on Tax penalties imposed as part of a Resolution shall be allocated between Newco and Company by determining the amount of interest that accrued on such penalties on a year-by-year basis and, then, allocating each year's accrued interest between Newco and Company in the same proportion as such penalties to which such interest relates is allocated.

        (b)   Each Party shall make (and shall cause its Affiliates to make) any payments required to be made to a Governmental Authority, or to any other Party (or its Affiliates) for payment to a Governmental Authority, in respect of the amount of redetermined Part D Group Taxes and/or Newco Taxes pursuant to Section 5.6(a) in accordance with the timing and procedural principles of Section 2.2.

        (c)   Interest Netting. For purposes of Sections 2.3(d), 2.3(e), and 5.6, interest payable to or receivable from a Governmental Authority shall be calculated as if the Interest Netting Rules did not apply in respect of any underpayment for which Company or Newco is responsible under this Agreement and any overpayment to which the other Party is entitled under this Agreement. To the extent that the net amounts actually payable or receivable by the Parties in respect of interest differ from the amount payable to or receivable from the relevant Governmental Authority, the difference shall be shared in an equitable manner pro rata to the relative entitlements and obligations of the Parties pursuant to this Agreement. In addition, any interest that would be receivable by a party pursuant to the first sentence of this section but is not actually received in cash shall be treated as actually received when it reduces the amount that otherwise would be payable in cash or by way of offset to a Governmental Authority.

        (d)   Correlative Adjustments. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement shall provide for payment for an indemnity or other recovery for any Taxes or Liabilities or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity, as well as any other correlative adjustments to Taxes in other periods. For example, (x) if a Tax Contest for a Pre-Closing Period results in an additional Tax for a member of the Newco Group, which would increase the stock basis or other Tax Item of the applicable member of the Newco Group and indirectly reduce the Merger and Restructuring Taxes, Company shall not be entitled to payments hereunder for the Tax arising from such Tax Contest to the extent Newco has otherwise paid Company for Merger and Restructuring Taxes calculated using the lower stock basis (before adjustment as a result of such additional Tax) in the member of the Newco Group and (y) if a Section 338(h)(10) Election is made with respect to an Applicable Subsidiary, and, as a result of a Tax Contest for a Pre-Closing Period, the Tax Items of such Transferred Subsidiary are increased, which increases the basis of the assets of the Transferred Subsidiary, the Company shall not be required to pay Newco for any Taxes for which it would be liable if it also is required to pay Newco a Closing Period Carryback Refund or Closing Period Tax Payment attributable to the Tax Items generated by such Tax Contest. For purposes of Section 5.6, correlative adjustments shall be taken into account at the earliest time under applicable federal Income Tax Law as in effect on the date such calculation is made.

ARTICLE VI

COOPERATION

        Section 6.1    GENERAL.    Each Party shall, and shall cause each Group Member to, as applicable, cooperate with the other Party and its agents, including accounting firms and legal counsel, in connection with Tax matters relating to any Group Member including (i) the preparation and filing of Tax Returns, (ii) determining the liability for and the amount of any Taxes due (including estimated Taxes) or the right to an amount of any refund of Taxes, (iii) any Tax Contest, and (iv) any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. Such cooperation shall include making all information and documents, including Tax Records, in any Group Member's possession relating to any Group Member available to the other Party for inspection during normal business hours upon reasonable notice, upon request by the other Party, providing copies, at the expense of the Party providing such information and documents, of such information and documents, including Tax Records, and including, where appropriate or necessary, providing a power of attorney to the other Party (or its Affiliates). Each Party shall also make available to the other Party, as reasonably requested and available, personnel (including each Group Member's officers, directors, employees and agents) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any Tax Contest. Any information or documents provided under this Section 6.1 shall be kept confidential by the Party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest.

ARTICLE VII

RETENTION OF RECORDS; ACCESS

        Section 7.1    RETENTION OF RECORDS; ACCESS.    For so long as the contents thereof may become material in the administration of any matter under applicable Tax law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statute of limitations (taking into account extensions) and (ii) seven (7) years after the Closing Date, the Parties shall (and shall cause their Affiliates to) retain Tax Records necessary for the preparation and filing of all Tax Returns in respect of Taxes of any member of either the Part D Group or the Newco Group for any Taxable Period or for any Tax Contests relating to such Tax Returns. At any time after the Closing Date that a Party (or any Affiliate) proposes to destroy such Tax Records, it shall first notify the other Party in writing. Such notification shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed. At its own cost and expense, the other Party shall be entitled to receive such materials or information proposed to be destroyed. Company shall be entitled, at its election at any time and at its expense, to obtain a copy of any and all Tax Records that relate to the Company Consolidated Group (or any non-consolidated members thereof, or the life-life consolidated group of which American Exchange was the common parent prior to 2008) for Pre-Closing Periods. Any information or documents provided under this Section 7.1 shall be kept confidential by the Party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest.

ARTICLE VIII

DISAGREEMENT RESOLUTION

        Section 8.1    DISAGREEMENT RESOLUTION.    The Parties shall attempt in good faith to resolve any disagreement arising under this Agreement, including any dispute in connection with a claim by a third party, (any such disagreement or dispute, a "Disagreement"). Either Party may give the other Party written notice of any Disagreement not resolved in the normal course of business. If such a Disagreement is not resolved within thirty (30) days following the date on which one Party gives such notice, the Parties shall jointly retain a Tax Advisor, to act as an arbitrator in order to resolve the Disagreement. The Tax Advisor's determination as to any Disagreement shall be made in accordance with the terms of this Agreement and shall be final and binding on the Parties and not subject to collateral attack for any reason (other than manifest error). To the extent the Tax Advisor cannot resolve a Disagreement before the filing of an applicable Tax Return, provisions similar to those in Section 2.1(a)(i) shall apply, and the Parties shall file amended Tax Returns, as necessary, taking into account the Tax Advisor's final resolution of a Disagreement. All fees and expenses of the Tax Advisor shall be shared equally by Company, on the one hand, and Newco, on the other hand; provided, however, if the Tax Advisor entirely sustains the position of one Party in any Dispute or Disagreement without change, the other Party shall bear all of the fees and expenses of the Tax Advisor with respect to any such Dispute or Disagreement. This Section 8.1 shall be subject in its entirety to the more specific provisions set forth in Section 2.1(a)(i) (and such other provisions of this Agreement where those provisions are applied) regarding the filing of the 2010 Consolidated Tax Return and Closing Date Consolidated Tax Return.

ARTICLE IX

MISCELLANEOUS PROVISIONS

        Section 9.1    APPLICATION TO SUBSIDIARIES.    This Agreement is being entered into by Company and Newco on behalf of themselves and the members of their respective Groups (including future Affiliates).

        Section 9.2    SURVIVAL.    All representations, covenants and obligations contained in this Agreement shall survive until sixty (60) days after the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

        Section 9.3    NOTICES.    Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

    If to the Company prior to the Effective Time, to:

      Universal American Corp.
      6 International Drive
      Rye Brook, New York 10573-1068
      Attention: Tony Wolk
      Facsimile: (914) 934-2949
      E-Mail Address: twolk@universalamerican.com

    with copies (which shall not constitute notice) to:

      Paul, Weiss, Rifkind, Wharton & Garrison LLP
      1285 Avenue of the Americas
      New York, NY 10019-6064
      Attention: Robert B. Schumer
                         David R. Sicular
                         Ariel J. Deckelbaum
      Facsimile: (212) 757-3990
      E-Mail Address: rschumer@paulweiss.com
                                                               dsicular@paulweiss.com
                                                               ajdeckelbaum@paulweiss.com

      CVS Caremark Corporation
      1 CVS Drive
      Woonsocket, Rhode Island 028295
      Attention: Douglas Sgarro
      Facsimile: (401) 770-5415
      E-Mail Address: dasgarro@cvs.com

      Davis Polk & Wardwell LLP
      450 Lexington Avenue
      New York, New York 10017
      Attention: Louis Goldberg
      Facsimile: 212-701-5539
      E-Mail Address: louis.goldberg@davispolk.com

    If to Parent or to the Company from and after the Effective Time, to:

      CVS Caremark Corporation
      1 CVS Drive
      Woonsocket, Rhode Island 028295
      Attention: Douglas Sgarro
      Facsimile: (401) 770-5415
      E-Mail Address: dasgarro@cvs.com

    with a copy (which shall not constitute notice) to:

      Davis Polk & Wardwell LLP
      450 Lexington Avenue
      New York, New York 10017
      Attention: Louis Goldberg
      Facsimile: 212-701-5539
      E-Mail Address: louis.goldberg@davispolk.com

    If to Newco, to:

      Ulysses Spin Corp.
      c/o Universal American Corp.
      6 International Drive
      Rye Brook, New York 10573-1068
      Attention: Tony Wolk
      Facsimile: (914) 934-2949
      E-Mail Address: twolk@universalamerican.com

    with a copy (which shall not constitute notice) to:

      Paul, Weiss, Rifkind, Wharton & Garrison LLP
      1285 Avenue of the Americas
      New York, NY 10019-6064
      Attention: Robert B. Schumer
                         David R. Sicular
                         Ariel J. Deckelbaum
      Facsimile: (212) 757-3990
      E-Mail Address: rschumer@paulweiss.com
                                                               dsicular@paulweiss.com
                                                               ajdeckelbaum@paulweiss.com

        All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh (7th) Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second (2nd) Business Day after the sending thereof.

        Section 9.4    AMENDMENT; WAIVER.    This Agreement shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns. No party may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties, which such parties may withhold in their absolute discretion. Any purported assignment without such prior written consents shall be void. Any agreement on the part of a party to waive compliance with any of the covenants or conditions contained in this Agreement shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        Section 9.5    ENTIRE AGREEMENT.    This Agreement (and the exhibits hereto), the Merger Agreement, the Separation Agreement, and the Split-Off Agreements contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.

        Section 9.6    CONSOLIDATION, MERGER, ETC.; TERMINATION.    Section 11.05(a) and 11.05(b) of the Separation Agreement shall apply to this Agreement as if fully set forth herein.

        Section 9.7    FURTHER ASSURANCES AND CONSENTS.    In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will use reasonable best efforts to (a) execute and deliver such further instruments and documents and take such other actions as the other Party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement.

        SECTION 9.8    SEVERABILITY.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

        Section 9.9    GOVERNING LAW.    This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York, without regard to conflict of law principles thereof.

        Section 9.10    SUBMISSION TO JURISDICTION; SERVICE.    Each party (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States District Court for the Southern District of New York or any New York State Court sitting in New York City, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.3 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

        Section 9.11    WAIVER OF JURY TRIAL.    Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered and understands the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this SECTION 9.11.

        Section 9.12    COUNTERPARTS; EFFECTIVENESS.    This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement. This Agreement shall become effective when, and only when, each party shall have received a counterpart signed by all of the other parties.

        Section 9.13    THIRD PARTY BENEFICIARIES.    This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right.

        Section 9.14    REMEDIES.    Any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

        Section 9.15    SPECIFIC PERFORMANCE.    The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York or any New York State Court sitting in New York City, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at Law.

        Section 9.16    LIMITATIONS OF LIABILITY.    Notwithstanding anything in this Agreement to the contrary, no Party shall be liable to an Party for any special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar Damages (other than any such Damages awarded to a third party in connection with a Third Party Claim) in excess of compensatory Damages arising in connection with the transactions contemplated by this Agreement or the other Split-Off Agreements

        Section 9.17    INTERPRETATION.    Unless the express context otherwise requires:

        (a)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

        (b)   terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

        (c)   the terms "Dollars" and "$" mean U.S. dollars;

        (d)   references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

        (e)   wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation";

        (f)    references herein to any gender shall include each other gender;

        (g)   references herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 9.17 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

        (h)   references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

        (i)    with respect to the determination of any period of time, (i) the word "from" means "from and including" and the words "to" and "until" each means "to but excluding" and (ii) time is of the essence;

        (j)    the word "or" shall be disjunctive but not exclusive;

        (k)   references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

        (l)    references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

        (m)  the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

        (n)   if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

        Section 9.18    RULES OF CONSTRUCTION.    The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ULYSSES SPIN CORP.
By:	Name: Title:
UNIVERSAL AMERICAN CORP.
By:	Name: Title:
CVS CAREMARK CORPORATION
By:	Name: Title:

Annex F
Pharmacy Benefits Management Agreement

F-1

Annex G
Reinsurance Agreement

G-1

Annex H
Novation Agreement

H-1

Annex I
Newco 2011 Omnibus Equity Award Plan

I-1

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. The certificate of incorporation of Newco provides that, to the fullest extent permitted by applicable law, a director will not be liable to Newco or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, the by-laws of Newco provide that Newco will indemnify each director and officer and may indemnify employees and agents, as determined by the Newco Board, to the fullest extent provided by the laws of the State of Delaware.

        The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and Newco's amended and restated certificate of incorporation and amended and restated by-laws.

        Section 102 of the Delaware General Corporation Law permits the limitation of directors' personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

        Reference is made to Item 22 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

        Newco expects that it will maintain directors' and officers' liability insurance for its officers and directors.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of December 30, 2010, by and among Universal American Corp., CVS Caremark Corporation and Ulysses Merger Sub, L.L.C. (included as Annex A to the proxy statement/prospectus) **
2.2
Separation Agreement, dated as of December 30, 2010, by and among Universal American Corp., Universal American Spin Corp. (formerly known as Ulysses Spin Corp.) and, solely for the limited purposes specified therein, CVS Caremark Corporation (included as Annex B to the proxy statement/prospectus)**
2.3
Amendment to Separation Agreement, dated as of March 8, 2011, by and among Universal American Corp., Universal American Spin Corp. and, solely for the limited purposes specified therein, CVS Caremark Corporation (included as Annex B to the proxy statement/prospectus)
3.1	Form of Amended and Restated Articles of Incorporation of Universal American Spin Corp.*
3.2	Form of Amended and Restated By-laws of Universal American Spin Corp.*
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding legality*
8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding tax matters*
10.1	Form of Transition Services Agreement*
10.2	Form of Tax Matters Agreement (included as Annex E to the proxy statement/prospectus)
10.3	Form of Pharmacy Benefits Management Agreement*
10.4	Form of Reinsurance Agreement*
10.5	Form of Novation Agreement*
10.6	Newco 2011 Omnibus Equity Award Plan*
21.1	List of Subsidiaries of Universal American Spin Corp.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Universal American Corp.
23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in the opinion filed as Exhibit 5.1)*
23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in the opinion filed as Exhibit 8.1)*
99.1	Preliminary Form of Proxy Card for Universal American Corp. Special Meeting of Shareholders

Exhibit Number	Description
99.2	Consent of Goldman, Sachs & Co.

*
To be filed by amendment.

**
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. UAM agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

ITEM 22.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes as follows:

        (1)   that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2)   that every prospectus (i) that is filed pursuant to the immediately preceding paragraph (1) or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        The undersigned registrant hereby undertakes

        (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered here, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rye Brook, New York, on March 9, 2011.

UNIVERSAL AMERICAN SPIN CORP.
By:	/s/ RICHARD A. BARASCH
	Name:	Richard A. Barasch
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD A. BARASCH	President, Chief Executive Officer and Director	March 9, 2011
/s/ ROBERT A. WAEGELEIN	Vice President, Treasurer and Director	March 9, 2011

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of December 30, 2010, by and among Universal American Corp., CVS Caremark Corporation and Ulysses Merger Sub, L.L.C. (included as Annex A to the proxy statement/prospectus) **
2.2
Separation Agreement, dated as of December 30, 2010, by and among Universal American Corp., Universal American Spin Corp. (formerly known as Ulysses Spin Corp.) and, solely for the limited purposes specified therein, CVS Caremark Corporation (included as Annex B to the proxy statement/prospectus)**
2.3
Amendment to Separation Agreement, dated as of March 8, 2011, by and among Universal American Corp., Universal American Spin Corp. and, solely for the limited purposes specified therein, CVS Caremark Corporation (included as Annex B to the proxy statement/prospectus)
3.1	Form of Amended and Restated Articles of Incorporation of Universal American Spin Corp.*
3.2	Form of Amended and Restated By-laws of Universal American Spin Corp.*
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding legality*
8.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding tax matters*
10.1	Form of Transition Services Agreement*
10.2	Form of Tax Matters Agreement (included as Annex E to the proxy statement/prospectus)
10.3	Form of Pharmacy Benefits Management Agreement*
10.4	Form of Reinsurance Agreement*
10.5	Form of Novation Agreement*
10.6	Newco 2011 Omnibus Equity Award Plan*
21.1	List of Subsidiaries of Universal American Spin Corp.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Universal American Corp.
23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in the opinion filed as Exhibit 5.1)*
23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in the opinion filed as Exhibit 8.1)*
99.1	Preliminary Form of Proxy Card for Universal American Corp. Special Meeting of Shareholders
99.2	Consent of Goldman, Sachs & Co.

*
To be filed by amendment.

**
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. UAM agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.